FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207132-05

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JULY 12, 2016, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$621,096,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2016-P4
(Central Index Key number 0001677913)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citigroup Global Markets Realty Corp.

(Central Index Key number 0001541001)

Principal Commercial Capital

(Central Index Key number 0001634437)

Starwood Mortgage Funding V LLC

(Central Index Key number – Not Applicable)

Barclays Bank PLC

(Central Index Key number 0000312070)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-P4

The Commercial Mortgage Pass-Through Certificates, Series 2016-P4 will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties. Such mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th is not a business day, the next business day), commencing in August 2016. The rated final distribution date for the certificates is July 2049.

Classes of Offered Certificates	Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(2)	Pass-Through Rate Description
Class A-1	$24,619,000	[__]%	(5)
Class A-2	$65,384,000	[__]%	(5)
Class A-3	$170,000,000	[__]%	(5)
Class A-4	$201,346,000	[__]%	(5)
Class A-AB	$43,461,000	[__]%	(5)
Class X-A	$553,488,000(6)	[__]%	Variable IO(7)
Class X-B	$34,255,000(6)	[__]%	Variable IO(7)
Class A-S	$48,678,000	[__]%	(5)
Class B	$34,255,000	[__]%	(5)
Class C	$33,353,000	[__]%	(5)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the Series 2016-P4 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2016-P4 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Barclays Capital Inc. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 86.5% of each class of offered certificates and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 13.5% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about July 29, 2016. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from July 1, 2016, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup		Barclays
Co-Lead Managers and Joint Bookrunners

Drexel Hamilton
Co-Manager

July , 2016

CITIGROUP COMMERCIAL MORTGAGE TRUST 2016-P4

Commercial Mortgage Pass-Through Certificates, Series 2016-P4

Washington
1 property
$20,125,000
2.8% of total
Oregon
1 property
$4,125,000
0.6% of total
California
7 properties
$150,797,658
20.9% of total
Arizona
4 properties
$45,185,000
6.3% of total
Colorado
2 properties
$14,425,000
2.0% of total
New Mexico
1 property
$4,800,000
0.7% of total
Texas
2 properties
$26,750,000
3.7% of total
Oklahoma
1 property
$5,950,000
0.8% of total
Minnesota
6 properties
$14,875,731
2.1% of total
Wisconsin
2 properties
$4,869,225
0.7% of total
Illinois
9 properties
$84,045,000
11.7% of total
Michigan
11 properties
$88,092,051
12.2% of total
Pennsylvania
1 property
$29,964,942
4.2% of total
New York
1 property
$13,850,000
1.9% of total
Ohio
2 properties
$8,600,000
1.2% of total
Virginia
2 properties
$21,736,387
3.0% of total
North Carolina
1 property
$11,250,000
1.6% of total
Georgia
2 properties
$30,900,974
4.3% of total
Mississippi
1 property
$3,750,000
0.5% of total
Tennessee
2 properties
$74,650,000
10.4% of total
Kentucky
1 property
$15,050,000
2.1% of total
Florida
4 properties
$47,365,439
6.6% of total
Mortgaged Properties by Property Type
Self Storage 6.7%
Mixed Use 1.8%
Multifamily 6.7%
Industrial 8.8%
Retail 38.3%
Office 18.4%
Hospitality 19.3%
>10.0% of Initial Pool Balance
>5.0 – 10.0% of Initial Pool Balance
>1.0 – 5.0% of Initial Pool Balance
0.5 – 1.0% of Initial Pool Balance

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2016-P4 certificates.

Classes of Certificates	Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support		Initial Pass-Through Rate(2)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(3)	Expected Principal Window(3)
Offered Certificates
Class A-1	$24,619,000		30.000	%(4)	[__]%	(5)	2.74	8/16 - 3/21
Class A-2	$65,384,000		30.000	%(4)	[__]%	(5)	4.76	3/21 - 7/21
Class A-3	$170,000,000		30.000	%(4)	[__]%	(5)	9.74	1/26 - 6/26
Class A-4	$201,346,000		30.000	%(4)	[__]%	(5)	9.88	6/26 - 7/26
Class A-AB	$43,461,000		30.000	%(4)	[__]%	(5)	7.28	7/21 - 1/26
Class X-A	$553,488,000	(6)	N/A		[__]%	Variable IO(7)	N/A	N/A
Class X-B	$34,255,000	(6)	N/A		[__]%	Variable IO(7)	N/A	N/A
Class A-S	$48,678,000		23.250%		[__]%	(5)	9.95	7/26 - 7/26
Class B	$34,255,000		18.500%		[__]%	(5)	9.95	7/26 - 7/26
Class C	$33,353,000		13.875%		[__]%	(5)	9.95	7/26 - 7/26

Non-Offered Certificates
Class X-C	$73,918,000	(6)	N/A		[__]%	Variable IO(7)	N/A	N/A
Class D	$40,565,000		8.250%		[__]%	(5)	9.95	7/26 - 7/26
Class E	$18,931,000		5.625%		[__]%	(5)	9.95	7/26 - 7/26
Class F	$8,113,000		4.500%		[__]%	(5)	9.95	7/26 - 7/26
Class G	$7,211,000		3.500%		[__]%	(5)	9.95	7/26 - 7/26
Class H	$25,241,406		0.000%		[__]%	(5)	9.95	7/26 - 7/26
Class R(8)	N/A		N/A		N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	Approximate per annum rate as of the closing date.

(3)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for each mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(4)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate.

(5)	For any distribution date, the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates will each be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%.

(6)	The Class X-A, Class X-B and Class X-C certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on the Class X-A, Class X-B and Class X-C certificates at their respective pass-through rates based upon their respective notional amounts. The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates from time to time. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates from time to time. The notional amount of the Class X-C certificates will be equal to the aggregate of the certificate balances of the Class C and Class D certificates from time to time.

(7)	The pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates, as described in this prospectus. The pass-through rate on the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates, as described in this prospectus. The pass-through rate on the Class X-C certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class C and Class D certificates, as described in this prospectus.

(8)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate or rating. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-C, Class D, Class E, Class F, Class G, Class H and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Summary of Terms	15
Risk Factors	61
The Offered Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	61
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	62
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	62
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	66
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	67
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	67
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	67
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	68
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	69
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	72
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	73
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA
Eligibility; Ratings May Be Downgraded	74
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	76
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	76
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	77
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	77
Historical Information Regarding the Mortgage Loans May Be Limited	78
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	78
Static Pool Data Would Not Be Indicative of the Performance of This Pool	78
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	79
A Tenant Concentration May Result in Increased Losses	79
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	79
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	80
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	80
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	80
Early Lease Termination Options May Reduce Cash Flow	81
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	81
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	81
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	81
Concentrations Based on Property Type, Geography, Related Borrowers and

Other Factors May Disproportionately Increase Losses	82
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	83
The Types of Properties That Secure the Mortgage Loans Present Special Risks	89
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	105
Changes in Pool Composition Will Change the Nature of Your Investment	107
Tenancies-in-Common May Hinder Recovery	108
Risks Relating to Enforceability of Cross-Collateralization Arrangements	108
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	109
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	109
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	109
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	111
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	112
Appraisals May Not Reflect Current or Future Market Value of Each Property	113
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	114
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	114
Increases in Real Estate Taxes May Reduce Available Funds	115
Risks Relating to Tax Credits	115
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	115
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	115
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	116
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on an Actual Ownership Interest in a Real Property	117
Leased Fee Properties Have Special Risks	118
Risks Related to Zoning Non-Compliance and Use Restrictions	118
Risks Relating to Inspections of Properties	119
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	119
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	119
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	120
Terrorism Insurance May Not Be Available for All Mortgaged Properties	121
Risks Associated with Blanket Insurance Policies or Self-Insurance	122
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	122
The Borrower’s Form of Entity May Cause Special Risks	124
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	127
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	128
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	128
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	128
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	129
Risks Relating to Shari’ah Compliant Loans	130

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	130
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	131
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	133
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	134
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	135
Potential Conflicts of Interest of the Operating Advisor	135
Potential Conflicts of Interest of the Asset Representations Reviewer	136
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	136
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	137
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	138
Other Potential Conflicts of Interest May Affect Your Investment	139
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	139
The Servicing of Each of the Servicing Shift Loan Combinations and the Embassy Suites Lake Buena Vista Loan Combination Will Shift to Other Servicers	141
The Controlling Pari Passu Companion Loan for the Opry Mills Loan Combination Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized	142
Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	142
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	143
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	144
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	144
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	145
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	145
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	146
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	146
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	147
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	148
State, Local and Other Tax Considerations	149
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	149
Description of the Mortgage Pool	151
General	151
Certain Calculations and Definitions	153
Statistical Characteristics of the Mortgage Loans	162
Delinquency Information	173
Environmental Considerations	173
Litigation Considerations	176
Redevelopment, Expansion and Renovation	177
Assessment of Property Value and Condition	179
Default History, Bankruptcy Issues and Other Proceedings	179
Tenant Issues	181
Insurance Considerations	193
Zoning and Use Restrictions	194
Appraised Value	195
Non-Recourse Carveout Limitations	195
Real Estate and Other Tax Considerations	197

Certain Terms of the Mortgage Loans	198
Additional Indebtedness	209
The Loan Combinations	214
Additional Mortgage Loan Information	268
Transaction Parties	269
The Sponsors and the Mortgage Loan Sellers	269
Compensation of the Sponsors	284
The Originators	284
The Depositor	301
The Issuing Entity	302
The Trustee	303
The Certificate Administrator	305
Servicers	306
The Operating Advisor and the Asset Representations Reviewer	322
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	323
Description of the Certificates	327
General	327
Distributions	328
Allocation of Yield Maintenance Charges and Prepayment Premiums	340
Assumed Final Distribution Date; Rated Final Distribution Date	341
Prepayment Interest Shortfalls	341
Subordination; Allocation of Realized Losses	342
Reports to Certificateholders; Certain Available Information	344
Voting Rights	353
Delivery, Form, Transfer and Denomination	353
Certificateholder Communication	356
The Mortgage Loan Purchase Agreements	357
Sale of Mortgage Loans; Mortgage File Delivery	357
Representations and Warranties	361
Cures, Repurchases and Substitutions	362
Dispute Resolution Provisions	366
Asset Review Obligations	366
The Pooling and Servicing Agreement	367
General	367
Certain Considerations Regarding the Outside Serviced Loan Combinations	370
Assignment of the Mortgage Loans	371
Servicing of the Mortgage Loans	372
Subservicing	377
Advances	378
Accounts	382
Withdrawals from the Collection Account	384
Application of Loss of Value Payments	385
Servicing and Other Compensation and Payment of Expenses	386
Application of Penalty Charges and Modification Fees	399
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	399
Appraisal Reduction Amounts	401
Inspections	406
Evidence as to Compliance	406
Limitation on Liability; Indemnification	407
Servicer Termination Events	411
Rights Upon Servicer Termination Event	412
Waivers of Servicer Termination Events	414
Termination of the Special Servicer Without Cause	414
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	416
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	417
Amendment	419
Realization Upon Mortgage Loans	420
Directing Holder	427
Operating Advisor	434
Asset Status Reports	440
The Asset Representations Reviewer	442
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	449
Dispute Resolution Provisions	450
Rating Agency Confirmations	453
Termination; Retirement of Certificates	454
Optional Termination; Optional Mortgage Loan Purchase	455
Servicing of the Outside Serviced Mortgage Loans	455
Use of Proceeds	472
Yield, Prepayment and Maturity Considerations	472
Yield	472
Yield on the Class X-A and Class X-B Certificates	475
Weighted Average Life of the Offered Certificates	475
Price/Yield Tables	479
Material Federal Income Tax Consequences	483
General	483
Qualification as a REMIC	483
Status of Offered Certificates	485
Taxation of the Regular Interests	485
Taxes That May Be Imposed on a REMIC	491
Bipartisan Budget Act of 2015	492
Taxation of Certain Foreign Investors	492
FATCA	493
Backup Withholding	493
Information Reporting	493
3.8% Medicare Tax on “Net Investment Income”	494
Reporting Requirements	494

Tax Return Disclosure and Investor List Requirements	494
Certain State, Local and Other Tax Considerations	495
ERISA Considerations	495
General	495
Plan Asset Regulations	497
Prohibited Transaction Exemptions	498
Underwriter Exemption	498
Exempt Plans	501
Insurance Company General Accounts	501
Ineligible Purchasers	502
Further Warnings	502
Consultation with Counsel	503
Tax Exempt Investors	503
Legal Investment	503
Certain Legal Aspects of the Mortgage Loans	504
General	506
Types of Mortgage Instruments	506
Installment Contracts	507
Leases and Rents	507
Personalty	508
Foreclosure	508
Bankruptcy Issues	513
Environmental Considerations	520
Due-On-Sale and Due-On-Encumbrance Provisions	523
Junior Liens; Rights of Holders of Senior Liens	523
Subordinate Financing	524
Default Interest and Limitations on Prepayments	524
Applicability of Usury Laws	524
Americans with Disabilities Act	525
Servicemembers Civil Relief Act	525
Anti-Money Laundering, Economic Sanctions and Bribery	525
Potential Forfeiture of Assets	526
Ratings	526
Plan of Distribution (Underwriter Conflicts of Interest)	529
Incorporation of Certain Information by Reference	531
Where You Can Find More Information	531
Financial Information	531
Legal Matters	531
Index of Certain Defined Terms	532

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■     This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

•	the “Certificate Summary” commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates; and

•	the “Summary of Terms” commencing on page 15 of this prospectus, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” commencing on page 61 of this prospectus describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms” commencing on page 532 of this prospectus.

■      In this prospectus:

•	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

•	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF certificates. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE OFFERED CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING THE 2010 PD AMENDING DIRECTIVE), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE, AND THE EXPRESSION “2010 PD AMENDING DIRECTIVE” MEANS DIRECTIVE 2010/73/EU.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, with effect from and including the date on which the prospectus directive is implemented in that relevant member state, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A), (B) AND (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION “AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY CERTIFICATE THAT IS OFFERED IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM and by any means of SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO decide TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES

WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED ON FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND

REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

•	economic conditions and industry competition,

•	political and/or social conditions, and

•	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2016-P4, Commercial Mortgage Pass-Through Certificates, Series 2016-P4.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Citigroup Commercial Mortgage Trust 2016-P4, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of July 1, 2016, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

• Citigroup Global Markets Realty Corp., a New York corporation (25 mortgage loans representing approximately 58.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

• Macquarie US Trading LLC d/b/a Principal Commercial Capital, a Delaware limited liability company (4 mortgage loans representing approximately 14.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

• Starwood Mortgage Funding V LLC, a Delaware limited liability company (10 mortgage loans representing approximately 13.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date); and

• Barclays Bank PLC, a public limited company registered in England and Wales (6 mortgage loans representing approximately 13.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Citigroup Global Markets Realty Corp.(1)(2)(3)(4)	Citigroup Global Markets Realty Corp.(1)(2)(3)(4)	25	$424,489,526	58.9%
Starwood Mortgage Capital LLC	Starwood Mortgage Funding V LLC	10	97,996,308	13.6
Barclays Bank PLC	Barclays Bank PLC	6	97,021,573	13.5
Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	3	84,050,000	11.7
Macquarie Investments US Inc. d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	1	17,600,000	2.4
	Total	45	$721,157,407	100.0%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Opry Mills (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 9.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and JPMorgan Chase Bank, National Association.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 8.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and UBS Real Estate Securities Inc.

(3)	The mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife and Fed Ex Boulder (each of which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 2.0%, 1.6%, 2.8% and 1.3%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a separate loan combination that was co-originated by Citigroup Global Markets Realty Corp. and Bank of America, N.A. The loan combinations relating to the mortgaged properties identified on Annex A to this prospectus as Fed Ex Atlanta and Fed Ex West Palm Beach are cross-collateralized and cross-defaulted.

(4)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Marriott Savannah Riverfront (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and Cantor Commercial Real Estate Lending, L.P.

(5)	Principal Commercial Capital is the lending platform jointly formed by Macquarie US Trading LLC and Principal Real Estate Investors, LLC to originate and securitize commercial mortgage loans.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—The Mortgage Pool—The Loan Combinations” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC-A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC-D1086-120, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

Any mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are serviced under the pooling and servicing agreement are referred to as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate pooling and servicing agreement, trust and servicing agreement and/or other servicing arrangement (in any such case, an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife and Fed Ex Boulder, respectively, are each part of a separate loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, in the case of each of those loan combinations, upon the inclusion of a designated companion loan in a future securitization transaction, the servicing of the subject loan combination will shift to the pooling and servicing agreement, trust and servicing agreement or other servicing arrangement (i.e., the outside servicing agreement) governing that future securitization transaction. Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related loan combination will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after the related shift in servicing occurs. Each such mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—The Mortgage Pool—The Loan Combinations” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	CWCapital Asset Management LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) in certain circumstances, reviewing, evaluating, and providing or withholding consent as to certain major decisions and other transactions relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

CWCapital Asset Management LLC was selected to be the initial special servicer by Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate), which is expected to purchase the Class E, Class F, Class G and Class H certificates (and may purchase certain other classes of certificates) on the closing date, thereby becoming the initial controlling class certificateholder and the initial directing holder with respect to the serviced loans other than (x) any serviced loan combination as to which the controlling note is held outside the issuing entity, and (y) any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—The Mortgage Pool—The Loan Combinations”. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Significant Primary Servicers	Principal Global Investors, LLC, a Delaware limited liability company, will act as primary servicer and perform most servicing duties of the master servicer (or, with respect to the Marriott Midwest Portfolio mortgage loan, of the outside servicer for the CGCMT 2016-P3 securitization) other than making advances, with respect to all of the mortgage loans to be sold to the depositor by Macquarie US Trading LLC d/b/a Principal Commercial Capital, representing approximately 14.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. See “Transaction Parties—Servicers—The PCC Mortgage Loans Primary Servicer” in this prospectus.

Berkadia Commercial Mortgage LLC, a Delaware limited liability company, will act as primary servicer and perform most servicing duties of the master servicer, other than making advances, with respect to seven (7) mortgage loans to be sold to the depositor by Citigroup Global Markets Realty Corp, representing approximately 11.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

The master servicer (or related outside servicer, in the case of the Marriott Midwest Portfolio mortgage loan) will be responsible to pay the fees of each primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.

Trustee and Custodian	Deutsche Bank Trust Company Americas, a New York banking corporation, will act as trustee and as custodian. The corporate trust office of the trustee is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2016-P4. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift, the trustee of the securitization of the related pari passu companion loan will become the mortgagee of record. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustees(s) and custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—The Mortgage Pool—The Loan Combinations” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2016-P4, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2016-P4. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. Following the occurrence and continuance of certain trigger events, the operating advisor will have the following rights and duties with respect to the serviced mortgage loans: (i) certain review and reporting responsibilities with respect to the performance of the special servicer; (ii) certain non-binding consultation rights with the special servicer regarding major decisions on specially serviced loans; and (iii) in certain circumstances, the right to recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special
Servicers, Outside Trustees
and Outside Custodians	The following loan combinations will or are expected to constitute the “outside serviced loan combinations” and will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement and/or other servicing arrangement governing the securitization of a related companion loan by the parties thereto, as described below:

	(i)	the loan combination secured by the mortgaged property identified on Annex A to this prospectus as Opry Mills is expected to be serviced and administered pursuant to the pooling and servicing agreement (the “JPMCC 2016-JP2 pooling and servicing agreement”) for the commercial mortgage securitization transaction (the “JPMCC 2016-JP2 Securitization”) involving the issuance of the JPMCC Commercial Mortgage Securities Trust 2016-JP2, Commercial Mortgage Pass-Through Certificates, Series 2016-JP2, expected to be entered into (on the same day as the closing date for this securitization transaction) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer, Wells Fargo Bank, National Association, as certificate administrator, and Wilmington Trust, National Association, as trustee (provided, however, if the Opry Mills controlling pari passu companion loan is not securitized on the closing date, then the Opry Mills loan combination will be a servicing shift loan combination that is initially serviced and administered under the pooling and servicing agreement for this securitization transaction by the parties thereto until the occurrence of the securitization of the Opry Mills controlling pari passu companion loan);

	(ii)	each of the loan combinations secured by the mortgaged properties identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa, Marriott Savannah Riverfront, 247 Bedford Avenue and, prior to the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, Embassy Suites Lake Buena Vista, respectively, is being serviced and administered pursuant to the pooling and servicing agreement (the “CGCMT 2016-C1 pooling and servicing agreement”) for the commercial mortgage securitization transaction (the “CGCMT 2016-C1 securitization”) involving the issuance of the Citigroup

Commercial Mortgage Trust 2016-C1, Commercial Mortgage Pass-Through Certificates, Series 2016-C1, dated as of May 1, 2016, between Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, Citibank, N.A., as certificate administrator, and Deutsche Bank Trust Company Americas, as trustee. However, solely in the case of the loan combination secured by the Embassy Suites Lake Buena Vista mortgaged property, following the securitization of the related controlling pari passu companion loan, it is expected that such loan combination will be serviced under the pooling and servicing agreement, trust and servicing agreement or other servicing arrangement governing the securitization of the related controlling pari passu companion loan. The parties to the outside servicing agreement that will govern the servicing of the Embassy Suites Lake Buena Vista loan combination following the securitization of the Embassy Suites Lake Buena Vista pari passu companion loan that is evidenced by the controlling note A-1-A (the “Embassy Suites Lake Buena Vista controlling pari passu companion loan”) have not yet been definitively identified;

(iii)	the loan combination secured by the portfolio of mortgaged properties identified on Annex A to this prospectus as Marriott Midwest Portfolio is being serviced and administered pursuant to the pooling and servicing agreement (the “CGCMT 2016-P3 pooling and servicing agreement”) for the commercial mortgage securitization transaction (the “CGCMT 2016-P3 securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-P3, Commercial Mortgage Pass-Through Certificates, Series 2016-P3, dated as of April 1, 2016, between Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, C-III Asset Management LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, Citibank, N.A., as certificate administrator, and Wilmington Trust, National Association, as trustee;

(iv)	the loan combination secured by the mortgaged property identified on Annex A to this prospectus as Park Place is being serviced and administered pursuant to the pooling and servicing agreement (the “CGCMT 2016-GC36 pooling and servicing agreement”) for the commercial mortgage securitization transaction (the “CGCMT 2016-GC36 securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-GC36, Commercial Mortgage Pass-Through Certificates, Series 2016-GC36, dated as of February 1, 2016, between Citigroup Commercial Mortgage Securities Inc., as depositor, KeyBank National Association, as master servicer, Wells Fargo Bank, National Association, as special servicer and as certificate administrator, Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer, and Wilmington Trust, National Association, as trustee; and

(v)	in the case of each of the Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife and Fed Ex Boulder loan combinations (which are servicing shift loan combinations that are initially being serviced and administered under the pooling and servicing agreement for this securitization transaction by the parties thereto), from and after the inclusion of the related controlling pari passu companion loan in a future securitization, the subject loan combination will be serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement or other servicing arrangement governing that future securitization transaction, which agreement or other arrangement is expected to include as parties thereto a master servicer, a special servicer, an operating advisor, a trustee and a custodian (or a party performing custodial duties), none of which have been definitively identified (and, in the case of the Fed Ex Atlanta and Fed Ex West Palm Beach loan combinations, which are cross-collateralized and cross-defaulted with each other, the related co-lender agreements require that for so long as such loan combinations remain cross-collateralized and cross-defaulted with each other, they are to be serviced and administered pursuant to the same servicing agreement by the same servicer and special servicer).

Each of the pooling and servicing agreements, trust and servicing agreements and/or other servicing arrangements identified or referred to in clauses (i) through (v) above is referred to in this prospectus as an “outside servicing agreement”; each master servicer identified or referred to in clauses (i) through (v) above or its permitted successor is referred to in this prospectus as an “outside servicer”; each special servicer identified or referred to in clauses (i) through (v) above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each trustee identified or referred to in clauses (i) through (v) above or its permitted successor is referred to in this prospectus as an “outside trustee”; each operating advisor identified or referred to in clauses (i) through (v) above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each custodian (or other party performing custodial duties) identified or referred to in clauses (i) through (v) above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class
Representative	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination under the pooling and servicing agreement will be:

• with respect to any such mortgage loan (other than an excluded mortgage loan) or loan combination (other than any serviced loan combination as to which the controlling note is held outside the issuing entity), the controlling class representative; and

• with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by more than 50% of the controlling class certificateholders (by certificate balance). No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under a mortgage loan or a manager of a mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

In general, the controlling class is the most subordinate class of the Class E, Class F, Class G and Class H certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class, that is equal to or greater than 25% of the initial certificate balance of that class of certificates, or if no such class meets the preceding requirement, then the Class E certificates will be the controlling class. The controlling class as of the closing date will be the Class H certificates. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

With respect to the serviced mortgage loans (other than an excluded mortgage loan) and serviced loan combinations (other than any serviced outside controlled loan combinations), prior to the occurrence of certain appraisal or other trigger events:

• the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

• the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the pooling and servicing agreement, trust and servicing agreement and/or comparable agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

A “control termination event” will either (a) occur when none of the classes of Class E, Class F, Class G and Class H certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the aggregate certificate balance of each class of certificates (other than the classes of Class E, Class F, Class G and Class H certificates) (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of Class E, Class F, Class G and Class H certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amounts, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the aggregate certificate balance of each class of certificates (other than the classes of Class E, Class F, Class G and Class H certificates) (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E certificates are the controlling class certificates, the holder of more than 50% of the controlling class certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate) is expected, on the closing date, (i) to purchase the Class E, Class F, Class G and Class H certificates, and (ii) to be the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced outside controlled loan combination, with respect to which the initial directing holder will be the holder of the related controlling companion loan, and (y) any excluded mortgage loan).

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, each of the Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife and Fed Ex Boulder loan combinations, each of which is a servicing shift loan combination, will be a serviced outside controlled loan combination and, in each such case, after the related shift in servicing occurs, the subject servicing shift loan combination will be an outside serviced loan combination.

With respect to any subordinate companion loan that is part of a serviced loan combination, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control or consultation rights under the related co-lender agreement, the controlling class representative (as directing holder) will generally have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity identified in the table titled “Outside Serviced Mortgage Loans Summary” under “—The Mortgage Pool—The Loan Combinations” below is the initial controlling class representative (or equivalent entity) (referred to as an “outside controlling class representative”) under the pooling and servicing agreement, trust and servicing agreement and/or other servicing arrangement for the indicated transaction or other directing holder for the related outside serviced loan combination, and such entity will have certain consent and consultation rights and special servicer replacement rights with respect to the related outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Significant Affiliations
and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

	•	serve in multiple capacities with respect to this securitization transaction;

	•	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

	•	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer with respect to any securitization involving a companion loan in an outside serviced loan combination; or

	•	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer with respect to any securitization involving a companion loan in an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

•	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Warehouse Financing Arrangements”);

•	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

•	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim and Other Custodial Arrangements”);

•	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

•	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combination and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in July 2016 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to July 2016, the date that would have been its due date in July 2016 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about July 29, 2016.

Distribution Date	The 4th business day following the related determination date of each month, beginning in August 2016.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day following such 6th day, beginning in August 2016.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in August 2016, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	March 2021
	Class A-2	July 2021
	Class A-3	June 2026
	Class A-4	July 2026
	Class A-AB	January 2026
	Class X-A	July 2026
	Class X-B	July 2026
	Class A-S	July 2026
	Class B	July 2026
	Class C	July 2026

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of each class of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in July 2049.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The Certificates

The Offered Certificates

A.	General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2016-P4:

		•	Class A-1

		•	Class A-2

		•	Class A-3

		•	Class A-4

		•	Class A-AB

		•	Class X-A

		•	Class X-B

		•	Class A-S

		•	Class B

		•	Class C

The Series 2016-P4 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: Class X-C, Class D, Class E, Class F, Class G, Class H and Class R certificates.

B.	Certificate Balances
	or Notional Amounts	Subject to the discussion in the following paragraph, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, which certificate balance (or notional amount) may vary up to 5% on the closing date.

The aggregate certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C.	Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

For any distribution date, the pass-through rate with respect to each class of offered certificates (other than the Class X-A and Class X-B certificates) will be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%.

The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates as described in this prospectus.

The pass-through rate of the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

• the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

• with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D.	Servicing and
	Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00500% to 0.07940% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) servicing shift mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of the servicing shift mortgage loans, set forth in the related outside servicing agreements). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to each servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
Opry Mills	Outside Serviced	0.00250%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month(4)	1.0%(4)	1.0%(4)
Hyatt Regency Huntington Beach Resort & Spa	Outside Serviced	0.00250%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month	1.0%	1.0%
Marriott Midwest Portfolio	Outside Serviced	0.01000%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month	1.0%	1.0%
Fed Ex Atlanta	Servicing Shift	0.00250%	No greater than 0.25% per annum(5)(6)	1.0%(5)(6)	1.0%(5)(6)
Fed Ex West Palm Beach	Servicing Shift	0.00250%	No greater than 0.25% per annum(5)(6)	1.0%(5)(6)	1.0%(5)(6)
Fed Ex Fife	Servicing Shift	0.00250%	No greater than 0.25% per annum(5)(6)	1.0%(5)(6)	1.0%(5)(6)
Marriott Savannah Riverfront	Outside Serviced	0.00250%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month	1.0%	1.0%
Embassy Suites Lake Buena Vista	Outside Serviced(7)	0.00250%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month(7)	1.0%(7)	1.0%(7)
247 Bedford Avenue	Outside Serviced	0.00250%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month	1.0%	1.0%
Park Place	Outside Serviced	0.02000%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month	1.0%	1.0%
Fed Ex Boulder	Servicing Shift	0.00250%	No greater than 0.25% per annum(5)(6)	1.0%(5)(6)	1.0%(5)(6)

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. Until the occurrence of the securitization of the related controlling note, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

(4)	In general, based solely on a publicly available preliminary prospectus for the JPMCC 2016-JP2 securitization and/or the related co-lender agreement.

(5)	Prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization transaction. Following the occurrence of the related shift in servicing, any outside special servicing fees, outside workout fees and outside liquidation fees set forth in the table above are those to be applicable under the related future outside servicing agreement, as set forth in the related co-lender agreement.

(6)	According to the related co-lender agreement, the fees stated in the table above will be subject to any market minimum special servicing fees and offsets set forth in the related future outside servicing agreement.

(7)	The fees specified are those set forth in the CGCMT 2016-C1 pooling and servicing agreement. However, servicing of the Embassy Suites Lake Buena Vista mortgage loan will shift from the CGCMT 2016-C1 pooling and servicing agreement to a future pooling and servicing agreement, trust and servicing agreement or other servicing arrangement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the pooling and servicing agreement, trust and servicing agreement or other servicing arrangement governing the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is contributed; provided that such fees are subject to the parameters set forth in the related co-lender agreement as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading). The Embassy Suites Lake Buena Vista mortgage loan is treated as an outside serviced mortgage loan rather than a servicing shift mortgage loan because the current servicing agreement is, and any future servicing agreement will be, an outside servicing agreement.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of (i) 0.00200% per annum with respect to each mortgage loan other than the mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Esplanade I, 401 South State Street and Swedesford Office, respectively, (ii) 0.00680% per annum with respect to the Esplanade I mortgage loan, (iii) 0.00830% per annum with respect to the 401 South State Street mortgage loan, and (iv) 0.00870% per annum with respect to the Swedesford Office mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00035%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00680% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

Also, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A.	Amount and Order of
	Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, and (ii) any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of funds allocable to principal received or advanced on the mortgage loans:

		(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

		(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

		(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

		(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

		(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

		(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: to pay amounts on the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: to pay amounts on the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C and Class X-C certificates: to pay amounts on the Class C and Class X-C certificates as follows: (a) to interest on the Class C and Class X-C certificates in the amount of, and pro rata in accordance with, their respective interest entitlements; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates (other than the Class X-C certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B.	Interest and Principal
	Entitlements	A description of the interest entitlement of each class of interest-bearing certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C.	Yield Maintenance Charges and
	Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D.	Subordination, Allocation of
	Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows entitlement to receive principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates). Among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates, payment rights of certain classes will be more particularly described in “Description of the Certificates—Distributions” in this prospectus. It also shows the manner in which mortgage loan losses are allocated in ascending order (beginning with certain Series 2016-P4 certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class R, Class X-A, Class X-B or Class X-C certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B certificates) and the Class X-C certificates (to the extent such losses are allocated to the Class C or Class D certificates), and, therefore, the amount of interest they accrue.

* Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B and Class X-C certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B and Class X-C certificates, in each case, to the extent such losses reduce the certificate balance of a related class of principal balance certificates.

** Other than the Class X-C and Class R certificates.

Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E.	Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

		•	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

		•	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer to the extent not paid by the related sponsor;

		•	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by late payment charges or default interest paid by the related borrower);

		•	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

		•	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to the outside pooling and servicing agreement;

		•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

		•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the interest-bearing certificates, on a pro rata basis, to reduce the amount of the interest payment on such classes of certificates. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A.	Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. The special servicer will have no obligation to make any principal or interest advances.

B.	Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may in its sole discretion elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C.	Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from default interest or late payments on the mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 45 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $721,157,407. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 22 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Fee Simple / Leasehold	Sixty (60) mortgaged properties, collectively securing approximately 92.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Three (3) mortgaged properties, collectively securing approximately 5.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

One (1) mortgaged property, securing approximately 2.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Fourteen (14) mortgage loans, collectively representing approximately 51.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

• If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a

“pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

•	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

•	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller	Mortgage Loan Cut- off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance(1)	Loan Combination Cut-off Date Balance	Holder(s) of Companion Loan(s)(1)(2)	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N) / If no, Identity of Controlling Note and Controlling Note Holder

Opry Mills	CGMRC	$70,000,000	9.7%	$305,000,000	$375,000,000	Various	Outside Serviced(3)	N / Note A-1 / JPMCC 2016-JP2(4)
Hyatt Regency Huntington Beach Resort & Spa	CGMRC	$60,000,000	8.3%	$140,000,000	$200,000,000	Various	Outside Serviced	N / Note A-1-1 / CGCMT 2016-C1
Esplanade I	Principal Commercial Capital	$41,500,000	5.8%	$27,000,000	$68,500,000	Principal Commercial Capital	Serviced	Y
401 South State Street	CGMRC	$32,000,000	4.4%	$15,760,000	$47,760,000	CGMRC	Serviced	Y
Swedesford Office	Barclays	$29,964,942	4.2%	$20,476,044	$50,440,986	Barclays	Serviced	Y
Marriott Midwest Portfolio	Principal Commercial Capital	$27,500,000	3.8%	$55,000,000	$82,500,000	CGCMT 2016-P3	Outside Serviced	N / Note A-1 / CGCMT 2016-P3
Fed Ex Atlanta(5)	CGMRC	$14,200,000	2.0%	$14,200,000	$28,400,000	Bank of America, N.A.	Servicing Shift	N / Note A-1 / Bank of America, N.A.
Fed Ex West Palm Beach(5)	CGMRC	$11,837,500	1.6%	$11,837,500	$23,675,000	Bank of America, N.A.	Servicing Shift	N / Note A-1 / Bank of America, N.A.
Fed Ex Fife	CGMRC	$20,125,000	2.8%	$20,125,000	$40,250,000	Bank of America, N.A.	Servicing Shift	N / Note A-1 / Bank of America, N.A.
Marriott Savannah Riverfront	CGMRC	$16,700,974	2.3%	$56,583,896	$73,284,870	Various	Outside Serviced	N / Note A-1-1 / CGCMT 2016-C1
Embassy Suites Lake Buena Vista	SMF V	$13,971,308	1.9%	$27,942,615	$41,913,923	Various	Outside Serviced	N / Note A-1-A / Starwood Mortgage Funding VI LLC
247 Bedford Avenue	CGMRC	$13,850,000	1.9%	$17,150,000	$31,000,000	CGCMT 2016-C1	Outside Serviced	N / Note A-1 / CGCMT 2016-C1
Park Place	CGMRC	$11,000,000	1.5%	$82,000,000	$93,000,000	Various	Outside Serviced	N / Note A-1 / CGCMT 2016-GC36
Fed Ex Boulder	CGMRC	$9,225,000	1.3%	$9,225,000	$18,450,000	Bank of America, N.A.	Servicing Shift	N / Note A-1 / Bank of America, N.A.

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related pari passu companion loans and the identity of the holders thereof.

(2)	With respect to each loan combination, any related unsecuritized pari passu companion loan may be further split, modified and reissued (prior to its inclusion in a securitization transaction) as multiple pari passu companion loans, subject to the terms of the related co-lender agreement

(including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

(3)	The Opry Mills loan combination is presented throughout this prospectus as an outside serviced loan combination (given that the anticipated closing date for the securitization of the Opry Mills controlling pari passu companion loan is the same as the anticipated closing date for this securitization transaction). However, if the Opry Mills controlling pari passu companion loan is not securitized on or prior to the closing date for this securitization transaction, then the Opry Mills loan combination will be a servicing shift loan combination and will initially be serviced and administered under the pooling and servicing agreement for this securitization transaction until the occurrence of the securitization of the Opry Mills controlling pari passu companion loan, at which time the Opry Mills loan combination will become an outside serviced loan combination and will be serviced and administered under the pooling and servicing agreement for such securitization.

(4)	In the event that that the Opry Mills controlling pari passu companion loan is not securitized on or prior to the closing date for this securitization transaction, then the controlling note holder is expected to be JPMorgan Chase Bank, National Association until the occurrence of the securitization of the Opry Mills controlling pari passu companion loan.

(5)	The Fed Ex Atlanta loan combination and the Fed Ex West Palm Beach loan combination are cross-collateralized and cross-defaulted.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

Each of the Esplanade I loan combination, the 401 South State Street loan combination and the Swedesford Office loan combination will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction.

Each servicing shift mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and outside special servicer pursuant to an outside servicing agreement governing that future securitization transaction.

The outside serviced mortgage loans (including any servicing shift mortgage loan that becomes an outside serviced mortgage loan) will be serviced and administered pursuant to a pooling and servicing agreement, trust and servicing agreement and/or other servicing arrangement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the mortgage loans that, as of the closing date, will be outside serviced mortgage loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller	Outside Servicing Agreement	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Certificate Administrator	Outside Custodian	Initial Outside Controlling Class Representative(2)
Opry Mills	CGMRC	JPMCC 2016-JP2(3)	9.7%	Wells Fargo Bank, National Association(3)	LNR Partners, LLC(3)	Wilmington Trust, National Association(3)	Wells Fargo Bank, National Association(3)	Wells Fargo Bank, National Association(3)	LNR Securities Holdings, LLC(3)
Hyatt Regency Huntington Beach Resort & Spa	CGMRC	CGCMT 2016-C1	8.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Citibank, N.A.	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco II, L.P.
Marriott Midwest Portfolio	Principal Commercial Capital	CGCMT 2016-P3	3.8%	Wells Fargo Bank, National Association	C-III Asset Management LLC	Wilmington Trust, National Association	Citibank, N.A.	Citibank, N.A.	Raith Capital Partners, LLC
Fed Ex Atlanta	CGMRC	(4)	2.0%	(4)	(4)	(4)	(4)	(4)	(5)
Fed Ex West Palm Beach	CGMRC	(4)	1.6%	(4)	(4)	(4)	(4)	(4)	(5)
Fed Ex Fife	CGMRC	(4)	2.8%	(4)	(4)	(4)	(4)	(4)	(5)
Marriott Savannah Riverfront	CGMRC	CGCMT 2016-C1	2.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Citibank, N.A.	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco II, L.P.
Embassy Suites Lake Buena Vista	SMF V	CGCMT 2016-C1(6)	1.9%	Wells Fargo Bank, National Association(6)	LNR Partners, LLC(6)	Deutsche Bank Trust Company Americas(6)	Citibank, N.A.(6)	Deutsche Bank Trust Company Americas(6)	Prime Finance CMBS B-Piece Holdco II, L.P.(6)
247 Bedford Avenue	CGMRC	CGCMT 2016-C1	1.9%	Wells Fargo Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Citibank, N.A.	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco II, L.P.
Park Place	CGMRC	CGCMT 2016-GC36	1.5%	KeyBank National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital Fund IV, L.P.
Fed Ex Boulder	CGMRC	(4)	1.3%	(4)	(4)	(4)	(4)	(4)	(5)

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the occurrence of the securitization of the related controlling note, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	The related transaction documents may provide that the initial outside controlling class representative may either be the entity specified or an affiliate thereof.

(3)	The Opry Mills controlling pari passu companion loan is currently held by JPMorgan Chase Bank, National Association, but is expected to be contributed to the JPMCC 2016-JP2 securitization on the closing date for this securitization transaction. Accordingly, the Opry Mills loan combination is expected to be (and information is presented in the foregoing table based on the assumption that the Opry Mills loan combination will be) serviced and administered pursuant to the JPMCC 2016-JP2 pooling and servicing agreement. However, if the Opry Mills controlling pari passu companion loan is not securitized on or prior to the closing date for this securitization transaction, then the Opry Mills loan combination will be a servicing shift loan combination and will initially be serviced and administered under the pooling and servicing agreement for this securitization transaction until the occurrence of the securitization of the Opry Mills controlling pari passu companion loan, at which time the Opry Mills loan combination will become an outside serviced loan combination and will be serviced and administered under the pooling and servicing agreement for such securitization.

(4)	Each of the Fed Ex Atlanta mortgage loan, the Fed Ex West Palm Beach mortgage loan, the Fed Ex Fife mortgage loan and the Fed Ex Boulder mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and outside special servicer pursuant to an outside servicing agreement governing that future securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan have not been definitively identified.

(5)	With respect to each of the Fed Ex Atlanta mortgage loan, the Fed Ex West Palm Beach mortgage loan, the Fed Ex Fife mortgage loan and the Fed Ex Boulder mortgage loan, there is no initial outside controlling class representative as the controlling note for each such mortgage loan has not yet been securitized. See the “Loan Combination Summary” chart above for the identity of the related controlling note holder for each such mortgage loan.

(6)	The Embassy Suites Lake Buena Vista controlling pari passu companion loan is currently held by Starwood Mortgage Funding VI LLC and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Embassy Suites Lake Buena Vista mortgage loan is initially being serviced and administered pursuant to the CGCMT 2016-C1 pooling and servicing agreement until the securitization of the Embassy Suites Lake Buena Vista controlling pari passu companion loan, after which it is expected that the Embassy Suites Lake Buena Vista mortgage loan will be serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement for the commercial mortgage securitization transaction to which the Embassy Suites Lake Buena Vista controlling pari passu companion loan is contributed. The parties to the outside servicing agreement for the securitization of the Embassy Suites Lake Buena Vista controlling pari passu companion loan and the related outside controlling class representative have not been definitively identified.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

There are no subordinate companion loans or AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “subordinate companion loans”, “AB loan combinations” or any related terms should be disregarded.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the pooling and servicing agreement, trust and servicing agreement and/or other comparable agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

Additional Characteristics
of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$721,157,407
Number of Mortgage Loans	45
Number of Mortgaged Properties	64
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	3.6%
Range of Cut-off Date Balances	$2,097,658 to $70,000,000
Average Cut-off Date Balance	$16,025,720
Range of Mortgage Rates	4.0920% to 5.7080%
Weighted Average Mortgage Rate	4.75193%
Range of original terms to Maturity Date	60 months to 120 months
Weighted average original term to Maturity Date	115
Range of Cut-off Date remaining terms to Maturity Date	56 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date	114
Range of original amortization terms(2)	240 months to 360 months
Weighted average original amortization term(2)	356
Range of remaining amortization terms(2)	240 months to 360 months
Weighted average remaining amortization term(2)	355
Range of Cut-off Date LTV Ratios(3)(4)(5)	50.8% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	63.0%
Range of Maturity Date LTV Ratios(3)(4)(5)	42.5% to 67.7%
Weighted average Maturity Date LTV Ratio(3)(4)(5)	55.9%
Range of UW NCF DSCR(3)(4)(6)	1.25x to 2.90x
Weighted average UW NCF DSCR(3)(4)(6)	1.69x
Range of Debt Yield on Underwritten NOI(3)(4)(7)	6.5% to 18.3%
Weighted average Debt Yield on Underwritten NOI(3)(4)(7)	10.5%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	27.4%
Interest Only then Amortizing Balloon	49.4%
Interest Only	23.1%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with mezzanine debt	4.4%
Mortgaged Properties with single tenants	11.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include mortgage loans that pay interest-only until their maturity dates.

(3)	With respect to mortgage loans or pari passu loan combinations that are cross-collateralized and cross-defaulted with one or more other mortgage loans or pari passu loan combinations, as applicable, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those mortgage loans or pari passu loan combinations, as applicable, are presented in the aggregate unless otherwise indicated.

(4)	With respect to each mortgage loan that is part of a loan combination, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratios and Maturity Date LTV Ratios for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (i) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, or may be based on the “as-complete” value for a mortgaged property which assumes the completion of property improvement plan renovations, the estimated costs of which were reserved at origination, (ii) such LTV ratios may be based on “as-stabilized” appraised values in certain cases in which reserves have been established at origination for all or a portion of the applicable condition or circumstance that is expected to result in stabilization or (iii) such LTV ratios may be calculated based on the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 63.9% and 56.7%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the cut-off date balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten NOI divided by the cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten NCF divided by the cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loans with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loans may be calculated based on the cut-off date balance net of the related earnout or economic holdback reserve. See the definition of “Debt Yield on Underwritten NOI” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

• with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

• unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

•	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

•	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

•	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

•	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than 1 mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

•	in general, when a mortgage loan or loan combination is cross-collateralized and cross-defaulted with one or more other mortgage loans or pari passu loan combinations, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan or pari passu loan combination that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

•	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Mortgage Loans	Certain of the mortgage loans were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, as described below:

• With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Hilton Suites Lexington Green, representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, proceeds of the mortgage loan were used by the related borrower to acquire the mortgaged property from the prior owner, which in turn used such proceeds to repay a prior securitized loan that entered maturity default on June 6, 2016, pending origination of the mortgage loan, which occurred on June 8, 2016.

• With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 600 Independence Parkway, representing approximately 1.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, proceeds of the mortgage loan were used to refinance a prior loan that entered maturity default on June 1, 2016, pending origination of the mortgage loan, which occurred on June 30, 2016.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on
Projections of Future Income	One (1) of the mortgaged properties, securing approximately 1.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was acquired 12 months or less prior to the cut-off date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Six (6) of the mortgaged properties, collectively securing approximately 11.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were constructed, substantially renovated, re-positioned or repurposed 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting From Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from
Underwriting Guidelines	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Seven (7) mortgage loans, collectively representing approximately 19.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were each originated with one or more exceptions to the related originator’s underwriting guidelines. See “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp.—Exceptions to Underwriting Criteria”, “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria”, and “—The Originators—Starwood Mortgage Capital LLC—Exceptions to Underwriting Criteria”.

Certain Mortgage Loans with Material
Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the largest 15 mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans
From the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.
Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

• Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc. and Markit Group Limited;

• The certificate administrator’s website initially located at www.sf.citidirect.com; and

• The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-C certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement, and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of
Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any related REO property or the interests of the certificateholders in the mortgage loan or any related REO property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage
Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the co-lender agreement with respect to any serviced AB loan combination, the holder of the related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related serviced pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) as a single whole loan.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income
Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

• The lower-tier REMIC will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

• The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-C, Class D, Class E, Class F, Class G and Class H certificates as classes of regular interests in the upper-tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

• Each class of offered certificates will constitute REMIC “regular interests”.

• The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

• You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class X-A, Class X-B and Class __ certificates will be issued with original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

•	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

•	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

•	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

•	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

•	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

•	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of mortgage credit;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any classes of certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the

Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

 Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

•	the payment priorities of the respective classes of the certificates,

•	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

•	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class B certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and/or Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

•	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

•	you may have only limited access to information regarding your offered certificates;

•	you may suffer delays in the receipt of payments on your offered certificates; and

•	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS“), as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility. The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate have resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy has affected the financial strength of many commercial and multifamily real estate tenants and has resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate. Any continued downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on CMBS that are backed by loans secured by such commercial and multifamily real estate and thus affect the liquidity and/or values of such CMBS.

In addition to credit factors directly affecting CMBS, the continuing fallout from a downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products has also contributed to a decline in the market value and liquidity of CMBS. The deterioration of other structured products markets may continue to adversely affect the value of CMBS. Even if your offered certificates are performing as anticipated, the value of your offered certificates in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of your offered certificates.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial mortgage borrowers from refinancing their mortgages. A very substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults. In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering a borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. Even if the real estate market does recover, the mortgaged properties and therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the borrowers under the mortgage loans and may result in the inability of the borrowers to make principal and interest payments on the mortgage loans. In the event of default by the borrower under a mortgage loan, the certificateholders would likely suffer a loss on their investment.

As a result of all of these factors, we cannot assure you that a dislocation in the CMBS market will not re-occur or become more severe.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR“) imposes on European Economic Area (“EEA“) credit institutions and investment firms (and their consolidated affiliates) (each, an “Affected Investor“) investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement“) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement“) that the Affected Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the Affected Investor. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements“): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU (the Alternative Investment Fund Managers Directive (the “AIFMD“)); (ii) apply to investments in securitizations by EEA insurance and reinsurance undertakings subject to the Solvency II Directive 2009/138/EC (“Solvency II“); and (iii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA undertakings for collective investment in transferable securities. Similar Requirements are not identical to the Retention Requirement and Due Diligence Requirement in CRR, and in particular, additional due diligence requirements apply to investors subject to AIFMD and Solvency II. Similar Requirements not yet in effect may, when they become effective, apply to securitization instruments already issued, including the certificates.

•	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the Retention Requirement or to take any other action which may be required by prospective investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates may not be a suitable investment for Affected Investors or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

•	The European Commission has recently published a legislative proposal for an EU framework for simple, transparent and standardized securitizations which, among other things, would repeal the risk retention requirements described above and replace them with a single regime. It is impossible to predict the effect that any such future changes would have on Affected Investors or the other types of EEA regulated investors mentioned above. Prospective investors are responsible for monitoring and assessing changes to the Retention Requirements, the Due Diligence Requirement and Similar Requirements.

•	The EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD“) equips national authorities in EU member states (the “Resolution Authorities“) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and significant investment firms (collectively, “relevant institutions“). If a relevant institution enters into a mortgage loan purchase agreement with the depositor and is deemed likely to fail in the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the relevant institution’s failure. In particular, liabilities of relevant institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities. If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a relevant institution, then subject to certain exceptions set out in the BRRD, the liabilities of such relevant institution could, among other things, be reduced, converted to shares or other ownership interests in the relevant institution, its parent company or a bridge institution or extinguished in full. In addition under the BRRD the Resolution Authority will have the power to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the depositor or the issuing entity and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the depositor or the issuing entity, as applicable. In addition, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB“) and the European Commission under the SRM Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM“) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, relevant institutions established in that member state are not subject to the SRM Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” below.

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS“) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016 and, when implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

•	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

•	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA“), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01“). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the European Monetary Union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Further, on June 23, 2016, the United Kingdom voted by referendum to withdraw from the European Union (the “Brexit Vote“). News of the Brexit Vote had an immediate effect on the U.S. financial market (including the widening of spreads on certain CMBS indices). At this stage, both the terms and timing of the United Kingdom’s exit from the European Union are unclear. It is uncertain what effect the United Kingdom’s exit from the European Union will have on the economic conditions in the United Kingdom, in the European Union or globally. The Brexit Vote could adversely affect the United Kingdom, European or worldwide economic or market conditions and could contribute to uncertainty and instability in global financial markets. In addition, the Brexit Vote could significantly impact the volatility, the liquidity and/or the market value of securities, including the offered certificates.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

•	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

•	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

•	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

•	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

•	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and

“Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp.”, “—Principal Commercial Capital”, “—Starwood Mortgage Capital LLC” and “—Barclays Bank PLC”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citigroup Global Markets Realty Corp.—Review of CGMRC Mortgage Loans”, “—Principal Commercial Capital—Review of PCC Mortgage Loans”, “—Starwood Mortgage Funding V LLC—Review of SMF V Mortgage Loans” and “—Barclays Bank PLC—Review of Barclays Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

•	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

•	limits modifications of payment terms of the subject underlying mortgage loan; and/or

•	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are retail, hospitality, office, industrial, multifamily and self storage. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, Michigan, Illinois, Tennessee, Florida and Arizona. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

•	the sufficiency of the net operating income of the applicable real property;

•	the market value of the applicable real property at or prior to maturity; and

•	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

•	the successful operation and value of the related mortgaged property, and

•	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

•	the location, age, functionality, design and construction quality of the subject property;

•	perceptions regarding the safety, convenience and attractiveness of the property;

•	the characteristics of the neighborhood where the property is located;

•	the degree to which the subject property competes with other properties in the area;

•	the proximity and attractiveness of competing properties;

•	the existence and construction of competing properties;

•	the adequacy of the property’s management and maintenance;

•	tenant mix and concentration;

•	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

•	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

•	demographic factors;

•	customer confidence, tastes and preferences;

•	retroactive changes in building codes and other applicable laws;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

•	an increase in interest rates, real estate taxes and other operating expenses;

•	an increase in the capital expenditures needed to maintain the property or make improvements;

•	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

•	an increase in vacancy rates;

•	a decline in rental rates as leases are renewed or replaced;

•	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

•	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases;

•	the creditworthiness of tenants;

•	the rental rates at which leases are renewed or replaced;

•	the percentage of total property expenses in relation to revenue;

•	the ratio of fixed operating expenses to those that vary with revenues; and

•	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

•	to pay for maintenance and other operating expenses associated with the property;

•	to fund repairs, replacements and capital improvements at the property; and

•	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

•	a general inability to lease space;

•	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

•	an increase in tenant payment defaults or any other inability to collect rental payments;

•	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

•	an increase in the capital expenditures needed to maintain the property or to make improvements;

•	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

•	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

•	the business operated by the tenants;

•	the creditworthiness of the tenants; and

•	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

•	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

•	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

•	changes in interest rates;

•	the availability of refinancing sources;

•	changes in governmental regulations, licensing or fiscal policy;

•	changes in zoning or tax laws; and

•	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

•	operating the property and providing building services;

•	managing operating expenses; and

•	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

•	maintain or improve occupancy rates, business and cash flow,

•	reduce operating and repair costs, and

•	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

•	rental rates;

•	location;

•	type of business or services and amenities offered; and

•	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

•	offers lower rents;

•	has lower operating costs;

•	offers a more favorable location; or

•	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

•	shopping centers,

•	factory outlet centers,

•	malls,

•	automotive sales and service centers,

•	consumer oriented businesses,

•	department stores,

•	grocery stores,

•	convenience stores,

•	specialty shops,

•	gas stations,

•	movie theaters,

•	fitness centers,

•	bowling alleys,

•	salons, and

•	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

•	the strength, stability, number and quality of the tenants;

•	tenants’ sales;

•	tenant mix;

•	whether the property is in a desirable location;

•	the physical condition and amenities of the building in relation to competing buildings;

•	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be, are particularly important factors; and

•	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

•	lower rents,

•	grant a potential tenant a free rent or reduced rent period,

•	improve the condition of the property generally, or

•	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

•	competition from other retail properties;

•	perceptions regarding the safety, convenience and attractiveness of the property;

•	perceptions regarding the safety of the surrounding area;

•	demographics of the surrounding area;

•	the strength and stability of the local, regional and national economies;

•	traffic patterns and access to major thoroughfares;

•	the visibility of the property;

•	availability of parking;

•	the particular mixture of the goods and services offered at the property;

•	customer tastes, preferences and spending patterns; and

•	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

•	an anchor tenant’s failure to renew its lease;

•	termination of an anchor tenant’s lease;

•	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

•	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

•	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

•	factory outlet centers;

•	discount shopping centers and clubs;

•	catalogue retailers;

•	home shopping networks and programs;

•	internet web sites and electronic media shopping; and

•	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

•	full service hotels;

•	resort hotels with many amenities;

•	limited service hotels;

•	hotels and motels associated with national or regional franchise chains;

•	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

•	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

•	the location of the property and its proximity to major population centers or attractions;

•	the seasonal nature of business at the property;

•	the level of room rates relative to those charged by competitors;

•	quality and perception of the franchise affiliation;

•	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

•	the existence or construction of competing hospitality properties;

•	nature and quality of the services and facilities;

•	financial strength and capabilities of the owner and operator;

•	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

•	increases in operating costs, which may not be offset by increased room rates;

•	the property’s dependence on business and commercial travelers and tourism;

•	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

•	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

•	the continued existence and financial strength of the franchisor;

•	the public perception of the franchise service mark; and

•	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Office Properties

Factors affecting the value and operation of an office property include:

•	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

•	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

•	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

•	the location of the property with respect to the central business district or population centers;

•	demographic trends within the metropolitan area to move away from or towards the central business district;

•	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

•	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

•	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

•	the quality and philosophy of building management;

•	access to mass transportation;

•	accessibility from surrounding highways/streets;

•	changes in zoning laws; and

•	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

•	rental rates;

•	the building’s age, condition and design, including floor sizes and layout;

•	access to public transportation and availability of parking; and

•	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

•	the cost and quality of labor;

•	tax incentives; and

•	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

•	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

•	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

•	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

•	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

•	the types of services or amenities offered at the property;

•	the location of the property;

•	distance from employment centers and shopping areas;

•	the characteristics of the surrounding neighborhood, which may change over time;

•	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

•	the ability of management to provide adequate maintenance and insurance;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

•	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

•	the ability of management to respond to competition;

•	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

•	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

•	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

•	local factory or other large employer closings;

•	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

•	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

•	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

•	whether the property is subject to any age restrictions on tenants;

•	the extent to which increases in operating costs may be passed through to tenants; and

•	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

•	require written leases;

•	require good cause for eviction;

•	require disclosure of fees;

•	prohibit unreasonable rules;

•	prohibit retaliatory evictions;

•	prohibit restrictions on a resident’s choice of unit vendors;

•	limit the bases on which a landlord may increase rent; or

•	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

•	fixed percentages,

•	percentages of increases in the consumer price index,

•	increases set or approved by a governmental agency, or

•	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

•	building design,

•	location and visibility,

•	tenant privacy,

•	efficient access to the property,

•	proximity to potential users, including apartment complexes or commercial users,

•	services provided at the property, such as security,

•	age and appearance of the improvements, and

•	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Mixed Use Properties

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Health Care-Related Properties

Health care-related properties include:

•	hospitals;

•	medical offices;

•	skilled nursing facilities;

•	nursing homes;

•	congregate care facilities; and

•	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

•	statutory and regulatory changes;

•	retroactive rate adjustments;

•	administrative rulings;

•	policy interpretations;

•	delays by fiscal intermediaries; and

•	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

•	federal and state licensing requirements;

•	facility inspections;

•	rate setting;

•	disruptions in payments;

•	reimbursement policies;

•	audits, which may result in recoupment of payments made or withholding of payments due;

•	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

•	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

•	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

•	competition from facilities having businesses similar to a particular restaurant or tavern;

•	perceptions by prospective customers of safety, convenience, services and attractiveness;

•	the cost, quality and availability of food and beverage products;

•	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

•	changes in demographics, consumer habits and traffic patterns;

•	the ability to provide or contract for capable management; and

•	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

•	market segment,

•	product,

•	price,

•	value,

•	quality,

•	service,

•	convenience,

•	location, and

•	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

•	lower operating costs,

•	more favorable locations,

•	more effective marketing,

•	more efficient operations, or

•	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

•	actions and omissions of any franchisor, including management practices that—

1. adversely affect the nature of the business, or

2. require renovation, refurbishment, expansion or other expenditures;

•	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

•	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain restaurants may be operated under franchise agreements

Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Recreational and Resort Properties. Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

•	the location and appearance of the property;

•	the appeal of the recreational activities offered;

•	the existence or construction of competing properties, whether or not they offer the same activities;

•	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

•	geographic location and dependence on tourism;

•	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

•	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

•	sensitivity to weather and climate changes; and

•	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Churches and Other Religious Facilities. Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions. The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

•	changing local demographics;

•	competition from other schools or cultural and educational institutions;

•	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

•	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Parking Lots and Garages. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

•	the successful operation of the property, and

•	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

•	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

•	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

•	make the loan payments on the related mortgage loan,

•	cover operating expenses, and

•	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

•	some health care-related facilities,

•	hotels and motels,

•	recreational vehicle parks, and

•	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

•	warehouses,

•	retail stores,

•	office buildings, and

•	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

•	increases in energy costs and labor costs;

•	increases in interest rates and real estate tax rates; and

•	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

•	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

•	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

•	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

•	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

•	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

•	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

•	the income capitalization method, which takes into account the property’s projected net cash flow; or

•	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

•	it is often difficult to find truly comparable properties that have recently been sold;

•	the replacement cost of a property may have little to do with its current market value; and

•	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

•	a title insurer will have the ability to pay title insurance claims made upon it;

•	a title insurer will maintain its present financial strength; or

•	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

•	the bankrupt party—

1. was insolvent at the time of granting the lien,

2. was rendered insolvent by the granting of the lien,

3. was left with inadequate capital, or

4. was not able to pay its debts as they matured; and

•	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

•	the related real property, or

•	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

•	the default is deemed to be immaterial,

•	the exercise of those remedies would be inequitable or unjust, or

•	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is”, “as stabilized” or other values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as stabilized” or other value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is”, “as stabilized” or other values, we cannot assure you that those assumptions are or will be accurate or that the “as-is”, “as stabilized” or other values will be the value of the related mortgaged property at the indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bowling alleys, restaurants, shopping malls, water parks, theater space, music venues, dental or medical offices, health clubs, gas stations, data centers, sound studios and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

•	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

•	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on an Actual Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Nine (9) of the mortgaged properties, securing approximately 24.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 12.0%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor Representations and Warranties No. 16 (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

•	war,

•	riot, strike and civil commotion,

•	terrorism,

•	nuclear, biological or chemical materials,

•	revolution,

•	governmental actions,

•	floods and other water-related causes,

•	earth movement, including earthquakes, landslides and mudflows,

•	wet or dry rot,

•	mold,

•	vermin, and

•	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

Barclays Bank PLC, a sponsor, a mortgage loan seller and an originator, is a public limited company registered in England and Wales and could be subject to the provisions of the Insolvency Act 1986 (the “Insolvency Act”), the Banking Act 2009 (the “Banking Act”) and the Investment Bank Special Administration Regulations 2011 (the “Special Administration Regulations”) (together, the “Insolvency Legislation”).

Barclays Bank PLC could be the subject of insolvency processes, including a liquidation or administration under the Insolvency Act, an operation of one or more of the pre-insolvency stabilization options, a bank liquidation or a bank administration under the Banking Act or a special administration (bank administration) or a special administration (bank insolvency) under the Special Administration Regulations (together, the “Insolvency Processes”). If Barclays Bank PLC were to be the subject of one or more of the Insolvency Processes then the validity or enforceability of certain transactions entered into by it, its obligations and the ability of other parties to enforce those obligations may be affected in the manner set out below.

If Barclays Bank PLC were to enter into administration (or certain documents were filed at court in respect of it), a moratorium which would prevent any legal process being instituted or continued against it or its property (except (if applicable) with the consent of the administrator or the leave of the court) would automatically be applicable. Such moratorium might affect the enforcement of Barclays Bank PLC’s obligations under the transaction documents, including its obligations to repurchase mortgage loans, to cure certain breaches or defects and to perfect the equitable assignment of the mortgage loans (to the extent that Barclays Bank PLC is required to take any steps in relation to such perfection). Moratoria applicable under the other Insolvency Processes might also prevent legal process against Barclays Bank PLC or its property, subject to the terms of the relevant Insolvency Legislation.

If the Bank of England exercises a stabilization power (in order to implement one of the stabilization options) with respect of Barclays Bank PLC it may, subject to certain conditions, suspend the termination rights of its counterparties, including any termination rights under the transaction documents, temporarily for the period ending no later than midnight at the end of the first business day following the day on which the relevant instrument is published.

Pursuant to the Insolvency Legislation, the validity or enforceability of certain transactions entered into by Barclays Bank PLC may be challenged or otherwise affected in a liquidation or administration under the Insolvency Act, a bank liquidation or a bank administration under the Banking Act or a special administration (bank administration) or a special administration (bank insolvency) under the Special Administration Regulations.

Under the Banking Act, the Bank of England may, in certain circumstances, make an order for the transfer of some or all of the property, rights or liabilities of Barclays Bank PLC to a private sector purchaser, a bridge bank or an asset management vehicle. A transfer can be effected regardless of any legislative or contractual restriction, including any consent requirement.

Pursuant to the Banking Act, the Bank of England may also make an order making a special bail-in provision under which, amongst other things, certain liabilities owed by Barclays Bank PLC may be modified, cancelled or changed (together with any associated order that the Bank of England may think it appropriate to make in consequence of the special bail-in provision).

An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer by Barclays Bank PLC’s of its interest in its mortgage loans will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale or challenge the transaction under the Insolvency Legislation, or that the transfer could not be otherwise affected by the Insolvency Legislation. Even if a challenge were not successful, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or a trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loans by Barclays Bank PLC was a pledge of the mortgage loans rather than a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

•	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

•	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

•	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

•	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

•	breach of contract involving a tenant, a supplier or other party;

•	negligence resulting in a personal injury; or

•	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History,

Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

•	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

•	reduce monthly payments due under a mortgage loan;

•	change the rate of interest due on a mortgage loan; or

•	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

Additionally, in February 2012, a bill was passed by the Georgia Senate and introduced in the Georgia State House of Representatives that would limit rights of holders that acquired loans for less than par, by limiting the amount that a purchaser of debt (including the issuing entity) could collect from a guarantor of a commercial mortgage loan to the lesser of the purchase price paid for the debt or the maximum amount of the guarantee. The bill would apply both retroactively and prospectively to all types of loans made to all types of borrowers and presumably to the mortgage loans. If enacted, legislation of this type would appear to interfere with established contractual rights, and as such may be unconstitutional insofar as it would be applied to debt sold or transferred prior to the legislation’s enactment date. This type of measure could undermine the value of the mortgage loans and the special servicer’s workout efforts including, without limitation, the ability to collect on a guaranty or to use the threat of the same as a mechanism to compel a borrower to engage in a workout or provide a deed-in-lieu of foreclosure. The legislative session of the Georgia State House of Representatives ended without a vote on the bill. As a result, the bill died; however, we cannot assure you that a similar bill will not be re-introduced and passed in Georgia or in any other state in future legislative sessions.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Citigroup Global Markets Realty Corp., one of the sponsors and an originator, Citibank, N.A., the certificate administrator, and Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of

Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

•	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

•	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities from the applicable specially serviced loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a directing holder, a controlling class certificateholder or other certificateholders or a companion loan holder (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. After the occurrence and during the continuance of a control termination event), the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to certain actions of the special servicer in respect of the applicable specially serviced mortgage loan(s) and/or companion loan(s); provided that the operating advisor may consult regarding a serviced outside controlled loan combination only if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. Additionally, after the occurrence and during the continuance of a control termination event, the master servicer or the special servicer, as applicable, will be required to use commercially reasonable efforts consistent with the servicing standard to collect an operating advisor consulting fee from the related borrower in connection with a major decision with respect to the applicable serviced mortgage loan(s) and/or serviced companion loan(s), to the extent not prohibited by the related mortgage loan documents. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole as if such certificateholders (and, if applicable, any related serviced pari passu companion loan holder) constituted a single lender) and will have no fiduciary duty to any party. See “The Pooling and Servicing Agreement—Operating Advisor”.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate) will be the initial controlling class representative and initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement (other than any serviced outside controlled loan combination), and (ii) Bank of America, N.A. will be the initial holder of each of the Fed Ex Atlanta pari passu companion loan, the Fed Ex West Palm Beach pari passu companion loan, the Fed Ex Fife pari passu companion loan and the Fed Ex Boulder pari passu companion loan, and, as such, the initial directing holder with respect to each of the Fed Ex Atlanta loan combination, the Fed Ex West Palm Beach loan combination, the Fed Ex Fife loan combination and the Fed Ex Boulder loan combination.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced mortgage loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer may be removed and replaced with or without cause with respect to the applicable mortgage loan(s) and companion loan(s) serviced under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G and Class H certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E, Class F, Class G and Class H certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate) or its designee will constitute the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, a holder of a security backed, in whole or in part, by a companion loan, or any other certificateholders (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of such special servicer under the pooling and servicing agreement and, with respect to any serviced loan combinations, the related co-lender agreement and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described below, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity. See “The Pooling and Servicing Agreement—General”.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

After the occurrence and during continuance of a control termination event, the holders of at least 25% of the voting rights of the certificates (other than the Class R certificates) may request a vote to replace the special servicer under the pooling and servicing agreement (except with respect to a serviced outside controlled loan combination). The subsequent vote may result in the termination and replacement of the special servicer if (within 180 days of the initial request for that vote) the holders of (a) at least 75% of a quorum of certificateholders (which quorum consists of the holders of certificates evidencing at least 75% of the aggregate voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances) of the certificates (other than the Class R certificates)), or (b) more than 50% of the voting rights of each class of certificates other than the Class X-A, Class X-B, Class X-C and Class R certificates (but, for purposes of this clause (b), considering only those classes of certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to the subject class of certificates, equal to or greater than 25% of an amount equal to (i) the initial certificate balance of such class of certificates minus (ii) payments of principal previously made with respect to such class of certificates) vote affirmatively to so terminate and replace. With respect to the outside serviced mortgage loans, it is expected that after the occurrence and during continuance of a control termination event or equivalent event under the related outside servicing agreement the certificateholders relating to each outside servicing agreement will have similar rights to remove the outside special servicer. In addition, after the occurrence and during the continuance of a consultation termination event, the operating advisor may recommend the replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s) serviced under the pooling and servicing agreement); provided that the operating advisor may not recommend the removal of the special servicer with respect to a serviced outside controlled loan combination without the consent of the related controlling note holder. That recommendation may result in the termination and replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s)) if (within 180 days of the initial request for a vote) the holders of more than 50% of the voting rights of each class of certificates other than the Class X-A, Class X-B, Class X-C and Class R certificates (but considering only those classes of certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to the subject class of certificates, equal to or greater than 25% of an amount equal to (i) the initial certificate balance of such class of certificates minus (ii) payments of principal previously made with respect to such class of certificates) vote affirmatively to so terminate and replace. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Servicing of the Outside Serviced Mortgage Loans”.

The outside special servicer for any outside serviced loan combination will be subject to removal and replacement by the related outside controlling class representative or in connection with a securityholder vote generally in a manner similar to that contemplated by the preceding two paragraphs, in each case subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement. In addition, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder, as controlling note holder of such outside serviced loan combination, may terminate and replace the outside special servicer for such loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable mortgage loan(s) and companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”. Similarly, any outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have certain consent and consultation rights with respect to the related outside serviced loan combination under the outside servicing agreement and the related co-lender agreement, which (in the case of an outside controlling class representative) it may lose upon the occurrence of certain events specified in the applicable outside servicing agreement. See “Description of the Mortgage Pool—The Loan Combinations”.

In addition, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of a control termination event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance (or outstanding notional amount, as applicable), which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases with respect to the termination of the special servicer, the operating advisor and the asset representations reviewer, certain voting rights will also be reduced by appraisal reduction amounts. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You have no rights to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights”.

The Servicing of Each of the Servicing Shift Loan Combinations and the Embassy Suites Lake Buena Vista Loan Combination Will Shift to Other Servicers

The servicing of (a) each of the Fed Ex Atlanta loan combination, the Fed Ex West Palm Beach loan combination, the Fed Ex Fife loan combination and the Fed Ex Boulder loan combination is expected to be governed by the pooling and servicing agreement for this securitization transaction, and (b) the Embassy Suites Lake Buena Vista loan combination is currently governed by the CGCMT 2016-C1 pooling and servicing agreement, in each case, only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the related loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the pooling and servicing agreement, trust and servicing agreement and/or other servicing arrangement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although they will be required, in each case pursuant to the related co-lender agreement, to satisfy the respective requirements described under “Description of the Mortgage Pool—The Loan Combinations—The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination” and “—The Embassy Suites Lake Buena Vista Loan Combination”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such other pooling and servicing agreement, trust and servicing agreement and/or other servicing arrangement except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, with respect to each such loan combination, the controlling class representative for this securitization transaction will not have any consent or consultation rights with respect to the servicing of such loan combination other than those limited consent and consultation rights as are provided in the related co-lender agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related co-lender agreement may have rights similar to, or more expansive than, those granted to the controlling class representative in this transaction. See “Description of the Mortgage Pool—The Loan Combinations—The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination” and “—The Embassy Suites Lake Buena Vista Loan Combination”.

The Controlling Pari Passu Companion Loan for the Opry Mills Loan Combination Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized

It is expected that the Opry Mills loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the Opry Mills controlling pari passu companion loan is contributed, which is expected to be the JPMCC 2016-JP2 securitization. However, the JPMCC 2016-JP2 securitization has not closed, and the provisions of the JPMCC 2016-JP2 pooling and servicing agreement have not yet been finalized, although such provisions will be required, pursuant to the related co-lender agreement, to satisfy the requirements described under “Description of the Mortgage Pool—The Loan Combinations—The Opry Mills Loan Combination”. Prospective investors should be aware that they will not have any control over, nor any assurance as to whether, the closing of the JPMCC 2016-JP2 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the JPMCC 2016-JP2 pooling and servicing agreement, except to the extent of compliance with the requirements referred to in the previous sentence.

Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a specially serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. After the occurrence and during the continuance of a control termination event, the special servicer generally will be required to consult with the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved) and the operating advisor; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. These actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor and/or the controlling class representative following the occurrence of a control termination event. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the controlling class); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, given that, pursuant to the co-lender agreement for any such serviced pari passu loan combination (other than any such loan combination that is a serviced outside controlled loan combination), the serviced pari passu companion loan holder is not the directing holder, and the issuing entity as holder of the related mortgage loan is the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”), with respect to any such serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	does not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

•	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

•	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	does not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the pooling and servicing agreement, trust and servicing agreement or other servicing arrangement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

In addition, with respect to the Fed Ex Atlanta and Fed Ex West Palm Beach loan combinations, which are expected to be outside serviced loan combinations following the securitization of the related pari passu companion loans, if Bank of America, N.A. as loan seller of the related pari passu companion loans to such future securitization is required to repurchase such related pari passu companion loans, it will have the right to cause the release of such loan combinations from the cross-collateralization and cross-default provisions effected by the related cross-collateralization agreement (in which case the related mortgage loans included in the issuing entity will no longer be cross-collateralized and cross defaulted); however, no such release will occur unless the following two conditions are satisfied: (i) the “crossed loan repurchase criteria” (or analogous conditions to the exercise of such right) under each securitization servicing agreement governing an outstanding securitization with respect to the subject loan combinations are satisfied; and (ii) a REMIC opinion is delivered with respect to each REMIC that holds a note related to such loan combinations in connection with a securitization.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us (however, Starwood Mortgage Capital LLC, an originator, will guarantee Starwood Mortgage Funding V LLC’s repurchase and substitution obligations under the related mortgage loan purchase agreement, as described in “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”). Neither we nor any of our affiliates (except Citigroup Global Markets Realty Corp. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. Additionally, one of the sponsors, Barclays Bank PLC, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates” above. We cannot assure you that the sponsors (or, if applicable, any related guarantor(s)) will have the financial ability to effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or, if applicable, any related guarantor(s)) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

•	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

•	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

•	that the results of the environmental testing were accurately evaluated in all cases;

•	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

•	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

•	tenants at the property, such as gasoline stations or dry cleaners, or

•	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

•	agents or employees of the lender are deemed to have participated in the management of the borrower, or

•	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

•	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

•	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2016-P4 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 45 fixed rate mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in July 2016 (or, in the case of any Mortgage Loan that has its first due date subsequent to July 2016, the date that would have been its due date in July 2016 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $721,157,407 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a retail, hospitality, office, industrial, multifamily, self storage or mixed use property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Fourteen (14) of the Mortgage Loans (each such Mortgage Loan, a “Split Mortgage Loan”) are part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”)	25 (the “CGMRC Mortgage Loans”)	$424,489,526	58.9%
Macquarie US Trading LLC d/b/a Principal Commercial Capital, a Delaware limited liability company (“Principal Commercial Capital”)	4 (the “PCC Mortgage Loans”)	101,650,000	14.1
Starwood Mortgage Funding V LLC, a Delaware limited liability company (“SMF V”)	10 (the “SMF V Mortgage Loans”)	97,996,308	13.6
Barclays Bank PLC, a public limited company registered in England and Wales (“Barclays”)	6 (the “Barclays Mortgage Loans”)	97,021,573	13.5
Total	45	$721,157,407	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp.(1)(2)(3)(4)	Citigroup Global Markets Realty Corp.(1)(2)(3)(4)	25	$424,489,526	58.9%
Starwood Mortgage Capital LLC	Starwood Mortgage Funding V LLC	10	97,996,308	13.6
Barclays Bank PLC	Barclays Bank PLC	6	97,021,573	13.5
Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	3	84,050,000	11.7
Macquarie Investments US Inc. d/b/a Principal Commercial Capital(5)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(5)	1	17,600,000	2.4
	Total	45	$721,157,407	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Opry Mills (which will be sold to the Depositor by CGMRC), representing approximately 9.7% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and JPMorgan Chase Bank, National Association.

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa (which will be sold to the Depositor by CGMRC), representing approximately 8.3% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and UBS Real Estate Securities Inc.

(3)	The Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife and Fed Ex Boulder (each of which will be sold to the Depositor by CGMRC), representing approximately 2.0%, 1.6%, 2.8% and 1.3%, respectively, of the Initial Pool Balance, are each part of a separate Loan Combination that was co-originated by CGMRC and Bank of America, N.A. The Loan Combinations relating to the Mortgaged Properties identified on Annex A to this prospectus as Fed Ex Atlanta and Fed Ex West Palm Beach are cross-collateralized and cross-defaulted.

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront (which will be sold to the Depositor by CGMRC), representing approximately 2.3% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Cantor Commercial Real Estate Lending, L.P.

(5)	Principal Commercial Capital is the lending platform jointly formed by Macquarie US Trading LLC and Principal Real Estate Investors, LLC to originate and securitize commercial mortgage loans.

CGMRC, Principal Commercial Capital, Macquarie Investments US Inc. d/b/a Principal Commercial Capital, Starwood Mortgage Capital LLC and Barclays are referred to in this prospectus as the “Originators”. Principal Commercial Capital has acquired or will acquire the PCC Mortgage Loan that was originated by Macquarie Investments US Inc. d/b/a Principal Commercial Capital from Macquarie Investments US Inc. d/b/a Principal Commercial Capital on or prior to the Closing Date. SMF V has acquired or will acquire the SMF V Mortgage Loans from Starwood Mortgage Capital LLC on or prior to the Closing Date.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CGMRC, Principal Commercial Capital, SMF V and Barclays (collectively, the “Sponsors”) on or about July 29, 2016 (the “Closing Date”) pursuant to the respective Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information in Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an anticipated repayment date pays in full on its related anticipated repayment date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics in Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of July 2016 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to July 2016, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of July 2016); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth on Annex A. The appraisals for certain of the Mortgaged Properties may state an “as stabilized”, “hypothetical market value”, “prospective market value upon stabilization”, “as-if complete”, “as-complete” or “prospective market value upon completion” appraised value (generally as an alternative to, or in addition to, an “as-is” appraised value) for such Mortgaged Properties that assumes that certain events will occur with respect to the re-leasing, renovation or other repositioning of the Mortgaged Property. In addition, in the case of a portfolio of Mortgaged Properties, the appraisals may reflect a “portfolio premium” or an “as-is bulk” appraised value based on the assumption that such portfolio of Mortgaged Properties will be sold as a collective whole. Such values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A to this prospectus, and in Annex B to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A to this prospectus and the related footnotes. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value unless otherwise specified below, and is in each case as determined by an appraisal made not more than 7 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated on an “as-if complete”, “as-complete” or “prospective market value upon completion” appraised value, as set forth below:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, the Appraised Value set forth in this prospectus is the “as-if complete” appraised value of $136,800,000, which assumes that the approximately $14,728,386 PIP scheduled to be completed by December 31, 2016 has been completed. At loan origination, the borrower reserved $14,724,000 for completion of the PIP. The “as-is” appraised value is $119,800,000. In addition, with respect to the Mortgaged Property identified on Annex A to this prospectus as SpringHill Suites Minneapolis West, securing approximately 0.5% of the Initial Pool Balance, the Appraised Value includes $1,000,000 attributable to the discounted value of (i) projected payments on the Related TIF Note and (ii) a portion of projected payments on the Additional TIF Note (as such terms are defined under “—Real Estate and Other Tax Considerations”) and with respect to the Mortgaged Property identified on Annex A to this prospectus as TownePlace Suites Minneapolis West, securing approximately 0.3% of the Initial Pool Balance, the Appraised Value includes $800,000 attributable to the discounted value of (i) projected payments on the Related TIF Note and (ii) a portion of projected payments on the Additional TIF Note.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, representing approximately 2.3% of the Initial Pool Balance, the Appraised Value of $110,600,000 assumes the completion of an approximately $8,300,000 PIP at the Mortgaged Property, the estimated costs of which were reserved at origination. The appraised value of the Mortgaged Property without adjusting for the PIP is $102,300,000.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Suites Lexington Green, representing approximately 2.1% of the Initial Pool Balance, the Appraised Value set forth in this prospectus is the “prospective market value upon completion” appraised value of $27,300,000, which assumes that the PIP, estimated to cost approximately $5,021,924 and anticipated to be completed between March 2017 and December 2017, will be completed as of April 27, 2017. At loan origination, the borrower reserved $5,021,924 for completion of the PIP. The “as-is” appraised value is $21,300,000.

In addition, for certain Mortgage Loans, the Cut-off Date LTV Ratio and/or the Maturity Date LTV Ratio was calculated based on the “As Stabilized Appraised Value” as set forth on Annex A or an alternative appraised value (other than as set forth on Annex A) for the related Mortgaged Property, as described under the definitions of Cut-off Date LTV Ratio and/or Maturity Date LTV Ratio, as applicable.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

•	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

•	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated;

•	with respect to any cross-collateralized and cross-defaulted Mortgage Loans, such terms mean the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group (or if such Mortgage Loans are included in Loan Combinations, the aggregate principal balances of the Loan Combinations relating to such Crossed Group, as of the Cut-off Date), divided by the aggregate Appraised Values of the related Mortgaged Properties; and

•	with respect to the Mortgaged Property that secures the Mortgage Loan listed in the following table, the Cut-off Date LTV Ratio was calculated based on the Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus. The Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgaged Property Name	Approx. % of Initial Pool	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Embassy Suites Lake Buena Vista	1.9%	67.8%	$3,400,000	62.3%

•	with respect to each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which in each case is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (“as-is” appraised value)(1)	“as-is” appraised value(1)
Marriott Midwest Portfolio	3.8%	60.3%	$136,800,000	68.9%	$119,800,000
Marriott Savannah Riverfront	2.3%	66.3%	$110,600,000	71.6%	$102,300,000
Hilton Suites Lexington Green	2.1%	55.1%	$27,300,000	70.7%	$21,300,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

•	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the “As Stabilized Appraised Value” as set forth on Annex A to this prospectus, as opposed to the related Appraised Value, each as set forth below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (As Stabilized Appraised Value)	As Stabilized Appraised Value	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value
Scotsdale Apartments	2.7%	72.3%	$26,700,000(1)	80.6%	$23,950,000
Carriage Park	1.9%	72.0%	$18,700,000(2)	79.3%	$17,000,000
Winchester Plaza	1.5%	74.7%	$14,700,000(3)	94.7%	$11,600,000
Macomb Manor Apartments	1.4%	75.0%	$13,740,000(4)	83.1%	$12,400,000

(1)	Reflects the completion of a planned $1,819,500 renovation of the Mortgaged Property, the estimated costs of which were escrowed at origination.

(2)	Reflects the completion of a planned $1,973,000 renovation of the Mortgaged Property, the estimated costs of which were escrowed at origination.

(3)	Reflects the completion of a $2,229,641 renovation of tenant improvements for The Fresh Market, the estimated costs of which were escrowed at origination.

(4)	Reflects the completion of a planned $1,473,000 renovation of the Mortgaged Property, the estimated costs of which were escrowed at origination.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

•	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

•	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan;

•	with respect to any cross-collateralized and cross-defaulted Mortgage Loans, such terms mean the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group (or if such Mortgage Loans are included in Loan Combinations, the aggregate principal balance as of the Cut-off Date of the Loan Combinations relating to the applicable Crossed Group); and

•	with respect to the Mortgaged Property that secures the Mortgage Loan listed in the following table, the Debt Yield on Underwritten NCF was calculated based on the Mortgage Loan’s Cut-off Date Balance less a related earnout or holdback reserve. The Debt Yield on Underwritten NCF calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgaged Property Name	Approx. % of Initial Pool	Un-Adjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Embassy Suites Lake Buena Vista	1.9%	10.3%	$3,400,000	11.2%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

•	with respect any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

•	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan;

•	with respect to any cross-collateralized and cross-defaulted Mortgage Loans, such terms mean the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group (or if such Mortgage Loans are included in Loan Combinations, the aggregate principal balance as of the Cut-off Date of the Loan Combinations relating to the applicable Crossed Group); and

•	with respect to the Mortgaged Property that secures the Mortgage Loan listed in the following table, the Debt Yield on Underwritten NOI was calculated based on the Mortgage Loan’s Cut-off Date Balance less a related earnout or holdback reserve. The Debt Yield on Underwritten NOI calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgaged Property Name	Approx. % of Initial Pool	Un-Adjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Embassy Suites Lake Buena Vista	1.9%	11.9%	$3,400,000	12.9%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

•	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

•	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan, unless expressly stated otherwise; and

•	with respect to any cross-collateralized and cross-defaulted Mortgage Loans, such terms mean the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group (or if such Mortgage Loans are included in Loan Combinations, the aggregate Annual Debt Service on the Loan Combinations relating to the applicable Crossed Group).

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality, mixed use and multifamily properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date LTV Ratio”, “Maturity Date Loan-to-Value Ratio” or “LTV Ratio at Maturity” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

•	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

•	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated;

•	with respect to any cross-collateralized and cross-defaulted Mortgage Loans, such terms mean the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group (or if such Mortgage Loans are included in Loan Combinations, the aggregate principal balance as of the maturity date of the Loan Combinations relating to the applicable Crossed Group) divided by the aggregate Appraised Value of the related Mortgaged Properties; and

•	with respect to the Mortgage Loan secured by the Mortgaged Property identified in the table below, the Maturity Date LTV Ratio was calculated based on the Balloon Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus. The Maturity Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgaged Property Name	Approx. % of Initial Pool	Un-Adjusted Maturity Date LTV Ratio	Earnout or Holdback Amount	Maturity Date LTV Ratio
Embassy Suites Lake Buena Vista	1.9%	56.7%	$3,400,000	51.2%

•	with respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; however, in each case, such Appraised Value is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date LTV Ratio (“Appraised Value”)	Appraised Value	Maturity Date LTV Ratio (“as-is” appraised value) (1)	“as-is” appraised value(1)
Marriott Midwest Portfolio	3.8%	60.3%	$136,800,000	68.9%	$119,800,000
Marriott Savannah Riverfront	2.3%	50.7%	$110,600,000	54.9%	$102,300,000
Hilton Suites Lexington Green	2.1%	48.3%	$27,300,000	62.0%	$21,300,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

•	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Maturity Date LTV Ratio was calculated using the “As Stabilized Appraised Value” as set forth on Annex A to this prospectus, as opposed to the related Appraised Value, each as set forth below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date LTV Ratio (As Stabilized Appraised Value)	As Stabilized Appraised Value	Maturity Date LTV Ratio (Appraised Value)	Appraised Value
Scotsdale Apartments	2.7%	64.0%	$26,700,000(1)	71.4%	$23,950,000
Carriage Park	1.9%	63.8%	$18,700,000(2)	70.2%	$17,000,000
Winchester Plaza	1.5%	61.2%	$14,700,000(3)	77.5%	$11,600,000
Macomb Manor Apartments	1.4%	66.4%	$13,740,000(4)	73.6%	$12,400,000

(1)	Reflects the completion of a planned $1,819,500 renovation of the Mortgaged Property, the estimated costs of which were escrowed at origination.

(2)	Reflects the completion of a planned $1,973,000 renovation of the Mortgaged Property, the estimated costs of which were escrowed at origination.

(3)	Reflects the completion of a $2,229,641 renovation of tenant improvements for The Fresh Market, the estimated costs of which were escrowed at origination.

(4)	Reflects the completion of a planned $1,473,000 renovation of the Mortgaged Property, the estimated costs of which were escrowed at origination.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of retail, office, industrial, mixed use (to the extent the related Mortgaged Property includes office or retail space) and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or anticipated repayment date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, at which time the lockbox converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Originator has determined for tenant improvement and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Originator, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Originator and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 15 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Originator; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units,” “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a

Mortgaged Property that is operated as a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing property, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$721,157,407
Number of Mortgage Loans	45
Number of Mortgaged Properties	64
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	3.6%
Range of Cut-off Date Balances	$2,097,658 to $70,000,000
Average Cut-off Date Balance	$16,025,720
Range of Mortgage Rates	4.0920% to 5.7080%
Weighted Average Mortgage Rate	4.75193%
Range of original terms to Maturity Date	60 months to 120 months
Weighted average original term to Maturity Date	115
Range of Cut-off Date remaining terms to Maturity Date	56 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date	114
Range of original amortization terms(2)	240 months to 360 months
Weighted average original amortization term(2)	356
Range of remaining amortization terms(2)	240 months to 360 months
Weighted average remaining amortization term(2)	355
Range of Cut-off Date LTV Ratios(3)(4)(5)	50.8% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	63.0%
Range of Maturity Date LTV Ratios(3)(4)(5)	42.5% to 67.7%
Weighted average Maturity Date LTV Ratio(3)(4)(5)	55.9%
Range of UW NCF DSCR(3)(4)(6)	1.25x to 2.90x
Weighted average UW NCF DSCR(3)(4)(6)	1.69x
Range of Debt Yield on Underwritten NOI(3)(4)(7)	6.5% to 18.3%
Weighted average Debt Yield on Underwritten NOI(3)(4)(7)	10.5%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	27.4%
Interest Only then Amortizing Balloon	49.4%
Interest Only	23.1%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with mezzanine debt	4.4%
Mortgaged Properties with single tenants	11.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include Mortgage Loans that pay interest-only until their maturity dates.

(3)	With respect to Mortgage Loans or Pari Passu Loan Combinations that are cross-collateralized and cross-defaulted with one or more other Mortgage Loans or Pari Passu Loan Combinations, as applicable, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those Mortgage Loans (or Pari Passu Loan Combinations, as applicable) are presented in the aggregate unless otherwise indicated.

(4)	With respect to each Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that Mortgage Loan and any related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratios and Maturity Date LTV Ratios for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (i) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, or may be based on the “as-complete” value for a Mortgaged Property which assumes the completion of PIP renovations, the estimated costs of which were reserved at origination, (ii) such LTV ratios may be based on “as-stabilized” Appraised Values in certain cases in which reserves have been established at origination for all or a portion of the applicable condition or circumstance that is expected to result in stabilization or (iii) such LTV ratios may be calculated based on the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date LTV Ratio” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable)

of each Mortgage Loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date LTV Ratio” under “—Certain Calculations and Definitions”, are 63.9% and 56.7%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the annual debt service that would be in effect for such Mortgage Loan assuming that the Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the related Mortgaged Property’s Underwritten NOI divided by the Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the related Mortgaged Property’s Underwritten NCF divided by the Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loans with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loans may be calculated based on the Cut-off Date Balance net of the related earnout or economic holdback reserve. See the definition of “Debt Yield on Underwritten NOI” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or anticipated repayment dates, as applicable. This includes 13 Mortgage Loans, representing approximately 27.4% of the Initial Pool Balance, that pay principal and interest for their entire terms, 25 Mortgage Loans, representing approximately 49.4% of the Initial Pool Balance, that pay interest-only for a portion of their respective terms and 7 Mortgage Loans, representing approximately 23.1% of the Initial Pool Balance, that pay interest-only for their entire terms through their respective maturity dates or anticipated repayment dates, as applicable.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	18	18	$276,235,394	38.3%
Anchored	9	9	115,221,387	16.0
Super Regional Mall	1	1	70,000,000	9.7
Unanchored	5	5	51,975,000	7.2
Single Tenant	1	1	29,000,000	4.0
Shadow Anchored	2	2	10,039,007	1.4

Hospitality	6	15	$139,172,281	19.3%
Full Service	4	4	105,722,281	14.7
Limited Service	2	11	33,450,000	4.6

Office	6	6	$133,014,942	18.4%
General Suburban	5	5	101,014,942	14.0
CBD(2)	1	1	32,000,000	4.4

Industrial	5	5	$63,637,500	8.8%
Warehouse/Distribution	4	4	55,387,500	7.7
Flex	1	1	8,250,000	1.1

Multifamily (Garden)	4	4	$48,273,000	6.7%

Self Storage	5	15	$48,167,658	6.7%

Mixed Use (Multifamily/Office/Retail)	1	1	$12,656,631	1.8%

Total	45	64	$721,157,407	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A.

(2)	The largest tenant at the Mortgaged Property identified on Annex A to this prospectus as 401 South State Street, occupying 75.0% of the net rentable square feet of the Mortgaged Property, is an educational institution. The remaining occupied net rentable square feet at the related Mortgaged Property is leased to a church.

Retail Properties

Eighteen (18) retail properties, representing collateral for approximately 38.3% of the Initial Pool Balance, secure, in whole or in part, 18 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.

Certain of the retail Mortgaged Properties may have specialty use tenants, such as theaters, medical and dental offices, emergency room facilities, diagnostic laboratories, fitness centers, health clubs, dry cleaners, classrooms/educational centers, health professional schools, gas stations, schools, daycare facilities, houses of worship, performance studios, night clubs, parking garages, hospitals, animal hospitals, driving schools, hair salons and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

Fifteen (15) hospitality properties, representing collateral for approximately 19.3% of the Initial Pool Balance, secure, in whole or in part, 6 of the Mortgage Loans. Fourteen (14) of the hospitality Mortgaged Properties, representing collateral for approximately 11.0% of the Initial Pool Balance, are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that the franchise agreement or management agreement will remain in place or that the hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. The following table shows each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement with an expiration date that occurs, or a franchisor termination right that may be exercised, during the term of such Mortgage Loan:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Hilton Suites Lexington Green	$15,050,000	2.1%	12/31/2017(1)	7/1/2026

(1)	The borrower currently intends to convert the hotel from a Hilton Suites to an Embassy Suites by Hilton, as more fully described below. The franchise agreement expires on the earlier of December 31, 2017 and the date of the authorized opening of the hotel as an Embassy Suites by Hilton.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Suites Lexington Green, representing approximately 2.1% of the Initial Pool Balance, the borrower currently intends to convert the related Mortgaged Property from a Hilton Suites hotel to an Embassy Suites by Hilton hotel, which conversion is anticipated to be completed between March and November of 2017. In order to effect such anticipated conversion, the borrower is required to complete a PIP estimated to cost $5,021,924, which amount has been deposited into a PIP reserve held under the Mortgage Loan documents. Concurrently with the origination of such Mortgage Loan, the borrower entered into two franchise agreements: (i)

a Hilton Suites franchise agreement that expires on the earlier of December 31, 2017 and the authorized opening of the hotel under the Embassy Suites by Hilton brand; and (ii) an Embassy Suites by Hilton franchise agreement, under which the borrower will have the right to operate the hotel as an Embassy Suites by Hilton, and the obligation to pay the related franchise fees, on and after the date that the franchisor first authorizes the hotel to open under the Embassy Suites by Hilton brand (the “Embassy Suites Opening Date”), and which expires on the last day of the month of the fifteenth anniversary of the Embassy Suites Opening Date. The Embassy Suites by Hilton franchise agreement obligates the borrower to commence the PIP no later than December 1, 2016 (provided that the franchisor must approve the plans and designs for the PIP work) and to continue the PIP work uninterrupted except to the extent continuation is prevented by events of force majeure, but generally does not specify a completion date for the PIP work. Neither the two franchise agreements nor the Mortgage Loan requires that conversion of the Mortgaged Property into an Embassy Suites by Hilton occur by a specific date. However, it is an event of default under the Mortgage Loan if the borrower fails to cause the Mortgaged Property to open as an Embassy Suites by Hilton prior to the expiration date of the Hilton Suites franchise agreement. There can be no assurance as to whether, or when, a conversion of the Mortgaged Property from a Hilton Suites into an Embassy Suites by Hilton will take place, that any such conversion will occur prior to the expiration of the Hilton Suites franchise agreement, or the effect any such conversion, or performance of the PIP, may have on the Mortgaged Property.

In addition, renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa and Marriott Savannah Riverfront, collectively representing approximately 10.6% of the Initial Pool Balance, require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 8.3% of the Initial Pool Balance, approximately 46.9% of the underwritten revenue is attributable to food, beverage and spa sources.

Office Properties

Six (6) office properties, representing collateral for approximately 18.4% of the Initial Pool Balance, secure, in whole or in part, 6 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. Further, certain of the office Mortgaged Properties derive a portion of Underwritten Net Revenue from such specialty use tenants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, such Mortgaged Property is comprised of two buildings and a related parking structure, all of which are interconnected. The two buildings included in the Mortgaged Property are comprised of an office building leased to over 50 tenants, and a research and development building, which is comprised 48.0% of office space and 52.0% of research and development space. The research and development building is leased solely to Hillshire Brands under a lease expiring May 31, 2021 and represents approximately 12.0% of the total net rentable square feet at the Mortgaged Property. The research and development building has specialized improvements and may therefore be more difficult to refit or lease to other tenants if the sole tenant vacates such building than would be the case with a standard office building.

Industrial Properties

Five (5) industrial properties, representing collateral for approximately 8.8% of the Initial Pool Balance, secure, in whole or in part, 5 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Multifamily Properties

Four (4) multifamily properties, representing collateral for approximately 6.7% of the Initial Pool Balance, secure, in whole or in part, 4 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mountaineer Village Apartments, representing approximately 0.7% of the Initial Pool Balance, an estimated 90% of the tenants are undergraduate or graduate students.

Self Storage Properties

Fifteen (15) self storage properties, representing collateral for approximately 6.7% of the Initial Pool Balance, secure, in whole or in part, 5 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage Mortgaged Properties also derive a portion of the Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle, and/or boat storage and/or (g) rent derived from retail operations.

Mixed Use Properties

One (1) mixed use property, representing collateral for approximately 1.8% of the Initial Pool Balance, secures, in whole or in part, 1 of the Mortgage Loans.

Each of the mixed use properties has one or more retail, hospitality, multifamily and/or office components. To the extent a mixed use property has retail, hospitality, multifamily and/or office components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”, “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, music venues, theaters, parking garages, banks, ballroom event spaces, fitness centers, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	12	20.3%
Arcade	2	13.8
Theater	1	9.7
Church/Non-Profit	4	8.9
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	8.5
R&D Facility	1	5.8
School, educational facility and/or beauty and cosmetology school	2	5.3
Bank branch	3	3.8
Gym, fitness center or a health club	3	2.5

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iii) reductions in education spending as a result of changes in economic conditions in the area of the school; (iv) poor performance by teachers, administrative staff or students; or (v) mismanagement at the private school. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Top Mortgage Loan	$70,000,000	9.7%
Top 5 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$233,464,942	32.4%
Top 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$367,237,442	50.9%
Largest Related-Borrower Concentration(1)	$55,387,500	7.7%
Next Largest Related-Borrower Concentration(1)	$43,073,000	6.0%

(1)	Excludes single-borrower Mortgage Loans and cross-collateralized and cross-defaulted Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loans.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 2.8% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the largest 15 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Marriott Midwest Portfolio	$27,500,000	3.8%
EZ Storage Portfolio	13,500,000	1.9
Amsdell – Ohio & Tennessee Portfolio	13,250,000	1.8
Red Dot Storage Portfolio II	12,620,000	1.7
Grand Total	$66,870,000	9.3%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, is not being presented on Annex A as a multi-property loan. The Mortgage Loan, however, is secured by two properties, an office building and a research and development (“R&D”) building connected by a parking structure, all of which are interconnected. The office building comprises 536,322 square feet of the net rentable square feet at the Mortgaged Property and has an appraised value of $92,200,000; the R&D building, which is located on a separate tax lot, comprises 72,929 square feet of the net rentable square feet of the Mortgaged Property and has an appraised value of $13,300,000. The parcel for the R&D building may be separately released as described in this prospectus under “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance.” The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 401 South State Street, representing approximately 4.4% of the Initial Pool Balance, is not being presented on Annex A as a multi-property loan. The Mortgage Loan, however, is secured by two buildings located on two non-contiguous parcels (each of which is a separate tax lot) divided by a public alleyway and connected via a private, lower level maintenance tunnel. One building has a net rentable area of 479,522 square feet and the second building has a net rentable area of 7,500 square feet.

Two (2) groups of Mortgage Loans, set forth in the table below entitled "Related Borrower Loans”, collectively representing approximately 13.7% of the Initial Pool Balance, have borrower sponsors that are related to each other and, in one case, are cross-collateralized and cross-defaulted with each other. No such group of Mortgage Loans represents more than approximately 6.0% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Fed Ex Atlanta(1)	$14,200,000	2.0%
Fed Ex West Palm Beach(1)	11,837,500	1.6
Fed Ex Fife	20,125,000	2.8
Fed Ex Boulder	9,225,000	1.3
Total for Group 1:	$55,387,500	7.7%

Group 2
Scotsdale Apartments	$19,300,000	2.7%
Carriage Park	13,473,000	1.9
Macomb Manor Apartments	10,300,000	1.4
Total for Group 2:	$43,073,000	6.0%

(1)	The Fed Ex Atlanta and Fed Ex West Palm Beach Mortgage Loans are each part of a Loan Combination, which Loan Combinations are cross-collateralized and cross-defaulted with each other.

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
California	7	$150,797,658	20.9%
Michigan	11	$88,092,051	12.2%
Illinois	9	$84,045,000	11.7%
Tennessee	2	$74,650,000	10.4%
Florida	4	$47,365,439	6.6%
Arizona	4	$45,185,000	6.3%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated in Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

•	Mortgaged Properties located in California, Texas, Florida, Arizona, Georgia and Washington, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

•	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, California, Michigan, Illinois, Florida, Georgia, Texas, Virginia, Washington, New York, North Carolina, Ohio, Wisconsin, Oregon and Mississippi, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic States and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

•	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

•	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Nine (9) Mortgaged Properties, collectively securing approximately 24.3% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 12.0%.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Highridge Crossing, representing approximately 2.4% of the Initial Pool Balance, the Mortgaged Property is located in Santa Clarita, California. According to the seismic report prepared in connection with origination of such Mortgage Loan, the Mortgaged Property is located in a “special study zone” established under the Alquist-Priolo Earthquake Fault Zoning Act and/or is at risk of damage due to surface fault rupture. This determination is based on the proximity of the Mortgaged Property to documented earthquake fault traces and the current version of the California Geological Survey seismic hazard maps. The Mortgaged Property contains a “restricted use area” related to an active fault located at the north side of the site. Under local construction requirements, in order for development to be performed adjacent to fault lines, a study must be performed to verify the setback from any mapped faults is 50 feet or greater. A geotechnical report performed at the time of construction of the Mortgaged Property and provided by the borrower stated that the geologic evaluation of the fault location and orientation was performed by others in conjunction with prior site exploration and grading; however, the borrower has not provided the lender with a copy of such earlier geologic evaluation of the fault location and orientation. In addition, a building located at the south side of the Mortgaged Property is located above a non-active fault line. In the event that such non-active fault line becomes active, regulations could then be enacted that would not allow structures to be built within 50 feet of such fault line. In such event, in the event of a casualty to the Mortgaged Property, whether caused by earthquake or other hazard, the borrower would be prohibited or restricted from rebuilding the Mortgaged Property (or applicable portion). The seismic expected loss with respect to the Mortgaged Property, based on the seismic report, is 11%. The seismic expected loss calculation does not assess the probability of damage due to fault lines at the Mortgaged Property. No earthquake insurance has been obtained with respect to the Mortgaged Property.

Loans Underwritten Based on Projections of Future Income Resulting From Mortgaged Properties with Limited Prior Operating History

One (1) of the Mortgaged Properties, identified on Annex A to this prospectus as Fed Ex Boulder, securing approximately 1.3% of the Initial Pool Balance, was acquired 12 months or less prior to the Cut-off Date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Six (6) of the Mortgaged Properties, identified on Annex A to this prospectus as Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife, 247 Bedford Avenue, Winchester Plaza and Fed Ex Boulder, securing approximately 2.0%, 1.6%, 2.8%, 1.9%, 1.5% and 1.3%, respectively, of the Initial Pool Balance, were constructed, substantially renovated, re-positioned or repurposed 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Shoreline Village, Fountain Court and Bernalillo Marketplace, representing approximately 4.1%, 1.2% and 0.7%, respectively, of the Initial Pool Balance, the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loans

The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari'ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan).

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, the related Mortgaged Properties are owned by 10 special purpose entity borrowers that are owned in proxy by a third party corporate services provider, and the borrowers lease the related Mortgaged Properties under a single consolidated master lease to 10 special purpose entity master lessees owned by a joint venture between affiliates of the non-recourse carveout guarantors (10%) and affiliates of Gatehouse Capital Economic and Financial Consultancy K.S.C.C. (“Gatehouse”), an international real estate investment advisory firm based in Kuwait, and investors to whom Gatehouse has syndicated such interests (90%). The borrowers receive payments under the master lease that are equal to the debt service due to the lender. The master lease is expressly subordinate to the Mortgage Loan.

Condominium Interests

Two (2) of the Mortgage Loans secured, wholly or in part, by the Mortgaged Properties identified on Annex A to this prospectus as Swedesford Office and Westgate Shopping Center, representing approximately 4.2% and 1.6%, respectively, of the Initial Pool Balance, are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to such Mortgage Loans, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower's unit without the borrower's consent, other than as described below:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Swedesford Office, representing approximately 4.2% of the Initial Pool Balance, two of the three buildings at the Mortgaged Property comprise Unit A and Unit B, respectively, of a three-unit condominium development covering four separate office buildings. Unit A and Unit B represent approximately 13.0% and 15.9%, respectively, of the condominium development as a whole. The third unit, Unit C, represents approximately 70.0% of the condominium development and is not owned by the borrower sponsor. The operation and maintenance of common elements is managed by the Valley Forge Office Center Condominium Association, Inc. (the “Swedesford Office Association”), although each unit is responsible for the maintenance of its respective parking areas. The Swedesford Office Association also carries general insurance for common elements in the condominium development. The board has five (5) members, one (1) of which is elected by the owner of Unit A, one (1) of which is elected by the owner of Unit B, and three (3) of which are elected by the owner of Unit C. While the borrower does not control the board, the condominium documents contain typical lender protections, including notice and cure rights, the subordination of all Swedesford Office Association liens to the lien of any mortgage, and mortgagee consent and estoppel requirements for any amendments to the condominium documents.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Westgate Shopping Center, representing approximately 1.6% of the Initial Pool Balance, the Mortgaged Property comprises Unit 4 of a 5-unit condominium development, of which 2 units are currently undeveloped. Unit 4 is owned by the borrower and Units 1, 2, 3 and 5 are currently owned by the borrower sponsor. Unit 4 is the largest single unit by percentage interest, currently comprising 73.6% of the condominium interests, and the borrower currently controls the condominium board. In the event one or both of the undeveloped units in the condominium development are developed and open for business, Unit 4’s percentage interest in the condominium will be reduced to not less than 43.9%. In such event, the borrower will no longer control the condominium board. The condominium documents contain certain lender protections, including, but not limited to, (i) the lender’s consent rights over any changes to: the unit owners’ voting rights; the method for determining the allocation and collection of common expenses; the condominium reserves; the rights to use common elements; and leasing restrictions, (ii) the lender’s approval rights over any action which would be reasonably likely to result in at least a 10% increase in the amount of Unit 4’s common expenses relative to the previous year’s annual budget, (iii) the requirement that the lender receive copies of any notices of default, nonpayment or delinquency of amounts owed and payable, and breach or violation of the terms of the condominium documents that are delivered to Unit 4, and the lender’s right to cure such default, delinquency, breach or violation and (iv) the lender’s consent right to any amendments to the condominium documents.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit. See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Three (3) Mortgaged Properties, identified on Annex A to this prospectus as Shoreline Village, Shops at Desert Ridge Corporate Center and Best Buy Park, securing approximately 4.1%, 0.8% and 0.5%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

One (1) Mortgaged Property, identified on Annex A to this prospectus as Harbor Point, securing approximately 2.6% of the Initial Pool Balance, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on an Actual Ownership Interest in a Real Property”. See also Sponsor Representations and Warranties No. 34 (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 11 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

•	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

•	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

•	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

•	for which an environmental insurance policy will have been obtained from a third party insurer;

•	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

•	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

•	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

•	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

•	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operation and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operation and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and

Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fed Ex Fife, representing approximately 2.8% of the Initial Pool Balance, the related ESA identifies impacts to soil and groundwater associated with the Mortgaged Property’s historic use as a REC for the Mortgaged Property. Multiple investigations have been conducted at the Mortgaged Property, and various remedial actions were performed at the Mortgaged Property in 2014.  Samples collected during the remedial action confirmed that impacts to soil were below applicable standards for unrestricted land use.  A groundwater sampling and analysis plan approved by the Washington Department of Ecology (“WDOE”) is currently being implemented at the Mortgaged Property.  Groundwater sampling events throughout 2015 and early 2016 did not identify any impacts above applicable levels.  The final groundwater sampling event was conducted in June 2016. The related borrower is planning to request a No Further Action approval from the WDOE in relation to the Mortgaged Property. The related ESA consultant has estimated the cost to implement and complete the groundwater sampling and analysis plan to be between $30,000 and $40,000.  Accordingly, an environmental escrow of $50,000 was established at origination of the Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, representing approximately 2.3% of the Initial Pool Balance, the related ESA noted that the soil and groundwater at the Mortgaged Property was impacted from a manufactured gas plant formerly located at an adjacent property. In connection with a remediation plan approved by the Georgia Environmental Protection Division, (i) Atlanta Gas Light Company, the owner of the adjacent plant, executed an indemnification agreement to the benefit of the owners of the Mortgaged Property and (ii) the borrower recorded a land use restriction which, among other things, prohibits (a) the use of groundwater at the Mortgaged Property and (b) any residential uses at the Mortgaged Property. Additionally, the borrower is required under the Mortgage Loan documents to provide secondary containment for certain diesel fuel drums located at the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Kendallwood Shopping Center, representing approximately 1.2% of the Initial Pool Balance, the related ESA reported that a concentration of perchloroethylene exceeding the Michigan Department of Environmental Quality’s residential generic cleanup criteria was identified in such Mortgaged Property’s soil by a Phase II environmental site assessment conducted in November 2007 to assess potential contamination from on-site dry-cleaning operations of a prior tenant (operating from as far back as 1964 through 2000 in a building that has since been demolished and replaced) and a current tenant (operating since 2000) and from an adjacent property that had been operated as a gas station since the 1950s. As a result of such contamination, such Mortgaged Property is classified as a “facility” under Michigan law, requiring its owner and/or operator to perform certain “due care” obligations. A due care plan, dated December 6, 2007, was prepared for such Mortgaged Property. The related ESA recommended, among other things, (i) the continued compliance with such due care plan, (ii) the epoxy-sealing of the floors within such Mortgaged Property’s dry-cleaning space and the implementation of secondary containment to store a certain perchloroethylene waste drum and (iii) that any potential purchaser, fiduciary or future tenant of such Mortgaged Property’s dry-cleaning space submit a “baseline environmental assessment” to the Michigan Department of Environmental Quality for the purpose of obtaining an exemption from liability pursuant to certain rules and regulations under Michigan law. The related Mortgage Loan documents require the related borrower (i) to diligently and continually comply with and carry out (or cause to be complied with and carried out) the provisions of the due care plan and (ii) by November 2016, to effect the epoxy-sealing and secondary containment referenced in clause (ii) of the immediately preceding sentence. In addition, the related borrower obtained an environmental insurance policy for the related lender’s benefit from Steadfast Insurance Company (rated “A1/A+(XV)” by S&P and “AA-” by A.M. Best), a whole owned subsidiary of Zurich Insurance Company. The policy is subject to limits of $2,000,000 per claim and in the aggregate and includes a deductible of $50,000, for which the related borrower is liable under the related Mortgage Loan documents, and a term that extends three years beyond the maturity date of the related Mortgage Loan.

With respect to the Mortgaged Property identified on Annex A to this prospectus as EZ Storage Mack Avenue, securing approximately 1.1% of the Initial Pool Balance, the related ESA identifies impacts (a concentration in soil of benzo(a)pyrene above Residential and Nonresidential Direct Contact General Cleanup Criteria) to the northern parcel, which was historically used for automotive services, as a REC for the Mortgaged Property. A baseline environmental assessment (“BEA”) was prepared for the Mortgaged Property. A BEA allows the person(s) on whose behalf it was performed to purchase or begin operating at a property without taking on liability for the clean-up of historic impacts identified in the BEA. The BEA includes a due care plan, which allows for the safe utilization of the impacted Mortgaged Property.

With respect to the Mortgaged Property identified on Annex A to this prospectus as EZ Storage Orchard Lake Road, securing approximately 0.8% of the Initial Pool Balance, the related ESA identifies impacts to a parent parcel of land, in which the Mortgage Property lies, as a REC for the Mortgaged Property. The parent parcel of land was historically used for industrial operations. A 2007 investigation identified impacts to the parent parcel, which resulted in the preparation of a BEA for the parent parcel (including the Mortgaged Property). In 2012, a specific investigation of the Mortgaged Property was conducted, which identified impacts to soil associated with the historic industrial operations on the parent parcel. A due care plan was established by the related borrower for the soil impacts specific to the Mortgaged Property, allowing for the safe management of impacted areas.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mountaineer Village Apartments, representing approximately 0.7% of the Initial Pool Balance, the related ESA disclosed that limited radon sampling conducted at the Mortgaged Property detected radon above the Environmental Protection Agency’s (“EPA”) Action Level of 4.0 picoCuries per Liter (pCi/L) in two residential units.  Additional short-term radon testing was performed, which identified an elevated level of radon in a ground-level unit in a single building at the Mortgaged Property.  Based on the analytical results, the Phase I ESA consultant recommended: (i) an additional round of long-term radon sampling in the unit, which twice tested above the EPA Action Level; and (ii) radon mitigation in all five ground-level units in the same building if the long-term testing results are above the EPA Action Level.  The Phase I ESA consultant estimated that the cost of any radon mitigation systems will not exceed $7,500.  Accordingly, an environmental escrow of $7,500 was established at origination of the Mortgage Loan. We cannot assure you that such mitigation will be completed or that the costs will not exceed the reserves.

Litigation Considerations

Certain risks relating to litigation regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current litigation matters or material threatened litigation matters relating to certain Mortgage Loans:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Opry Mills, representing approximately 9.7% of the Initial Pool Balance, in connection with a casualty from the flooding that occurred at the Mortgaged Property in 2010, the borrower was involved in a 5-year lawsuit against the insurers who initially awarded only $50.0 million out of the $200.0 million that the borrower sponsor claimed. The borrower was ultimately granted a summary judgment by the Chancery Court for Davidson County, Tennessee, which awarded the borrower sponsor $204.0 million. The case is currently being appealed and the related guarantor has provided a guaranty to the lender for payment of all obligations, costs, expenses and liabilities of the borrower and its affiliates incurred in connection with such insurance proceedings, including any post-trial motions and appeals arising therefrom, all attorney’s fees or disbursements, expert witness fees and other related expenses, costs or fees. Neither the lender nor the servicer has (i) any right to participate in the insurance proceedings or (ii) any right to approve any decisions of the borrower with respect to the insurance proceedings or any appeals or settlement. Under the Mortgage Loan documents, any amounts received by the borrower from the insurance proceedings are not required to be deposited into the lockbox account and may be retained or disbursed by the borrower in its sole discretion and control in accordance with its organizational documents.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Swedesford Office, representing approximately 4.2% of the Initial Pool Balance, two out of three borrower sponsors that are not the non-recourse carveout guarantor report that they are involved in a pending litigation unrelated to the Mortgaged Property with a potential litigation exposure of approximately $53.5 million. A lender sued such borrower sponsors over two foreclosures on two Chicago office properties and in June 2012 was granted a money judgment in federal court for an amount of $53.5 million. In the summer of 2015, such borrower sponsors successfully appealed the judgment on grounds that the lender incorrectly filed for judgment at the federal court level. Such borrower sponsors also claimed that the lender sought the full loan amounts as damages, despite recourse being limited to 30% and 25% of the loans, respectively. The lender commenced a new action against the two out of three borrower sponsors in January 2016 in Illinois state court and the case is currently ongoing. Such borrower sponsors involved in the litigation are separate entities from the borrowers and the non-recourse carveout guarantor.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, representing approximately 2.3% of the Initial Pool Balance, in May 2015, one of the non-recourse carveout guarantors, Columbia Sussex Corporation, was named as a defendant in an action brought by C-III Asset Management LLC, as special servicer, in connection with the foreclosure of a Marriott hotel located in Oklahoma City. The complaint seeks damages of $868,000 under the related environmental indemnity for mold remediation and $750,000 for alleged waste related to maintenance of the roof, sidewalks and miscellaneous equipment.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, such properties are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than $1,000,000, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Shoreline Village, representing approximately 4.1% of the Initial Pool Balance, the related borrower sponsors reported that they are in the process of negotiating an extension of the related ground lease with the City of Long Beach, in connection with which the performance of alterations or improvements to the Mortgaged Property might be required. Details such as the cost, timing, nature and scope of any such improvements or alterations have not yet been determined. The related borrowers deposited funds in the amount of $1,000,000 into a reserve account at origination of the Mortgage Loan to be used to fund any such improvements or alterations. As of the date of this prospectus, the borrower sponsors have not provided or identified any documentation regarding any definitive arrangements for an extension of the related ground lease. There can be no assurance that a ground lease extension will ultimately be entered into or of what the terms of any executed ground lease extension will be, including with respect to any renovation work that might be required in connection therewith, and its impact on the related borrowers’ business and the Mortgaged Property.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, the Mortgaged Properties are subject to Marriott mandated PIPs with an aggregate estimated cost of $14,728,386 scheduled for 2016 with a required completion date of December 31, 2016, which generally include renovations and updates to guestrooms (kitchen, bathrooms and decor), corridors, lobby, public restrooms, fitness center, pool and, in some cases, breakfast rooms or meeting rooms. At loan origination, the borrower deposited the sum of $14,724,000 into a reserve for completion of such PIPs.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Fed Ex Atlanta and Fed Ex West Palm Beach, representing approximately 2.0% and 1.6%, respectively, of the Initial Pool Balance, in connection with the completion of construction at the Mortgaged Properties: (i) the estimated cost to complete change orders requested by the related borrowers after origination of each such Mortgage Loan was $348,877 at the Fed Ex Atlanta Mortgaged Property and $482,701 at the Fed Ex West Palm Beach Mortgaged Property; and (ii) the estimated cost to complete the initial construction and all punchlist items after origination of each such Mortgage Loan was $243,808 at the Fed Ex Atlanta Mortgaged

Property and $34,988 at the Fed Ex West Palm Beach Mortgaged Property. One-hundred percent (100%) of the total estimated costs were reserved at origination of each such Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Scotsdale Apartments, representing approximately 2.7% of the Initial Pool Balance, the unit interiors, common areas, roof and parking lot will be renovated at a cost of $1,819,500, and 100% of the cost was reserved at origination of the Mortgage Loan. The renovation is estimated to be completed within 24 months of origination of the Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, representing approximately 2.3% of the Initial Pool Balance, in connection with the renewal of the franchise agreement for an additional 20-year term in January 2015, the borrower is required to complete a PIP at the Mortgaged Property that includes, among other things, renovations to the concierge lounge, meeting spaces, guestrooms and corridors. At origination of the Mortgage Loan, the borrower reserved approximately $9,148,700, which amount represents 110% of the estimated cost to complete the PIP. The PIP is required to be completed by the end of 2017.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Suites Lexington Green, representing approximately 2.1% of the Initial Pool Balance, the borrower currently intends to convert the related Mortgaged Property from a Hilton Suites hotel to an Embassy Suites by Hilton hotel, which conversion is anticipated to be completed between March and November of 2017. In order to effect such anticipated conversion, the borrower is required to complete a PIP that is estimated to cost $5,021,924, which amount has been deposited into a PIP reserve held under the Mortgage Loan documents. See “—Statistical Characteristics of the Mortgage Loan—Property Types—Hospitality Properties” above. There can be no assurance as to whether, or when, such conversion will take place, or the effect that such conversion, or performance of the PIP, may have on the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Carriage Park, representing approximately 1.9% of the Initial Pool Balance, the unit interiors, common areas, roof, and parking lot will be renovated at a cost of $1,973,000, and 100% of the cost was reserved at origination of the Mortgage Loan. The renovation is estimated to be completed within 24 months of origination of the Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Macomb Manor Apartments, representing approximately 1.4% of the Initial Pool Balance, approximately $1,473,000 of renovations to the units, common areas, and structural components are anticipated at the Mortgaged Property, for which 100% of the estimated cost was reserved at origination of the Mortgage Loan. The renovation is estimated to be completed within 24 months of origination of the Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Holiday Inn Express - Guymon, representing approximately 0.8% of the Initial Pool Balance, such Mortgaged Property is expected to undergo a PIP required by the franchisor in connection with a renewal of the franchise agreement that includes, among other things, renovations and updates to guestrooms (including bathrooms), corridors, public restrooms, the lobby, the fitness center and the business center. The PIP work is expected to commence around October 2016, to be completed around June 2018 and to cost approximately $887,500, funds in which amount were deposited at origination of the Mortgage Loan into a reserve account for completion of the PIP.

We cannot assure you that these above described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Assessment of Property Value and Condition

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Highridge Crossing, representing approximately 2.4% of the Initial Pool Balance, the Mortgaged Property is located in Santa Clarita, California. According to the seismic report prepared in connection with origination of such Mortgage Loan, the Mortgaged Property is located in a “special study zone” established under the Alquist-Priolo Earthquake Fault Zoning Act and/or is at risk of damage due to surface fault rupture, as further described above under “—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations.”

Default History, Bankruptcy Issues and Other Proceedings

Defaults Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases.

Two (2) of the Mortgage Loans, representing approximately 3.6% of the Initial Pool Balance, were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, as described below:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Suites Lexington Green, representing approximately 2.1% of the Initial Pool Balance, proceeds of the Mortgage Loan were used by the related borrower to acquire the Mortgaged Property from the prior owner, which in turn used such proceeds to repay a prior securitized loan that entered maturity default on June 6, 2016, pending origination of the Mortgage Loan, which occurred on June 8, 2016.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 600 Independence Parkway, representing approximately 1.5% of the Initial Pool Balance, proceeds of the Mortgage Loan were used to refinance a prior loan that entered maturity default on June 1, 2016, pending origination of the Mortgage Loan, which occurred on June 30, 2016.

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, affiliates of the guarantor have been involved as a principal, sponsor or investor in a number of properties as to which a related mortgage or mezzanine loan was subject to foreclosure, delivery of a deed-in-lieu of foreclosure, workout proceedings or a discounted payoff.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Swedesford Office, representing approximately 4.2% of the Initial Pool Balance, the borrower sponsors, who are not the non-recourse carveout guarantors, reported eight events of foreclosure or deeds-in-lieu of foreclosure unrelated to the Mortgaged Property in connection with loans secured by real property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Shoreline Village, representing approximately 4.1% of the Initial Pool Balance, one of the related non-recourse carveout guarantors reported that he previously sponsored other loans unrelated to the Mortgaged Property that were repaid at a loss or were the subjects of discounted pay-offs, note sales or other restructurings, most recently in 2012.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bass Pro Shops - Rancho Cucamonga, representing approximately 4.0% of the Initial Pool Balance, the borrower sponsor, who is also the non-recourse carveout guarantor, reported one foreclosure, one discounted payoff and five deeds-in-lieu of foreclosure since 2005.

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Scotsdale Apartments, Carriage Park and Macomb Manor Apartments, representing approximately 2.7%, 1.9% and 1.4%, respectively, of the Initial Pool Balance a single-family rental property and a two-unit rental property owned by the guarantor of the Mortgage Loans were deeded back to the City of Detroit via a tax foreclosure between 2006 and 2011. The guarantor was also involved in a number of short sales of single-family rental properties in inner city Detroit, most recently in 2010.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Harbor Point, representing approximately 2.6% of the Initial Pool Balance, an affiliate of the borrower sponsors reported six instances in which owned properties were foreclosed on, most recently in 2010.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Highridge Crossing, representing approximately 2.4% of the Initial Pool Balance, the borrower is a single member California limited liability company, the sole member of which (the “Highridge Crossing Borrower Sole Member”) is a California limited partnership. The Highridge Crossing Borrower Sole Member is 1% owned by a general partner affiliated with the non-recourse carveout guarantor, 50% owned by two limited partners, which are trusts affiliated with such non-recourse carveout guarantor, and 49% owned by another limited partner, Hopkins Real Estate Group (“HREG”), a California corporation which is affiliated with the original developer of the Mortgaged Property. HREG is not in good standing as a California corporation, has been suspended due to failure to file required returns and pay franchise taxes, and is subject to dissolution by the appropriate state agencies while it is not in good standing. In addition, HREG is a defendant in various lawsuits, and the owner of HREG has informed the lender that HREG is insolvent. The partnership agreement of the Highridge Crossing Borrower Sole Member provides that only the general partner of the Highridge Crossing Borrower Sole Member has the right to bind the Highridge Crossing Borrower Sole Member, and that HREG, as a limited partner, has no management or approval rights, except the right to consent to actions that contravene the partnership agreement, subject it to liability as a general partner or cause partnership property to be possessed other than for partnership purposes. Proceedings and other events related to the suspended status or insolvency of HREG, as an indirect owner of the borrower, may have an adverse effect on the related Mortgaged Property or payments on the related Mortgage Loan.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, representing approximately 2.3% of the Initial Pool Balance, in 2005, one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC”), acquired a portfolio of fourteen hotel properties from Blackstone Group, Inc., financed by a $1,100,000,000 loan from Bear Stearns Companies, Inc. and Bank of America Corporation (and $300,000,000 of sponsor equity). The debt included seven tiers of mezzanine debt, which Blackstone Group, L.P. purchased. The debt matured in October 2010 with an outstanding principal balance of $1,030,000,000. CSC was unable to refinance or restructure the loan and agreed to a deed-in-lieu of foreclosure and transferred ownership of the portfolio back to Blackstone Group, L.P. In addition, in 2007, CSC acquired the Tropicana casinos in both Las Vegas and Atlantic City through a separate entity, Tropicana Entertainment. The New Jersey Casino Control Commission subsequently denied Tropicana Entertainment a gaming license and, as a result, Tropicana Entertainment was unable to operate the Tropicana casino in Atlantic City. Tropicana Entertainment defaulted on the loans that financed the acquisition and filed for Chapter 11 bankruptcy. Furthermore, the other non-recourse carveout guarantor, CSC Holdings, LLC, has been the borrower sponsor of various CMBS loans for which the related property has been acquired by the applicable lender in connection with a foreclosure or pursuant to a deed-in-lieu of foreclosure, as well as the borrower sponsor of certain non-recourse loans that are currently in special servicing and/or where the related properties are being managed by an appointed receiver, are in foreclosure or have entered a deed-in-lieu of foreclosure transaction. CSC Holdings, LLC is also the borrower sponsor of loans in default outside of securitizations. See “—Litigation Considerations” for additional information regarding certain litigation matters with respect to certain parties related to the Mortgage Loan.

There are likely other material defaults, proceedings, transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the largest 15 Mortgage Loans, or (iii) otherwise occurred at any time and of which we are not aware.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, industrial, self storage and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

•	Five (5) of the Mortgaged Properties, securing in whole or in part 5 Mortgage Loans, collectively representing approximately 11.7% of the Initial Pool Balance, are each leased to a single tenant.

•	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 4.0% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance
Bass Pro Shop	3	16.3%
JP Morgan Chase Bank	2	3.0%
Planet Fitness	2	2.8%

In the event of a default by that tenant, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the loan. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, industrial and mixed use Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the retail, office, industrial, self storage and mixed use Mortgaged Properties:

•	In certain cases, the lease of a single tenant, anchor tenant or one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which a single tenant representing greater than 50% of the net rentable square footage occupies its space under a lease that expires prior to, or in the same year as, the maturity date (or in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
401 South State Street	4.4%	Robert Morris University	75.0%	2024	7/6/2026
Winchester Plaza	1.5%	Dick’s Sporting Goods	57.3%	2026	6/6/2026
600 Independence Parkway	1.5%	Federal Insurance Co. (DBA Chubb)	57.4%	2020	7/6/2026
Best Buy Park	0.5%	Best Buy Stores, L.P.	79.8%	2024	7/6/2026

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

•	With respect to the Mortgaged Properties identified in the table below, one or more tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant) expire in a single calendar year that is prior to or the same year as the maturity date (or in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
401 South State Street	4.4%	75.0%	2024	7/6/2026
Winchester Plaza	1.5%	57.3%	2026	6/6/2026
600 Independence Parkway	1.5%	57.4%	2020	7/6/2026
Fountain Court	1.2%	57.9%	2018	6/6/2026
Kendallwood Shopping Center	1.2%	50.5%	2026	7/6/2026
Sorrento Mesa Crossroads	0.8%	65.5%	2020	6/6/2026
Best Buy Park	0.5%	79.8%	2024	7/6/2026

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

•	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage at the related Mortgaged Property expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

•	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or at least 20% of its leased net rentable square footage) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, the fifth largest tenant at the Mortgaged Property, JMG Financial, which leases approximately 3.8% of the net rentable square feet at the Mortgaged Property, has the right to terminate its lease effective November 30, 2024, upon notice delivered not later than December 1, 2023 and payment of unamortized costs (including tenant improvements, leasing commissions, free rent and landlord legal fees).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Highridge Crossing, representing approximately 2.4% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property, JP Morgan Chase Bank, which leases approximately 8.7% of the net rentable square feet at the Mortgaged Property, has the right to terminate its lease effective May 2, 2019, upon notice received no later than November 2, 2018 and payment of a $100,000 termination fee.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 555 Briarwood Circle, representing approximately 1.1% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, Rehmann Accounting, which leases approximately 26.0% of the net rentable square feet at the Mortgaged Property, holds a one-time right to terminate its lease, effective June 30, 2019, by providing written notice no later than June 30, 2018 and payment of unamortized tenant improvements and leasing commissions.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Opry Mills, representing approximately 9.7% of the Initial Pool Balance, the rent of the second largest tenant, Regal Cinema, which tenant represents 8.6% of the net rentable square feet of the Mortgaged Property, will be reduced by 25% in the event the occupancy rate of the Mortgaged Property falls below 50%, excluding the lease to Regal Cinema, and remains below 50% for 90 days or more. If occupancy remains below 50% for 12 months, Regal Cinema has the option to terminate its lease.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Harbor Point, representing approximately 2.6% of the Initial Pool Balance, the third largest tenant, Hooters of America, which represents approximately 4.2% of the net rentable square feet at the Mortgaged Property, has the right to terminate its lease if Bass Pro Shop or any tenant replacing Bass Pro Shop that leases 20,000 or more net rentable square feet at the Mortgaged Property ceases to operate its space for a period in excess of one year upon 90 days’ notice.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the largest 15 Mortgage Loans.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the largest 15 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Swedesford Office, representing approximately 4.2% of the Initial Pool Balance, the largest tenant, Affiliated Distributers, occupying approximately 11.0% of the net rentable square feet at the Mortgaged Property, can cease operations at the Mortgaged Property. In the event the tenant ceases operations for 60 days, the borrower has a one-year option to terminate the tenant’s lease. In addition, the second largest tenant, Laser Spine Institute, and the fourth largest tenant, LiquidHub, occupying approximately 10.3% and 9.3% of the net rentable square feet at the Mortgaged Property, respectively, are not required to continuously occupy or operate their respective spaces. However, each tenant may not terminate its respective lease and must continue to pay rent.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as DC Ranch Crossing, representing approximately 3.0% of the Initial Pool Balance, the largest tenant, AJ’s Fine Foods (Bashas’), which represents approximately 24.7% of the net rentable square feet at the Mortgaged Property, has the right to go dark at any time with a landlord right to recapture after 180 days of closure. The fourth largest tenant, McDonald’s USA LLC, which represents approximately 6.5% of the net rentable square feet at the Mortgaged Property, has the right to go dark at any time with a landlord right to recapture after 365 days of closure and payment to McDonald’s USA LLC of the net book value of all improvements and fixtures constructed or installed by the tenant on the leased premises.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Highridge Crossing, representing approximately 2.4% of the Initial Pool Balance, the anchor tenant at the Mortgaged Property, Office Depot Inc., which leases approximately 27.8% of the net rentable square feet at the Mortgaged Property, has the right to cease to operate at the Mortgaged Property at any time; however, if the tenant fails to reopen in 120 days, the borrower has the right to terminate the related lease upon not less than 60 or more than 150 days’ notice. In addition, each of the second largest tenant, JP Morgan Chase Bank, which leases approximately 8.7% of the net rentable square feet, the third largest tenant, Wendy’s International, which leases approximately 5.2% of the net rentable square feet, and the fifth largest tenant, Chipotle Mexican Grill, which leases approximately 4.3% of the net rentable square feet, has the right to cease to operate at the Mortgaged Property at any time; however, in each case the borrower has the right to terminate the related lease upon 30 days’ notice if the tenant fails to reopen within a specified period (ranging from 60 to 90 days).

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government leases or leases to tenants with government contracts that (i) have the risks described above in this paragraph, and (ii) relate to a tenant that individually represents more than 5% of the base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of Base Rent
Esplanade I	5.8%	GSA-Internal Revenue Service(1)	12.3%	20.6%
600 Independence Parkway	1.5%	Commonwealth of Virginia, Department of General Services(2)	8.0%	8.5%
Northpointe Plaza	0.7%	Secretary of State(3)	10.8%	12.9%

(1)	The related tenant may terminate the lease at any time after July 2018 upon 90 days’ notice.

(2)	If an agency occupying the leased premises ceases to exist and is not replaced by a successor entity with similar powers and purposes, or if such agency’s powers and authority are limited so as to not permit the continued use of the leased premises for its intended purpose, (i) the tenant may withdraw from the lease the portion of the leased premises then occupied by such agency (with a corresponding reduction in rent) and (ii) if such agency is the sole occupant of the leased premises, the lease will terminate. In addition, (a) if the Virginia General Assembly fails to appropriate funds for the continuance of the lease term for all agencies occupying the leased premises (or, if applicable, federal funding for the continuation of the lease is no longer available), the lease will automatically terminate upon depletion of the then currently appropriated or allocated funds, and (b) if appropriations made to an individual agency occupying the leased premises fail to provide appropriate funds for such agency’s continued occupancy, the tenant will have the right to delete from the leased premises the space occupied by such agency and reduce rent accordingly.

(3)	The related tenant may terminate the lease at any time upon 30 days’ notice.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

Tenants Not Yet in Occupancy or Paying Rent, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent or may be in the process of negotiating such lease. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable square feet at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, the fifth largest tenant, JMG Financial, which leases approximately 3.8% of the net rentable square feet at the Mortgaged Property, is not yet in occupancy, has a lease commencement date of December 1, 2016 and is in a free rent period from lease commencement through November 30, 2017. It is anticipated that the tenant will take occupancy in December 2016. At origination of the Mortgage Loan, $289,014 was deposited into a reserve account with respect to underwritten rent for the period from July 1, 2016 through November 30, 2016 (i.e., the period prior to the lease commencement date), and $693,634 was deposited into such reserve account with respect to free rent from December 1, 2016 through November 30, 2017, representing the entire free rent period. A portion of such reserve equal to the monthly rent which would have been payable upon lease commencement absent such free rent period will be applied each month in the same manner as rent is required to be applied under the related Mortgage Loan documents (including, if no cash management period exists, released to the related borrower); provided that any release of free rent after January 1, 2017 is conditioned on delivery of an estoppel stating that the tenant is in occupancy and open for business.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Swedesford Office, representing approximately 4.2% of the Initial Pool Balance, the second largest tenant, Laser Spine Institute, representing approximately 10.3% of the net rentable square feet at the Mortgaged Property, executed a lease amendment on June 2, 2016 expanding its space by 5,452 square feet, representing approximately 2.1% of the net rentable square feet at the Mortgaged Property. The expansion space lease is scheduled to commence on October 1, 2016, and the tenant is scheduled to commence paying full, unabated rent for the expansion space by February 1, 2017. The tenant is currently building out the expansion space. The borrower reserved $56,337 at origination of the Mortgage Loan to cover such free rent period.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 247 Bedford Avenue, representing approximately 1.9% of the Initial Pool Balance, the largest tenant, representing approximately 69.8% of net rentable square feet at the Mortgaged Property, has executed a lease, is in occupancy of the premises, and is anticipated to begin paying rent on May 26, 2017. The second largest tenant, The Corcoran Group, representing approximately 26.6% of net rentable square feet at the Mortgaged Property, has executed a lease but is not in occupancy, and is anticipated to begin paying rent on August 15, 2016. The borrower under the Mortgage Loan deposited approximately $1,975,463 in a reserve account upon origination of the Mortgage Loan for the outstanding gap rent for these two tenants.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Park Place, representing approximately 1.5% of the Initial Pool Balance, the largest tenant, Infusion Software, representing approximately 50.0% of the net rentable square feet at the Mortgaged Property, currently occupies Buildings 5 and 6 at the related Mortgaged Property, and has executed a lease and is anticipated to take occupancy and begin paying rent in January 2017 with respect to Building 4. The borrower deposited $2,217,788 into a gap rent reserve account upon origination of the Mortgage Loan, which will be released to the borrower upon Infusion Software’s occupancy of the leased space and the commencement of payment of rent by Infusion Software.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Winchester Plaza, representing approximately 1.5% of the Initial Pool Balance, the second largest tenant, The Fresh Market, representing approximately 23.8% of the net rentable square feet at the Mortgaged Property, is currently building out its space, is expected to open for business by August 2016 and will commence paying rent 200 days after the earlier of (x) opening for business or (y) delivery of the premises. The third largest tenant, Planet Fitness, representing approximately 19.0% of the net rentable square feet at the Mortgaged Property, has executed a lease and is in occupancy of the premises; however, its rent is abated 50% until and including approximately November 28, 2016.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Northwest Corporate Center, representing approximately 1.1% of the Initial Pool Balance, the second largest tenant, Tissue Transplant, occupying approximately 13.0% of the net rentable square feet at the Mortgaged Property, is currently paying month-to-month holdover rent for one of the suites it occupies, representing approximately 4.7% of the net rentable square footage at the Mortgaged Property.

We cannot assure you that these tenants will take occupancy, begin paying rent or execute these leases. If these tenants do not take occupancy of the leased space, begin paying rent or execute these leases, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties or certain tenants at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

•	On March 29, 2012, Best Buy announced its plan to close 50 of its U.S. stores in 2013 and cut $800 million in costs by 2015. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Best Buy Park, representing approximately 0.5% of the Initial Pool Balance, Best Buy Stores, which is a subsidiary of Best Buy, is a tenant at the related Mortgaged Property. We cannot assure you that Best Buy will remain open for business or that the closing of any Best Buy store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

•	As of March 26, 2016, Office Depot, Inc. (“Office Depot”) reported that it had closed 9 retail stores in the first quarter of 2016 and expects to close more than 50 stores in fiscal year 2016. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Highridge Crossing, representing approximately 2.4% of the Initial Pool Balance, an Office Depot store is the anchor tenant, occupying approximately 27.8% of the net rentable square feet at the related Mortgaged Property. We cannot assure you that such Office Depot store will remain open for business or that the closing of any other Office Depot store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Town Center I, representing approximately 1.8% of the Initial Pool Balance, the fifth largest tenant, Bishop of the Diocese of Orlando, occupying approximately 2.9% of the net rentable square feet at the Mortgaged Property, and C3C Church, Inc., occupying approximately 2.6% of the net rentable square feet at the Mortgaged Property, are religious organizations. In addition, Arthritis Foundation Florida, occupying approximately 1.1% of the net rentable square feet at the Mortgaged Property, is a charity.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Westgate Shopping Center, representing approximately 1.6% of the Initial Pool Balance, Eblen Charities, occupying approximately 4.6% of the net rentable square feet at the Mortgaged Property, is a charity.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Park Place, representing approximately 1.5% of the Initial Pool Balance, the tenant League for Innovation, representing 1.6% of the net rentable square footage at the Mortgaged Property, is a not-for-profit tenant.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Northwest Corporate Center, representing approximately 1.1% of the Initial Pool Balance, Sts. Joachim & Ana Orthodox Church, occupying approximately 1.5% of the net leasable area at the Mortgaged Property, is a church.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 555 Briarwood Circle, representing approximately 1.1% of the Initial Pool Balance, the tenants W-A-Y Widening Advancements for Youth and Hospice of Michigan, which lease approximately 7.7% and 3.9%, respectively, of the net rentable square feet at such Mortgaged Property, are not-for-profit entities.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the largest 15 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as DC Ranch Crossing, representing approximately 3.0% of the Initial Pool Balance, the fourth largest tenant, McDonald’s USA LLC, has a right of first offer to purchase the premises that are currently leased to it pursuant to the applicable ground lease. This right of first offer applies in the event that only the leased premises are offered for sale, and such right is not applicable in connection with the sale of the entire shopping center or to any foreclosure of the shopping center or the subsequent sale following foreclosure. See also “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance”.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, representing approximately 2.3% of the Initial Pool Balance, the franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the borrower to a competitor of the franchisor. The right of first refusal also applies to a transfer to a competitor in connection with a foreclosure or a judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor as defined under the franchise agreement.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 600 Independence Parkway, representing approximately 1.5% of the Initial Pool Balance, one tenant (Federal Insurance Co. (a/k/a Chubb)) holds a right of first refusal under its lease to purchase the Mortgaged Property if the related borrower receives a bona fide written expression of interest from a third party to purchase the Mortgaged Property. The lease provides that if the borrower sells or transfers the Mortgaged Property to a third party (other than the tenant) when at least 8 years remain under its term and when the tenant is leasing the entire Mortgaged Property, the borrower is required to pay the tenant an amount equal to 25% of the net proceeds received at the closing of such sale or transfer, not to exceed $150,000 (or, in the case of a sale or transfer to certain parties identified in the lease, 50% of such net proceeds, not to exceed $300,000). The lease provides that the provisions described in this paragraph will not be applicable to a sale resulting from a foreclosure, deed-in-lieu of foreclosure or any other transfer of the Mortgaged Property to a lender providing financing to the borrower on the Mortgaged Property and that no such lender will be bound by such provisions.

•	The Mortgaged Property identified on Annex A to this prospectus as TownePlace Suites Detroit Dearborn, securing approximately 0.7% of the Initial Pool Balance (and comprising one of the Mortgaged Properties included in the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio), was conveyed by Ford Motor Land Development Corporation (together with its successors and assigns, the “Dearborn Grantor”) to the predecessor-in-interest to the borrower pursuant to an indenture dated September 21, 1999 (the “Dearborn Indenture”). Under the Dearborn Indenture, the Dearborn Grantor has a right of reverter on the Mortgaged Property upon the occurrence of certain termination events, including, but not limited to: (1) a material default in the performance or observance of any of the covenants (a) to construct an extended stay motel, (b) to thereafter use the Mortgaged Property in accordance with a certain

Declaration of Covenants and Restrictions which contains certain use, building, construction, design, utilities, parking, maintenance and other restrictions and covenants (the “Dearborn Parcel B Declaration”) and a certain Declaration of Reciprocal Easements and Operation Agreement, which contains certain exclusive use restrictions in favor of Kmart, PACE, Building Square, Borders, Sports Authority and Office Max (the “Dearborn Declaration”), or (c) to make or permit alterations; (2)(a) the Mortgaged Property becomes vacant (except as a result of fire, condemnation, casualty, act of war, national emergency, or other causes beyond the reasonable control of the borrower) and is not maintained by the borrower or (b)(i) the Mortgaged Property is for any reason used or occupied other than as an extended stay motel (unless 30 days’ notice of such other use was given and such other use is consistent with the Dearborn Parcel B Declaration), (ii) the Mortgaged Property is for any reason used or occupied for a use other than a use consistent with the Dearborn Parcel B Declaration or (iii) the Mortgaged Property does not conform to the restrictions in the Dearborn Declaration until 2075; or (3) the borrower fails to comply with the Dearborn Parcel B Declaration.

Upon the occurrence of an event of termination, the Dearborn Grantor may exercise its right of reverter by notice to the borrower and to the lender (as designated by the borrower). Termination of the borrower’s fee interest in the Mortgaged Property is required to occur between 60 to 90 days after such notice is given. If the right of reverter is exercised, the Dearborn Indenture requires the Dearborn Grantor to pay the borrower the market value of the Mortgaged Property determined by the average of two appraisals, with each of the Dearborn Grantor and the borrower selecting one of the appraisers, provided the appraisal results are within 10% of each other; otherwise a third appraiser, selected by the two previous appraisers, is required to appraise the Mortgaged Property and the two nearest appraisals of the three will be averaged to determine the market value.

Because the Dearborn Indenture was recorded prior to the mortgage on the TownePlace Suites Detroit Dearborn Mortgaged Property, such mortgage is subject and subordinate to the right of reverter. Accordingly, upon any exercise of such right, the TownePlace Suites Detroit Dearborn Mortgaged Property will no longer be subject to the lien of such mortgage. The Mortgage Loan provides that, if there is: (1) any termination or attempted termination of the estate of the borrower in and to the TownePlace Suites Detroit Dearborn Mortgaged Property as a result of any exercise or attempted exercise of the right of reverter prior to the date the lender or its successor or assign acquires title to the TownePlace Suites Detroit Dearborn Mortgaged Property by reason of foreclosure or deed-in-lieu of foreclosure; or (2) any failure of the borrower to deposit with the lender the proceeds of any exercise of the right of reverter, then the borrower and the non-recourse carveout guarantor are personally liable to the lender for any resulting loss or damage. The Mortgage Loan also requires any proceeds of the right of reverter to be deposited with the lender and, in the lender’s sole discretion, either (i) held as additional security for the Mortgage Loan or (ii) applied to the indebtedness under the Mortgage Loan, together with the payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium. In addition, the reversion or other transfer of a Mortgaged Property to any person or entity other than the borrower pursuant to the exercise of the right of reverter, other than in connection with satisfaction of the requirements in the Mortgage Loan documents for a partial defeasance, is an event of default.

•	With respect to the Mortgaged Property identified on Annex A to this prospectus as TownePlace Suites Detroit Dearborn, securing approximately 0.7% of the Initial Pool Balance, pursuant to the Dearborn Indenture, the Dearborn Grantor has a right of first refusal to purchase or lease the Mortgaged Property. If the Dearborn Grantor elects not to exercise its right of first refusal, the borrower may sell or lease the Mortgaged Property to a third party; however, such sale or lease will be subject to the right of first refusal. Pursuant to the Dearborn Indenture, such right of first refusal does not apply to any sale or transfer of the Mortgaged Property through a foreclosure, or a deed-in-lieu of foreclosure, nor to a sale, lease or transfer of the Mortgaged Property by the party acquiring the Mortgaged Property pursuant to any such foreclosure or deed-in-lieu of foreclosure, however, any subsequent sale or transfer of the Mortgaged Property will be subject to the right of first refusal.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as McMinnville Town Center, representing approximately 0.6% of the Initial Pool Balance, a tenant, McDonald’s Corporation, holds an option to purchase the outparcel it ground leases from the related borrower for a sum equal to 110% of the prorated purchase price paid by the borrower to acquire such outparcel (which prorated purchase price under the related purchase and sale agreement is $850,000). The purchase option is scheduled to expire on June 10, 2017. In addition, if during the term of the tenant’s lease or any extension thereof the related borrower receives or makes an offer for the purchase of the tenant’s leased outparcel (or a portion thereof) or for the transfer of any beneficial interest in any land trust in which all or a portion of the leased outparcel is held, the tenant may exercise a right of first refusal to purchase its leased outparcel (or portion thereof) or such beneficial interest, as applicable, on the same terms as the offer. In the event the tenant exercises any such option, the borrower is required to provide the tenant with a recordable restrictive covenant effective for 20 years from the closing date of the tenant’s purchase incorporating all restrictions contained in the related lease on other property owned, leased or controlled by the borrower or any of its related entities and a recordable easement agreement granting the tenant in perpetuity all easements, licenses, rights to use other property (as provided in the related lease) and related provisions benefitting the tenant under the lease. The related Mortgage Loan documents permit the release of the tenant’s leased outparcel, subject to the satisfaction of certain conditions, as described more fully under “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Prepayments” below.

•	With respect to the Mortgaged Property identified on Annex A to this prospectus as TownePlace Suites Detroit Livonia, securing approximately 0.3% of the Initial Pool Balance (and comprising one of the Mortgaged Properties included in the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio), the owner of a nearby hotel property has a right of first offer to purchase the Mortgaged Property. If the holder of such right does not exercise its right of first offer within 30 business days after notice, the borrower may, for a period of six months from the expiration of the 30 business day period, close on a sale to a third party provided that the purchase price for the Mortgaged Property exceeds 95% of the purchase price the borrower offered to the holder of such right. Such right of first offer does not apply to a sale or transfer of the Mortgaged Property by reason of a foreclosure, or a deed-in-lieu of foreclosure. Such right of first offer would, however, apply to subsequent sales of the Mortgaged Property by a third party that acquired title from the lender or any other subsequent sale.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable square feet at the Mortgaged Property is leased to an affiliate of the borrower:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, each of the ten related borrowers master leases its related Mortgaged Property to a master tenant in order to comply with Shari’ah law.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bernalillo Marketplace, representing approximately 0.7% of the Initial Pool Balance, the third largest tenant, identified on Annex A to this prospectus as Twisters (Bernalillo Pad Investors LLC), which leases approximately 8.6% of the net rentable square feet of such Mortgaged Property pursuant to a ground lease and accounts for approximately 9.4% of the annual base rent of such Mortgaged Property, is an affiliate of the related borrowers that, in turn, leases the related improvements to an unaffiliated entity.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Insurance Considerations

In the case of 57 Mortgaged Properties, which secure, in whole or in part, 38 Mortgage Loans, representing approximately 76.2% of the Initial Pool Balance, the related borrower maintains insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife and Fed Ex Boulder, collectively representing approximately 7.7% of the Initial Pool Balance, to the extent that certain conditions are satisfied under the related Mortgage Loan documents, including that the single tenant at each of the Mortgaged Properties maintains coverage for the Mortgaged Property reasonably satisfactory to the lender, the related borrower is deemed to be in compliance with the insurance requirements of the related Mortgage Loan documents. The related borrower is at all times required to maintain commercial general liability insurance, business interruption insurance, and terrorism coverage with respect to the related Mortgaged Property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bass Pro Shops - Rancho Cucamonga, representing approximately 4.0% of the Initial Pool Balance, the related borrower may rely on the single tenant’s insurance, so long as the single tenant’s lease is in effect, no default has occurred under the lease and the single tenant’s insurance meets the requirements under the related Mortgage Loan documents. If the single tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Kendallwood Shopping Center, representing approximately 1.2% of the Initial Pool Balance, the related borrower relies on insurance carried by the tenant Tim Horton’s with respect to its building, representing approximately 3.2% of the Mortgaged Property’s net rentable square footage, which is situated on a parcel ground leased by such tenant from such borrower.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as McMinnville Town Center, representing approximately 0.6% of the Initial Pool Balance, the related borrower relies on property and general liability insurance carried by the tenants McDonald’s Corporation and JP Morgan Chase (Pad) with respect to their respective premises, collectively representing approximately 17.4% of the Mortgaged Property’s net rentable square footage, which such tenants ground lease from such borrower.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. For example, taking into account the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as DC Ranch Crossing, representing approximately 3.0% of the Initial Pool Balance, a tenant at the Mortgaged Property, Tina’s Tots Playtime, which represents approximately 4.0% of the total net rentable square feet at the Mortgaged Property, operates a day care center without a special use permit, which is considered a legal non-conforming use. If such use were to be discontinued for six consecutive months, a special use permit would have to be obtained from the municipality to re-establish the day care use.

In addition, certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 401 South State Street, representing approximately 4.4% of the Initial Pool Balance, the Mortgaged Property has been landmarked by the City of Chicago and is on the National Register of Historic Places, protecting certain features of the Mortgaged Property including portions of interior staircases and the façade. We cannot assure you such designation will not interfere with any redevelopment or future use of the Mortgaged Property.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, the Mortgaged Property identified on Annex A to this prospectus as TownePlace Suites Detroit Dearborn is subject to the Dearborn Indenture, which contains limitations on use of and alterations to such Mortgaged Property as described above under “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal.”

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Town Center I and Shops at Desert Ridge Corporate Center, collectively representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Properties are located in Avalon Park and Desert Ridge, respectively, each a master-planned community. Certain uses are restricted and are subject to review by the Avalon Park Property Owners Association, Inc. and the Desert Ridge Community Association, respectively.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Property is subject to fire code violations and a land use restriction. The Mortgage Loan documents require the borrower to cure any fire code violations that were open on the Mortgage Loan origination date. At origination, the borrower escrowed $81,434, representing approximately 125% of the estimated cost to cure such open fire code violations. The Mortgage Loan is recourse to the borrower and guarantor for losses to the lender resulting from any breach by the borrower of any covenant to cure the open fire code violations. In addition, the Mortgaged Property is subject to a recorded land use restriction which, among other conditions, prohibits (i) the use of groundwater at the Mortgaged Property and (ii) any residential uses at the Mortgaged Property. See “—Environmental Considerations” for additional information.

In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty set forth in paragraph (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Appraised Value

The Appraised Values for certain of the Mortgaged Properties may state an “as stabilized”, “hypothetical market value”, “as-if complete”, “prospective market value upon completion” or “as-complete” appraised value (generally as an alternative to, or in addition to, an “as-is” appraised value) for such Mortgaged Properties that assumes that certain events will occur with respect to the re-leasing, renovation or other repositioning of the Mortgaged Property. In addition, in the case of a portfolio of Mortgaged Properties, the appraisals may reflect a “portfolio premium” or “as-is bulk” appraised value based on the assumption that such portfolio of Mortgaged Properties will be sold as a collective whole. Such values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A to this prospectus, and in Annex B to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A to this prospectus and the related footnotes. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” Appraised Value unless otherwise specified below, and is in each case as determined by an appraisal made not more than 5 months prior to the origination date of the related Mortgage Loan, as described under the column entitled Appraisal Date on Annex A to this prospectus.

In the case of the 3 Mortgage Loans identified under the definition of “Appraised Value” under “—Certain Calculations and Definitions” above, representing approximately 8.2% of the Initial Pool Balance, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” Appraised Value, but is instead calculated on a “hypothetical market value”, “as-if complete”, “prospective market value upon completion”, “as-complete” or “portfolio premium” Appraised Value.

In addition, in the case of 8 Mortgage Loans, collectively representing approximately 17.6% of the Initial Pool Balance, the Cut-off Date LTV Ratio was calculated subject to certain adjustments or was based on an adjusted Appraised Value, as described under the definition of “Cut-off Date LTV Ratio” under “—Certain Calculations and Definitions” above, as applicable.

Further, in the case of 8 Mortgage Loans, collectively representing approximately 17.6% of the Initial Pool Balance, the Maturity Date LTV Ratio was calculated subject to certain adjustments or was based on an adjusted Appraised Value, as described under the definition of “LTV Ratio at Maturity” under “—Certain Calculations and Definitions” above, as applicable.

See “—Certain Calculations and Definitions” and “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

•	With respect to the Mortgage Loan identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, recourse to the related guarantors under the non-recourse carveout guaranty and environmental indemnity is limited to certain specified assets of the guarantors, initially consisting of interests in Hamilton Partners Limited Partnership Industrial LP (“HPLP”) (together with replacements made as described below, the “Esplanade I Guaranty Assets”, which are also deemed to include all indirect interests of any such guarantor in certain real estate assets of HPLP identified in a schedule to the guaranty (the “HPLP Real Estate Assets”)). The guarantors represented that the values of the initial Esplanade I Guaranty Assets set forth in such schedule (approximately $9,796,296 as of December 31, 2015) are the guarantors’ best estimates of the fair market value of such assets as of such date. The guarantors are not required to replace or supplement the Esplanade I Guaranty Assets or HPLP Real Estate Assets if they decline in value, and have the right to sell or otherwise dispose of any such assets and to mortgage such assets.

If the Esplanade I Guaranty Assets (including the HPLP Real Estate Assets) or any interests in a subsidiary through which HPLP holds the HPLP Real Estate Assets are disposed of by any guarantor or any such subsidiary, or are transferred via a foreclosure or deed-in-lieu of foreclosure, unless (i) such assets are replaced by other assets of substantially similar value that are designated as Esplanade I Guaranty Assets or (ii) the proceeds of disposition (net of related tax liabilities) are retained in HPLP or a subsidiary, the lender has the right to proceed in the collection of any judgment for the guaranteed obligations against other assets of the guarantors, except certain identified “excluded assets”, but only to the extent of the assets so transferred as to which (i) or (ii) is not satisfied. The lender also has certain limited rights to proceed against “excluded assets”, but only if (x) purchased with proceeds of Esplanade I Guaranty Assets or HPLP Real Estate Assets listed on the most recent asset schedule delivered to the lender as to which the conditions in (i) or (ii) above are not satisfied and (y) the lender makes a claim that its security has been materially impaired prior to receipt of the two succeeding asset schedules. There is no limitation on the type of assets that can be used as replacement assets under (i) above. The “excluded assets” are comprised of (i) all real and personal property of the guarantors other than entities doing business under the name “Hamilton Partners” or any similar name and (ii) interests in certain specifically identified entities, which include certain identified entities that do business under the name “Hamilton Partners” or a similar name.

As a result of the foregoing, the Esplanade I Guaranty Assets (including the HPLP Real Estate Assets) that are available to satisfy the recourse obligations of the guarantors under the non-recourse carveout guaranty and environmental indemnity may not be sufficient (and in the case of a full recourse claim, will not be sufficient) to satisfy such obligations.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bass Pro Shops - Rancho Cucamonga, representing approximately 4.0% of the Initial Pool Balance, the related guarantor’s liability may not exceed the lesser of (1) $5,800,000 and (2) the outstanding principal amount of the Mortgage Loan. In addition, the guarantor’s recourse liability is limited to certain bankruptcy events of the borrower.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Suites Lexington Green, representing approximately 2.1% of the Initial Pool Balance, the related loan documents provide that so long as certain entities affiliated with American International Group, Inc. own and control the borrower, the non-recourse carveout guarantor and environmental indemnitor have no obligation or liability under the related guaranty or environmental indemnity to the extent the same first arises after the earliest of (1) the date the borrower has tendered a deed-in-lieu of foreclosure satisfying certain requirements in the loan agreement and a title company is unconditionally prepared to record the deed and issue a title policy in the unpaid principal amount of the loan, subject only to permitted encumbrances, (2) the date all amounts then due under the loan documents and environmental indemnity have been paid in full, or if earlier, the date of any collateral release under the loan documents, and (3) the date that title to the Mortgaged Property is transferred pursuant to a foreclosure sale or deed-in-lieu of foreclosure. The release of liability described above applies to all matters covered by the non-recourse carveout guaranty (including full recourse items such as voluntary bankruptcy and nonpermitted transfers) and the environmental indemnity. The guarantor and environmental indemnitor is currently AIG Global Real Estate Investment Corp., which is the non-member manager of the borrower and a sister company of the borrower; both such guarantor/indemnitor and the borrower are indirectly owned by American International Group, Inc.

We cannot assure you that the net worth or liquidity of any non-recourse guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes May Reduce Available Funds”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 8.3% of the Initial Pool Balance, the related Mortgaged Property is encumbered by assessments relating to infrastructure improvement bonds with the local government. The related borrower will make assessment payments in connection with the bonds until the bonds’ maturity in 2031. In addition, the related borrower is the recipient of “gap” payments, which are reimbursement payments the related borrower is entitled to receive from the local governmental authority in consideration for the construction of certain public infrastructure. The gap payments are deposited and held in the real estate tax reserve and used for the payment of real estate taxes. Finally, the related borrower acquired the fee interest at origination of the Mortgage Loan from a government entity. Because the government entity owned the fee interest, the fee interest was previously exempt from real estate taxation. The borrower is required to start paying real estate taxes on the assessed value of the fee interest, and the value of the fee interest will likely be subject to a reassessment in the near term as a result of the sale.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bass Pro Shops - Rancho Cucamonga, representing approximately 4.0% of the Initial Pool Balance, the related borrower has entered into a participation agreement with the City of Rancho Cucamonga under which the borrower receives a reimbursement of property taxes from the city in an amount equal to the lesser of sales taxes paid by the tenant or the base year real estate taxes (increased by 3% per year from the base of 2007/2008 fiscal tax year), with the amount not to exceed $1.1 million per year. Since fiscal year 2007/2008, the City of Rancho Cucamonga has paid the borrower an average of $546,650 per year (totaling $3,845,148). The participation agreement terminates on June 30, 2033.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, the master tenants that lease the individual Mortgaged Properties identified on Annex A to this prospectus as SpringHill Suites Minneapolis West (the “SpringHill Suites Minneapolis West Property”) and TownePlace Suites Minneapolis West (the “TownePlace Suites Minneapolis West Property”) are entitled to receive a tax increment financing (“TIF”) rebate from the St. Louis Park Economic Development Authority (the “Authority”), pursuant to two separate promissory notes from the Authority (the “Related TIF Notes”) as a result of such Mortgaged Properties’ location in a special economic zoning area, payable solely to the extent of the Available Tax Increment. In addition, the master tenant that leases the SpringHill Suites Minneapolis West Property is also entitled to receive an additional tax increment financing rebate from the Authority, which the borrower has informed the lender relates to an apartment project developed by the predecessor-in-interest to such master tenant, pursuant to an additional promissory note (the “Additional TIF Note”, and, together with the Related TIF Notes, the “TIF Notes” and each a “TIF Note”). The TIF Notes were transferred to the applicable master tenants by the seller of the SpringHill Suites Minneapolis West Property and TownePlace Suites Minneapolis West Property. Each applicable master tenant granted a security interest in the applicable TIF Notes to the related borrowers and the related borrowers granted a security interest in the applicable TIF Notes to the lender. The TIF Notes are payable solely to the extent of the related Available Tax Increment. The “Available Tax Increment” is defined for each TIF Note as 89.75% of the tax increment attributable to the related Mortgaged Property (or other property) that is paid to the Authority by Hennepin County in the six months preceding each payment date under such TIF Note. The Related TIF Notes have a principal balance of $1,448,088 and $1,101,362 for the Springhill Suites Minneapolis West Property and the TownePlace Suites Minneapolis West Property, respectively, and accrue interest at 8% per annum through February 1, 2022. The Additional TIF Note has a principal balance of $1,395,547 and accrues interest at 8% per annum through February 1, 2023. Each February and August, payments are required to be made on the TIF Notes in the amount of the Available Tax Increment, and applied first to interest and then to principal; provided that no such payments are required to be made to the extent the Available Tax Increment is insufficient to fund such payments and no payments are required to be made after the final payment date in February 2022 (for the Related TIF Notes) or February 2023 (for the Additional TIF Note), in each case whether or not principal and interest have been fully paid by such date. The Mortgage Loan was underwritten including a projected annual TIF rebate for each TIF Note approximately equal to the annualized amount of the semiannual TIF rebate made on such TIF Note in February 2014 (which underwritten projected annualized TIF rebate was $95,922 for the TIF Note related to the SpringHill Suites Minneapolis West Property, $74,830 for the TIF Note related to the TownePlace Suites Minneapolis West Property and $165,654 for the Additional TIF Note, of which approximately $95,930 was allocated to underwritten net operating income of the SpringHill Suites Minneapolis West Property and approximately $69,724 was allocated to underwritten net operating income of the TownePlace Suites Minneapolis West Property). There can be no assurance that such projected TIF rebates, or any TIF rebates, will be payable.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Harbor Point, representing approximately 2.6% of the Initial Pool Balance, the borrower is party to a development incentive agreement (“DIA”), entered into on February 22, 2005 with the City of Garland, Texas. In connection with the DIA, the borrower receives a sales tax reimbursement and an ad valorem tax rebate through November 15, 2026. The sales tax reimbursement was underwritten based on the trailing twelve-month collections, and the ad valorem tax rebate was underwritten based on the current assessed values multiplied by the applicable tax rate. In addition, the borrower is party to a sale and leaseback arrangement (the “Sale/Leaseback”), entered into in October 2007 with respect to the parcel leased to Bass Pro Shop (the “Bass Pro Shop Parcel”). Under the Sale/Leaseback, the borrower sold the Bass Pro Shop Parcel to the City of Garland, Texas, and leased back the Bass Pro Shop Parcel from the City of Garland, Texas for $100 annually. Because the government entity owns the fee interest, the fee interest is exempt from real estate taxes imposed by the City of Garland, Texas. The fee interest in the Bass Pro Shop Parcel will revert back to the borrower upon expiration of the related Sale/Leaseback on November 15, 2031. The borrower has the one-time right, at any time, to cause fee title to the Bass Pro Shop Parcel to be re-vested in the borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Park Place, representing approximately 1.5% of the Initial Pool Balance, the related Mortgaged Property is encumbered by assessments relating to a bond financing development agreement with the city of Chandler, Arizona. The related borrower will make semiannual assessment payments in connection with the bond financing development agreement until the bonds’ maturity in 2022.

See “Risk Factors—Increases in Real Estate Taxes May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
6	0	34	57.2%
1	5	9	30.1
1	0	2	12.7
Total		45	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the

Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Seven (7) of the Mortgage Loans, representing approximately 23.1% of the Initial Pool Balance, provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 38 Mortgage Loans, representing approximately 76.9%, in the aggregate, of the Initial Pool Balance, provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 38 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Twenty-five (25) of these 38 Mortgage Loans referenced in the preceding sentence, representing approximately 49.4%, in the aggregate, of the Initial Pool Balance, provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then amortize for the remainder of their loan term. The remaining 13 of these 38 Mortgage Loans, representing approximately 27.4%, in the aggregate, of the Initial Pool Balance, amortize for their entire loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus will set forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

After the related Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable (other than Excess Interest) under the related Mortgage Loan documents and certain budgeted or non-budgeted expenses approved by the related lender be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after the related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid (if and to the extent permitted under applicable law and the related Mortgage Loan documents), only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable). Additionally, if there are any ARD Loans included in the Issuing Entity, an account was established in connection with the origination of each ARD Loan into which rents or other revenues from the related Mortgaged Property are required to be deposited, although the related borrower is entitled to receive remittances of funds daily unless an event of default or cash flow trigger is in effect or the related Anticipated Repayment Date has occurred.

The foregoing features, to the extent applicable, are designed to increase the likelihood that each ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that the ARD Loan will be prepaid on its Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to ARD Loans, Anticipated Repayment Dates, Excess Interest and Excess Interest Distribution Account, should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

•	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

•	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

•	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

•	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	% of Initial Pool Balance
L, D, O	40	85.2%
L, YM1%, O	4	10.7
L, D or YM1%, O	1	4.1
Total	45	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

•	“L” means the Mortgage Loan provides for a prepayment lock-out period;

•	“D” means the Mortgage Loan provides for a defeasance period;

•	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

•	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

•	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

•	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

•	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

•	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

•	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 24 months;

•	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 11 months; and

•	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 23 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance

3	5	8.5%
4	33	69.1
5	3	6.1
6	1	4.1
7	3	12.3
Total	45	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus applicable yield maintenance. See “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease, single tenant Mortgage Loans and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Certain Terms of the Mortgage Loans—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the largest 15 Mortgage Loans.

Defeasance; Collateral Substitution

The terms of 40 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 85.2% of the Initial Pool Balance, permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions” above and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Certain Terms of the Mortgage Loans—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as McMinnville Town Center, representing approximately 0.6% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of a certain outparcel in connection with a bona fide sale of such outparcel to an unaffiliated third party (which outparcel is subject to a purchase option held by the related tenant, as described under “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” above), subject to the satisfaction of certain conditions, including, but not limited to, (i) payment of an amount equal to the greatest of (a) 120% of the allocated loan amount with respect to such outparcel (which allocated loan amount is equal to $495,000), (b) an amount which would result in the debt service coverage ratio for the unreleased portion of such Mortgaged Property being not less than 1.30x, (c) an amount which would result in the loan-to-value ratio for the unreleased portion of such Mortgaged Property being not greater than 75%, (d) an amount which would result in the debt yield for the unreleased portion of such Mortgaged Property being not less than 9.0% and (e) if immediately following the release the ratio of the unpaid principal balance of the Mortgage Loan to the value of the unreleased portion of such Mortgaged Property would exceed 125%, an amount as may be required such that the Issuing Entity will not fail to maintain its status as a REMIC as a result of the release, (ii) delivery of a REMIC opinion, (iii)

delivery of a rating agency confirmation as to the release and (iv) the borrower’s payment of all reasonable third party costs and expenses actually incurred by the related lender in connection with the release.

Property Releases; Partial Defeasance

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, which is secured by a Mortgaged Property that includes (i) a 536,322 square foot office building and related land and (ii) a 72,929 square foot R&D building and related land (the “Esplanade I R&D Building Parcel”), a release of the Esplanade I R&D Building Parcel is permitted, subject to the satisfaction of certain conditions, including, among others: (i) defeasance of a principal balance equal to (a) the then outstanding principal amount of the Mortgage Loan immediately preceding the partial defeasance, multiplied by (b) 12.61%, multiplied by (c) 120%; (ii) the debt service coverage ratio following the partial release not being less than 1.35x; (iii) the loan-to-value ratio following the partial release not exceeding 60%; (iv) the borrower furnishing to the lender (a) evidence that any tenant with approval rights has consented to the release, (b) an executed and recorded reciprocal easement agreement similar to the one currently in place that addresses how the released property and the remaining property share parking, access, maintenance and other operational matters and (c) evidence that the remaining property consists of a complete lot or lots and continues to satisfy all applicable zoning, parking and other requirements; and (v) at the lender’s option, the lender receiving (a) confirmation from each rating agency rating the Offered Certificates and any similar certificates relating to the Esplanade I Pari Passu Companion Loan that such release will not result in a downgrade, withdrawal or qualification of its ratings assigned to the Offered Certificates or such similar certificates and (b) a REMIC opinion.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, a release of individual Mortgaged Properties is permitted, subject to the satisfaction of certain conditions, including, among others: (i) defeasance of a principal balance equal to 125% of the allocated loan amount of the Mortgaged Property being released; (ii) the debt service coverage ratio will not be less than the greater of: (a) the debt service coverage ratio immediately preceding the partial release and (b) 2.92x; (iii) the debt yield following release will not be less than the greater of: (a) the debt yield immediately preceding release and (b) 14%; (iv) the loan-to-value ratio following the partial release will not exceed the lesser of (a) the loan-to-value ratio immediately preceding the partial release and (b) 60.3%, (v) the aggregate value of all the “Detroit MSA Individual Properties” (defined as the Mortgaged Properties identified on Annex A to this prospectus as TownePlace Suites Detroit Dearborn, the TownePlace Suites Detroit Livonia and the TownePlace Suites Detroit Sterling Heights) that will be included in the Mortgaged Properties following the partial release does not exceed 50% of the aggregate value of all Mortgaged Properties that secure the Mortgage Loan after the partial release; (vi) at the lender’s option the lender shall receive (a) confirmation from each rating agency rating the Offered Certificates that such release will not result in a downgrade, withdrawal or qualification of its ratings assigned to the Offered Certificates and any certificates backed by the Marriott Midwest Portfolio Pari Passu Companion Loan and (b) a REMIC opinion; (vii) if the individual Mortgaged Property is either of the TownePlace Suites Detroit Dearborn or the TownePlace Suites Detroit Livonia, borrower provides evidence of the waiver of or compliance with the TownePlace Suites Detroit Dearborn right of first refusal or the TownePlace Suites Detroit Livonia right of first offer, as applicable with respect to such sale; (viii) if the individual Mortgaged Property is either of the TownePlace Suites Eden Prairie or the SpringHill Suites Eden Prairie, such partial release is consummated simultaneously with a partial release of both of such individual Mortgaged Properties; (ix) if the individual Mortgaged Property is either of the TownePlace Suites Minneapolis-St. Paul Airport or the SpringHill Suites Minneapolis-St. Paul Airport, such partial release is consummated simultaneously with a partial release of both of such individual Mortgaged Properties; and (x) if the individual Mortgaged Property is either of the TownePlace Suites Minneapolis West or the SpringHill Suites Minneapolis West, such partial release is consummated simultaneously with a partial release of both of such individual Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as DC Ranch Crossing, representing approximately 3.0% of the Initial Pool Balance, at any time after the second anniversary of the Closing Date, the related borrower is permitted to release the parcel occupied by McDonald’s USA, LLC (“McDonald’s Release Parcel”) in connection with a partial defeasance upon the satisfaction of certain conditions, including, without limitation, (i) no event of default has occurred and is continuing under the related Mortgage Loan documents, (ii) the borrower has delivered a REMIC opinion in form and substance acceptable to the lender and the rating agencies and such partial defeasance and release otherwise satisfies then applicable REMIC rules and regulations, (iii) the borrower has partially defeased the Mortgage Loan in an amount equal to the greater of (a) 125% of the allocated loan amount of the McDonald’s Release Parcel and (b) the net sales proceeds applicable to the McDonald’s Release Parcel, (iv) the debt service coverage ratio after any such release is at least equal to the greater of the debt service coverage ratio immediately prior to the release and 1.30x, (v) the debt yield after giving effect to any such release is greater than the greater of the debt yield immediately prior to the release and 8.42%, (vi) the loan-to-value ratio after any such release is no greater than the lesser of the loan-to-value ratio immediately prior to the release and 69.4%, (vii) the remaining Mortgaged Property remains its own separate legal and tax parcel, and (vii) the remaining Mortgaged Property continues to be in compliance with all legal and lease requirements after the release of the McDonald’s Release Parcel.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Red Dot Storage Portfolio II, representing approximately 1.7% of the Initial Pool Balance, provided no event of default has occurred and remains uncured under the related Mortgage Loan documents, no earlier than two years from the Closing Date, the borrower will have the right to voluntarily defease a portion of the Mortgage Loan and obtain a release of the lien of the Mortgage Loan documents as to any one of the individual Mortgaged Properties (but in no event more than a total of three individual Mortgaged Properties during the term of the Mortgage Loan) by providing the lender with certain non-callable government securities, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, among others: (i) delivery of a REMIC opinion; (ii) the partial defeasance event being permitted under REMIC requirements then in effect; (iii) delivery of rating agency confirmation; and (iv) as of the date the lender receives notice of the partial defeasance (the “Red Dot Storage Portfolio II Partial Defeasance Notice Date”) and as of the date the partial defeasance event is consummated, after giving effect to the release of the lien encumbering the individual Mortgaged Property proposed to be released, (a) the debt service coverage ratio with respect to the remaining individual Mortgaged Properties being greater than the greater of (1) 1.39x and (2) the debt service coverage ratio of all of the individual Mortgaged Properties encumbered by the Mortgage Loan documents immediately prior to the Red Dot Storage Portfolio II Partial Defeasance Notice Date or the date the partial defeasance event is consummated (as applicable), (b) the loan-to-value ratio with respect to the remaining individual Mortgaged Properties being no greater than the lesser of (1) 68.0% and (2) the loan-to-value ratio with respect to all of the individual Mortgaged Properties immediately prior to the Red Dot Storage Portfolio II Partial Defeasance Notice Date or the date the partial defeasance event is consummated (as applicable), and (c) the debt yield with respect to the remaining individual Mortgaged Properties being greater than the greater of (1) 9.2% and (2) the debt yield of all of the individual Mortgaged Properties encumbered by a security instrument immediately prior to the Red Dot Storage Portfolio II Partial Defeasance Notice Date or the date the partial defeasance event is consummated (as applicable).

Property Releases; Free Releases

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Opry Mills, representing approximately 9.7% of the Initial Pool Balance, the related borrower is permitted to transfer non-income-producing portions of the Mortgaged Property to third parties or affiliates of the related borrower and release the parcel from the lien of the related mortgage provided that: (i) no event of default is continuing under the related Mortgage Loan documents; (ii) the transfer would not result in a material adverse effect under the related Mortgage Loan documents; (iii) the transferred property would constitute its own tax lot and would not materially interfere with access to the related Mortgaged Property; (iv) the borrower delivers a REMIC opinion; and (v)(x) the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Property is equal to or less than 1.25x, or (y) unless the borrower delivers an opinion that the Issuing Entity will not fail to maintain its REMIC status if the Mortgage Loan is not prepaid, the borrower has prepaid the Mortgage Loan by an amount not less than the least of (I) if the released parcel was sold, the net proceeds in an arms-length transaction, or if it was condemned, the condemnation proceeds, (II) the fair market value of the parcel at the time of release, and (III) an amount such that the loan-to-value ratio of the Mortgage Loan does not increase as a result of the release.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Harbor Point, representing approximately 2.6% of the Initial Pool Balance, provided no event of default has occurred and is continuing under the related Mortgage Loan documents, the borrower is permitted to subdivide the Mortgaged Property and obtain a release of the parcel that is currently used as a gas station (the “Harbor Point Release Parcel”) from the lien of the related mortgage provided that: (i) a re-plat of subdivision is recorded; (ii) the borrower causes the Harbor Point Release Parcel to be in compliance with all applicable zoning laws and delivers a zoning report showing that the Mortgaged Property meets zoning requirements; (iii) the Harbor Point Release Parcel constitutes a separate tax parcel; (iv) the borrower complies with any reciprocal easement agreements or similar agreements affecting the Mortgaged Property; (v) the borrower obtains an amended legal description and an endorsement to the lender’s title policy; (vi) if reasonably required by the lender, the borrower delivers (x) a REMIC opinion and (y) a rating agency confirmation; and (vii) the fair market value of the Mortgaged Property after giving effect to the release is not less than 80% of the then current outstanding principal balance, unless the borrower delivers an opinion that the Issuing Entity will not fail to maintain its REMIC status as a result of the release of the Harbor Point Release Parcel from the lien of the related mortgage.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Park Place, representing approximately 1.5% of the Initial Pool Balance, provided no event of default has occurred and is continuing under the related Mortgage Loan documents, the borrower has the one time right to obtain the release of a portion of the Mortgaged Property that is currently used as a parking lot (the “Park Place Release Parcel”) from the lien of the Mortgage Loan documents, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, among others: (i) the Park Place Release Parcel is conveyed to an affiliate of the borrower; (ii) the partial release is permitted under REMIC requirements then in effect; (iii) the delivery of a REMIC opinion with respect to the partial release; (iv) the delivery of a reciprocal easement agreement affecting the Park Place Release Parcel that provides the remaining property with access and use of an equal number of parking spaces in the parking garage as existed prior to the release; (v) the Park Place Release Parcel is subdivided from the remaining property and constitutes a separate tax parcel; and (vi) during construction of any improvements on the Park Place Release Parcel, the guarantor under the Mortgage Loan or an affiliate of such guarantor provides the lender with a completion guaranty.

Escrows

Forty-two (42) Mortgage Loans, representing approximately 85.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-nine (39) Mortgage Loans, representing approximately 78.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Nineteen (19) Mortgage Loans, representing approximately 52.3% of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Thirty-one (31) Mortgage Loans, representing approximately 59.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the reserves described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the largest 15 Mortgage Loans.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each Rating Agency;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class

Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	17	$385,327,423	53.4%
Springing Lockbox	24	246,723,353	34.2
Soft Springing(1)	2	72,656,631	10.1
Soft Lockbox	2	16,450,000	2.3
Total:	45	$721,157,407	100.0%

(1)	The Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 8.3% of the Initial Pool Balance, is structured with a soft springing lockbox in place at origination into which the related manager deposits monthly any revenues remaining following payment of operating expenses.

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Opry Mills”, “—Hyatt Regency Huntington Beach Resort & Spa”, “—Esplanade I”, “—401 South State Street”, “—Swedesford Office”,“—Marriott Midwest Portfolio”, “—Fed Ex Crossed Loans”, “—Fed Ex Fife” and “—Marriott Savannah Riverfront” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan DSCR(2)	Cut-off Date Total Debt DSCR(1)
401 South State Street	$32,000,000	$7,830,000(3)	$15,760,000	$55,590,000(4)	5.81414%	62.4%	72.7%	1.59x	1.21x

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan or Subordinate Companion Loan.

(2)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan.

(3)	The mezzanine debt may be increased to a maximum principal balance of $9,830,000 based on certain conditions being satisfied under the related mezzanine loan documents.

(4)	Excludes the $12,000,000 unsecured loan obligating an affiliate of the related borrower at origination of the Mortgage Loan.

The mezzanine loan related to the Mortgage Loan identified in the table above secured by the Mortgaged Property identified on Annex A to this prospectus as 401 South State Street, representing approximately 4.4% of the Initial Pool Balance, is subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the Mortgage Loan prior to any acceleration or enforcement of the Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property, the related mezzanine lender has the right to purchase the Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement) and (g) an event of default under the Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan described in the preceding paragraph, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required

247 Bedford Avenue	$13,850,000	60.5%	1.35x	6.5%	Yes

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Fed Ex Atlanta, Fed Ex West Palm Beach, Fed Ex Fife and Fed Ex Boulder, collectively representing approximately 7.7% of the Initial Pool Balance, there is a loan from an affiliate of the guarantor of the applicable borrower to the non-managing member (the “Class A Member”) of the borrower secured by the equity interest in the applicable borrower (the “Fed Ex Intercompany Loan”). Foreclosure on the Fed Ex Intercompany Loan would change ownership of the economic rights of the members of the applicable borrower, but would not change the control of the applicable borrower. Additionally, a non-controlling minority of the membership interest of the applicable borrower of each Mortgage Loan is subject to a Put/Call Agreement, under which the Class A Member has the right to put its interest to the managing member (the “Class B Member”) during months 16, 17 and 18 after the origination of each Mortgage Loan (the “Put Right”). The obligation of the Class B Member of the applicable borrower to purchase the Class A Member’s interest upon exercise of the Put Right is secured by the Class B Member’s economic rights in the applicable borrower, but not the Class B Member’s right to control the applicable borrower. If the Put Right is not exercised, the Class B Member of the applicable borrower has a call right for 6 years after expiration of the Put Right.

Permitted Unsecured Debt

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Opry Mills, representing approximately 9.7% of the Initial Pool Balance, the Mortgage Loan documents permit upper-tier entities to pledge their direct or indirect interests in the borrower to secure corporate- or parent-level credit facilities involving multiple underlying real estate assets. The related Mortgage Loan documents do not require an intercreditor agreement with respect to the corporate or parent-level credit facilities.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 401 South State Street, representing approximately 4.4% of the Initial Pool Balance, concurrently with the origination of the Mortgage Loan, an affiliate of the seller of the Mortgaged Property to the related borrower funded an unsecured credit facility in the amount of $12,000,000 to Rampante Realty Partners, LLC (the “401 Subordinate Loan”), an affiliate and indirect owner of the related borrower. The 401 Subordinate Loan is not secured by a pledge of any direct or indirect interest in the related borrower. The rights and obligations of the respective holders of the related Mortgage Loan, the related mezzanine loan and the 401 Subordinate Loan are subject to a subordination and standstill agreement providing, among other things, that the lender under the 401 Subordinate Loan is only entitled to payments under the 401 Subordinate Loan so long as excess cash flow from the related Mortgaged Property is actually made available to the 401 Subordinate Loan borrower for such 401 Subordinate Loan payments and no trigger period under the Mortgage Loan or related mezzanine loan documents is continuing. In the event excess cashflow made available for a given payment is insufficient, the 401 Subordinate Loan lender may accrue the amount owed under the 401 Subordinate Loan but only to the maximum amount of the excess cash flow actually held by the lender of the Mortgage Loan under the Mortgage Loan documents and the lender of the related mezzanine loan under the related mezzanine loan documents, and any payments accrued by the 401 Subordinate Loan lender are deemed to be $0 during an event of default under Mortgage Loan documents or the related mezzanine loan documents.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, the related Mortgaged Properties are each leased to a master tenant which is 90% indirectly owned by affiliates of Gatehouse and investors to whom Gatehouse has syndicated such interests. Gatehouse and such investors have generally capitalized their indirect ownership interests in the master tenants with a combination of equity capital (at least 25% of total capital) and unsecured loans from entities owned by Gatehouse and such investors (the remaining up to 75% of total capital).

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Kendallwood Shopping Center, representing approximately 1.2% of the Initial Pool Balance, the related borrowers are permitted to receive one or more loans from one or more of their direct or indirect owners in an aggregate amount of no greater than $100,000, each at an interest rate of no greater than 5% per annum and with a term of 6 months, that comply with certain requirements, including that (a) such loans must be fully subordinate to the Mortgage Loan, (b) such loans must be unsecured and non-recourse to the related borrowers and any of their assets, (c) any party making such a loan (i) must, in a bankruptcy or similar proceeding involving the borrowers, vote in favor of any plan of reorganization proposed by the lender under the Mortgage Loan or in favor of which the lender has voted, (ii) may not vote in favor of any plan of reorganization in favor of which the lender under the Mortgage Loan has not voted and (iii) may not take any action to enforce any of its rights or remedies to collect all or a portion of such loan during the continuation of an event of default under the Mortgage Loan documents and (d) any such loan must be evidenced by a promissory note stating that the lender under the Mortgage Loan is the third party beneficiary of such note and containing the provisions described in the foregoing clauses (a) through (c).

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Shops at Desert Ridge Corporate Center, representing approximately 0.8% of the Initial Pool Balance, the related borrower has executed an unsecured promissory note at origination in the amount of $2 million in favor of Shea-Two, LLC (“Shea-Two”), an affiliate of the borrower under the Mortgage Loan. The proceeds of the unsecured promissory note are to be used as additional working capital in connection with the borrower’s acquisition of the Mortgaged Property. The note carries a 2.25% coupon and matures on May 6, 2036. The members of Shea-Two are Dribin Capital, LLC and Earle Management Company, LLC who together hold 100.0% of the ownership interests in the sole member of the borrower under the Mortgage Loan. The unsecured promissory note is subordinate to the Mortgage Loan and is repayable only out of excess cash flows. Shea-Two’s right to receive interest payments under the unsecured promissory note will terminate upon an event of default under the loan agreement or upon the debt service coverage ratio falling below 1.20x. Pursuant to a subordination and standstill agreement executed on the date of origination of the Mortgage Loan, Shea-Two will not make any claims against the borrower or the Mortgaged Property until the Mortgage Loan and any amounts due to the lender under the Mortgage Loan documents have been paid in full, nor may Shea-Two take any action to delay foreclosure or the collection of amounts due to the lender under the Mortgage Loan documents. In addition, the lender will control the disposition of Shea-Two’s claims against the borrower in the event of any reorganization or bankruptcy proceedings of the borrower. The Mortgage Loan will become full recourse to the guarantor in the event there is a default by the borrower under the unsecured promissory note, or if the unsecured promissory note becomes secured, in whole or in part, by any property or personal property of the borrower.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note and all of which are secured by the same Mortgages encumbering the same Mortgaged Property or portfolio of Mortgaged Properties. Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Holder(s) of Companion Loan(s)(1)	Mortgage Loan LTV Ratio(2)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(2)	Loan Combination Underwritten NCF DSCR(2)	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N) / If no, Identity of Controlling Note and Controlling Note Holder
Opry Mills	CGMRC	$70,000,000	9.7%	$305,000,000	$375,000,000	Various	50.8%	50.8%	2.33x	2.33x	Outside Serviced(3)	N / Note A-1 / JPMCC 2016-JP2(4)
Hyatt Regency Huntington Beach Resort & Spa	CGMRC	$60,000,000	8.3%	$140,000,000	$200,000,000	Various	54.4%	54.4%	1.74x	1.74x	Outside Serviced	N / Note A-1-1 / CGCMT 2016-C1
Esplanade I	Principal Commercial Capital	$41,500,000	5.8%	$27,000,000	$68,500,000	Principal Commercial Capital	64.9%	64.9%	1.40x	1.40x	Serviced	Y
401 South State Street	CGMRC	$32,000,000	4.4%	$15,760,000	$47,760,000	CGMRC	62.4%	62.4%	1.59x	1.59x	Serviced	Y
Swedesford Office	Barclays	$29,964,942	4.2%	$20,476,044	$50,440,986	Barclays	70.1%	70.1%	1.31x	1.31x	Serviced	Y
Marriott Midwest Portfolio	Principal Commercial Capital	$27,500,000	3.8%	$55,000,000	$82,500,000	CGCMT 2016-P3	60.3%	60.3%	2.90x	2.90x	Outside Serviced	N / Note A-1 / CGCMT 2016-P3
Fed Ex Atlanta(5)	CGMRC	$14,200,000	2.0%	$14,200,000	$28,400,000	Bank of America, N.A.	54.3%	54.3%	2.40x	2.40x	Servicing Shift	N / Note A-1 / Bank of America, N.A.
Fed Ex West Palm Beach(5)	CGMRC	$11,837,500	1.6%	$11,837,500	$23,675,000	Bank of America, N.A.	54.3%	54.3%	2.40x	2.40x	Servicing Shift	N / N / Note A-1 / Bank of America, N.A.
Fed Ex Fife	CGMRC	$20,125,000	2.8%	$20,125,000	$40,250,000	Bank of America, N.A.	54.4%	54.4%	2.43x	2.43x	Servicing Shift	N / Note A-1 / Bank of America, N.A.
Marriott Savannah Riverfront	CGMRC	$16,700,974	2.3%	$56,583,896	$73,284,870	Various	66.3%	66.3%	1.40x	1.40x	Outside Serviced	N / Note A-1-1 / CGCMT 2016-C1
Embassy Suites Lake Buena Vista	SMF V	$13,971,308	1.9%	$27,942,615	$41,913,923	Various	62.3%	62.3%	1.51x	1.51x	Outside Serviced	N / Note A-1-A / Starwood Mortgage Funding VI LLC
247 Bedford Avenue	CGMRC	$13,850,000	1.9%	$17,150,000	$31,000,000	CGCMT 2016-C1	60.5%	60.5%	1.33x	1.33x	Outside Serviced	N / Note A-1 / CGCMT 2016-C1
Park Place	CGMRC	$11,000,000	1.5%	$82,000,000	$93,000,000	Various	66.4%	66.4%	1.44x	1.44x	Outside Serviced	N / Note A-1 / CGCMT 2016-GC36
Fed Ex Boulder	CGMRC	$9,225,000	1.3%	$9,225,000	$18,450,000	Bank of America, N.A.	53.5%	53.5%	2.37x	2.37x	Servicing Shift	N / Note A-1 / Bank of America, N.A.

(1)	With respect to each Loan Combination, any related unsecuritized Pari Passu Companion Loan may be further split, modified and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

(2)	Calculated including the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans. There are no related Subordinate Companion Loans.

(3)	The Opry Mills Loan Combination is presented throughout this prospectus as an Outside Serviced Loan Combination (given that the anticipated closing date for the securitization of the Opry Mills Controlling Pari Passu Companion Loan is the same as the anticipated Closing Date for this securitization transaction). However, if the Opry Mills Controlling Pari Passu Companion Loan is not securitized on or prior to the Closing Date for this securitization transaction, then the Opry Mills Loan Combination will be a Servicing Shift Loan Combination and will initially be serviced and administered under the Pooling and Servicing Agreement until the occurrence of the securitization of the Opry Mills Controlling Pari Passu Companion Loan, at which time the Opry Mills Loan Combination will become an Outside Serviced Loan Combination and will be serviced and administered under the pooling and servicing agreement for such securitization.

(4)	In the event that that the Opry Mills Controlling Pari Passu Companion Loan is not securitized on or prior to the Closing Date for this securitization transaction, then the Controlling Note Holder is expected to be JPMorgan Chase Bank, National Association until the occurrence of the securitization of the Opry Mills Controlling Pari Passu Companion Loan.

(5)	The Fed Ex Atlanta Loan Combination and the Fed Ex West Palm Beach Loan Combination are cross-collateralized and cross-defaulted.

Set forth in the bullets below is a summary of each Loan Combination, together with certain applicable definitions referred to in this prospectus:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Opry Mills, which is evidenced by the non-controlling note A-4, has a Cut-off Date Balance of approximately $70,000,000 and represents approximately 9.7% of the Initial Pool Balance (the “Opry Mills Mortgage Loan”), the related Mortgaged Property also secures four (4) other loans that are pari passu in right of payment with the Opry Mills Mortgage Loan (each, an “Opry Mills Pari Passu Companion Loan” and, collectively, the “Opry Mills Pari Passu Companion Loans” and, together with the Opry Mills Mortgage Loan, the “Opry Mills Loan Combination”). The Opry Mills Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1 (the “Opry Mills Controlling Pari Passu Companion Loan”), which has an outstanding principal balance as of the Cut-off Date of approximately $80,000,000, is currently held by JPMorgan Chase Bank, National Association and is expected to be contributed to the commercial mortgage securitization transaction (the “JPMCC 2016-JP2 Securitization”) involving the issuance of the JPMCC Commercial Mortgage Securities Trust 2016-JP2, Commercial Mortgage Pass-Through Certificates, Series 2016-JP2; (ii) the non-controlling notes A-2 and A-3, which have outstanding principal balances as of the Cut-off Date of approximately $65,000,000 and $80,000,000, respectively, are currently held by JPMorgan Chase Bank, National Association and are expected to be contributed to one or more future commercial mortgage securitization transactions; and (iii) the non-controlling note A-5, which has an outstanding principal balance as of the Cut-off Date of approximately $80,000,000, is currently held by CGMRC and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Opry Mills Loan Combination is expected to be serviced and administered pursuant to the pooling and servicing agreement for the JPMCC 2016-JP2 Securitization (the “JPMCC 2016-JP2 Pooling and Servicing Agreement”).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Huntington Beach Resort & Spa, which is evidenced by the non-controlling notes A-2 and A-3-1, has a Cut-off Date Balance of approximately $60,000,000 and represents approximately 8.3% of the Initial Pool Balance (the “Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan”), the related Mortgaged Property also secures five (5) other loans that are pari passu in right of payment with the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan (each, a “Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan” and, collectively, the “Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans” and, together with the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the “Hyatt Regency Huntington Beach Resort & Spa Loan Combination”). The Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1-1, which has an outstanding principal balance as of the Cut-off Date of approximately $54,000,000, and was contributed to the commercial mortgage securitization transaction (the “CGCMT 2016-C1 Securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-C1, Commercial Mortgage Pass-Through Certificates, Series 2016-C1; (ii) the non-controlling notes A-1-2 and A-3-2, which have outstanding principal balances as of the Cut-off Date of approximately $6,000,000 and $20,000,000, respectively, are currently held by CGMRC and are expected to be contributed to one or more future commercial mortgage securitization transactions; and (iii) the non-controlling notes A-4 and A-5, which have outstanding principal balances as of the Cut-off Date of approximately $50,000,000 and $10,000,000, respectively, and were contributed to the commercial mortgage securitization transaction involving the issuance of the Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS10. The Hyatt Regency Huntington Beach Resort & Spa Loan Combination is being serviced and administered pursuant to the pooling and servicing agreement for the CGCMT 2016-C1 Securitization (the “CGCMT 2016-C1 Pooling and Servicing Agreement”).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Esplanade I, which is evidenced by the controlling note A-1, has a Cut-off Date Balance of approximately $41,500,000 and represents approximately 5.8% of the Initial Pool Balance (the “Esplanade I Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the Esplanade I Mortgage Loan (the “Esplanade I Pari Passu Companion Loan” and, together with the Esplanade I Mortgage Loan, the “Esplanade I Loan Combination”). The Esplanade I Pari Passu Companion Loan, which is evidenced by the non-

controlling note A-2, has an outstanding principal balance as of the Cut-off Date of approximately $27,000,000, is currently held by Principal Commercial Capital, and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Esplanade I Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 401 South State Street, which is evidenced by the controlling note A-1, has a Cut-off Date Balance of approximately $32,000,000 and represents approximately 4.4% of the Initial Pool Balance (the “401 South State Street Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the 401 South State Street Mortgage Loan (the “401 South State Street Pari Passu Companion Loan” and, together with the 401 South State Street Mortgage Loan, the “401 South State Street Loan Combination”). The 401 South State Street Pari Passu Companion Loan, which is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of approximately $15,760,000, is currently held by CGMRC, and is expected to be contributed to one or more future commercial mortgage securitization transactions. The 401 South State Street Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Swedesford Office, which is evidenced by the controlling note A-1, has a Cut-off Date Balance of approximately $29,964,942 and represents approximately 4.2% of the Initial Pool Balance (the “Swedesford Office Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the Swedesford Office Mortgage Loan (the “Swedesford Office Pari Passu Companion Loan” and, together with the Swedesford Office Mortgage Loan, the “Swedesford Office Loan Combination”). The Swedesford Office Pari Passu Companion Loan, which is evidenced by the non-controlling note A-2 and has an outstanding principal balance as of the Cut-off Date of approximately $20,476,044, is currently held by Barclays and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Swedesford Office Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $27,500,000 and represents approximately 3.8% of the Initial Pool Balance (the “Marriott Midwest Portfolio Mortgage Loan”), the related Mortgaged Properties also secure one (1) other loan that is pari passu in right of payment with the Marriott Midwest Portfolio Mortgage Loan (the “Marriott Midwest Portfolio Pari Passu Companion Loan” and, together with the Marriott Midwest Portfolio Mortgage Loan, the “Marriott Midwest Portfolio Loan Combination”). The Marriott Midwest Portfolio Pari Passu Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of approximately $55,000,000, was contributed to the commercial mortgage securitization transaction (the “CGCMT 2016-P3 Securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-P3, Commercial Mortgage Pass-Through Certificates, Series 2016-P3. The Marriott Midwest Portfolio Loan Combination is being serviced and administered pursuant to the pooling and servicing agreement for the CGCMT 2016-P3 Securitization (the “CGCMT 2016-P3 Pooling and Servicing Agreement”).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fed Ex Atlanta, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $14,200,000 and represents approximately 2.0% of the Initial Pool Balance (the “Fed Ex Atlanta Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the Fed Ex Atlanta Mortgage Loan (the “Fed Ex Atlanta Pari Passu Companion Loan” and, together with the Fed Ex Atlanta Mortgage Loan, the “Fed Ex Atlanta Loan Combination”). The Fed Ex Atlanta Pari Passu Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of approximately $14,200,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Fed Ex Atlanta Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Fed Ex Atlanta Pari Passu Companion Loan (the “Fed Ex

Atlanta Pari Passu Companion Loan Securitization Date”), after which it is expected that the Fed Ex Atlanta Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement for the commercial mortgage securitization transaction to which the Fed Ex Atlanta Pari Passu Companion Loan is contributed (the “Fed Ex Atlanta Future Pooling and Servicing Agreement”). The Fed Ex Atlanta Loan Combination is cross-collateralized and cross-defaulted with the Fed Ex West Palm Beach Loan Combination.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fed Ex West Palm Beach, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $11,837,500 and represents approximately 1.6% of the Initial Pool Balance (the “Fed Ex West Palm Beach Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the Fed Ex West Palm Beach Mortgage Loan (the “Fed Ex West Palm Beach Pari Passu Companion Loan” and, together with the Fed Ex West Palm Beach Mortgage Loan, the “Fed Ex West Palm Beach Loan Combination”). The Fed Ex West Palm Beach Pari Passu Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of approximately $11,837,500, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Fed Ex West Palm Beach Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Fed Ex West Palm Beach Pari Passu Companion Loan (the “Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date”), after which it is expected that the Fed Ex West Palm Beach Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement for the commercial mortgage securitization transaction to which the Fed Ex West Palm Beach Pari Passu Companion Loan is contributed (the “Fed Ex West Palm Beach Future Pooling and Servicing Agreement”). The Fed Ex West Palm Beach Loan Combination is cross-collateralized and cross-defaulted with the Fed Ex Atlanta Loan Combination.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fed Ex Fife, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $20,125,000 and represents approximately 2.8% of the Initial Pool Balance (the “Fed Ex Fife Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the Fed Ex Fife Mortgage Loan (the “Fed Ex Fife Pari Passu Companion Loan” and, together with the Fed Ex Fife Mortgage Loan, the “Fed Ex Fife Loan Combination”). The Fed Ex Fife Pari Passu Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of approximately $20,125,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Fed Ex Fife Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Fed Ex Fife Pari Passu Companion Loan (the “Fed Ex Fife Pari Passu Companion Loan Securitization Date”), after which it is expected that the Fed Ex Fife Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement for the commercial mortgage securitization transaction to which the Fed Ex Fife Pari Passu Companion Loan is contributed (the “Fed Ex Fife Future Pooling and Servicing Agreement”).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Savannah Riverfront, which is evidenced by the non-controlling notes A-2-2 and A-4, has a Cut-off Date Balance of approximately $16,700,974 and represents approximately 2.3% of the Initial Pool Balance (the “Marriott Savannah Riverfront Mortgage Loan”), the related Mortgaged Property also secures four (4) other loans that are pari passu in right of payment with the Marriott Savannah Riverfront Mortgage Loan (each, a “Marriott Savannah Riverfront Pari Passu Companion Loan” and, collectively, the “Marriott Savannah Riverfront Pari Passu Companion Loans” and, together with the Marriott Savannah Riverfront Mortgage Loan, the “Marriott Savannah Riverfront Loan Combination”). The Marriott Savannah Riverfront Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1-1 and the non-controlling note A-2-1, which have outstanding principal balances as of the Cut-off Date of approximately $19,941,461 and $19,941,461, respectively, and were contributed to the CGCMT 2016-C1 Securitization; and (ii) the non-controlling notes A-1-2 and A-3, which have outstanding principal balances as of the Cut-off Date of approximately $4,985,365 and $11,715,608, respectively, are currently held by Cantor Commercial Real Estate Lending, L.P. and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Marriott Savannah Riverfront Loan Combination is being serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Embassy Suites Lake Buena Vista, which is evidenced by the non-controlling note A-1-B, has a Cut-off Date Balance of approximately $13,971,308 and represents approximately 1.9% of the Initial Pool Balance (the “Embassy Suites Lake Buena Vista Mortgage Loan”), the related Mortgaged Property also secures two (2) other loans that are pari passu in right of payment with the Embassy Suites Lake Buena Vista Mortgage Loan (each, an “Embassy Suites Lake Buena Vista Pari Passu Companion Loan” and, collectively, the “Embassy Suites Lake Buena Vista Pari Passu Companion Loans” and, together with the Embassy Suites Lake Buena Vista Mortgage Loan, the “Embassy Suites Lake Buena Vista Loan Combination”). The Embassy Suites Lake Buena Vista Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1-A (the “Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan”), which has an outstanding principal balance as of the Cut-off Date of approximately $16,965,159, is currently held by Starwood Mortgage Funding VI LLC and is expected to be contributed to one or more future commercial mortgage securitization transactions; and (ii) the non-controlling note A-2 (the “Embassy Suites Lake Buena Vista Non-Controlling Pari Passu Companion Loan”), which has an outstanding principal balance as of the Cut-off Date of approximately $10,977,456, and was contributed to the CGCMT 2016-C1 Securitization. The Embassy Suites Lake Buena Vista Loan Combination is currently being serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement until the securitization of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan (the “Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date”), after which it is expected that the Embassy Suites Lake Buena Vista Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement for the commercial mortgage securitization transaction to which the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan is contributed (the “Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement” and the trust created pursuant to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the “Embassy Suites Lake Buena Vista Securitization Trust”).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 247 Bedford Avenue, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $13,850,000 and represents approximately 1.9% of the Initial Pool Balance (the “247 Bedford Avenue Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the 247 Bedford Avenue Mortgage Loan (the “247 Bedford Avenue Pari Passu Companion Loan” and, together with the 247 Bedford Avenue Mortgage Loan, the “247 Bedford Avenue Loan Combination”). The 247 Bedford Avenue Pari Passu Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of approximately $17,150,000, was contributed to the CGCMT 2016-C1 Securitization. The 247 Bedford Avenue Loan Combination is being serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Park Place, which is evidenced by the non-controlling note A-2-2-2, has a Cut-off Date Balance of approximately $11,000,000 and represents approximately 1.5% of the Initial Pool Balance (the “Park Place Mortgage Loan”), the related Mortgaged Property also secures three (3) other loans that are pari passu in right of payment with the Park Place Mortgage Loan (each, a “Park Place Pari Passu Companion Loan” and, collectively, the “Park Place Pari Passu Companion Loans” and, together with the Park Place Mortgage Loan, the “Park Place Loan Combination”). The Park Place Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of approximately $50,000,000, and was contributed to the commercial mortgage securitization transaction (the “CGCMT 2016-GC36 Securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-GC36, Commercial Mortgage Pass-Through Certificates, Series 2016-GC36; (ii) the non-controlling note A-2-1, which has an outstanding principal balance as of the Cut-off Date of approximately $20,000,000, and was contributed to the commercial mortgage securitization transaction (the “CGCMT 2016-GC37 Securitization”) involving the issuance of the Citigroup Commercial Mortgage Trust 2016-GC37, Commercial Mortgage Pass-Through Certificates, Series 2016-GC37; and (iii) the non-controlling note A-2-2-1, which has an outstanding principal balance as of the Cut-off Date of approximately $12,000,000, and was contributed to the CGCMT 2016-C1 Securitization. The Park Place Loan Combination is being serviced and administered pursuant to the pooling and servicing agreement for the CGCMT 2016-GC36 Securitization (the “CGCMT 2016-GC36 Pooling and Servicing Agreement”).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fed Ex Boulder, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $9,225,000 and represents approximately 1.3% of the Initial Pool Balance (the “Fed Ex Boulder Mortgage Loan”), the related Mortgaged Property also secures one (1) other loan that is pari passu in right of payment with the Fed Ex Boulder Mortgage Loan (the “Fed Ex Boulder Pari Passu Companion Loan” and, together with the Fed Ex Boulder Mortgage Loan, the “Fed Ex Boulder Loan Combination”). The Fed Ex Boulder Pari Passu Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of approximately $9,225,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Fed Ex Boulder Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Fed Ex Boulder Pari Passu Companion Loan (the “Fed Ex Boulder Pari Passu Companion Loan Securitization Date”), after which it is expected that the Fed Ex Boulder Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement for the commercial mortgage securitization transaction to which the Fed Ex Boulder Pari Passu Companion Loan is contributed (the “Fed Ex Boulder Future Pooling and Servicing Agreement”).

Each Split Mortgage Loan and its related Companion Loan(s) are cross-collateralized and cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

Each Servicing Shift Mortgage Loan (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related controlling Pari Passu Companion Loan in a future securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future securitization transaction.

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a pooling and servicing agreement, trust and servicing agreement and/or other servicing arrangement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loan(s) are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller	Outside Servicing Agreement	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Certificate Administrator	Outside Custodian	Initial Outside Controlling Class Representative(2)

Opry Mills	CGMRC	JPMCC 2016-JP2(3)	9.7%	Wells Fargo Bank, National Association(3)	LNR Partners, LLC(3)	Wilmington Trust, National Association(3)	Wells Fargo Bank, National Association(3)	Wells Fargo Bank, National Association(3)	LNR Securities Holdings, LLC(3)

Hyatt Regency Huntington Beach Resort & Spa	CGMRC	CGCMT 2016-C1	8.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Citibank, N.A.	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco II, L.P.

Marriott Midwest Portfolio	Principal Commercial Capital	CGCMT 2016-P3	3.8%	Wells Fargo Bank, National Association	C-III Asset Management LLC	Wilmington Trust, National Association	Citibank, N.A.	Citibank, N.A.	Raith Capital Partners, LLC

Fed Ex Atlanta	CGMRC	(4)	2.0%	(4)	(4)	(4)	(4)	(4)	(5)

Fed Ex West Palm Beach	CGMRC	(4)	1.6%	(4)	(4)	(4)	(4)	(4)	(5)

Fed Ex Fife	CGMRC	(4)	2.8%	(4)	(4)	(4)	(4)	(4)	(5)

Marriott Savannah Riverfront	CGMRC	CGCMT 2016-C1	2.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Citibank, N.A.	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco II, L.P.

Embassy Suites Lake Buena Vista	SMF V	CGCMT 2016-C1(6)	1.9%	Wells Fargo Bank, National Association(6)	LNR Partners, LLC(6)	Deutsche Bank Trust Company Americas(6)	Citibank, N.A.(6)	Deutsche Bank Trust Company Americas(6)	Prime Finance CMBS B-Piece Holdco II, L.P.(6)

247 Bedford Avenue	CGMRC	CGCMT 2016-C1	1.9%	Wells Fargo Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Citibank, N.A.	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco II, L.P.

Park Place	CGMRC	CGCMT 2016-GC36	1.5%	KeyBank National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital Fund IV, L.P.

Fed Ex Boulder	CGMRC	(4)	1.3%	(4)	(4)	(4)	(4)	(4)	(5)

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the securitization of the related controlling note, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	The related transaction documents may provide that the initial Outside Controlling Class Representative may either be the entity specified or an affiliate thereof.

(3)	The Opry Mills Controlling Pari Passu Companion Loan is currently held by JPMorgan Chase Bank, National Association, but is expected to be contributed to the JPMCC 2016-JP2 Securitization on the Closing Date. Accordingly, the Opry Mills Loan Combination is expected to be (and information is presented in the foregoing table based on the assumption that the Opry Mills Loan Combination will be) serviced and administered pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement. However, if the Opry Mills Controlling Pari Passu Companion Loan is not securitized on or prior to the Closing Date for this securitization transaction, then the Opry Mills Loan Combination will be a Servicing Shift Loan Combination and will initially be serviced and administered under the Pooling and Servicing Agreement until the occurrence of the securitization of the Opry Mills Controlling Pari Passu Companion Loan, at which time the Opry Mills Loan Combination will become an Outside Serviced Loan Combination and will be serviced and administered under the pooling and servicing agreement for such securitization.

(4)	Each of the Fed Ex Atlanta Mortgage Loan, the Fed Ex West Palm Beach Mortgage Loan, the Fed Ex Fife Mortgage Loan and the Fed Ex Boulder Mortgage Loan (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related controlling Pari Passu Companion Loan in a future securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future securitization transaction. The parties to the related Outside Servicing Agreement for the securitization of the related controlling Pari Passu Companion Loan have not been definitively identified.

(5)	With respect to each of the Fed Ex Atlanta Mortgage Loan, the Fed Ex West Palm Beach Mortgage Loan, the Fed Ex Fife Mortgage Loan and the Fed Ex Boulder Mortgage Loan, there is no initial Outside Controlling Class Representative as the controlling note for each such

Mortgage Loan has not yet been securitized. See the “Loan Combination Summary” chart above for the identity of the related Controlling Note Holder for each such Mortgage Loan.

(6)	The Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan is currently held by Starwood Mortgage Funding VI LLC and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Embassy Suites Lake Buena Vista Mortgage Loan is initially being serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement until the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, after which it is expected that the Embassy Suites Lake Buena Vista Mortgage Loan will be serviced and administered pursuant to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement. The parties to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement and the related Outside Controlling Class Representative have not been definitively identified.

In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things, (i) that one of the holders will be the “controlling note holder” (the “Controlling Note Holder”) entitled to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination, and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause; (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first to any related Subordinate Companion Loan (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries—Opry Mills”, “—Hyatt Regency Huntington Beach Resort & Spa”, “—Marriott Midwest Portfolio”, “—Fed Ex Crossed Loans”, “—Fed Ex Fife” and “—Marriott Savannah Riverfront” in Annex B to this prospectus.

The Opry Mills Loan Combination

Servicing

The Opry Mills Loan Combination and any related REO Property are expected to be serviced and administered pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement, expected to be entered into among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2016-JP2 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMCC 2016-JP2 Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “JPMCC 2016-JP2 Special Servicer”), Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “JPMCC 2016-JP2 Operating Advisor”) and as asset representations reviewer (the “JPMCC 2016-JP2 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “JPMCC 2016-JP2 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (the “JPMCC 2016-JP2 Trustee”), by the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Opry Mills Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Opry Mills Loan Combination, the servicing standard set forth in the JPMCC 2016-JP2 Pooling and Servicing Agreement requires the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Special Servicer to take into account the interests of the JPMCC 2016-JP2 certificateholders, the Issuing Entity, as the holder of the Opry Mills Mortgage Loan, and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization, as a collective whole.

The anticipated closing date for the JPMCC 2016-JP2 Securitization is the same as the anticipated Closing Date for this securitization transaction. However, if the Opry Mills Controlling Pari Passu Companion Loan is not securitized on or prior to the Closing Date for this securitization transaction, then the Opry Mills Loan Combination will be a Servicing Shift Loan Combination and will initially be serviced and administered under the Pooling and Servicing Agreement until the occurrence of the securitization of the Opry Mills Controlling Pari Passu Companion Loan, at which time the Opry Mills Loan Combination will become an Outside Serviced Loan Combination and will be serviced and administered under the pooling and servicing agreement for such securitization. In such event, all references to the JPMCC 2016-JP2 Pooling and Servicing Agreement, the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Special Servicer should instead be construed to refer, prior to the securitization of the Opry Mills Controlling Pari Passu Companion Loan, to the Pooling and Servicing Agreement, Master Servicer and Special Servicer.

Amounts payable to the Issuing Entity as holder of the Opry Mills Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMCC 2016-JP2 Pooling and Servicing Agreement, is expected to be the initial custodian of the mortgage file related to the Opry Mills Loan Combination (other than the promissory note(s) evidencing the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Opry Mills Mortgage Loan and the holders of the Opry Mills Pari Passu Companion Loans with respect to distributions of funds received in respect of the Opry Mills Loan Combination, and provides, in general, that:

•	the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Opry Mills Loan Combination or the related Mortgaged Property will be applied to the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the JPMCC 2016-JP2 Servicer, the JPMCC 2016-JP2 Special Servicer, the JPMCC 2016-JP2 Operating Advisor, the JPMCC 2016-JP2 Certificate Administrator and the JPMCC 2016-JP2 Trustee) in accordance with the terms of the related Co-Lender Agreement and the JPMCC 2016-JP2 Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the Opry Mills Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Opry Mills Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Opry Mills Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Opry Mills Pari Passu Companion Loans. Similarly, P&I advances on the Opry Mills Pari Passu Companion Loans are not reimbursable out of payments or other collections on the Opry Mils Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Opry Mills Mortgage Loan or the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the JPMCC 2016-JP2 Securitization, subject to the JPMCC 2016-JP2 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization or general collections with respect to the securitization of any of such Opry Mills Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Opry Mills Loan Combination, as of any date of determination, will be the holder of the Opry Mills Controlling Pari Passu

Companion Loan, which is expected to be the JPMCC 2016-JP2 Trustee on behalf of the JPMCC 2016-JP2 issuing entity; provided, that, unless a control termination event exists under the JPMCC 2016-JP2 Pooling and Servicing Agreement or the Opry Mills Loan Combination is an “excluded mortgage loan” under the JPMCC 2016-JP2 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “JPMCC 2016-JP2 Controlling Class Representative”) is entitled to exercise the rights of the controlling note holder with respect to the Opry Mills Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the JPMCC 2016-JP2 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are expected to be substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Opry Mills Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Opry Mills Loan Combination (which approval rights are expected to be substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). It is expected that, pursuant to the terms of the JPMCC 2016-JP2 Pooling and Servicing Agreement, the JPMCC 2016-JP2 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Opry Mills Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the JPMCC 2016-JP2 issuing entity (other than any “excluded mortgage loan” under the JPMCC 2016-JP2 Pooling and Servicing Agreement) that are serviced under the JPMCC 2016-JP2 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Opry Mills Mortgage Loan (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, is required to provide to the JPMCC 2016-JP2 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMCC 2016-JP2 Controlling Class Representative or other person under the JPMCC 2016-JP2 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Opry Mills Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Opry Mills Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Opry Mills Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Opry Mills Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the JPMCC 2016-JP2 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Opry Mills Loan Combination. Neither the JPMCC 2016-JP2 Servicer nor the JPMCC 2016-JP2 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives).

Neither the JPMCC 2016-JP2 Servicer nor the JPMCC 2016-JP2 Special Servicer may take or refrain from taking any action pursuant to instructions from the Issuing Entity (or its representative) or the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives) that would require or cause the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, to violate applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the JPMCC 2016-JP2 Pooling and Servicing Agreement, the terms of the Opry Mills Loan Combination, or the related Co-Lender Agreement, or materially expand the scope of the JPMCC 2016-JP2 Servicer’s or the

JPMCC 2016-JP2 Special Servicer’s responsibilities under the related Co-Lender Agreement or the JPMCC 2016-JP2 Pooling and Servicing Agreement.

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives) will have the right to annual meetings (which may be held telephonically) with the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, in which servicing issues related to the Opry Mills Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Opry Mills Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of Penalty Charges paid on the Opry Mills Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans by the amount necessary to pay the JPMCC 2016-JP2 Servicer, the JPMCC 2016-JP2 Trustee or (if applicable) the JPMCC 2016-JP2 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the JPMCC 2016-JP2 Pooling and Servicing Agreement; second, be used to reduce, on a pro rata basis, the amounts payable on each of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans by the amount necessary to pay the Master Servicer and the Trustee, the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Trustee, and the master servicer and the trustee for any securitization of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement or the document governing any securitization of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization) made with respect to such loan by such party, third, be used to reduce, on a pro rata basis, the amounts payable on each of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Opry Mills Loan Combination (if and as specified in the JPMCC 2016-JP2 Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Opry Mills Mortgage Loan and the Opry Mills Controlling Pari Passu Companion Loan, be paid to the JPMCC 2016-JP2 Servicer and/or the JPMCC 2016-JP2 Special Servicer as additional servicing compensation as provided in the JPMCC 2016-JP2 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to any other Opry Mills Pari Passu Companion Loan, be paid, (x) prior to the securitization of such Opry Mills Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of such Opry Mills Pari Passu Companion Loan, to the JPMCC 2016-JP2 Servicer and/or the JPMCC 2016-JP2 Special Servicer as additional servicing compensation as provided in the JPMCC 2016-JP2 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Opry Mills Loan Combination becomes a defaulted mortgage loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement, and if the JPMCC 2016-JP2 Special Servicer determines to sell the Opry Mills Pari Passu Companion Loan included in the JPMCC 2016-JP2 Securitization in accordance with the JPMCC 2016-JP2 Pooling and Servicing Agreement, then the JPMCC 2016-JP2 Special Servicer will be required to sell the Opry Mills Mortgage Loan and all Opry Mills Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the JPMCC 2016-JP2 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Opry Mills Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the JPMCC 2016-JP2 Special Servicer will not be permitted to sell the Opry Mills Loan Combination if it becomes a defaulted mortgage loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the Opry Mills Mortgage Loan, and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives), unless the JPMCC 2016-JP2 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Opry Mills Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the JPMCC 2016-JP2 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Opry Mills Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative) that are material to the price of the Opry Mills Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2016-JP2 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives) may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the JPMCC 2016-JP2 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the Opry Mills Loan Combination unless such person is the related borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the JPMCC 2016-JP2 Pooling and Servicing Agreement, the controlling note holder with respect to the Opry Mills Loan Combination (which, as of any date of determination, will be the holder of the Opry Mills Controlling Pari Passu Companion Loan, which is expected to be the JPMCC 2016-JP2 Trustee on behalf of the JPMCC 2016-JP2 issuing entity, or its representative, which prior to a control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement will be the JPMCC 2016-JP2 Controlling Class Representative) has the right, at any time and from time to time, with or without cause, to replace the JPMCC 2016-JP2 Special Servicer then acting with respect to the Opry Mills Loan Combination and appoint a replacement special servicer that satisfies the conditions set forth in the JPMCC 2016-JP2 Pooling and Servicing Agreement in lieu thereof. It is anticipated that the JPMCC 2016-JP2 Pooling and Servicing Agreement will permit the JPMCC 2016-JP2 Controlling Class Representative to replace the special servicer without cause only if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the controlling class of the JPMCC 2016-JP2 Securitization. Accordingly, subject to the foregoing, the JPMCC 2016-JP2 Controlling Class Representative (prior to a control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement and provided that the Opry Mills Loan Combination is not an “excluded mortgage loan” under the JPMCC 2016-JP2 Pooling and Servicing Agreement), and the applicable JPMCC 2016-JP2 certificateholders with the requisite percentage of voting rights (after a control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the JPMCC 2016-JP2 Special Servicer then acting with respect to the Opry Mills Loan Combination and appoint a replacement special servicer that satisfies the conditions set forth in the JPMCC 2016-JP2 Pooling and Servicing Agreement in lieu thereof. Each of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 Securitization (or their representatives) may direct the JPMCC 2016-JP2 Trustee to terminate the JPMCC 2016-JP2 Special Servicer (solely with respect to the Opry Mills Loan Combination) upon a servicer termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement with respect to the JPMCC 2016-JP2 Special Servicer that affects the Issuing Entity (as the holder of the Opry Mills Mortgage Loan) or such Companion Loan Holder, as applicable.

The Hyatt Regency Huntington Beach Resort & Spa Loan Combination

Servicing

The Hyatt Regency Huntington Beach Resort & Spa Loan Combination and any related REO Property are serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement, dated as of May 1, 2016, among Citigroup Commercial Mortgage Securities Inc., as depositor (in such capacity, the “CGCMT 2016-C1 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CGCMT 2016-C1 Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “CGCMT 2016-C1 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CGCMT 2016-C1 Operating Advisor ”) and as asset representations reviewer (in such capacity, the “CGCMT 2016-C1 Asset Representations Reviewer”), Citibank, N.A., as certificate administrator (in such capacity, the “CGCMT 2016-C1 Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “CGCMT 2016-C1 Trustee”), by the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the servicing standard set forth in the CGCMT 2016-C1 Pooling and Servicing Agreement requires the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer to take into account the interests of the CGCMT 2016-C1 certificateholders, the Issuing Entity, as the holder of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as custodian under the CGCMT 2016-C1 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination (other than the promissory notes evidencing the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans with respect to distributions of funds received in respect of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, and provides, in general, that:

•	the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination or the related Mortgaged Property will be applied to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Certificate Administrator and the CGCMT 2016-C1 Trustee) in accordance with the terms of the related Co-Lender Agreement and the CGCMT 2016-C1 Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans. Similarly, P&I advances on the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans are not reimbursable out of payments or other collections on the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan or the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-C1 Securitization, subject to the CGCMT 2016-C1 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization or general collections with respect to the securitization of any of such Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, as of any date of determination, is the CGCMT 2016-C1 Trustee on behalf of the CGCMT 2016-C1 issuing entity as holder of the controlling Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan; provided, that, unless a control termination event exists under the CGCMT 2016-C1 Pooling and Servicing Agreement or the Hyatt Regency Huntington Beach Resort & Spa Loan Combination is an “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “CGCMT 2016-C1 Controlling Class Representative”) is entitled to exercise the rights of the controlling note holder with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the CGCMT 2016-C1 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, the CGCMT 2016-C1 Controlling Class Representative has the same consent and/or consultation rights with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2016-C1 issuing entity (other than any “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-C1 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan (or its representative) and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, is required to provide to the CGCMT 2016-C1 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2016-C1 Controlling Class Representative or other person under the CGCMT 2016-C1 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any

“major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives), will, in each case, expire 10 business days (or in connection with an “acceptable insurance default”, as defined under the related Co-Lender Agreement, 30 days) following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the CGCMT 2016-C1 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination. Neither the CGCMT 2016-C1 Servicer nor the CGCMT 2016-C1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives).

The CGCMT 2016-C1 Pooling and Servicing Agreement provides that neither the CGCMT 2016-C1 Servicer nor the CGCMT 2016-C1 Special Servicer may take or refrain from taking any action pursuant to instructions from the Issuing Entity (or its representative) or the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) that would cause the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, to violate applicable law, the terms of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the related Co-Lender Agreement, the CGCMT 2016-C1 Pooling and Servicing Agreement, including the servicing standard under the CGCMT 2016-C1 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Depositor, the CGCMT 2016-C1 issuing entity, the CGCMT 2016-C1 Trustee, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Asset Representations Reviewer, the CGCMT 2016-C1 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CGCMT 2016-C1 Servicer’s or the CGCMT 2016-C1 Special Servicer’s responsibilities, or (iii) cause the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the CGCMT 2016-C1 certificateholders.

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) will have the right to annual conference calls with the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of Penalty Charges paid on the Hyatt Regency Huntington Beach Resort & Spa Loan Combination will first, be used to pay the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Trustee or the CGCMT 2016-C1 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement; second, be used to pay the Master Servicer and the Trustee and the master servicer and the trustee for any securitization of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement or the document governing any securitization of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization) made with respect to such loan by such party, third, to pay certain other expenses incurred with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination (if and as specified in the CGCMT 2016-C1 Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans that have been included in a securitization, be paid to the CGCMT 2016-C1 Servicer and/or the CGCMT 2016-C1 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C1 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to any other Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan, be paid, (x) prior to the securitization of such Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of such Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan, to the CGCMT 2016-C1 Servicer and/or the CGCMT 2016-C1 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C1 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Hyatt Regency Huntington Beach Resort & Spa Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-C1 Pooling and Servicing Agreement, and if the CGCMT 2016-C1 Special Servicer determines to sell the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan included in the CGCMT 2016-C1 Securitization in accordance with the CGCMT 2016-C1 Pooling and Servicing Agreement, then the CGCMT 2016-C1 Special Servicer will be required to sell the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and all Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the CGCMT 2016-C1 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-C1 Special Servicer will not be permitted to sell the Hyatt Regency Huntington Beach Resort & Spa Loan Combination if it becomes a defaulted mortgage loan under the CGCMT 2016-C1 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives), unless the CGCMT 2016-C1 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hyatt Regency Huntington Beach Resort & Spa Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CGCMT 2016-C1 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-C1 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT

2016-C1 Securitization (or their representatives) may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination unless such person is the related borrower or an agent or affiliate of the related borrower or the holder or beneficial owner of an “accelerated mezzanine loan” (as defined under the related Co-Lender Agreement) or an affiliate of such holder or beneficial owner.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, the controlling note holder with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination (which, as of any date of determination, will be the CGCMT 2016-C1 Trustee on behalf of the CGCMT 2016-C1 issuing entity as holder of the controlling Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan, or its representative, which prior to a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement will be the CGCMT 2016-C1 Controlling Class Representative) has the right, at any time and from time to time, with or without cause, to replace the CGCMT 2016-C1 Special Servicer then acting with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof; provided that, if such replacement is without cause, either (i) LNR Partners, LLC or an affiliate thereof is no longer the CGCMT 2016-C1 Special Servicer or (ii) LNR Securities Holdings, LLC or an affiliate thereof owns, as of the date of the delivery of the related notice of termination, less than 25% of the certificate balance of the then controlling class of certificates under the CGCMT 2016-C1 Pooling and Servicing Agreement. Accordingly, subject to the foregoing, the CGCMT 2016-C1 Controlling Class Representative (prior to a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement and provided that the Hyatt Regency Huntington Beach Resort & Spa Loan Combination is not an “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement), and the applicable CGCMT 2016-C1 certificateholders with the requisite percentage of voting rights (after a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CGCMT 2016-C1 Special Servicer then acting with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof. Each of the Issuing Entity (or its representative) and the holders of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) may direct the CGCMT 2016-C1 Trustee to terminate the CGCMT 2016-C1 Special Servicer (solely with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination) upon a servicer termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement with respect to the CGCMT 2016-C1 Special Servicer that affects the Issuing Entity (as the holder of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan) or such Companion Loan Holder, as applicable.

The Esplanade I Loan Combination

Servicing

The Esplanade I Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Esplanade I Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holder as a collective whole.

Amounts payable to the Issuing Entity as holder of the Esplanade I Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holder will be distributed to such holder net of certain fees and expenses on the Esplanade I Pari Passu Companion Loan as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Esplanade I Mortgage Loan and the holder of the Esplanade I Pari Passu Companion Loan with respect to distributions of funds received in respect of the Esplanade I Loan Combination, and provides, in general, that:

•	the Esplanade I Mortgage Loan and the Esplanade I Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Esplanade I Loan Combination or the related Mortgaged Property will be applied to the Esplanade I Mortgage Loan and the Esplanade I Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee) in accordance with the terms of the related Co- Lender Agreement and the Pooling and Servicing Agreement; and

•	costs, fees, expenses, losses and shortfalls relating to the Esplanade I Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Esplanade I Mortgage Loan and the Esplanade I Pari Passu Companion Loan in accordance with the terms of the related Co-Lender Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Esplanade I Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Esplanade I Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Esplanade I Pari Passu Companion Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a Property Advance) allocable to the Esplanade I Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Esplanade I Pari Passu Companion Loan or from general collections with respect to the securitization of the Esplanade I Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Esplanade I Loan Combination, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the Esplanade I Mortgage Loan; provided, that, unless a Control Termination Event exists or the Esplanade I Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the controlling note holder with respect to the Esplanade I Loan Combination. In such capacity, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Esplanade I Loan Combination, including consent and/or consultation rights regarding Major Decisions and the implementation of any recommended actions outlined in an asset status report with respect to the Esplanade I Loan Combination as and to the extent described under “The Pooling and Servicing Agreement—Directing Holder” and “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Esplanade I Loan Combination as it does, and for so long as it does, have similar rights, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will (i) have a right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Esplanade I Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Esplanade I Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Esplanade I Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Esplanade I Loan Combination. The consultation right of the related Companion Loan Holder (or its representative) will expire 10 business days following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative as set forth above, whether or not the related Companion Loan Holder (or its representative) has responded within such period; provided, that if the Master Servicer (or the Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the related Companion Loan Holder’s (or its representative’s) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Esplanade I Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holder (or its representative).

The Pooling and Servicing Agreement provides that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions from the related Companion Loan Holder (or its representative) that would cause the Master Servicer or the Special Servicer, as applicable, to violate applicable law, the terms of the Esplanade I Loan Combination, the related Co-Lender Agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Issuing Entity, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

In addition to the consultation rights of the related Companion Loan Holder (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Esplanade I Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that Penalty Charges paid on the Esplanade I Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Esplanade I Mortgage Loan and Esplanade I Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Property Advances and reimbursement of any Property Advances in accordance with the terms of the Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Esplanade I Mortgage Loan and the Esplanade I Pari Passu Companion Loan by the amount necessary to pay the Master Servicer and the Trustee, and the master servicer and the trustee for the securitization of the Esplanade I Pari Passu Companion Loan, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the Esplanade I Pari Passu Companion Loan) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the document governing the securitization of the Esplanade I Pari Passu Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Esplanade I Mortgage Loan and the Esplanade I Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Esplanade I Loan Combination (as specified in the Pooling and Servicing Agreement) and, finally, (i) in the case of the remaining amount of Penalty Charges allocable to the Esplanade I Mortgage Loan, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable to the Esplanade I Pari Passu Companion Loan, be paid, (x) prior to the securitization of the Esplanade I Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of the Esplanade I Pari Passu Companion Loan, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Esplanade I Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the Esplanade I Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Esplanade I Pari Passu Companion Loan together with the Esplanade I Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Esplanade I Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holder (provided that such consent is not required if the related Companion Loan Holder is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the related Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Esplanade I Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Esplanade I Loan Combination, and any documents in the servicing file reasonably requested by the related Companion Loan Holder that are material to the price of the Esplanade I Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the related Companion Loan Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the Pooling and Servicing Agreement, the related Companion Loan Holder (or its representative) will be permitted to bid at any sale of the Esplanade I Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

The Controlling Class Representative (prior to a Control Termination Event and provided that the Esplanade I Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the Esplanade I Loan Combination and appoint a replacement special servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus. The related Companion Loan Holder may direct the Trustee to terminate the Special Servicer (solely with respect to the Esplanade I Loan Combination) upon a Servicer Termination Event with respect to the Special Servicer that affects the related Companion Loan Holder.

See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The 401 South State Street Loan Combination

Servicing

The 401 South State Street Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 401 South State Street Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holder as a collective whole.

Amounts payable to the Issuing Entity as holder of the 401 South State Street Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holder will be distributed to such holders net of certain fees and expenses on the 401 South State Street Pari Passu Companion Loan as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 401 South State Street Mortgage Loan and the holder of the 401 South State Street Pari Passu Companion Loan with respect to distributions of funds received in respect of the 401 South State Street Loan Combination, and provides, in general, that:

•	the 401 South State Street Mortgage Loan and the 401 South State Street Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 401 South State Street Loan Combination or the related Mortgaged Property will be applied to the 401 South State Street Mortgage Loan and the 401 South State Street Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee) in accordance with the terms of the related Co-Lender Agreement and the Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the 401 South State Street Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 401 South State Street Mortgage Loan and the 401 South State Street Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 401 South State Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 401 South State Street Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 401 South State Street Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the 401 South State Street Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the 401 South State Street Pari Passu Companion Loan or from general collections with respect to the securitization of the 401 South State Street Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the 401 South State Street Loan Combination, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the 401 South State Street Mortgage Loan; provided, that, unless a Control Termination Event exists or the 401 South State Street Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the controlling note holder with respect to the 401 South State Street Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the 401 South State Street Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the 401 South State Street Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the 401 South State Street Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will (i) have a right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the 401 South State Street Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 401 South State Street Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the 401 South State Street Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 401 South State Street Loan Combination. The consultation right of the related Companion Loan Holder (or its representative) will expire 10 business days following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative as set forth above, whether or not the related Companion Loan Holder (or its representative) has responded within such period; provided, that if the Master Servicer (or the Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the related Companion Loan Holder’s (or its representative’s) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 401 South State Street Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holder (or its representative).

Neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions from the related Companion Loan Holder (or its representative) that would cause the Master Servicer or the Special Servicer, as applicable, to violate applicable law, the terms of the 401 South State Street Loan Combination, the related Co-Lender Agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Issuing Entity, the Trustee, the Operating Advisor, the Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

In addition to the consultation rights of the related Companion Loan Holder (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the 401 South State Street Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that Penalty Charges paid on the 401 South State Street Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 401 South State Street Mortgage Loan and 401 South State Street Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Property Advances and reimbursement of any Property Advances in accordance with the terms of the Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the 401 South State Street Mortgage Loan and the 401 South State Street Pari Passu Companion Loan by the amount necessary to pay the Master Servicer and the Trustee, and the master servicer and the trustee for the securitization of the 401 South State Street Pari Passu Companion Loan, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the 401 South State Street Pari Passu Companion Loan) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the document governing the securitization of the 401 South State Street Pari Passu Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 401 South State Street Mortgage Loan and the 401 South State Street Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the 401 South State Street Loan Combination (as specified in the Pooling and Servicing Agreement) and, finally, (i) in the case of the remaining amount of Penalty Charges allocable to the 401 South State Street Mortgage Loan, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable to the 401 South State Street Pari Passu Companion Loan, be paid, (x) prior to the securitization of the 401 South State Street Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of the 401 South State Street Pari Passu Companion Loan, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the 401 South State Street Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the 401 South State Street Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the 401 South State Street Pari Passu Companion Loan together with the 401 South State Street Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the 401 South State Street Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holder (provided that such consent is not required if the related Companion Loan Holder is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the related Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 401 South State Street Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 401 South State Street Loan Combination, and any documents in the servicing file reasonably requested by the related Companion Loan Holder that are material to the price of the 401 South State Street Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the related Companion Loan Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the related Companion Loan Holder (or its representative) will be permitted to submit an offer at any sale of the 401 South State Street Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the Pooling and Servicing Agreement, the controlling note holder with respect to the 401 South State Street Loan Combination (which, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the 401 South State Street Mortgage Loan, or its representative) will have the right, at any time, with or without cause, to replace the Special Servicer then acting with respect to the 401 South State Street Loan Combination and appoint a replacement Special Servicer in lieu thereof without the consent of the related Companion Loan Holder (or its representative). Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the 401 South State Street Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the 401 South State Street Loan Combination and appoint a replacement Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus. The related Companion Loan Holder may direct the Trustee to terminate the Special Servicer (solely with respect to the 401 South State Street Loan Combination) upon a Servicer Termination Event with respect to the Special Servicer that affects the related Companion Loan Holder.

See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The Swedesford Office Loan Combination

Servicing

The Swedesford Office Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Swedesford Office Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holder as a collective whole.

Amounts payable to the Issuing Entity as holder of the Swedesford Office Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holder will be distributed to such holders net of certain fees and expenses on the Swedesford Office Pari Passu Companion Loan as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Swedesford Office Mortgage Loan and the holder of the Swedesford Office Pari Passu Companion Loan with respect to distributions of funds received in respect of the Swedesford Office Loan Combination, and provides, in general, that:

•	the Swedesford Office Mortgage Loan and the Swedesford Office Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Swedesford Office Loan Combination or the related Mortgaged Property will be applied to the Swedesford Office Mortgage Loan and the Swedesford Office Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee) in accordance with the terms of the related Co-Lender Agreement and the Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the Swedesford Office Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Swedesford Office Mortgage Loan and the Swedesford Office Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Swedesford Office Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Swedesford Office Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Swedesford Office Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Swedesford Office Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Swedesford Office Pari Passu Companion Loan or from general collections with respect to the securitization of the Swedesford Office Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Swedesford Office Loan Combination, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the Swedesford Office Mortgage Loan; provided, that, unless a Control Termination Event exists or the Swedesford Office Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the controlling note holder with respect to the Swedesford Office Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Swedesford Office Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Swedesford Office Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Swedesford Office Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will (i) have a right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Swedesford Office Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Swedesford Office Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Swedesford Office Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Swedesford Office Loan Combination. The consultation right of the related Companion Loan Holder (or its representative) will expire 10 business days following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative as set forth above, whether or not the related Companion Loan Holder (or its representative) has responded within such period; provided, that if the Master Servicer (or the Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the related Companion Loan Holder’s (or its representative’s) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Swedesford Office Loan Combination. Neither the Master

Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holder (or its representative).

Neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions from the related Companion Loan Holder (or its representative) that would cause the Master Servicer or the Special Servicer, as applicable, to violate applicable law, the terms of the Swedesford Office Loan Combination, the related Co-Lender Agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Issuing Entity, the Trustee, the Operating Advisor, the Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

In addition to the consultation rights of the related Companion Loan Holder (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Swedesford Office Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that Penalty Charges paid on the Swedesford Office Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Swedesford Office Mortgage Loan and the Swedesford Office Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Property Advances and reimbursement of any Property Advances in accordance with the terms of the Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Swedesford Office Mortgage Loan and the Swedesford Office Pari Passu Companion Loan by the amount necessary to pay the Master Servicer and the Trustee, and the master servicer and the trustee for the securitization of the Swedesford Office Pari Passu Companion Loan, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the Swedesford Office Pari Passu Companion Loan) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the document governing the securitization of the Swedesford Office Pari Passu Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Swedesford Office Mortgage Loan and the Swedesford Office Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Swedesford Office Loan Combination (as specified in the Pooling and Servicing Agreement) and, finally, (i) in the case of the remaining amount of Penalty Charges allocable to the Swedesford Office Mortgage Loan, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable to the Swedesford Office Pari Passu Companion Loan, be paid, (x) prior to the securitization of the Swedesford Office Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of the Swedesford Office Pari Passu Companion Loan, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Swedesford Office Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the Swedesford Office Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Swedesford Office Pari Passu Companion Loan together with the Swedesford Office Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Swedesford Office Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holder (provided that such consent is not required if the related Companion Loan Holder is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the related Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Swedesford Office Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Swedesford Office Loan Combination, and any documents in the servicing file reasonably requested by the related Companion Loan Holder that are material to the price of the Swedesford Office Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the related Companion Loan Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the Pooling and Servicing Agreement, the related Companion Loan Holder (or its representative) will be permitted to submit an offer at any sale of the Swedesford Office Loan Combination unless the related Companion Loan Holder is the borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Swedesford Office Loan Combination (which, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the Swedesford Office Mortgage Loan, or its representative) will have the right, at any time, with or without cause, to replace the Special Servicer then acting with respect to the Swedesford Office Loan Combination and appoint a replacement Special Servicer in lieu thereof without the consent of the related Companion Loan Holder (or its representative). Accordingly, the Controlling Class Representative (prior to a Control Termination Event and provided that the Swedesford Office Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to Swedesford Office Loan Combination and appoint a replacement Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus. The related Companion Loan Holder may direct the Trustee to terminate the Special Servicer (solely with respect to the Swedesford Office Loan Combination) upon a Servicer Termination Event with respect to the Special Servicer that affects the related Companion Loan Holder.

See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The Marriott Midwest Portfolio Loan Combination

Servicing

The Marriott Midwest Portfolio Loan Combination and any related REO Property will be serviced and administered pursuant to the CGCMT 2016-P3 Pooling and Servicing Agreement, dated as of April 1, 2016, between Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CGCMT 2016-P3 Servicer”), C-III Asset Management LLC, as special servicer (in such capacity, the “CGCMT 2016-P3 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CGCMT 2016-P3 Operating Advisor”) and asset representations reviewer (in such capacity, the “CGCMT 2016-P3 Asset Representations Reviewer”), Citibank, N.A., as certificate administrator (in such capacity, the “CGCMT 2016-P3 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “CGCMT 2016-P3 Trustee”), by the CGCMT 2016-P3 Servicer and the CGCMT 2016-P3 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Marriott Midwest Portfolio Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Marriott Midwest Portfolio Loan

Combination, the servicing standard set forth in the CGCMT 2016-P3 Pooling and Servicing Agreement will require the CGCMT 2016-P3 Servicer and the CGCMT 2016-P3 Special Servicer to take into account the interests of the CGCMT 2016-P3 certificateholders and the Issuing Entity, as the holder of the Marriott Midwest Portfolio Mortgage Loan, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Marriott Midwest Portfolio Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Citibank, N.A., as custodian under the CGCMT 2016-P3 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Marriott Midwest Portfolio Loan Combination (other than the promissory note evidencing the Marriott Midwest Portfolio Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Marriott Midwest Portfolio Mortgage Loan and the holder of the Marriott Midwest Portfolio Pari Passu Companion Loan with respect to distributions of funds received in respect of the Marriott Midwest Portfolio Loan Combination, and provides, in general, that:

•	the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Marriott Midwest Portfolio Loan Combination or the related Mortgaged Property will be applied to the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-P3 Servicer, the CGCMT 2016-P3 Special Servicer, the CGCMT 2016-P3 Operating Advisor, the CGCMT 2016-P3 Certificate Administrator and the CGCMT 2016-P3 Trustee) in accordance with the terms of the related Co-Lender Agreement and the CGCMT 2016-P3 Pooling and Servicing Agreement; and

•	costs, fees, expenses, losses and shortfalls relating to the Marriott Midwest Portfolio Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan in accordance with the terms of the related Co-Lender Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Marriott Midwest Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Marriott Midwest Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Marriott Midwest Portfolio Pari Passu Companion Loan. Similarly, P&I advances on the Marriott Midwest Portfolio Pari Passu Companion Loan are not reimbursable out of payments or other collections on the Marriott Midwest Portfolio Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Marriott Midwest Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-P3 Securitization, subject to the CGCMT 2016-P3 issuing entity’s right to reimbursement from future payments and other collections on the Marriott Midwest Portfolio Mortgage Loan or from general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Marriott Midwest Portfolio Loan Combination, as of any date of determination, will be the CGCMT 2016-P3 Trustee on behalf of the CGCMT 2016-P3 issuing entity as holder of the Marriott Midwest Portfolio Pari Passu Companion Loan; provided, that, unless a control termination event exists under the CGCMT 2016-P3 Pooling and Servicing Agreement or the Marriott Midwest Portfolio Loan Combination is an “excluded mortgage loan” under the CGCMT 2016-P3 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “CGCMT 2016-P3 Controlling Class Representative”) will be entitled to exercise the rights of the controlling note holder with respect to the Marriott Midwest Portfolio Loan Combination. In such capacity, the CGCMT 2016-P3 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Marriott Midwest Portfolio Loan Combination, including consent and/or consultation rights regarding certain major decisions and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Marriott Midwest Portfolio Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CGCMT 2016-P3 Pooling and Servicing Agreement, the CGCMT 2016-P3 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Marriott Midwest Portfolio Loan Combination as it does, and for so long as it does have similar rights, with respect to the other mortgage loans included in the CGCMT 2016-P3 issuing entity (other than any “excluded mortgage loan” under the CGCMT 2016-P3 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-P3 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Marriott Midwest Portfolio Mortgage Loan (or its representative) will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer, as applicable, is required to provide to the CGCMT 2016-P3 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2016-P3 Controlling Class Representative under the CGCMT 2016-P3 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to certain major decisions to be taken with respect to the Marriott Midwest Portfolio Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Midwest Portfolio Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Marriott Midwest Portfolio Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Midwest Portfolio Loan Combination. The consultation rights of the Issuing Entity (or its representative) will expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the CGCMT 2016-P3 Controlling Class Representative as set forth above, whether or not the Issuing Entity (or its representative) has responded within such period; provided, that if the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer, as applicable, is permitted to make such major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Marriott Midwest Portfolio Loan Combination. Neither the CGCMT 2016-P3 Servicer nor the CGCMT 2016-P3 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

The CGCMT 2016-P3 Pooling and Servicing Agreement provides that no direction or disapproval of the Issuing Entity may (a) require the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer to violate the terms of the Marriott Midwest Portfolio Loan Combination, applicable law, or any provision of the CGCMT 2016-P3 Pooling and Servicing Agreement, including the CGCMT 2016-P3 Servicer’s or the CGCMT 2016-P3 Special Servicer’s obligation to act in accordance with the servicing standard under the CGCMT 2016-P3 Pooling and Servicing Agreement and to maintain the REMIC status of each CGCMT 2016-P3 trust REMIC and the grantor trust status of the CGCMT 2016-P3 grantor trust, (b) expose the CGCMT 2016-P3 Servicer, the CGCMT 2016-P3 Special Servicer, the CGCMT 2016-P3 depositor, a CGCMT 2016-P3 mortgage loan seller, the CGCMT

2016-P3 trust fund, the CGCMT 2016-P3 Trustee, the CGCMT 2016-P3 Operating Advisor, the CGCMT 2016-P3 Asset Representations Reviewer, the CGCMT 2016-P3 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (c) materially expand the scope of the CGCMT 2016-P3 Servicer’s or the CGCMT 2016-P3 Special Servicer’s responsibilities, or (d) cause the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the CGCMT 2016-P3 certificateholders.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer, as applicable) with the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer, as applicable, in which servicing issues related to the Marriott Midwest Portfolio Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Marriott Midwest Portfolio Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that penalty charges paid on the Marriott Midwest Portfolio Loan Combination will first be used to reduce, on a pro rata basis, the amounts payable on each of the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan by the amount necessary to pay the CGCMT 2016-P3 Servicer, the CGCMT 2016-P3 Trustee or the CGCMT 2016-P3 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the CGCMT 2016-P3 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee, the CGCMT 2016-P3 Servicer and the CGCMT 2016-P3 Trustee, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-P3 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the CGCMT 2016-P3 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees, each as payable under the CGCMT 2016-P3 Pooling and Servicing Agreement) incurred with respect to the Marriott Midwest Portfolio Loan Combination (as specified in the CGCMT 2016-P3 Pooling and Servicing Agreement) and, finally, be paid to the CGCMT 2016-P3 Servicer and/or the CGCMT 2016-P3 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-P3 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Marriott Midwest Portfolio Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-P3 Pooling and Servicing Agreement, and if the CGCMT 2016-P3 Special Servicer determines to sell the Marriott Midwest Portfolio Pari Passu Companion Loan in accordance with the CGCMT 2016-P3 Pooling and Servicing Agreement, then the CGCMT 2016-P3 Special Servicer will be required to sell the Marriott Midwest Portfolio Pari Passu Companion Loan together with the Marriott Midwest Portfolio Mortgage Loan as one whole loan in accordance with the procedures set forth under the CGCMT 2016-P3 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Marriott Midwest Portfolio Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-P3 Special Servicer will not be permitted to sell the Marriott Midwest Portfolio Loan Combination if it becomes a defaulted mortgage loan under the CGCMT 2016-P3 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the Marriott Midwest Portfolio Mortgage Loan (provided that such consent is not required if the Issuing Entity (or its representative) is the related borrower or an affiliate of the related borrower), unless the CGCMT 2016-P3 Special Servicer has delivered to the Issuing Entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Marriott Midwest Portfolio Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CGCMT 2016-P3 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Marriott Midwest Portfolio Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative), as applicable, that are material to the price of the Marriott Midwest Portfolio Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-P3 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-P3 Servicer or the CGCMT 2016-P3 Special Servicer in connection with the proposed sale; provided, that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CGCMT 2016-P3 Pooling and Servicing Agreement, the Issuing Entity (or its representative) will be permitted to bid at any sale of the Marriott Midwest Portfolio Loan Combination unless such person is the related borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

The CGCMT 2016-P3 Controlling Class Representative (prior to a control termination event under the CGCMT 2016-P3 Pooling and Servicing Agreement and provided that the Marriott Midwest Portfolio Loan Combination is not an “excluded mortgage loan” under the CGCMT 2016-P3 Pooling and Servicing Agreement), and the applicable certificateholders of the CGCMT 2016-P3 Securitization with the requisite percentage of voting rights (after a control termination event under the CGCMT 2016-P3 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CGCMT 2016-P3 Special Servicer with respect to the Marriott Midwest Portfolio Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative). The Issuing Entity (or its representative) will be permitted to direct the CGCMT 2016-P3 Trustee to terminate the CGCMT 2016-P3 Special Servicer (solely with respect to the Marriott Midwest Portfolio Loan Combination) upon a servicer termination event under the CGCMT 2016-P3 Pooling and Servicing Agreement with respect to the CGCMT 2016-P3 Special Servicer that affects the Issuing Entity, as the holder of the Marriott Midwest Portfolio Mortgage Loan.

The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination

The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination (each, a “Fed Ex Loan Combination” and, collectively, the “Fed Ex Loan Combinations”) each is subject to a separate co-lender agreement governing the relationship between the Mortgage Loan in such Fed Ex Loan Combination (each, a “Fed Ex Mortgage Loan” and, collectively, the “Fed Ex Mortgage Loans”) and the Pari Passu Companion Loan in such Fed Ex Loan Combination (each, a “Fed Ex Controlling Pari Passu Companion Loan” and, collectively, the “Fed Ex Controlling Pari Passu Companion Loans”). Each Fed Ex Loan Combination, following the date of the securitization of the related Fed Ex Controlling Pari Passu Companion Loan (each, a “Fed Ex Controlling Pari Passu Companion Loan Securitization Date”), will be serviced under the pooling and servicing agreement (each, a “Fed Ex Future Pooling and Servicing Agreement”) for such future securitization (each, a “Fed Ex Securitization Trust”). Because the Fed Ex Atlanta Loan Combination and the Fed Ex West Palm Beach Loan Combination are (and for so long as they remain) cross-collateralized and cross-defaulted, such two Fed Ex Loan Combinations are required to be serviced and administered under the same Fed Ex Future Pooling and Servicing Agreement by the same servicer and special servicer; the two other Fed Ex Loan Combinations may but are not required to be also serviced under the same Fed Ex Future Pooling and Servicing Agreement as the cross-collateralized and cross-defaulted Fed Ex Loan Combinations or as each other, or each may be serviced under a separate Fed Ex Future Pooling and Servicing Agreement.

Servicing

Each Fed Ex Loan Combination and any related REO Property will be serviced and administered (i) prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement and (ii) on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, by the master servicer and the special servicer designated in the related Fed Ex Future Pooling and Servicing Agreement (the “Fed Ex Future Servicer” and the “Fed Ex Future Special Servicer”, respectively), in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”, but subject to the related Co-Lender Agreement. The certificate administrator, trustee, operating advisor, asset representations reviewer and depositor under each Fed Ex Future Pooling and Servicing Agreement are referred to herein as the “Fed Ex Future Certificate Administrator”, the “Fed Ex Future Trustee”, the “Fed Ex Future Operating Advisor”, the “Fed Ex Future Asset Representations Reviewer” and the “Fed Ex Future Depositor”, respectively. No parties to any related Fed Ex Future Pooling and Servicing Agreement have yet been definitively identified.

With respect to each Fed Ex Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of both the Certificateholders and the related Fed Ex Controlling Pari Passu Companion Loan holder as a collective whole. With respect to each Fed Ex Loan Combination, the related Co-Lender Agreement requires that the servicing standard set forth in each Fed Ex Future Pooling and Servicing Agreement shall require the Fed Ex Future Servicer and the Fed Ex Future Special Servicer to take into account the interests of both the holders of certificates issued under such Fed Ex Future Pooling and Servicing Agreement (the “Fed Ex Certificateholders”), as holders of interests in the related Fed Ex Controlling Pari Passu Companion Loan, and the Issuing Entity, as holder of interests in the related Fed Ex Mortgage Loan, as a collective whole. Amounts payable to the Issuing Entity as holder of each Fed Ex Mortgage Loan pursuant to the related Co-Lender Agreement will be distributed net of certain fees and expenses on such Fed Ex Mortgage Loan as set forth in the related Co-Lender Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

If any Fed Ex Mortgage Loan or any related Pari Passu Companion Loan becomes specially serviced prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, the Special Servicer will be required to service and administer the related Fed Ex Loan Combination and any related REO Property in the same manner as any other Specially Serviced Loan or REO Property in this transaction and will be entitled to all rights and compensation earned with respect to such Loan Combination as set forth under the Pooling and Servicing Agreement. Prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. On and after each Fed Ex Controlling Pari Passu Companion Loan Securitization Date, the related Fed Ex Loan Combination will no longer be serviced pursuant to the Pooling and Servicing Agreement but will be serviced by the related Fed Ex Future Servicer and, if necessary, the related Fed Ex Future Special Servicer pursuant to the related Fed Ex Future Pooling and Servicing Agreement. If a Fed Ex Loan Combination is being specially serviced when the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date occurs, the Special Servicer will be entitled to compensation for the period during which it acted as Special Servicer with respect to such Loan Combination, as well as all surviving indemnity and other rights in respect of such special servicing role in accordance with the terms of the Pooling and Servicing Agreement.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement, is expected to be, as of the Closing Date, the custodian of the Mortgage File related to each Fed Ex Loan Combination (other than the promissory note evidencing each Fed Ex Controlling Pari Passu Companion Loan). Following the Fed Ex Controlling Pari Passu Companion Loan Securitization Date of each Fed Ex Loan Combination, the custodian under the related Fed Ex Future Pooling and Servicing Agreement is expected to be the custodian of the Mortgage File related to such Fed Ex Loan Combination (other than the promissory note evidencing the related Fed Ex Mortgage Loan).

Application of Payments

The Co-Lender Agreement for each Fed Ex Loan Combination sets forth the respective rights of the holder of the related Fed Ex Mortgage Loan and the holder of the related Fed Ex Controlling Pari Passu Companion Loan with respect to distributions of funds received in respect of such Fed Ex Loan Combination, and provides, in general, that:

•	such Fed Ex Mortgage Loan and Fed Ex Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of such Fed Ex Loan Combination or the related Mortgaged Property will be applied to such related Fed Ex Mortgage Loan and such related Fed Ex Controlling Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the Master Servicer, Special Servicer and Trustee, or, following the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, of the related Fed Ex Future Servicer, Fed Ex Future Special Servicer and Fed Ex Future Trustee) in accordance with the terms of such Co-Lender Agreement and either the Pooling and Servicing Agreement or the Fed Ex Future Pooling and Servicing Agreement, as applicable; and

•	costs, fees, expenses, losses and shortfalls relating to such Fed Ex Loan Combination will be allocated, on a pro rata and pari passu basis, to the related Fed Ex Mortgage Loan and the related Fed Ex Controlling Pari Passu Companion Loan in accordance with the terms of such Co-Lender Agreement and the Pooling and Servicing Agreement or the related Fed Ex Future Pooling and Servicing Agreement, as the case may be.

Notwithstanding the foregoing, if a P&I Advance is made with respect to any Fed Ex Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on such Fed Ex Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the related Fed Ex Controlling Pari Passu Companion Loan.

Prior to the Fed Ex Controlling Pari Passu Companion Loan Securitization Date for each Fed Ex Loan Combination, the Master Servicer will be obligated to make any necessary Property Advances in respect of such Fed Ex Loan Combination, and certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the related Fed Ex Controlling Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the related Fed Ex Controlling Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders. After the Fed Ex Controlling Pari Passu Companion Loan Securitization Date for each Fed Ex Loan Combination, the related Fed Ex Future Servicer will generally be obligated to make any necessary property protection advances in respect of the Fed Ex Loan Combination, and certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the related Fed Ex Mortgage Loan may be paid or reimbursed out of general collections of the related Fed Ex Securitization Trust, subject to the related Fed Ex Securitization Trust’s right to reimbursement from future payments and other collections on the related Fed Ex Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to each Fed Ex Loan Combination (the “Fed Ex Loan Combination Directing Holder”), as of any date of determination, will be the holder of the related Fed Ex Controlling Pari Passu Companion Loan, which prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date is (and is expected to remain) Bank of America, N.A., and which after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date is expected to be the Fed Ex Future Trustee; provided, that, it is expected that unless a control termination event exists under the related Fed Ex Future Pooling and Servicing Agreement, the controlling class representative under the related Fed Ex Future

Pooling and Servicing Agreement (the “Fed Ex Controlling Class Representative”) will be entitled to exercise the rights of the Fed Ex Loan Combination Directing Holder. Certain decisions to be made with respect to the Fed Ex Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the related Fed Ex Future Pooling and Servicing Agreement, will require the approval of the related Fed Ex Loan Combination Directing Holder. With respect to each Fed Ex Loan Combination, it is expected that, while the related Fed Ex Controlling Class Representative is the Fed Ex Loan Combination Directing Holder, such Fed Ex Controlling Class Representative’s consent and/or consultation rights with respect to such Fed Ex Loan Combination will be the same as its rights with respect to the other mortgage loans included in the related Fed Ex Securitization Trust.

In addition, with respect to each Fed Ex Loan Combination, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the related Fed Ex Mortgage Loan (or its representative) will (i) have the right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), or the Fed Ex Future Servicer or the Fed Ex Future Special Servicer, as applicable (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), is required to provide to the related Fed Ex Loan Combination Directing Holder (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) or the related Fed Ex Controlling Class Representative (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to such Fed Ex Loan Combination or the implementation of any recommended action outlined in an asset status report relating to such Fed Ex Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to such Fed Ex Loan Combination or the implementation of any recommended action outlined in an asset status report relating to such Fed Ex Loan Combination. The consultation right of the Issuing Entity (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) has responded within such period; provided that if the Master Servicer or the Special Servicer, as applicable (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), or the Fed Ex Future Servicer or the Fed Ex Future Special Servicer, as applicable (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the Issuing Entity (or its representative) described above, the Master Servicer or the Special Servicer, as applicable (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), or the Fed Ex Future Servicer or the Fed Ex Future Special Servicer, as applicable (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), is permitted to make any major decision (as defined in the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the related Fed Ex Mortgage Loan and the related Fed Ex Controlling Pari Passu Companion Loan. None of the Master Servicer or the Special Servicer, as applicable (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), or the Fed Ex Future Servicer or the Fed Ex Future Special Servicer, as applicable (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

With respect to each Fed Ex Loan Combination, none of the Master Servicer or the Special Servicer, as applicable (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), or the related Fed Ex Future Servicer or Fed Ex Future Special Servicer, as applicable (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), may take or refrain from taking any action pursuant to instructions from the Issuing Entity (or its representative) that would cause such master servicer or special servicer, as applicable, to violate the terms of such Fed Ex Loan Combination, applicable law, the Pooling and Servicing Agreement (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), the related Fed Ex Future Pooling and Servicing Agreement (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), the related Co-Lender Agreement, the REMIC provisions or such master servicer’s or special servicer’s, as applicable, obligation to act in accordance with the applicable servicing standard.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, with respect to each Fed Ex Loan Combination, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity

(or its representative) will have the right to annual meetings (which may be held telephonically) with the Master Servicer or the Special Servicer, as applicable (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), or the Fed Ex Future Servicer or the Fed Ex Future Special Servicer (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date), as applicable, upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to such Fed Ex Loan Combination.

Application of Penalty Charges

With respect to each Fed Ex Loan Combination, the related Co-Lender Agreement provides that Penalty Charges (or analogous penalty charges under the related Fed Ex Future Pooling and Servicing Agreement) paid on such Fed Ex Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the related Fed Ex Mortgage Loan and the related Fed Ex Controlling Pari Passu Companion Loan by the amount necessary to pay the Master Servicer or the Trustee (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) or the Fed Ex Future Servicer, the Fed Ex Future Trustee or, if applicable, the Fed Ex Future Special Servicer (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) for any interest accrued on any Property Advances (or analogous property protection advances made under the related Fed Ex Future Pooling and Servicing Agreement) and reimbursement of any Property Advances (or analogous property protection advances made under the related Fed Ex Future Pooling and Servicing Agreement) in accordance with the terms of the Pooling and Servicing Agreement or the related Fed Ex Future Pooling and Servicing Agreement, as applicable, second, be used to reduce the respective amounts payable on each of the related Fed Ex Mortgage Loan and the related Fed Ex Controlling Pari Passu Companion Loan by the amount necessary to pay the Fed Ex Future Servicer, the Fed Ex Future Trustee, the Master Servicer or the Trustee for any interest accrued on any P&I Advance (or analogous P&I advances made pursuant to the related Fed Ex Future Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the related Fed Ex Future Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the related Fed Ex Mortgage Loan and the related Fed Ex Controlling Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to such Fed Ex Loan Combination (as specified in the Pooling and Servicing Agreement (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) or the Fed Ex Future Pooling and Servicing Agreement (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date)) and, finally, the remaining amount of Penalty Charges or analogous penalty charges are required to be paid (x) prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (y) on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, to the Fed Ex Future Servicer and/or the Fed Ex Future Special Servicer as additional servicing compensation as provided in the related Fed Ex Future Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

With respect to each Fed Ex Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Fed Ex Loan Combination becomes a defaulted mortgage loan, and if the Special Servicer or the Fed Ex Future Special Servicer, as applicable, determines to sell the related Fed Ex Mortgage Loan in accordance with the Pooling and Servicing Agreement or the related Fed Ex Controlling Pari Passu Companion Loan in accordance with the related Fed Ex Future Pooling and Servicing Agreement, then the Special Servicer or the related Fed Ex Future Special Servicer, as applicable, will be required to sell the related Fed Ex Mortgage Loan together with the related Fed Ex Controlling Pari Passu Companion Loan as one loan combination. It is expected that any such sale will be made in accordance with procedures generally similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, with respect to each Fed Ex Loan Combination, the Special Servicer (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) or the related Fed Ex Future Special Servicer (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) will not be permitted to sell such Fed Ex Loan Combination if such Fed Ex Loan Combination becomes a defaulted mortgage loan without the written consent of the Issuing Entity (or its representative) (provided that consent is not required if the Issuing Entity (or its representative) is the borrower or an affiliate of the borrower) unless the Special Servicer or the related Fed Ex Future Special Servicer, as applicable, has delivered to the Issuing Entity

(or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Fed Ex Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer or such Fed Ex Future Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for such Fed Ex Loan Combination, and any documents in the servicer mortgage file requested by the Issuing Entity (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related Fed Ex Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer, the Special Servicer, the Fed Ex Future Servicer or the Fed Ex Future Special Servicer, as applicable, in connection with the proposed sale. With respect to each Fed Ex Loan Combination, subject to the terms of the Pooling and Servicing Agreement or the related Fed Ex Future Pooling and Servicing Agreement, as then applicable, the Issuing Entity (or its representative) will be permitted to submit an offer at any sale of such Fed Ex Loan Combination unless the Issuing Entity (or its representative) is the borrower or an agent or affiliate of the borrower.

Special Servicer Appointment Rights

With respect to each Fed Ex Loan Combination, pursuant to the terms of the related Co-Lender Agreement, the related Fed Ex Loan Combination Directing Holder will have the right at any time, with or without cause, to replace the special servicer then acting with respect to such Fed Ex Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative), subject to the terms of the Pooling and Servicing Agreement (prior to the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date) or the related Fed Ex Future Pooling and Servicing Agreement (on and after the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date). If a servicer termination event on the part of the Fed Ex Future Special Servicer under the Fed Ex Future Pooling and Servicing Agreement with respect to a Fed Ex Loan Combination has occurred that affects the Issuing Entity (or its representative) in its capacity as holder of the related Fed Ex Mortgage Loan, the Issuing Entity (or its representative) will have the right to direct the related Fed Ex Future Trustee to terminate such Fed Ex Future Special Servicer under the related Fed Ex Future Pooling and Servicing Agreement solely with respect to such Fed Ex Loan Combination pursuant to and in accordance with the terms of the related Fed Ex Future Pooling and Servicing Agreement.

The Marriott Savannah Riverfront Loan Combination

Servicing

The Marriott Savannah Riverfront Loan Combination and any related REO Property are serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement by the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Marriott Savannah Riverfront Loan Combination, the servicing standard set forth in the CGCMT 2016-C1 Pooling and Servicing Agreement requires the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer to take into account the interests of the CGCMT 2016-C1 certificateholders, the Issuing Entity, as the holder of the Marriott Savannah Riverfront Mortgage Loan, and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Marriott Savannah Riverfront Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as custodian under the CGCMT 2016-C1 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Marriott Savannah Riverfront Loan Combination (other than the promissory notes evidencing the Marriott Savannah Riverfront Mortgage Loan and the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Marriott Savannah Riverfront Mortgage Loan and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans with respect to distributions of funds received in respect of the Marriott Savannah Riverfront Loan Combination, and provides, in general, that:

•	the Marriott Savannah Riverfront Mortgage Loan and the Marriott Savannah Riverfront Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Marriott Savannah Riverfront Loan Combination or the related Mortgaged Property will be applied to the Marriott Savannah Riverfront Mortgage Loan and the Marriott Savannah Riverfront Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Certificate Administrator and the CGCMT 2016-C1 Trustee) in accordance with the terms of the related Co-Lender Agreement and the CGCMT 2016-C1 Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the Marriott Savannah Riverfront Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Marriott Savannah Riverfront Mortgage Loan and the Marriott Savannah Riverfront Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Marriott Savannah Riverfront Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Marriott Savannah Riverfront Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Marriott Savannah Riverfront Pari Passu Companion Loans. Similarly, P&I advances on the Marriott Savannah Riverfront Companion Loans are not reimbursable out of payments or other collections on the Marriott Savannah Riverfront Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Marriott Savannah Riverfront Mortgage Loan or the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-C1 Securitization, subject to the CGCMT 2016-C1 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization or general collections with respect to the securitization of any of such Marriott Savannah Riverfront Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Marriott Savannah Riverfront Loan Combination, as of any date of determination, is the CGCMT 2016-C1 Trustee on behalf of the CGCMT 2016-C1 issuing entity as holder of the controlling Marriott Savannah Riverfront Pari Passu Companion Loan; provided, that, unless a control termination event exists under the CGCMT 2016-C1 Pooling and Servicing Agreement or the Marriott Savannah Riverfront Loan Combination is an “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement, the CGCMT 2016-C1 Controlling Class Representative is entitled to exercise the rights of the controlling note holder with respect to the Marriott Savannah Riverfront Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the CGCMT 2016-C1 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Marriott Savannah Riverfront Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Marriott Savannah Riverfront Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, the CGCMT 2016-C1 Controlling Class Representative has the same consent and/or consultation rights with respect to the Marriott Savannah Riverfront Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2016-C1 issuing entity (other than any “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-C1 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Marriott Savannah Riverfront Mortgage Loan (or its representative) and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, is required to provide to the CGCMT 2016-C1 Controlling Class Representative or other person entitled to exercise the rights of the holder of the Marriott Savannah Riverfront Mortgage Loan (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2016-C1 Controlling Class Representative or other person under the CGCMT 2016-C1 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Marriott Savannah Riverfront Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Savannah Riverfront Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Marriott Savannah Riverfront Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Savannah Riverfront Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the CGCMT 2016-C1 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Marriott Savannah Riverfront Loan Combination. Neither the CGCMT 2016-C1 Servicer nor the CGCMT 2016-C1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives).

The CGCMT 2016-C1 Pooling and Servicing Agreement provides that neither the CGCMT 2016-C1 Servicer nor the CGCMT 2016-C1 Special Servicer may take or refrain from taking any action pursuant to instructions from the Issuing Entity (or its representative) or the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) that would cause the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, to violate applicable law, the terms of the Marriott Savannah Riverfront Loan Combination, the related Co-Lender Agreement, the CGCMT 2016-C1 Pooling and Servicing Agreement, including the servicing standard under the CGCMT 2016-C1 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Depositor, the CGCMT 2016-C1 issuing entity, the CGCMT 2016-C1 Trustee, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Asset Representations Reviewer, the CGCMT 2016-C1 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CGCMT 2016-C1 Servicer’s or the CGCMT 2016-C1 Special Servicer’s responsibilities, or (iii) cause the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the CGCMT 2016-C1 certificateholders.

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) will have the right to annual conference calls with the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Marriott Savannah Riverfront Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that the CGCMT 2016-C1 Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Marriott Savannah Riverfront Loan Combination to be used to (i) pay the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Trustee or the CGCMT 2016-C1 Special Servicer for interest accrued on any property protection advances in accordance with the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, (ii) pay the parties to any securitization of the Marriott Savannah Riverfront Pari Passu Companion Loans for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement or the document governing any securitization of any Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization), (iii) pay certain other expenses incurred with respect to the Marriott Savannah Riverfront Loan Combination and (iv) pay to the CGCMT 2016-C1 Servicer and/or the CGCMT 2016-C1 Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Marriott Savannah Riverfront Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-C1 Pooling and Servicing Agreement, and if the CGCMT 2016-C1 Special Servicer determines to sell the Marriott Savannah Riverfront Pari Passu Companion Loan included in the CGCMT 2016-C1 Securitization in accordance with the CGCMT 2016-C1 Pooling and Servicing Agreement, then the CGCMT 2016-C1 Special Servicer will be required to sell the Marriott Savannah Riverfront Mortgage Loan and all Marriott Savannah Riverfront Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the CGCMT 2016-C1 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-C1 Special Servicer will not be permitted to sell the Marriott Savannah Riverfront Loan Combination if it becomes a defaulted mortgage loan under the CGCMT 2016-C1 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the Marriott Savannah Riverfront Mortgage Loan, and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) (provided that such consent is not required from the Issuing Entity or any such Companion Loan Holder, as applicable, if such person is the related borrower or an affiliate of the related borrower), unless the CGCMT 2016-C1 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Marriott Savannah Riverfront Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CGCMT 2016-C1 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Marriott Savannah Riverfront Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-C1 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans (or their representatives) will be permitted to submit an offer at any sale of the Marriott Savannah Riverfront Loan Combination unless such person is a related borrower or an agent or affiliate of a related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, the controlling note holder with respect to the Marriott Savannah Riverfront Loan Combination (which, as of any date of determination, will be the CGCMT 2016-C1 Trustee on behalf of the CGCMT 2016-C1 issuing entity as holder of the controlling Marriott Savannah Riverfront Pari Passu Companion Loan, or its representative which, prior to a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement, will be the CGCMT 2016-C1 Controlling Class Representative) has the right, at any time and from time to time, with or without cause, to replace the CGCMT 2016-C1 Special Servicer then acting with respect to the Marriott Savannah Riverfront Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described under the related Co-Lender Agreement) in lieu thereof without the consent of the Issuing Entity (or its representative) or the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives); provided that, if such replacement is without cause, either (i) LNR Partners, LLC or an affiliate thereof is no longer the CGCMT 2016-C1 Special Servicer or (ii) LNR Securities Holdings, LLC or an affiliate thereof owns, as of the date of the delivery of the related notice of termination, less than 25% of the certificate balance of the then controlling class of certificates under the CGCMT 2016-C1 Pooling and Servicing Agreement. Accordingly, subject to the foregoing and the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, the CGCMT 2016-C1 Controlling Class Representative (prior to a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement and provided that the Marriott Savannah Riverfront Loan Combination is not an “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement), and the applicable CGCMT 2016-C1 certificateholders with the requisite percentage of voting rights (after a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CGCMT 2016-C1 Special Servicer then acting with respect to the Marriott Savannah Riverfront Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof without the consent of the Issuing Entity (or its representative) or the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives). Each of the Issuing Entity (or its representative) and the holders of the Marriott Savannah Riverfront Pari Passu Companion Loans not included in the CGCMT 2016-C1 Securitization (or their representatives) will be permitted to direct the CGCMT 2016-C1 Trustee to terminate the CGCMT 2016-C1 Special Servicer (solely with respect to the Marriott Savannah Riverfront Loan Combination) upon a servicer termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement with respect to the CGCMT 2016-C1 Special Servicer that affects the Issuing Entity (as the holder of the Marriott Savannah Riverfront Mortgage Loan) or such Companion Loan Holder, as applicable.

The Embassy Suites Lake Buena Vista Loan Combination

Servicing

The Embassy Suites Lake Buena Vista Loan Combination and any related REO Property are currently being serviced and administered by the CGCMT 2016-C1 Servicer and, if necessary, the CGCMT 2016-C1 Special Servicer pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement, but subject to the terms of the related Co-Lender Agreement, until Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, after which it is expected that the Embassy Suites Lake Buena Vista Loan Combination and any related REO Property will be serviced and administered by the master servicer and the special servicer designated in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (the “Embassy Suites Lake Buena Vista Future Servicer” and the “Embassy Suites Lake Buena Vista Future Special Servicer”, respectively), in the manner described under “The Pooling and Servicing Agreement—Certain Considerations

Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”, but subject to the related Co-Lender Agreement. The certificate administrator, trustee, operating advisor, asset representations reviewer and depositor under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement are referred to in this prospectus as the “Embassy Suites Lake Buena Vista Future Certificate Administrator”, the “Embassy Suites Lake Buena Vista Future Trustee”, the “Embassy Suites Lake Buena Vista Future Operating Advisor”, the “Embassy Suites Lake Buena Vista Future Asset Representations Reviewer” and the “Embassy Suites Lake Buena Vista Depositor”, respectively. No parties to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement have yet been definitively identified.

The servicing standard set forth in the CGCMT 2016-C1 Pooling and Servicing Agreement requires the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer to take into account the interests of both the Issuing Entity, as holder of the Embassy Suites Lake Buena Vista Mortgage Loan, and the related Companion Loan Holders as a collective whole. The servicing standard set forth in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement is expected to require the Embassy Suites Lake Buena Vista Future Servicer and the Embassy Suites Lake Buena Vista Future Special Servicer to take into account the interests of the holders of certificates issued under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (the “Embassy Suites Lake Buena Vista Certificateholders”), the Issuing Entity, as holder of the Embassy Suites Lake Buena Vista Mortgage Loan, and any related Companion Loan Holder (including the holder of certificates issued under the CGCMT 2016-C1 Pooling and Servicing Agreement) as a collective whole. Amounts payable to the Issuing Entity as holder of the Embassy Suites Lake Buena Vista Mortgage Loan pursuant to the related Co-Lender Agreement will be distributed net of certain fees and expenses on the Embassy Suites Lake Buena Vista Mortgage Loan as set forth in the related Co-Lender Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

If any of the Embassy Suites Lake Buena Vista Mortgage Loan or the Embassy Suites Lake Buena Vista Companion Loans becomes specially serviced prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C1 Special Servicer will be required to service and administer the Embassy Suites Lake Buena Vista Loan Combination and any related REO Property in the same manner as any other specially serviced loan or REO Property in the CGCMT 2016-C1 Securitization and will be entitled to all rights and compensation earned with respect to such Loan Combination as set forth under the CGCMT 2016-C1 Pooling and Servicing Agreement. Prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. On and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the Embassy Suites Lake Buena Vista Loan Combination will no longer be serviced pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement but will be serviced by the Embassy Suites Lake Buena Vista Future Servicer and, if necessary, the Embassy Suites Lake Buena Vista Future Special Servicer pursuant to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement. If the Embassy Suites Lake Buena Vista Loan Combination is being specially serviced when the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date occurs, the CGCMT 2016-C1 Special Servicer will be entitled to compensation for the period during which it acted as special servicer with respect to such Loan Combination, as well as all surviving indemnity and other rights in respect of such special servicing role in accordance with the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement.

Amounts payable to the Issuing Entity as holder of the Embassy Suites Lake Buena Vista Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the custodian under the CGCMT 2016-C1 Pooling and Servicing Agreement is the custodian of the mortgage file related to the Embassy Suites Lake Buena Vista Loan Combination (other than the promissory notes evidencing the Embassy Suites Lake Buena Mortgage Loan and the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan). Following the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Embassy Suites Lake Buena Vista Loan Combination (other than the promissory note evidencing the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Companion Loan not included in the Embassy Suites Lake Buena Vista Future Securitization) is expected to be the custodian under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Embassy Suites Lake Buena Vista Mortgage Loan and the holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans with respect to distributions of funds received in respect of the Embassy Suites Lake Buena Vista Loan Combination, and provides, in general, that:

•	the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Embassy Suites Lake Buena Vista Loan Combination or the related Mortgaged Property will be applied to the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the Embassy Suites Lake Buena Vista Future Servicer, the Embassy Suites Lake Buena Vista Future Special Servicer, the Embassy Suites Lake Buena Vista Future Operating Advisor, the Embassy Suites Lake Buena Vista Future Asset Representations Reviewer, the Embassy Suites Lake Buena Vista Future Certificate Administrator, the Embassy Suites Lake Buena Vista Future Depositor and the Embassy Suites Lake Buena Vista Future Trustee) in accordance with the terms of such Co-Lender Agreement and either the CGCMT 2016-C1 Pooling and Servicing Agreement or Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, as applicable; and

•	costs, fees, expenses, losses and shortfalls relating to the Embassy Suites Lake Buena Vista Loan Combination will be allocated, on a pro rata and pari passu basis, to the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans in accordance with the terms of such Co-Lender Agreement and the CGCMT 2016-C1 Pooling and Servicing Agreement or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, as the case may be.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Embassy Suites Lake Buena Vista Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Embassy Suites Lake Buena Vista Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Embassy Suites Lake Buena Vista Pari Passu Companion Loans.

Prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C1 Servicer will be obligated to make any necessary property advances in respect of the Embassy Suites Lake Buena Vista Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan and the Embassy Suites Lake Buena Vista Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-C1 Securitization, subject to the CGCMT 2016-C1 issuing entity’s right to reimbursement from future payments and other collections on the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan and the Embassy Suites Lake Buena Vista Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the certificateholders under the CGCMT 2016-C1 Pooling and Servicing Agreement. After the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the Embassy Suites Lake Buena Vista Future Servicer will generally be obligated to make any necessary property advances in respect of the Embassy Suites Lake Buena Vista Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the Embassy Suites Lake Buena Vista Mortgage Loan (or the Embassy Suites Lake Buena Vista Non-Controlling Pari Passu Companion Loan) may be paid or reimbursed out of payments and other collections on the Embassy Suites Lake Buena Vista Securitization Trust, subject to the Embassy Suites Lake Buena Vista Securitization Trust’s right to reimbursement from future payments and other collections on the Embassy Suites Lake Buena Vista Mortgage Loan (or the Embassy Suites Lake Buena Vista Non-Controlling Pari Passu Companion Loan) or from general collections on the Mortgage Pool (or the mortgage pool held by the CGCMT 2016-C1 issuing entity).

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to Embassy Suites Lake Buena Vista Loan Combination (the “Embassy Suites Lake Buena Vista Loan Combination Directing Holder”), as of any date of determination, will be the holder of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, which prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date is (and is expected to remain) Starwood Mortgage Funding VI LLC (which is an affiliate of SMF V and SMC), and which after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date is expected to be the Embassy Suites Lake Buena Vista Future Trustee; provided, that, it is expected that unless a control termination event exists under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the controlling class representative under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (the “Embassy Suites Lake Buena Vista Controlling Class Representative”) will be entitled to exercise the rights of the Embassy Suites Lake Buena Vista Loan Combination Directing Holder. Certain decisions to be made with respect to the Embassy Suites Lake Buena Vista Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, will require the approval of the Embassy Suites Lake Buena Vista Controlling Class Representative. It is expected that, while the Embassy Suites Lake Buena Vista Controlling Class Representative is the Embassy Suites Lake Buena Vista Loan Combination Directing Holder, the Embassy Suites Lake Buena Vista Controlling Class Representative’s consent and/or consultation rights with respect to the Embassy Suites Lake Buena Vista Loan Combination will be the same as its rights with respect to the other mortgage loans included in the Embassy Suites Lake Buena Vista Securitization Trust.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Embassy Suites Lake Buena Vista Mortgage Loan (or its representative) will (i) have the right to receive copies of all notices, information and reports that the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), or the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), is required to provide to the controlling class representative under the CGCMT 2016-C1 Pooling and Servicing Agreement (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) or the Embassy Suites Lake Buena Vista Controlling Class Representative (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Embassy Suites Lake Buena Vista Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Embassy Suites Lake Buena Vista Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Embassy Suites Lake Buena Vista Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Embassy Suites Lake Buena Vista Loan Combination.

Similarly, pursuant to the terms of the related Co-Lender Agreement, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C1 issuing entity, as holder of the Embassy Suites Lake Buena Vista Non-Controlling Pari Passu Companion Loan (or its representative) will (i) have the right to receive copies of all notices, information and reports that the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, is required to provide to the controlling class representative under the Embassy Suites Lake Buena Vista Controlling Class Representative with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Embassy Suites Lake Buena Vista Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Embassy Suites Lake Buena Vista Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Embassy Suites Lake Buena Vista Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Embassy Suites Lake Buena Vista Loan Combination.

The consultation right of the Issuing Entity (or its representative) (and, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the consultation right of the CGCMT 2016-C1 issuing entity (or its representative)) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) (or , after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C1 issuing entity (or its representative)) has responded within such period; provided that if the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), or the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights described above, the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), or the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), is permitted to make any major decision (as defined in the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans. None of the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), or the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) (or, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, by the CGCMT 2016-C1 issuing entity (or its representative)).

None of the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), or the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), may follow or be required to follow any direction, advice or consultation provided by the Issuing Entity (or its representative) (or, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, by the CGCMT 2016-C1 issuing entity (or its representative)) that would cause such master servicer or special servicer, as applicable, to violate the terms of the Embassy Suites Lake Buena Vista Loan Combination, applicable law, the CGCMT 2016-C1 Pooling and Servicing Agreement (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), the related Co-Lender Agreement, the REMIC provisions or such master servicer’s or special servicer’s, as applicable, obligation to act in accordance with the applicable servicing standard.

In addition to the consultation rights of the Issuing Entity (or its representative) and the CGCMT 2016-C1 issuing entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) (and, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C1 issuing entity (or its representative)) will have the right to attend (in-person or telephonically in the discretion of the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), or the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), as applicable) annual meetings with the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Embassy Suites Lake Buena Vista Loan Combination.

Application of Penalty Charges

The related Co-Lender Agreement provides that penalty charges under the CGCMT 2016-C1 Pooling and Servicing Agreement or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, as

applicable, paid on the Embassy Suites Lake Buena Vista Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans by the amount necessary to pay the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Trustee or the CGCMT 2016-C1 Special Servicer (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) or the Embassy Suites Lake Buena Vista Master Servicer, the Embassy Suites Lake Buena Vista Trustee or the Embassy Suites Lake Buena Vista Special Servicer (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) for any interest accrued on customary, reasonable and necessary “out of pocket” costs and expenses advanced by such party in connection with the servicing and administering of the Embassy Suites Lake Buena Vista Loan Combination if a default, delinquency or other unanticipated event has occurred or a default is reasonably foreseeable or any related REO property, second, be used to reduce the respective amounts payable on each of the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans by the amount necessary to pay the Embassy Suites Lake Buena Vista Future Servicer, the Embassy Suites Lake Buena Vista Future Trustee, the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Trustee for any interest accrued on any P&I advances made pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, as applicable, with respect to such loan by such party (if and as specified in the CGCMT 2016-C1 Pooling and Servicing Agreement or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Embassy Suites Lake Buena Vista Loan Combination (as specified in the CGCMT 2016-C1 Pooling and Servicing Agreement (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date)) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Embassy Suites Lake Buena Vista Mortgage Loan, be paid (x) prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, to the CGCMT 2016-C1 Servicer and/or the CGCMT 2016-C1 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C1 Pooling and Servicing Agreement and (y) on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, to the Embassy Suites Lake Buena Vista Future Servicer and/or the Embassy Suites Lake Buena Vista Future Special Servicer as additional servicing compensation as provided in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, (ii) in the case of the remaining amount of penalty charges allocable to the Embassy Suites Lake Buena Vista Pari Passu Companion Loan included in the CGCMT 2016-C1 Securitization, be paid (x) prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, to the CGCMT 2016-C1 Servicer and/or the CGCMT 2016-C1 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C1 Pooling and Servicing Agreement and (y) on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, to the Embassy Suites Lake Buena Vista Future Servicer and/or the Embassy Suites Lake Buena Vista Future Special Servicer as additional servicing compensation as provided in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement and (iii) in the case of the remaining amount of penalty charges allocable to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, be paid (x) prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, to the related Companion Loan holder and (y) on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, to the Embassy Suites Lake Buena Vista Future Servicer and/or the Embassy Suites Lake Buena Vista Future Special Servicer as additional servicing compensation as provided in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Embassy Suites Lake Buena Vista Loan Combination becomes a defaulted mortgage loan, and if the CGCMT 2016-C1 Special Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, determines to sell the related Embassy Suites Lake Buena Vista Pari Passu Companion Loan in accordance with the CGCMT 2016-C1 Pooling and Servicing Agreement or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, then the CGCMT 2016-C1 Special Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, will be required to sell the Embassy Suites Lake Buena Vista Mortgage Loan together with the Embassy Suites Lake Buena Vista Pari Passu Companion Loans as one loan combination in accordance with procedures generally similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-C1 Special Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, will not be permitted to sell the Embassy Suites Lake Buena Vista Loan Combination if the Embassy Suites Lake Buena Vista Loan Combination becomes a defaulted mortgage loan without the written consent of the Issuing Entity (or its representative) (unless the Issuing Entity (or its representative) is the borrower or an affiliate of the borrower) (and, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C1 issuing entity (or its representative), unless the CGCMT 2016-C1 issuing entity (or its representative) is the borrower or an affiliate of the borrower)) unless the CGCMT 2016-C1 Special Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, has delivered to the Issuing Entity (or its representative) (or the CGCMT 2016-C1 issuing entity (or its representative), as applicable)): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Embassy Suites Lake Buena Vista Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CGCMT 2016-C1 Special Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Embassy Suites Lake Buena Vista Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) (or the CGCMT 2016-C1 issuing entity (or its representative), as applicable)) that are material to the price of the Embassy Suites Lake Buena Vista Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the controlling class representative under the CGCMT 2016-C1 Pooling and Servicing Agreement (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) or the Embassy Suites Lake Buena Vista Controlling Class Representative (on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date)) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer or the Embassy Suites Lake Buena Vista Future Servicer or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, in connection with the proposed sale; provided that the Issuing Entity (or its representative) (or the CGCMT 2016-C1 issuing entity (or its representative), as applicable)) may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the Issuing Entity (or its representative) (and, with respect to a sale under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the CGCMT 2016-C1 issuing entity (or its representative)) will be permitted to bid at any sale of the Embassy Suites Lake Buena Vista Loan Combination unless the Issuing Entity (or its representative) (or the CGCMT 2016-C1 issuing entity (or its representative), as applicable)) is the borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the terms of the related Co-Lender Agreement, the Embassy Suites Lake Buena Vista Loan Combination Directing Holder will have the right at any time, with or without cause, to replace the special servicer then acting with respect to the Embassy Suites Lake Buena Vista Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative). It is anticipated that after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the applicable certificateholders under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement with the requisite percentage of voting rights under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (after a control termination event under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement) will have the right, with or without cause, to replace the special servicer then acting with respect to the Embassy Suites Lake Buena Vista Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative) or the CGCMT 2016-C1 issuing entity (or its representative). If a servicer termination event on the part of the Embassy Suites Lake Buena Vista Future Special Servicer under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement has occurred that affects the rights of the Issuing Entity (or its representative) in its capacity as holder of the Embassy Suites Lake Buena Vista Mortgage Loan or the CGCMT 2016-C1 issuing entity (or its representative) in its capacity as holder of the Embassy Suites Lake Buena Vista Non-Controlling Pari Passu Companion Loan, as applicable,, the Issuing Entity (or its representative) or the CGCMT 2016-C1 issuing entity (or its representative), as applicable, will have the right to direct the Embassy Suites Lake Buena Vista Future Trustee to terminate the Embassy Suites Lake Buena Vista Future Special Servicer under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement solely with respect to the Embassy Suites Lake Buena Vista Loan Combination pursuant to and in accordance with the terms of the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement.

The 247 Bedford Avenue Loan Combination

Servicing

The 247 Bedford Avenue Loan Combination and any related REO Property will be serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement by the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 247 Bedford Avenue Loan Combination, the servicing standard set forth in the CGCMT 2016-C1 Pooling and Servicing Agreement requires the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer to take into account the interests of the CGCMT 2016-C1 certificateholders and the Issuing Entity, as the holder of the 247 Bedford Avenue Mortgage Loan, as a collective whole.

Amounts payable to the Issuing Entity as holder of the 247 Bedford Avenue Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as custodian under the CGCMT 2016-C1 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the 247 Bedford Avenue Loan Combination (other than the promissory note evidencing the 247 Bedford Avenue Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 247 Bedford Avenue Mortgage Loan and the holder of the 247 Bedford Avenue Pari Passu Companion Loan with respect to distributions of funds received in respect of the 247 Bedford Avenue Loan Combination, and provides, in general, that:

•	the 247 Bedford Avenue Mortgage Loan and the 247 Bedford Avenue Pari Passu Companion Loan are of equal priority with each other and no portion of either of them has priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 247 Bedford Avenue Loan Combination or the related Mortgaged Property will be applied to the 247 Bedford Avenue Mortgage Loan and the 247 Bedford Avenue Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Certificate Administrator and the CGCMT 2016-C1 Trustee) in accordance with the terms of the related Co-Lender Agreement and the CGCMT 2016-C1 Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the 247 Bedford Avenue Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 247 Bedford Avenue Mortgage Loan and the 247 Bedford Avenue Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 247 Bedford Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 247 Bedford Avenue Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 247 Bedford Avenue Pari Passu Companion Loan. Similarly, P&I advances on the 247 Bedford Avenue Pari Passu Companion Loan are not reimbursable out of payments or other collections on the 247 Bedford Avenue Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the 247 Bedford Avenue Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-C1 Securitization, subject to the CGCMT 2016-C1 issuing entity’s right to reimbursement from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the 247 Bedford Avenue Loan Combination, as of any date of determination, is the CGCMT 2016-C1 Trustee on behalf of the CGCMT 2016-C1 issuing entity as holder of the 247 Bedford Avenue Pari Passu Companion Loan; provided, that, unless a control termination event exists under the CGCMT 2016-C1 Pooling and Servicing Agreement or the 247 Bedford Avenue Loan Combination is an “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement, the CGCMT 2016-C1 Controlling Class Representative is entitled to exercise the rights of the controlling note holder with respect to the 247 Bedford Avenue Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the CGCMT 2016-C1 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the 247 Bedford Avenue Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 247 Bedford Avenue Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, the CGCMT 2016-C1 Controlling Class Representative has the same consent and/or consultation rights with respect to the 247 Bedford Avenue Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2016-C1 issuing entity (other than any “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-C1 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the 247 Bedford Avenue Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, is required to provide to the CGCMT 2016-C1 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2016-C1 Controlling Class Representative or other person under the CGCMT 2016-C1 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 247 Bedford Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 247 Bedford Avenue Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 247 Bedford Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 247 Bedford Avenue Loan Combination. The consultation rights of the Issuing Entity (or its representative) will expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the CGCMT 2016-C1 Controlling Class Representative, whether or not the Issuing Entity (or its representative) has responded within such period; provided, that if the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 247 Bedford Avenue Loan Combination. Neither the CGCMT 2016-C1 Servicer nor the CGCMT 2016-C1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

The CGCMT 2016-C1 Pooling and Servicing Agreement provides that neither the CGCMT 2016-C1 Servicer nor the CGCMT 2016-C1 Special Servicer may take or refrain from taking any action pursuant to instructions from the Issuing Entity (or its representative) that would cause the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, to violate applicable law, the terms of the 247 Bedford Avenue Loan Combination, the related Co-Lender Agreement, the CGCMT 2016-C1 Pooling and Servicing Agreement, including the servicing standard under the CGCMT 2016-C1 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Depositor, the CGCMT 2016-C1 issuing entity, the CGCMT 2016-C1 Trustee, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Asset Representations Reviewer, the CGCMT 2016-C1 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CGCMT 2016-C1 Servicer’s or the CGCMT 2016-C1 Special Servicer’s responsibilities, or (iii) cause the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the CGCMT 2016-C1 certificateholders.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable) with the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer, as applicable, in which servicing issues related to the 247 Bedford Avenue Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of Penalty Charges paid on the 247 Bedford Avenue Loan Combination will first be used to reduce, on a pro rata basis, the amounts payable on each of the 247 Bedford Avenue Mortgage Loan and the 247 Bedford Avenue Pari Passu Companion Loan by the amount necessary to pay the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Trustee or the CGCMT 2016-C1 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the 247 Bedford Avenue Mortgage Loan and the 247 Bedford Avenue Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee, the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Trustee, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the CGCMT 2016-C1 Pooling and Servicing Agreement, as applicable); third, be used to reduce, on a pro rata basis, the amounts payable on each of the 247 Bedford Avenue Mortgage Loan and the 247 Bedford Avenue Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees, each as payable under the CGCMT 2016-C1 Pooling and Servicing Agreement) incurred with respect to the 247 Bedford Avenue Loan Combination (as specified in the CGCMT 2016-C1 Pooling and Servicing Agreement); and, finally, in the case of the remaining amount of penalty charges, be paid to the CGCMT 2016-C1 Servicer and/or the CGCMT 2016-C1 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C1 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the 247 Bedford Avenue Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-C1 Pooling and Servicing Agreement, and if the

CGCMT 2016-C1 Special Servicer determines to sell the 247 Bedford Avenue Pari Passu Companion Loan in accordance with the CGCMT 2016-C1 Pooling and Servicing Agreement, then the CGCMT 2016-C1 Special Servicer will be required to sell the 247 Bedford Avenue Pari Passu Companion Loan together with the 247 Bedford Avenue Mortgage Loan as a single whole loan in accordance with the procedures set forth under the CGCMT 2016-C1 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-C1 Special Servicer will not be permitted to sell the 247 Bedford Avenue Loan Combination if it becomes a defaulted mortgage loan under the CGCMT 2016-C1 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the 247 Bedford Avenue Mortgage Loan, (provided that such consent is not required if the Issuing Entity is the related borrower or an affiliate of the related borrower), unless the CGCMT 2016-C1 Special Servicer has delivered to the Issuing Entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 247 Bedford Avenue Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CGCMT 2016-C1 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 247 Bedford Avenue Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) that are material to the price of the 247 Bedford Avenue Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-C1 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer in connection with the proposed sale; provided, that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CGCMT 2016-C1 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holder of the 247 Bedford Avenue Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of the 247 Bedford Avenue Loan Combination unless such person is the related borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement and the CGCMT 2016-C1 Pooling and Servicing Agreement, the controlling note holder with respect to the 247 Bedford Avenue Loan Combination (which, as of any date of determination, will be the CGCMT 2016-C1 Trustee on behalf of the CGCMT 2016-C1 issuing entity as holder of the 247 Bedford Avenue Pari Passu Companion Loan, or its representative which, prior to a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement, will be the CGCMT 2016-C1 Controlling Class Representative) has the right, at any time, with or without cause, to replace the CGCMT 2016-C1 Special Servicer then acting with respect to the 247 Bedford Avenue Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative); provided that, if such replacement is without cause, either (i) LNR Partners, LLC or an affiliate thereof is no longer the CGCMT 2016-C1 Special Servicer or (ii) LNR Securities Holdings, LLC or an affiliate thereof owns, as of the date of the delivery of the related notice of termination, less than 25% of the certificate balance of the then controlling class of certificates under the CGCMT 2016-C1 Pooling and Servicing Agreement. Accordingly, subject to the foregoing, the CGCMT 2016-C1 Controlling Class Representative (prior to a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement and provided that the 247 Bedford Avenue Loan Combination is not an “excluded mortgage loan” under the CGCMT 2016-C1 Pooling and Servicing Agreement), and the applicable CGCMT 2016-C1 certificateholders with the requisite percentage of voting rights (after a control termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CGCMT 2016-C1 Special Servicer then acting with respect to the 247 Bedford Avenue Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative). The Issuing Entity (or its representative) will be permitted to direct the CGCMT 2016-C1 Trustee to terminate the CGCMT 2016-C1 Special Servicer (solely with respect to the 247 Bedford Avenue Loan Combination) upon a servicer termination event under the CGCMT 2016-C1 Pooling and Servicing Agreement with respect to the CGCMT 2016-C1 Special Servicer that affects the Issuing Entity as the holder of the 247 Bedford Avenue Mortgage Loan.

The Park Place Loan Combination

Servicing

The Park Place Loan Combination and any related REO Property are serviced and administered pursuant to the CGCMT 2016-GC36 Pooling and Servicing Agreement, dated as of February 1, 2016, among Citigroup Commercial Mortgage Securities Inc., as depositor (the “CGCMT 2016-GC36 Depositor”), KeyBank National Association, as master servicer (the “CGCMT 2016-GC36 Servicer”), Wells Fargo Bank, National Association, as special servicer (the “CGCMT 2016-GC36 Special Servicer”), Pentalpha Surveillance LLC, as operating advisor (the “CGCMT 2016-GC36 Operating Advisor ”) and as asset representations reviewer (the “CGCMT 2016-GC36 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (the “CGCMT 2016-GC36 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (the “CGCMT 2016-GC36 Trustee”), by the CGCMT 2016-GC36 Servicer and the CGCMT 2016-GC36 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Park Place Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Park Place Loan Combination, the servicing standard set forth in the CGCMT 2016-GC36 Pooling and Servicing Agreement requires the CGCMT 2016-GC36 Servicer and the CGCMT 2016-GC36 Special Servicer to take into account the interests of the CGCMT 2016-GC36 certificateholders, the Issuing Entity, as the holder of the Park Place Mortgage Loan, and the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Park Place Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CGCMT 2016-GC36 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Park Place Loan Combination (other than the promissory notes evidencing the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Park Place Mortgage Loan and the holders of the Park Place Pari Passu Companion Loans with respect to distributions of funds received in respect of the Park Place Loan Combination, and provides, in general, that:

•	the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Park Place Loan Combination or the related Mortgaged Property will be applied to the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-GC36 Servicer, the CGCMT 2016-GC36 Special Servicer, the CGCMT 2016-GC36 Operating Advisor, the CGCMT 2016-GC36 Certificate Administrator and the CGCMT 2016-GC36 Trustee) in accordance with the terms of the related Co-Lender Agreement and the CGCMT 2016-GC36 Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the Park Place Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Park Place Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Park Place Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Park Place Pari Passu Companion Loans. Similarly, P&I advances on the Park Place Pari Passu Companion Loans are not reimbursable out of payments or other collections on the Park Place Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Park Place Mortgage Loan or the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-GC36 Securitization, subject to the CGCMT 2016-GC36 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or on general collections from any securitization of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Park Place Loan Combination, as of any date of determination, is the CGCMT 2016-GC36 Trustee on behalf of the CGCMT 2016-GC36 issuing entity as holder of the controlling Park Place Pari Passu Companion Loan; provided, that, unless a control termination event exists under the CGCMT 2016-GC36 Pooling and Servicing Agreement or the Park Place Loan Combination is an “excluded mortgage loan” under the CGCMT 2016-GC36 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “CGCMT 2016-GC36 Controlling Class Representative”) is entitled to exercise the rights of the controlling note holder with respect to the Park Place Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the CGCMT 2016-GC36 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Park Place Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Park Place Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CGCMT 2016-GC36 Pooling and Servicing Agreement, the CGCMT 2016-GC36 Controlling Class Representative has the same consent and/or consultation rights with respect to the Park Place Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2016-GC36 issuing entity (other than any “excluded mortgage loan” under the CGCMT 2016-GC36 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-GC36 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Park Place Mortgage Loan (or its representative) and the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer, as applicable, is required to provide to the CGCMT 2016-GC36 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2016-GC36 Controlling Class Representative under the CGCMT 2016-GC36 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Park Place Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Park Place Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Park Place Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Park Place Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the CGCMT 2016-GC36 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the

CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Park Place Loan Combination. Neither the CGCMT 2016-GC36 Servicer nor the CGCMT 2016-GC36 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives).

The CGCMT 2016-GC36 Pooling and Servicing Agreement provides that neither the CGCMT 2016-GC36 Servicer nor the CGCMT 2016-GC36 Special Servicer may take or refrain from taking any action pursuant to instructions from the Issuing Entity (or its representative) or the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives) that would cause the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer, as applicable, to violate applicable law, the terms of the Park Place Loan Combination, the related Co-Lender Agreement, the CGCMT 2016-GC36 Pooling and Servicing Agreement, including the servicing standard under the CGCMT 2016-GC36 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the CGCMT 2016-GC36 Servicer, the CGCMT 2016-GC36 Special Servicer, the CGCMT 2016-GC36 Depositor, a mortgage loan seller with respect to the CGCMT 2016-GC36 Securitization, the CGCMT 2016-GC36 issuing entity, the CGCMT 2016-GC36 Trustee, the CGCMT 2016-GC36 Operating Advisor, the CGCMT 2016-GC36 Asset Representations Reviewer, the CGCMT 2016-GC36 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CGCMT 2016-GC36 Servicer’s or the CGCMT 2016-GC36 Special Servicer’s responsibilities, or (iii) cause the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the CGCMT 2016-GC36 certificateholders.

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer, as applicable) with the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer, as applicable, in which servicing issues related to the Park Place Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Park Place Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of Penalty Charges paid on the Park Place Loan Combination will first be used to reduce, on a pro rata basis, the amounts payable on each of the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans by the amount necessary to pay the CGCMT 2016-GC36 Servicer, the CGCMT 2016-GC36 Trustee or the CGCMT 2016-GC36 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the CGCMT 2016-GC36 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans by the amount necessary to pay the Master Servicer, the Trustee, the CGCMT 2016-GC36 Servicer the CGCMT 2016-GC36 Trustee and the master servicer and trustee for any securitization of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-GC36 Pooling and Servicing Agreement or the document governing any securitization of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the CGCMT 2016-GC36 Pooling and

Servicing Agreement or the document governing any securitization of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization, as applicable); third, be used to reduce, on a pro rata basis, the amounts payable on each of the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees, each as payable under the CGCMT 2016-GC36 Pooling and Servicing Agreement) incurred with respect to the Park Place Loan Combination (as specified in the CGCMT 2016-GC36 Pooling and Servicing Agreement); and, finally, the remaining amount of penalty charges will be paid to the CGCMT 2016-GC36 Servicer and/or the CGCMT 2016-GC36 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-GC36 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Park Place Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-GC36 Pooling and Servicing Agreement, and if the CGCMT 2016-GC36 Special Servicer determines to sell the Park Place Pari Passu Companion Loan included in the CGCMT 2016-GC36 Securitization in accordance with the CGCMT 2016-GC36 Pooling and Servicing Agreement, then the CGCMT 2016-GC36 Special Servicer will be required to sell all the Park Place Pari Passu Companion Loans together with the Park Place Mortgage Loan as one whole loan in accordance with the procedures set forth under the CGCMT 2016-GC36 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Park Place Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-GC36 Special Servicer will not be permitted to sell the Park Place Loan Combination if it becomes a defaulted mortgage loan under the CGCMT 2016-GC36 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the Park Place Mortgage Loan, and the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives) (provided that such consent is not required from the Issuing Entity or any such Companion Loan Holder, as applicable, if such person is the related borrower or an affiliate of the related borrower), unless the CGCMT 2016-GC36 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Park Place Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CGCMT 2016-GC36 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Park Place Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative) that are material to the price of the Park Place Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-GC36 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-GC36 Servicer or the CGCMT 2016-GC36 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CGCMT 2016-GC36 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holders of the Park Place Pari Passu Companion Loans (or their representatives) will be permitted to submit an offer at any sale of the Park Place Loan Combination unless such person is the related borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement and the CGCMT 2016-GC36 Pooling and Servicing Agreement, the controlling note holder with respect to the Park Place Loan Combination (which, as of any date of determination, is the CGCMT 2016-GC36 Trustee on behalf of the CGCMT 2016-GC36 issuing entity as holder of the controlling Park Place Pari Passu Companion Loan, or its representative which, prior to a control termination event under the CGCMT 2016-GC36 Pooling and Servicing Agreement, is the CGCMT 2016-GC36 Controlling Class Representative) has the right, at any time, with or without cause, to replace the CGCMT 2016-GC36

Special Servicer then acting with respect to the Park Place Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative) or the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives). Accordingly, the CGCMT 2016-GC36 Controlling Class Representative (prior to a control termination event under the CGCMT 2016-GC36 Pooling and Servicing Agreement and provided that the Park Place Loan Combination is not an “excluded mortgage loan” under the CGCMT 2016-GC36 Pooling and Servicing Agreement), and the applicable CGCMT 2016-GC36 certificateholders with the requisite percentage of voting rights (after a control termination event under the CGCMT 2016-GC36 Pooling and Servicing Agreement) have the right, with or without cause, to replace the CGCMT 2016-GC36 Special Servicer then acting with respect to the Park Place Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative) or the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives). Each of the Issuing Entity (or its representative) and the holders of the Park Place Pari Passu Companion Loans not included in the CGCMT 2016-GC36 Securitization (or their representatives) will be permitted to direct the CGCMT 2016-GC36 Trustee to terminate the CGCMT 2016-GC36 Special Servicer (solely with respect to the Park Place Loan Combination) upon a servicer termination event under the CGCMT 2016-GC36 Pooling and Servicing Agreement with respect to the CGCMT 2016-GC36 Special Servicer that affects the Issuing Entity (as the holder of the Park Place Mortgage Loan) or such Companion Loan Holder, as applicable.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citigroup Global Markets Realty Corp., Macquarie US Trading LLC d/b/a Principal Commercial Capital, Starwood Mortgage Funding V LLC and Barclays Bank PLC are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citigroup Global Markets Realty Corp.

General

Citigroup Global Markets Realty Corp. (“CGMRC”) is a Sponsor. CGMRC is a New York corporation organized in 1979 and is a wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CGMRC maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group. Its facsimile number is (212) 723-8604. CGMRC is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, certificate registrar and paying agent). CGMRC makes, and purchases from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions. CGMRC also purchases and finances residential mortgage loans, consumer receivables and other financial assets.

Neither CGMRC nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CGMRC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CGMRC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CGMRC’s Commercial Mortgage Origination and Securitization Program

CGMRC, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States and abroad. CGMRC has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996 and has been involved in the securitization of residential mortgage loans since 1987. The multifamily and commercial mortgage loans originated by CGMRC include both fixed rate loans and floating rate loans. Most of the multifamily and commercial mortgage loans included by CGMRC in commercial mortgage securitizations sponsored by CGMRC have been originated, directly or through correspondents, by CGMRC or an affiliate. CGMRC securitized approximately $1.25 billion, $1.49 billion, $2.60 billion, $4.27 billion, $7.02 billion, $6.35 billion, $1.08 billion, $0, $517 million, $1.25 billion, $1.73 billion, $4.75 billion, $5.23 billion and $6.19 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015, respectively.

In addition, in the normal course of its business, CGMRC may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CGMRC.

CGMRC has also sponsored, in private placement transactions, multifamily and commercial mortgage loans which it either originated or acquired from third-party originators that underwrote them to their own underwriting criteria.

In connection with the commercial mortgage securitization transactions in which it participates, CGMRC generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CGMRC generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. CGMRC will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators. Generally CGMRC and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CGMRC Mortgage Loans

General

In connection with the preparation of this prospectus, CGMRC conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CGMRC Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CGMRC created a database of information (the “CGMRC Securitization Database”) obtained in connection with the origination of the CGMRC Mortgage Loans, including:

•	certain information from the CGMRC Mortgage Loan documents;

•	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

•	insurance information for the related Mortgaged Properties;

•	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

•	bankruptcy searches with respect to the related borrowers; and

•	certain information and other search results obtained by the CGMRC deal team for each of the CGMRC Mortgage Loans during the underwriting process.

CGMRC also included in the CGMRC Securitization Database certain updates to such information received by the CGMRC securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of the CGMRC securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CGMRC Securitization Database, CGMRC created a Microsoft Excel file (the “CGMRC Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CGMRC Mortgage Loans.

Data Comparison and Recalculation

CGMRC (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CGMRC, relating to information in this prospectus regarding the CGMRC Mortgage Loans. These procedures included:

•	comparing the information in the CGMRC Data File against various source documents provided by CGMRC that are described above under “—Database”;

•	comparing numerical information regarding the CGMRC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CGMRC Data File; and

•	recalculating certain percentages, ratios and other formulae relating to the CGMRC Mortgage Loans disclosed in this prospectus.

Legal Review

CGMRC also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CGMRC Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CGMRC Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CGMRC Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

•	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CGMRC’s (or the applicable mortgage loan seller’s) criteria;

•	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

•	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

•	a description of any material issues with respect to any of the mortgage loans;

•	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

•	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

•	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

•	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

•	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

•	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

•	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

•	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

•	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

•	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

•	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

•	whether any borrower is not a special purpose entity;

•	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

•	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

•	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

•	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

•	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

•	a description of any material leasing issues at the related Mortgaged Properties;

•	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

•	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

•	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

•	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

•	general information regarding property type, condition, use, plans for renovation, etc.

CGMRC also provided to origination counsel the Sponsor representations and warranties attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CGMRC compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CGMRC Mortgage Loan originated by CGMRC or its affiliates, CGMRC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the

Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CGMRC Mortgage Loan, if any, purchased by CGMRC or its affiliates from a third-party originator of such CGMRC Mortgage Loan, CGMRC reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CGMRC Mortgage Loan to CGMRC or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CGMRC Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CGMRC or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CGMRC or its affiliates. The rights, if any, that CGMRC or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee, and the certificateholders and the trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CGMRC, as mortgage loan seller, with respect to the CGMRC Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any CGMRC’s representations and warranties regarding the CGMRC Mortgage Loans, including any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator.

In addition, with respect to each CGMRC Mortgage Loan, CGMRC reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CGMRC requested the borrowers under the CGMRC Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CGMRC became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CGMRC Mortgage Loan, CGMRC requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CGMRC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CGMRC Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CGMRC Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CGMRC found and concluded that the disclosure regarding the CGMRC Mortgage Loans in this prospectus is accurate in all material respects. CGMRC also found and concluded that the CGMRC Mortgage Loans were originated in accordance with CGMRC’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citigroup Global Markets Realty Corp.—Exceptions to Underwriting Criteria” in this prospectus. CGMRC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CGMRC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 16, 2016. CGMRC’s Central Index Key is 0001541001. With respect to the period from and including April 1, 2013 to and including March 31, 2016, CGMRC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CGMRC nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that an affiliate of CGMRC may purchase the Class R certificates. However, CGMRC or its affiliates may retain, on the Closing Date, or own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Principal Commercial Capital

Macquarie US Trading LLC d/b/a Principal Commercial Capital (“Principal Commercial Capital”), a Delaware limited liability company, is a sponsor of, and a seller of certain Mortgage Loans (the “PCC Mortgage Loans”) into, the securitization described in this prospectus. Macquarie US Trading LLC (“Macquarie”) is a wholly-owned subsidiary of Macquarie Investments US Inc., a Delaware corporation. Each of Macquarie Investments US Inc. d/b/a Principal Commercial Capital and Macquarie US Trading LLC d/b/a Principal Commercial Capital is an originator of the PCC Mortgage Loans, and Macquarie Investments US Inc. d/b/a Principal Commercial Capital will transfer the PCC Mortgage Loans that it originated to Macquarie US Trading LLC d/b/a Principal Commercial Capital on or prior to the Closing Date. Macquarie Investments US Inc. d/b/a Principal Commercial Capital originated one (1) PCC Mortgage Loan, with a Cut-off Date Balance of approximately $17,600,000, representing approximately 2.4% of the Initial Pool Balance, and Macquarie US Trading LLC d/b/a Principal Commercial Capital originated the other three (3) PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $84,050,000, representing approximately 11.7% of the Initial Pool Balance. Each of Macquarie Investments US Inc. and Macquarie is an indirect wholly-owned subsidiary of Macquarie Group Limited (“MGL”), which is an Australian Securities Exchange-listed diversified financial services holding company. MGL is a global provider of banking, financial, advisory, investment and funds management services.

Principal Real Estate Investors, LLC (“Principal”) and Macquarie jointly formed a lending platform, known as Principal Commercial Capital, in September 2014 to originate and securitize commercial mortgage loans. The executive offices of Principal Commercial Capital are located at 125 West 55th Street, New York, New York 10019.

The Principal Commercial Capital lending platform operates as a line of business established and owned by Macquarie but is jointly managed by both Principal and Macquarie. Principal provides services relating to the sourcing, underwriting, closing and securitization of loans for Principal Commercial Capital. Macquarie and its affiliates provide services relating to the pricing, hedging and securitization of loans for Principal Commercial Capital. PCC Mortgage Loans are funded by either Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital. Principal and Macquarie (and certain of Macquarie’s affiliates) jointly participate in material decisions, including joint representation on an investment committee which evaluates and approves all PCC Mortgage Loans prior to origination.

Principal Commercial Capital’s Securitization Program

The primary business plan of the Principal Commercial Capital lending platform is to originate, acquire and securitize commercial real estate loans secured by stabilized income-producing properties. Principal Commercial Capital may also invest in bridge loans and mezzanine loans. This is the fifth commercial mortgage-backed securitization to which Principal Commercial Capital is contributing loans. As of July 9, 2016, Principal Commercial Capital had contributed approximately $972,883,003 of commercial and multifamily mortgage loans to commercial mortgage-backed securitizations since March 2015. Additionally, Principal, through its affiliates, was an active seller of commercial real estate loans into commercial mortgage-backed securitizations from 1999 through 2008, contributing approximately 2,000 loans totaling approximately $16 billion. In addition, certain members of Macquarie staff who are active in the management of Principal Commercial Capital previously held senior positions in commercial mortgage-backed securities platforms at other investment banking firms.

All of the PCC Mortgage Loans were sourced and underwritten by Principal and funded by either Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital, and each PCC Mortgage Loan was closed either by Principal’s closing staff or third party origination counsel.

Wells Fargo Bank, National Association acts as interim custodian for the loan files with respect to all of the PCC Mortgage Loans (except for the Marriott Midwest Portfolio Mortgage Loan) prior to securitization. As custodian under the CGCMT 2016-P3 Pooling and Servicing Agreement, Citibank, N.A. acts as custodian for the loan files with respect to the Marriott Midwest Portfolio Mortgage Loan (and the Marriott Midwest Portfolio Pari Passu Companion Loan) other than the promissory note evidencing the Marriott Midwest Portfolio Mortgage Loan.

In connection with this commercial mortgage securitization transaction, Principal Commercial Capital will transfer the PCC Mortgage Loans to the Depositor, who will then transfer the PCC Mortgage Loans to the Issuing Entity. In return for the transfer by the Depositor to the Issuing Entity of the PCC Mortgage Loans (together with the other mortgage loans being securitized), the Issuing Entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters and initial purchasers engaged by the Depositor, Principal Commercial Capital will work with rating agencies, investors, servicers and other mortgage loan sellers and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors including without limitation, geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, Macquarie US Trading LLC d/b/a Principal Commercial Capital will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the PCC Mortgage Loans. In the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Macquarie US Trading LLC d/b/a Principal Commercial Capital, and no other party, will be responsible for curing a breach or defect, repurchasing an affected PCC Mortgage Loan from the Issuing Entity, substituting the affected PCC Mortgage Loan with another mortgage loan or making a Loss of Value Payment with respect to such defect or breach. In addition, Macquarie US Trading LLC d/b/a Principal Commercial Capital has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates.

Review of PCC Mortgage Loans

Overview

Principal Commercial Capital, in its capacity as the Sponsor of the PCC Mortgage Loans, has conducted a review of the PCC Mortgage Loans in connection with the securitization described in this prospectus designed and effected to provide reasonable assurance that the disclosure related to the PCC Mortgage Loans is accurate in all material respects. Principal Commercial Capital determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the PCC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Principal and Macquarie (collectively, the “PCC Deal Team”) with the assistance of certain third parties. Principal Commercial Capital has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the PCC Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the PCC Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database

To prepare for securitization, members of the PCC Deal Team created a database of loan-level and property-level information relating to each PCC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Principal Commercial Capital during the underwriting process. Prior to securitization of each PCC Mortgage Loan, the PCC Deal Team may have updated the information in the database with respect to such PCC Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the PCC Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any PCC Mortgage Loan.

A data tape (the “PCC Data Tape”) containing detailed information regarding each PCC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The PCC Data Tape was used by the PCC Deal Team to provide the numerical information regarding the PCC Mortgage Loans in this prospectus.

Data Comparisons and Recalculation

Principal Commercial Capital (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, which were designed or provided by Principal Commercial Capital relating to information in this prospectus regarding the PCC Mortgage Loans. These procedures included:

•	comparing the information in the PCC Data Tape against various source documents provided by Principal Commercial Capital;

•	comparing numerical information regarding the PCC Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the PCC Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the PCC Mortgage Loans disclosed in this prospectus.

Legal Review

In anticipation of the securitization of each PCC Mortgage Loan, counsel to Principal Commercial Capital prepared a form of legal summary to be completed by Principal’s internal closing staff or third party origination counsel that, among other things, set forth certain material terms and property diligence information and elicited information concerning potentially outlying attributes of the PCC Mortgage Loans, as well as any related mitigating considerations. Principal Commercial Capital’s counsel reviewed the legal summaries for each PCC Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, Principal Commercial Capital’s counsel reviewed Principal Commercial Capital’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the PCC Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the PCC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each PCC Mortgage Loan with multiple mortgaged properties for compliance with the REMIC provisions.

Principal Commercial Capital’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures

Prior to securitization, Principal Commercial Capital confirmed with the related servicer for the PCC Mortgage Loans that, to the best of such servicer’s knowledge and except as previously identified, material events concerning the related mortgage loan, the mortgaged property and the borrower and guarantor had not occurred since origination, including, but not limited to: (i) loan modifications or assumptions, or releases of the related borrower or mortgaged property; (ii) damage to the mortgaged property that materially and adversely affects its value as security for the mortgage loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the mortgaged property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The PCC Deal Team also consulted with Principal Commercial Capital personnel responsible for the origination and closing of the PCC Mortgage Loans to confirm that the PCC Mortgage Loans were originated in compliance with the origination and underwriting criteria described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes” in this prospectus as well as to identify any material deviations from those origination and underwriting criteria. See “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria” in this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, Principal Commercial Capital determined that the disclosure regarding the PCC Mortgage Loans in this prospectus is accurate in all material respects. Principal Commercial Capital also determined that the PCC Mortgage Loans were originated in accordance with Principal Commercial Capital’s origination procedures and underwriting criteria described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes” in this prospectus, except as described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria” in this prospectus. Principal Commercial Capital attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Macquarie US Trading LLC d/b/a Principal Commercial Capital will perform a review of any mortgage loan that it elects to substitute for a PCC Mortgage Loan in the Mortgage Pool in connection with a material breach of a representation or warranty or a material document defect. Macquarie US Trading LLC d/b/a Principal Commercial Capital, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Macquarie US Trading LLC d/b/a Principal Commercial Capital may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Principal Commercial Capital and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Macquarie US Trading LLC d/b/a Principal Commercial Capital to render any tax opinion required in connection with the substitution.

Servicing

Interim servicing for all PCC Mortgage Loans (except for the Marriott Midwest Portfolio Mortgage Loan) prior to securitization is typically performed by Principal Global Investors, LLC. Generally, servicing responsibilities with respect to the PCC Mortgage Loans (except for the Marriott Midwest Portfolio Mortgage Loan) will be transferred from the interim servicer to the Master Servicer on the Closing Date; however, Principal Global Investors, LLC is expected to retain certain sub-servicing responsibilities with respect to all such PCC Mortgage Loans. The Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan are primary serviced by Principal Global Investors, LLC pursuant to a primary servicing agreement entered into in connection with the CGCMT 2016-P3 Securitization, dated April 1, 2016, between Wells Fargo Bank, National Association, as master servicer under the CGCMT 2016-P3 Securitization and Principal Global Investors, LLC, as primary servicer.

Repurchase Requests

Macquarie US Trading LLC d/b/a Principal Commercial Capital most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 16, 2016. Principal Commercial Capital’s Central Index Key Number is 0001634437. With respect to the period from and including April 1, 2013 to March 31, 2016, Principal Commercial Capital does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Macquarie US Trading LLC d/b/a Principal Commercial Capital nor any of its affiliates (including Macquarie Investments US Inc. d/b/a Principal Commercial Capital) intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, Macquarie US Trading LLC d/b/a Principal Commercial Capital or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Starwood Mortgage Funding V LLC

General

Starwood Mortgage Funding V LLC (“SMF V”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC”) (together with its subsidiaries, including SMF V, “Starwood”). SMF V is a Sponsor of, and a seller of certain Mortgage Loans into, the securitization described in this prospectus. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California, and New York, New York.

SMF V and SMC are affiliated with Starwood Mortgage Funding VI LLC (“SMF VI”), the initial holder of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, and, as such, the initial Directing Holder with respect to the Embassy Suites Lake Buena Vista Loan Combination as of the Closing Date, LNR Partners, LLC, the CGCMT 2016-C1 Special Servicer and the expected JPMCC 2016-JP2 Special Servicer, and LNR Securities Holdings, LLC, the entity holding a minority interest in the control eligible certificates issued under the CGCMT 2016-C1 Pooling and Servicing Agreement and the entity expected to purchase a majority interest in the control eligible certificates and be appointed as the initial directing certificateholder under the JPMCC 2016-JP2 Pooling and Servicing Agreement.

Each of (a) Citibank, N.A., the Certificate Administrator and an affiliate of the Depositor, CGMRC, a Sponsor and an Originator, and Citigroup Global Markets Inc., one of the underwriters, and (b) Barclays, a Sponsor, an Originator and an affiliate of Barclays Capital Inc., one of the underwriters, provides short-term warehousing of mortgage loans originated by Starwood through a master repurchase facility. As of the date of this prospectus, (a) six (6) of the SMF V Mortgage Loans, with an aggregate principal balance of approximately $60,500,000 as of the Cut-off Date and representing approximately 8.4% of the Initial Pool Balance, are subject to a master repurchase facility with Citibank N.A. (and two additional SMF V Mortgage Loans, with an aggregate principal balance of approximately $19,400,000 as of the Cut-off Date and representing approximately 2.7% of the Initial Pool Balance, are expected to become subject to such master repurchase facility before the Closing Date), (b) one of the SMF V Mortgage Loans, with a principal balance of approximately $4,125,000 as of the Cut-off Date and representing approximately 0.6% of the Initial Pool Balance, is subject to a master repurchase facility with Barclays Bank PLC, and (c) one of the SMF V Mortgage Loans, with a principal balance of approximately $13,971,308 as of the Cut-off Date and representing approximately 1.9% of the Initial Pool Balance, is subject to a master repurchase facility with JPMorgan Chase Bank, National Association. SMF V is using the proceeds from its sale of the SMF V Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank, N.A., Barclays Bank PLC and JPMorgan Chase Bank, National Association, as applicable, free and clear of any liens.

Starwood’s Securitization Program

This is the 51st commercial mortgage securitization to which Starwood is contributing loans; however, certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $6.41 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five and ten years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

Review of SMF V Mortgage Loans

Overview

SMF V has conducted a review of the SMF V Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMF V Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMF V Mortgage Loans. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF V Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMF V Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF V Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMF V Data Tape”) containing detailed information regarding each SMF V Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMF V Data Tape was used to provide the numerical information regarding the SMF V Mortgage Loans in this prospectus.

Data Comparison and Recalculation

SMF V engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by SMF V, relating to information in this prospectus regarding the SMF V Mortgage Loans. These procedures included:

•	comparing the information in the SMF V Data Tape against various source documents provided by SMF V that are described above under “—Database”;

•	comparing numerical information regarding the SMF V Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMF V Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the SMF V Mortgage Loans disclosed in this prospectus.

Legal Review

Starwood engaged various law firms to conduct certain legal reviews of the SMF V Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMF V Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF V Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF V Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF V Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a Due Diligence Questionnaire relating to the SMF V Mortgage Loans and (iv) the review of certain loan documents with respect to the SMF V Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries set forth under “Significant Loan Summaries—Shoreline Village” in Annex B to this prospectus, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures

With respect to any material pending litigation of which Starwood was aware at the origination of any SMF V Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF V Mortgage Loans to determine whether any SMF V Mortgage Loan materially deviated from the underwriting guidelines set forth under “—The Originators—Starwood Mortgage Capital LLC” below. See “—The Originators—Starwood Mortgage Capital LLC—Exceptions to Underwriting Criteria” below.

Findings and Conclusions

Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF V Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMF V Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwriting criteria except as described below under “—The Originators—Starwood Mortgage Capital LLC—Exceptions to Underwriting Criteria”. SMF V attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 5, 2016. SMC’s Central Index Key is 0001548405. SMF V is a wholly-owned subsidiary of SMC and does not have its own Central Index Key. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act.

Retained Interests in This Securitization

As of the date of this prospectus, neither Starwood nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners, LLC, an affiliate of Starwood, will be entitled to, or is expected to be entitled to, special servicing fees and certain other fees described in this prospectus with respect to the Opry Mills Loan Combination, the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination and, prior to the securitization of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, the Embassy Suites Lake Buena Vista Loan Combination). However, Starwood or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), is a Sponsor, a Mortgage Loan Seller and an Originator. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

•	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

•	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

•	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on June 28, 2016, Barclays’ affiliates were the loan sellers in approximately 66 commercial mortgage-backed securitization transactions. Approximately $21.81 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and for the period January 1, 2016 through June 28, 2016.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2016	$954,682,000
2015	$4,580,785,219
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview

Barclays has conducted a review of the Mortgage Loans for which Barclays is a Sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation

Barclays (or the Depositor on its behalf) engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

•	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

•	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review

Barclays engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures

With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes”, “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.

Findings and Conclusions

Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Barclays will perform a review of any mortgage loan that it elects to substitute for a Barclays Mortgage Loan in the Mortgage Pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Repurchase Requests

Barclays has most recently filed a Form ABS 15G on May 12, 2016 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under this sub-heading has been provided by Barclays.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)          the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Wells Fargo Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)          the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citigroup Global Markets Realty Corp., Macquarie US Trading LLC d/b/a Principal Commercial Capital, Macquarie Investments US Inc. d/b/a Principal Commercial Capital, Starwood Mortgage Capital LLC and Barclays Bank PLC are referred to in this prospectus as the “Originators”.

The information set forth in this prospectus concerning the Originators and their underwriting standards has been provided by the Originators.

Citigroup Global Markets Realty Corp.

Overview

CGMRC’s commercial mortgage loans are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CGMRC. Therefore, this general description of CGMRC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each CGMRC loan is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CGMRC. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of the CGMRC deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CGMRC deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CGMRC’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CGMRC’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CGMRC’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CGMRC determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CGMRC’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CGMRC may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CGMRC may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all CGMRC commercial mortgage loans.

Generally, CGMRC requires escrows as follows:

•	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

•	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

•	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

•	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

•	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CGMRC Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CGMRC or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Insurance

CGMRC requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CGMRC Mortgage Loans, CGMRC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CGMRC obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CGMRC generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CGMRC. CGMRC or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CGMRC generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Condition Report

CGMRC generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CGMRC. CGMRC or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CGMRC often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all CGMRC loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CGMRC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Co-Originations

From time to time, CGMRC originates mortgage loans or loan combinations together with other financial institutions. The resulting mortgage loans or loan combinations are evidenced by two or more promissory notes, at least one of which will reflect CGMRC as the payee. CGMRC has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Opry Mills Loan Combination was co-originated with JPMorgan Chase Bank, National Association. The Hyatt Regency Huntington Beach Resort & Spa Loan Combination was co-originated with UBS Real Estate Securities Inc. Each of the Fed Ex Atlanta Loan Combination, Fed Ex West Palm Beach Loan Combination, Fed Ex Fife Loan Combination and Fed Ex Boulder Loan Combination was co-originated with Bank of America, N.A. The Marriott Savannah Riverfront Loan Combination was co-originated with Cantor Commercial Real Estate Lending, L.P. Each of the Opry Mills Loan Combination, the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination, the Marriott Savannah Riverfront Loan Combination and the Fed Ex Boulder Loan Combination was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

Except as disclosed in the following paragraphs, none of the CGMRC Mortgage Loans have exceptions to the related underwriting criteria.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Scotsdale Apartments, representing approximately 2.7% of the Initial Pool Balance, the Cut-off Date LTV Ratio of 80.6% based on the “as-is” appraised value of $23,950,000 is above the maximum loan-to-value ratio of 80% generally required by CGMRC’s underwriting standards. The borrower recently acquired the Mortgaged Property and is expected to complete renovations to the Mortgaged Property estimated to cost $1,819,500, 100% of which sum was deposited into a reserve at origination of the Mortgage Loan. The appraisal for the Mortgaged Property sets forth a “prospective market value at stabilization” appraised value of $26,700,000 as of April 1, 2018, which assumes completion of the renovations and achievement of stabilized occupancy at optimal market rents at the Mortgaged Property, based on which the Cut-off Date LTV Ratio would be 72.3%.

Based on the foregoing factors, and CGMRC’s evaluation of the quality of the Mortgaged Property, CGMRC approved the inclusion of the Mortgage Loan in this securitization transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Winchester Plaza, representing approximately 1.5% of the Initial Pool Balance, the Cut-off Date LTV Ratio of 94.7% based on the “as-is” appraised value of $11,600,000 is above the maximum loan-to-value ratio of 80% generally required by CGMRC’s underwriting standards. The second largest tenant (The Fresh Market) at the Mortgaged Property is currently building out its space and is expected to open for business by August 2016. At origination of the Mortgage Loan, $1,500,000 was deposited into a tenant improvement reserve and $729,641 was deposited into a work reserve associated with The Fresh Market space. The appraisal for the Mortgaged Property sets forth a “prospective market value at stabilization” of $14,700,000 as of September 1, 2016, based on which the Cut-off Date LTV Ratio would be 74.7%. Based on the foregoing factors, and CGMRC’s evaluation of the quality of the Mortgaged Property, CGMRC approved the inclusion of the Mortgage Loan in this securitization transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Macomb Manor Apartments, representing approximately 1.4% of the Initial Pool Balance, the Cut-off Date LTV Ratio of 83.1% based on the “as-is” appraised value of $12,400,000 is above the maximum loan-to-value ratio of 80% generally required by CGMRC’s underwriting standards. The borrower recently acquired the Mortgaged Property and is expected to complete renovations to the Mortgaged Property estimated to cost $1,473,000, 100% of which sum was deposited into a reserve at origination of the Mortgage Loan. The appraisal for the Mortgaged Property sets forth a “prospective market value at stabilization” of $13,740,000 as of April 1, 2018, which assumes completion of the renovations and achievement of stabilized occupancy at optimal market rents at the Mortgaged Property, based on which the Cut-off Date LTV Ratio would be 75.0%. Based on the foregoing factors, and CGMRC’s evaluation of the quality of the Mortgaged Property, CGMRC approved the inclusion of the Mortgage Loan in this securitization transaction.

Principal Commercial Capital

Principal Commercial Capital’s Underwriting Guidelines and Processes

Macquarie Investments US Inc. d/b/a Principal Commercial Capital and Macquarie US Trading LLC d/b/a Principal Commercial Capital are the originators of the PCC Mortgage Loans. Macquarie Investments US Inc. d/b/a Principal Commercial Capital originated one (1) PCC Mortgage Loan, with a Cut-off Date Balance of approximately $17,600,000, representing approximately 2.4% of the Initial Pool Balance, and Macquarie US Trading LLC d/b/a Principal Commercial Capital originated the other three (3) PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $84,050,000, representing approximately 11.7% of the Initial Pool Balance. All of the PCC Mortgage Loans were sourced and underwritten by Principal and funded by either Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital, and each PCC Mortgage Loan was closed either by Principal’s closing staff or third party origination counsel. Underwriting guidelines and processes were established by Principal and Macquarie for Principal Commercial Capital. Set forth below is a general description of these guidelines and processes with respect to loans originated or acquired by Principal Commercial Capital.

Notwithstanding the discussion below, given the unique nature of commercial properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan originated or acquired by Principal Commercial Capital will conform to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the PCC Mortgage Loans, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Originators—Principal Commercial Capital” section and “Exceptions to Sponsor Representations and Warranties” in Annex E-2 to this prospectus.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s)

with financial wherewithal; (iv) additional in-place, ongoing or springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis

Loans will be underwritten, not only from a real estate perspective, but also on a credit/cash flow basis. All underwriting is required to include the development and analysis of cash flow from the collateral and determination of value for the improvements. The underwriting function will incorporate the following factors into the overall analysis of a transaction:

•	Quality of the improvements, location and competitiveness of the subject property. Macro- and sub-market research is reviewed to determine desirability of the location. Site inspections are completed to assess the property’s functionality, condition, access/visibility and overall competitiveness. Review of third party appraisal reports, physical condition assessments and environmental reports is also performed by Principal’s in-house appraisers and engineers, and results are incorporated into the loan underwriting as deemed appropriate.

•	Overall sustainability of the cash flow from the collateral. Due diligence includes review of rent rolls, leases, historical operating statements and occupancy levels. Analysis of key tenants is also performed, including financial strength, sales/occupancy cost, tenant investment in space, etc. Underwriting considers potential capital outlays for tenant improvements, leasing commissions and capital expenditures.

•	Sponsorship’s experience and financial capacity. A thorough evaluation of the investment philosophy, real estate experience and financial statements of the principal(s) of the borrower is conducted on all transactions. Background and credit checks are performed on the borrower and key principals to identify any liens, judgments, bankruptcies or pending litigation. Borrowers are generally required to be special purpose entities.

Loan Approval

All loans originated or acquired by Principal Commercial Capital must be approved by the Principal Commercial Capital investment committee which consists of representatives from both Principal and Macquarie experienced in commercial real estate lending. The Principal Commercial Capital investment committee may approve a loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-To-Value Ratios

Generally, the debt service coverage ratios for the PCC Mortgage Loans will be equal to or greater than 1.20x for all property types except hospitality and self storage properties, which will generally have debt service coverage ratios equal to or greater than 1.30x. Variances may be allowed in circumstances deemed warranted by Principal Commercial Capital, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties. Debt service coverage ratios are calculated in accordance with Principal Commercial Capital’s property-specific underwritten cash flow guidelines.

Generally, the loan-to-value ratio for PCC Mortgage Loans will be equal to or less than 80%. Variances may be allowed in circumstances deemed warranted by Principal Commercial Capital, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties.

Additional Debt

Additional debt in the form of mezzanine debt, B notes or preferred equity may be permitted either at the time of loan origination or during the loan term subject to certain loan-to-value constraints or debt service coverage requirements. When underwriting an asset, Principal Commercial Capital will review terms of such additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Macquarie or Principal or affiliates of either firm will be the lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory.

Assessments of Property Condition

As part of the underwriting process, Principal Commercial Capital will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. Principal will generally perform site inspections of the subject property or, in limited instances, engage a third party to complete the inspection. In most cases Principal Commercial Capital will obtain the independent assessments and reports described below.

Appraisal Reports

Principal Commercial Capital will in most cases require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by an appraiser who is a member of the Appraisal Institute, a membership association of professional real estate appraisers or an otherwise qualified appraiser. In certain situations, an update to an existing independent appraisal may be acceptable. The appraisal reports are required to be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. The appraisal will include or be accompanied by a separate letter that includes a statement by the appraiser that the appraisal was prepared in conformity with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

Environmental Assessments

Principal Commercial Capital will in most cases require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan; however, when circumstances warrant, Principal Commercial Capital may utilize an update of a previously conducted environmental assessment. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues, such as an analysis of radon, lead-based paint and lead in drinking water, which will usually be conducted only at multifamily properties. Depending on the findings of the Phase I environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the real property collateral, an environmental insurance policy, cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters.

Engineering Assessments

Principal Commercial Capital will in most cases require that an engineering firm inspect the real property collateral for any multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems; however, when circumstances warrant, Principal Commercial Capital may utilize an update of a previously conducted engineering assessment. Based on the findings of the engineering assessment, Principal Commercial Capital will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance. In some instances, repairs or maintenance may be completed prior to closing and/or reserves may be established to fund any deferred maintenance or replacement items.

Seismic Reports

Principal Commercial Capital will in most cases require a seismic report with respect to all multifamily or commercial mortgage loans located in seismic zones 3 or 4 to provide an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”) or scenario expected loss (“SEL”). Generally, any mortgage loans as to which the mortgaged property was estimated to have PML or SEL in excess of 20% of the estimated replacement cost will be subject to seismic upgrading, have adequate reserves in place for retrofitting, satisfactory earthquake insurance or be structured with recourse to a guarantor.

Zoning and Building Code Compliance

With respect to each mortgage loan, Principal Commercial Capital will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; and/or representations by the related borrower. Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Principal Commercial Capital will consider whether to require the related borrower to obtain law and ordinance coverage and/or whether an alternative mitigating factor is in place.

Title Insurance

Each borrower is required to provide, and Principal Commercial Capital or its origination counsel typically will review, a title insurance policy for each mortgaged property. The title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) provide protection and benefits that run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Hazard, Liability and Other Insurance

Mortgaged properties are typically required to be insured by a hazard insurance policy with a lender approved deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the mortgaged property.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, to be provided by a generally acceptable insurance carrier in an amount that is generally consistent with currently prevailing capital market standards.

The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions from coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The mortgaged properties are typically not insured for earthquake risk unless a seismic report indicates a PML or SEL of greater than 20%.

Escrow Requirements

Principal Commercial Capital may require borrowers to fund various escrows for taxes and insurance, tenant improvements and leasing commissions, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Principal Commercial Capital are as follows:

•	Taxes: Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property taxes.

•	Insurance: Typically, if the mortgaged property is insured under an individual policy, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the borrower maintains a blanket insurance policy, (ii) if the mortgaged property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property insurance premiums.

•	Replacement Reserves: Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from a third party property condition or engineering report or to certain minimum requirements by property type. Such escrows may not be required under certain circumstances, including, but not limited to (i) if a single or investment grade tenant (which may be a ground lease tenant) is responsible for all repairs and maintenance under the terms of its lease, and (ii) if there is a low loan-to-value ratio.

•	Completion Repair/Environmental Remediation: Typically, a completion repair or remediation reserve is required where an environmental or property condition report suggests that a reserve is necessary. Upon funding of the mortgage loan, Principal Commercial Capital generally requires that at least 110-125% of the estimated cost identified in the environmental or property condition report be reserved and that repairs or replacements be completed within one year after the funding of the applicable mortgage loan. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, (iii) if a single or major tenant (which may be a ground lease tenant) at the related mortgaged property is responsible for the repairs, and (iv) if a secured creditor insurance policy or borrower insurance policy is in place.

•	Tenant Improvement/Leasing Commissions: In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk with respect to industrial, retail and office properties, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term or a letter of credit and/or a cash flow sweep or a combination of any of the aforementioned alternatives may be used to cover certain anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing the space occupied by such tenants. Such escrows may not be required under certain circumstances, including, but not limited to (i) if rent at the mortgaged property is considered below market, and (ii) if no material leases expire within the mortgage loan term.

Furthermore, Principal Commercial Capital may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower, its sponsor or an affiliate, or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In addition, under certain circumstances, where (i) positive credit characteristics exist, (ii) the amounts involved are relatively minimal, or (iii) Principal Commercial Capital has determined the mortgaged property, the borrower or its owners will likely be able to bear the related expenses without the escrow or reserve, an escrow or reserve may not be required.

Exceptions to Underwriting Criteria

One or more of the mortgage loans originated by Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital may vary from the specific Principal Commercial Capital underwriting guidelines and procedures described above when additional credit positive characteristics are present. In addition, in the case of one or more of the mortgage loans originated by Macquarie Investments US Inc. d/b/a Principal Commercial Capital or Macquarie US Trading LLC d/b/a Principal Commercial Capital, such originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. The following paragraphs describe exceptions to Principal Commercial Capital’s underwriting guidelines described above with respect to the PCC Mortgage Loans.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Esplanade I, representing approximately 5.8% of the Initial Pool Balance, recourse under the non-recourse carveout guaranty and environmental indemnity are limited to certain specified assets of the guarantors, as described under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations,” which represents an exception to the underwriting guidelines for Principal Commercial Capital. The inclusion of this Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (a) the limitation on recourse is similar to a limitation on recourse accepted in other loans made to affiliates of the borrower by Principal Life, a life insurance company affiliate of Principal Commercial Capital and by other life insurance company lenders, (b) the experience of Principal Commercial Capital and/or its affiliates in negotiating with the borrower sponsor in default situations under other loans made to affiliates of the borrower sponsor, in which the borrower sponsor has cooperated with the lender in negotiating modifications, deeds-in-lieu of foreclosure or other resolutions, (c) the overall net worth and liquidity of the guarantors, and (d) the fact that equity owners of the borrower contributed approximately $2.9 million at loan origination in order to refinance their prior mortgage loan. Based on the foregoing, Principal Commercial Capital approved inclusion of the Mortgage Loan into this securitization transaction.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Marriott Midwest Portfolio, representing approximately 3.8% of the Initial Pool Balance, underwritten occupancy for three Mortgaged Properties within the portfolio is greater than 80.0%, which represents an exception to the underwriting guidelines for Principal Commercial Capital. The inclusion of this Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (a) underwritten occupancy for the entire portfolio of Mortgaged Properties is 78.2%; (b) the Mortgage Loan has a Debt Yield on Underwritten NOI and an UW NCF DSCR of 15.7% and 2.95x, respectively, as well as both a Cut-off Date LTV Ratio and a Maturity Date LTV Ratio (based on the “as if complete” appraised value) of 60.3%; (c) the portfolio of Mortgaged Properties averaged 78.2% occupancy over the calendar year ending December 31, 2015; (d) for the calendar year ending December 31, 2015, the portfolio of Mortgaged Properties reported market penetration indices of 116.0% for occupancy, 119.1% for ADR and 136.2% for RevPAR; and (e) the portfolio of Mortgaged Properties benefits from Marriott’s brand recognition. Certain characteristics of the related Mortgaged Properties can be found on Annex A to this prospectus. Based on the foregoing, Principal Commercial Capital approved inclusion of the Mortgage Loan into this securitization transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Highridge Crossing, representing approximately 2.4% of the Initial Pool Balance, Principal Commercial Capital underwrote a rent increase which is to occur within 6 to 12 months after loan origination for Chipotle Mexican Grill that could be construed as “significantly” above market due to such underwritten base rent being 17.5% above the market rent. Principal Commercial Capital’s underwriting guidelines generally permit underwriting of a rent increase within such time period only if such rent increase would not result in the underwritten base rent being “significantly” above market, and accordingly, underwriting such rent increase constituted an exception to Principal Commercial Capital’s underwriting guidelines. The inclusion of this Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (a) Chipotle Mexican Grill recently exercised a five-year extension option pursuant to the terms of its original lease dated October 12, 2005; (b) Chipotle Mexican Grill’s rent will remain static during the entire five-year extension term; (c) Chipotle Mexican Grill’s underwritten base rent, inclusive of the rent increase, represents only 8.23% of the underwritten base rent for the related Mortgaged Property; and (d) total contract rent for the Mortgaged Property inclusive of the Chipotle Mexican Grill rent increase is below total market rent. Based on the foregoing, Principal Commercial Capital approved inclusion of the Mortgage Loan into this securitization transaction.

Starwood Mortgage Capital LLC

Overview

Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Starwood for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMF V Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties” section and “Annex E-2—Exceptions to Sponsor Representations and Warranties” in this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis

Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval

All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio

Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt

Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition

As part of the underwriting process, the property assessments and reports described below generally will be obtained:

•	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

•	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E 1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process”, as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues.

•	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

•	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

•	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

•	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

•	However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements

Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

•	Taxes—typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or high net worth individual sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

•	Insurance—if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

•	Replacement Reserves—replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

•	Completion Repair / Environmental Remediation—typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

•	Tenant Improvement / Lease Commissions—in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

•	Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMF V Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance

Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to Underwriting Criteria

None of the SMF V Mortgage Loans were originated with material exceptions to Starwood’s underwriting guidelines and procedures, except that with respect to the leasehold Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Shoreline Village, representing approximately 4.1% of the Initial Pool Balance, the term of the related ground lease is scheduled to expire in November 2047, less than 10 years after the expiration of the Mortgage Loan’s 360-month amortization term, which begins after an initial four-year interest-only period. Starwood’s underwriting guidelines and procedures generally require that a ground lease’s term (including exercised renewal options) expire at least 10 years after a leasehold mortgage loan’s amortization term. The related borrower sponsors reported that they are in the process of negotiating an extension of the related ground lease for an additional 15 years, which would result in the ground lease’s extended term expiring more than 10 years after the Mortgage Loan’s amortization term. Absent such an extension, the Mortgage Loan documents require the borrowers to make monthly reserve deposits, beginning in August 2018, of an amount equal to the difference between the monthly debt service payment thereunder and an assumed monthly debt service payment that would be payable thereunder based on a 300-month amortization term. Moreover, the ground lease is currently scheduled to expire more than 20 years after the maturity date of the Mortgage Loan, in accordance with general industry practice for commercial mortgage loans secured by leasehold interests. Based on these compensating factors, SMF V approved inclusion of the Mortgage Loan in this transaction.

Servicing

Interim servicing for all loans originated by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Barclays Bank PLC

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays originates mortgage loans principally for securitization.

General

Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis

Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval

All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio

Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan to value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements

Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A for instances in which reserves were not taken):

•	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

•	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

•	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

•	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing

Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions to Barclays’ Disclosed Underwriting Guidelines

None of the Barclays Mortgage Loans have exceptions to the related underwriting guidelines set forth above.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of CGMRC, a Sponsor and an Originator, an affiliate of Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent, and an affiliate of Citigroup Global Markets Inc., one of the underwriters.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CGMRC or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2016-P4, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Deutsche Bank Trust Company Americas (“DBTCA”), a New York banking corporation, will act as trustee (in such capacity, the “Trustee”) and custodian on behalf of the Trustee (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement.

DBTCA is a New York banking corporation with its offices located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2016-P4, and its telephone number is (714) 247-6000.

DBTCA and its affiliates have provided corporate trust services since 1991. DBTCA and its affiliates have previously been appointed to the role of trustee for over 1,900 mortgage-backed transactions and have significant experience in this area.

DBTCA will also act as custodian of the mortgage files for the Mortgage Loans pursuant to the Pooling and Servicing Agreement. DBTCA and its affiliates have performed this custodial role in numerous mortgage-backed transactions since 1991. DBTCA will maintain the mortgage files in secure, fire-resistant facilities. DBTCA will not physically segregate the mortgage files for the Mortgage Loans from other mortgage files in DBTCA’s custody but will keep them in shared facilities. However, DBTCA’s proprietary document tracking system will show the location within DBTCA’s facilities of each mortgage file and will show that the Mortgage Loan documents are held on behalf of the Issuing Entity.

In its capacity as trustee on commercial mortgage securitizations, DBTCA is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, DBTCA, in its capacity as trustee, has not been required to make an advance on a domestic CMBS transaction.

DBTCA and Deutsche Bank National Trust Company (“DBNTC”) have been sued by investors in civil litigation concerning their role as trustees of certain residential mortgage-backed securities (“RMBS”) trusts.

On June 18, 2014, a group of investors, including funds managed by Blackrock Advisors, LLC, PIMCO-Advisors, L.P., and others, filed a derivative action against DBNTC and DBTCA in New York State Supreme Court purportedly on behalf of and for the benefit of 544 private-label RMBS trusts asserting claims for alleged violations of the U.S. Trust Indenture Act of 1939, breach of contract, breach of fiduciary duty and negligence based on DBNTC and DBTCA’s alleged failure to perform their duties as trustees for the trusts. Plaintiffs subsequently dismissed their state court complaint and filed a derivative and class action complaint in the U.S. District Court for the Southern District of New York on behalf of and for the benefit of 564 private-label RMBS trusts, which substantially overlapped with the trusts at issue in the state court action. The complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $89.4 billion, but the complaint does not include a demand for money damages in a sum certain. DBNTC and DBTCA filed a motion to dismiss, and on January 19, 2016, the court partially granted the motion on procedural grounds: as to the 500 trusts that are governed by pooling and servicing agreements, the court declined to exercise jurisdiction. The court did not rule on substantive defenses asserted in the motion to dismiss. On March 22, 2016, plaintiffs filed an amended complaint in federal court. In the amended complaint, plaintiffs assert claims in connection with 62 trusts governed by indenture agreements. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $9.8 billion, but the complaint does not include a demand for money damages in a sum certain. DBNTC and DBTCA will have an opportunity to file new defensive motions with respect to the amended complaint. Discovery is ongoing.

On March 25, 2016, the BlackRock plaintiffs filed a state court action against DBTCA in the Superior Court of California, Orange County with respect to 513 trusts. On May 18, 2016, plaintiffs filed an amended complaint with respect to 465 trusts, and included DBNTC as an additional defendant. The amended complaint asserts three causes of action: breach of contract; breach of fiduciary duty; and breach of the duty to avoid conflicts of interest. Plaintiffs purport to bring the action on behalf of themselves and all other current owners of certificates in the 465 trusts. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $75.7 billion, but does not include a demand for money damages in a sum certain.

On December 30, 2015, IKB International, S.A. in Liquidation and IKB Deutsche Industriebank A.G. (collectively, “IKB”), as an investor in 37 RMBS trusts, filed a summons with notice in the Supreme Court of the State of New York, New York County, against DBNTC and DBTCA as trustees of the trusts. On May 27, 2016, IKB served its complaint asserting claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, violation of New York’s Streit Act, violation of the U.S. Trust Indenture Act of 1939, violation of Regulation AB, and violation of Section 9 of the Uniform Commercial Code. IKB alleges that DBNTC and DBTCA are liable for over U.S. $268 million in damages.

It is DBTCA’s belief that it has no pending legal proceedings (including, based on DBTCA’s present evaluation, the litigation disclosed in the foregoing paragraphs) that would materially affect its ability to perform its duties as Trustee under the Pooling and Servicing Agreement for this transaction.

The foregoing information set forth under this “—The Trustee” heading has been provided by DBTCA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action, (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability;

Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under ”The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2016-P4 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2016-P4.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the first quarter of 2016, Citibank’s Agency and Trust group managed in excess of $5.1 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the first quarter of 2016, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 73 transactions backed by commercial mortgages with an aggregate principal balance of approximately $85.6 billion. The depositor, the underwriters, the initial purchasers, the master servicer, the special servicer, the trustee, the custodian, the operating advisor and the asset representations reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee filed a new civil action against Citibank in the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiff’s original state court action. Citibank’s motion to dismiss the federal complaint was fully briefed as of May 13, 2015. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. That case, involving the three remaining trusts, is pending.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors asserted claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act. Citibank’s motion to dismiss was fully briefed as of April 15, 2016.

On August 19, 2015, the FDIC as receiver for a financial institution filed a civil action against Citibank in the Southern District of New York. This action related to one private-label RMBS trust for which Citibank formerly served as trustee. FDIC asserts claims for breach of contract, violation of New York’s Streit Act, and violation of the U.S. Trust Indenture Act of 1939. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, entities that have also been sued by FDIC in their capacity as trustee, and whose cases are also in front of Judge Carter. Defendants’ joint motion to dismiss was fully briefed as of March 22, 2016.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the Issuing Entity and as primary servicer for the Serviced Companion Loans (except for the Esplanade I Pari Passu Companion Loan) (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) expected to be the master servicer, certificate administrator, and custodian under the JPMCC 2016-JP2 Pooling and Servicing Agreement, pursuant to which the Opry Mills Loan Combination is expected to be serviced, (ii) the master servicer under the CGCMT 2016-C1 Pooling and Servicing Agreement, pursuant to which the Hyatt Regency Huntington Beach

Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) and the 247 Bedford Avenue Loan Combination are serviced, (iii) the master servicer under the CGCMT 2016-P3 Pooling and Servicing Agreement, pursuant to which the Marriott Midwest Portfolio Loan Combination is serviced, and (iv) the special servicer, certificate administrator and custodian under the CGCMT 2016-GC36 Pooling and Servicing Agreement, pursuant to which the Park Place Loan Combination is serviced. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer and special servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing and special servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing and special servicing offices of Wells Fargo are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 6/30/2016*
By Approximate Number:	33,354	33,590	32,701	31,747
By Approximate Aggregate Unpaid Principal Balance (in billions):	$434.37	$474.38	$501.54	$503.65

*These numbers reflect the UK portfolio.

Within this portfolio, as of June 30, 2016, are approximately 23,158 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $401.0 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of June 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

Also included in Wells Fargo’s servicing portfolio is Wells Fargo’s book of commercial mortgage loans that it has been servicing in Europe via its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG (formerly Eurohypo AG) in 2013, Wells Fargo has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of June 30, 2016, its European third party servicing book is approximately $1.5 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)**	Approximate Outstanding Advances (P&I and PPA)**	Approximate Outstanding Advances as % of UPB

Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q2 2016	$389,377,596,079	$702,835,003	0.18%
**	“UPB“ means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo has acted as a special servicer of securitized commercial and multifamily mortgage loans in excess of five years. Wells Fargo’s special servicing system includes McCracken Financial Solutions Corp.’s Strategy CS software.

The table below sets forth information about Wells Fargo’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 6/30/2016(3)

By Approximate Number	91	111	123	140
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance (in billions)(1)	$58.7	$67.2	$85.1	$100.4
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$1,047,414,628	$520,064,655	$181,704,308	$99,566,541

(1)	Includes all loans in Wells Fargo’s portfolio for which Wells Fargo is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

(3)	Includes European named special servicing portfolio.

The properties securing loans in Wells Fargo’s special servicing portfolio may include retail, office, multifamily, industrial, hospitality and other types of income-producing property. As a result, such properties, depending on their location and/or other specific circumstances, may compete with the Mortgaged Properties for tenants, purchasers, financing and so forth.

Wells Fargo has developed strategies and procedures as special servicer for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the underlying loan documents) to maximize the value from the assets for the benefit of certificate holders. Wells Fargo’s strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard, the underlying loan documents and applicable law, rule and regulation.

Wells Fargo is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar

Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing and special servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the Master Servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CGMRC, a Sponsor and an Originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CGMRC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CGMRC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and SMF V, a Sponsor, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by SMF V or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the SMF V Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and Barclays, a Sponsor and an Originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the Barclays Mortgage Loans.

In its capacity as the Master Servicer, Wells Fargo expects to enter into a primary servicing agreement with PGI pursuant to which PGI is expected to perform most servicing duties of the Master Servicer, other than making Advances, with respect to all of the PCC Mortgage Loans (other than the Marriott Midwest Portfolio Mortgage Loan).

The Marriott Midwest Portfolio Mortgage Loan (and the Marriott Midwest Portfolio Pari Passu Companion Loan) is being primary serviced by PGI pursuant to a primary servicing agreement entered into in connection with the CGCMT 2016-P3 Securitization, dated as of April 1, 2016 between Wells Fargo, as master servicer under the CGCMT 2016-P3 Securitization, and PGI, as primary servicer.

Pursuant to the terms of the Pooling and Servicing Agreement, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250% with respect to each Mortgage Loan and, to the extent provided for in the related Co-Lender Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as Master Servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Wells Fargo under the heading “—Servicers—The Master Servicer” has been provided by Wells Fargo.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), is expected to be appointed as the special servicer, and in such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties (other than in respect of Outside Serviced Mortgage Loans), as well as the reviewing of Major Decisions and certain other actions that are not Master Servicer Decisions in respect of Mortgage Loans (other than any Outside Serviced Mortgage Loans) and related Serviced Companion Loans, in each case pursuant to the Pooling and Servicing Agreement. CWCAM is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the special servicing, management and investment management of commercial real estate assets, including:

•	special servicing of commercial and multifamily real estate loans;

•	commercial real estate property management and insurance brokerage services;

•	commercial mortgage brokerage services; and

•	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. In July of 2005, it acquired Allied Capital Corporation’s special servicing operations and replaced Allied Capital Corporation as special servicer for all transactions for which Allied Capital Corporation served as special servicer. In February 2006, an affiliate of CWCAM merged with CRIIMI MAE Inc. (“CMAE”) and the special servicing operations of CRIIMI MAE Services L.P., the special servicing subsidiary of CMAE, were consolidated into the special servicing operations of CWCAM. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own and manage assets similar in type to the assets of the Issuing Entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the Mortgaged Properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

As of December 31, 2012, CWCAM acted as special servicer with respect to 154 domestic and one Canadian CMBS pools containing approximately 10,500 loans secured by properties throughout the United States and Canada with a then-current unpaid principal balance in excess of $140 billion. As of December 31, 2013, CWCAM acted as special servicer with respect to 160 domestic and one Canadian CMBS pools containing approximately 9,200 loans secured by properties throughout the United States and Canada with a then-current unpaid principal balance in excess of $125 billion. As of December 31, 2014, CWCAM acted as special servicer with respect to 147 domestic CMBS pools containing approximately 7,800 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $110 billion. As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $99 billion. As of March 31, 2016, CWCAM acted as special servicer with respect to 138 domestic CMBS pools containing approximately over 6,800 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $100 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of March 31, 2016, CWCAM had 99 employees responsible for the special servicing of commercial real estate assets. As of March 31, 2016, within the CMBS pools described in the preceding paragraph, 370 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the Mortgaged Properties securing the Mortgage Loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the Certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “Minnesota Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM as compensation in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York (the “Stuyvesant Town Property”) securing loans held by those trusts. CWCAM was the special servicer of the Stuyvesant Town Property. The petition requests the Minnesota Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the Minnesota Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. There can be no assurances as to the outcome of this motion or the proceeding or the possible impact on CWCAM. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On January 24, 2016, PSW NYC LLC commenced a complaint (the “ PSW Complaint”) with the Supreme Court of the State of New York, County of New York (the “PSW Court”) against Bank of America, N.A. as trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C30 and COBALT CMBS Commercial Trust 2007-C2, U.S. Bank National Association as Trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C31, ML-CFC Commercial Mortgage Trust 2007-5 and ML-CFC Commercial Mortgage Trust 2007-6 (collectively, the “Trusts”), PCV-M Holdings LLC and CWCapital Asset Management LLC, individually and as special servicer for the Trusts (collectively, the “Defendants”) seeking either (a) damages in an amount to be determined by the PSW Court but alleged by the plaintiffs to be approximately $500,000,000—such amount being the amount PSW NYC LLC alleges would have been recovered on certain mezzanine loans (the “PCVST Mezzanine Loans”) related to the Peter Cooper Village and Stuyvesant Town property (the “PCVST Property”) in New York City which PSW NYC LLC sold to an entity related to the Defendants pursuant to a settlement agreement related to certain prior litigation (the “Settlement Agreement”) or (b) the rescission of the Settlement Agreement which would result in, among other things, the rescission of the sale of the PCVST Mezzanine Loans and a claim for certain proceeds from the sale of the PCVST Property. PSW NYC LLC alleges that the Defendants procured the Settlement Agreement by fraud and further that the terms of the Settlement Agreement were breached by the Defendants. On February 26, 2016, CWCAM on behalf of itself and the other Defendants filed a motion to dismiss the complaint (the “CWCAM Motion to Dismiss”). Oral argument has been set by the PSW Court on the CWCAM Motion to Dismiss for August 23, 2016. There can be no assurances as to the outcome of this CWCAM Motion to Dismiss or the PSW Complaint or the possible impact on CWCAM. However, CWCAM believes that it was not guilty of any fraud in the procurement of the Settlement Agreement, that it performed its obligations under applicable pooling and servicing agreements in good faith and disputes PSW NYC LLC allegations. CWCAM intends to vigorously contest such allegations.

On March 31, 2016, RAIT Preferred Funding II LTD. (“Rait”) commenced a complaint (“Complaint”) with the Supreme Court of the State of New York, County of New York (the “Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street Property in Boston, Massachusetts (the “Loan”) and seeking (a) a declaratory judgment stating that Rait is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of the Loan (the “Modification”), (b) a declaratory judgment stating that Rait has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the Complaint (“Motion to Dismiss”) stating that the Complaint did not state a claim and the essential facts of the Complaint are negated by affidavits and evidentiary materials submitted with the Complaint. On June 14, 2016, Rait filed a Memorandum of Law in Opposition to CWCAM’s Motion to Dismiss (the “Opposition”) stating that the claims in the Complaint were properly stated. On June 30, 2016, CWCAM filed a reply (the “Reply”) in support of CWCAM’s Motion to Dismiss and in response to the Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. There can be no assurances as to the outcome of the Reply, the Opposition, the Motion to Dismiss or the Complaint or the possible impact on CWCAM. However, CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and disputes Rait’s allegations and it intends to vigorously contest such allegations.

CWCAM may enter into one or more arrangements with the Controlling Class Representative, any Controlling Class Certificateholder, any person with the right to appoint or remove and replace CWCAM as the Special Servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation (other than the Special Servicing Fee) in consideration of, among other things, the appointment (or continuance) of CWCAM as Special Servicer under the Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as the Special Servicer.

CWCAM or an affiliate of CWCAM assisted Eightfold Real Estate Capital Fund IV, L.P. or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

From time to time, CWCAM and/or its affiliates may purchase or sell securities, including CMBS certificates. CWCAM and/or its affiliates may review this prospectus and purchase or sell Certificates issued in this offering, including in the secondary market. It is not currently anticipated that CWCAM and/or its affiliates will purchase any Certificates in this offering at the time of the initial offering of such Certificates.

The foregoing information regarding CWCAM under the heading “—Servicers—The Special Servicer” has been provided by CWCAM.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The PCC Mortgage Loans Primary Servicer

Principal Global Investors, LLC (“PGI”) will act as primary servicer with respect to all of the PCC Mortgage Loans. PGI, a Delaware limited liability company, is a wholly owned subsidiary of Principal Life Insurance Company. The principal servicing offices of PGI are located at 801 Grand Avenue, Des Moines, Iowa 50392.

PGI is ranked “Strong” as a primary servicer and “Above Average” as a special servicer of commercial real estate loans by S&P. PGI has extensive experience in servicing commercial real estate mortgage loans. PGI has been engaged in the servicing of commercial mortgage loans since 1970 and commercial mortgage loans originated for securitization since 1998.

As of March 31, 2016, PGI was responsible for servicing approximately 2,178 commercial and multifamily mortgage loans, with an aggregate outstanding principal balance of approximately $22.0 billion. The portfolio of loans serviced by PGI includes commercial mortgage loans included in commercial mortgage-backed securitizations, portfolio loans and loans serviced for non-affiliated clients. The portfolio consists of multifamily, office, retail, industrial, warehouse and other types of income-producing properties. PGI services loans in most states throughout the United States.

As of March 31, 2016, PGI was a primary servicer in approximately 61 commercial mortgage-backed securitization transactions, servicing approximately 656 loans with an aggregate outstanding principal balance of approximately $6.6 billion.

PGI’s historical servicing volume is shown below:

Year-End	2012	2013	2014	2015
CMBS	$10.3B	$9.2B	$8.3B	$7.2B
Total loans	$24.5B	$23.5B	$22.8B	$22.3B

PGI utilizes the Enterprise! loan servicing system, which is widely used in the loan servicing industry. PGI has a robust website available for borrowers to view the current status of their loans. PGI also utilizes a website to provide information to master servicers, including property inspections, property financials and other reporting.

The PGI servicing team is comprised of the following areas:

•	Operations is responsible for new loan boarding, loan audits, insurance and real estate tax monitoring and escrows and UCC administration.

•	Servicing Asset Management is responsible for processing borrower consents, including lease related items; escrow and reserve administration and monitoring triggers.

•	Portfolio managers are responsible for compliance with the pooling and servicing agreements and primary servicing agreements, and master servicer and special servicer communication.

•	Surveillance is responsible for collecting and analyzing financial statements, rent rolls, physical property inspections and general portfolio surveillance.

•	Cash Management and Investor Reporting controls cash management, including payment processing, remittances and investor reporting.

PGI may use sub-servicers or vendors to perform certain servicing processes. None of the sub-servicers or vendors perform any cashiering or material processes. PGI monitors any sub-vendors for compliance and quality control.

Generally, all loan payments received by PGI are initially deposited into commingled receipts accounts. Funds are then transferred to segregated investor-specific accounts pursuant to the servicing agreements.

PGI has developed policies, procedures and controls for the performance of primary servicing obligations consistent with applicable servicing agreements and servicing standards.

PGI has quality control policies and procedures to ensure compliance with the servicing criteria set forth in Item 1122 of Regulation AB. PGI’s policies and procedures are updated as processes change to ensure continuing compliance with regulatory and servicing industry changes. There have been no material non-compliance or default issues against PGI in the servicing of its CMBS or other loans.

No securitization transaction involving commercial mortgage loans in which PGI was acting as primary servicer has experienced an event of default as a result of any action or inaction of PGI as primary servicer, including as a result of PGI’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time, PGI and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. PGI does not believe that any currently pending lawsuits or legal proceedings would individually or in the aggregate have a material adverse effect on its business or its ability to act as primary servicer with respect to the PCC Mortgage Loans.

PGI has an interim servicing agreement with Macquarie Investments US Inc. d/b/a Principal Commercial Capital (and certain of its affiliates) to interim service certain mortgage loans (including each PCC Mortgage Loan other than the Marriott Midwest Portfolio Mortgage Loan) prior to securitization.

PGI has acquired the right to be appointed as the primary servicer of all PCC Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $101,650,000, representing approximately 14.1% of the Initial Pool Balance). Each of the PCC Mortgage Loans (other than the Marriott Midwest Portfolio Mortgage Loan) will be primary serviced by PCC pursuant to a primary servicing agreement entered into in connection with this transaction to be dated as of a date in July 2016 (the “CGCMT 2016-P4 PGI Primary Servicing Agreement”) between Wells Fargo Bank, National Association, as master servicer, and PGI, as primary servicer. The Marriott Midwest Portfolio Mortgage Loan (and the Marriott Midwest Portfolio Pari Passu Companion Loan) will be primary serviced by PGI pursuant to a primary servicing agreement entered into in connection with the CGCMT 2016-P3 Securitization, dated April 1, 2016 (such agreement, together with the CGCMT 2016-P4 PGI Primary Servicing Agreement, the “PGI Primary Servicing Agreements”) between Wells Fargo Bank, National Association, as master servicer under the CGCMT 2016-P3 Securitization, and PGI, as primary servicer. The primary servicing of each PCC Mortgage Loan will be governed by the applicable PGI Primary Servicing Agreement.

Neither PGI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, PGI or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The PGI Primary Servicing Agreements

Pursuant to the PGI Primary Servicing Agreements, PGI, as primary servicer, on behalf of Wells Fargo Bank, National Association in its capacity as Master Servicer or in its capacity as the CGCMT 2016-P3 Servicer (the “Related Master Servicer”), will be responsible for certain of the obligations of the Related Master Servicer with respect to all of the PCC Mortgage Loans and the Esplanade I Companion Loan, as described under “The Pooling and Servicing Agreement” in this prospectus (and, with respect to the Marriott Midwest Portfolio Mortgage Loan, “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Marriott Midwest Portfolio Mortgage Loan”), including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property and processing borrower requests. PGI will have no obligation to make monthly debt service advances or property advances on the PCC Mortgage Loans. PGI will be responsible for performing the primary servicing of the PCC Mortgage Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement or, with respect to the Marriott Midwest Portfolio Mortgage Loan, the servicing standard under the CGCMT 2016-P3 Pooling and Servicing Agreement (with respect to the related PCC Mortgage Loan, the “Related Pooling and Servicing Agreement”).

PGI’s responsibilities will include, but are not limited to:

•	collecting payments on the PCC Mortgage Loans and remitting such amounts, net of certain fees to be retained by PGI as servicing compensation and certain other amounts, including escrow and reserve funds, to the Related Master Servicer;

•	providing certain CREFC® reports to the Related Master Servicer;

•	processing borrower requests in respect of PCC Mortgage Loans (and obtaining, when required, consent of the Related Master Servicer or, to the extent required under the Related Pooling and Servicing Agreement, the applicable special servicer); and

•	handling early stage delinquencies and collections; provided that servicing of PCC Mortgage Loans that are specially serviced loans will be transferred from PGI to the applicable special servicer as required pursuant to the terms of the Related Pooling and Servicing Agreement.

As compensation for its activities under each PGI Primary Servicing Agreement, PGI will be paid a primary servicing fee by the Related Master Servicer with respect to the related PCC Mortgage Loan(s), but only to the extent that the Related Master Servicer receives the related servicing fee. Such primary servicing fee will be equal to the primary servicing fee component of the servicing fee paid to the Related Master Servicer under the Related Pooling and Servicing Agreement and will be equal to 0.0100% per annum with respect to each PCC Mortgage Loan. PGI will also receive a primary servicing fee in respect of the Esplanade I Pari Passu Companion Loan accruing at a rate equal to 0.0100% per annum. PGI will be entitled to certain additional servicing compensation with respect to the PCC Mortgage Loans, including, but not limited to, a portion of modification fees and assumption fees, but only from amounts to which the Related Master Servicer is entitled under the Related Pooling and Servicing Agreement.

Pursuant to the PGI Primary Servicing Agreements and the Related Pooling and Servicing Agreement, PGI will not be liable for any action taken or for refraining from taking any action in good faith pursuant to the related agreement, or for errors in judgment, provided that PGI will not be protected from any liability arising from a breach of any representation or warranty, willful misconduct, bad faith or negligence. See “The Pooling and Servicing Agreement—Limitations on Liability; Indemnification”.

PGI may not resign as primary servicer except by mutual consent of PGI and the Related Master Servicer and payment by PGI of all reasonable out-of-pocket costs and expenses of the Related Master Servicer in connection with such resignation and transfer of servicing, or upon the determination that its duties thereunder are no longer permissible under applicable law and such incapacity cannot be cured by PGI.

The Related Master Servicer will have the right to terminate PGI as primary servicer under the related PGI Primary Servicing Agreement if certain termination events under such PGI Primary Servicing Agreement are not remedied. In addition, the Depositor (or, with respect to the Marriott Midwest Portfolio Mortgage Loan, the depositor under the CGCMT 2016-P3 Securitization) will have the right to terminate PGI as primary servicer under the applicable PGI Primary Servicing Agreement upon any failure of PGI to comply with the Exchange Act reporting requirements of the Related Pooling and Servicing Agreement, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under the Related Pooling and Servicing Agreement.

The information set forth under this “—Servicers—The PCC Mortgage Loans Primary Servicer” sub-heading regarding PGI has been provided by PGI.

The Outside Servicers and the Outside Special Servicers

It is expected that the Opry Mills Loan Combination will be serviced and administered pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and LNR Partners, LLC, as special servicer.

Each of (i) the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, (ii) the Marriott Savannah Riverfront Loan Combination, (iii) the Embassy Suites Lake Buena Vista Loan Combination (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), and (iv) the 247 Bedford Avenue Loan Combination is being serviced and administered pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and LNR Partners, LLC, as special servicer. However, solely in the case of the Embassy Suites Lake Buena Vista Loan Combination, following the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the Embassy Suites Lake Buena Vista Loan Combination will be serviced and administered pursuant to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement. The parties to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement have not yet been definitively identified.

The Marriott Midwest Portfolio Loan Combination is being serviced and administered pursuant to the CGCMT 2016-P3 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and C-III Asset Management LLC, as special servicer.

Following the related Fed Ex Controlling Pari Passu Companion Loan Securitization Date, a Fed Ex Loan Combination will be serviced and administered pursuant to the related Fed Ex Future Pooling and Servicing Agreement. For so long as the Fed Ex Atlanta Loan Combination and the Fed Ex West Palm Beach Loan Combination remain cross-collateralized and cross-defaulted with each other, such two Fed Ex Loan Combinations are required to be serviced and administered under the same Fed Ex Future Pooling and Servicing Agreement by the same servicer and special servicer; and the two other Fed Ex Loan Combinations may, but are not required to be, also serviced under the same Fed Ex Future Pooling and Servicing Agreement as the cross-collateralized and cross-defaulted Fed Ex Loan Combinations, or may each be serviced under a separate Fed Ex Future Pooling and Servicing Agreement. None of the parties to any Fed Ex Future Pooling and Servicing Agreement have yet been definitively identified.

The Park Place Loan Combination is being serviced and administered pursuant to the CGCMT 2016-GC36 Pooling and Servicing Agreement by KeyBank National Association, as master servicer, and Wells Fargo Bank, National Association, as special servicer.

The role and responsibilities of the related Outside Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, generally similar to those of the Master Servicer of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer of the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The CGCMT 2016-C1 Special Servicer and the JPMCC 2016-JP2 Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of LNR Property LLC (“LNR”), a Delaware limited liability company, was appointed to act as special servicer for the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination and, prior to the securitization of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, the Embassy Suite Lake Buena Vista Loan Combination (in such capacity, the “CGCMT 2016-C1 Special Servicer”), and is expected to be appointed as special servicer for the Opry Mills Loan Combination (in such capacity, the “JPMCC 2016-JP2 Special Servicer”). LNR is an affiliate of SMF V, a Sponsor and Mortgage Loan Seller, SMF VI, the current holder of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, SMC, an Originator, and LNR Securities Holdings, LLC, the entity holding a minority of the control eligible certificates issued under the CGCMT 2016-C1 Pooling and Servicing Agreement and the entity expected to purchase a majority interest in the control eligible certificates and be appointed directing certificateholder under the JPMCC 2016-JP2 Pooling and Servicing Agreement. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305)-695-5600.

LNR through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

•	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

•	investing in high-yielding real estate loans, and

•	investing in, and managing as special servicer, unrated and non-investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination and the Embassy Suites Lake Buena Vista Loan Combination under the CGCMT 2016-C1 Pooling and Servicing Agreement, and the Opry Mills Loan Combination under the JPMCC 2016-JP2 Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 154 as of March 31, 2016. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

•	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

•	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

•	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

•	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

•	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

•	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

•	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

•	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

•	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

•	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

•	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

•	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

•	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

•	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

•	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion; and

•	154 domestic commercial mortgage backed securitization pools as of March 31, 2016 with a then current face value in excess of $106 billion.

As of March 31, 2016, LNR Partners has resolved approximately $64.3 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015 and approximately $689 million of U.S. commercial and multifamily mortgage loans through March 31, 2016.

LNR or one of its affiliates generally seeks investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina and in England and Germany. As of March 31, 2016, LNR Partners had approximately 239 employees responsible for the special servicing of commercial real estate assets. As of March 31, 2016, LNR Partners and its affiliates specially service a portfolio, which included approximately 7,657 assets across the United States and various international properties with a then current face value of approximately $106 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan, the 247 Bedford Avenue Mortgage Loan, the Embassy Suites Lake Buena Vista Mortgage Loan and the Opry Mills Mortgage Loan backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the mortgage loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the servicing standard specified in the CGCMT 2016-C1 Pooling and Servicing Agreement or the JPMCC 2016-JP2 Pooling and Servicing Agreement, as applicable. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property,

(ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing functions it will perform under the CGCMT 2016-C1 Pooling and Servicing Agreement and the JPMCC 2016-JP2 Pooling and Servicing Agreement. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to the CGCMT 2016-C1 securitization and the JPMCC 2016-JP2 securitization. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination and the Embassy Suites Lake Buena Vista Loan Combination under the CGCMT 2016-C1 Pooling and Servicing Agreement, and the Opry Mills Loan Combination under the JPMCC 2016-JP2 Pooling and Servicing Agreement and, accordingly, will not have any material impact on the performance of the Mortgage Pool or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination or the Opry Mills Loan Combination. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving such Loan Combinations or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standard specified in the CGCMT 2016-C1 Pooling and Servicing Agreement or the JPMCC 2016-JP2 Pooling and Servicing Agreement, as applicable.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination or the Opry Mills Loan Combination, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

In the commercial mortgage backed securitization pools in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners is not an affiliate of the Depositor, the underwriters, the Issuing Entity, the Master Servicer, the Trustee, the Certificate Administrator or the Operating Advisor.

Except as otherwise disclosed in this prospectus and except for LNR Partners being affiliated with SMF V, a Sponsor and Mortgage Loan Seller, SMF VI, the current holder of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, SMC, an Originator, and LNR Securities Holdings, LLC, the entity holding a minority interest in the control eligible certificates issued under the CGCMT 2016-C1 Pooling and Servicing Agreement and the entity expected to purchase a majority interest in the control eligible certificates and be appointed as the initial directing certificateholder under the JPMCC 2016-JP2 Pooling and Servicing Agreement, and acting as, or as the expected, special servicer for the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination (prior to the securitization of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan) and the Opry Mills Loan Combination, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Depositor, the Issuing Entity, any Sponsor, the Trustee, the Certificate Administrator, any significant obligor, any Originator, the Master Servicer or the Operating Advisor, on the other hand, that currently exist or that existed during the past two years. In addition, except as otherwise disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party between LNR Partners or any of its affiliates, on the one hand, and the Depositor, the Issuing Entity, any Sponsor, the Trustee, the Certificate Administrator, any Originator, the Master Servicer or the Operating Advisor, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

As of the date of this prospectus, neither LNR Partners nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (although for the avoidance of doubt LNR Partners will be entitled to, or is expected to be entitled to, special servicing fees and certain other fees described in this prospectus with respect to the Opry Mills Loan Combination, the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the 247 Bedford Avenue Loan Combination and, prior to the securitization of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, the Embassy Suites Lake Buena Vista Loan Combination). However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners set forth under this “—Servicers—The Outside Servicers and the Outside Special Servicers—The CGCMT 2016-C1 Special Servicer and the JPMCC 2016-JP2 Special Servicer” sub-heading has been provided by LNR Partners.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions with an approximate aggregate initial principal balance of $85.7 billion issued in 83 transactions.

As of June 30, 2016, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions with an approximate aggregate initial principal balance of $12.1 billion issued in 15 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of CGMRC, a Sponsor and an Originator, Citigroup Global Markets Inc., one of the underwriters, and Citibank, the Certificate Administrator, certificate registrar and paying agent.

Barclays, a Sponsor and an Originator, and Barclays Capital Inc., one of the underwriters, are affiliated with each other.

Wells Fargo, the Master Servicer, is also (a) expected to be the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the JPMCC 2016-JP2 Pooling and Servicing Agreement, which is expected to govern the servicing of the Opry Mills Loan Combination, (b) the Outside Servicer under the CGCMT 2016-C1 Pooling and Servicing Agreement, which governs the servicing of each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), and the 247 Bedford Avenue Loan Combination, (c) the Outside Servicer under the CGCMT 2016-P3 Pooling and Servicing Agreement, which governs the servicing of the Marriott Midwest Portfolio Loan Combination, and (d) the Outside Special Servicer, the Outside Certificate Administrator and the Outside Custodian under the CGCMT 2016-GC36 Pooling and Servicing Agreement, which governs the servicing of the Park Place Loan Combination.

Citibank, the Certificate Administrator, is also (a) the Outside Certificate Administrator under the CGCMT 2016-C1 Pooling and Servicing Agreement, which governs the servicing of each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date), and the 247 Bedford Avenue Loan Combination, and (b) the Outside Certificate Administrator and the Outside Custodian under the CGCMT 2016-P3 Pooling and Servicing Agreement, which governs the servicing of the Marriott Midwest Portfolio Loan Combination.

DBTCA, the Trustee, is also the Outside Trustee and the Outside Custodian under the CGCMT 2016-C1 Pooling and Servicing Agreement, which governs the servicing of each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) and the 247 Bedford Avenue Loan Combination. In its capacity as the CGCMT 2016-C1 Trustee, DBTCA serves as mortgagee of record with respect to each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, and the 247 Bedford Avenue Loan Combination and, pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement, will serve as the mortgagee of record with respect to the Embassy Suites Lake Buena Vista Loan Combination if the Embassy Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date does not occur within 180 days after the closing date of the CGCMT 2016-C1 Securitization or if the Embassy Suites Lake Buena Vista Loan Combination becomes specially serviced under the CGCMT 2016-C1 Pooling and Servicing Agreement prior to the Embassy Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also (a) the Outside Operating Advisor and the asset representations reviewer under the CGCMT 2016-C1 Pooling and Servicing Agreement, which governs the servicing of each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination, the Embassy Suites Lake Buena Vista Loan Combination (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) and the 247 Bedford Avenue Loan Combination, and (b) the Outside Operating Advisor and the asset representations reviewer under the CGCMT 2016-P3 Pooling and Servicing Agreement, which governs the servicing of the Marriott Midwest Portfolio Loan Combination.

SMF V, a Sponsor and Mortgage Loan Seller, SMF VI, the current holder of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, SMC, an Originator, LNR Partners, the CGCMT 2016-C1 Special Servicer and the expected JPMCC 2016-JP2 Special Servicer, and LNR Securities Holdings, LLC, the entity holding a minority interest in the control eligible certificates issued under the CGCMT 2016-C1 Pooling and Servicing Agreement and the entity expected to purchase a majority interest in the control eligible certificates and be appointed as the initial directing certificateholder under the JPMCC 2016-JP2 Pooling and Servicing Agreement, are affiliates of each other.

Warehouse Financing Arrangements

Barclays, a Sponsor and an Originator and an affiliate of Barclays Capital Inc., one of the underwriters, provides short-term warehouse financing to SMF V, or an affiliate thereof, through a master repurchase facility. As of the date of this prospectus, one (1) of the SMF V Mortgage Loans is subject to such master repurchase facility, with an aggregate Cut-off Date Balance of approximately $4,125,000, representing approximately 0.6% of the Initial Pool Balance. SMF V is using the proceeds from its sale of such SMF V Mortgage Loan to the Depositor to, among other things, simultaneously reacquire such Mortgage Loan from Barclays free and clear of any liens.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CGMRC (a Sponsor and an Originator) and Citigroup Global Markets Inc., one of the underwriters, provides short-term warehousing of mortgage loans originated by Starwood through a master repurchase facility. As of the date of this prospectus, six (6) of the SMF V Mortgage Loans are subject to such master repurchase facility, with an aggregate Cut-off Date Balance of approximately $60,500,000, representing approximately 8.4% of the Initial Pool Balance (and two additional SMF V Mortgage Loans, with an aggregate principal balance of approximately $19,400,000 as of the Cut-off Date and representing approximately 2.7% of the Initial Pool Balance, are expected to become subject to such master repurchase facility before the Closing Date). SMF V is using the proceeds from its sale of such SMF V Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Interim Servicing Arrangements

Pursuant to an interim servicing agreement between Wells Fargo, which is the Master Servicer, and CGMRC, a Sponsor and an Originator, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to thirteen (13) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $172,676,545, representing approximately 23.9% of the Initial Pool Balance) to be contributed to this securitization transaction by CGMRC.

Pursuant to an interim servicing agreement between PGI, a primary servicer, Principal Commercial Capital, a Sponsor and an Originator, and certain of their affiliates, PGI acts from time to time as interim servicer with respect to mortgage loans owned by Principal Commercial Capital (or certain of its affiliates), including, prior to their inclusion in the Issuing Entity, the PCC Mortgage Loans other than the Marriott Midwest Portfolio Mortgage Loan. The PCC Mortgage Loans (other than the Marriott Midwest Portfolio Mortgage Loan) have an aggregate Cut-off Date Balance of approximately $74,150,000, representing approximately 10.3% of the Initial Pool Balance. The Marriott Midwest Portfolio Mortgage Loan, which has a Cut-off Date Balance of $27,500,000 and represents approximately 3.8% of the Initial Pool Balance, is an Outside Serviced Mortgage Loan as to which PGI is acting as subservicer.

Pursuant to an interim servicing agreement between Wells Fargo, which is the Master Servicer, and SMF V, a Sponsor, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to all of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $97,996,308, representing approximately 13.6% of the Initial Pool Balance) to be contributed to this securitization transaction by SMF V.

Pursuant to an interim servicing agreement between Wells Fargo, which is the Master Servicer, and Barclays, a Sponsor and an Originator, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to all of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $97,021,573, representing approximately 13.5% of the Initial Pool Balance) to be contributed to this securitization transaction by Barclays.

Interim and Other Custodial Arrangements

Wells Fargo, the Master Servicer, is also acting as the interim custodian of the loan files for the Mortgage Loans (other than (x) the Outside Serviced Mortgage Loans and (y) the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as McMinnville Town Center) to be contributed to this securitization by CGMRC, Principal Commercial Capital and SMF V.

With respect to the Marriott Midwest Portfolio Mortgage Loan, Citibank, the Certificate Administrator, and an affiliate of CGMRC (a Sponsor and an Originator), Citigroup Global Markets Inc. (one of the underwriters) and the Depositor, is holding the related Mortgage Loan documents (other than the promissory note for the Marriott Midwest Portfolio Mortgage Loan) in its capacity as the Outside Custodian for the CGCMT 2016-P3 Securitization.

With respect to each of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan, the Embassy Suites Lake Buena Vista Mortgage Loan (prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date) and the 247 Bedford Avenue Mortgage Loan, DBTCA, the Trustee and the Custodian, is holding the related Mortgage Loan documents (other than the promissory note for each of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan, the Embassy Suites Lake Buena Vista

Mortgage Loan and the 247 Bedford Avenue Mortgage Loan and the promissory notes for any Pari Passu Companion Loan related to any such Mortgage Loan that is not included in the CGCMT 2016-C1 Securitization) in its capacity as the Outside Custodian for the CGCMT 2016-C1 Securitization.

Loan Combination and Mezzanine Loan Arrangements

CGMRC, an Originator and a Sponsor, or an affiliate thereof, is the current holder of, and as of the date of initial issuance of the Offered Certificates is expected to hold, one of the Opry Mills Pari Passu Companion Loans, two of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans and the 401 South State Street Pari Passu Companion Loan, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

Principal Commercial Capital, an Originator and a Sponsor, or an affiliate thereof, is the current holder of, and as of the date of initial issuance of the Offered Certificates is expected to hold, the Esplanade I Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

SMF VI, an affiliate of SMF V, a Sponsor, is the current holder of, and as of the date of initial issuance of the Offered Certificates is expected to hold, the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Barclays, an Originator and a Sponsor, or an affiliate thereof, is the current holder of, and as of the date of initial issuance of the Offered Certificates is expected to hold, the Swedesford Office Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

The Master Servicer will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Wells Fargo, the Master Servicer, is expected to enter into a primary servicing agreement with PGI, pursuant to which PGI will perform most servicing duties of the Master Servicer, other than making Advances, with respect to all of the PCC Mortgage Loans (except for the Marriott Midwest Portfolio Mortgage Loan), with an aggregate Cut-off Date Balance of approximately $74,150,000 representing approximately 10.3% of the Initial Pool Balance. The Marriott Midwest Portfolio Mortgage Loan (and the Marriott Midwest Portfolio Pari Passu Companion Loan) is primary serviced by PGI pursuant to a primary servicing agreement entered into in connection with the CGCMT 2016-P3 Securitization, dated April 1, 2016, between Wells Fargo, as master servicer under the CGCMT 2016-P3 Securitization and PGI, as primary servicer.

CWCAM or an affiliate of CWCAM assisted Eightfold Real Estate Capital Fund IV, L.P. or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2016-P4 (the “Certificates”) will be issued on or about July 29, 2016 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

The Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; and (ii) the Class X-C, Class D, Class E, Class F, Class G, Class H and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class X-C, Class D, Class E, Class F, Class G and Class H Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B and Class X-C Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A and Class X-B Certificates) and the Subordinate Certificates (other than the Class X-C Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$24,619,000
Class A-2	$65,384,000
Class A-3	$170,000,000
Class A-4	$201,346,000
Class A-AB	$43,461,000
Class X-A	$553,488,000
Class X-B	$34,255,000
Class A-S	$48,678,000
Class B	$34,255,000
Class C	$ 33,353,000
Class X-C	$73,918,000
Class D	$40,565,000
Class E	$18,931,000
Class F	$8,113,000
Class G	$7,211,000
Class H	$25,241,406

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time. The Notional Amount of the Class X-C Certificates will equal the aggregate of the Certificate Balances of the Class C and Class D Certificates outstanding from time to time.

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in August 2016. The “Determination Date” will be the sixth day of each calendar month (or, if the sixth calendar day of that month is not a business day, then the next business day), commencing in August 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that

Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)             the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums;

(vi)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(vii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)             if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)             all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)             with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2017, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in August 2016, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”);

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero;

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C and Class X-C Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class H Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which a reimbursement is made.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a specified Pass-Through Rate and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the Class X Strip Rate for the Class B Certificates for such Distribution Date. The Pass-Through Rate for the Class X-C Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class C and Class D Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2016 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2016, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Principal Balance Certificates or any Class of Interest-Only Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Principal Balance Certificates or any Class of Interest-Only Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Principal Balance Certificates or any Class of Interest-Only Certificates is the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date,

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date,

(3)	the Principal Shortfall, if any, for the prior Distribution Date; and,

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Loan Combination, the related Co-Lender Agreement) to the contrary, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B)

accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class X-C, Class E, Class F, Class G, Class H and Class R Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class B, Class C and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (1) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (z) the amount of such yield maintenance charge allocated to such YM Group, and (2) the amount of such yield maintenance charge allocated to such YM Group and remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate amount of such yield maintenance charges will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-C, Class E, Class F, Class G, Class H or Class R Certificates. Instead, after the Notional Amounts of the Class X-A and Class X-B Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to holders of the Class X-B Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	March 2021
Class A-2	July 2021
Class A-3	June 2026
Class A-4	July 2026
Class A-AB	January 2026
Class X-A	July 2026
Class X-B	July 2026
Class A-S	July 2026
Class B	July 2026
Class C	July 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of each ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in July 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class X-C, Class D, Class E, Class F, Class G and Class H Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class X-C, Class D, Class E, Class F, Class G and Class H Certificates. The Class C and Class X-C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates and the Class H Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class H Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class H Certificates;

second, to the Class G Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates (exclusive of the Class X-C Certificates) to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A and Class X-B Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amounts of the Classes of Interest-Only Certificates will be reduced if the Certificate Balances of the related Classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in ”The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class X-B Certificates will be considered outstanding so long as holders of such Certificates are entitled to receive yield maintenance charges and prepayment premiums. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a Class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)	the Distribution Date Statement;

(2)	a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)	a CREFC® historical loan modification and corrected loan report;

(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;

(6)	a CREFC® operating statement analysis report;

(7)	a CREFC® comparative financial status report;

(8)	a CREFC® net operating income adjustment worksheet;

(9)	a CREFC® real estate owned status report;

(10)	a CREFC® servicer watch list;

(11)	a CREFC® loan level reserve and letter of credit report;

(12)	a CREFC® property file;

(13)	a CREFC® financial file;

(14)	a CREFC® loan setup file; and

(15)	a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under ”The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to each Serviced Mortgage Loan, but excluding any REO Properties) or Special Servicer (with respect to REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)          Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to each Serviced Mortgage Loan, but excluding any REO Properties) or the Special Servicer (with respect to REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)         Within 30 days after receipt by the Special Servicer (with respect to REO Properties) or the Master Servicer (with respect to each Serviced Mortgage Loan, but excluding any REO Properties) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence) and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative and each member of the Controlling Class will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information. If the Special Servicer acquires knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Loan Combination, the Special Servicer will nevertheless remain a Privileged Person, provided, that the Special Servicer will not be permitted to, directly or indirectly, provide any information related to any Excluded Special Servicer Mortgage Loan (which will include, without limitation, any Excluded Information pertaining to such Excluded Special Servicer Mortgage Loan) to any person or entity, including any related Borrower Party, the Special Servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property, or any non-affiliate that (to its knowledge) holds a direct or indirect ownership interest in the related Borrower Party, and the Special Servicer will be required to maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations.

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate

owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the Pooling and Servicing Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the Depositor’s Rule 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc. and Markit Group Limited, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

•	this prospectus;

•	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

•	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

•	any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

•	the Distribution Date statements;

•	the CREFC® bond level files;

•	the CREFC® collateral summary files;

•	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

•	the annual reports prepared by the Operating Advisor;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

•	the summary of any Final Asset Status Report as provided by the Special Servicer; and

•	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

•	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

•	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

•	notice of final payment on the Certificates;

•	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

•	any notice of resignation or termination of the Master Servicer or Special Servicer;

•	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

•	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

•	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

•	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

•	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

•	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

•	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

•	any notice of the termination of the Issuing Entity;

•	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

•	any notice of the occurrence of an Operating Advisor Termination Event;

•	any notice of the occurrence of an Asset Reviewer Termination Event;

•	any assessments of compliance delivered to the Certificate Administrator;

•	any Attestation Reports delivered to the Certificate Administrator;

•	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

•	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”; and

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan or Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan or Excluded Special Servicer Mortgage Loan, as applicable, and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or Excluded Special Servicer Mortgage Loan, as applicable, or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan or Excluded Special Servicer Mortgage Loan, as applicable, that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer.

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “www.sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically by the Certificate Administrator. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% and a fraction, the numerator of which is equal to the Certificate Balance of the Class, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance of all Classes of the Principal Balance Certificates, each determined as of the prior Distribution Date; provided, that in certain circumstances described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, and “—Operating Advisor—Termination of the Operating Advisor Without Cause”, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Without Cause”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

388 Greenwich Street, 14th Floor
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2016-P4

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Trustee or to a document custodian on behalf of the Trustee, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan and any Servicing Shift Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”): (i)(A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iv) an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (vi) the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above; (vii) originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) an original or copy of the related ground lease, if any, and any ground lessor estoppel; (x) an original or copy of the related loan agreement, if any; (xi) an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; (xii) an original or copy of the related lockbox agreement or cash management agreement, if any; (xiii) an original or copy of the environmental indemnity from the related borrower, if any; (xiv) an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof; (xv) if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee; (xvi) in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement; (xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements; (xviii) an original or copy of any mezzanine loan intercreditor agreement if any; (xix) the original or copy of any related environmental insurance policy; (xx) a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and (xxi) copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof. Notwithstanding anything to the contrary contained in this prospectus, (1) in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of the mortgage file related to the applicable Outside Serviced Companion Loan delivered under the Outside Servicing Agreement and (2) in the case of a Servicing Shift Mortgage Loan, the related Mortgage File will be delivered to the Trustee or a custodian on its behalf and such Mortgage File (other than the documents described in clause (i) of the prior sentence) will be transferred to the custodian related to the securitization of the related controlling Servicing Shift Companion Loan with a copy of the documents so transferred to be retained by the Trustee or a document custodian on behalf of the Trustee and with the expectation that the assignments referred to in clauses (iv), (v), (vi) and (xv) of the prior sentence (to the extent that recordation of any such item would otherwise have been required) will be recorded in the name of the trustee for that securitization.

As provided in the Pooling and Servicing Agreement, the Trustee, a custodian on its behalf, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the respective Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of SMF V, also against SMC, as guarantor of the repurchase and substitution obligations of SMF V), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan (or any related REO Property) or the interests of the Certificateholders in the affected Mortgage Loan (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix), (xx) and (xxi) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within 60 days after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)          a copy of each of the following documents:

                                                              (i)          (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

                                                             (ii)          the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

                                                            (iii)        any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

                                                           (iv)         final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

                                                             (v)          the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

                                                           (vi)         the related ground lease, if any, and any ground lessor estoppel;

                                                          (vii)        the related loan agreement, if any;

                                                         (viii)       the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

                                                           (ix)         the related lockbox agreement or cash management agreement, if any;

                                                             (x)          the environmental indemnity from the related borrower, if any;

                                                           (xi)         the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

                                                          (xii)        in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

                                                         (xiii)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

                                                        (xiv)       any mezzanine loan intercreditor agreement;

                                                          (xv)        any related environmental insurance policy;

                                                        (xvi)       any related letter of credit and any related assignment thereof; and

                                                       (xvii)      any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)          a copy of any engineering reports or property condition reports;

(c)          other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)          for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)          a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)           a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)          a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)          for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)           a copy of the applicable mortgage loan seller’s asset summary;

(j)           a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)          a copy of all zoning reports;

(l)           a copy of financial statements of the related mortgagor;

(m)         a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)          a copy of all UCC searches;

(o)          a copy of all litigation searches;

(p)          a copy of all bankruptcy searches;

(q)          a copy of the origination settlement statement;

(r)           a copy of any insurance summary report;

(s)          a copy of the organizational documents of the related mortgagor and any guarantor;

(t)           a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)          the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)           unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)          unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related Originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related Originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

•	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

•	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

•	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the respective Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, if applicable, against any related guarantor(s)), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan (or any related REO Property) or the interests of the Certificateholders in the affected Mortgage Loan (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

•	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

•	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all unpaid Special Servicing Fees and other unpaid additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

With respect to the SMF V Mortgage Loans, SMC will guarantee the repurchase obligations of SMF V under the related Mortgage Loan Purchase Agreement in the event SMF V fails to perform its obligations to repurchase or substitute a Qualified Substitute Mortgage Loan for the affected Mortgage Loan and pay any substitution shortfall amount in response to a Material Defect.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Master Servicer (with respect to non-Specially Serviced Loans) or the Sponsor and the Special Servicer (with respect to Specially Serviced Loans), are in any such case able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. With respect to a non-Specially Serviced Loan, the Master Servicer’s agreement with a Sponsor as to any Loss of Value Payment will be subject to the reasonable approval of the Special Servicer (with the consent of the Controlling Class Representative for so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan). In connection with obtaining the Special Servicer’s approval, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Special Servicer as set forth in the Pooling and Servicing Agreement in order to enable the Special Servicer to exercise its approval right. Any agreement by the Special Servicer with a Sponsor as to any Loss of Value Payment with respect to a Specially Serviced Loan will be subject to the consent of the Controlling Class Representative (so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan). Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and

(ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth in Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth in Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Master Servicer or the Special Servicer, as applicable, will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Master Servicer or the Special Servicer, as applicable, an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

In the case of the Fed Ex Atlanta Mortgage Loan and the Fed Ex West Palm Beach Mortgage Loan, which are cross-collateralized and cross-defaulted with each other, the applicable cross-collateralization agreement provides that the related lender at any time and from time to time or in connection with a repurchase by the related lender of either such Mortgage Loan in connection with a securitization, will have the right to unilaterally require the release of any individual Mortgaged Property or a related borrower from the cross-default and cross-collateralization provisions. Pursuant to the related Co-Lender Agreements, each initial originating lender under each of the Fed Ex Atlanta Loan Combination and the Fed Ex West Palm Beach Loan Combination, in connection with a repurchase by such initial lender or its affiliate under a securitization servicing agreement or related documents, may avail itself of any right afforded under the related cross-collateralization agreement, or under its securitization servicing agreement or related documents, to release the subject Mortgage Loan and the related Companion Loan (or any Mortgaged Property or related borrower) from the cross-collateralization and cross-default provisions effected by the related cross-collateralization agreement; provided, however, that no such release will occur unless the following two provisions are satisfied: (i) the “crossed loan repurchase criteria” (or analogous conditions to the exercise of such right) under each securitization servicing agreement governing an outstanding securitization with respect to the subject Loan Combination are satisfied, and (ii) a REMIC opinion is delivered with respect to each REMIC that holds a note related to such Loan Combination in connection with a securitization.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Series 2016-P4 certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a SMF V Mortgage Loan, SMC, as guarantor of the repurchase and substitution obligations of SMF V), defaults on its obligations to do so. We cannot assure you that the applicable Sponsor (or, in the case of SMF V, SMC, as guarantor of the repurchase and substitution obligations of SMF V) will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (as defined below) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

•	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement. Each of (i) the Esplanade I Loan Combination, (ii) the 401 South State Street Loan Combination, (iii) the Swedesford Office Loan Combination, (iv) prior to the Fed Ex Atlanta Pari Passu Companion Loan Securitization Date, the Fed Ex Atlanta Loan Combination, (v) prior to the Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date, the Fed Ex West Palm Beach Loan Combination, (vi) prior to the Fed Ex Fife Pari Passu Companion Loan Securitization Date, the Fed Ex Fife Loan Combination and (vii) prior to the Fed Ex Boulder Pari Passu Companion Loan Securitization Date, the Fed Ex Boulder Loan Combination, is a Serviced Pari Passu Loan Combination.

•	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

•	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

•	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Each of (i) the Esplanade I Pari Passu Companion Loan, (ii) the 401 South State Street Pari Passu Companion Loan, (iii) the Swedesford Office Pari Passu Companion Loan, (iv) prior to the Fed Ex Atlanta Pari Passu Companion Loan Securitization Date, the Fed Ex Atlanta Pari Passu Companion Loan, (v) prior to the Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date, the Fed Ex West Palm Beach Pari Passu Companion Loan, (vi) prior to the Fed Ex Fife Pari Passu Companion Loan Securitization Date, the Fed Ex Fife Pari Passu Companion Loan and (vii) prior to the Fed Ex Boulder Pari Passu Companion Loan Securitization Date, the Fed Ex Boulder Pari Passu Companion Loan, is a Serviced Pari Passu Companion Loan.

•	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

•	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

•	“Companion Loan Holder” means the holder of a Companion Loan.

•	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

•	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

•	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

•	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

•	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

•	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Because the “controlling note” with respect to each Servicing Shift Loan Combination is not included in this securitization transaction, (i) prior to the Fed Ex Atlanta Pari Passu Companion Loan Securitization Date, the Fed Ex Atlanta Loan Combination, (ii) prior to the Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date, the Fed Ex West Palm Beach Loan Combination, (iii) prior to the Fed Ex Fife Pari Passu Companion Loan Securitization Date, the Fed Ex Fife Loan Combination and (iv) prior to the Fed Ex Boulder Pari Passu Companion Loan Securitization Date, the Fed Ex Boulder Loan Combination, will each be a “Serviced Outside Controlled Pari Passu Loan Combination”. Each such Loan Combination will cease to be a Serviced Outside Controlled Loan Combination upon becoming an Outside Serviced Loan Combination.

•	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination.

•	“Serviced Outside Controlled Companion Loan” means the Companion Loan that is part of a Serviced Outside Controlled Loan Combination.

•	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related controlling note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related pooling and servicing agreement, trust and servicing agreement and/or other comparable agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

•	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the Opry Mills Pari Passu Companion Loans, (ii) the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans, (iii) the Marriott Midwest Portfolio Pari Passu Companion Loan, (iv) following the Fed Ex Atlanta Pari Passu Companion Loan Securitization Date, the Fed Ex Atlanta Pari Passu Companion Loan, (v) following the Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date, the Fed Ex West Palm Beach Pari Passu Companion Loan, (vi) following the Fed Ex Fife Pari Passu Companion Loan Securitization Date, the Fed Ex Fife Pari Passu Companion Loan, (vii) the Marriott Savannah Riverfront Pari Passu Companion Loans, (viii) the Embassy Suites Lake Buena Vista Pari Passu Companion Loans, (ix) the 247 Bedford Avenue Pari Passu Companion Loan, (x) the Park Place Pari Passu Companion Loans

and (xi) following the Fed Ex Boulder Pari Passu Companion Loan Securitization Date, the Fed Ex Boulder Pari Passu Companion Loan, is an Outside Serviced Companion Loan.

•	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement governing the securitization of a related Companion Loan. Each of (i) the Opry Mills Loan Combination, (ii) the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, (iii) the Marriott Midwest Portfolio Loan Combination, (iv) following the Fed Ex Atlanta Pari Passu Companion Loan Securitization Date, the Fed Ex Atlanta Loan Combination, (v) following the Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date, the Fed Ex West Palm Beach Loan Combination, (vi) following the Fed Ex Fife Pari Passu Companion Loan Securitization Date, the Fed Ex Fife Loan Combination, (vii) the Marriott Savannah Riverfront Loan Combination, (viii) the Embassy Suites Lake Buena Vista Loan Combination, (ix) the 247 Bedford Avenue Loan Combination, (x) the Park Place Loan Combination and (xi) following the Fed Ex Boulder Pari Passu Companion Loan Securitization Date, the Fed Ex Boulder Loan Combination, is an Outside Serviced Loan Combination.

•	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the Opry Mills Mortgage Loan, (ii) the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, (iii) the Marriott Midwest Portfolio Mortgage Loan, (iv) following the Fed Ex Atlanta Pari Passu Companion Loan Securitization Date, the Fed Ex Atlanta Mortgage Loan, (v) following the Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date, the Fed Ex West Palm Beach Mortgage Loan, (vi) following the Fed Ex Fife Pari Passu Companion Loan Securitization Date, the Fed Ex Fife Mortgage Loan, (vii) the Marriott Savannah Riverfront Mortgage Loan, (viii) the Embassy Suites Lake Buena Vista Mortgage Loan, (ix) the 247 Bedford Avenue Mortgage Loan, (x) the Park Place Mortgage Loan and (xi) following the Fed Ex Boulder Pari Passu Companion Loan Securitization Date, the Fed Ex Boulder Mortgage Loan, is an Outside Serviced Mortgage Loan.

•	“Outside Servicing Agreement” means the pooling and servicing agreement, trust and servicing agreement or other comparable agreement pursuant to which an Outside Serviced Loan Combination is being serviced. Each of (i) the JPMCC 2016-JP2 Pooling and Servicing Agreement, (ii) the CGCMT 2016-C1 Pooling and Servicing Agreement, (iii) the CGCMT 2016-P3 Pooling and Servicing Agreement, (iv) following the Fed Ex Atlanta Pari Passu Companion Loan Securitization Date, the Fed Ex Atlanta Future Pooling and Servicing Agreement, (v) following the Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date, the Fed Ex West Palm Beach Future Pooling and Servicing Agreement, (vi) following the Fed Ex Fife Pari Passu Companion Loan Securitization Date, the Fed Ex Fife Future Pooling and Servicing Agreement, (vii) following the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, (viii) the CGCMT 2016-GC36 Pooling and Servicing Agreement and (ix) following the Fed Ex Boulder Pari Passu Companion Loan Securitization Date, the Fed Ex Boulder Future Pooling and Servicing Agreement, is an Outside Servicing Agreement.

•	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

•	“Outside Servicer”, “Outside Special Servicer “, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement.

•	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Fed Ex Atlanta Pari Passu Companion Loan, (ii) the Fed Ex West Palm Beach Pari Passu Companion Loan, (iii) the Fed Ex Fife Pari Passu Companion Loan and (iv) the Fed Ex Boulder Pari Passu Companion Loan is sometimes referred to as a Servicing Shift Companion Loan.

•	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the pooling and servicing agreement, trust and servicing agreement or other servicing arrangement (i.e., the Outside Servicing Agreement) governing that future securitization transaction. Each of (i) the Fed Ex Atlanta Loan Combination, (ii) the Fed Ex West Palm Beach Loan Combination, (iii) the Fed Ex Fife Loan Combination and (iv) the Fed Ex Boulder Loan Combination is sometimes referred to as a Servicing Shift Loan Combination.

•	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Fed Ex Atlanta Mortgage Loan, (ii) the Fed Ex West Palm Beach Mortgage Loan, (iii) the Fed Ex Fife Mortgage Loan and (iv) the Fed Ex Boulder Mortgage Loan is sometimes referred to as a Servicing Shift Mortgage Loan.

See “Description of the Mortgage Pool—The Loan Combinations”.

There are no Subordinate Companion Loans or AB Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to “Subordinate Companion Loans”, “AB Loan Combinations” or any related terms should be disregarded.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the related Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Trustee, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Trustee (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Trustee, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Master Servicer (with respect to Mortgage Loans that are non-Specially Serviced Loans) or the Special Servicer (with respect to Mortgage Loans that are Specially Serviced Loans) determines that a Material Document Defect exists, the Master Servicer or the Special Servicer, as applicable, will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. In the case of SMF V, its parent, SMC, is guaranteeing its repurchase and substitution obligations under the related Mortgage Loan Purchase Agreement in the event that SMF V fails to perform its obligations to cure, effect a repurchase or substitute a Qualified Substitute Mortgage Loan and pay any substitution shortfall amount in response to a Material Defect. This substitution or repurchase obligation (and such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

•      the higher of the following standards of care:

1.     with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.     with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

•             with a view to—

1.     the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.     in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) of principal and interest, including balloon payments, on a present value basis; and

•             without regard to—

1.     any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.     the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.     the obligation, if any, of the Master Servicer to make Advances;

4.     the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.     the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

•	which is not a Specially Serviced Loan; or

•	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a) the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

•	except in the case of a Serviced Loan delinquent in respect of its balloon payment, for 60 days beyond the date that payment was due; or

•	solely in the case of a delinquent balloon payment, (A) 60 days beyond the date on which that balloon payment was due (except as described in clause B below) or (B) in the case of a Serviced Loan delinquent with respect to the balloon payment as to which the related borrower delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, must promptly deliver a copy thereof to the other such servicer), a written and fully executed or otherwise binding commitment (subject only to customary closing conditions) for refinancing from an acceptable lender reasonably satisfactory in form and substance to the Special Servicer prior to the date 60 days after maturity, 120 days beyond the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur); or

(b) there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration of the related Serviced Loan without the application of a grace period under the terms of the Mortgage Loan documents; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force and not dismissed for a period of 60 days (or a shorter period if the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines in accordance with the Servicing Standard that the circumstances warrant that the related Serviced Loan (or REO Mortgage Loan or REO Serviced Companion Loan) be transferred to special servicing); or

(d) the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e) the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f) the Master Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g) the Master Servicer (with the consent of the Special Servicer, which will in turn be required to obtain the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing, in which event the consent of the Special Servicer will not be required)), or the Special Servicer (with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Serviced Loan).

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

•	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

•	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

•	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

•	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to all non-Specially Serviced Loans, and subject to the rights of the Special Servicer and the related Directing Holder (as described below under “—Directing Holder”), the Master Servicer, without the consent of the Special Servicer or the related Directing Holder, will be responsible to determine whether to consent to or approve any request by a borrower with respect to the following (each of the following, a “Master Servicer Decision”):

(A)          approving routine leasing activity for customary leases of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes, including the granting of subordination and non-disturbance and attornment agreements and consenting to modification, waiver, amendment, execution, termination or renewal of any lease that (1) do not involve a ground lease or lease of an outparcel, (2) affect an area less than the lesser of (i) 20,000 square feet and (ii) 20% of the net rentable area of the related Mortgaged Property, (3) does not involve a lease for a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity and (4) such transaction does not relate to a Specially Serviced Loan;

(B)          subject to other restrictions in this prospectus regarding principal prepayments, waiving any provision of a Serviced Loan requiring a specified number of days’ notice prior to a principal prepayment;

(C)          approving defeasances subject to the terms of the Pooling and Servicing Agreement, non-material modifications, consents or waivers (other than modifications, consents or waivers specifically prohibited under “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”) in connection with a defeasance permitted by the terms of the Pooling and Servicing Agreement that do not materially and adversely impact the Issuing Entity, and subject to certain conditions, including in certain cases, delivery of an opinion of counsel (which opinion of counsel will be an expense of the borrower) to the effect that such modification, waiver or consent would not cause any Trust REMIC to fail to qualify as a REMIC under the Code or result in a “prohibited transaction” under the REMIC provisions of the Code, other than a modification, consent or waiver with respect to (i) a waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(D)          granting waivers of minor covenant defaults (other than financial covenants);

(E)          as permitted under the Mortgage Loan documents, payment from any escrow, reserve or letter of credit, except releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves unless required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)          subject to the satisfaction of any conditions precedent set forth in the related Serviced Loan documents, approving disbursements of any holdback amounts in accordance with the related Mortgage Loan documents with respect to certain Serviced Loans other than those Serviced Loans identified in the Pooling and Servicing Agreement; provided, that such disbursements are required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan documents that do not include any other approval);

(G)         approving any immaterial waiver affecting the timing of receipt of financial statements from any borrower; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(H)         approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Serviced Mortgage Loan or Serviced Loan Combination to such non-material rights-of-way or easements; provided, that the Master Servicer has determined in accordance with the Servicing Standard that such right-of-way or easement does not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by the related Mortgage and will not have a material adverse effect on the value of such Mortgaged Property; and

(I)           any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document, including any Co-Lender Agreement or intercreditor agreement, not provided for in clauses (A) through (H) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Serviced Loan.

The Special Servicer’s consent is required with respect to any consent or other action with regard to any performing Serviced Loan under the Pooling and Servicing Agreement that constitutes a Major Decision or is not a Master Servicer Decision. In such case, if the Master Servicer is recommending approval with respect to such consent or other action that is a Major Decision or is not a Master Servicer Decision, the Master Servicer is required to promptly provide the Special Servicer with written notice of any request for such consent or other action, accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or, with respect to a Major Decision, the related Directing Holder may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer will be entitled (subject to, with respect to Major Decision, in each case if applicable, the consultation rights of the Operating Advisor, the consent and/or consultation rights of the related Directing Holder and/or the consultation rights of any related Serviced Companion Loan Holder or its Companion Loan Holder Representative) to approve or disapprove such consent or other action in accordance with the terms and provisions of the Pooling and Servicing Agreement. When the Special Servicer’s consent is required under the Pooling and Servicing Agreement, such consent will be deemed given if the Special Servicer does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable mortgage loan seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties. Principal Global Investors, LLC, a Delaware limited liability company, will act as primary servicer and perform most servicing duties of the Master Servicer, other than making Advances, with respect to the PCC Mortgage Loans (other than the Marriott Midwest Portfolio Mortgage Loan), with an aggregate Cut-off Date Balance of approximately $74,150,000, representing approximately 10.3% of the Initial Pool Balance. The Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan are being primary serviced by Principal Global Investors, LLC pursuant to a primary servicing agreement entered into in connection with the CGCMT 2016-P3 Securitization, dated as of April 1, 2016, between Wells Fargo Bank, National Association, as master servicer under the CGCMT 2016-P3 Securitization, and Principal Global Investors, LLC, as primary servicer. Berkadia Commercial Mortgage LLC, a Delaware limited liability company, will act as primary servicer and perform most servicing duties of the Master Servicer, other than making Advances, with respect to seven (7) Mortgage Loans to be sold to the Depositor by CGMRC, representing approximately 11.1% of the Initial Pool Balance.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, without the consent of the Special Servicer, no sub-servicer will be permitted under any Sub-Servicing Agreement to make any servicing decisions or take any servicing actions that the Master Servicer, without the consent of the Special Servicer, would not otherwise be permitted to make pursuant to the Pooling and Servicing Agreement.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may in its sole discretion make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

•	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

•	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on such Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on any Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO

Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

•	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

•	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

•	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

•	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

•	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to the recoverability or the nonrecoverability notwithstanding any determination of the recoverability or the nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2017) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2017), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the related Collection Period. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account and applied to all amounts due and payable on the Regular Certificates and all Realized Losses allocable to such Certificates after application of the Available Funds for such Distribution Date. However, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, the Excess Interest Distribution Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)          to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)         to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)         to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)         following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)         on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for performing Serviced Loans, and 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan, any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance to which the Special Servicer is entitled to under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Loans. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a non-Specially Serviced Loan to the extent such fees are permitted under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Mortgage Loan (or Serviced Loan Combination, if applicable) (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, to the extent remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and

Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a

Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for performing Serviced Loans, and 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to Specially Serviced Loans; and (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor (or, if applicable, any related guarantor(s)) in connection with a Material Defect. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any request as to which the Special Servicer has consent rights to the extent such fees are permitted under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00680% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans (including any Outside Serviced Mortgage Loan)and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan (including any Outside Serviced Mortgage Loan) on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Interest Accrual Period is a rate equal to (i) 0.00200% per annum with respect to each Mortgage Loan (except with respect to the Esplanade I Mortgage Loan, the 401 South State Street Mortgage Loan and the Swedesford Office Mortgage Loan), (ii) 0.00680% per annum with respect to the Esplanade I Mortgage Loan, (iii) 0.00830% per annum with respect to the 401 South State Street Mortgage Loan, and (iv) 0.00870% per annum with respect to the Swedesford Office Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00035% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of the Mortgage Loan as of the close of business on the Distribution Date in such interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal the sum of: (i) $12,500 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Master Servicer or the Special Servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller and the Master Servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (in the case of Mortgage Loans that are Specially Serviced Loans) will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2)(3) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for performing Serviced Loans, and 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income

–   100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan

–   100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Loans from time to time from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3)(6) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Mortgage Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(3)(7) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(8) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for performing Serviced Loans, and 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks), extension fees and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on Specially Serviced Loans (other than any Outside Serviced Mortgage Loan)	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00680% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to (i) 0.00200% (except with respect to the Esplanade I Mortgage Loan, the 401 South State Street Mortgage Loan and the Swedesford Office Mortgage Loan), (ii) 0.00680% with respect to the Esplanade I Mortgage Loan, (iii) 0.00830% with respect to the 401 South State Street Mortgage Loan, and (iv) 0.00870% with respect to the Swedesford Office Mortgage Loan, on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00035% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $12,500 multiplied by the number of Delinquent Loans subject to an Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(9) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on Property Advances(3)(9) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from default interest/late payment fees and modification fees collected on the related loan, then from general collections
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from default interest/late payment fees and modification fees collected on the related loan, then from general collections
Indemnification Expenses(3)(9) / Depositor, Certificate Administrator, paying agent, custodian, Certificate Registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) equal to (i) 0.00250% per annum with respect to the Opry Mills Mortgage Loan, (ii) 0.00250% per annum with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, (iii) 0.01000% per annum with respect to the Marriott Midwest Portfolio Mortgage Loan, (iv) 0.00250% per annum with respect to the Fed Ex Atlanta Mortgage Loan while it is an Outside Serviced Mortgage Loan, (v) 0.00250% per annum with respect to the Fed Ex West Palm Beach Mortgage Loan while it is an Outside Serviced Mortgage Loan, (vi) 0.00250% per annum with respect to the Fed Ex Fife Mortgage Loan while it is an Outside Serviced Mortgage Loan, (vii) 0.00250% per annum with respect to the Marriott Savannah Riverfront Mortgage Loan, (viii) 0.00250% per annum with respect to the Embassy Suites Lake Buena Vista Mortgage Loan, (ix) 0.00250% per annum with respect to the 247 Bedford Avenue Mortgage Loan, (x) 0.02000% per annum with respect to the Park Place Mortgage Loan, and (xi) 0.00250% per annum with respect to the Fed Ex Boulder Mortgage Loan while it is an Outside Serviced Mortgage Loan.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan

Combinations” and “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

(5)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” in this prospectus. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(6)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a special servicing fee calculated at a rate equal to (i) with respect to the Opry Mills Mortgage Loan (based solely on a publicly available preliminary prospectus for the JPMCC 2016-JP2 Securitization and/or the related Co-Lender Agreement), the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, (ii) with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, (iii) with respect to the Marriott Midwest Portfolio Mortgage Loan, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, (iv) with respect to each of the Fed Ex Atlanta Mortgage Loan, the Fed Ex West Palm Beach Mortgage Loan, the Fed Ex Fife Mortgage Loan and the Fed Ex Boulder Mortgage Loan, while the related Mortgage Loan is an Outside Serviced Mortgage Loan, the rate to be specified in the related Fed Ex Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.25% per annum and subject to any market minimum special servicing fees and offsets set forth in the related Fed Ex Future Pooling and Servicing Agreement, (v) with respect to the Marriott Savannah Riverfront Mortgage Loan, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, (vi) with respect to the Embassy Suites Lake Buena Vista Mortgage Loan (a) prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, and (b) following the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the rate to be specified in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.25% per annum but if such rate would result in such special servicing fee being less than $3,500 in any given month, then such special servicing fee being equal to $3,500), (vii) with respect to the 247 Bedford Avenue Mortgage Loan, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, and (viii) with respect to the Park Place Mortgage Loan, the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month.

(7)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a workout fee calculated at a percentage equal to (i) with respect to the Opry Mills Mortgage Loan (based solely on a publicly available preliminary prospectus for the JPMCC 2016-JP2 Securitization and/or the related Co-Lender Agreement), the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, (ii) with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, (iii) with respect to the Marriott Midwest Portfolio Mortgage Loan, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, (iv) with respect to each of the Fed Ex Atlanta Mortgage Loan, the Fed Ex West Palm Beach Mortgage Loan, the Fed Ex Fife Mortgage Loan and the Fed Ex Boulder Mortgage Loan, while the related Mortgage Loan is an Outside Serviced Mortgage Loan, the percentage to be specified in the related Fed Ex Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0% and subject to any market minimum special servicing fees and offsets set forth in the related Fed Ex Future Pooling and Servicing Agreement), (v) with respect to the Marriott Savannah Riverfront Mortgage Loan, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, (vi) with respect to the Embassy Suites Lake Buena Vista Mortgage Loan, (a) prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, and (b) following the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the percentage to be specified in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0%), (vii) with respect to the 247 Bedford Avenue Mortgage Loan, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, and (viii) with respect to the Park Place Mortgage Loan, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000.

(8)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a liquidation fee calculated at a percentage equal to (i) with respect to the Opry Mills Mortgage Loan (based solely on a publicly available preliminary prospectus for the JPMCC 2016-JP2 Securitization and/or the related Co-Lender Agreement), the lesser of 1.00% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the JPMCC 2016-JP2 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, (ii) with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-C1 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, (iii) with respect to the Marriott Midwest Portfolio Mortgage Loan, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-P3 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, (iv) with respect to each of the Fed Ex Atlanta Mortgage Loan, the Fed Ex West Palm Beach Mortgage Loan, the Fed Ex Fife Mortgage Loan and the Fed Ex Boulder Mortgage Loan, while the related Mortgage Loan is an Outside Serviced Mortgage Loan, the percentage to be specified in the related Fed Ex Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0% and subject to any market minimum special servicing fees and offsets set forth in the related Fed Ex Future Pooling and Servicing Agreement), (v) with respect to the Marriott Savannah Riverfront Mortgage Loan, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-C1 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, (vi) with respect to the Embassy Suites Lake Buena Vista Mortgage Loan (a) prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-C1 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, and (b) following the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the percentage to be specified in the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0%), (vii) with respect to the 247 Bedford Avenue Mortgage Loan, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-C1 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, and (viii) with respect to the Park Place Mortgage Loan, the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-GC36 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000.

(9)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the table. See “Description of the Mortgage Pool—The Loan Combinations” and “—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations”, the Master Servicer (with respect to Serviced Loans that are non-Specially Serviced Loans and with the Special Servicer’s consent) and the Special Servicer (with respect to Specially Serviced Loans) will be required to determine, in a manner consistent with the Servicing Standard, whether to waive any right the lender under any Serviced Loan may have under a due-on-sale clause (which will include, without limitation, sale or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, to the extent prohibited under the related Mortgage Loan documents) to accelerate payment of that Serviced Loan. With respect to any Serviced

Loans that are non-Specially Serviced Loans, the Master Servicer or, in the case of Specially Serviced Loans, the Special Servicer, each in a manner consistent with the Servicing Standard, will be required, to the extent permitted by applicable law, to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request of a waiver or consent in respect of a due-on-sale provision the Master Servicer (with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations”, the Master Servicer (with respect to Serviced Loans that are non-Specially Serviced Loans, and with the Special Servicer’s consent) and the Special Servicer (with respect to Specially Serviced Loans) will be required to determine, in a manner consistent with the Servicing Standard, whether to waive any right the lender under any such Serviced Loan may have under a due-on-encumbrance clause (which will include, without limitation, any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, to the extent prohibited under the related Mortgage Loan documents) to accelerate payment of that Serviced Loan. With respect to any Serviced Loans that are non-Specially Serviced Loans, the Master Servicer or, in the case of Specially Serviced Loans, the Special Servicer, each in a manner consistent with the Servicing Standard, will be required, to the extent permitted by applicable law, to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request of a waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion

Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

•	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

•	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

•	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

•	the date on which the related Mortgaged Property became an REO Property;

•	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

•	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

•	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the

Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then, pro rata based on interest entitlements, to the Class C and Class X-C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will be required to notify the Special Servicer of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer. Upon obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify Cumulative Appraisal Reduction Amounts.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, and then to the Class E Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will be required to promptly notify the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

The holders of Certificates representing the majority of the Certificate Balance of the most senior Class of Control Eligible Certificates whose Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class (such Class, an “Appraised-Out Class”) will have the right to challenge the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination, and, at their sole expense, obtain a second appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Requesting Holders will be required to cause the appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the appraisal must be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders will be required to provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount to the Special Servicer and the Certificate Administrator within such ten-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event or receipt of written notice of a Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class will be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which a Collateral Deficiency Amount exists if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain such appraisal within 30 days from receipt of such holders’ written request and is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain an appraisal that is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an appraisal provided by, or requested by, holders of an Appraised-Out Class as described above and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount based upon such additional appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class. The Special Servicer will be required to promptly notify the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator will be required to promptly post that reporting to the Certificate Administrator’s website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class H Certificates.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2017; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only and only after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master

Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 25% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, and paying agent. The protections, immunities and indemnities afforded to the Trustee will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)          (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)          any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)          any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)          any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)          certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)           either of Moody’s Investors Service, Inc. (“Moody’s”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)          the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)          the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction of the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates (or, solely in the case of a Serviced Loan Combination only, subject to the discussion below, upon the written direction of the affected Serviced Companion Loan Holder) to the Trustee, the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative

will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Without Cause

The Special Servicer may be removed, and a successor Special Servicer appointed, at any time, as follows:

(a)          if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), the Special Servicer may be removed and replaced with or without cause with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan) at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)          if a Control Termination Event has occurred and is continuing, the Special Servicer may be removed, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), in accordance with the procedures set forth below, at the written direction of (a) holders of Certificates (other than Class R Certificates) evidencing at least 75% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates; and

(c)          solely with respect to a Serviced Outside Controlled Loan Combination, the Special Servicer may be removed and replaced at any time with or without cause at the direction of the related Outside Controlling Note Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer. If neither the Controlling Class Representative nor any Controlling

Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, a replacement special servicer will be appointed in the manner described below and as specified in the Pooling and Servicing Agreement.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, then upon resignation of the Special Servicer with respect to an Excluded Special Servicer Mortgage Loan, at the expense of the Issuing Entity, the Certificate Administrator will be required to promptly provide written notice of such resignation to all Certificateholders by posting such notice on its internet website and the Excluded Mortgage Loan Special Servicer will be appointed upon the written direction of more than 50% of the Voting Rights of the Certificates that exercise their right to vote (provided that holders of at least 20% of the Voting Rights of the Certificates exercise their right to vote). If such Excluded Mortgage Loan Special Servicer has not been appointed pursuant to the preceding sentence within 30 days after the Special Servicer has provided its written notice of resignation, the Certificate Administrator will provide written notice to the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. The Special Servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the written direction of (a) holders of Certificates (other than the Class R Certificates) evidencing at least 75% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that written direction is not provided within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that written direction will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation.

The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In addition, any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans; provided, that the Operating Advisor may recommend the replacement of the Special Servicer with respect to a Serviced Outside Controlled Loan Combination only if the related Outside Controlling Note Holder so consents. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the written direction (as evidenced by votes cast) of holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates within 180 days of the initial request for a vote, and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such written direction of the holders of the required Non-Reduced Certificates is not provided within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

“Certificateholder Quorum” means the holders of Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates) of all Certificates (other than the Class R Certificates), on an aggregate basis.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement and the Controlling Class Representative; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class R Certificates and, solely for purposes of receiving prepayment premiums and yield maintenance charges, the Class X-B Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain a rating on its unsecured long term debt of at least (A) “A-” by Fitch Ratings, Inc., and (B) “A1” by Moody’s (or “A2” by Moody’s if the Trustee has a short term debt rating of at least “P-1” from Moody’s); provided, however, that Deutsche Bank Trust Company Americas as the initial trustee will be deemed to have met the eligibility requirements in (A) and (B) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa2” by Moody’s and “BBB” by Fitch, (b) it has a rating on its short-term debt obligations of at least “F2” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A+” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by Fitch, and (B) “Baa2” by Moody’s (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)          to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)          to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)          to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)          to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, or (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(e)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)           to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)          to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Trustee is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special

Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package

(together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be permitted to sell the related Serviced Subordinate Companion Loan together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan as a single whole loan, provided that the Special Servicer has received prior written consent from the holder of such Subordinate Companion Loan.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Opry Mills Loan Combination—Sale of Defaulted Loan Combination”, “—The Hyatt Regency Huntington Beach Resort & Spa Loan Combination—Sale of Defaulted Loan Combination”, “—The Marriott Midwest Portfolio Loan Combination—Sale of Defaulted Loan Combination”, “—The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination—Sale of Defaulted Loan Combination”, “—The Marriott Savannah Riverfront Loan Combination—Sale of Defaulted Loan Combination”, “—The Embassy Suites Lake Buena Vista Loan Combination—Sale of Defaulted Loan Combination”, “—The 247 Bedford Avenue Loan Combination—Sale of Defaulted Loan Combination” and “—The Park Place Loan Combination—Sale of Defaulted Loan Combination”.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan)), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan)).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (subject to the Special Servicer’s consent except with respect to a Master Servicer Decision), or (b) with respect to any Specially Serviced Loan, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (if any) and the consent and/or consultation rights of the related Directing Holder (if any) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Special Servicer will be permitted without the prior written consent of the Special Servicer.

The consent of the Special Servicer is required to any modification, waiver or amendment with regard to any Serviced Loan that is not a Specially Serviced Loan (other than Master Servicer Decisions, as defined below), and the Special Servicer will also be required to obtain the consent of the related Directing Holder to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”.

When the Special Servicer’s consent is required to a modification, waiver or amendment that the Master Servicer is recommending to be approved, the Master Servicer is required to promptly provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. When the Special Servicer’s consent is required under the Pooling and Servicing Agreement with respect to any modification, waiver or amendment of a non-Specially Serviced Loan, such consent will be deemed given if the Special Servicer does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Controlling Note Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), and the original to the Trustee or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Master Servicer or Special Servicer, as applicable, depending on whether the matter would or would not be a Master Servicer Decision and/or depending on whether that Outside Serviced Mortgage Loan is or is not then being specially serviced, with, in the case of a matter that would be a Major Decision, the consent of the Controlling Class Representative unless a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan. Any consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan will be exercised by the Controlling Class Representative (unless a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan).

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise: (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s), as to all matters; and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, in each case as described below.

The provisions summarized below with respect to the Controlling Class Representative will be subject to the right of certain Controlling Class Certificateholders to “opt-out” of its Controlling Class Certificateholder rights under certain circumstances described in this prospectus, as provided for in the Pooling and Servicing Agreement.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless it has obtained the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take, or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)     any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, (i) waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, noncallable obligations of the United States of America would be permitted, (iii) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment and (iv) a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)     any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with (i) the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” and (ii) the repurchase of, or substitution for, any Mortgage Loan by the applicable Sponsor for a Material Defect as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”) for less than the applicable Repurchase Price;

(D)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)     any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise permitted pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(G)     approving any change of the property manager at the request of the related borrower;

(H)     releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)      any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)      the determination of the Master Servicer pursuant to clause (g) of definition of “Servicing Transfer Event” or the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)     following a default or an event of default with respect to a Serviced Loan, any acceleration of a Serviced Loan, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property, other than a foreclosure action or the exercise of customary remedies set forth in the Mortgage Loan documents;

(L)      any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto;

(M)     any determination of an Acceptable Insurance Default;

(N)     any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(O)     any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property to the extent that the lender has discretion under the terms of the Mortgage Loan documents;

(P)     consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if such lease (a) involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 20% of leasable space or (ii) 20,000 square feet, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity, (c) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes or (d) such transaction relates to a Specially Serviced Loan;

(Q)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(R)     approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers pursuant to which such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter);

(S)     approving consents with respect to rights-of-way easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loans; and

(T)      any approval of a budget submitted by a borrower with respect to a Mortgage Loan (to the extent lender approval is required under the related Mortgage Loan documents);

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that after the occurrence and during the continuance of a Control Termination Event, the Special Servicer will be required to consult with the Controlling Class Representative (until the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor in connection with any Major Decision and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

In addition, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan, provided that a Control Termination Event does not exist) and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The Pooling and Servicing Agreement may provide that, with respect to certain matters (other than Major Decisions) in respect of which the consent of the Controlling Class Representative is required, such consent will be deemed given after the expiration of a specified period following the request for consent.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer and the Special Servicer) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate). No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates; provided, however, that (at any time that the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates has been reduced to zero without regard to the allocation of Appraisal Reduction Amounts) (a) in the case of any Class of Control Eligible Certificates to which the designation of “Controlling Class” would otherwise shift by operation of this definition, where the Certificate Balance of such Class of Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts) prior to such shift, then designation of “Controlling Class” will not shift and will remain with the Class of Control Eligible Certificates currently designated as the Controlling Class, and (b) in the case of any Class of Control Eligible Certificates which is then designated the “Controlling Class”, if the Certificate Balance of such Class of Control Eligible Certificates is reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts), then the designation of “Controlling Class” will shift to the Class of Control Eligible Certificates that is the most subordinate and that also has a remaining Certificate Balance. The Controlling Class as of the Closing Date will be the Class H Certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class H Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of Class E, Class F, Class G and Class H Certificates has an outstanding Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the aggregate Certificate Balance of each Class of Certificates (other than the Control Eligible Certificates) (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of Class E, Class F, Class G and Class H Certificates has an outstanding Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amounts, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the aggregate Certificate Balance of each Class of Certificates (other than the Control Eligible Certificates) (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or a manager of a Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, the Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the pooling and servicing agreement, trust and servicing agreement and/or comparable agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Without Cause”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling

Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor’s annual report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time that the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E Certificates are the Controlling Class Certificates, the holder of more than 50% of the Controlling Class Certificates (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class E Certificates until such time as either (x) the Class E Certificates are no longer the Controlling Class of Certificates or (y) that Certificateholder has (i) sold a majority of the Class E Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E Certificates. Following any such transfer, or if the Class E Certificates are no longer the Controlling Class of Certificates, the successor holder of more than 50% of the Controlling Class of Certificates (by Certificate Balance) will again have the rights of a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

•	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

•	the rights of the holder of more than 50% of the Class E Certificates (by Certificate Balance), if the Class E Certificates are the Controlling Class of Certificates, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative

(notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

After the occurrence and during the continuance of a Control Termination Event, subject to the restrictions and limitations described in this prospectus, the Operating Advisor will generally review the Special Servicer’s operational practices in respect of the applicable Specially Serviced Loan(s) to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of such Specially Serviced Loans, each in accordance with the Operating Advisor Standard. In addition, after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will consult with the Special Servicer in accordance with the Operating Advisor Standard with regard to certain matters with respect to the servicing of the applicable Specially Serviced Loan(s) to the extent described in this prospectus and set forth in the Pooling and Servicing Agreement; provided that the Operating Advisor may consult regarding a Serviced Outside Controlled Loan Combination only if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement. The

Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the Special Servicer related to any specific applicable Specially Serviced Loan is only to provide background information to the Operating Advisor and to allow more meaningful interaction with the Special Servicer.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Following the occurrence and during the continuation of a Control Termination Event, the Operating Advisor will have certain consultation rights with respect to Major Decisions with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list and the applicable Specially Serviced Loan(s) and (ii) each related Final Asset Status Report. Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor’s obligations will be limited to the review described in the immediately preceding sentence and generally will not involve an assessment of specific actions of the Special Servicer and, in any event, will be subject to limitations described in this prospectus or set forth in the Pooling and Servicing Agreement.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loan under the Pooling and Servicing Agreement.

Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will deliver to the Operating Advisor each related Final Asset Status Report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

In addition, prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount with respect to, and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of, a Specially Serviced Loan to the Operating Advisor after they have been finalized. The Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer and the related Directing Holder of such error.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders (and, with respect to any Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s)) constituted a single lender), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, or any of their respective affiliates.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative) and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement and/or any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an opinion of counsel (which will be an additional expense of the Issuing Entity) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer and the related Directing Holder and/or related Serviced Companion Loan Holder (or its representative) with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

After the occurrence and during the continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information. In addition, in no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action. It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Annual Report

Following the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any annual compliance statement, Assessment of Compliance, Attestation Report, asset status report and other information (other than any communications between the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor will (if any applicable Serviced Mortgage Loan(s) were Specially Serviced Loan(s) during, and a Control Termination Event existed as of the end of, the prior calendar year) prepare an annual report to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such annual report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (and made available through the Certificate Administrator’s website) within 120 days of the end of the prior calendar year and setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement on a platform-level basis with respect to the resolution and/or liquidation of such Specially Serviced Loan(s) during the prior calendar year. No annual report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property. In addition, in the event the Special Servicer is replaced, the Operating Advisor’s annual report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the Operating Advisor’s annual report, the term “platform-level basis” refers to the Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the Special Servicer’s specific duties under the Pooling and Servicing Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, asset status report and other information (other than any communications between the related Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any annual report produced by the Operating Advisor (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c)

the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the annual report based on any comments received from the Special Servicer or the Controlling Class Representative.

Following the occurrence and during the continuance of a Control Termination Event, in each annual report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution and liquidation of the applicable Specially Serviced Loan(s) based on the limited review required in the Pooling and Servicing Agreement. Each annual report will be required to comply with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement.

Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Without Cause” above, subject to any related Outside Controlling Note Holder’s right to consent, as described under “—Termination of the Special Servicer Without Cause”.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)         any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)         any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)         any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)         the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)         the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

“Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS, Inc. and/or Morningstar, but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS, Inc. and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, (iii) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Controlling Class Representative, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, and (iv) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the written direction of holders of more than 50% of the Voting Rights of the Non-Reduced Certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the Non-Reduced Certificates exercise their right to vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan), the Operating Advisor (but only after the occurrence and during the continuance of a Control Termination Event) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard.

After the occurrence and during the continuance of a Control Termination Event, each of the Operating Advisor and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. After the occurrence and during continuance of a Control Termination Event, the Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor, or (b) (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative. With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of a Control Termination Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the Distribution Report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of two (2) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the two (2) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 53 prior pools of commercial mortgage loans for which CGMRC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than April 30, 2016, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and April 30, 2016 was 28.06%; however, the average of the highest delinquency percentages for those 53 reviewed transactions (taking into account all reporting periods between January 1, 2010 and April 30, 2016 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 4.33%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the related Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate

Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Master Servicer or the Special Servicer, as applicable. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS, Inc. or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS, Inc. or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights;

•	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

•	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

•	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

•	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

•	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such request to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means the Master Servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (in the case of Mortgage Loans that are Specially Serviced Loans). If the Master Servicer is the Enforcing Servicer, the Master Servicer may (but will not be obligated to) consult with the Special Servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation

(including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder.

The Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)         with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)         with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a commercial mortgage loan securitization as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)         with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class R certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity, (B) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (such appraisals in clause (i)(B) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-C Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make servicing advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to their non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet known, is expected to) address similar servicing matters as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

In addition, pursuant to the Pooling and Servicing Agreement, except as expressly addressed in the Pooling and Servicing Agreement, with respect to each Outside Serviced Mortgage Loan:

•	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee under the Pooling and Servicing Agreement will have no obligation or authority to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

•	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required to promptly deliver a copy of such request to the Master Servicer and the Special Servicer, and the Master Servicer (if such Outside Serviced Mortgage Loan is not part of a “specially serviced loan” under the applicable Outside Servicing Agreement and only to the extent that the action would be considered a Master Servicer Decision) or the Special Servicer (if such Outside Serviced Mortgage Loan is part of a “specially serviced loan” under the applicable Outside Servicing Agreement or if the action would not be considered a Master Servicer Decision) will be required to exercise such right of consent, with, in the case of a matter that would be a Major Decision, the consent of the Controlling Class Representative unless a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Master Servicer or Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account). Any consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan will be exercised by the Controlling Class Representative (unless a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan).

•	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

•	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the

Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

•	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Servicing of the Opry Mills Mortgage Loan

It is anticipated that the Opry Mills Mortgage Loan, and any related REO Property will be serviced and administered under the JPMCC 2016-JP2 Pooling and Servicing Agreement. The anticipated closing date for the JPMCC 2016-JP2 Securitization is the same as the anticipated Closing Date for this securitization transaction. However, if the Opry Mills Controlling Pari Passu Companion Loan is not securitized on or prior to the Closing Date for this securitization transaction, then the Opry Mills Loan Combination will be a Servicing Shift Loan Combination and will initially be serviced and administered under the Pooling and Servicing Agreement until the occurrence of the securitization of the Opry Mills Controlling Pari Passu Companion Loan.

It is expected that the servicing arrangements under the JPMCC 2016-JP2 Pooling and Servicing Agreement with respect to the Opry Mills Loan Combination will be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement with respect to the Serviced Loan Combinations. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between the JPMCC 2016-JP2 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Opry Mills Mortgage Loan are expected to be similar to the corresponding fees payable under the Pooling and Servicing Agreement (subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the JPMCC 2016-JP2 Special Servicer) and are payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	It is expected that the JPMCC 2016-JP2 Servicer will earn a primary servicing fee with respect to the Opry Mills Mortgage Loan that is to be calculated at a rate that is equal to 0.00250% per annum.

•	No party to the JPMCC 2016-JP2 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Opry Mills Mortgage Loan.

•	The JPMCC 2016-JP2 Servicer will be obligated to make property protection advances with respect to the Opry Mills Loan Combination. In addition, the JPMCC 2016-JP2 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the JPMCC 2016-JP2 Pooling and Servicing Agreement that a property protection advance made by the JPMCC 2016-JP2 Servicer , JPMCC 2016-JP2 Special Servicer or JPMCC 2016-JP2 Trustee with respect to the Opry Mills Loan Combination or the related Mortgaged Property is nonrecoverable, the JPMCC 2016-JP2 Servicer, JPMCC 2016-JP2 Special Servicer or JPMCC 2016-JP2 Trustee will be entitled to be reimbursed (with interest at a rate that is expected to be the prime rate), first from collections on, and proceeds of, the Opry Mills Mortgage Loan and Opry Mills Pari Passu Companion Loans, on a pro rata basis (based on the loans’ outstanding principal balance), and then from general collections of the Issuing Entity, general collections of the JPMCC 2016-JP2 Securitization and general collections from any securitization of any Opry Mills Pari Passu Companion Loan not included in the JPMCC 2016 JP-2 Securitization Trust, on a pro rata basis (based on the outstanding principal balances of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans).

•	With respect to the JPMCC 2016-JP2 Pooling and Servicing Agreement, it is expected that items with respect to the Opry Mills Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	With respect to the Opry Mills Loan Combination, no items that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Opry Mills Mortgage Loan.

•	The equivalent of Penalty Charges with respect to the Opry Mills Loan Combination will be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Opry Mills Loan Combination—Application of Penalty Charges” in this prospectus.

•	The JPMCC 2016-JP2 Special Servicer will be required to take actions with respect to the Opry Mills Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are expected to be substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above.

•	With respect to the JPMCC 2016-JP2 Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are expected to be substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the JPMCC 2016-JP2 Servicer to make compensating interest payments in respect of the Opry Mills Mortgage Loan is expected to be substantially similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	It is expected that the JPMCC 2016-JP2 Servicer and JPMCC 2016-JP2 Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	The specific types of actions constituting major decisions under the JPMCC 2016-JP2 Pooling and Servicing Agreement are expected to differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the JPMCC 2016-JP2 Controlling Class Representative is permitted to consent will correspondingly differ.

•	It is expected that the actions that the JPMCC 2016-JP2 Servicer is permitted to take without obtaining the consent of the JPMCC 2016-JP2 Special Servicer under the JPMCC 2016-JP2 Pooling and Servicing Agreement will differ from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement (i.e., Master Servicer Decisions will likely differ from any analogous concept under the JPMCC 2016-JP2 Pooling and Servicing Agreement).

•	The provisions of the JPMCC 2016-JP2 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the JPMCC 2016-JP2 Servicer and JPMCC 2016-JP2 Special Servicer regarding modifications, waivers and amendments are expected to differ.

•	The liability of the parties to the JPMCC 2016-JP2 Pooling and Servicing Agreement is expected to be limited in a manner substantially similar to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the Opry Mills Loan Combination are expected to be maintained under the JPMCC 2016-JP2 Pooling and Servicing Agreement in a manner substantially similar to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those pooling and servicing agreements.

•	It is expected that the JPMCC 2016-JP2 Pooling and Servicing Agreement will differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The JPMCC 2016-JP2 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Opry Mills Loan Combination—Special Servicer Appointment Rights” in this prospectus.

It is expected that the JPMCC 2016-JP2 Depositor, JPMCC 2016-JP2 Servicer, JPMCC 2016-JP2 Special Servicer, JPMCC 2016-JP2 Certificate Administrator, JPMCC 2016-JP2 Trustee, JPMCC 2016-JP2 Operating Advisor, JPMCC 2016-JP2 Asset Representations Reviewer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Opry Mills Loan Combination” in this prospectus.

Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan

Each of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan and any related REO Property are being serviced under the CGCMT 2016-C1 Pooling and Servicing Agreement.

The servicing arrangements under the CGCMT 2016-C1 Pooling and Servicing Agreement with respect to the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination and the 247 Bedford Avenue Loan Combination are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to Serviced Loan Combinations. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the CGCMT 2016-C1 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to the CGCMT 2016-C1 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan will be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	The CGCMT 2016-C1 Servicer will earn a primary servicing fee calculated at (i) 0.00250% per annum with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan; (ii) 0.00250% per annum with respect to the Marriott Savannah Riverfront Mortgage Loan; and (iii) 0.00250% per annum with respect to the 247 Bedford Avenue Mortgage Loan.

•	No party to the CGCMT 2016-C1 Pooling and Servicing Agreement will be required to make P&I Advances with respect to any of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan or the 247 Bedford Avenue Mortgage Loan.

•	The CGCMT 2016-C1 Servicer is obligated to make property protection advances with respect to each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination and the 247 Bedford Avenue Loan Combination. In addition, the CGCMT 2016-C1 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If the CGCMT 2016-C1 Servicer or the CGCMT 2016-C1 Special Servicer determines that a property protection advance made by it with respect to any such Loan Combination or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the related Mortgage Loan and Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections of the Issuing Entity, from general collections of the CGCMT 2016-C1 issuing entity and from general collections of any issuing entity related to the securitization of any related Pari Passu Companion Loan not included in the CGCMT 2016-C1 Securitization, on a pro rata basis (based on the respective outstanding principal balances of the related Mortgage Loan and Pari Passu Companion Loans).

•	Items with respect to each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination and the 247 Bedford Avenue Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CGCMT 2016-C1 Servicer and the CGCMT 2016-C1 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	The CGCMT 2016-C1 Special Servicer will be required to take actions with respect to each of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

•	The servicing provisions relating to performing inspections and collecting operating information under the CGCMT 2016-C1 Pooling and Servicing Agreement are substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the CGCMT 2016-C1 Servicer to make compensating interest payments in respect of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	The CGCMT 2016-C1 Servicer and CGCMT 2016-C1 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	No items with respect to any of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination or the 247 Bedford Avenue Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the related Mortgage Loan.

•	The equivalent of Penalty Charges with respect to each of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination and the 247 Bedford Avenue Loan Combination will be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Hyatt Regency Huntington Beach Resort & Spa Loan Combination—Application of Penalty Charges”, “Description of the Mortgage Pool—The Loan Combinations—The Marriott Savannah Riverfront Loan Combination—Application of Penalty Charges” and “Description of the Mortgage Pool—The Loan Combinations—The 247 Bedford Avenue Loan Combination—Application of Penalty Charges” in this prospectus.

•	The specific types of actions constituting major decisions under the CGCMT 2016-C1 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable outside controlling class representative will be permitted to consent will correspondingly differ.

•	The actions that the CGCMT 2016-C1 Servicer is permitted to take without obtaining the consent of the CGCMT 2016-C1 Special Servicer under the CGCMT 2016-C1 Pooling and Servicing Agreement differ from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement (i.e., Master Servicer Decisions differ from any analogous concept under the CGCMT 2016-C1 Pooling and Servicing Agreement).

•	The provisions of the CGCMT 2016-C1 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the CGCMT 2016-C1 Servicer and CGCMT 2016-C1 Special Servicer regarding modifications, waivers and amendments may be different.

•	The liability of the parties to the CGCMT 2016-C1 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Marriott Savannah Riverfront Loan Combination and the 247 Bedford Avenue Loan Combination will be maintained under the CGCMT 2016-C1 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The CGCMT 2016-C1 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-C1 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Hyatt Regency Huntington Beach Resort & Spa Loan Combination—Special Servicer Appointment Rights”, “Description of the Mortgage Pool—The Loan Combinations—The Marriott Savannah Riverfront Loan Combination—Special Servicer Appointment Rights” and “Description of the Mortgage Pool—The Loan Combinations—The 247 Bedford Avenue Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The CGCMT 2016-C1 Depositor, the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Certificate Administrator, the CGCMT 2016-C1 Trustee, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Asset Representations Reviewer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Hyatt Regency Huntington Beach Resort & Spa Loan Combination”, “Description of the Mortgage Pool—The Loan Combinations—The Marriott Savannah Riverfront Loan Combination” and “Description of the Mortgage Pool—The Loan Combinations—The 247 Bedford Avenue Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-C1 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Marriott Midwest Portfolio Mortgage Loan

The Marriott Midwest Portfolio Mortgage Loan and any related REO Property is being serviced and administered under the CGCMT 2016-P3 Pooling and Servicing Agreement.

The servicing arrangements under the CGCMT 2016-P3 Pooling and Servicing Agreement with respect to the Marriott Midwest Portfolio Loan Combination are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement with respect to the Serviced Loan Combinations. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the CGCMT 2016-P3 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to the CGCMT 2016-P3 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Marriott Midwest Portfolio Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement (subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the CGCMT 2016-P3 Special Servicer) and are payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	The CGCMT 2016-P3 Servicer earns a primary servicing fee with respect to the Marriott Midwest Portfolio Mortgage Loan that is to be calculated at 0.01000% per annum.

•	No party to the CGCMT 2016-P3 Pooling and Servicing Agreement is required to make P&I Advances with respect to the Marriott Midwest Portfolio Mortgage Loan.

•	The CGCMT 2016-P3 Servicer is obligated to make property protection advances with respect to the Marriott Midwest Portfolio Loan Combination. In addition, the CGCMT 2016-P3 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the CGCMT 2016-P3 Pooling and Servicing Agreement that a property protection advance made by the CGCMT 2016-P3 Servicer, the CGCMT 2016-P3 Special Servicer or the CGCMT 2016-P3 Trustee with respect to the Marriott Midwest Portfolio Loan Combination or the related Mortgaged Property is nonrecoverable, the CGCMT 2016-P3 Servicer, the CGCMT 2016-P3 Special Servicer or the CGCMT 2016-P3 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections of the Issuing Entity and from general collections of the CGCMT 2016-P3 issuing entity, on a pro rata basis (based on the outstanding principal balances of the Marriott Midwest Portfolio Mortgage Loan and the Marriott Midwest Portfolio Pari Passu Companion Loan).

•	Items with respect to the Marriott Midwest Portfolio Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CGCMT 2016-P3 Servicer and the CGCMT 2016-P3 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	The CGCMT 2016-P3 Special Servicer will be required to take actions with respect to the Marriott Midwest Portfolio Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above.

•	With respect to the Marriott Midwest Portfolio Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the CGCMT 2016-P3 Servicer to make compensating interest payments in respect of the Marriott Midwest Portfolio Mortgage Loan is substantially similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	The CGCMT 2016-P3 Servicer and CGCMT 2016-P3 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	No items with respect to the Marriott Midwest Portfolio Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Marriott Midwest Portfolio Mortgage Loan.

•	The equivalent of Penalty Charges with respect to the Marriott Midwest Portfolio Loan Combination are allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Marriott Midwest Portfolio Loan Combination—Application of Penalty Charges” in this prospectus.

•	The specific types of actions constituting major decisions under the CGCMT 2016-P3 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the CGCMT 2016-P3 Controlling Class Representative is permitted to consent will correspondingly differ.

•	The actions that the CGCMT 2016-P3 Servicer is permitted to take without obtaining the consent of the CGCMT 2016-P3 Special Servicer under the CGCMT 2016-P3 Pooling and Servicing Agreement differ from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement (i.e., Master Servicer Decisions differ from any analogous concept under the CGCMT 2016-P3 Pooling and Servicing Agreement).

•	With respect to any mortgage loan in the CGCMT 2016-P3 mortgage pool that is modified to create an A/B or similar structure, the CGCMT 2016-P3 Pooling and Servicing Agreement does not apply a post-workout appraisal reduction amount to such mortgage loan. By contrast, with respect to any Mortgage Loan in the Mortgage Pool that is modified to create an A/B or similar structure, the Pooling and Servicing Agreement applies a post-workout appraisal reduction amount to such modified Mortgage Loan in an amount equal to any related Collateral Deficiency Amount with respect to the A/B structure.

•	The provisions of the CGCMT 2016-P3 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the master and special servicer regarding modifications, waivers and amendments may be different.

•	The liability of the parties to the CGCMT 2016-P3 Pooling and Servicing Agreement will be limited in a manner substantially similar to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the Marriott Midwest Portfolio Loan Combination are maintained under the CGCMT 2016-P3 Pooling and Servicing Agreement in a manner substantially similar to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The CGCMT 2016-P3 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-P3 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Marriott Midwest Portfolio Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The CGCMT 2016-P3 Depositor the CGCMT 2016-P3 Servicer, the CGCMT 2016-P3 Special Servicer, the CGCMT 2016-P3 Certificate Administrator, the CGCMT 2016-P3 Trustee, the CGCMT 2016-P3 Operating Advisor, the CGCMT 2016-P3 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Marriott Midwest Portfolio Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-P3 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Fed Ex Atlanta Mortgage Loan, the Fed Ex West Palm Beach Mortgage Loan, the Fed Ex Fife Mortgage Loan and the Fed Ex Boulder Mortgage Loan

It is anticipated that each of the Fed Ex Atlanta Mortgage Loan, the Fed Ex West Palm Beach Mortgage Loan, the Fed Ex Fife Mortgage Loan and the Fed Ex Boulder Mortgage Loan and any related REO Property will initially be serviced and administered under the Pooling and Servicing Agreement until the securitization of the related Fed Ex Controlling Pari Passu Companion Loan, after which each such Mortgage Loan will be serviced under the related Fed Ex Future Pooling and Servicing Agreement.

It is expected that the servicing arrangements under each Fed Ex Future Pooling and Servicing Agreement with respect to each related Fed Ex Loan Combination will be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement with respect to the Serviced Loan Combinations. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between each Fed Ex Future Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to each Fed Ex Future Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the related Fed Ex Mortgage Loan are expected to be similar to the corresponding fees payable under the Pooling and Servicing Agreement (subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the related Fed Ex Future Special Servicer) and are payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	It is expected that each Fed Ex Future Servicer will earn a primary servicing fee with respect to the related Fed Ex Mortgage Loan that is to be calculated at a rate equal to 0.00250% per annum.

•	No party to a Fed Ex Future Pooling and Servicing Agreement will be required to make P&I Advances with respect to the related Fed Ex Mortgage Loan.

•	Each Fed Ex Future Servicer will be obligated to make property protection advances with respect to the related Fed Ex Loan Combination. In addition, each Fed Ex Future Pooling and Servicing Agreement may provide that the related Fed Ex Future Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with any Fed Ex Future Pooling and Servicing Agreement that a property protection advance made by the related Fed Ex Future Servicer, Fed Ex Future Special Servicer or Fed Ex Future Trustee with respect to the related Fed Ex Loan Combination or the related Mortgaged Property is nonrecoverable, such Fed Ex Future Servicer, Fed Ex Future Special Servicer or Fed Ex Future Trustee will be entitled to be reimbursed (with interest at a rate that is expected to be not less than the prime rate), first from collections on, and proceeds of, the related Fed Ex Mortgage Loan and Fed Ex Controlling Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections of the Issuing Entity and from general collections of the related Fed Ex Securitization Trust, on a pro rata basis (based on the outstanding principal balances of the related Fed Ex Mortgage Loan and related Fed Ex Controlling Pari Passu Companion Loan).

•	With respect to each Fed Ex Future Pooling and Servicing Agreement, it is expected that items with respect to the related Fed Ex Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the related Fed Ex Future Servicer and the related Fed Ex Future Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	Each Fed Ex Future Special Servicer will be required to take actions with respect to the related Fed Ex Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are expected to be substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above.

•	With respect to each Fed Ex Future Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are expected to be substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the related Fed Ex Future Servicer to make compensating interest payments in respect of each Fed Ex Mortgage Loan is expected to be substantially similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	It is expected that each Fed Ex Future Servicer and Fed Ex Future Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	With respect to each Fed Ex Loan Combination, no items that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the related Fed Ex Mortgage Loan.

•	The equivalent of Penalty Charges with respect to each Fed Ex Loan Combination will be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination—Application of Penalty Charges” in this prospectus.

•	The specific types of actions constituting major decisions under each Fed Ex Future Pooling and Servicing Agreement are expected to differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the related Fed Ex Controlling Class Representative is permitted to consent will correspondingly differ.

•	It is expected that the actions that the Fed Ex Future Servicer is permitted to take without obtaining the consent of the Fed Ex Future Special Servicer under the Fed Ex Future Pooling and Servicing Agreement will differ from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement (i.e., Master Servicer Decisions will likely differ from any analogous concept under the Fed Ex Future Pooling and Servicing Agreement).

•	With respect to any mortgage loan serviced under a Fed Ex Future Pooling and Servicing Agreement that is modified to create an A/B or similar structure, it is possible that the Fed Ex Future Pooling and Servicing Agreement may not apply a post-workout appraisal reduction amount to such mortgage loan. By contrast, with respect to any Mortgage Loan in the Mortgage Pool that is modified to create an A/B or similar structure, the Pooling and Servicing Agreement applies a post-workout appraisal reduction amount to such modified Mortgage Loan in an amount equal to any related Collateral Deficiency Amount with respect to the A/B structure.

•	The provisions of each Fed Ex Future Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the related Fed Ex Future Servicer and Fed Ex Future Special Servicer regarding modifications, waivers and amendments may be different.

•	The liability of the parties to the Fed Ex Future Pooling and Servicing Agreement is expected to be limited in a manner substantially similar to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on each Fed Ex Loan Combination are expected to be maintained under the related Fed Ex Future Pooling and Servicing Agreement in a manner substantially similar to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those pooling and servicing agreements.

•	It is expected that each Fed Ex Future Pooling and Servicing Agreement will differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Each Fed Ex Future Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination—Special Servicer Appointment Rights” in this prospectus.

It is expected that each Fed Ex Future Depositor, Fed Ex Future Servicer, Fed Ex Future Special Servicer, Fed Ex Future Certificate Administrator, Fed Ex Future Trustee, Fed Ex Future Operating Advisor, Fed Ex Future Asset Representations Reviewer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Fed Ex Atlanta Loan Combination, the Fed Ex West Palm Beach Loan Combination, the Fed Ex Fife Loan Combination and the Fed Ex Boulder Loan Combination” in this prospectus.

Servicing of the Embassy Suites Lake Buena Vista Mortgage Loan

The Embassy Suites Lake Buena Vista Mortgage Loan and any related REO Property are currently being serviced under the CGCMT 2016-C1 Pooling and Servicing Agreement until the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, after which the Embassy Suites Lake Buena Vista Mortgage Loan is expected to be serviced under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement. The CGCMT 2016-C1 Servicer is required, prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, and the Embassy Suites Lake Buena Vista Future Servicer will be required, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, to make property protection advances and remit collections on the Embassy Suites Lake Buena Vista Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Embassy Suites Lake Buena Vista Mortgage Loan and make P&I Advances with respect to the Embassy Suites Lake Buena Vista Mortgage Loan, subject to any non-recoverability determination. It is expected that the servicing arrangements under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement will generally be similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement. In that regard, in the case of the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing arrangements between the expected provisions of the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement and the provisions of the Pooling and Servicing Agreement:

•	It is expected that, pursuant to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Embassy Suites Lake Buena Vista Mortgage Loan will be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described above under “—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” above.

•	It is expected that the Embassy Suites Lake Buena Vista Future Servicer (or a primary servicer) will earn a primary servicing fee with respect to the Embassy Suites Lake Buena Vista Mortgage Loan that is to be calculated at 0.00250% per annum.

•	It is expected that none of the parties to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Embassy Suites Lake Buena Vista Mortgage Loan.

•	It is expected that the Embassy Suites Lake Buena Vista Future Servicer will be obligated to make property protection advances with respect to the Embassy Suites Lake Buena Vista Loan Combination. It is expected that the Embassy Suites Lake Buena Vista Future Servicer will be entitled to be reimbursed for property protection advances on the Embassy Suites Lake Buena Vista Loan Combination (together with interest thereon at a prime rate), first, from collections on, and proceeds of, the Embassy Suites Lake Buena Vista Loan Combination and then, in the case of nonrecoverable property protection advances, if collections on and proceeds of the Embassy Suites Lake Buena Vista Loan Combination are insufficient, from general collections of the Embassy Suites Lake Buena Vista Securitization Trust, from general collections of the trust formed under the CGCMT 2016-C1 Pooling and Servicing Agreement and from general collections of the Issuing Entity, on a pro rata basis (based on the Embassy Suites Lake Buena Vista Pari Passu Companion Loans’ and the Embassy Suites Lake Buena Vista Mortgage Loan’s respective outstanding principal balances).

•	It is expected that the Embassy Suites Lake Buena Vista Future Special Servicer will be required to take actions with respect to the Embassy Suites Lake Buena Vista Mortgage Loan if it becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above.

•	The servicing provisions of the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement relating to performing inspections and collecting operating information are expected to be substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the Embassy Suites Lake Buena Vista Future Special Servicer to make compensating interest payments in respect of the Embassy Suites Lake Buena Vista Mortgage Loan is expected to be similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans and Serviced Loan Combinations under the Pooling and Servicing Agreement.

•	The Embassy Suites Lake Buena Vista Future Servicer and Embassy Suites Lake Buena Vista Future Special Servicer are expected (a) to have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) to be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	The specific types of actions constituting major decisions under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable Outside Controlling Class Representative will be permitted to consent may correspondingly differ.

•	The provisions of the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the related Embassy Suites Lake Buena Vista Future Servicer and Embassy Suites Lake Buena Vista Future Special Servicer regarding modifications, waivers and amendments may be different.

•	The liability of the parties to the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement is expected to be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the Embassy Suites Lake Buena Vista Loan Combination are expected to be required to be maintained under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, but ratings requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement is expected to differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The current servicing of the Embassy Suites Lake Buena Vista Loan Combination under the CGCMT 2016-C1 Pooling and Servicing Agreement is generally similar to the servicing of the other Loan Combinations serviced under the CGCMT 2016-C1 Pooling and Servicing Agreement, except that the holder of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan is the related controlling note holder with rights as regards such Loan Combination that would otherwise be exercised by the CGCMT 2016-C1 Controlling Class Representative. In that regard, see “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the Marriott Savannah Riverfront Mortgage Loan and the 247 Bedford Avenue Mortgage Loan” above for a discussion regarding considerations relating to servicing, including the identification of some (but not all) of the differences in servicing arrangements between the provisions of the CGCMT 2016-C1 Pooling and Servicing Agreement and the provisions of the Pooling and Servicing Agreement.

The CGCMT 2016-C1 Special Servicer (with respect to the Embassy Suites Lake Buena Vista Loan Combination) or the Embassy Suites Lake Buena Vista Future Special Servicer, as applicable, may be removed at any time, with or without cause, by the holder of the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan (which, prior to the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date is (and is expected to remain) SMF VI (which is an affiliate of SMF V and SMC), and which, on and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, is expected to be (x) in the absence of a control termination event under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the Embassy Suites Lake Buena Vista Controlling Class Representative or (y) during the continuance of a control termination event under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, the applicable certificateholders under the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement) pursuant to the terms of the related Co-Lender Agreement and either the CGCMT 2016-C1 Pooling and Servicing Agreement or the Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement, as applicable.

Until the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the CGCMT 2016-C1 Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Certificate Administrator, the CGCMT 2016-C1 Trustee, the CGCMT 2016-C1 Operating Advisor, the CGCMT 2016-C1 Asset Representations Reviewer and the CGCMT 2016-C1 Depositor and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such parties in accordance with the terms and conditions of the related Co-Lender Agreement. On and after the Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date, the Embassy Suites Lake Buena Vista Future Servicer, the Embassy Suites Lake Buena Vista Future Special Servicer, the Embassy Suites Lake Buena Vista Future Certificate Administrator, the Embassy Suites Lake Buena Vista Future Trustee, the Embassy Suites Lake Buena Vista Future Operating Advisor, the Embassy Suites Lake Buena Vista Future Asset Representations Reviewer and the Embassy Suites Lake Buena Vista Future Depositor and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such parties in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Embassy Suites Lake Buena Vista Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-C1 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Park Place Mortgage Loan

The Park Place Mortgage Loan and any related REO Property is being serviced under the CGCMT 2016-GC36 Pooling and Servicing Agreement.

The servicing arrangements under the CGCMT 2016-GC36 Pooling and Servicing Agreement are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences between the CGCMT 2016-GC36 Pooling and Servicing Agreement and the expected terms of the Pooling and Servicing Agreement:

•	Pursuant to the CGCMT 2016-GC36 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Park Place Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement and are payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” in this prospectus.

•	The CGCMT 2016-GC36 Servicer earns a primary servicing fee with respect to the Park Place Mortgage Loan that is calculated at 0.02000% per annum (which includes any applicable sub-servicing fee rate).

•	None of the parties to the CGCMT 2016-GC36 Pooling and Servicing Agreement are required to make P&I Advances with respect to the Park Place Mortgage Loan.

•	The CGCMT 2016-GC36 Servicer is obligated to make property protection advances with respect to the Park Place Loan Combination. If the CGCMT 2016-GC36 Servicer determines that a property protection advance it made with respect to the Park Place Loan Combination or the related Mortgaged Property is nonrecoverable, it is entitled to be reimbursed first from collections on, and proceeds of, the Park Place Mortgage Loan and the Park Place Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on all the Mortgage Loans, from general collections of the CGCMT 2016-GC36 issuing entity and from general collections on the mortgage loans included in any securitization of any related non-controlling Park Place Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the Park Place Mortgage Loan and the Park Place Companion Loans).

•	Items with respect to the Park Place Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CGCMT 2016-GC36 Servicer and the CGCMT 2016-GC36 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	The CGCMT 2016-GC36 Special Servicer is required to take actions with respect to the Park Place Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above.

•	With respect to the Park Place Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the CGCMT 2016-GC36 Servicer to make compensating interest payments in respect of the Park Place Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	The CGCMT 2016-GC36 Servicer and CGCMT 2016-GC36 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	No items with respect to the Park Place Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Park Place Mortgage Loan.

•	The equivalent of Penalty Charges with respect to the Park Place Loan Combination are allocated in accordance with the related Co-Lender Agreement.

•	The specific types of actions constituting major decisions under the CGCMT 2016-GC36 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable Outside Controlling Class Representative is permitted to consent will correspondingly differ.

•	The actions that the CGCMT 2016-GC36 Servicer is permitted to take without obtaining the consent of the CGCMT 2016-GC36 Special Servicer under the CGCMT 2016-GC36 Pooling and Servicing Agreement differ from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement (i.e., Master Servicer Decisions differ from any analogous concept under the CGCMT 2016-GC36 Pooling and Servicing Agreement).

•	The provisions of the CGCMT 2016-GC36 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the master servicer and the special servicer regarding modifications, waivers and amendments may be different.

•	The liability of the parties to the CGCMT 2016-GC36 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the Park Place Loan Combination are maintained under the CGCMT 2016-GC36 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The CGCMT 2016-GC36 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-GC36 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Park Place Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The CGCMT 2016-GC36 Depositor, the CGCMT 2016-GC36 Servicer, the CGCMT 2016-GC36 Special Servicer, the CGCMT 2016-GC36 Certificate Administrator, the CGCMT 2016-GC36 Trustee, the CGCMT 2016-GC36 Operating Advisor, the CGCMT 2016-GC36 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Park Place Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-GC36 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from July 1, 2016, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Offered Certificates purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of such ARD Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class B Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and/or Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and/or Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”): (i) each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium, (ii) there are no delinquencies, (iii) scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates, (iv) no prepayment premiums or yield maintenance charges are collected, (v) no party exercises its right of optional termination of the issuing entity described in this prospectus, (vi) no Mortgage Loan is required to be repurchased from the Issuing Entity, (vii) the Administrative

Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, (viii) there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates, (ix) distributions on the Certificates are made on the tenth day (each assumed to be a business day) of each month, commencing in August 2016, (x) the Certificates will be issued on July 29, 2016, (xi) the Pass-Through Rate with respect to each Class of Offered Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”, (xii) the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates, (xiii) all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification, (xiv) with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan, (xv) the initial Certificate Balances or Notional Amounts of the respective Classes of Certificates are as set forth in the table under “Certificate Summary”, and (xvi) there are no property releases requiring payment of a yield maintenance charge or other prepayment premium.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the applicable Offered Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	87%	87%	87%	87%	87%
July 2018	70%	70%	70%	70%	70%
July 2019	49%	49%	49%	49%	49%
July 2020	20%	20%	20%	20%	20%
July 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.74	2.73	2.73	2.73	2.73
First Principal Payment Date	August 2016	August 2016	August 2016	August 2016	August 2016
Last Principal Payment Date	March 2021	January 2021	December 2020	December 2020	December 2020

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	100%	100%	100%	100%	100%
July 2018	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.76	4.75	4.73	4.70	4.49
First Principal Payment Date	March 2021	January 2021	December 2020	December 2020	December 2020
Last Principal Payment Date	July 2021	July 2021	July 2021	July 2021	July 2021

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	100%	100%	100%	100%	100%
July 2018	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.74	9.71	9.67	9.62	9.45
First Principal Payment Date	January 2026	October 2025	October 2025	October 2025	October 2025
Last Principal Payment Date	June 2026	May 2026	May 2026	May 2026	February 2026

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	100%	100%	100%	100%	100%
July 2018	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.88	9.86	9.84	9.81	9.58
First Principal Payment Date	June 2026	May 2026	May 2026	May 2026	February 2026
Last Principal Payment Date	July 2026	July 2026	June 2026	June 2026	March 2026

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	100%	100%	100%	100%	100%
July 2018	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	79%	79%	79%	79%	79%
July 2023	57%	57%	57%	57%	57%
July 2024	34%	34%	34%	34%	34%
July 2025	10%	10%	10%	10%	10%
July 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.28	7.28	7.28	7.28	7.28
First Principal Payment Date	July 2021	July 2021	July 2021	July 2021	July 2021
Last Principal Payment Date	January 2026	January 2026	January 2026	January 2026	January 2026

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	100%	100%	100%	100%	100%
July 2018	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.95	9.93	9.86	9.61
First Principal Payment Date	July 2026	July 2026	June 2026	June 2026	March 2026
Last Principal Payment Date	July 2026	July 2026	July 2026	June 2026	March 2026

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	100%	100%	100%	100%	100%
July 2018	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.95	9.95	9.94	9.67
First Principal Payment Date	July 2026	July 2026	July 2026	June 2026	March 2026
Last Principal Payment Date	July 2026	July 2026	July 2026	July 2026	April 2026

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 2017	100%	100%	100%	100%	100%
July 2018	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.95	9.95	9.95	9.70
First Principal Payment Date	July 2026	July 2026	July 2026	July 2026	April 2026
Last Principal Payment Date	July 2026	July 2026	July 2026	July 2026	April 2026

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed in 32nds and interpreted as a percentage (i.e., 100-12 is 100-12/32%) of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class X-A, Class X-B, Class X-C, Class D, Class E, Class F, Class G and Class H Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security)(reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X-A and Class X-B Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary”

is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, and gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

•	ERISA Plans, and

•	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Internal Revenue Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Internal Revenue Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Internal Revenue Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

•	investment prudence and diversification, and

•	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Internal Revenue Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Internal Revenue Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Internal Revenue Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

•	sales, exchanges or leases of property;

•	loans or other extensions of credit; and

•	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Internal Revenue Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

•	a fiduciary of a Plan, or

•	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception will be tested immediately after each acquisition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers or co-manager, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Internal Revenue Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

•	has discretionary authority or control over the management or disposition of the assets of that Plan, or

•	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

•	deemed to be a fiduciary with respect to the investing Plan, and

•	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Internal Revenue Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

•	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

•	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

•	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager;”

•	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

•	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and a substantially identical prohibited transaction exemption to Barclays Capital Inc., FAN 04-03E (February 4, 2004), both as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Internal Revenue Code, specified transactions relating to, among other things—

•	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

•	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

•	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

•	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

•	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

•	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

•	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

•	the trust fund must consist solely of assets of the type that have been included in other investment pools;

•	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

•	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Internal Revenue Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

•	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

•	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

•	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

•	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

•	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

•	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Internal Revenue Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

•	providing services to the Plan,

•	having a specified relationship to this person, or

•	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Internal Revenue Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Internal Revenue Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Internal Revenue Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

•	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

•	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

•	consider your general fiduciary obligations under ERISA, and

•	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Internal Revenue Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Internal Revenue Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Internal Revenue Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2016 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013, with the possibility of a further one-year extension). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Seven (7) of the Mortgaged Properties, securing approximately 20.9% of the Initial Pool Balance, are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Michigan. Eleven (11) of the Mortgaged Properties, securing approximately 12.2% of the Initial Pool Balance, are located in Michigan.

A mortgage (with an assignment of rents), recorded in the office of the county Register of Deeds, is the standard real property security instrument in Michigan. Sometimes a separate assignment of leases and rents is also used. Under the Michigan Uniform Commercial Code, a mortgage containing the appropriate language can be used for a fixture filing, but often a separate fixture filing financing statement is recorded as well. Mortgages often contain express future advance clauses to insure the priority of later advances, as well as a clause that provides for the use of a receiver in the event of “waste” as a result of failure to pay property taxes or insurance premiums. A Michigan mortgagee cannot expect to be able to exercise self-help and enter the property in the event of a default. Typically, the mortgagee will obtain the mortgagor’s consent to a receiver in certain circumstances, but actually obtaining a receiver still requires court approval. Mortgages may be enforced by either judicial foreclosure or foreclosure by advertisement (the mortgage should contain a good power of sale clause), carried out as a sheriff’s sale after the requisite publication. The latter is much quicker—perhaps 90 to 120 days to sale—but a judicial foreclosure, requiring at least six months before the foreclosure sale, may be desirable in some circumstances. In both cases, there is a statutory redemption period, in most cases six months, following the foreclosure sale, in which the mortgagor and other persons with interests under the mortgagor may redeem the mortgaged property, and this can only be waived by the mortgagor for adequate contemporaneous consideration. An agreement for a deed-in-lieu of foreclosure is generally also enforceable provided there is adequate independent consideration at the time of the deed. A prior waiver of the redemption period set forth in the mortgage is invalid under Michigan law. Both before foreclosure and during the redemption period the assignment of rents can to be exercised in accordance with the procedural requirements of Michigan’s assignment of rents statute. Both foreclosure remedies allow for deficiencies to be established; however, a separate action on the debt that is in process prior to foreclosure cannot be separately maintained but must be consolidated with the foreclosure once instituted.

Illinois. Nine (9) of the Mortgaged Properties, securing approximately 11.7% of the Initial Pool Balance, are located in Illinois.

Mortgage loans in Illinois are generally secured by mortgages on the related real estate. Foreclosure of a mortgage in Illinois is accomplished by judicial foreclosure. There is no power of sale in Illinois. After an action for foreclosure is commenced and the lender secures a judgment, the judgment of foreclosure will provide that the property be sold at a sale in accordance with Article 15 of the Illinois Mortgage Foreclosure Law (Article 15 of the Illinois Code of Civil Procedure) on such terms and conditions as specified by the court on the judgment of foreclosure if the full amount of the judgment is not paid prior to the scheduled sale. A sale may be conducted by any judge, sheriff or private third-party. The notice of sale must set forth, among other things, the time and location of such sale. Generally, the foreclosure sale must occur after the expiration of the applicable reinstatement and redemption periods or waiver thereof. During this period, a notice of sale must be published once a week for three (3) consecutive weeks in the county in which the property is located, the first such notice to be published not more than forty-five (45) days prior to the sale and the last such notice to be published not less than seven (7) days prior to the sale. Illinois does recognize a right of redemption, but such right may be waived by a borrower in the mortgage. Illinois does not have a “one action rule” or “anti-deficiency legislation”. Subsequent to a foreclosure sale, the court conducts a hearing to confirm the sale and enters an order confirming the sale. In the order confirming the sale pursuant to the judgment of foreclosure, the court will enter a personal judgment for deficiency against any party (i) if otherwise authorized and (ii) to the extent requested in the complaint and proven upon presentation of a report of sale and to the extent personally served. In certain circumstances, the lender may have a receiver appointed.

Tennessee. Two (2) of the Mortgaged Properties, securing approximately 10.4% of the Initial Pool Balance, are located in Tennessee.

Mortgage loans in Tennessee are generally secured by deeds of trust. Legal title to real property encumbered by a deed of trust is vested in the property owner, while equitable title is vested in a trustee, who must be a Tennessee resident or a corporate trustee that is organized in Tennessee, except as otherwise authorized by law. Under Tennessee law, deeds of trust are usually foreclosed pursuant to a power of sale set forth in the instrument and governed by statute. Judicial foreclosures, while extremely rare, are also available. Non-judicial foreclosures can be conducted on the day set forth in the notice of disclosure and generally must be advertised in a newspaper of general circulation at least three (3) times in the twenty (20) days preceding the date of sale. The minimum required contents of the notice of sale are provided by statute; the sale is generally conducted by a trustee or his successor. The mortgage indebtedness can be paid at any time before the foreclosure sale is conducted. In Tennessee, the borrower has statutory and common law rights of redemption, elective share, and homestead exemption after a foreclosure sale; however, these rights are waivable in the deed of trust. Notice of default and an opportunity to cure must be given, but only if required by the deed of trust or other loan documents. Notice of the sale must be given to all “parties interested”, as defined by statute and including junior lien holders, generally by listing their names in the notice of foreclosure.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

•	the terms of the mortgage,

•	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

•	the knowledge of the parties to the mortgage, and

•	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

•	a mortgagor, who is the owner of the encumbered interest in the real property, and

•	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

•	the trustor, who is the equivalent of a mortgagor,

•	the trustee to whom the real property is conveyed, and

•	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

•	the express provisions of the related instrument,

•	the law of the state in which the real property is located,

•	various federal laws, and

•	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

•	without a hearing or the lender’s consent, or

•	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

•	judicial foreclosure, involving court proceedings, and

•	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

•	all parties having a subordinate interest of record in the real property, and

•	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

•	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

•	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

•	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

•	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

•	upheld the reasonableness of the notice provisions, or

•	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

•	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

•	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

•	record a notice of default and notice of sale, and

•	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

•	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

•	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property.

The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

•	to enable the lender to realize upon its security, and

•	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

•	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

•	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

•	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

•	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

•	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

•	extend or shorten the term to maturity of the loan;

•	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

•	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

•	past due rent,

•	accelerated rent,

•	damages, or

•	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

•	assume the lease and either retain it or assign it to a third party, or

•	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

•	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

•	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 1999), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

•	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

•	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”), which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

•	impose liability for releases of or exposure to asbestos-containing materials, and

•	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

•	first, to the payment of court costs and fees in connection with the foreclosure;

•	second, to real estate taxes;

•	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

•	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

•	the borrower may have difficulty servicing and repaying multiple loans;

•	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

•	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

•	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

•	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

•	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

•	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

•	whether the price paid for those Certificates is fair;

•	whether those Certificates are a suitable investment for any particular investor;

•	the tax attributes of those Certificates or of the trust;

•	the yield to maturity or, if they have principal balances, the average life of those Certificates;

•	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

•	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

•	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

•	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

•	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

•	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

•	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary, to the Class B Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Barclays Capital Inc., Drexel Hamilton, LLC and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners with respect to approximately 86.5% and 13.5%, respectively, of the total principal balance of the Offered Certificates, and Drexel Hamilton, LLC is acting as co-manager.

Class	Citigroup Global Markets Inc.	Barclays Capital Inc.	Drexel Hamilton, LLC

Class A-1	$21,306,860	$3,312,140	$0
Class A-2	$56,587,504	$8,796,496	$0
Class A-3	$147,128,894	$22,871,106	$0
Class A-4	$174,257,731	$27,088,269	$0
Class A-AB	$37,613,935	$5,847,065	$0
Class X-A	$479,023,984	$74,464,016	$0
Class X-B	$29,646,472	$4,608,528	$0
Class A-S	$42,129,061	$6,548,939	$0
Class B	$29,646,472	$4,608,528	$0
Class C	$28,865,824	$4,487,176	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[_______].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from July 1, 2016, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be "underwriters" within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of the Depositor, Citibank (the Certificate Administrator) and CGMRC (a Sponsor, an Originator and the current holder of one of the Opry Mills Pari Passu Companion Loans, two of the Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans and the 401 South State Street Pari Passu Companion Loan). Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays (a Sponsor, an Originator and the current holder of the Swedesford Office Pari Passu Companion Loan). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Barclays Capital Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CGMRC, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CGMRC Mortgage Loans, and (ii) the payment by the Depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a Sponsor, of the purchase price for the Barclays Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”. In addition, proceeds received by SMF V in connection with the contribution of the SMF V Mortgage Loans to this securitization transaction will be applied, among other things, to (i) directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty, and (ii) directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Barclays, a Sponsor and an Originator and an affiliate of Barclays Capital Inc., one of the underwriters, as a repurchase agreement counterparty.

As a result of the circumstances described above, each of Citigroup Global Markets Inc. and Barclays Capital Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Charlotte, North Carolina.

Index of Certain Defined Terms

17g-5 Information Provider	353
1986 Act	485
2010 PD Amending Directive	11
2015 Budget Act	492
247 Bedford Avenue Loan Combination	218
247 Bedford Avenue Mortgage Loan	218
247 Bedford Avenue Pari Passu Companion Loan	218
30/360 Basis	334
401 South State Street Loan Combination	216
401 South State Street Mortgage Loan	216
401 South State Street Pari Passu Companion Loan	216
401 Subordinate Loan	212
AB Loan Combination	151
AB Modified Loan	404
Accelerated Mezzanine Loan	432
Acceptable Insurance Default	374
Accredited Investor	13
Actual/360 Basis	199
Additional TIF Note	197
Administrative Fee Rate	393
ADR	153
Advance Rate	379
Advances	378
Affected Investor	69
Affirmative Asset Review Vote	443
AIFMD	69
Allocated Cut-off Date Loan Amount	153
Ancillary Fees	388
Annual Debt Service	154
Anticipated Repayment Date	199
Appraisal Date	154
Appraisal Reduction Amount	402
Appraisal Reduction Event	401
Appraised Value	154
Appraised-Out Class	405
Appraiser	403
ARD	155
ARD Loan	199
Assessment of Compliance	407
Asset Representations Reviewer	322
Asset Representations Reviewer Asset Review Fee	393
Asset Representations Reviewer Ongoing Fee	393
Asset Representations Reviewer Ongoing Fee Rate	393
Asset Representations Reviewer Termination Event	447
Asset Representations Reviewer Upfront Fee	393
Asset Review	444
Asset Review Notice	443
Asset Review Quorum	443
Asset Review Report	445
Asset Review Report Summary	445
Asset Review Standard	444
Asset Review Trigger	442
Asset Review Vote Election	443
Assumed Final Distribution Date	341
Assumption Fees	388
Attestation Report	407
Authority	197
Available Funds	329
Available Tax Increment	197
Balloon Balance	155
Balloon Mortgage Loans	199
Banking Act	123
Bankruptcy Code	72
Barclays	152, 281
Barclays Data Tape	282
Barclays Mortgage Loans	152, 282
Barclays Review Team	282
Barclays’ Qualification Criteria	283
Base Interest Fraction	340
Bass Pro Shop Parcel	198
BCBS	70
BEA	175
Beds	161
Borrower Delayed Reimbursements	387
Borrower Party	431
B-Piece Buyers	137
Brexit Vote	72
BRRD	69
CBE	479
CDI 202.01	71
Certificate Administrator	305
Certificate Balance	328
Certificate Owner	348
Certificate Summary	9
Certificateholder	347
Certificateholder Quorum	416
Certificateholder Repurchase Request	449
Certificates	327
Certifying Certificateholder	356
CGCMT 2016-C1 Asset Representations Reviewer	226
CGCMT 2016-C1 Certificate Administrator	226
CGCMT 2016-C1 Controlling Class Representative	227
CGCMT 2016-C1 Depositor	226
CGCMT 2016-C1 Operating Advisor	226
CGCMT 2016-C1 Pooling and Servicing Agreement	215
CGCMT 2016-C1 Securitization	215
CGCMT 2016-C1 Servicer	226
CGCMT 2016-C1 Special Servicer	226, 318
CGCMT 2016-C1 Trustee	226
CGCMT 2016-GC36 Asset Representations Reviewer	264
CGCMT 2016-GC36 Certificate Administrator	264
CGCMT 2016-GC36 Controlling Class Representative	265
CGCMT 2016-GC36 Depositor	264
CGCMT 2016-GC36 Operating Advisor	264

CGCMT 2016-GC36 Pooling and Servicing Agreement	219
CGCMT 2016-GC36 Securitization	218
CGCMT 2016-GC36 Servicer	264
CGCMT 2016-GC36 Special Servicer	264
CGCMT 2016-GC36 Trustee	264
CGCMT 2016-GC37 Securitization	219
CGCMT 2016-P3 Asset Representations Reviewer	240
CGCMT 2016-P3 Certificate Administrator	240
CGCMT 2016-P3 Controlling Class Representative	242
CGCMT 2016-P3 Operating Advisor	240
CGCMT 2016-P3 Pooling and Servicing Agreement	216
CGCMT 2016-P3 Securitization	216
CGCMT 2016-P3 Servicer	240
CGCMT 2016-P3 Special Servicer	240
CGCMT 2016-P3 Trustee	240
CGCMT 2016-P4 PGI Primary Servicing Agreement	316
CGMRC	152, 269
CGMRC Data File	270
CGMRC Mortgage Loans	152
CGMRC Securitization Database	270
Citibank	305
Class	327
Class A Member	212
Class A-AB Scheduled Principal Balance	331
Class B Member	212
Class X Certificates	327
Class X Strip Rate	334
Clearstream	354
Clearstream Participants	355
Closing Date	153, 327
CMAE	312
CMBS	68, 269
Code	57, 483
Co-Lender Agreement	221
Collateral Deficiency Amount	404
Collection Account	382
Collection Period	330
Collective Investment Scheme	10
Communication Request	357
Companion Loan	151
Companion Loan Holder	367
Companion Loan Rating Agency	412
Compensating Interest Payment	342
Complaint	314
Consent Fees	387
Consultation Termination Event	431
Control Eligible Certificates	406, 431
Control Termination Event	431
Controlling Class	431
Controlling Class Certificateholder	431
Controlling Class Representative	430
Controlling Note Holder	221
Corrected Loan	374
Court	314
CPR	475
CREFC®	345
CREFC® Intellectual Property Royalty License Fee	392
CREFC® Intellectual Property Royalty License Fee Rate	393
CREFC® Reports	345
Crossed Group	155
Cross-Over Date	333
CRR	69
CSC	180
Cumulative Appraisal Reduction Amount	404
Cure/Contest Period	445
Custodian	303, 427
Cut-off Date	151
Cut-off Date Balance	151
Cut-off Date DSCR	157
Cut-off Date Loan-to-Value Ratio	155
Cut-off Date LTV Ratio	155
CWCAM	311
CWCAM Motion to Dismiss	313
DBNTC	303
DBTCA	303
Dearborn Declaration	191
Dearborn Grantor	190
Dearborn Indenture	190
Dearborn Parcel B Declaration	191
Debt Service Coverage Ratio	157
Debt Yield on Underwritten NCF	156
Debt Yield on Underwritten Net Cash Flow	156
Debt Yield on Underwritten Net Operating Income	157
Debt Yield on Underwritten NOI	157
Defaulted Mortgage Loan	390
Defeasance	E-1-9
Defeasance Deposit	203
Defeasance Loans	203
Defeasance Lock Out Period	203
Defeasance Option	203
Defective Mortgage Loan	364
Defendants	313
Definitive Certificate	353
Delinquent Loan	442
Depositaries	354
Depositor	153, 301
Determination Date	328
DIA	198
Diligence File	359
Directing Holder	430
Disclosable Special Servicer Fees	391
Dispute Resolution Consultation	451
Dispute Resolution Cut-off Date	450
Disputed Proceeds	313
Distribution Account	382
Distribution Date	328
Document Defect	358
Dodd-Frank Act	70
DSCR	157
DTC	353

DTC Participants	354
DTC Rules	355
Due Date	198, 330
Due Diligence Questionnaire	271
Due Diligence Requirement	69
Due Period	330
EDGAR	531
EEA	69
Eligible Asset Representations Reviewer	446
Eligible Operating Advisor	439
Embassy Suites Lake Buena Vista Certificateholders	254
Embassy Suites Lake Buena Vista Controlling Class Representative	256
Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan	218
Embassy Suites Lake Buena Vista Controlling Pari Passu Companion Loan Securitization Date	218
Embassy Suites Lake Buena Vista Depositor	254
Embassy Suites Lake Buena Vista Future Asset Representations Reviewer	254
Embassy Suites Lake Buena Vista Future Certificate Administrator	254
Embassy Suites Lake Buena Vista Future Operating Advisor	254
Embassy Suites Lake Buena Vista Future Pooling and Servicing Agreement	218
Embassy Suites Lake Buena Vista Future Servicer	253
Embassy Suites Lake Buena Vista Future Special Servicer	253
Embassy Suites Lake Buena Vista Future Trustee	254
Embassy Suites Lake Buena Vista Loan Combination	218
Embassy Suites Lake Buena Vista Loan Combination Directing Holder	256
Embassy Suites Lake Buena Vista Mortgage Loan	218
Embassy Suites Lake Buena Vista Non-Controlling Pari Passu Companion Loan	218
Embassy Suites Lake Buena Vista Pari Passu Companion Loan	218
Embassy Suites Lake Buena Vista Pari Passu Companion Loans	218
Embassy Suites Lake Buena Vista Securitization Trust	218
Embassy Suites Opening Date	165
Enforcing Party	449
Enforcing Servicer	449
Environmental Condition	520, E-1-12
EPA	176
ERISA	495
ESA	173, E-1-12
Escrow/Reserve Mitigating Circumstances	301
Esplanade I Guaranty Assets	195
Esplanade I Loan Combination	215
Esplanade I Mortgage Loan	215
Esplanade I Pari Passu Companion Loan	215
Esplanade I R&D Building Parcel	205
Euroclear	354
Euroclear Operator	356
Euroclear Participants	355
Excess Interest	199
Excess Interest Distribution Account	383
Excess Liquidation Proceeds Reserve Account	383
Excess Modification Fees	387
Excess Penalty Charges	388
Excess Prepayment Interest Shortfall	342
Exchange Act	268
Excluded Controlling Class Holder	351
Excluded Controlling Class Mortgage Loan	431
Excluded Information	351
Excluded Mortgage Loan	431
Excluded Mortgage Loan Special Servicer	414
Excluded Special Servicer Mortgage Loan	414
Exemption Rating Agency	499
FATCA	493
FDIC	123
Fed Ex Atlanta Future Pooling and Servicing Agreement	217
Fed Ex Atlanta Loan Combination	216
Fed Ex Atlanta Mortgage Loan	216
Fed Ex Atlanta Pari Passu Companion Loan	216
Fed Ex Atlanta Pari Passu Companion Loan Securitization Date	217
Fed Ex Boulder Future Pooling and Servicing Agreement	219
Fed Ex Boulder Loan Combination	219
Fed Ex Boulder Mortgage Loan	219
Fed Ex Boulder Pari Passu Companion Loan	219
Fed Ex Boulder Pari Passu Companion Loan Securitization Date	219
Fed Ex Certificateholders	245
Fed Ex Controlling Class Representative	247
Fed Ex Controlling Pari Passu Companion Loan	244
Fed Ex Controlling Pari Passu Companion Loan Securitization Date	244
Fed Ex Controlling Pari Passu Companion Loans	244
Fed Ex Fife Future Pooling and Servicing Agreement	217
Fed Ex Fife Loan Combination	217
Fed Ex Fife Mortgage Loan	217
Fed Ex Fife Pari Passu Companion Loan	217
Fed Ex Fife Pari Passu Companion Loan Securitization Date	217
Fed Ex Future Asset Representations Reviewer	245
Fed Ex Future Certificate Administrator	245
Fed Ex Future Depositor	245
Fed Ex Future Operating Advisor	245
Fed Ex Future Pooling and Servicing Agreement	244
Fed Ex Future Servicer	245

Fed Ex Future Special Servicer	245
Fed Ex Future Trustee	245
Fed Ex Intercompany Loan	212
Fed Ex Loan Combination	244
Fed Ex Loan Combination Directing Holder	246
Fed Ex Loan Combinations	244
Fed Ex Mortgage Loan	244
Fed Ex Mortgage Loans	244
Fed Ex Securitization Trust	244
Fed Ex West Palm Beach Future Pooling and Servicing Agreement	217
Fed Ex West Palm Beach Loan Combination	217
Fed Ex West Palm Beach Mortgage Loan	217
Fed Ex West Palm Beach Pari Passu Companion Loan	217
Fed Ex West Palm Beach Pari Passu Companion Loan Securitization Date	217
FETL	14
FIEL	14
Final Asset Status Report	436
Final Dispute Resolution Election Notice	451
Financial Promotion Order	10
Fitch	309
Form 8-K	268
Fortress	311
FPO Persons	10
FSCMA	14
FSMA	10
Gatehouse	171
Ground Lease	E-1-10
Harbor Point Release Parcel	207
Hard Lockbox	158
High Net Worth Companies, Unincorporated Associations, Etc.	10
Highridge Crossing Borrower Sole Member	180
HPLP	195
HPLP Real Estate Assets	195
HREG	180
Hyatt Regency Huntington Beach Resort & Spa Loan Combination	215
Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan	215
Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loan	215
Hyatt Regency Huntington Beach Resort & Spa Pari Passu Companion Loans	215
IKB	304
Indirect Participants	354
Initial Pool Balance	151
Initial Rate	199
Initial Requesting Certificateholder	449
In-Place Cash Management	158
Insolvency Act	123
Insolvency Legislation	123
Insolvency Processes	123
Institutional Investor	13
Insurance Rating Requirements	E-1-4
Interest Accrual Amount	335
Interest Accrual Period	335
Interest Distribution Amount	335
Interest Only Mortgage Loans	199
Interest Reserve Account	382
Interest Shortfall	335
Interested Person	425
Interest-Only Certificates	327
Investment Company Act	1
Investor Certification	347
IRS	484
Issuing Entity	151
JPMCC 2016-JP2 Asset Representations Reviewer	221
JPMCC 2016-JP2 Certificate Administrator	221
JPMCC 2016-JP2 Controlling Class Representative	223
JPMCC 2016-JP2 Depositor	221
JPMCC 2016-JP2 Operating Advisor	221
JPMCC 2016-JP2 Pooling and Servicing Agreement	215
JPMCC 2016-JP2 Securitization	215
JPMCC 2016-JP2 Servicer	221
JPMCC 2016-JP2 Special Servicer	221, 318
JPMCC 2016-JP2 Trustee	221
KBRA	411
Largest Tenant	158
Largest Tenant Lease Expiration	158
Lender Liability Act	521
Liquidation Fee	389
Liquidation Fee Rate	390
Liquidation Proceeds	390
LNR	318
LNR Partners	318
Loan	314
Loan Combination	151
Loan Combination Custodial Account	382
Loan Per Unit	158
Loss of Value Payment	363
Loss of Value Reserve Fund	383
Lower-Tier Regular Interests	483
Lower-Tier REMIC	483
Lower-Tier REMIC Distribution Account	382
LTV Ratio at Maturity	158
LUST	174
Macquarie	274
MAI	402, E-1-13
Major Decision	428
Marriott Midwest Portfolio Loan Combination	216
Marriott Midwest Portfolio Mortgage Loan	216
Marriott Midwest Portfolio Pari Passu Companion Loan	216
Marriott Savannah Riverfront Loan Combination	217
Marriott Savannah Riverfront Mortgage Loan	217
Marriott Savannah Riverfront Pari Passu Companion Loan	217
Marriott Savannah Riverfront Pari Passu Companion Loans	217
MAS	12
Master Servicer	306

Master Servicer Decision	375
Master Servicer Remittance Date	378
Material Breach	362
Material Defect	362
Material Document Defect	358
Maturity Date Loan-to-Value Ratio	158
Maturity Date LTV Ratio	158
MGL	274
Minnesota Court	313
Modeling Assumptions	475
Modification	314
Modification Fees	387
Monthly Payment	330
Moody’s	411
Morningstar	309
Mortgage	151
Mortgage File	357
Mortgage Loan Purchase Agreement	357
Mortgage Loan Schedule	371
Mortgage Loan Sellers	152
Mortgage Loans	151
Mortgage Note	151
Mortgage Pool	151
Mortgage Rate	335
Mortgaged Property	151
Mortgagee	E-1-13
Most Recent NOI	159
Motion to Dismiss	314
Net Cash Flow	161
Net Mortgage Pass-Through Rate	334
Net Mortgage Rate	335
Non-Offered Certificates	327
Nonrecoverable Advance	380
Non-Reduced Certificates	348
Non-U.S. Tax Person	493
Notional Amount	328
NRSRO	346, 503
NRSRO Certification	348
Occupancy	159
Occupancy Date	160
Offered Certificates	327
Office Depot	189
OID Regulations	486
OLA	123
Operating Advisor	322
Operating Advisor Consulting Fee	392
Operating Advisor Fee	392
Operating Advisor Fee Rate	392
Operating Advisor Standard	436
Operating Advisor Termination Event	438
Operative Agreements	314
Opposition	314
Opry Mills Controlling Pari Passu Companion Loan	215
Opry Mills Loan Combination	215
Opry Mills Mortgage Loan	215
Opry Mills Pari Passu Companion Loan	215
Opry Mills Pari Passu Companion Loans	215
Original Balance	160
Originators	153, 284
Other Crossed Loans	364
Outside Certificate Administrator	369
Outside Controlling Class Representative	369
Outside Controlling Note Holder	368
Outside Custodian	369
Outside Depositor	369
Outside Operating Advisor	369
Outside Securitization	369
Outside Serviced Companion Loan	368
Outside Serviced Loan Combination	369
Outside Serviced Mortgage Loan	369
Outside Servicer	369
Outside Servicer Fee Rate	397
Outside Servicing Agreement	369
Outside Special Servicer	369
Outside Trustee	369
P&I	308
P&I Advance	378
Pari Passu Companion Loan	151
Pari Passu Indemnified Items	410
Pari Passu Indemnified Parties	410
Pari Passu Loan Combination	151
Park Bridge Financial	322
Park Bridge Lender Services	322
Park Place Loan Combination	218
Park Place Mortgage Loan	218
Park Place Pari Passu Companion Loan	218
Park Place Pari Passu Companion Loans	218
Park Place Release Parcel	207
Participants	354
Party in Interest	495
Pass-Through Rate	334
PCC Data Tape	276
PCC Deal Team	275
PCC Mortgage Loans	152, 274
PCIS Persons	10
PCO	194
PCR	288
PCVST Mezzanine Loans	313
PCVST Property	313
Penalty Charges	387
Percentage Interest	329
Permitted Encumbrances	E-1-2
Permitted Investments	329
Permitted Special Servicer/Affiliate Fees	391
PGI	315
PGI Primary Servicing Agreements	316
PIPs	114, 177
Plan Asset Regulations	496
PML	291
Pooling and Servicing Agreement	367
Pooling and Servicing Agreement Party Repurchase Request	449
PPA	308
PRC	12
Preliminary Asset Review Report	445
Preliminary Dispute Resolution Election Notice	450
Prepayment Assumption	487

Prepayment Interest Excess	341
Prepayment Interest Shortfall	341
Prepayment Penalty Description	160
Prepayment Provision	160
Prime Rate	379
Principal	274
Principal Balance Certificates	327
Principal Commercial Capital	152, 274
Principal Distribution Amount	335
Principal Shortfall	336
Privileged Information	436
Privileged Information Exception	436
Privileged Person	346
Professional Investors	12
Prohibited Prepayment	342
Promotion of Collective Investment Schemes Exemptions Order	10
Property Advances	378
Proposed Course of Action Notice	450
Prospectus	12
Prospectus Directive	11
PSW Complaint	313
PSW Court	313
PTE	498
Put Right	212
Qualification Criteria	277
Qualified Investor	11
Qualified Investors	11
Qualified Mortgage	358
Qualified Substitute Mortgage Loan	363
Rait	314
Rated Final Distribution Date	341
Rating Agencies	526
Rating Agency	526
Rating Agency Confirmation	454
Rating Agency Declination	454
RCRA	521
Realized Loss	343
REC	173
Recognized Collective Investment Scheme	10
Record Date	328
Red Dot Storage Portfolio II Partial Defeasance Notice Date	206
Registration Statement	531
Regular Certificates	327
Regular Interestholder	485
Regular Interests	483
Regulation AB	407
Related Group	160
Related Master Servicer	316
Related Pooling and Servicing Agreement	317
Related TIF Notes	197
Release Date	203
relevant institutions	69
Relevant Member State	11
Relevant Person	13
Relevant Persons	10
REMIC	483
REMIC LTV Test	150
REMIC Regulations	483
REO Account	383
REO Companion Loan	337
REO Loan	337
REO Mortgage Loan	337
REO Property	327
Reply	314
Repurchase Price	362, 455
Repurchase Request	449
Requesting Certificateholder	450
Requesting Holders	405
Requesting Investor	357
Requesting Party	453
Requirements	525
Residual Certificates	327
Resolution Authorities	69
Resolution Failure	450
Resolved	450
Restricted Group	499
Restricted Party	436
Retention Requirement	69
Review Materials	443
Revised Rate	199
RevPAR	160
Risk Factors	9
RMBS	303
Rooms	161
Rule 17g-5	348, 419
S&P	309
Sale/Leaseback	198
Scheduled Principal Distribution Amount	336
SEC	268
Securities Act	407
Securitization Accounts	327
SEL	291, E-1-5
Senior Certificates	327
Serviced AB Loan Combination	367
Serviced Companion Loan	367
Serviced Companion Loan Holder	368
Serviced Companion Loan Securities	412
Serviced Loan Combination	367
Serviced Loans	368
Serviced Mortgage Loans	368
Serviced Outside Controlled Companion Loan	368
Serviced Outside Controlled Loan Combination	368
Serviced Outside Controlled Mortgage Loan	368
Serviced Pari Passu Companion Loan	367
Serviced Pari Passu Companion Loan Holder	367
Serviced Pari Passu Loan Combination	367
Serviced Subordinate Companion Loan	367
Serviced Subordinate Companion Loan Holder	368
Servicer Termination Events	411
Servicing Fee	386
Servicing Fee Rate	386
Servicing Function Participant	407
Servicing Shift Companion Loan	369
Servicing Shift Loan Combination	370
Servicing Shift Mortgage Loan	370

Servicing Standard	372
Servicing Transfer Event	373
Settlement Agreement	313
SFA	12
Shea-Two	213
Similar Law	501
Similar Requirements	69
Single-Purpose Entity	E-1-9
SMC	278
SMF V	152, 278
SMF V Data Tape	279
SMF V Mortgage Loans	152
SMF VI	278
SMMEA	503
Soft Lockbox	160
Soft Springing Lockbox	160
Solvency II	69
Special Administration Regulations	123
Special Servicing Fee	388
Special Servicing Fee Rate	388
Specially Serviced Loan	373
Split Mortgage Loan	151
Sponsors	153, 269
SpringHill Suites Minneapolis West Property	197
Springing Cash Management	160
Springing Lockbox	160
SRB	70
SSM	70
Standard Qualifications	E-1-1
Startup Day	483
Starwood	278
Starwood Review Team	279
Stated Principal Balance	336
Structured Product	12
Stuyvesant Town Property	313
Subject Loans	393, 396
Subordinate Certificates	327
Subordinate Companion Loan	151
Sub-Servicing Agreement	377
Summary of Terms	9
Swedesford Office Association	172
Swedesford Office Loan Combination	216
Swedesford Office Mortgage Loan	216
Swedesford Office Pari Passu Companion Loan	216
TCO	194
Terms and Conditions	356
Terrorism Cap Amount	E-1-9
Tests	444
Third Party Report	153
TIA	71
TIF	197
TIF Note	197
TIF Notes	197
Title Exception	E-1-2
Title Policy	E-1-2
Title V	524
TownePlace Suites Minneapolis West Property	197
Trailing 12 NOI	159
TRIA	E-1-8
TRIPRA	121
Trust REMICs	483
Trustee	303
Trustee/Certificate Administrator Fee	391
Trustee/Certificate Administrator Fee Rate	391
Trusts	313
U.S. Tax Person	493
Underwriter Entities	130
Underwriter Exemption	498
Underwriting Agreement	529
Underwritten EGI	161
Underwritten Expenses	160
Underwritten NCF	161
Underwritten NCF DSCR	157
Underwritten Net Cash Flow	161
Underwritten Net Operating Income	161
Underwritten NOI	161
Underwritten Revenues	161
Units	161
Unscheduled Principal Distribution Amount	336
Unsolicited Information	444
UPB	308
Updated Appraisal	420
Upper-Tier REMIC	483
Upper-Tier REMIC Distribution Account	382
UST	174
UW NCF DSCR	157
Volcker Rule	70
Voting Rights	353
WAC Rate	334
Wachovia	307
WDOE	175
Weighted Average Mortgage Rate	162
Wells Fargo	306
Withheld Amounts	383
Workout Fee	388
Workout Fee Rate	389
Workout-Delayed Reimbursement Amount	381
YM Group A	340
YM Group B	340
YM Groups	340
Zoning Regulations	E-1-7

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

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CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	NAP	NAP	433 Opry Mills Drive	Nashville	Tennessee	37214	Retail	Super Regional Mall	2000	2010-2014	1,169,633	sf
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	NAP	NAP	21500 Pacific Coast Highway	Huntington Beach	California	92648	Hospitality	Full Service	2003	2009-2015	517	Rooms
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	NAP	NAP	2001 Butterfield Road and 3131 Woodcreek Drive	Downers Grove	Illinois	60515	Office	Suburban	1990	2007	609,251	sf
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	NAP	NAP	401 South State Street & 418 South Wabash Street	Chicago	Illinois	60605	Office	CBD	1892, 1893	2012, 2014	487,022	sf
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	NAP	NAP	480, 500, 656-676 East Swedesford Road	Wayne	Pennsylvania	19087	Office	Suburban	1972	2007	257,460	sf
6	Loan		SMF V	SMC	Shoreline Village	NAP	NAP	401 - 435 Shoreline Village Drive	Long Beach	California	90802	Retail	Unanchored	1982, 1983	NAP	64,936	sf
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	NAP	NAP	7777 Victoria Gardens Lane	Rancho Cucamonga	California	91739	Retail	Single Tenant	2007	NAP	180,000	sf
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	NAP	NAP									1,103	Rooms
8.01	Property				TownePlace Suites Detroit Dearborn			6101, 6121 and 6141 Mercury Drive	Dearborn	Michigan	48126	Hospitality	Limited Service	2001	2014	148	Rooms
8.02	Property				SpringHill Suites Minneapolis West			5901 Wayzata Boulevard	St. Louis Park	Minnesota	55416	Hospitality	Limited Service	2002	2016	126	Rooms
8.03	Property				SpringHill Suites Eden Prairie			11552 Leona Road	Eden Prairie	Minnesota	55344	Hospitality	Limited Service	2001	2016	119	Rooms
8.04	Property				TownePlace Suites Milwaukee Brookfield			600, 640 and 650 North Calhoun Road	Brookfield	Wisconsin	53005	Hospitality	Limited Service	1998	2014	112	Rooms
8.05	Property				TownePlace Suites Detroit Sterling Heights			14800 and 14880 Lakeside Circle	Sterling Heights	Michigan	48313	Hospitality	Limited Service	2001	2016	95	Rooms
8.06	Property				TownePlace Suites Minneapolis West			1400 and 1450 Zarthan Avenue South	St. Louis Park	Minnesota	55416	Hospitality	Limited Service	2001	2016	106	Rooms
8.07	Property				TownePlace Suites Eden Prairie			11576 and 11588 Leona Road	Eden Prairie	Minnesota	55344	Hospitality	Limited Service	1998	2016	103	Rooms
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport			3635 Crestridge Drive	Eagan	Minnesota	55122	Hospitality	Limited Service	1997	2016	105	Rooms
8.09	Property				TownePlace Suites Detroit Livonia			17350 and 17450 Fox Drive	Livonia	Michigan	48152	Hospitality	Limited Service	2000	2016	95	Rooms
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport			3615 Crestridge Drive	Eagan	Minnesota	55122	Hospitality	Limited Service	1999	2016	94	Rooms
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	Group 1	Yes	7520 Factory Shoals Road Southwest	Austell	Georgia	30168	Industrial	Warehouse/Distribution	2016	NAP	311,489	sf
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	Group 1	Yes	7358 7th Place North	West Palm Beach	Florida	33411	Industrial	Warehouse/Distribution	2016	NAP	225,198	sf
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	NAP	NAP	18211-18291 North Pima Road	Scottsdale	Arizona	85255	Retail	Anchored	2008	NAP	72,865	sf
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	Group 1	NAP	3015 78th Avenue East	Fife	Washington	98424	Industrial	Warehouse/Distribution	2015	NAP	312,926	sf
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	Group 2	NAP	37670 Dale Drive	Westland	Michigan	48185	Multifamily	Garden	1970	NAP	376	Units
14	Loan		CGMRC	CGMRC	Harbor Point	NAP	NAP	5001 Bass Pro Drive	Garland	Texas	75043	Retail	Anchored	2006-2015	NAP	177,467	sf
15	Loan		PCC	PCC	Highridge Crossing	NAP	NAP	28102-28194 Newhall Ranch Road	Santa Clarita	California	91355	Retail	Anchored	2005-2006	NAP	57,659	sf
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	NAP	NAP	100 General McIntosh Boulevard	Savannah	Georgia	31401	Hospitality	Full Service	1992	2010	387	Rooms
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	NAP	NAP	245 Lexington Green Circle	Lexington	Kentucky	40503	Hospitality	Full Service	1987	2011	174	Rooms
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	NAP	NAP	8100 Lake Street	Orlando	Florida	32836	Hospitality	Full Service	1991	2014	334	Rooms
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	NAP	NAP	247 Bedford Avenue	Brooklyn	New York	11211	Retail	Anchored	1930	2016	19,625	sf
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	NAP	NAP	Various	Various	Michigan	Various	Self Storage	Self Storage			130,567	sf
20.01	Property				EZ Storage Mack Avenue			18145 Mack Avenue	Detroit	Michigan	48224	Self Storage	Self Storage	2012	NAP	67,276	sf
20.02	Property				EZ Storage Orchard Lake Road			29221 Orchard Lake Road	Farmington Hills	Michigan	48334	Self Storage	Self Storage	2012	NAP	63,291	sf
21	Loan	46	CGMRC	CGMRC	Carriage Park	Group 2	NAP	27201 West Canfield Drive	Dearborn Heights	Michigan	48127	Multifamily	Garden	1964, 1967	2012-2015	256	Units
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	NAP	NAP	Various	Various	Various	Various	Self Storage	Self Storage			230,337	sf
22.01	Property				Compass Self Storage - Cincinnati			4700 Wilmer Court	Cincinnati	Ohio	45226	Self Storage	Self Storage	1908, 2001-2002	NAP	62,175	sf
22.02	Property				Stor-N-Lock - Shelbyville			1703 Green Lane	Shelbyville	Tennessee	37160	Self Storage	Self Storage	2005, 2008, & 2009	NAP	98,412	sf
22.03	Property				Compass Self Storage - Hamilton			9343 Princeton Glendale Road	Hamilton	Ohio	45011	Self Storage	Self Storage	1999-2001	NAP	69,750	sf
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	NAP	NAP	3821 Avalon Park East Boulevard	Orlando	Florida	32828	Mixed Use	Multifamily/Retail/Office	2003	NAP	94,842	sf
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	NAP	NAP	Various	Various	Various	Various	Self Storage	Self Storage			354,693	sf
24.01	Property				202 Harvestore Drive			202 Harvestore Drive	DeKalb	Illinois	60115	Self Storage	Self Storage	2002	2015	98,160	sf
24.02	Property				190 West Stephenie Drive			190 West Stephenie Drive	Cortland	Illinois	60112	Self Storage	Self Storage	1983	2015	59,330	sf
24.03	Property				200 South Sylvania Avenue			200 South Sylvania Avenue	Sturtevant	Wisconsin	53117	Self Storage	Self Storage	2003	NAP	49,500	sf
24.04	Property				2185 Gateway Drive			2185 Gateway Drive	Sycamore	Illinois	60178	Self Storage	Self Storage	2005	NAP	45,590	sf
24.05	Property				4908 South Main Street			4908 South Main Street	Rockford	Illinois	61102	Self Storage	Self Storage	1999	NAP	39,950	sf
24.06	Property				214 Harvestore Drive			214 Harvestore Drive	DeKalb	Illinois	60115	Self Storage	Self Storage	2000	2015	26,040	sf
24.07	Property				10 Ford Drive			10 Ford Drive	New Lenox	Illinois	60451	Self Storage	Self Storage	1990	NAP	20,400	sf
24.08	Property				250 West Route 38			250 West Route 38	Malta	Illinois	60115	Self Storage	Self Storage	1983	2015	15,723	sf
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	NAP	NAP	50 Westgate Parkway	Asheville	North Carolina	28806	Retail	Anchored	1956	1988	99,533	sf
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	NAP	NAP	1255, 1260, 1333, 1445, 1340 and 1450 South Spectrum Boulevard	Chandler	Arizona	85286	Office	Suburban	2009 - 2015	NAP	523,673	sf
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	NAP	NAP	1675 South Pleasant Valley Road	Winchester	Virginia	22601	Retail	Anchored	1988	2015-2016	88,413	sf
28	Loan	55	SMF V	SMC	600 Independence Parkway	NAP	NAP	600 Independence Parkway	Chesapeake	Virginia	23320	Office	Suburban	1998	NAP	96,162	sf
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	Group 2	NAP	19700 Masonic Boulevard	Roseville	Michigan	48066	Multifamily	Garden	1969	NAP	217	Units
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	Group 1	NAP	12405 West 112th Avenue	Broomfield	Colorado	80021	Industrial	Warehouse/Distribution	2016	NAP	211,030	sf
31	Loan		CGMRC	CGMRC	Fountain Court	NAP	NAP	6355-6387 Manatee Avenue	Bradenton	Florida	34209	Retail	Anchored	1987	NAP	175,495	sf
32	Loan		SMF V	SMC	Kendallwood Shopping Center	NAP	NAP	33250 Twelve Mile Road	Farmington Hills	Michigan	48334	Retail	Anchored	1960	1989	114,429	sf
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	NAP	NAP	4702 - 4944 Research Drive	San Antonio	Texas	78240	Industrial	Flex	1984	NAP	98,828	sf
34	Loan		SMF V	SMC	555 Briarwood Circle	NAP	NAP	555 Briarwood Circle	Ann Arbor	Michigan	48108	Office	Suburban	1986	2012-2016	81,153	sf
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	NAP	NAP	5055 Peabody Road	Fairfield	California	94533	Self Storage	Self Storage	2003	NAP	108,313	sf
36	Loan	61	SMF V	SMC	Paradise Hills	NAP	NAP	10602 North 32nd Street	Phoenix	Arizona	85028	Retail	Unanchored	1962, 1966	2015-2016	85,078	sf
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	NAP	NAP	701 Southeast Highway 3	Guymon	Oklahoma	73942	Hospitality	Limited Service	2009	NAP	75	Rooms
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	NAP	NAP	10066-10068 Pacific Heights Boulevard	San Diego	California	92121	Retail	Unanchored	1990, 1991	2009, 2014-2015	28,299	sf
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	NAP	NAP	20910 North Tatum Boulevard	Phoenix	Arizona	85050	Retail	Unanchored	2008	NAP	17,953	sf
40	Loan		CGMRC	CGMRC	Northpointe Plaza	NAP	NAP	37005-37125 South Gratiot Avenue	Clinton Township	Michigan	48036	Retail	Shadow Anchored	1988	NAP	60,228	sf
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	NAP	NAP	720 North Colorado Street	Gunnison	Colorado	81230	Multifamily	Garden	1998-1999	NAP	87	Units
42	Loan		SMF V	SMC	Bernalillo Marketplace	NAP	NAP	120-180 East US Highway 550	Bernalillo	New Mexico	87004	Retail	Shadow Anchored	2005	NAP	34,000	sf
43	Loan		SMF V	SMC	McMinnville Town Center	NAP	NAP	1431-1691 Northeast Highway 99 West	McMinnville	Oregon	97128	Retail	Unanchored	1979, 1988	2015	35,246	sf
44	Loan		CGMRC	CGMRC	Best Buy Park	NAP	NAP	10495 US Highway 49	Gulfport	Mississippi	39503	Retail	Anchored	2008-2009	NAP	38,132	sf
45	Loan		CGMRC	CGMRC	TnT Self Storage	NAP	NAP	3562 Big Valley Road	Kelseyville	California	95451	Self Storage	Self Storage	1989	2001	54,046	sf

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	320.61	Fee Simple	70,000,000	70,000,000	70,000,000	9.7%	70,000,000	4.09200%	0.01465%	4.0774%	242,015.28	2,904,183.36	1,054,495.15
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	386,847.20	Fee Simple	60,000,000	60,000,000	60,000,000	8.3%	54,321,407	5.07000%	0.01465%	5.0554%	324,664.71	3,895,976.52	757,551.00
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	112.43	Fee Simple	41,500,000	41,500,000	41,500,000	5.8%	33,447,673	4.41000%	0.02695%	4.3831%	208,060.99	2,496,731.88	135,364.98
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	98.07	Fee Simple	32,000,000	32,000,000	32,000,000	4.4%	26,135,483	4.80000%	0.02095%	4.7791%	167,892.91	2,014,714.92	82,687.26
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	195.92	Fee Simple	30,000,000	29,964,942	29,964,942	4.2%	27,729,414	5.15000%	0.02135%	5.1287%	163,807.87	1,965,694.44	111,935.37
6	Loan		SMF V	SMC	Shoreline Village	454.29	Leasehold	29,500,000	29,500,000	29,500,000	4.1%	26,290,961	4.25000%	0.01465%	4.2354%	145,122.27	1,741,467.24
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	161.11	Fee Simple	29,000,000	29,000,000	29,000,000	4.0%	26,668,816	4.81300%	0.01465%	4.7984%	152,380.91	1,828,570.92
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	74,796.01		27,500,000	27,500,000		3.8%	27,500,000	4.72000%	0.02215%	4.6979%	109,668.98	1,316,027.76	219,337.96
8.01	Property				TownePlace Suites Detroit Dearborn		Fee Simple			5,286,915
8.02	Property				SpringHill Suites Minneapolis West		Fee Simple			3,678,728
8.03	Property				SpringHill Suites Eden Prairie		Fee Simple			2,955,044
8.04	Property				TownePlace Suites Milwaukee Brookfield		Fee Simple			2,794,225
8.05	Property				TownePlace Suites Detroit Sterling Heights		Fee Simple			2,472,588
8.06	Property				TownePlace Suites Minneapolis West		Fee Simple			2,372,076
8.07	Property				TownePlace Suites Eden Prairie		Fee Simple			2,291,667
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport		Fee Simple			2,090,643
8.09	Property				TownePlace Suites Detroit Livonia		Fee Simple			2,070,541
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport		Fee Simple			1,487,573
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	97.03	Fee Simple	14,200,000	14,200,000	14,200,000	2.0%	14,200,000	4.24600%	0.01465%	4.2314%	50,942.17	611,306.04	50,942.17
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	97.03	Fee Simple	11,837,500	11,837,500	11,837,500	1.6%	11,837,500	4.24600%	0.01465%	4.2314%	42,466.76	509,601.12	42,466.76
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	298.29	Fee Simple	21,735,000	21,735,000	21,735,000	3.0%	19,119,483	4.71000%	0.01465%	4.6954%	112,856.60	1,354,279.20
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	128.62	Fee Simple	20,125,000	20,125,000	20,125,000	2.8%	20,125,000	4.23600%	0.01465%	4.2214%	72,027.93	864,335.16	72,027.93
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	51,329.79	Fee Simple	19,300,000	19,300,000	19,300,000	2.7%	17,094,132	5.02000%	0.04215%	4.9779%	103,842.61	1,246,111.32
14	Loan		CGMRC	CGMRC	Harbor Point	104.24	Fee Simple & Leasehold	18,500,000	18,500,000	18,500,000	2.6%	14,821,846	4.71000%	0.01465%	4.6954%	100,998.45	1,211,981.40
15	Loan		PCC	PCC	Highridge Crossing	305.24	Fee Simple	17,600,000	17,600,000	17,600,000	2.4%	15,088,806	4.64000%	0.02215%	4.6179%	90,646.62	1,087,759.44
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	189,366.59	Fee Simple	16,750,000	16,700,974	16,700,974	2.3%	12,787,661	5.58400%	0.01715%	5.5669%	103,701.60	1,244,419.20	351,347.20
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	86,494.25	Fee Simple	15,050,000	15,050,000	15,050,000	2.1%	13,196,780	4.57000%	0.02215%	4.5479%	76,883.38	922,600.56
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	125,490.79	Fee Simple	14,000,000	13,971,308	13,971,308	1.9%	11,687,790	5.48000%	0.01465%	5.4654%	79,314.87	951,778.44	158,629.74
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	1,579.62	Fee Simple	13,850,000	13,850,000	13,850,000	1.9%	13,850,000	4.75000%	0.01465%	4.7354%	55,584.35	667,012.20	68,828.27
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	103.40		13,500,000	13,500,000		1.9%	11,933,474	4.93000%	0.06215%	4.8679%	71,894.48	862,733.76
20.01	Property				EZ Storage Mack Avenue		Fee Simple			7,750,000
20.02	Property				EZ Storage Orchard Lake Road		Fee Simple			5,750,000
21	Loan	46	CGMRC	CGMRC	Carriage Park	52,628.91	Fee Simple	13,473,000	13,473,000	13,473,000	1.9%	11,933,121	5.02000%	0.06215%	4.9579%	72,490.75	869,889.00
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	57.52		13,250,000	13,250,000		1.8%	11,748,938	5.07000%	0.06215%	5.0079%	71,696.79	860,361.48
22.01	Property				Compass Self Storage - Cincinnati		Fee Simple			5,450,000
22.02	Property				Stor-N-Lock - Shelbyville		Fee Simple			4,650,000
22.03	Property				Compass Self Storage - Hamilton		Fee Simple			3,150,000
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	133.45	Fee Simple	12,700,000	12,656,631	12,656,631	1.8%	10,473,079	5.09500%	0.01765%	5.0774%	68,915.61	826,987.32
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	35.58		12,620,000	12,620,000		1.7%	10,719,371	5.21000%	0.06465%	5.1454%	69,375.77	832,509.24
24.01	Property				202 Harvestore Drive		Fee Simple			3,585,000
24.02	Property				190 West Stephenie Drive		Fee Simple			2,560,000
24.03	Property				200 South Sylvania Avenue		Fee Simple			2,075,000
24.04	Property				2185 Gateway Drive		Fee Simple			2,190,000
24.05	Property				4908 South Main Street		Fee Simple			470,000
24.06	Property				214 Harvestore Drive		Fee Simple			695,000
24.07	Property				10 Ford Drive		Fee Simple			650,000
24.08	Property				250 West Route 38		Fee Simple			395,000
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	113.03	Fee Simple	11,250,000	11,250,000	11,250,000	1.6%	9,172,905	4.75000%	0.01465%	4.7354%	58,685.33	704,223.96
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	177.59	Fee Simple	11,000,000	11,000,000	11,000,000	1.5%	9,720,461	4.92000%	0.03215%	4.8879%	58,513.73	702,164.76	436,193.29
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	124.26	Fee Simple	11,000,000	10,986,387	10,986,387	1.5%	8,995,520	4.84000%	0.01465%	4.8254%	57,979.44	695,753.28
28	Loan	55	SMF V	SMC	600 Independence Parkway	111.79	Fee Simple	10,750,000	10,750,000	10,750,000	1.5%	8,702,475	4.53800%	0.01465%	4.5234%	54,711.66	656,539.92
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	47,465.44	Fee Simple	10,300,000	10,300,000	10,300,000	1.4%	9,122,776	5.02000%	0.06215%	4.9579%	55,418.59	665,023.08
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	87.43	Fee Simple	9,225,000	9,225,000	9,225,000	1.3%	9,225,000	4.24600%	0.01465%	4.2314%	33,094.47	397,133.64	33,094.47
31	Loan		CGMRC	CGMRC	Fountain Court	50.71	Fee Simple	8,900,000	8,900,000	8,900,000	1.2%	7,705,082	5.02000%	0.04465%	4.9754%	47,885.97	574,631.64
32	Loan		SMF V	SMC	Kendallwood Shopping Center	75.59	Fee Simple	8,650,000	8,650,000	8,650,000	1.2%	7,217,177	4.60000%	0.06215%	4.5379%	44,343.74	532,124.88
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	83.48	Fee Simple	8,250,000	8,250,000	8,250,000	1.1%	7,129,324	4.95500%	0.01465%	4.9404%	44,061.17	528,734.04
34	Loan		SMF V	SMC	555 Briarwood Circle	96.11	Fee Simple	7,800,000	7,800,000	7,800,000	1.1%	6,874,812	4.79700%	0.06215%	4.7349%	40,909.75	490,917.00
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	61.86	Fee Simple	6,700,000	6,700,000	6,700,000	0.9%	5,658,456	5.01000%	0.04465%	4.9654%	36,008.01	432,096.12
36	Loan	61	SMF V	SMC	Paradise Hills	76.99	Fee Simple	6,550,000	6,550,000	6,550,000	0.9%	6,297,940	5.70800%	0.01465%	5.6934%	38,049.44	456,593.28
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	79,333.33	Fee Simple	5,950,000	5,950,000	5,950,000	0.8%	3,825,682	5.50000%	0.01465%	5.4854%	40,929.29	491,151.48
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	208.49	Fee Simple	5,900,000	5,900,000	5,900,000	0.8%	4,932,852	4.67000%	0.01465%	4.6554%	30,493.33	365,919.96
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	328.64	Leasehold	5,900,000	5,900,000	5,900,000	0.8%	5,008,024	5.18600%	0.01465%	5.1714%	32,346.53	388,158.36
40	Loan		CGMRC	CGMRC	Northpointe Plaza	86.99	Fee Simple	5,250,000	5,239,007	5,239,007	0.7%	4,369,237	5.38000%	0.08905%	5.2910%	29,414.86	352,978.32
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	59,770.11	Fee Simple	5,200,000	5,200,000	5,200,000	0.7%	4,593,764	4.90000%	0.08835%	4.8117%	27,597.79	331,173.48
42	Loan		SMF V	SMC	Bernalillo Marketplace	141.18	Fee Simple	4,800,000	4,800,000	4,800,000	0.7%	3,913,774	4.75000%	0.06465%	4.6854%	25,039.07	300,468.84
43	Loan		SMF V	SMC	McMinnville Town Center	117.03	Fee Simple	4,125,000	4,125,000	4,125,000	0.6%	3,439,271	4.57800%	0.01465%	4.5634%	21,092.38	253,108.56
44	Loan		CGMRC	CGMRC	Best Buy Park	98.34	Leasehold	3,750,000	3,750,000	3,750,000	0.5%	3,251,585	5.08000%	0.01465%	5.0654%	20,314.56	243,774.72
45	Loan		CGMRC	CGMRC	TnT Self Storage	38.81	Fee Simple	2,100,000	2,097,658	2,097,658	0.3%	1,748,633	5.40000%	0.01465%	5.3854%	11,792.15	141,505.80

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity (Mos.)	Remaining Term To Maturity (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	12,653,941.80	Interest Only	Actual/360	0	120	120	120	120	0	0	6/2/2016	1
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	9,090,612.00	Interest Only, Then Amortizing	Actual/360	2	48	46	120	118	360	360	4/27/2016	1
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	1,624,379.76	Amortizing	Actual/360	0	0	0	120	120	360	360	6/22/2016	1
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	992,247.12	Amortizing	Actual/360	0	0	0	120	120	360	360	6/10/2016	6
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	1,343,224.44	Amortizing	Actual/360	1	0	0	60	59	360	359	6/6/2016	6
6	Loan		SMF V	SMC	Shoreline Village		Interest Only, Then Amortizing	Actual/360	0	48	48	120	120	360	360	6/10/2016	6
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga		Interest Only, Then Amortizing	Actual/360	1	60	59	120	119	360	360	6/6/2016	6
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	2,632,055.52	Interest Only	Actual/360	4	60	56	60	56	0	0	2/8/2016	1
8.01	Property				TownePlace Suites Detroit Dearborn
8.02	Property				SpringHill Suites Minneapolis West
8.03	Property				SpringHill Suites Eden Prairie
8.04	Property				TownePlace Suites Milwaukee Brookfield
8.05	Property				TownePlace Suites Detroit Sterling Heights
8.06	Property				TownePlace Suites Minneapolis West
8.07	Property				TownePlace Suites Eden Prairie
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport
8.09	Property				TownePlace Suites Detroit Livonia
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	611,306.04	Interest Only	Actual/360	1	120	119	120	119	0	0	5/19/2016	1
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	509,601.12	Interest Only	Actual/360	1	120	119	120	119	0	0	5/19/2016	1
11	Loan		CGMRC	CGMRC	DC Ranch Crossing		Interest Only, Then Amortizing	Actual/360	0	36	36	120	120	360	360	6/29/2016	1
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	864,335.16	Interest Only	Actual/360	1	120	119	120	119	0	0	5/4/2016	1
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments		Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	5/17/2016	6
14	Loan		CGMRC	CGMRC	Harbor Point		Interest Only, Then Amortizing	Actual/360	0	12	12	120	120	324	324	6/8/2016	6
15	Loan		PCC	PCC	Highridge Crossing		Interest Only, Then Amortizing	Actual/360	0	24	24	120	120	360	360	6/22/2016	1
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	4,216,166.40	Amortizing	Actual/360	2	0	0	120	118	300	298	4/22/2016	6
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green		Interest Only, Then Amortizing	Actual/360	0	36	36	120	120	360	360	6/8/2016	1
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	1,903,556.88	Amortizing	Actual/360	2	0	0	120	118	360	358	4/26/2016	6
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	825,939.24	Interest Only	Actual/360	2	120	118	120	118	0	0	4/15/2016	6
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio		Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	5/18/2016	6
20.01	Property				EZ Storage Mack Avenue
20.02	Property				EZ Storage Orchard Lake Road
21	Loan	46	CGMRC	CGMRC	Carriage Park		Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	5/17/2016	6
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio		Interest Only, Then Amortizing	Actual/360	2	36	34	120	118	360	360	5/5/2016	6
22.01	Property				Compass Self Storage - Cincinnati
22.02	Property				Stor-N-Lock - Shelbyville
22.03	Property				Compass Self Storage - Hamilton
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I		Amortizing	Actual/360	3	0	0	120	117	360	357	4/4/2016	6
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II		Interest Only, Then Amortizing	Actual/360	2	12	10	120	118	360	360	4/25/2016	6
24.01	Property				202 Harvestore Drive
24.02	Property				190 West Stephenie Drive
24.03	Property				200 South Sylvania Avenue
24.04	Property				2185 Gateway Drive
24.05	Property				4908 South Main Street
24.06	Property				214 Harvestore Drive
24.07	Property				10 Ford Drive
24.08	Property				250 West Route 38
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center		Amortizing	Actual/360	0	0	0	120	120	360	360	6/17/2016	6
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	5,234,319.48	Interest Only, Then Amortizing	Actual/360	6	36	30	120	114	360	360	12/15/2015	6
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza		Amortizing	Actual/360	1	0	0	120	119	360	359	5/27/2016	6
28	Loan	55	SMF V	SMC	600 Independence Parkway		Amortizing	Actual/360	0	0	0	120	120	360	360	6/30/2016	6
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments		Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	5/17/2016	6
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	397,133.64	Interest Only	Actual/360	1	120	119	120	119	0	0	5/13/2016	1
31	Loan		CGMRC	CGMRC	Fountain Court		Interest Only, Then Amortizing	Actual/360	1	24	23	120	119	360	360	6/6/2016	6
32	Loan		SMF V	SMC	Kendallwood Shopping Center		Interest Only, Then Amortizing	Actual/360	0	12	12	120	120	360	360	6/30/2016	6
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center		Interest Only, Then Amortizing	Actual/360	5	24	19	120	115	360	360	2/1/2016	6
34	Loan		SMF V	SMC	555 Briarwood Circle		Interest Only, Then Amortizing	Actual/360	0	36	36	120	120	360	360	6/27/2016	6
35	Loan		CGMRC	CGMRC	Self Storage Unlimited		Interest Only, Then Amortizing	Actual/360	2	12	10	120	118	360	360	5/2/2016	6
36	Loan	61	SMF V	SMC	Paradise Hills		Interest Only, Then Amortizing	Actual/360	0	24	24	60	60	360	360	6/23/2016	6
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon		Amortizing	Actual/360	0	0	0	120	120	240	240	6/16/2016	6
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads		Interest Only, Then Amortizing	Actual/360	1	12	11	120	119	360	360	6/1/2016	6
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center		Interest Only, Then Amortizing	Actual/360	2	12	10	120	118	360	360	4/25/2016	6
40	Loan		CGMRC	CGMRC	Northpointe Plaza		Amortizing	Actual/360	2	0	0	120	118	360	358	4/26/2016	6
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments		Interest Only, Then Amortizing	Actual/360	2	36	34	120	118	360	360	5/2/2016	6
42	Loan		SMF V	SMC	Bernalillo Marketplace		Amortizing	Actual/360	0	0	0	120	120	360	360	6/10/2016	6
43	Loan		SMF V	SMC	McMinnville Town Center		Interest Only, Then Amortizing	Actual/360	1	12	11	120	119	360	360	6/3/2016	6
44	Loan		CGMRC	CGMRC	Best Buy Park		Interest Only, Then Amortizing	Actual/360	0	24	24	120	120	360	360	6/9/2016	6
45	Loan		CGMRC	CGMRC	TnT Self Storage		Amortizing	Actual/360	1	0	0	120	119	360	359	5/17/2016	6

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2013 EGI ($)	2013 Expenses ($)	2013 NOI ($)	2014 EGI ($)	2014 Expenses ($)
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	8/1/2016	7/1/2026		7/1/2026	No		0	0	Lockout/24_Defeasance/89_0%/7	49,127,199	14,625,041	34,502,158	50,063,915	15,076,680
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	6/1/2016	5/1/2020	6/1/2020	5/1/2026	No		5	5	Lockout/26_Defeasance/90_0%/4	70,781,735	51,948,000	18,833,735	83,276,772	59,465,361
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	8/1/2016		8/1/2016	7/1/2026	No		0	5	Lockout/24_Defeasance/92_0%/4	11,976,637	6,001,462	5,975,175	12,573,435	6,126,173
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	8/6/2016		8/6/2016	7/6/2026	No		0	0	Lockout/24_YM1%/92_0%/4	10,786,954	5,635,759	5,151,195	11,014,375	5,902,206
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	7/6/2016		7/6/2016	6/6/2021	No		0	0	Lockout/12_YM1%/43_0%/5	7,227,506	2,558,076	4,669,430	7,222,812	2,825,272
6	Loan		SMF V	SMC	Shoreline Village	8/6/2016	7/6/2020	8/6/2020	7/6/2026	No		0	0	Lockout/24_Defeasance or YM1%/90_0%/6	4,495,906	1,924,799	2,571,108	4,643,126	2,283,890
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	7/6/2016	6/6/2021	7/6/2021	6/6/2026	No		2	0	Lockout/25_Defeasance/91_0%/4	3,973,030	736,623	3,236,407	3,882,116	658,528
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	4/1/2016	3/1/2021		3/1/2021	No		0	5	Lockout/28_Defeasance/28_0%/4	27,331,907	17,500,103	9,831,804	30,411,107	18,944,553
8.01	Property				TownePlace Suites Detroit Dearborn										3,990,137	2,268,287	1,721,850	4,682,591	2,428,056
8.02	Property				SpringHill Suites Minneapolis West										3,681,150	2,239,145	1,442,005	4,105,612	2,403,464
8.03	Property				SpringHill Suites Eden Prairie										3,065,297	2,196,877	868,420	3,537,374	2,402,569
8.04	Property				TownePlace Suites Milwaukee Brookfield										2,553,054	1,502,329	1,050,725	2,786,957	1,621,054
8.05	Property				TownePlace Suites Detroit Sterling Heights										2,281,657	1,441,511	840,146	2,501,990	1,555,262
8.06	Property				TownePlace Suites Minneapolis West										2,619,007	1,555,774	1,063,233	2,740,314	1,657,217
8.07	Property				TownePlace Suites Eden Prairie										2,313,435	1,467,365	846,070	2,547,892	1,623,395
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport										2,628,738	1,889,016	739,722	3,010,593	2,130,733
8.09	Property				TownePlace Suites Detroit Livonia										2,182,583	1,471,482	711,101	2,373,650	1,550,653
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport										2,016,849	1,468,317	548,532	2,124,134	1,572,150
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	7/1/2016	6/1/2026		6/1/2026	No		5	5	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	7/1/2016	6/1/2026		6/1/2026	No		5	5	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	8/1/2016	7/1/2019	8/1/2019	7/1/2026	No		0	0	Lockout/24_Defeasance/93_0%/3	1,562,182	616,153	946,029	2,102,197	621,807
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	7/1/2016	6/1/2026		6/1/2026	No		5	5	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	7/6/2016	6/6/2019	7/6/2019	6/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	3,309,130	1,495,865	1,813,265	3,331,652	1,549,177
14	Loan		CGMRC	CGMRC	Harbor Point	8/6/2016	7/6/2017	8/6/2017	7/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	2,367,482	480,976	1,886,506	2,390,818	530,156
15	Loan		PCC	PCC	Highridge Crossing	8/1/2016	7/1/2018	8/1/2018	7/1/2026	No		0	5	Lockout/24_Defeasance/92_0%/4	1,825,614	479,400	1,346,214	1,813,353	485,622
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	6/6/2016		6/6/2016	5/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	20,897,369	12,720,633	8,176,736	22,905,442	13,980,100
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	8/1/2016	7/1/2019	8/1/2019	7/1/2026	No		0	5	Lockout/24_Defeasance/89_0%/7	6,467,569	4,573,463	1,894,106	6,775,753	4,915,818
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	6/6/2016		6/6/2016	5/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	8,950,710	8,310,063
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	6/6/2016	5/6/2026		5/6/2026	No		0	0	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A	N/A	N/A
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	7/6/2016	6/6/2019	7/6/2019	6/6/2026	No		0	0	Lockout/25_Defeasance/92_0%/3	1,124,017	714,826	409,191	1,661,514	708,606
20.01	Property				EZ Storage Mack Avenue										871,072	384,717	486,354	1,016,196	329,979
20.02	Property				EZ Storage Orchard Lake Road										252,945	330,109	-77,163	645,318	378,626
21	Loan	46	CGMRC	CGMRC	Carriage Park	7/6/2016	6/6/2019	7/6/2019	6/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	2,258,246	1,231,837	1,026,410	2,309,693	1,294,629
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	6/6/2016	5/6/2019	6/6/2019	5/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	1,529,166	661,612	867,554	1,731,990	722,278
22.01	Property				Compass Self Storage - Cincinnati										576,673	251,233	325,440	648,928	272,319
22.02	Property				Stor-N-Lock - Shelbyville										572,535	223,070	349,464	650,141	248,581
22.03	Property				Compass Self Storage - Hamilton										379,958	187,309	192,649	432,921	201,378
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	5/6/2016		5/6/2016	4/6/2026	No		0	0	Lockout/27_Defeasance/89_0%/4	1,652,315	665,423	986,892	1,518,361	499,032
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	6/6/2016	5/6/2017	6/6/2017	5/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A
24.01	Property				202 Harvestore Drive										N/A	N/A	N/A	N/A	N/A
24.02	Property				190 West Stephenie Drive										N/A	N/A	N/A	N/A	N/A
24.03	Property				200 South Sylvania Avenue										N/A	N/A	N/A	N/A	N/A
24.04	Property				2185 Gateway Drive										N/A	N/A	N/A	N/A	N/A
24.05	Property				4908 South Main Street										N/A	N/A	N/A	N/A	N/A
24.06	Property				214 Harvestore Drive										N/A	N/A	N/A	N/A	N/A
24.07	Property				10 Ford Drive										N/A	N/A	N/A	N/A	N/A
24.08	Property				250 West Route 38										N/A	N/A	N/A	N/A	N/A
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	8/6/2016		8/6/2016	7/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	1,115,919	288,830	827,089	1,306,379	318,048
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	2/6/2016	1/6/2019	2/6/2019	1/6/2026	No		0	0	Lockout/30_Defeasance/86_0%/4	6,184,083	2,011,268	4,172,815	7,646,738	2,193,060
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	7/6/2016		7/6/2016	6/6/2026	No		0	0	Lockout/25_YM1%/91_0%/4	N/A	N/A	N/A	N/A	N/A
28	Loan	55	SMF V	SMC	600 Independence Parkway	8/6/2016		8/6/2016	7/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	1,722,668	615,206	1,107,462	1,834,933	676,182
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	7/6/2016	6/6/2019	7/6/2019	6/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	1,985,231	1,020,490	964,741	2,003,458	1,008,963
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	7/1/2016	6/1/2026		6/1/2026	No		5	5	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A
31	Loan		CGMRC	CGMRC	Fountain Court	7/6/2016	6/6/2018	7/6/2018	6/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	1,208,471	393,146	815,325	1,110,151	340,199
32	Loan		SMF V	SMC	Kendallwood Shopping Center	8/6/2016	7/6/2017	8/6/2017	7/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	1,483,929	664,906	819,022	1,543,888	601,389
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	3/6/2016	2/6/2018	3/6/2018	2/6/2026	No		0	0	Lockout/29_Defeasance/87_0%/4	1,210,246	350,457	859,789	1,303,767	378,707
34	Loan		SMF V	SMC	555 Briarwood Circle	8/6/2016	7/6/2019	8/6/2019	7/6/2026	No		0	0	Lockout/24_Defeasance/91_0%/5	914,592	608,392	306,200	1,041,424	576,779
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	6/6/2016	5/6/2017	6/6/2017	5/6/2026	No		0	0	Lockout/26_Defeasance/91_0%/3	872,406	327,657	544,750	865,577	345,811
36	Loan	61	SMF V	SMC	Paradise Hills	8/6/2016	7/6/2018	8/6/2018	7/6/2021	No		0	0	Lockout/24_Defeasance/32_0%/4	N/A	N/A	N/A	579,926	238,475
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	8/6/2016		8/6/2016	7/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	2,058,930	1,067,779	991,151	2,268,470	1,227,133
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	7/6/2016	6/6/2017	7/6/2017	6/6/2026	No		0	0	Lockout/25_Defeasance/90_0%/5	734,045	193,857	540,188	789,969	191,050
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	6/6/2016	5/6/2017	6/6/2017	5/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	707,869	198,295	509,574	673,195	156,811
40	Loan		CGMRC	CGMRC	Northpointe Plaza	6/6/2016		6/6/2016	5/6/2026	No		0	0	Lockout/26_Defeasance/91_0%/3	725,623	205,816	519,807	763,996	201,937
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	6/6/2016	5/6/2019	6/6/2019	5/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	753,109	303,845	449,264	791,923	271,010
42	Loan		SMF V	SMC	Bernalillo Marketplace	8/6/2016		8/6/2016	7/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	525,325	124,132	401,193	536,886	139,787
43	Loan		SMF V	SMC	McMinnville Town Center	7/6/2016	6/6/2017	7/6/2017	6/6/2026	No		0	0	Lockout/25_YM1%/91_0%/4	489,126	188,208	300,918	516,008	169,053
44	Loan		CGMRC	CGMRC	Best Buy Park	8/6/2016	7/6/2018	8/6/2018	7/6/2026	No		0	0	Lockout/24_Defeasance/89_0%/7	832,978	255,475	577,503	892,576	269,555
45	Loan		CGMRC	CGMRC	TnT Self Storage	7/6/2016		7/6/2016	6/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	267,451	100,839	166,612	264,713	102,717

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2014 NOI ($)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	Most Recent EGI (if past 2015) ($)	Most Recent Expenses (if past 2015) ($)	Most Recent NOI (if past 2015) ($)	Most Recent NOI Date (if past 2015)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	34,987,235	51,734,040	15,026,181	36,707,859	51,765,862	14,870,712	36,895,150	1/31/2016	12	Trailing 12	52,975,528	15,212,634	37,762,894
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	23,811,411	88,254,481	61,949,211	26,305,270	N/A	N/A	N/A	NAV	NAV	Not Available	88,435,908	62,406,949	26,028,959
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	6,447,262	13,488,862	6,528,730	6,960,132	13,676,244	6,434,691	7,241,553	4/30/2016	12	Trailing 12	12,985,312	6,312,843	6,672,469
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	5,112,169	10,728,163	5,700,453	5,027,710	10,766,431	5,700,668	5,065,763	4/30/2016	12	Trailing 12	12,429,423	6,948,035	5,481,387
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	4,397,540	6,936,501	2,784,025	4,152,476	7,044,378	2,695,417	4,348,961	3/31/2016	12	Trailing 12	7,155,163	2,606,818	4,548,345
6	Loan		SMF V	SMC	Shoreline Village	2,359,236	4,712,016	2,058,946	2,653,070	4,874,223	2,084,082	2,790,141	4/30/2016	12	Trailing 12	5,210,478	2,352,770	2,857,708
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	3,223,588	4,011,423	619,545	3,391,878	N/A	N/A	N/A	NAV	NAV	Not Available	3,678,068	737,813	2,940,255
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	11,466,554	32,971,576	20,067,115	12,904,461	33,112,693	20,338,984	12,773,709	4/30/2016	12	Trailing 12	33,112,823	20,325,257	12,787,566
8.01	Property				TownePlace Suites Detroit Dearborn	2,254,535	5,351,445	2,591,721	2,759,724	5,429,123	2,609,429	2,819,694	4/30/2016	12	Trailing 12	5,429,123	2,565,414	2,863,709
8.02	Property				SpringHill Suites Minneapolis West	1,702,148	4,335,595	2,516,796	1,818,799	4,372,939	2,577,443	1,795,496	4/30/2016	12	Trailing 12	4,372,939	2,678,786	1,694,153
8.03	Property				SpringHill Suites Eden Prairie	1,134,805	3,917,156	2,551,164	1,365,992	3,897,488	2,548,129	1,349,359	4/30/2016	12	Trailing 12	3,897,488	2,507,994	1,389,494
8.04	Property				TownePlace Suites Milwaukee Brookfield	1,165,903	2,783,281	1,712,526	1,070,755	2,899,059	1,787,993	1,111,066	4/30/2016	12	Trailing 12	2,899,059	1,788,368	1,110,691
8.05	Property				TownePlace Suites Detroit Sterling Heights	946,728	2,598,787	1,470,154	1,128,633	2,655,258	1,490,151	1,165,107	4/30/2016	12	Trailing 12	2,655,258	1,522,699	1,132,559
8.06	Property				TownePlace Suites Minneapolis West	1,083,097	2,903,134	1,789,860	1,113,274	2,856,773	1,834,893	1,021,880	4/30/2016	12	Trailing 12	2,856,773	1,833,755	1,023,018
8.07	Property				TownePlace Suites Eden Prairie	924,497	2,738,831	1,719,129	1,019,702	2,684,542	1,742,545	941,997	4/30/2016	12	Trailing 12	2,684,542	1,714,985	969,557
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport	879,860	3,201,200	2,269,428	931,772	3,144,202	2,257,075	887,127	4/30/2016	12	Trailing 12	3,144,332	2,237,784	906,548
8.09	Property				TownePlace Suites Detroit Livonia	822,997	2,627,305	1,637,785	989,520	2,654,233	1,713,474	940,759	4/30/2016	12	Trailing 12	2,654,233	1,705,032	949,201
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport	551,984	2,514,842	1,808,552	706,290	2,519,076	1,777,852	741,224	4/30/2016	12	Trailing 12	2,519,076	1,770,440	748,636
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	3,396,814	347,584	3,049,230
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	3,229,545	703,383	2,526,162
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	1,480,390	2,149,279	648,333	1,500,946	2,287,810	614,401	1,673,409	4/30/2016	12	Trailing 12	2,631,389	691,603	1,939,786
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	4,945,466	607,463	4,338,003
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	1,782,475	3,389,113	1,586,431	1,802,683	3,444,293	1,599,686	1,844,608	2/29/2016	12	Trailing 12	3,444,293	1,634,989	1,809,304
14	Loan		CGMRC	CGMRC	Harbor Point	1,860,662	2,522,881	552,742	1,970,139	2,555,595	550,636	2,004,959	2/29/2016	12	Trailing 12	2,266,990	531,409	1,735,580
15	Loan		PCC	PCC	Highridge Crossing	1,327,731	1,897,284	419,764	1,477,520	1,968,441	470,362	1,498,079	4/30/2016	12	Trailing 12	1,913,412	488,491	1,424,921
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	8,925,342	24,005,561	14,885,375	9,120,186	23,681,271	14,811,870	8,869,401	2/29/2016	12	Trailing 12	23,616,568	14,799,845	8,816,723
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	1,859,935	7,222,118	5,045,412	2,176,706	7,261,217	5,124,295	2,136,922	4/30/2016	12	Trailing 12	7,261,217	5,182,427	2,078,790
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	640,647	16,183,032	11,744,153	4,438,879	16,835,050	11,913,261	4,921,789	5/31/2016	12	Trailing 12	16,835,050	11,858,826	4,976,224
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,308,820	295,696	2,013,125
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	952,908	1,992,035	734,472	1,257,563	2,030,191	742,153	1,288,039	3/31/2016	12	Trailing 12	2,007,831	772,752	1,235,079
20.01	Property				EZ Storage Mack Avenue	686,216	1,090,889	342,223	748,666	1,089,504	354,882	734,622	3/31/2016	12	Trailing 12	1,067,144	382,711	684,433
20.02	Property				EZ Storage Orchard Lake Road	266,692	901,146	392,249	508,897	940,687	387,271	553,416	3/31/2016	12	Trailing 12	940,687	390,042	550,645
21	Loan	46	CGMRC	CGMRC	Carriage Park	1,015,064	2,454,528	1,252,620	1,201,908	2,479,888	1,248,537	1,231,350	2/29/2016	12	Trailing 12	2,479,888	1,229,114	1,250,774
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	1,009,712	1,854,355	745,276	1,109,079	1,891,830	736,787	1,155,043	Various	12	Trailing 12	1,891,830	753,233	1,138,597
22.01	Property				Compass Self Storage - Cincinnati	376,608	715,317	284,834	430,483	736,599	283,393	453,206	3/31/2016	12	Trailing 12	736,599	286,118	450,481
22.02	Property				Stor-N-Lock - Shelbyville	401,561	658,892	242,086	416,806	669,960	235,195	434,766	2/29/2016	12	Trailing 12	669,960	249,060	420,900
22.03	Property				Compass Self Storage - Hamilton	231,543	480,146	218,356	261,790	485,271	218,200	267,071	3/31/2016	12	Trailing 12	485,271	218,056	267,216
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	1,019,329	1,667,816	618,391	1,049,425	N/A	N/A	N/A	NAV	NAV	Not Available	1,753,835	613,747	1,140,089
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	N/A	1,946,935	632,845	1,314,090	1,973,956	621,498	1,352,458	2/29/2016	12	Trailing 12	1,973,956	752,146	1,221,810
24.01	Property				202 Harvestore Drive	N/A	518,465	137,531	380,934	519,862	137,755	382,107	2/29/2016	12	Trailing 12	519,862	175,891	343,971
24.02	Property				190 West Stephenie Drive	N/A	348,455	83,403	265,052	348,170	82,957	265,213	2/29/2016	12	Trailing 12	348,170	108,981	239,189
24.03	Property				200 South Sylvania Avenue	N/A	297,574	90,284	207,290	302,782	85,466	217,316	2/29/2016	12	Trailing 12	302,782	102,969	199,813
24.04	Property				2185 Gateway Drive	N/A	320,136	90,635	229,501	320,300	90,822	229,478	2/29/2016	12	Trailing 12	320,300	108,359	211,941
24.05	Property				4908 South Main Street	N/A	134,647	81,694	52,953	145,276	79,939	65,337	2/29/2016	12	Trailing 12	145,276	95,330	49,946
24.06	Property				214 Harvestore Drive	N/A	127,618	50,738	76,880	127,430	49,585	77,845	2/29/2016	12	Trailing 12	127,430	57,626	69,804
24.07	Property				10 Ford Drive	N/A	112,583	54,694	57,889	123,504	51,997	71,507	2/29/2016	12	Trailing 12	123,504	59,871	63,633
24.08	Property				250 West Route 38	N/A	87,458	43,866	43,592	86,632	42,978	43,654	2/29/2016	12	Trailing 12	86,632	43,119	43,513
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	988,331	1,465,797	322,679	1,143,118	1,470,976	329,487	1,141,489	4/30/2016	12	Trailing 12	1,474,390	315,263	1,159,127
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	5,453,678	9,795,726	2,486,782	7,308,944	N/A	N/A	N/A	NAV	NAV	Not Available	12,323,925	2,954,962	9,368,963
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,317,256	316,597	1,000,660
28	Loan	55	SMF V	SMC	600 Independence Parkway	1,158,751	1,870,924	677,773	1,193,151	1,867,615	694,860	1,172,756	4/30/2016	12	Trailing 12	1,762,798	703,159	1,059,639
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	994,495	2,023,216	1,058,453	964,763	2,026,452	1,042,013	984,438	2/29/2016	12	Trailing 12	2,026,452	1,061,678	964,773
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,664,406	701,933	1,962,473
31	Loan		CGMRC	CGMRC	Fountain Court	769,952	1,088,813	317,788	771,025	1,096,970	317,846	779,124	2/29/2016	12	Trailing 12	1,116,791	315,632	801,159
32	Loan		SMF V	SMC	Kendallwood Shopping Center	942,499	1,560,780	659,044	901,735	1,567,876	655,777	912,099	4/30/2016	12	Trailing 12	1,524,824	538,171	986,653
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	925,060	1,316,756	428,104	888,652	N/A	N/A	N/A	NAV	NAV	Not Available	1,318,196	403,048	915,149
34	Loan		SMF V	SMC	555 Briarwood Circle	464,645	1,344,844	625,649	719,195	1,373,871	637,764	736,107	5/31/2016	12	Trailing 12	1,535,238	736,420	798,819
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	519,766	957,366	364,141	593,225	982,293	370,493	611,800	3/31/2016	12	Trailing 12	982,293	376,394	605,899
36	Loan	61	SMF V	SMC	Paradise Hills	341,451	821,282	231,095	590,187	861,454	235,295	626,159	2/28/2016	12	Trailing 12	936,730	256,786	679,944
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	1,041,337	2,255,406	1,186,970	1,068,436	2,295,600	1,187,291	1,108,309	4/30/2016	12	Trailing 12	2,295,600	1,208,622	1,086,978
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	598,919	776,135	195,896	580,239	829,985	193,787	636,198	3/31/2016	12	Trailing 12	809,614	206,400	603,214
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	516,384	676,465	194,122	482,343	676,844	190,000	486,844	2/29/2016	12	Trailing 12	719,298	182,788	536,510
40	Loan		CGMRC	CGMRC	Northpointe Plaza	562,059	750,351	199,332	551,019	745,231	204,974	540,257	2/29/2016	12	Trailing 12	877,463	214,593	662,869
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	520,913	819,430	311,826	507,604	832,019	314,720	517,298	3/31/2016	12	Trailing 12	832,019	316,036	515,983
42	Loan		SMF V	SMC	Bernalillo Marketplace	397,099	536,847	131,244	405,603	524,921	107,608	417,313	5/31/2016	12	Trailing 12	605,097	130,750	474,348
43	Loan		SMF V	SMC	McMinnville Town Center	346,955	518,296	178,233	340,064	534,702	166,110	368,592	3/31/2016	12	Trailing 12	547,622	120,365	427,257
44	Loan		CGMRC	CGMRC	Best Buy Park	623,020	935,946	309,590	626,356	948,260	304,043	644,216	2/29/2016	12	Trailing 12	727,399	265,606	461,793
45	Loan		CGMRC	CGMRC	TnT Self Storage	161,996	289,550	108,185	181,365	299,308	109,354	189,954	3/31/2016	12	Trailing 12	299,308	111,459	187,849

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	As Stabilized Appraised Value ($)	As Stabilized Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity (%)
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	10.1%	233,927	1,254,682	36,274,285	2.33	9.7%	738,000,000	5/10/2016	NAP	NAP	50.8%	50.8%
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	13.0%	3,491,795	0	22,537,164	1.74	11.3%	367,900,000	3/18/2016	383,500,000	3/18/2018	54.4%	49.2%
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	9.7%	121,850	761,564	5,789,055	1.40	8.5%	105,500,000	5/24/2016	112,100,000	6/1/2017	64.9%	52.3%
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	11.5%	121,756	581,678	4,777,954	1.59	10.0%	76,500,000	5/18/2016	88,300,000	6/1/2019	62.4%	51.0%
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	9.0%	51,492	149,120	4,347,733	1.31	8.6%	72,000,000	5/2/2016	75,000,000	5/1/2017	70.1%	64.8%
6	Loan		SMF V	SMC	Shoreline Village	9.7%	12,338	64,936	2,780,434	1.60	9.4%	41,700,000	6/1/2016	NAP	NAP	70.7%	63.0%
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	10.1%	27,000	244,578	2,668,677	1.46	9.2%	49,500,000	4/14/2016	NAP	NAP	58.6%	53.9%
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	15.5%	1,324,513	0	11,463,053	2.90	13.9%	136,800,000	Various	NAP	NAP	60.3%	60.3%
8.01	Property				TownePlace Suites Detroit Dearborn		217,165	0	2,646,544			26,300,000	11/30/2015	NAP	NAP
8.02	Property				SpringHill Suites Minneapolis West		174,918	0	1,519,235			18,300,000	11/30/2015	NAP	NAP
8.03	Property				SpringHill Suites Eden Prairie		155,900	0	1,233,594			14,700,000	11/30/2015	NAP	NAP
8.04	Property				TownePlace Suites Milwaukee Brookfield		115,962	0	994,729			13,900,000	12/2/2015	NAP	NAP
8.05	Property				TownePlace Suites Detroit Sterling Heights		106,210	0	1,026,349			12,300,000	11/30/2015	NAP	NAP
8.06	Property				TownePlace Suites Minneapolis West		114,271	0	908,747			11,800,000	11/30/2015	NAP	NAP
8.07	Property				TownePlace Suites Eden Prairie		107,382	0	862,175			11,400,000	11/30/2015	NAP	NAP
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport		125,773	0	780,775			10,400,000	11/30/2015	NAP	NAP
8.09	Property				TownePlace Suites Detroit Livonia		106,169	0	843,032			10,300,000	11/30/2015	NAP	NAP
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport		100,763	0	647,873			7,400,000	11/30/2015	NAP	NAP
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	10.7%	31,149	85,069	2,933,012	2.40	10.3%	51,750,000	4/25/2016	NAP	NAP	54.30%	54.30%
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	10.7%	22,520	66,268	2,437,374	2.40	10.3%	44,100,000	4/21/2016	NAP	NAP	54.30%	54.30%
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	8.9%	10,930	100,452	1,828,404	1.35	8.4%	31,320,000	5/4/2016	NAP	NAP	69.4%	61.0%
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	10.8%	31,293	103,506	4,203,204	2.43	10.4%	74,000,000	11/20/2015	NAP	NAP	54.4%	54.4%
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	9.4%	94,000	0	1,715,304	1.38	8.9%	23,950,000	3/31/2016	26,700,000	4/1/2018	72.3%	64.0%
14	Loan		CGMRC	CGMRC	Harbor Point	9.4%	26,620	61,424	1,647,536	1.36	8.9%	30,000,000	4/8/2016	NAP	NAP	61.7%	49.4%
15	Loan		PCC	PCC	Highridge Crossing	8.1%	17,874	34,596	1,372,451	1.26	7.8%	25,000,000	5/23/2016	NAP	NAP	70.4%	60.4%
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	12.0%	1,180,828	0	7,635,895	1.40	10.4%	110,600,000	3/28/2016	NAP	NAP	66.3%	50.7%
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	13.8%	290,383	0	1,788,407	1.94	11.9%	27,300,000	4/27/2017	28,700,000	4/27/2018	55.1%	48.3%
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	12.9%	673,402	0	4,302,822	1.51	11.2%	61,800,000	3/21/2016	NAP	NAP	62.3%	51.2%
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	6.5%	2,944	20,197	1,989,984	1.33	6.4%	51,200,000	3/1/2016	54,600,000	7/1/2017	60.5%	60.5%
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	9.1%	15,226	0	1,219,852	1.41	9.0%	21,400,000	4/22/2016	NAP	NAP	63.1%	55.8%
20.01	Property				EZ Storage Mack Avenue		6,728	0	677,706			11,500,000	4/22/2016	NAP	NAP
20.02	Property				EZ Storage Orchard Lake Road		8,499	0	542,147			9,900,000	4/22/2016	NAP	NAP
21	Loan	46	CGMRC	CGMRC	Carriage Park	9.3%	64,000	0	1,186,774	1.36	8.8%	17,000,000	3/31/2016	18,700,000	4/1/2018	72.0%	63.8%
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	8.6%	23,034	0	1,115,563	1.30	8.4%	18,710,000	Various	NAP	NAP	70.8%	62.8%
22.01	Property				Compass Self Storage - Cincinnati		6,218	0	444,264			7,600,000	3/29/2016	NAP	NAP
22.02	Property				Stor-N-Lock - Shelbyville		9,841	0	411,059			6,210,000	4/1/2016	NAP	NAP
22.03	Property				Compass Self Storage - Hamilton		6,975	0	260,241			4,900,000	3/29/2016	NAP	NAP
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	9.0%	29,504	20,250	1,090,335	1.32	8.6%	18,300,000	3/21/2016	NAP	NAP	69.2%	57.2%
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	9.7%	60,298	0	1,161,512	1.40	9.2%	18,560,000	Various	NAP	NAP	68.0%	57.8%
24.01	Property				202 Harvestore Drive		16,687	0	327,284			5,150,000	3/28/2016	NAP	NAP
24.02	Property				190 West Stephenie Drive		10,086	0	229,103			3,570,000	3/28/2016	NAP	NAP
24.03	Property				200 South Sylvania Avenue		8,415	0	191,398			2,990,000	4/1/2016	NAP	NAP
24.04	Property				2185 Gateway Drive		7,750	0	204,191			2,940,000	3/28/2016	NAP	NAP
24.05	Property				4908 South Main Street		6,792	0	43,154			1,200,000	3/28/2016	NAP	NAP
24.06	Property				214 Harvestore Drive		4,427	0	65,377			1,130,000	3/28/2016	NAP	NAP
24.07	Property				10 Ford Drive		3,468	0	60,165			970,000	3/22/2016	NAP	NAP
24.08	Property				250 West Route 38		2,673	0	40,841			610,000	3/28/2016	NAP	NAP
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	10.3%	14,930	112,642	1,031,555	1.46	9.2%	17,000,000	5/16/2016	NAP	NAP	66.2%	54.0%
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	10.1%	104,735	719,855	8,544,373	1.44	9.2%	140,000,000	11/10/2015	146,500,000	1/1/2017	66.4%	58.7%
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	9.1%	13,262	44,307	943,091	1.36	8.6%	11,600,000	4/14/2016	14,700,000	9/1/2016	74.7%	61.2%
28	Loan	55	SMF V	SMC	600 Independence Parkway	9.9%	19,381	96,580	943,677	1.44	8.8%	15,500,000	5/23/2016	NAP	NAP	69.4%	56.1%
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	9.4%	54,250	0	910,523	1.37	8.8%	12,400,000	4/1/2016	13,740,000	4/1/2018	75.0%	66.4%
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	10.6%	21,103	56,436	1,884,934	2.37	10.2%	34,500,000	4/25/2016	NAP	NAP	53.5%	53.5%
31	Loan		CGMRC	CGMRC	Fountain Court	9.0%	26,324	54,515	720,320	1.25	8.1%	13,100,000	3/16/2016	14,000,000	6/1/2017	67.9%	58.8%
32	Loan		SMF V	SMC	Kendallwood Shopping Center	11.4%	22,886	55,136	908,631	1.71	10.5%	12,500,000	5/26/2016	NAP	NAP	69.2%	57.7%
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	11.1%	22,730	74,107	818,312	1.55	9.9%	11,500,000	1/14/2016	NAP	NAP	71.7%	62.0%
34	Loan		SMF V	SMC	555 Briarwood Circle	10.2%	12,173	101,971	684,675	1.39	8.8%	10,600,000	6/13/2016	11,400,000	7/1/2017	73.6%	64.9%
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	9.0%	10,831	0	595,068	1.38	8.9%	10,650,000	3/9/2016	NAP	NAP	62.9%	53.1%
36	Loan	61	SMF V	SMC	Paradise Hills	10.4%	12,762	51,047	616,135	1.35	9.4%	9,300,000	5/12/2016	10,070,000	5/12/2017	70.4%	67.7%
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	18.3%	91,824	0	995,154	2.03	16.7%	9,000,000	3/2/2016	NAP	NAP	66.1%	42.5%
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	10.2%	5,660	21,218	576,336	1.58	9.8%	9,700,000	4/20/2016	NAP	NAP	60.8%	50.9%
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	9.1%	3,232	28,941	504,337	1.30	8.5%	9,300,000	2/28/2016	NAP	NAP	63.4%	53.8%
40	Loan		CGMRC	CGMRC	Northpointe Plaza	12.7%	9,034	27,576	626,259	1.77	12.0%	7,450,000	3/29/2016	NAP	NAP	70.3%	58.6%
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	9.9%	30,450	0	485,533	1.47	9.3%	7,800,000	1/14/2016	NAP	NAP	66.7%	58.9%
42	Loan		SMF V	SMC	Bernalillo Marketplace	9.9%	5,100	34,000	435,248	1.45	9.1%	6,510,000	5/18/2016	6,800,000	5/18/2017	73.7%	60.1%
43	Loan		SMF V	SMC	McMinnville Town Center	10.4%	5,717	41,461	380,079	1.50	9.2%	5,950,000	5/13/2016	NAP	NAP	69.3%	57.8%
44	Loan		CGMRC	CGMRC	Best Buy Park	12.3%	5,720	37,321	418,752	1.72	11.2%	5,300,000	3/11/2016	NAP	NAP	70.8%	61.4%
45	Loan		CGMRC	CGMRC	TnT Self Storage	9.0%	8,107	0	179,742	1.27	8.6%	3,200,000	3/22/2016	NAP	NAP	65.6%	54.6%

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	98.6%	3/14/2016	NAP	NAP	Bass Pro Shops Outdoor	130,131	4/30/2020	Regal Cinema	100,056	5/30/2020
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	83.5%	12/31/2015	260.59	217.5	NAP			NAP
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	85.3%	6/22/2016	NAP	NAP	GSA-Internal Revenue Service	75,111	7/31/2021	Hillshire Brands	72,929	5/31/2021
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	76.5%	5/5/2016	NAP	NAP	Robert Morris University	365,033	6/30/2024	Willow Creek Community Church	7,500	7/30/2017
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	83.9%	6/7/2016	NAP	NAP	Affiliated Distributors	28,287	7/31/2019	Laser Spine Institute	26,568	9/30/2028
6	Loan		SMF V	SMC	Shoreline Village	93.2%	6/1/2016	NAP	NAP	Parker’s Lighthouse	14,849	6/30/2024	Yard House	10,563	5/31/2023
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	100.0%	7/6/2016	NAP	NAP	Bass Pro Shops	180,000	12/31/2037	NAP
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	76.9%		105.62	81.17
8.01	Property				TownePlace Suites Detroit Dearborn	85.9%	4/30/2016	115.87	99.53	NAP			NAP
8.02	Property				SpringHill Suites Minneapolis West	77.3%	4/30/2016	120.37	93.04	NAP			NAP
8.03	Property				SpringHill Suites Eden Prairie	73.8%	4/30/2016	119.50	88.19	NAP			NAP
8.04	Property				TownePlace Suites Milwaukee Brookfield	72.9%	4/30/2016	96.45	70.32	NAP			NAP
8.05	Property				TownePlace Suites Detroit Sterling Heights	78.5%	4/30/2016	96.09	75.43	NAP			NAP
8.06	Property				TownePlace Suites Minneapolis West	72.5%	4/30/2016	100.70	73.01	NAP			NAP
8.07	Property				TownePlace Suites Eden Prairie	73.6%	4/30/2016	95.95	70.62	NAP			NAP
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport	72.1%	4/30/2016	112.24	80.87	NAP			NAP
8.09	Property				TownePlace Suites Detroit Livonia	79.6%	4/30/2016	95.40	75.94	NAP			NAP
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport	80.0%	4/30/2016	90.72	72.58	NAP			NAP
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	100.0%	7/1/2016	NAP	NAP	Fed Ex	311,489	1/31/2031	NAP
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	100.0%	7/1/2016	NAP	NAP	Fed Ex	225,198	12/31/2030	NAP
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	97.4%	5/31/2016	NAP	NAP	AJ’s Fine Foods (Bashas’)	18,023	8/31/2028	Desert Platinum Properties	6,353	7/31/2023
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	100.0%	7/1/2016	NAP	NAP	Fed Ex	312,926	10/31/2030	NAP
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	99.7%	3/31/2016	NAP	NAP	NAP			NAP
14	Loan		CGMRC	CGMRC	Harbor Point	95.0%	2/1/2016	NAP	NAP	Bass Pro Shop	122,989	11/15/2031	Primo’s Tex-Mex Grille	9,883	9/30/2022
15	Loan		PCC	PCC	Highridge Crossing	86.2%	6/21/2016	NAP	NAP	OFFICE DEPOT INC	16,010	12/31/2020	JP Morgan Chase Bank	5,000	5/2/2021
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	71.8%	2/29/2016	161.96	116.3524943	NAP			NAP
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	74.1%	4/30/2016	133.23	98.73	NAP			NAP
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	83.2%	5/31/2016	124.91	103.9217455	NAP			NAP
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	96.4%	3/1/2016	NAP	NAP	Investment Grade Tenant - Aa1/AA+ (Moody’s/S&P)	13,700	5/31/2027	The Corcoran Group	5,225	3/31/2026
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	97.2%	4/30/2016	NAP	NAP
20.01	Property				EZ Storage Mack Avenue	98.9%	4/30/2016	NAP	NAP	NAP			NAP
20.02	Property				EZ Storage Orchard Lake Road	95.3%	4/30/2016	NAP	NAP	NAP			NAP
21	Loan	46	CGMRC	CGMRC	Carriage Park	98.8%	3/31/2016	NAP	NAP	NAP			NAP
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	95.2%	3/31/2016	NAP	NAP
22.01	Property				Compass Self Storage - Cincinnati	95.1%	3/31/2016	NAP	NAP	NAP			NAP
22.02	Property				Stor-N-Lock - Shelbyville	99.4%	3/31/2016	NAP	NAP	NAP			NAP
22.03	Property				Compass Self Storage - Hamilton	89.4%	3/31/2016	NAP	NAP	NAP			NAP
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	97.2%	3/17/2016	NAP	NAP	Mulberry	5,233	9/30/2021	Prestige Headquarters	5,040	3/31/2021
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	89.9%	3/16/2016	NAP	NAP
24.01	Property				202 Harvestore Drive	86.0%	3/16/2016	NAP	NAP	NAP			NAP
24.02	Property				190 West Stephenie Drive	96.8%	3/16/2016	NAP	NAP	NAP			NAP
24.03	Property				200 South Sylvania Avenue	95.9%	3/16/2016	NAP	NAP	NAP			NAP
24.04	Property				2185 Gateway Drive	92.9%	3/16/2016	NAP	NAP	NAP			NAP
24.05	Property				4908 South Main Street	80.0%	3/16/2016	NAP	NAP	NAP			NAP
24.06	Property				214 Harvestore Drive	88.1%	3/16/2016	NAP	NAP	NAP			NAP
24.07	Property				10 Ford Drive	90.1%	3/16/2016	NAP	NAP	NAP			NAP
24.08	Property				250 West Route 38	88.7%	3/16/2016	NAP	NAP	NAP			NAP
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	87.9%	6/1/2016	NAP	NAP	Earth Fare Supermarkets	28,880	11/30/2022	Tuesday Morning	18,000	7/31/2020
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	100.0%	12/1/2015	NAP	NAP	Infusion Software	261,591	9/30/2021	Education Management	100,885	1/31/2022
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	100.0%	5/1/2016	NAP	NAP	Dick’s Sporting Goods	50,635	1/31/2026	The Fresh Market	21,000	7/31/2026
28	Loan	55	SMF V	SMC	600 Independence Parkway	100.0%	5/1/2016	NAP	NAP	Federal Insurance Co. (DBA Chubb)	55,161	3/31/2020	Chesapeake Regional	13,279	2/28/2019
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	94.0%	3/31/2016	NAP	NAP	NAP			NAP
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	100.0%	7/1/2016	NAP	NAP	Fed Ex	211,030	2/28/2031	NAP
31	Loan		CGMRC	CGMRC	Fountain Court	85.7%	3/9/2016	NAP	NAP	Bealls, Inc.	87,385	4/30/2018	Planet Fitness	25,000	6/30/2020
32	Loan		SMF V	SMC	Kendallwood Shopping Center	95.8%	6/28/2016	NAP	NAP	Heartland Marketplace	55,351	12/31/2026	Rite Aid	11,790	5/31/2019
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	93.8%	2/23/2016	NAP	NAP	Intech Southwest	17,474	2/28/2017	Tissue Transplant	12,876	10/31/2016
34	Loan		SMF V	SMC	555 Briarwood Circle	85.2%	6/17/2016	NAP	NAP	Rehmann Accounting	21,089	10/31/2021	Real Estate One	10,273	6/30/2023
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	93.0%	3/31/2016	NAP	NAP	NAP			NAP
36	Loan	61	SMF V	SMC	Paradise Hills	78.6%	6/1/2016	NAP	NAP	A Second Look	25,460	11/30/2025	You Fit Health Clubs	13,563	10/31/2024
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	71.2%	4/30/2016	117.61	83.74	NAP			NAP
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	100.0%	5/31/2016	NAP	NAP	La Jolla Children’s Learning Lab	8,043	6/30/2020	Han’s Kitchen	3,683	10/31/2020
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	100.0%	4/25/2016	NAP	NAP	Pita Jungle	4,200	5/31/2025	Sushi Station	2,800	4/30/2017
40	Loan		CGMRC	CGMRC	Northpointe Plaza	91.7%	2/5/2016	NAP	NAP	Powerhouse Gym	12,868	5/31/2021	McLaren & Macomb Rehab	10,000	5/31/2017
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	100.0%	4/12/2016	NAP	NAP	NAP			NAP
42	Loan		SMF V	SMC	Bernalillo Marketplace	88.9%	5/1/2016	NAP	NAP	Dollar General	8,275	7/31/2020	Brave Series, LLC (Orthodontist)	4,000	1/31/2026
43	Loan		SMF V	SMC	McMinnville Town Center	93.9%	5/30/2016	NAP	NAP	Excell Fitness	14,088	6/30/2022	Asia Buffet	3,846	1/31/2020
44	Loan		CGMRC	CGMRC	Best Buy Park	100.0%	4/1/2016	NAP	NAP	Best Buy	30,433	3/31/2024	Sleep King	3,150	2/28/2020
45	Loan		CGMRC	CGMRC	TnT Self Storage	99.3%	4/25/2016	NAP	NAP	NAP			NAP

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	Dave & Buster’s	56,886	11/30/2021	Forever 21	53,244	1/31/2019	Bed Bath & Beyond	30,966	3/31/2022	5/13/2016
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	NAP			NAP			NAP			1/20/2016
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	T-Mobile Central LLC	51,378	11/30/2018	US DG LLC - Conference Center	36,232	4/30/2021	JMG Financial	23,029	11/30/2027	5/26/2016
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	NAP			NAP			NAP			5/27/2016
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	Signal Holdings	25,805	9/30/2018	LiquidHub	23,962	6/30/2023	Robert Half International	14,730	3/31/2017	5/13/2016
6	Loan		SMF V	SMC	Shoreline Village	Tequila Jack’s	6,315	6/30/2017	Pelican Pier Pavilion	4,936	2/28/2017	Shenanigan’s Irish Pub & Grille	2,143	5/31/2020	6/9/2016
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	NAP			NAP			NAP			6/14/2016
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio
8.01	Property				TownePlace Suites Detroit Dearborn	NAP			NAP			NAP			12/10/2015
8.02	Property				SpringHill Suites Minneapolis West	NAP			NAP			NAP			12/8/2015
8.03	Property				SpringHill Suites Eden Prairie	NAP			NAP			NAP			12/8/2015
8.04	Property				TownePlace Suites Milwaukee Brookfield	NAP			NAP			NAP			12/9/2015
8.05	Property				TownePlace Suites Detroit Sterling Heights	NAP			NAP			NAP			12/8/2015
8.06	Property				TownePlace Suites Minneapolis West	NAP			NAP			NAP			12/10/2015
8.07	Property				TownePlace Suites Eden Prairie	NAP			NAP			NAP			12/8/2015
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport	NAP			NAP			NAP			12/8/2015
8.09	Property				TownePlace Suites Detroit Livonia	NAP			NAP			NAP			12/10/2015
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport	NAP			NAP			NAP			12/8/2015
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	NAP			NAP			NAP			4/29/2016
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	NAP			NAP			NAP			4/29/2016
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	First American Title	5,040	4/30/2019	McDonald’s	4,751	12/11/2033	Rosati’s Pizza	3,484	7/31/2024	5/13/2016
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	NAP			NAP			NAP			12/9/2015
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	NAP			NAP			NAP			4/6/2016
14	Loan		CGMRC	CGMRC	Harbor Point	Hooters of America	7,529	12/31/2030	Flying Saucer	7,438	11/30/2019	Texas Land & Cattle	7,332	12/31/2021	4/13/2016
15	Loan		PCC	PCC	Highridge Crossing	Wendy’s International	3,000	12/31/2021	Pacific Dental Services	2,651	7/31/2021	Chipotle Mexican Grill	2,500	8/1/2021	5/31/2016
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	NAP			NAP			NAP			4/19/2016
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	NAP			NAP			NAP			5/11/2016
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	NAP			NAP			NAP			3/28/2016
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	NAP			NAP			NAP			3/16/2016
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio
20.01	Property				EZ Storage Mack Avenue	NAP			NAP			NAP			5/3/2016
20.02	Property				EZ Storage Orchard Lake Road	NAP			NAP			NAP			5/4/2016
21	Loan	46	CGMRC	CGMRC	Carriage Park	NAP			NAP			NAP			4/6/2016
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio
22.01	Property				Compass Self Storage - Cincinnati	NAP			NAP			NAP			3/30/2016
22.02	Property				Stor-N-Lock - Shelbyville	NAP			NAP			NAP			3/7/2016
22.03	Property				Compass Self Storage - Hamilton	NAP			NAP			NAP			5/2/2016
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	Avalon Town Center Realty	3,500	9/30/2018	Margarita’s Grill, Inc.	3,207	9/30/2020	Bishop of the Diocese of Orlando	2,785	4/30/2017	8/21/2015
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II
24.01	Property				202 Harvestore Drive	NAP			NAP			NAP			3/25/2016
24.02	Property				190 West Stephenie Drive	NAP			NAP			NAP			3/28/2016
24.03	Property				200 South Sylvania Avenue	NAP			NAP			NAP			3/29/2016
24.04	Property				2185 Gateway Drive	NAP			NAP			NAP			3/28/2016
24.05	Property				4908 South Main Street	NAP			NAP			NAP			3/29/2016
24.06	Property				214 Harvestore Drive	NAP			NAP			NAP			3/28/2016
24.07	Property				10 Ford Drive	NAP			NAP			NAP			3/29/2016
24.08	Property				250 West Route 38	NAP			NAP			NAP			3/28/2016
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	CVS Pharmacy	7,300	8/31/2018	Oriental Pavilion	5,804	9/30/2025	The Frugal Backpacker	5,250	7/31/2019	5/26/2016
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	Healthways, Inc	92,109	4/30/2020	Insys Therapeutics, Inc.	34,945	6/30/2021	Infineon Technologies	25,941	5/31/2019	11/18/2015
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	Planet Fitness	16,778	11/30/2025	NAP			NAP			4/27/2016
28	Loan	55	SMF V	SMC	600 Independence Parkway	The McHenry Management Group	12,194	11/30/2021	Commonwealth of VA	7,716	10/31/2018	Emprise Corporation	3,911	2/28/2019	6/6/2016
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	NAP			NAP			NAP			4/6/2016
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	NAP			NAP			NAP			4/29/2016
31	Loan		CGMRC	CGMRC	Fountain Court	Dollar General	10,275	4/30/2018	Suncoast Credit Union	3,575	2/28/2019	Popi’s Restaurant	3,025	12/31/2020	3/24/2016
32	Loan		SMF V	SMC	Kendallwood Shopping Center	Dave Miller’s Artist Supply	3,740	10/31/2016	Leo’s Coney Island	3,700	10/31/2024	Tim Horton’s	3,691	10/7/2020	6/9/2016
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	Standard Device	6,063	9/30/2018	Zenith Lab Services	5,806	2/28/2021	Medi-Physics (GE Healthcare)	5,429	8/31/2020	1/20/2016
34	Loan		SMF V	SMC	555 Briarwood Circle	Power Engineers	8,544	11/30/2019	Public Financial Management	7,201	3/31/2021	W-A-Y Widening Advancements for Youth	6,262	8/14/2017	6/16/2016
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	NAP			NAP			NAP			3/30/2016
36	Loan	61	SMF V	SMC	Paradise Hills	Ace Hardware	11,400	11/30/2025	Villa La Paws	7,610	1/31/2024	Little Peking	3,200	MTM	5/23/2016
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	NAP			NAP			NAP			3/21/2016
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	San Diego County Credit Union	3,023	5/7/2020	The Grill Deli & Market	2,640	7/31/2020	Bawarchi Dosa Fine Indian Cuisine	1,920	5/31/2019	4/25/2016
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	Rowdy Hair	2,442	9/30/2019	Scottrade	1,672	12/31/2017	One Stop Nutrition	1,520	7/31/2025	3/2/2016
40	Loan		CGMRC	CGMRC	Northpointe Plaza	Secretary of State	6,506	11/30/2020	Detroit Kid	3,135	11/30/2025	Boston Market	3,100	5/31/2018	3/24/2016
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	NAP			NAP			NAP			1/21/2016
42	Loan		SMF V	SMC	Bernalillo Marketplace	Twisters (Bernalillo Pad Investors LLC)	2,925	12/31/2023	Apex Network New Mexico	2,400	11/30/2019	Curves	2,400	2/28/2017	5/19/2016
43	Loan		SMF V	SMC	McMinnville Town Center	Pizza Hut (PAD)	2,406	10/31/2017	Center Market	2,280	6/30/2021	JP Morgan Chase (PAD)	2,200	9/30/2017	2/29/2016
44	Loan		CGMRC	CGMRC	Best Buy Park	Five Guys	2,358	3/31/2017	LV Nail Spa	1,216	3/31/2018	Hertz Corp.	975	7/31/2018	3/18/2016
45	Loan		CGMRC	CGMRC	TnT Self Storage	NAP			NAP			NAP			4/7/2016

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	No	NAP	5/13/2016	NAP	NAP	No	0	0	0	0	0	0	701,780	0	0	5,789,683	0	0
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	No	NAP	1/20/2016	1/20/2016	10%	No	898,739	299,580	743,645	63,174	9,300,000	0	0	0	0	0	0	0
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	No	NAP	5/26/2016	NAP	NAP	No	544,649	115,532	0	0	0	12,693	0	2,477,838	92,910	2,600,000	0	0
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	No	NAP	5/27/2016	NAP	NAP	No	987,754	164,626	28,255	14,128	2,850,000	10,210	0	0	0	0	0	0
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	No	NAP	5/11/2016	NAP	NAP	No	391,453	47,485	25,000	0	0	4,291	0	3,524,034	0	3,000,000	0	0
6	Loan		SMF V	SMC	Shoreline Village	No	NAP	6/6/2016	6/6/2016	12%	No	119,002	19,834	0	0	0	1,028	0	0	6,500	234,000	0	0
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	No	NAP	6/14/2016	6/14/2016	12%	No	0	0	0	0	0	0	0	0	0	0	0	0
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio						No	802,511	165,745	100,611	20,122	0	54,633	0	0	0	0	0	0
8.01	Property				TownePlace Suites Detroit Dearborn	No	NAP	12/9/2015	NAP	NAP	No
8.02	Property				SpringHill Suites Minneapolis West	No	NAP	12/10/2015	NAP	NAP	No
8.03	Property				SpringHill Suites Eden Prairie	No	NAP	12/10/2015	NAP	NAP	No
8.04	Property				TownePlace Suites Milwaukee Brookfield	No	NAP	12/10/2015	NAP	NAP	No
8.05	Property				TownePlace Suites Detroit Sterling Heights	No	NAP	12/8/2015	NAP	NAP	No
8.06	Property				TownePlace Suites Minneapolis West	No	NAP	12/10/2015	NAP	NAP	No
8.07	Property				TownePlace Suites Eden Prairie	No	NAP	12/11/2015	NAP	NAP	No
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport	No	NAP	12/11/2015	NAP	NAP	No
8.09	Property				TownePlace Suites Detroit Livonia	No	NAP	12/9/2015	NAP	NAP	No
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport	No	NAP	12/11/2015	NAP	NAP	No
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	No	NAP	4/29/2016	NAP	NAP	No	205,006	0	0	0	0	0	0	0	0	0	0	0
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	No	NAP	4/29/2016	NAP	NAP	No	208,069	0	0	0	0	0	0	0	0	0	0	0
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	No	NAP	5/12/2016	NAP	NAP	No	109,148	21,830	4,101	0	0	911	0	0	5,161	218,601	0	0
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	No	NAP	11/30/2015	11/30/2015	9%	No	22,237	0	0	0	0	0	0	0	0	0	0	0
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	No	NAP	4/6/2016	NAP	NAP	No	196,236	32,706	11,184	5,592	1,819,500	7,833	0	0	0	0	0	0
14	Loan		CGMRC	CGMRC	Harbor Point	No	NAP	4/13/2016	NAP	NAP	No	143,043	23,840	17,070	5,690	0	2,218	133,100	0	7,394	266,201	0	0
15	Loan		PCC	PCC	Highridge Crossing	No	NAP	5/27/2016	6/6/2016	11%	No	69,346	17,336	8,558	2,139	0	1,495	0	0	4,805	175,000	0	0
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	No	NAP	4/20/2016	NAP	NAP	No	105,000	105,000	69,302	33,923	0	98,402	0	0	0	0	0	0
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	No	NAP	5/4/2016	NAP	NAP	No	144,443	16,049	0	0	524,076	24,204	0	0	0	0	0	0
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	No	NAP	3/28/2016	NAP	NAP	No	365,843	52,263	304,318	26,568	0	55,673	0	0	0	0	0	0
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	No	NAP	2/29/2016	NAP	NAP	No	92,611	15,435	37,403	0	0	245	0	0	0	0	0	0
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio						No	71,199	10,171	0	0	0	1,088	39,171	0	0	0	0	0
20.01	Property				EZ Storage Mack Avenue	No	NAP	5/3/2016	NAP	NAP	No
20.02	Property				EZ Storage Orchard Lake Road	No	NAP	5/3/2016	NAP	NAP	No
21	Loan	46	CGMRC	CGMRC	Carriage Park	No	NAP	4/6/2016	NAP	NAP	No	63,805	10,634	7,858	3,929	1,973,000	5,333	0	0	0	0	0	0
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio						No	96,486	13,784	13,623	0	0	1,920	0	0	0	0	0	0
22.01	Property				Compass Self Storage - Cincinnati	No	NAP	3/31/2016	NAP	NAP	No
22.02	Property				Stor-N-Lock - Shelbyville	No	NAP	3/29/2016	NAP	NAP	No
22.03	Property				Compass Self Storage - Hamilton	No	NAP	3/31/2016	NAP	NAP	No
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	No	NAP	8/18/2015	NAP	NAP	No	70,862	14,172	0	0	0	2,453	0	55,109	1,688	60,750	0	0
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II						No	160,253	17,806	0	0	0	5,025	180,894	0	0	0	0	0
24.01	Property				202 Harvestore Drive	No	NAP	3/29/2016	NAP	NAP	No
24.02	Property				190 West Stephenie Drive	No	NAP	3/29/2016	NAP	NAP	No
24.03	Property				200 South Sylvania Avenue	No	NAP	3/29/2016	NAP	NAP	No
24.04	Property				2185 Gateway Drive	No	NAP	3/29/2016	NAP	NAP	No
24.05	Property				4908 South Main Street	No	NAP	3/29/2016	NAP	NAP	No
24.06	Property				214 Harvestore Drive	No	NAP	3/28/2016	NAP	NAP	No
24.07	Property				10 Ford Drive	No	NAP	3/29/2016	NAP	NAP	No
24.08	Property				250 West Route 38	No	NAP	3/29/2016	NAP	NAP	No
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	No	NAP	5/27/2016	NAP	NAP	No	62,570	8,939	11,113	0	150,000	0	150,000	0	0	0	0	0
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	No	NAP	11/17/2015	NAP	NAP	No	587,243	117,449	102,602	11,400	0	8,728	0	500,000	43,640	2,094,692	0	0
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	No	NAP	4/29/2016	NAP	NAP	No	12,083	6,042	14,278	1,428	0	1,105	0	0	0	0	0	0
28	Loan	55	SMF V	SMC	600 Independence Parkway	No	NAP	6/6/2016	NAP	NAP	No	22,178	11,089	10,471	2,738	0	1,615	0	0	8,014	0	0	0
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	No	NAP	4/6/2016	NAP	NAP	No	102,113	17,019	7,429	3,715	1,473,000	4,521	0	0	0	0	0	0
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	No	NAP	4/29/2016	NAP	NAP	No	0	0	0	0	0	0	0	0	0	0	0	0
31	Loan		CGMRC	CGMRC	Fountain Court	No	NAP	3/24/2016	NAP	NAP	No	62,917	7,865	25,604	5,121	0	2,194	0	0	0	175,495	0	0
32	Loan		SMF V	SMC	Kendallwood Shopping Center	No	NAP	6/9/2016	NAP	NAP	No	0	21,667	19,728	3,946	0	1,908	0	0	6,922	450,000	0	0
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	No	NAP	1/20/2016	NAP	NAP	No	14,192	14,192	0	0	0	1,894	75,000	350,000	0	222,000	0	0
34	Loan		SMF V	SMC	555 Briarwood Circle	No	NAP	6/16/2016	NAP	NAP	No	221,409	23,282	11,194	933	370,000	1,015	0	300,000	0	400,000	0	0
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	No	NAP	3/30/2016	3/30/2016	4%	No	12,296	6,148	2,803	934	40,000	903	65,000	0	0	0	0	0
36	Loan	61	SMF V	SMC	Paradise Hills	No	NAP	5/23/2016	NAP	NAP	No	38,477	7,696	3,170	1,390	0	1,063	0	300,000	0	300,000	0	0
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	No	NAP	3/21/2016	NAP	NAP	No	9,230	1,319	15,925	3,185	0	7,652	0	0	0	0	0	0
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	No	NAP	5/31/2016	4/25/2016	5%	No	16,546	5,516	9,229	1,319	0	472	0	100,000	0	100,000	0	0
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	No	NAP	3/2/2016	NAP	NAP	No	9,299	4,649	0	0	0	269	0	0	1,870	89,765	0	0
40	Loan		CGMRC	CGMRC	Northpointe Plaza	No	NAP	3/25/2016	NAP	NAP	No	58,886	8,412	2,089	0	0	753	0	250,000	0	301,140	0	0
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	No	NAP	1/21/2016	NAP	NAP	No	5,165	1,033	10,049	1,256	0	2,538	0	0	0	0	0	0
42	Loan		SMF V	SMC	Bernalillo Marketplace	No	NAP	5/19/2016	NAP	NAP	No	15,790	3,948	3,012	753	0	425	0	34,000	2,833	100,000	0	0
43	Loan		SMF V	SMC	McMinnville Town Center	No	NAP	2/29/2016	2/29/2016	7%	No	37,553	4,695	5,269	479	100,000	476	0	100,000	2,937	140,000	0	0
44	Loan		CGMRC	CGMRC	Best Buy Park	No	NAP	3/21/2016	NAP	NAP	No	36,901	4,613	4,783	0	0	477	17,160	121,732	794	57,198	0	0
45	Loan		CGMRC	CGMRC	TnT Self Storage	No	NAP	4/28/2016	4/6/2016	5%	No	10,179	1,696	1,465	146	0	676	0	0	0	0	0	0

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	0	0	0	0	0	0
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	0	0	0	0	0	0
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	0	0	0	0	1,028,702	0	Outstanding Free Rent
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	0	0	0	0	0	0
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	0	0	0	0	68,133	0	Rent Concession Reserve Fund
6	Loan		SMF V	SMC	Shoreline Village	33,594	0	0	0	1,064,869	64,869	Ground Lease Extension Reserve ($1,000,000); Ground Rent Reserve ($64,869)
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	0	0	0	0	0	0
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	0	0	0	0	14,774,000	0	PIP ($14,724,000); Violations ($50,000)
8.01	Property				TownePlace Suites Detroit Dearborn
8.02	Property				SpringHill Suites Minneapolis West
8.03	Property				SpringHill Suites Eden Prairie
8.04	Property				TownePlace Suites Milwaukee Brookfield
8.05	Property				TownePlace Suites Detroit Sterling Heights
8.06	Property				TownePlace Suites Minneapolis West
8.07	Property				TownePlace Suites Eden Prairie
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport
8.09	Property				TownePlace Suites Detroit Livonia
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	0	0	0	0	772,567	0	Change Order Reserve ($348,877), General Contract Completion and Punch List Reserve ($243,808), Free Rent Reserve ($179,882)
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	0	0	0	0	517,689	0	Change Order Reserve ($482,701), General Contract Completion and Punch List Reserve ($34,988)
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	0	0	0	0	0	0
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	0	0	50,010	0	470,099	0	Fence Completion Reserve ($20,004.19), Change Order Reserve ($450,094.32)
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	0	0	0	0	0	0
14	Loan		CGMRC	CGMRC	Harbor Point	0	0	0	0	10,002	0	Free Rent Reserve
15	Loan		PCC	PCC	Highridge Crossing	17,688	0	0	0	128,609	0	Additional Security ($46,073); Office Depot Additional Security ($82,536)
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	159,040	0	0	0	9,648,700	0	PIP Reserve ($9,148,700); Seasonality Reserve ($500,000 upfront, $250,000 monthly in June, October and November 2016, April, May, June, October and November thereafter until reserve exceeds cap of $1,250,000)
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	0	0	0	0	5,021,924	0	PIP
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	0	0	0	0	3,400,000	0	Earnout Holdback Reserve
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	0	0	0	0	4,193,933	0	Unfunded Free Rent Reserve ($1,975,463); Unfunded Obligations Reserve ($1,468,470); Space C Reserve ($750,000)
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	0	0	0	0	0	0
20.01	Property				EZ Storage Mack Avenue
20.02	Property				EZ Storage Orchard Lake Road
21	Loan	46	CGMRC	CGMRC	Carriage Park	0	0	0	0	0	0
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	0	0	0	0	0	0
22.01	Property				Compass Self Storage - Cincinnati
22.02	Property				Stor-N-Lock - Shelbyville
22.03	Property				Compass Self Storage - Hamilton
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	0	0	0	0	21,420	0	Prestige Free Rent Reserve
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	102,250	0	0	0	0	0
24.01	Property				202 Harvestore Drive
24.02	Property				190 West Stephenie Drive
24.03	Property				200 South Sylvania Avenue
24.04	Property				2185 Gateway Drive
24.05	Property				4908 South Main Street
24.06	Property				214 Harvestore Drive
24.07	Property				10 Ford Drive
24.08	Property				250 West Route 38
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	9,438	0	0	0	11,515	0	Condo Assessment Reserve
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	0	0	0	0	7,618,460	0	Gap Rent Reserve ($2,217,788); Infusion Building 4 Unfunded Landlord Obligation Reserve ($5,246,634); Insys Therapeutics Unfunded Landlord Obligation Reserve ($38,168); Infineon Free Rent Reserve ($115,870)
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	0	0	0	0	2,313,820	0	The Fresh Market Work Reserves ($729,641); The Fresh Market TI Reserve ($1,500,000); The Fresh Market Free Rent Reserve ($84,179)
28	Loan	55	SMF V	SMC	600 Independence Parkway	0	0	0	0	500,000	9,100	Chubb TI/LC Reserve ($500,000 upfront; $3,600 monthly); Chubb Abatement Reserve ($5,500 monthly)
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	0	0	0	0	0	0
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	0	0	0	0	201,024	0	General Contract Completion and Punchlist Reserve ($146,549); Change Order Reserve ($54,475)
31	Loan		CGMRC	CGMRC	Fountain Court	0	0	0	0	3,517	0	H & R Free Rent Reserve
32	Loan		SMF V	SMC	Kendallwood Shopping Center	23,990	0	0	0	78,856	0	Existing Rollover Account
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	0	0	0	0	125,508	0	Zenith Reserve Fund ($109,508); Free Rent Reserve ($16,000)
34	Loan		SMF V	SMC	555 Briarwood Circle	0	0	0	0	183,679	0	Re-Tenanting Space Reserve ($136,000); Rehmann Gap Rent Reserve ($43,209.73); Hospice Free Rent Reserve ($4,469.58)
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	0	0	0	0	0	0
36	Loan	61	SMF V	SMC	Paradise Hills	57,750	0	0	0	14,100	0	Aioli Burger Reserve
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	0	0	0	0	887,500	0	PIP Reserve
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	45,695	0	0	0	0	0
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	0	0	0	0	0	1,654	Ground Lease Escrow Fund
40	Loan		CGMRC	CGMRC	Northpointe Plaza	125,000	0	0	0	36,000	0	Powerhouse Unfunded Tenant Obligations ($24,000), Free Rent Reserve ($12,000)
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	11,000	0	7,500	0	0	0
42	Loan		SMF V	SMC	Bernalillo Marketplace	0	0	0	0	0	0
43	Loan		SMF V	SMC	McMinnville Town Center	0	0	0	0	0	0
44	Loan		CGMRC	CGMRC	Best Buy Park	0	0	0	0	40,109	10,027	Ground Rent Funds
45	Loan		CGMRC	CGMRC	TnT Self Storage	0	0	0	0	0	0

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	Opry Mills Mall Limited Partnership
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	PCH Beach Resort, LLC
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	Esplanade I SPE LLC
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	401 S. State Street Owner, LLC
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	480 Swedesford Associates, L.P.; 500 Swedesford Associates, L.P.; 676 and 656 Swedesford Associates, L.P.
6	Loan		SMF V	SMC	Shoreline Village	ABA Shoreline Village, LLC and Gateway Enterprises, LLC
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	Rancho BP, LLC
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	MMP (Eden Prairie HS) PropCo LLC; MMP (Minneapolis St. Paul Airport HS) PropCo LLC; MMP (Minneapolis West HS) PropCo LLC; MMP (Detroit Dearborn) PropCo LLC; MMP (Detroit Livonia) PropCo LLC; MMP (Detroit Sterling Heights) PropCo LLC; MMP (Milwaukee Brookfield) PropCo LLC; MMP (Eden Prairie PT) PropCo LLC; MMP (Minneapolis St. Paul Airport PT) PropCo LLC; MMP (Minneapolis West PT) PropCo LLC
8.01	Property				TownePlace Suites Detroit Dearborn
8.02	Property				SpringHill Suites Minneapolis West
8.03	Property				SpringHill Suites Eden Prairie
8.04	Property				TownePlace Suites Milwaukee Brookfield
8.05	Property				TownePlace Suites Detroit Sterling Heights
8.06	Property				TownePlace Suites Minneapolis West
8.07	Property				TownePlace Suites Eden Prairie
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport
8.09	Property				TownePlace Suites Detroit Livonia
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	PA-SC Atlanta Project LLC
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	PA-SC West Palm Beach Project LLC
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	DC Ranch Crossing Associates, LLC
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	PA-SC Fife Project LLC
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	SCOTS 376, LLC
14	Loan		CGMRC	CGMRC	Harbor Point	4400 Bass Pro Drive LLC
15	Loan		PCC	PCC	Highridge Crossing	HR Highridge, LLC
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	Columbia Properties Savannah, LLC
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	245 LGC Hotel Owner LLC
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	ESLBV Property Owner, LLC
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	247 Bedford Associates, LLC
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	EZ Storage Orchard Lake, LLC and Mack Avenue Investors, LLC
20.01	Property				EZ Storage Mack Avenue
20.02	Property				EZ Storage Orchard Lake Road
21	Loan	46	CGMRC	CGMRC	Carriage Park	CP 256, LLC
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	Amsdell Storage Ventures V, LLC
22.01	Property				Compass Self Storage - Cincinnati
22.02	Property				Stor-N-Lock - Shelbyville
22.03	Property				Compass Self Storage - Hamilton
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	Avalon TC I Limited Partnership
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	Red Dot Storage 9, LLC, Red Dot Storage 14, LLC, Red Dot Storage 15, LLC, Red Dot Storage 16, LLC, Red Dot Storage 17, LLC, Red Dot Storage 18, LLC, Red Dot Storage 19, LLC and Red Dot Storage 20 (Sturatevant), LLC
24.01	Property				202 Harvestore Drive
24.02	Property				190 West Stephenie Drive
24.03	Property				200 South Sylvania Avenue
24.04	Property				2185 Gateway Drive
24.05	Property				4908 South Main Street
24.06	Property				214 Harvestore Drive
24.07	Property				10 Ford Drive
24.08	Property				250 West Route 38
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	Westgate Land Unit 4, LLC
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	CAZ 1 DE LLC
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	Somerville Winchester Limited Partnership
28	Loan	55	SMF V	SMC	600 Independence Parkway	Indy Associates of Virginia, L.L.C.
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	MM 217, LLC
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	PA-SC Boulder Project LLC
31	Loan		CGMRC	CGMRC	Fountain Court	Manatee Acquisitions, L.P., Fountain Court Acquisition, L.P. and Fountain Court Investors, L.P.
32	Loan		SMF V	SMC	Kendallwood Shopping Center	BJ Investments-Farmington, LLC and Butler-Farmington Associates Limited Partnership
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	Northwest Corp Owner, LLC
34	Loan		SMF V	SMC	555 Briarwood Circle	555 Briarwood Associates LLC
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	5055 Peabody, L.L.C.
36	Loan	61	SMF V	SMC	Paradise Hills	AEI Paradise Hills, LLC
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	DEV Investment LLC
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	Sorrento Crossroads, L.P.
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	The Shea-Four, LLC
40	Loan		CGMRC	CGMRC	Northpointe Plaza	Northpointe Plaza Limited Partnership
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	Mountaineer Village Associates, LLC
42	Loan		SMF V	SMC	Bernalillo Marketplace	Bernalillo Marketplace Partners, LLC and North Mesa Emerald Isle, L.L.C.
43	Loan		SMF V	SMC	McMinnville Town Center	MTCOR, LLC
44	Loan		CGMRC	CGMRC	Best Buy Park	RCG-GULFPORT BB, LLC
45	Loan		CGMRC	CGMRC	TnT Self Storage	Ratel Investments TNT, LLC

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution (7) ($)	Subordinate Debt ($)	Other Sources ($)
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	No	Simon Property Group, L.P.	Refinance	375,000,000	0	0	3,961,185
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	No	Hyatt Hotels Corporation, Mayer Financial, L.P., Robert L. Mayer, Jr. and Grand Resort, LLC	Refinance	200,000,000	0	0	136,576
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	No	Hamilton Holdings LLC, Ronald Lunt, Shigeru Mori Martial Trust Dated September 1, 2012	Refinance	68,500,000	2,898,925
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	No	Steven A. Cuculich, Sr.	Acquisition	47,760,000	6,553,314	7,830,000	12,182,518
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	No	Keystone Property Fund Management, L.P.	Refinance	50,500,000	0	0	50,000
6	Loan		SMF V	SMC	Shoreline Village	No	Michael Pashaie and David Taban	Refinance	29,500,000	0	0	0
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	No	Forest City Realty Trust, Inc.	Refinance	29,000,000	0	0	75,000
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	No	Leslie Ng, Paul Nussbaum	Acquisition	82,500,000	54,436,233	0	0
8.01	Property				TownePlace Suites Detroit Dearborn
8.02	Property				SpringHill Suites Minneapolis West
8.03	Property				SpringHill Suites Eden Prairie
8.04	Property				TownePlace Suites Milwaukee Brookfield
8.05	Property				TownePlace Suites Detroit Sterling Heights
8.06	Property				TownePlace Suites Minneapolis West
8.07	Property				TownePlace Suites Eden Prairie
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport
8.09	Property				TownePlace Suites Detroit Livonia
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	No	PA-SC Venture I Equity Sub LLC	Acquisition	28,400,000	23,951,626	0	605,500
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	No	PA-SC Venture I Equity Sub LLC	Acquisition	23,675,000	19,879,671	0	681,000
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	No	KDI Investments, Inc.	Acquisition	21,735,000	8,439,776	0	320,718
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	No	PA-SC Venture I Equity Sub LLC	Acquisition	40,250,000	32,872,729	0	842,500
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	No	Shawn Stafford	Acquisition	19,300,000	5,977,105	0	579,995
14	Loan		CGMRC	CGMRC	Harbor Point	No	Menashe Frankel and Yeheskel Frankel	Refinance	18,500,000	0	0	60,000
15	Loan		PCC	PCC	Highridge Crossing	No	Antonio Reyes	Refinance	17,600,000	305,990
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	No	CSC Holdings, LLC and Columbia Sussex Corporation	Refinance	73,500,000	9,412,409	0	40,000
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	No	AIG Global Real Estate Investment Corp.	Acquisition	15,050,000	12,443,599
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	No	Kenneth K. Kochenour	Refinance	42,000,000	0	0	0
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	No	Benjamin Bernstein and Benjamin Strokes	Refinance	31,000,000	0	0	65,000
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	No	Stephen M. Nolan	Refinance	13,500,000	0	0	45,000
20.01	Property				EZ Storage Mack Avenue
20.02	Property				EZ Storage Orchard Lake Road
21	Loan	46	CGMRC	CGMRC	Carriage Park	No	Shawn Stafford	Acquisition	13,473,000	4,048,342	0	407,919
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	No	Robert J. Amsdell and Barry L. Amsdell	Acquisition/Refinance	13,250,000	0	0	227,504
22.01	Property				Compass Self Storage - Cincinnati
22.02	Property				Stor-N-Lock - Shelbyville
22.03	Property				Compass Self Storage - Hamilton
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	No	Beat Kahli	Refinance	12,700,000	0	0	0
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	No	Seth Bent	Refinance	12,620,000	0	0	100,000
24.01	Property				202 Harvestore Drive
24.02	Property				190 West Stephenie Drive
24.03	Property				200 South Sylvania Avenue
24.04	Property				2185 Gateway Drive
24.05	Property				4908 South Main Street
24.06	Property				214 Harvestore Drive
24.07	Property				10 Ford Drive
24.08	Property				250 West Route 38
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	No	Antonio O. Fraga; Alejandro H. Sosa	Refinance	11,250,000	0	0	50,000
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	No	David Allred, Allred Family Revocable Trust Dated April 1, 1998 and Douglas Allred Family Investments, LLC	Refinance	93,000,000	0	0	85,000
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	No	Richard Birdoff	Refinance	11,000,000	0	0	50,000
28	Loan	55	SMF V	SMC	600 Independence Parkway	No	Herbert Klein	Refinance	10,750,000	20,588	0	0
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	No	Shawn Stafford	Acquisition	10,300,000	3,101,251	0	354,632
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	No	PA-SC Venture I Equity Sub LLC	Acquisition	18,450,000	15,142,119	0	406,500
31	Loan		CGMRC	CGMRC	Fountain Court	No	Marilyn Sitt, Sharon Sutton, Ralph Sitt and Jesse Sutton	Refinance	8,900,000	151,604	0	60,000
32	Loan		SMF V	SMC	Kendallwood Shopping Center	No	Keith D. Butler	Refinance	8,650,000	171,247	0	0
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	No	Gregory P. Forester	Refinance	8,250,000	0	0	50,000
34	Loan		SMF V	SMC	555 Briarwood Circle	No	Jeffrey Hauptman	Acquisition	7,800,000	3,141,757	0	0
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	No	James A. Ewing	Refinance	6,700,000	0	0	25,000
36	Loan	61	SMF V	SMC	Paradise Hills	No	Joshua Perttula and John Camarena	Acquisition	6,550,000	3,294,363	0	0
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	No	Poornima M. Patel, Jyoti B. Bhakta, Chetna V. Patel, Ranjanben A. Patel and Savitaben I. Bhakta	Refinance	5,950,000	0	0	0
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	No	John B. Bertram	Refinance	5,900,000	0	0	0
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	No	Charles B. Shifrin	Acquisition	5,900,000	0	0	3,606,881
40	Loan		CGMRC	CGMRC	Northpointe Plaza	No	John G. Liadis, John G. Liadis Revocable Living Trust, Dated August 21, 2009, Jerome Beale, and Jerome Miles Beal Revocable Living Trust, Dated May 21, 2009	Refinance	5,250,000	0	0	47,500
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	No	C. Robert Nicolls, III	Refinance	5,200,000	0	0	47,500
42	Loan		SMF V	SMC	Bernalillo Marketplace	No	David Goldberg and Stephen Gallagher	Refinance	4,800,000	713,082	0	0
43	Loan		SMF V	SMC	McMinnville Town Center	No	Steven E. Wise	Acquisition	4,125,000	1,599,265	0	0
44	Loan		CGMRC	CGMRC	Best Buy Park	No	RCG Ventures Fund IV, LP	Acquisition	3,750,000	1,389,857	0	194,020
45	Loan		CGMRC	CGMRC	TnT Self Storage	No	Ronald N. Sann	Refinance	2,100,000	0	0	42,500

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	378,961,185	346,592,719	0	2,126,755	0	30,241,711	0	378,961,185	Hard	Springing
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	200,136,576	102,519,949	0	976,782	10,942,384	77,797,460	7,900,000	200,136,576	Soft Springing	Springing
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	71,398,925	66,601,266		746,470	4,051,189			71,398,925	Hard	Springing
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	74,325,832	0	68,100,000	2,359,823	3,866,009	0	0	74,325,832	Hard	In-Place
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	50,550,000	45,238,688	0	972,106	4,008,620	330,587	0	50,550,000	Hard	Springing
6	Loan		SMF V	SMC	Shoreline Village	29,500,000	18,701,657	0	211,369	1,217,465	9,369,510	0	29,500,000	Springing	Springing
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	29,075,000	28,049,330		194,297		831,373		29,075,000	Hard	Springing
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	136,936,233	0	116,696,387	4,562,725	15,677,121	0	0	136,936,233	Hard	Springing
8.01	Property				TownePlace Suites Detroit Dearborn
8.02	Property				SpringHill Suites Minneapolis West
8.03	Property				SpringHill Suites Eden Prairie
8.04	Property				TownePlace Suites Milwaukee Brookfield
8.05	Property				TownePlace Suites Detroit Sterling Heights
8.06	Property				TownePlace Suites Minneapolis West
8.07	Property				TownePlace Suites Eden Prairie
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport
8.09	Property				TownePlace Suites Detroit Livonia
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	52,957,126	0	51,657,287	322,266	977,573	0	0	52,957,126	Hard	Springing
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	44,235,671	0	43,049,852	460,061	725,758	0	0	44,235,671	Hard	Springing
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	30,495,494	0	29,850,000	532,246	113,249	0	0	30,495,494	Hard	Springing
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	73,965,229	0	73,199,778	215,589	542,346	7,516	0	73,965,229	Hard	Springing
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	25,857,100	0	23,500,000	330,179	2,026,920	0	0	25,857,100	Springing	Springing
14	Loan		CGMRC	CGMRC	Harbor Point	18,560,000	14,827,373	0	984,687	170,115	2,577,825	0	18,560,000	Hard	Springing
15	Loan		PCC	PCC	Highridge Crossing	17,905,990	17,340,832		340,957	224,201			17,905,990	Springing	Springing
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	82,952,409	71,391,766	0	1,578,601	9,982,042	0	0	82,952,409	Hard	Springing
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	27,493,599		21,000,000	803,156	5,690,443			27,493,599	Hard	Springing
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	42,000,000	30,136,525	0	343,617	4,070,161	7,449,697	0	42,000,000	Springing	Springing
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	31,065,000	20,791,645	0	1,514,996	4,323,947	4,434,412	0	31,065,000	Hard	Springing
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	13,545,000	7,684,410	0	256,647	71,199	4,892,297	640,447	13,545,000	Springing	Springing
20.01	Property				EZ Storage Mack Avenue
20.02	Property				EZ Storage Orchard Lake Road
21	Loan	46	CGMRC	CGMRC	Carriage Park	17,929,261	0	15,376,000	508,598	2,044,663	0	0	17,929,261	Springing	Springing
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	13,477,504	3,112,202	5,950,000	224,661	110,109	4,080,532	0	13,477,504	Springing	Springing
22.01	Property				Compass Self Storage - Cincinnati
22.02	Property				Stor-N-Lock - Shelbyville
22.03	Property				Compass Self Storage - Hamilton
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	12,700,000	11,794,298	0	292,105	147,391	466,206	0	12,700,000	Soft Springing	Springing
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	12,720,000	11,729,876	0	417,791	262,503	309,829	0	12,720,000	Springing	Springing
24.01	Property				202 Harvestore Drive
24.02	Property				190 West Stephenie Drive
24.03	Property				200 South Sylvania Avenue
24.04	Property				2185 Gateway Drive
24.05	Property				4908 South Main Street
24.06	Property				214 Harvestore Drive
24.07	Property				10 Ford Drive
24.08	Property				250 West Route 38
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	11,300,000	7,807,778	0	243,364	244,635	3,004,223	0	11,300,000	Springing	Springing
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	93,085,000	64,124,118	0	1,006,627	8,808,305	19,145,950	0	93,085,000	Springing	Springing
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	11,050,000	6,275,279	0	162,371	2,340,181	2,272,169	0	11,050,000	Springing	Springing
28	Loan	55	SMF V	SMC	600 Independence Parkway	10,770,588	9,999,792	0	238,147	532,649	0	0	10,770,588	Springing	Springing
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	13,755,883	0	11,700,000	473,341	1,582,542	0	0	13,755,883	Springing	Springing
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	33,998,619	0	33,559,722	237,873	201,024	0	0	33,998,619	Hard	Springing
31	Loan		CGMRC	CGMRC	Fountain Court	9,111,604	8,731,866	0	287,701	92,038	0	0	9,111,604	Hard	In-Place
32	Loan		SMF V	SMC	Kendallwood Shopping Center	8,821,247	8,253,159	0	445,514	122,574	0	0	8,821,247	Soft	Springing
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	8,300,000	5,231,083	0	210,948	489,700	2,368,269	0	8,300,000	Springing	Springing
34	Loan		SMF V	SMC	555 Briarwood Circle	10,941,757	0	9,750,000	105,475	1,086,283	0	0	10,941,757	Soft	Springing
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	6,725,000	3,715,926	0	131,809	55,099	63,166	2,759,000	6,725,000	Springing	Springing
36	Loan	61	SMF V	SMC	Paradise Hills	9,844,363	0	9,250,000	180,866	413,497	0	0	9,844,363	Springing	Springing
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	5,950,000	3,837,935	0	177,644	912,655	1,021,766	0	5,950,000	Springing	Springing
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	5,900,000	4,741,809	0	133,871	171,470	852,849	0	5,900,000	Springing	Springing
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	9,506,881	0	9,150,000	224,946	9,299	122,636	0	9,506,881	Springing	Springing
40	Loan		CGMRC	CGMRC	Northpointe Plaza	5,297,500	3,821,374	0	135,192	471,975	868,959	0	5,297,500	Hard	Springing
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	5,247,500	4,443,000	0	227,456	33,713	543,331	0	5,247,500	Springing	Springing
42	Loan		SMF V	SMC	Bernalillo Marketplace	5,513,082	5,297,063	0	163,217	52,802	0	0	5,513,082	Springing	Springing
43	Loan		SMF V	SMC	McMinnville Town Center	5,724,265	0	5,400,000	81,443	242,822	0	0	5,724,265	Springing	Springing
44	Loan		CGMRC	CGMRC	Best Buy Park	5,333,877	0	4,825,000	305,353	203,524	0	0	5,333,877	Springing	Springing
45	Loan		CGMRC	CGMRC	TnT Self Storage	2,142,500	1,395,299	0	92,682	11,644	642,875	0	2,142,500	Springing	Springing

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.60x, (iii) Bankruptcy action of borrower or manager if manager is an affiliate of borrower are not replaced within 60 days with a qualified manager
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of the Manager, (iii) DSCR is less than 1.30x, (iv) the occurrence of a Hotel Agreement Trigger Period, (v) the occurrence of a Hotel Agreement Renewal Trigger Event
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	Occurrence of any one or more of the following as determined by Lender in its sole discretion: (a) an Event of Default, (b) either Hillshire or GSA (A) ceases to operate its business from all or any portion of the Hillshire Space or GSA Space, (B) becomes the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement, (C) provides notice of its intent to terminate its respective lease with respect to all or any part of the Hillshire Space or the GSA Space, provided, however, that the exercise of the GSA Lease Termination Option shall not constitute a Cash Sweep Trigger Event, or (D) defaults under the Hillshire Lease or GSA Lease; (c) the failure of either Hillshire or GSA to renew the Hillshire Lease or GSA Lease at least 12 months prior to the scheduled expiration; or (d) DSCR < 1.15x.
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) Aggregate DSCR less than 1.10x, (iv) the occurrence of a Specified Tenant Trigger Period
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	i) Event of Default; ii) DSCR<1.15x
6	Loan		SMF V	SMC	Shoreline Village	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	i) Event of Default; ii) DSCR<1.20x; iii) Bass Pro Lease Default Trigger; iv) Bass Pro Go Dark Trigger; v) Bass Pro Tenant Bankruptcy Trigger; or vi) Bass Pro Guarantor Bankruptcy Trigger
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	Occurrence of any one or more of the following as determined by Lender in its sole discretion: (a) an Event of Default, (b) the Debt Yield falls below 8%, (c ) failure to maintain in full force and effect any Franchise Agreement, (d) Guarantor’s failure to satisfy the Financial Covenants and a substitute or additional Guarantor acceptable to Lender resulting in satisfaction of the Financial Covenants is not provided within 30 days.
8.01	Property				TownePlace Suites Detroit Dearborn
8.02	Property				SpringHill Suites Minneapolis West
8.03	Property				SpringHill Suites Eden Prairie
8.04	Property				TownePlace Suites Milwaukee Brookfield
8.05	Property				TownePlace Suites Detroit Sterling Heights
8.06	Property				TownePlace Suites Minneapolis West
8.07	Property				TownePlace Suites Eden Prairie
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport
8.09	Property				TownePlace Suites Detroit Livonia
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	(i) the occurrence of an Event of Default, (ii) the occurrence of a FedEx Trigger Period
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	(i) the occurrence of an Event of Default, (ii) the occurrence of a FedEx Trigger Period
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Trigger Event
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	(i) the occurrence of an Event of Default, (ii) the occurrence of a FedEx Trigger Period
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
14	Loan		CGMRC	CGMRC	Harbor Point	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Specified Tenant Trigger Period
15	Loan		PCC	PCC	Highridge Crossing	Occurrence of any one or more of the following as determined by Lender in its sole discretion: (a) an Event of Default, (b) DSCR<1.10, (c) (A) Office Depot or any replacement tenant acceptable to Lender, goes dark and Borrower has not accumulated $320,200 into the Office Depot Dark Escrow, (B) Office Depot or any replacement tenant acceptable to Lender, files bankruptcy or other insolvency proceedings, (C) Office Depot or any replacement tenant acceptable to Lender, provides notice of termination, or (D) there is a default under the Office Depot Lease or any replacement tenant’s lease acceptable to Lender, or (d) Office Depot or any replacement tenant acceptable to Lender, has not renewed the Office Depot Lease or any replacement tenant’s lease at least 12 months prior to the expiration date, and any future expiration date. Notwithstanding, in the event any of the times in (c) have occurred, in lieu of any of the items in (c) causing a Cash Sweep Trigger Event, Borrower shall have the option to either (i) immediately deposit with Lender $320,200 to be held in the Office Depot Escrow or (ii) deposit with Lender a Letter of Credit for $320,200. In the event Borrower chooses not to deposit said cash fund or post said Letter of Credit, then the provisions of (c) or (d) shall become the Cash Sweep Trigger Event.
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of either the Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	Occurrence of any one or more of the following as determined by Lender in its sole discretion: (a) an Event of Default, (b) DSCR is less than 1.30x on the trailing 12 month basis for 2 consecutive calendar quarters, (c ) Guarantor fails to maintain Financial Covenants, or (d) a default by Borrower has occurred and is continuing beyond any applicable cure period under the Franchise Agreement.
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) Expiration of Franchise Agreement, (iv) Event of Default under Franchise Agreement, (v) Borrower or Franchisor delivers notice to terminate Franchise Agreement, (vi) Borrower or Franchisor Terminates Franchise Agreement
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the occurrence of a Mezzanine Loan Event of Default
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
20.01	Property				EZ Storage Mack Avenue
20.02	Property				EZ Storage Orchard Lake Road
21	Loan	46	CGMRC	CGMRC	Carriage Park	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
22.01	Property				Compass Self Storage - Cincinnati
22.02	Property				Stor-N-Lock - Shelbyville
22.03	Property				Compass Self Storage - Hamilton
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	i) Event of Default or ii) DSCR<1.20x
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
24.01	Property				202 Harvestore Drive
24.02	Property				190 West Stephenie Drive
24.03	Property				200 South Sylvania Avenue
24.04	Property				2185 Gateway Drive
24.05	Property				4908 South Main Street
24.06	Property				214 Harvestore Drive
24.07	Property				10 Ford Drive
24.08	Property				250 West Route 38
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	i) Event of Default; ii) DSCR<1.20x or iii) the commencement of any Specified Tenant Trigger Event
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Debt Yield is less than 7.0%, (iv) Occupancy is less than 80%, (v) the occurrence of a Specified Tenant Trigger Period
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Specified Trigger Event
28	Loan	55	SMF V	SMC	600 Independence Parkway	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Major Tenant Event Period
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	(i) the occurrence of an Event of Default, (ii) the occurrence of a FedEx Trigger Period
31	Loan		CGMRC	CGMRC	Fountain Court	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
32	Loan		SMF V	SMC	Kendallwood Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Major Tenant Event Period
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	i) Event of Default or ii) DSCR<1.20x
34	Loan		SMF V	SMC	555 Briarwood Circle	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Significant Tenant Trigger Event
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
36	Loan	61	SMF V	SMC	Paradise Hills	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of A Second Look Trigger Event
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a Franchise Agreement Trigger Event
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	i) Event of Default; ii) DSCR<1.20x or iii) the commencement of any Pita Jungle Trigger Event
40	Loan		CGMRC	CGMRC	Northpointe Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
42	Loan		SMF V	SMC	Bernalillo Marketplace	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
43	Loan		SMF V	SMC	McMinnville Town Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of an Excell Fitness Event Period
44	Loan		CGMRC	CGMRC	Best Buy Park	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Trigger Event
45	Loan		CGMRC	CGMRC	TnT Self Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x

CGCMT 2016-P4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9	CGMRC	CGMRC; JP Morgan Chase	Opry Mills	No			305,000,000.00					Yes	1
2	Loan	10, 11, 12	CGMRC	CGMRC, UBS	Hyatt Regency Huntington Beach Resort & Spa	No			140,000,000.00					Yes	2
3	Loan	13, 14, 15, 16, 17	PCC	PCC	Esplanade I	No			27,000,000.00					Yes	3
4	Loan	18, 19, 20	CGMRC	CGMRC	401 South State Street	No			15,760,000.00			7,830,000	12.0000%	Yes	4
5	Loan	21, 22, 23	Barclays	Barclays Bank PLC	Swedesford Office	No			20,476,043.79					Yes	5
6	Loan		SMF V	SMC	Shoreline Village	Yes	11/14/2047	$300,000, plus 20% of net revenue after expenses and amortizing TI and certain improvements						Yes	6
7	Loan		Barclays	Barclays Bank PLC	Bass Pro Shops - Rancho Cucamonga	No			0.00					Yes	7
8	Loan	24, 25, 26	PCC	PCC	Marriott Midwest Portfolio	No			55,000,000.00					Yes	8
8.01	Property				TownePlace Suites Detroit Dearborn	No								Yes	8.01
8.02	Property				SpringHill Suites Minneapolis West	No								Yes	8.02
8.03	Property				SpringHill Suites Eden Prairie	No								Yes	8.03
8.04	Property				TownePlace Suites Milwaukee Brookfield	No								Yes	8.04
8.05	Property				TownePlace Suites Detroit Sterling Heights	No								Yes	8.05
8.06	Property				TownePlace Suites Minneapolis West	No								Yes	8.06
8.07	Property				TownePlace Suites Eden Prairie	No								Yes	8.07
8.08	Property				SpringHill Suites Minneapolis St. Paul Airport	No								Yes	8.08
8.09	Property				TownePlace Suites Detroit Livonia	No								Yes	8.09
8.10	Property				TownePlace Suites Minneapolis St. Paul Airport	No								Yes	8.10
9	Loan	27, 28	CGMRC	CGMRC, Bank of America	Fed Ex Atlanta	No			14,200,000.00					Yes	9
10	Loan	29, 30	CGMRC	CGMRC, Bank of America	Fed Ex West Palm Beach	No			11,837,500.00					Yes	10
11	Loan		CGMRC	CGMRC	DC Ranch Crossing	No								Yes	11
12	Loan	31, 32	CGMRC	CGMRC, Bank of America	Fed Ex Fife	No			20,125,000.00					Yes	12
13	Loan	33	CGMRC	CGMRC	Scotsdale Apartments	No								Yes	13
14	Loan		CGMRC	CGMRC	Harbor Point	Yes	5/1/2030	100						Yes	14
15	Loan		PCC	PCC	Highridge Crossing	No								Yes	15
16	Loan	34, 35, 36, 37	CGMRC	CCRE, CGMRC	Marriott Savannah Riverfront	No			56,583,896.34					Yes	16
17	Loan	38, 39	PCC	PCC	Hilton Suites Lexington Green	No								Yes	17
18	Loan	40, 41, 42, 43	SMF V	SMC	Embassy Suites Lake Buena Vista	No			27,942,615.06					Yes	18
19	Loan	44, 45	CGMRC	CGMRC	247 Bedford Avenue	No			17,150,000.00					Yes	19
20	Loan		CGMRC	CGMRC	EZ Storage Portfolio	No								Yes	20
20.01	Property				EZ Storage Mack Avenue	No								Yes	20.01
20.02	Property				EZ Storage Orchard Lake Road	No								Yes	20.02
21	Loan	46	CGMRC	CGMRC	Carriage Park	No								Yes	21
22	Loan		CGMRC	CGMRC	Amsdell - Ohio & Tennessee Portfolio	No								Yes	22
22.01	Property				Compass Self Storage - Cincinnati	No								Yes	22.01
22.02	Property				Stor-N-Lock - Shelbyville	No								Yes	22.02
22.03	Property				Compass Self Storage - Hamilton	No								Yes	22.03
23	Loan	47	Barclays	Barclays Bank PLC	Town Center I	No			0.00					Yes	23
24	Loan		CGMRC	CGMRC	Red Dot Storage Portfolio II	No								Yes	24
24.01	Property				202 Harvestore Drive	No								Yes	24.01
24.02	Property				190 West Stephenie Drive	No								Yes	24.02
24.03	Property				200 South Sylvania Avenue	No								Yes	24.03
24.04	Property				2185 Gateway Drive	No								Yes	24.04
24.05	Property				4908 South Main Street	No								Yes	24.05
24.06	Property				214 Harvestore Drive	No								Yes	24.06
24.07	Property				10 Ford Drive	No								Yes	24.07
24.08	Property				250 West Route 38	No								Yes	24.08
25	Loan	48	Barclays	Barclays Bank PLC	Westgate Shopping Center	No			0.00					Yes	25
26	Loan	49, 50, 51, 52	CGMRC	CGMRC	Park Place	No			82,000,000.00					Yes	26
27	Loan	53, 54	CGMRC	CGMRC	Winchester Plaza	No								Yes	27
28	Loan	55	SMF V	SMC	600 Independence Parkway	No								Yes	28
29	Loan	56	CGMRC	CGMRC	Macomb Manor Apartments	No								Yes	29
30	Loan	57, 58	CGMRC	CGMRC, Bank of America	Fed Ex Boulder	No			9,225,000.00					Yes	30
31	Loan		CGMRC	CGMRC	Fountain Court	No								Yes	31
32	Loan		SMF V	SMC	Kendallwood Shopping Center	No								Yes	32
33	Loan	59, 60	Barclays	Barclays Bank PLC	Northwest Corporate Center	No			0.00					Yes	33
34	Loan		SMF V	SMC	555 Briarwood Circle	No								Yes	34
35	Loan		CGMRC	CGMRC	Self Storage Unlimited	No								Yes	35
36	Loan	61	SMF V	SMC	Paradise Hills	No								Yes	36
37	Loan		SMF V	SMC	Holiday Inn Express - Guymon	No								Yes	37
38	Loan		SMF V	SMC	Sorrento Mesa Crossroads	No								Yes	38
39	Loan		Barclays	Barclays Bank PLC	Shops at Desert Ridge Corporate Center	Yes	7/6/2092	16,409	0.00					Yes	39
40	Loan		CGMRC	CGMRC	Northpointe Plaza	No								Yes	40
41	Loan		CGMRC	CGMRC	Mountaineer Village Apartments	No								Yes	41
42	Loan		SMF V	SMC	Bernalillo Marketplace	No								Yes	42
43	Loan		SMF V	SMC	McMinnville Town Center	No								Yes	43
44	Loan		CGMRC	CGMRC	Best Buy Park	Yes	3/13/2045	118,919						Yes	44
45	Loan		CGMRC	CGMRC	TnT Self Storage	No								Yes	45

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date

(4)	Underwritten NCF DSCR is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance of $70,000,000 represents the non-controlling note A-4 of a $375,000,000 loan combination evidenced by five pari passu notes. The non-controlling notes A-2, A-3, and A-5 have an aggregate Cut-off Date Balance of $225,000,000 and are expected to be contributed to one or more future securitization transactions. The controlling note A-1 has a Cut-off Date Balance of $80,000,000 and is expected to be contributed to the JPMCC 2016-JP2 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $375,000,000.

(9)	The lockout period will be at least 24 payment dates commencing with the first payment date in August 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 24 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(10)	The Cut-off Date Balance of $60,000,000 represents the non-controlling notes A-2 and A-3-1 of a $200,000,000 loan combination evidenced by seven pari passu notes. The controlling note A-1-1 has a Cut-off Date Balance of $54,000,000 and was contributed to the CGCMT 2016-C1 securitization transaction. The non-controlling notes A-4 and A-5 have an aggregate Cut-off Date Balance of $60,000,000 and were contributed to the BACM 2016-UBS10 securitization transaction. The non-controlling notes A-1-2 and A-3-2 have an aggregate Cut-off Date Balance of $26,000,000 and are expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $200,000,000.

(11)	The lockout period will be at least 26 payment dates commencing with the first payment date in June 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 26 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(12)	The Hyatt Regency Huntington Beach Resort & Spa Loan is structured with a soft springing lockbox and springing cash management. Until the occurrence of certain triggers under the related Hyatt Regency Huntington Beach Resort & Spa Loan documents, the hotel manager pays operating expenses and deposits any remaining revenue into a lender-controlled lockbox monthly. Upon the occurrence of a trigger period, credit card companies are directed to remit funds directly to the lender-controlled lockbox, after which they are swept daily into a cash management account.

(13)	The Cut-off Date Balance of $41,500,000 represents the controlling note A-1 of a $68,500,000 loan combination evidenced by two pari passu notes. The non-controlling note A-2 has a Cut-off Date Balance of $27,000,000 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $68,500,000

(14)	JMG Financial, the Fifth Largest Tenant, which represents 3.8% of the net rentable SF, is in possession of its space and has a lease commencement date of December 1, 2016, but is not required to commence paying rent until December 1, 2017. At loan origination, the amount of pre-lease commencement underwritten rent and Outstanding Free Rent of $982,648 and outstanding TI/LC of $1,266,595 for the JMG Financial space was escrowed as part of the Other Reserve and the TI/LC Reserve, respectively.

(15)	The Ongoing TI/LC Reserve deposit is $92,910 per month through the July 2018 payment date and $63,464 per month thereafter until the entire indebtedness is repaid; provided that the borrower’s obligation to make such deposit is temporarily suspended at any time the amount in such reserve equals or exceeds $2,600,000 (which cap is subject to reduction in the event of certain lease-up events).

(16)	The mortgage loan is not being presented as a multi-property loan. Such mortgage loan, however, is secured by two properties, an office building and a research and development (“R&D”) building, that constitute separate tax lots. The office building comprises 536,322 SF of net rentable area and has an appraised value of $92,200,000; and the R&D building comprises 72,929 SF of net rentable area and has an appraised value of $13,300,000. The parcel for the R&D building may be separately released as described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance” in the Preliminary Prospectus.

(17)	The lockout period will be at least 24 payment dates commencing with the first payment date in August 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 24 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(18)	The Cut-off Date Balance of $32,000,000 represents the controlling note A-1 of a $47,760,000 loan combination evidenced by two pari passu notes. The non-controlling note A-2 has a Cut-off Date Balance of $15,760,000 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $47,760,000.

(19)	The lockout period will be at least 24 payment dates commencing with the first payment date in August 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 24 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(20)	The Mezzanine Loan outstanding principal balance is currently $7,830,000 but may be increased to a maximum Cut-off Date Balance of $9,830,000 based on certain conditions being satisfied under the Mezzanine Loan documents.

(21)	The Cut-off Date Balance of $29,964,942 represents the controlling note A-1 of a $50,440,986 loan combination evidenced by two pari passu notes. The non-controlling note A-2 has a Cut-off Date Balance of $20,476,044 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $50,440,986.

(22)	On the origination date, the borrower deposited $3,524,034 for the Upfront TI/LC Reserve comprising (i) $524,034 for existing TI/LC obligations due to certain tenants at the Mortgaged Property as of the origination date (the “Outstanding TI/LC Funds”) and (ii) $3,000,000 for TI/LC expenses associated with future leasing. The borrower is not required to make an Ongoing TI/LC Reserve payment unless the TI/LC Reserve account balance falls below $1,600,000 (excluding Outstanding TI/LC Funds), after which, on each monthly payment date, the borrower must pay the Ongoing TI/LC Reserve amount equal to the lesser of (x)$26,819 and (y) the amount by which the balance in the TI/LC Reserve account (excluding Outstanding TI/LC Funds) is less than $3,000,000.

(23)	The Second Largest Tenant, Laser Spine Institute, representing 10.3% of net rentable SF, executed a lease amendment on June 2, 2016 expanding its space by 5,452 SF.The expansion space lease is scheduled to commence on October 1, 2016, and the tenant is scheduled to commence paying full, unabated rent for the expansion space by February 1, 2017. On the origination date, the borrower deposited approximately $56,337 into a Rent Concession Reserve Fund to account for the rent abatement.

(24)	The Cut-off Date Balance of $27,500,000 represents the non-controlling note A-2 of an $82,500,000 loan combination evidenced by two pari passu notes. The controlling note A-1 has a Cut-off Date Balance of $55,000,000 and was contributed to the CGCMT 2016-P3 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $82,500,000.

(25)	The Ongoing Replacement Reserve as of the Cut-off Date is $54,633, which is an amount equal to one-twelfth of the greater of (a) the annual amount required for replacement of certain furniture, fixtures and equipment under the franchise agreement and/or management agreement and (b) 2.0% of total gross revenues from the portfolio from the origination date through February 2017, 3.0% of total gross revenues from the portfolio from March 2017 through February 2018 and 4.0% of total gross revenues from the portfolio from March 2018 thereafter.

(26)	The Appraised Value is the “as-if complete” portfolio value of $136,800,000, which assumes the property improvement plan (PIP) renovations totaling $14,728,386 will be completed in 2016. The “as-is” appraised value is $119,800,000. At origination, the borrower reserved an aggregate of $14,724,000 for the PIP renovations. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the “as-is” appraised value of $119,800,000 are 68.9% and 68.9%, respectively.

(27)	The Cut-off Date Balance of $14,200,000 represents the non-controlling note A-2 of a $28,400,000 loan combination evidenced by two pari passu notes. The controlling note A-1 has a Cut-off Date Balance of $14,200,000 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $28,400,000. In addition, the Fed Ex Atlanta loan combination is cross-collateralized and cross-defaulted with the Fed Ex West Palm Beach loan combination, and the Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit for each related mortgage loan is based upon the ratio or yield or total loan and units (as applicable) for the aggregate indebtedness evidenced by both loan combinations.

(28)	The lockout period will be at least 25 payment dates commencing with the first payment date in July 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(29)	The Cut-off Date Balance of $11,837,500 represents the non-controlling note A-2 of a $23,675,000 loan combination evidenced by two pari passu notes. The controlling note A-1 has a Cut-off Date Balance of $11,837,500 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $23,675,000. In addition, the Fed Ex West Palm Beach loan combination is cross-collateralized and cross-defaulted with the Fed Ex Atlanta loan combination, and the Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit for each related mortgage loan is based upon the ratio or yield or total loan and units (as applicable) for the aggregate indebtedness evidenced by both loan combinations.

(30)	The lockout period will be at least 25 payment dates commencing with the first payment date in July 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(31)	The Cut-off Date Balance of $20,125,000 represents the non-controlling note A-2 of a $40,250,000 loan combination evidenced by two pari passu notes. The controlling note A-1 has a Cut-off Date Balance of $20,125,000 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $40,250,000.

(32)	The lockout period will be at least 25 payment dates commencing with the first payment date in July 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(33)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated using the “as-stabilized” value. The “as-stabilized” value includes a capital investment of $1,819,500 in the property within the first 24 month period of closing. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the “as-is” appraised value of $23,950,000 are 80.6% and 71.4%, respectively.

(34)	The Cut-off Date Balance of $16,700,974 represents the non-controlling notes A-2-2 and A-4 of a $73,284,870 loan combination evidenced by six pari passu notes. The controlling note A-1-1 and the non-controlling note A-2-1 have an aggregate Cut-off Date Balance of $39,882,923 and were contributed to the CGCMT 2016-C1 securitization transaction. The non-controlling notes A-1-2 and A-3 have an aggregate Cut-off Date Balance of $16,700,974 and are expected to be contributed to one or more future securitizations. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $73,284,870.

(35)	The Appraised Value represents the “as complete” value of the Mortgaged Property, assuming completion of an approximately $8,300,000 PIP. The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated on the basis of such Appraised Value. The Cut-off Date LTV and LTV Ratio at Maturity based on the “as-is” appraised value of $102,300,000 are 71.6% and 54.9%, respectively.

(36)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of June 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 26 payments is based on the CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(37)	The borrower is required to make deposits into the seasonality reserve as follows: (a) on each of the due dates occurring in June 2016, October 2016, and November 2016, $250,000; and thereafter (b) on each due date occurring in April, May, June, October and November of each year during the term of the Marriott Savannah Riverfront Loan Combination, $250,000 to the extent the balance of the seasonality reserve is less than $1,250,000.

(38)	The Appraised Value is the “prospective market value upon completion” of $27,300,000, which assumes the PIP renovations estimated to cost $5,021,924 will be completed as of April 27, 2017. The “as-is” appraised value is $21,300,000. At origination, the borrower reserved an aggregate of $5,021,924 for the PIP renovations. The Cutoff Date LTV Ratio and LTV Ratio at Maturity based on the “as-is” appraised value of $21,300,000 are 70.7% and 62.0%, respectively.

(39)	The Ongoing Replacement Reserve as of the Cut-off Date is $24,204, which is an amount equal to one-twelfth of 4.0% of the total annual gross revenues.

(40)	The Cut-off Date Balance of $13,971,308 represents the non-controlling note A-1-B of a $41,913,923 loan combination evidenced by three pari passu notes. The controlling note A-1-A has a Cut-off Date Balance of $16,965,159 and is expected to be contributed to one or more future securitization transactions. The non-controlling note A-2 has a Cut-off Date Balance of $10,977,456 and was contributed to the CGCMT 2016-C1 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $41,913,923.

(41)	The Mortgage Loan is structured with a $3,400,000 Earnout Reserve, of which $1,700,000 will be released upon the net cash flow at the Mortgaged Property achieving a minimum of $4,500,000 based on a trailing 12 months and the remaining $1,700,000 will be released upon the net cash flow at the Mortgaged Property achieving a minimum of $4,700,000 based on a trailing 12 months. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income and Debt Yield on Underwritten Net Cash Flow calculations are based on the net loan combination Cut-off Date Balance of $38,513,923. Assuming the gross loan combination Cut-off Date Balance of $41,913,923, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income and Debt Yield on Underwritten Net Cash Flow calculations are 67.8%, 56.7%, 11.9% and 10.3%, respectively.

(42)	2013 cash flows are not available because the sponsor acquired the property in December 2013 and the prior owner was unable to provide complete 2013 operating statements. Additionally, the Mortgaged Property was shut down during the 3rd and 4th quarters of 2014 due to a comprehensive renovation.

(43)	The lockout period will be at least 26 payment dates beginning with and including the first payment date in June 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 26 payment dates is based on the expected CGCMT 2016-P4 Closing Date in July 2016. The actual lockout period may be longer.

(44)	The Cut-off Date Balance of $13,850,000 represents the non-controlling note A-2 of a $31,000,000 loan combination evidenced by two pari passu notes. The controlling note A-1 has a Cut-off Date Balance of $17,150,000 and was contributed to the CGCMT 2016-C1 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $31,000,000.

(45)	The largest tenant, representing approximately 69.8% of net rentable SF at the Mortgaged Property, has executed a lease, not yet in occupancy, and is anticipated to begin paying rent on May 26, 2017. The second largest tenant, The Corcoran Group, representing approximately 26.6% of net rentable SF at the Mortgaged Property, has executed a lease but is not in occupancy, and is anticipated to begin paying rent on August 15, 2016. The borrower deposited approximately $1,975,463 in a reserve account upon origination for the outstanding gap rent for these two tenants. Both tenants are currently completing the build-out of their space.

(46)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated using the prospective stabilized value of $18,700,000 which includes a capital investment of $1,973,000 to renovate certain units at the Mortgaged Property and improving various building components. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the “as-is” appraised value of $17,000,000 are 79.3% and 70.2%, respectively.

(47)	The Mortgaged Property is a 94,842 SF mixed use development consisting of a 51-unit (54,342 SF) multifamily component that is 94.1% occupied as of March 17, 2016 and a 40,500 SF commercial component that is 100.0% leased as of March 17, 2016.

(48)	On the origination date, the borrower deposited $150,000 into the Upfront Replacement Reserve. The borrower is not required to make an Ongoing Replacement Reserve payment unless the Replacement Reserve account balance falls below the Replacement Reserve Cap of $150,000, after which, on each monthly payment date, the borrower is required to pay the Ongoing Replacement Reserve amount of $6,221 until the Replacement Reserve equals or exceeds the Replacement Reserve Cap. Amounts deposited into the Replacement Reserve account are to be used by the borrower (i) to complete required replacements and repairs at the Mortgaged Property and (ii) commencing upon the earliest to occur of (a) the largest tenant, Earth Fare Supermarkets, (1) being in default or delinquent in the payment or performance of its obligations under its lease, (2) failing to be in actual physical possession of its space, (3) failing to be open for business to the public during customary hours and/or “going dark” in its space or (4) being in bankruptcy or similar insolvency, or (b) 12 months prior to the expiration date of the Earth Fare Supermarkets lease (November 30, 2022), to pay TI/LC obligations in connection with the renewal of the Earth Fare Supermarkets lease or the releasing of the Earth Fare Supermarkets space.

(49)	The Cut-off Date Balance of $11,000,000 represents the non-controlling note A-2-2-2 of a $93,000,000 loan combination evidenced by four pari passu notes. The controlling note A-1 has a Cut-off Date Balance of $50,000,000 and was contributed to the CGCMT 2016-GC36 securitization transaction. The non-controlling note A-2-1 has a Cut-off Date Balance of $20,000,000 and was contributed to the CGCMT 2016-GC37 securitization transaction. The non-controlling note A-2-2-1 has a Cut-off Date Balance of $12,000,000 and was contributed to the CGCMT 2016-C1 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $93,000,000.

(50)	The Largest Tenant, Infusion Software, representing approximately 50.0% of the net rentable SF at the Mortgaged Property, currently occupies buildings 5 and 6 at the related Mortgaged Property, and has executed a lease and is anticipated to take occupancy and begin paying rent in January 2017 with respect to Building 4. The borrower deposited $2,217,788 into a gap rent reserve account upon origination of the Mortgage Loan, which will be released to the borrower upon Infusion Software’s occupancy of the leased space and the commencement of payment of rent by Infusion Software.

(51)	Infusion Software has two lease expiration dates. 160,969 SF of the total 261,591 SF expires on September 30, 2021. The remaining 100,622 SF expires on December 31, 2024.

(52)	Following the first occurrence of the balance of the TI/LC Reserve equaling or exceeding the TI/LC Reserve cap ($2,094,692), should the borrower draw upon the funds in the TI/LC Reserve and reduce the balance in the TI/LC Reserve to less than $1,000,000, the Ongoing TI/LC Reserve will be increased to $65,460.

(53)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated using the prospective value upon stabilization which concludes a value of $14,700,000. The as stabilized value reflects a date of September 2016 upon which The Fresh Market is expected to finished construction of its space and be open for business. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the “as-is” appraised value of $11,600,000 are 94.7% and 77.5%, respectively.

(54)	Commencing on the sixty-first monthly payment date and on each monthly payment date thereafter, the borrower is required to deposit $3,684 into the TI/LC reserve.

(55)	At origination of the Mortgage Loan, the borrower deposited $500,000 for a Chubb TI/LC Reserve. Additionally, the borrower is required to deposit $3,600 monthly into the Chubb TI/LC Reserve through and including the payment date in March 2020. Funds in the Chubb TI/LC Reserve may only be used for the space presently occupied by Federal Insurance Co. (DBA Chubb). In addition, the borrower will be required to deposit $5,500 monthly into the Chubb Abatement Reserve through and including the payment date in March 2020.

(56)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated using the stabilized appraised value of $13,740,000, which concludes a capital investment of $1,473,000 to renovate certain units and improving various building components. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the “as-is” appraised value of $12,400,000 are 83.1% and 73.6%, respectively.

(57)	The Cut-off Date Balance of $9,225,000 represents the non-controlling note A-2 of an $18,450,000 loan combination evidenced by two pari passu notes. The controlling note A-1 has a Cut-off Date Balance of $9,225,000 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the loan combination Cut-off Date Balance of $18,450,000.

(58)	The lockout period will be at least 25 payment dates commencing with the first payment date in July 2016. For the purposes of this Preliminary Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-P4 securitization closing date in July 2016. The actual lockout period may be longer.

(59)	On the origination date, the borrower deposited $350,000 into the Upfront TI/LC Reserve. The borrower is not required to make an Ongoing TI/LC Reserve payment unless the TI/LC reserve account balance falls below the TI/LC Cap of $222,000, after which the borrower is required to pay the Ongoing TI/LC Reserve amount of $6,177 until the TI/LC reserve equals or exceeds the TI/LC Cap.

(60)	The Second Largest Tenant, Tissue Transplant, which represents 13.0% of the net rentable SF, has two expiration dates. 8,228 SF of the total 12,876 SF expires on October 31, 2016. The remaining 4,648 SF is month-to-month.

(61)	2013 cash flows are not available because the sponsor acquired the property in June 2016 and the prior owner was unable to provide 2013 operating statements.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

OPRY MILLS

OPRY MILLS
2
POLO RALPH LAUREN

Saks Fifth Avenue OFF 5TH

OPRY MILLS

OPRY MILLS
Saks Fifth Avenue OFF 5TH
Nike Factory Store
Polo Ralph Lauren Factory Store
Bed Bath & Beyond
Forever 21
Aquarium Restaurant
Regal Cinemas
VF Outlet
TGI Friday's
Off Broadway Shoe Warehouse
OPRY MILLS Dr.
General Jackson Showboat

OPRY MILLS

OPRY MILLS

CARTIFACT
Opry Mills
433 Opry Mills Drive
Nashville, TN 37214
Nashville
MADISON
TriStar Skyline Medical Center
BRILEY PKY
EAST NASHVILLE
LOCKELAND SPRINGS
DOWNTOWN
Bridgestone Arena
LP Field
Two Rivers Golf Course
Shelby Park
Mount Olivet Funeral Home and Cemetery
Trevecca Nazarene University
BELAIR
NASHVILLE INTERNATIONAL AIRPORT
Crescent Plaza Shopping Center
STARDUST ACRES
SEVEN OAKS
Seven Oaks Park
CURREYWOOD ACRES
One Hundred Oaks Mall
Paragon Mills Park
Nashville Zoo at Grassmere
Nashboro Village
Nashboro Village Golf Course
J. Percy Priest Reservoir
Elm Hill Recreation Area
Hamilton Creek Park
E.N. Peeler Park
St Louis
Louisville
Lexington
Evansville
Paducah
Clarksville
Nashville
Memphis
Chattanooga
Huntsville
Tupelo
Birmingham
Atlanta
INDIANA
ILLINOIS
KENTUCKY
TENNESSEE
MISSISSIPPI
ALABAMA
GEORGIA

OPRY MILLS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	CGMRC
Location (City/State)	Nashville, Tennessee		Cut-off Date Principal Balance(3)	$70,000,000
Property Type	Retail		Cut-off Date Principal Balance per SF(2)	$320.61
Size (SF)	1,169,633		Percentage of Initial Pool Balance	9.7%
Total Occupancy as of 3/14/2016	98.6%(1)		Number of Related Mortgage Loans	None
Owned Occupancy as of 3/14/2016	98.6%(1)		Type of Security	Fee Simple
Year Built / Latest Renovation	2000 / 2010 - 2014		Mortgage Rate	4.09200%
Appraised Value	$738,000,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	NAP
			Original Interest Only Term (Months)	120

Underwritten Revenues	$52,975,528
Underwritten Expenses	$15,212,634	Escrows(4)
Underwritten Net Operating Income (NOI)	$37,762,894		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$36,274,285	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	50.8%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	50.8%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.43x / 2.33x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.1% / 9.7%	Other(5)	$0	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$375,000,000	99.0%	Loan Payoff	$346,592,719	91.5%
Other Sources	3,961,185	1.0	Principal Equity Distribution	30,241,711	8.0
			Closing Costs	2,126,755	0.6

Total Sources	$378,961,185	100.0%	Total Uses	$378,961,185	100.0%

(1)	Total Occupancy and Owned Occupancy includes four tenants, Madame Tussauds (25,854 SF), Hofbrauhaus Beer Garden (14,658 SF), Abercrombie & Fitch (6,500 SF), and Swarovski (1,231 SF), collectively representing approximately 4.1% of the net rentable area, which have executed leases but are not yet in occupancy. Madame Tussauds is expected to take occupancy and begin paying rent on May 1, 2017. Hofbrauhaus Beer Garden, Abercrombie & Fitch and Swarovski are expected to take occupancy and begin paying rent on August 1, 2016.
(2)	Calculated based on the aggregate outstanding principal balance of the Opry Mills Loan Combination (as defined below).
(3)	The Opry Mills Loan has a Cut-off Date Balance of $70,000,000 and represents the non-controlling note A-4 of the $375,000,000 Opry Mills Loan Combination, which is evidenced by five pari passu notes totaling $375,000,000. The related companion loans are evidenced by (i) the controlling note A-1, with an outstanding principal balance as of the Cut-off Date of $80,000,000, which is currently held by JPMorgan Chase Bank, National Association and expected to be contributed to the JPMCC 2016-JP2 securitization transaction, (ii) the non-controlling notes A-2 and A-3, with outstanding principal balances as of the Cut-off Date of 65,000,000 and 80,000,000, respectively, which are currently held by JPMorgan Chase Bank, National Association and expected to be contributed to one or more future commercial mortgage securitization transactions and (iii) the non-controlling note A-5, with an outstanding principal balance as of the Cut-off Date of $80,000,000, which is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.
(4)	See “—Escrows” below.
(5)	In lieu of cash reserves, the borrower sponsor delivered a guaranty in the amount of $3,943,000 for the outstanding tenant improvement, tenant allowances and leasing commission obligations.

■	The Mortgage Loan. The mortgage loan (the “Opry Mills Loan”) is part of a loan combination (the “Opry Mills Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 1,169,633 SF super regional mall located in Nashville, Tennessee (the “Opry Mills Property”). The Opry Mills Loan, which is evidenced by note A-4, represents a non-controlling interest in the Opry Mills Loan Combination, had an original principal balance of $70,000,000, has a Cut-off Date Balance of $70,000,000 and represents approximately 9.7% of the Initial Pool Balance. The related companion loans (the “Opry Mills Companion Loans”) had an aggregate original principal balance of $305,000,000, have an outstanding principal balance as of the Cut-off Date of $305,000,000 and are evidenced by (i) the controlling note A-1, which is currently held by JPMorgan Chase Bank, National Association and expected to be contributed to the JPMCC 2016-JP2 securitization transaction, (ii) the non-controlling notes A-2 and A-3, which are currently held by JPMorgan Chase Bank, National Association and are expected to be contributed to one or more future commercial mortgage securitization transactions, and (iii) the non-controlling note A-5, which is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future commercial mortgage securitization transactions. The Opry Mills Loan Combination was co-originated by Citigroup Global Markets Realty Corp. and JPMorgan Chase Bank, National Association on June 2, 2016, had an original principal balance of $375,000,000, has an outstanding principal balance as of the Cut-off Date of $375,000,000, and accrues interest at an interest rate of 4.09200% per annum. The proceeds of the Opry Mills Loan Combination were primarily used to refinance the existing debt on the Opry Mills Property, return equity to the borrower sponsor, and pay origination costs.

OPRY MILLS

The Opry Mills Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Opry Mills Loan requires interest only payments on each due date. The scheduled maturity date of the Opry Mills Loan is the due date in July 2026. Provided that no event of default has occurred and is continuing under the Opry Mills Loan documents, at any time after the earlier of August 1, 2019 and the second anniversary of the securitization of the last portion of the Opry Mills Loan Combination, the Opry Mills Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Opry Mills Loan documents. Provided that no event of default has occurred and is continuing under the Opry Mills Loan documents, voluntary prepayment of the Opry Mills Loan without a prepayment premium or yield maintenance charge is permitted after the due date in December 2025.

■	The Mortgaged Property. The Opry Mills Property is a super-regional shopping mall located adjacent to the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee. The Opry Mills Property serves as a shopping, dining and entertainment destination and is the only mall in Nashville that features designer factory outlet shopping. The Opry Mills Property is located in Opryland (which includes the Gaylord Opryland Resort & Convention Center and the Grand Ole Opry), which has over 3.0 million visitors each year. Major retailers and department stores at the Opry Mills Property include Bass Pro Shops Outdoor, Forever 21, Bed Bath & Beyond, Off Broadway Shoes, Saks Fifth Avenue Off 5th, a Regal Cinema movie theater with IMAX and H&M, among others. Additionally, the Opry Mills Property features a range of restaurants and food court tenants, including Rainforest Café, T.G.I. Fridays, Johnny Rockets, Chili’s, Moe’s Southwest Grill, Subway and Charley’s Grilled Subs. The Opry Mills Property provides approximately 8,073 parking spaces, resulting in a parking ratio of approximately 6.9 spaces per 1,000 SF of net rentable area.
As of March 14, 2016, the Opry Mills Property was approximately 98.6% leased by 169 tenants. The Opry Mills Property’s in-line tenants generally consist of national tenants, such as Polo Ralph Lauren, Nike Factory Store, Gap Outlet, Victoria’s Secret, Tommy Hilfiger, Banana Republic Factory Store and Old Navy Outlet. Gross mall sales for all tenants that had reported as of the trailing 12 month period ending December 31, 2015 were approximately $401.2 million. In-line sales per SF for comparable stores occupying less than 10,000 SF were approximately $447, $468 and $485 in 2013, 2014 and 2015, respectively. Occupancy costs for comparable in-line tenants occupying less than 10,000 SF for the same years were approximately 11.8%, 11.8% and 11.8%, respectively.

The Opry Mills Property originally opened in 2000 on the former site of the Opryland USA theme park but was closed from May 2010 to March 2012 as a result of flooding from the Cumberland River. The damage to the Opry Mills Property was caused by the confluence of torrential rainfall (over 13.5 inches of rain within a 36 hour period) and the sudden release of water from the Old Hickory Dam, which was authorized by the Army Corps of Engineers (“USACE”). The Opry Mills Property was redeveloped during that period and a portion of the redevelopment included improvements to structural features in order to limit potential future flood damage. Additionally, improvements to the Cumberland River levee and pumping system were made and a post-flood technical report was prepared by USACE, outlining how it contributed to the crisis and its intent to use this information in order to reduce consequences of any potential future flooding. The Opry Mills Property re-opened in March 2012 after the borrower sponsor spent over $130.0 million to redevelop the Opry Mills Property. Operating performance improved following the redevelopment as the re-tenanting of the Opry Mills Property resulted in a higher proportion of national and credit tenancy.

Opryland is a country music themed tourist attraction that encompasses approximately 124 acres and includes the Opry Mills Property, the Gaylord Opryland Resort & Convention Center and the Grand Ole Opry. The 2,881 room Gaylord Opryland Resort & Convention Center (the largest hotel outside of Las Vegas), together with the Grand Ole Opry, draws a substantial number of visitors per year, including 1.5 million hotel guests and 2.6 million banquet facility guests, which support the foot traffic at the Opry Mills Property. The Grand Ole Opry, Tennessee’s largest tourist attraction and often called the “home of American music”, is a country music venue that showcases a variety of renowned country music artists and receives several hundreds of thousands of visitors each year. Additionally, the General Jackson Showboat, a 1,200 passenger paddlewheel boat featuring a variety of daily country music lunch and dinner cruises, docks at Opryland.

OPRY MILLS

The following table presents certain information relating to the major tenants at the Opry Mills Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF/Screen(3)	Occupancy Cost(3)	Renewal / Extension Options
Regal Cinema(4)(5)	NR / Ba1 / B+	100,056	8.6%	$2,151,204	7.2%	$21.50	5/30/2020	$557,200	24.6%	4, 5-year options
Forever 21	NR / NR / NR	53,244	4.6	1,465,467	4.9	27.52	1/31/2019	$168	18.9%	NA
Dave & Buster’s	NR / NR / NR	56,886	4.9	1,320,000	4.4	23.20	11/30/2021	$277	9.6%	1, 5-year option
Bass Pro Shops Outdoor	NR / NR / NR	130,131	11.1	1,014,996	3.4	7.80	4/30/2020	$342	3.0%	6, 5-year options
Off Broadway Shoes	NR / NR / NR	29,722	2.5	962,346	3.2	32.38	1/31/2021	$229	19.2%	NA
H&M(6)	NR / NR / NR	25,022	2.1	877,770	2.9	35.08	1/31/2024	$390	18.9%	1, 5-year option
Rainforest Cafe	NR / NR / NR	20,046	1.7	563,778	1.9	28.12	5/31/2020	$322	10.8%	2, 5-year options
Sun & Ski Sports	NR / NR / NR	21,429	1.8	469,295	1.6	21.90	5/31/2022	$190	14.5%	4, 5-year options
Bed Bath & Beyond	NR / Baa1 / BBB+	30,966	2.6	390,001	1.3	12.59	3/31/2022	$148	10.0%	2, 5-year options
Nike Factory Store	NR / A1 / AA-	13,697	1.2	380,356	1.3	27.77	1/31/2023	$858	5.4%	1, 5-year option
Ten Largest Tenants		481,199	41.1%	$9,595,213	32.2%	$19.94
Remaining Tenants		672,593	57.5	20,197,679	67.8	30.03
Vacant		15,841	1.4	0	0.0	0.00
Total / Wtd. Avg. All Tenants		1,169,633	100.0%	$29,792,892	100.0%	$25.47

(1)	Based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Tenant Sales $ per SF/Screen and Occupancy Cost represent sales for the 12-month period ending December 31, 2015 for all tenants.
(4)	Tenant Sales $ per SF/Screen reflects sales per screen for Regal Cinema. Tenant Sales $ per SF/screen is based on a total of 20 screens.
(5)	Regal Cinema has the right to terminate its lease if the occupancy rate at the Opry Mills Property falls below 50% of the leasable area, not including the premises of Regal Cinema, and such occupancy rate continues for 12 months.
(6)	H&M pays percentage rent based on 9% of adjusted gross sales.

The following table presents the lease rollover schedule at the Opry Mills Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	10,727	0.9	0.9%	512,369	1.7	$47.76	7
2018	31,640	2.7	3.6%	947,674	3.2	$29.95	6
2019	74,806	6.4	10.0%	2,287,343	7.7	$30.58	8
2020	302,926	25.9	35.9%	4,451,505	14.9	$14.70	8
2021	109,093	9.3	45.2%	2,648,138	8.9	$24.27	4
2022	343,763	29.4	74.6%	10,570,758	35.5	$30.75	82
2023	168,702	14.4	89.1%	4,878,116	16.4	$28.92	35
2024	34,792	3.0	92.0%	1,389,681	4.7	$39.94	5
2025	8,597	0.7	92.8%	598,004	2.0	$69.56	4
2026	42,892	3.7	96.4%	1,359,304	4.6	$31.69	8
2027 & Thereafter	25,854	2.2	98.6%	150,000	0.5	$5.80	2
Vacant	15,841	1.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	1,169,633	100.0%		$29,792,892	100.0%	$25.82	169

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

OPRY MILLS

The following table presents certain information relating to historical leasing at the Opry Mills Property:

Historical Leased %(1)

	2013	2014	2015	As of 3/14/2016
Owned Space	97.0%	97.0%	97.0%	98.6%(2)

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Occupancy includes four tenants, Madame Tussauds (25,854 SF), Hofbrauhaus Beer Garden (14,658 SF), Abercrombie & Fitch (6,500 SF), and Swarovski (1,231 SF), collectively representing approximately 4.1% of the net rentable area, which have executed leases but are not yet in occupancy. Madame Tussauds is expected to take occupancy and begin paying rent on May 1, 2017. Hofbrauhaus Beer Garden, Abercrombie & Fitch and Swarovski are expected to take occupancy and begin paying rent on August 1, 2016.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Opry Mills Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 1/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$25,645,666	$26,886,191	$27,691,194	$27,869,739	$29,792,892	$25.47
Gross Up Vacancy	0	0	0	0	583,384	0.50
Total Rent	$25,645,666	$26,886,191	$27,691,194	27,869,739	$30,376,276	$25.97
CAM Reimbursements	7,524,044	8,002,492	8,242,367	8,206,506	9,142,890	7.82
Percentage Rent	1,963,537	1,701,241	2,159,817	2,101,647	2,309,076	1.97
Other Reimbursements(2)	8,371,007	7,940,550	8,087,640	7,918,716	7,974,588	6.82
Net Rental Income	$43,504,254	$44,530,474	$46,181,018	46,096,608	$49,802,830	$42.58
Vacancy/Credit Loss	0	0	0	0	(2,490,141)	(2.13)
Other Income(3)	5,622,945	5,533,441	5,553,022	5,669,254	5,662,840	4.84
Effective Gross Income	$49,127,199	$50,063,915	$51,734,040	51,765,862	52,975,528	$45.29

Total Expenses(4)	$14,625,041	$15,076,680	$15,026,181	14,870,712	$15,212,634	$13.01

Net Operating Income(5)	$34,502,158	$34,987,235	$36,707,859	36,895,150	$37,762,894	$32.29

Total TI/LC, Capex/RR	0	0	0	0	1,488,609	1.27
Net Cash Flow	$34,502,158	$34,987,235	$36,707,859	36,895,150	$36,274,285	$31.01

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Reimbursements include utilities and real estate taxes.
(3)	Other Income primarily includes income attributable to temporary tenants (including kiosk, vending machines, events and promotions), marketing income from tenants, and ATM rental income.
(4)	Total Expenses were underwritten to SPG’s 2016 budget. Historical financials were normalized to exclude non-recurring legal expenses associated with the 2010 flooding of the Cumberland River. 2014 was adjusted by $3.2 million and 2015 was adjusted by $6.5 million. The borrower has provided a guaranty related to the payment of any future legal expenses in connection with such event.
(5)	Underwritten Net Operating Income is higher than TTM 1/31/2016 Net Operating Income due primarily to the inclusion of four tenants Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch and Swarovski which have signed leases but have not yet taken occupancy as well as contractual rent increases through May 2017. No reserve has been taken for such tenants that are not yet in occupancy.
■	Appraisal. According to the appraisal, the Opry Mills Property had an “as-is” appraised value of $738,000,000 as of May 10, 2016.
■	Environmental Matters. Based on a Phase I environmental report dated May 13, 2016, the environmental consultant did not identify evidence of a recognized environmental condition and recommended no further action.
■	Market Overview and Competition. The Opry Mills Property is located in Nashville, Tennessee within Opryland. Regional access to the area is provided by Interstate-40, Interstate-65 and Interstate-24. Nashville International Airport is located approximately 5.0 miles south of the Opry Mills Property along Interstate-40 and is served by 14 carriers with on average more than 375 daily arriving and departing flights. According to the appraisal, the trade area within a 30-mile radius contains approximately 1.5 million people, with an average household income of $79,950 as of 2015. The appraisal concluded that market rents were generally in-line with the rents in-place at the Opry Mills Property.

OPRY MILLS

The following table presents certain information relating to the primary competition for the Opry Mills Property:

Competitive Set(1)

	Opry Mills Property	Rivergate Mall	The Mall at Green Hills	Providence Marketplace
Proximity (miles)	-	9.5	13.8	14.0
Year Built / Renovated	2000 / 2010 - 2014	1971 / 2011	1955 / 2011	2006 / NA
Total GLA	1,169,633(2)	1,138,169	869,000	835,000
Total Occupancy	98.6%(2)	94%	98%	98%
Anchors	Bed Bath & Beyond, Forever 21, H&M, Bass Pro Shops Outdoor(2)	Dillard’s, JCPenney, Macy’s, Sears	Dillard’s, Macy’s, Nordstrom	Target, Belk, JCPenney, Kroger, Dick’s Sporting Goods, TJ Maxx, Homegoods
	Cool Springs Galleria	Lebanon Premium Outlets	The Avenue Murfreesboro	Stones River Mall
Proximity (miles)	22.0	29.0	31.0	31.0
Year Built / Renovated	1991 / 2006	1988 / NA	2007 / NA	1992 / 2008
Total GLA	1,381,800	227,262	747,497	598,688
Total Occupancy	99%	100%	90%	97%
Anchors	Dillard’s, JCPenney, Macy’s, Belk	Gap Factory Store, Nike, AnnTaylor, The Children’s Place	Belk, Dick’s Sporting Goods, Best Buy, Haverty’s Furniture	Dillard’s, JCPenney, Sears

(1)	Source: Appraisal.
(2)	Source: Rent Roll dated March 14, 2016.
■	The Borrower. The borrower is Opry Mills Mall Limited Partnership, a single-purpose, single-asset Delaware limited partnership. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Opry Mills Loan. The non-recourse carveout guarantor for the Opry Mills Loan is Simon Property Group, L.P. (“SPG”) which is the operating partnership of Simon Property Group, Inc. Simon Property Group, Inc. is the largest real estate investment trust (“REIT”) in the United States. Simon Property Group, Inc. owns, develops and manages retail real estate properties, which consist primarily of malls and premium outlets. SPG’s liability under the non-recourse carveout provisions (including provisions relating to environmental liability) in the Opry Mills Loan documents is capped at $75.0 million plus reasonable collection costs.
■	Litigation Guaranty. In connection with a casualty from the flooding that occurred at the Opry Mills Property in 2010, the borrower was involved in a 5-year lawsuit against the insurers who initially awarded only $50.0 million out of the $200.0 million that the borrower sponsor claimed, and was ultimately granted a summary judgment by the Chancery Court for Davidson County, Tennessee, which awarded the borrower sponsor $204.0 million. The case is currently being appealed and SPG has provided a guaranty to the lender for payment of all obligations, costs, expenses and liabilities of the borrower and its affiliates incurred in connection with such insurance proceedings, including any post-trial motions and appeals arising therefrom, all attorney’s fees or disbursements, expert witness fees and other related expenses, costs or fees. Neither the lender nor the servicer has (i) any right to participate in the insurance proceedings or (ii) any right to approve any decisions of the borrower with respect to the insurance proceedings or any appeals or settlement. Under the Opry Mills Loan documents, any amounts received by the borrower from the insurance proceedings are not required to be deposited into the lockbox account and may be retained or disbursed by the borrower in its sole discretion and control in accordance with its organizational documents.
■	Escrows. In connection with the origination of the Opry Mills Loan, no upfront escrows were taken at origination. In lieu of cash reserves, SPG delivered a guaranty in the amount of $3,943,000 for the outstanding tenant improvement, tenant allowances and leasing commission obligations.

Additionally, on each due date: (A) the monthly tax reserve is waived so long as (i) there is no event of default, (ii) no DSCR Reserve Trigger Event (as defined below) exists and (iii) the borrower does not (a) fail to pay all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (b) fail to

OPRY MILLS

provide the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request; (B) the monthly insurance reserve is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the Opry Mills Property is insured under an acceptable blanket policy in accordance with the Opry Mills Loan documents; (C) the monthly replacement reserve is waived so long as no DSCR Reserve Trigger Period or event of default exists under the Opry Mills Loan documents and following the occurrence and during the continuance of a DSCR Reserve Trigger Period or an event of default, the borrower is required to deposit $19,494 per month ($0.20 per SF annually) for replacement reserves, subject to a cap of $701,780 ($0.60 per SF); and (D) following the occurrence and during the continuance of a DSCR Reserve Trigger Period or an event of default, the borrower is required to deposit $160,825 per month ($1.65 per SF annually) for TI/LC reserves. The TI/LC reserve is subject to a cap of $5,789,683 ($4.95 per SF).

A “DSCR Reserve Trigger Event” means, that as of the date of determination, the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.75x for two consecutive calendar quarters.

A “DSCR Reserve Trigger Period” means the period commencing on the occurrence of a DSCR Reserve Trigger Event and continuing until the achievement of a debt service coverage ratio of 1.75x or greater for two consecutive calendar quarters based on the trailing four calendar quarter period immediately preceding the date of determination and provided that no event of default has occurred and is continuing.
■	Lockbox and Cash Management. The Opry Mills Loan documents require a hard lockbox with springing cash management. The Opry Mills Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the Opry Mills Property be deposited into such lockbox account within two business days following receipt. If no Opry Mills Lockbox Event Period (as defined below) is continuing, the funds in the lockbox account are swept to an account controlled by the borrower. During an Opry Mills Lockbox Event Period, all rents will be swept to a segregated cash management account and held in trust and for the benefit of the lender. The designated agent for the benefit of the lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of an Opry Mills Lockbox Event Period, all funds deposited into the cash management account (with respect to an Opry Mills DSCR Trigger Event (as defined below), after payment of debt service, required reserves and budgeted operating expenses) will be held as additional security for the Opry Mills Loan.

An “Opry Mills Lockbox Event Period” exists upon (a) an event of default and continues until the acceptance by the lender of a cure of such event of default in accordance with the Opry Mills Loan documents; (b) any bankruptcy action of the borrower; (c) a bankruptcy action of the manager if the manager is an affiliate of the borrower, if such manager is not replaced within sixty days with a qualified manager in accordance with the Opry Mills Loan documents and continues until such time the bankruptcy action is discharged or dismissed within ninety days without any adverse consequences to the Opry Mills Property or the Opry Mills Loan; or (d) an Opry Mills DSCR Trigger Event until the achievement of a debt service coverage ratio of 1.60x or greater for two consecutive calendar quarters based upon the trailing four calendar quarter period immediately preceding the date of determination. The borrower may not cure an event causing an Opry Mills Lockbox Event Period (i) more than five times during the term of the Opry Mills Loan or (ii) triggered by a bankruptcy action of the borrower.

An “Opry Mills DSCR Trigger Event” means that, as of the date of determination, the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.60x for two consecutive calendar quarters.

■	Property Management. The Opry Mills Property is managed by Simon Management Associates II, LLC, an affiliate of the borrower sponsor. The lender has the right to terminate the property management agreement and replace the property manager or require that the borrower terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in a bankruptcy action or proceeding; (ii) an event of default has occurred and is continuing; or (iii) a default by the property manager has

OPRY MILLS

occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Opry Mills Property. If TRIPRA is not in effect, the borrower is not required to pay annual premiums in excess of an amount equal to two times the then-current annual insurance premiums payable by the borrower for the policies insuring only the Opry Mills Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis in order to obtain the terrorism coverage and, if the cost of terrorism insurance exceeds such cap, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap, and the stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Opry Mills Property and reasonable for the geographic region where the Opry Mills Property is located, up to $5,000,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

CARTIFACT
GENEVA AVE
FRANKFORT AVE
ELMIRA AVE
DETROIT AVE
CHICAGO AVE
BALTIMORE AVE
ATLANTA AVE
PECAN AVE
OLIVE AVE
ORANGE AVE
WALNUT AVE
9TH ST
8TH ST
7TH ST
6TH ST
5TH ST
MAIN ST
LAKE ST
2ND ST
1ST ST
HUNTINGTON ST
CALIFORNIA ST
DELAWARE ST
NEPTUNE DR
SEASHELL DR
CORAL LN
BLUE FIN
DRIFTWOOD DR
BEACHCOMBER DR
SUNDOWN LN
POOLSIDE LN
COAST WATCH LN
PACIFIC VIEW AVE
MORABITO DR
Cucina Alessa
Steve's Liquor Market
Jax Bicycle Center
Electric Chair
Manning Park
DOWNTOWN HUNTINGTON BEACH
Sushi On Fire
Beach Front 301
Avila's El Ranchito
Pete's Mexican Food
Bulldog Lounge
Luggatti's Italian Grill
Sanchos Tacos
Hurricane Bar & Grill
The Strand
Skechers USA
Huntington Beach Beer
BJ's Restaurant
Jack's Surfboards
Johnny Rockets
Gallagher's Pub & Grill
Fred's Mexican Cafe
Spark Woodfire Grill
Duke's Huntington Beach
Huntington State Beach
Huntington Beach Pier
Savannah at the Beach
Huntington Beach Community Services
Huntington Beach
Pacific City (191,000 SQ FT Retail) (165 Room Hotel) (516 Unit Condominiums)
Retail Development
Hotel Development
Surf City Beach Cottages
Hilton Waterfront Beach Hotel
PACIFIC COAST HIGHWAY
HUNTINGTON BEACH BIKE TRAIL
Hyatt Regency Huntington Beach Resort & Spa
21500 Pacific Coast Highway
Huntington Beach, CA 92648
1
PACIFIC OCEAN
Huntington State Beach
Los Angeles
Santa Monica
Beverly Hills
West Hollywood
Alhambra
Arcadia
Irwindale
Monterey Park
West Covina
Walnut
Culver City
Montebello
Industry
Vernon
Marina Del Rey
LAX
South Gate
Whittier
El Segundo
Downey
Santa Fe Springs
La Habra
Brea
Manhattan Beach
Lynwood
Norwalk
Fullerton
Torrance
Carson
Lakewood
Cerritos
Buena Park
Anaheim
LGB
Lomita
Long Beach
Cypress
Orange
Garden Grove
Rancho Palos Verdes
Seal Beach
Westminster
Santa Ana
San Pedro Bay
Huntington Beach
Fountain Valley
SNA
Costa Mesa
Newport Beach

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Huntington Beach, California	Cut-off Date Principal Balance(2)		$60,000,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(1)		$386,847.20
Size (Rooms)	517	Percentage of Initial Pool Balance		8.3%
Total TTM Occupancy as of 12/31/2015	83.5%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 12/31/2015	83.5%	Type of Security		Fee Simple
Year Built / Latest Renovation	2003 / 2009-2015	Mortgage Rate		5.07000%
Appraised Value	$367,900,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest-Only Period (Months)		48
Underwritten Revenues	$88,435,908
Underwritten Expenses	$62,406,949	Escrows
Underwritten Net Operating Income (NOI)	$26,028,959
Underwritten Net Cash Flow (NCF)	$22,537,164		Upfront	Monthly
Cut-off Date LTV Ratio(1)	54.4%	Taxes	$898,739	$299,580
Maturity Date LTV Ratio(1)	49.2%	Insurance	$743,645	$63,174
DSCR Based on Underwritten NOI / NCF(1)	2.00x / 1.74x	FF&E(3) (4)	$9,300,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	13.0% / 11.3%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$200,000,000	99.9%	Loan Payoff	$102,519,949	51.2%
Other Sources	136,576	0.1	Principal Equity Distribution	77,797,460	38.9
			Reserves	10,942,384	5.5
			Other Uses(5)	7,900,000	3.9
			Closing Costs	976,782	0.5
Total Sources	$200,136,576	100.0%	Total Uses	$200,136,576	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination.

(2)	The Hyatt Regency Huntington Beach Resort & Spa Loan has a Cut-off Date Balance of $60,000,000 and represents the non-controlling notes A-2 and A-3-1 of the $200,000,000 Hyatt Regency Huntington Beach Resort & Spa Loan Combination, which is evidenced by seven pari passu notes. The related companion loans are evidenced by (i) the controlling note A-1-1, with an outstanding principal balance as of the Cut-off Date of $54,000,000, which was contributed by Citigroup Global Markets Realty Corp., to the CGCMT 2016-C1 securitization transaction, (ii) the non-controlling note A-1-2, with an outstanding principal balance as of the Cut-off Date of $6,000,000, which is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-3-2, with an outstanding principal balance as of the Cut-off Date of $20,000,000, which is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future commercial mortgage securitization transactions, (iv) the non-controlling note A-4, with an outstanding principal balance as of the Cut-off Date of $50,000,000, which was contributed by UBS Real Estate Securities Inc. to the BACM 2016-UBS10 securitization transaction and (v) the non-controlling note A-5, with an outstanding principal balance as of the Cut-off Date of $10,000,000, which was contributed by UBS Real Estate Securities Inc. to the BACM 2016-UBS10 securitization transaction. See “—The Mortgage Loan” below.

(3)	The $9,300,000 for FF&E is held by the Hyatt Manager (as defined below) in an account in which the lender has a perfected security interest. See “—Escrows” below.

(4)	The monthly FF&E reserve is one-twelfth of 4.0% of total revenue, however the requirement to fund the FF&E reserve on each monthly payment due date is waived per the terms of the Hyatt Regency Huntington Beach Resort & Spa Loan agreement under certain conditions. See “—Escrows” below.

(5)	Other Uses of $7,900,000 represents the borrower’s purchase of the fee simple interest in the Hyatt Regency Huntington Beach Resort & Spa Property. The Hyatt Regency Huntington Beach Resort & Spa Property was previously encumbered by a ground lease.

■	The Mortgage Loan. The mortgage loan (the “Hyatt Regency Huntington Beach Resort & Spa Loan”) is part of a loan combination (the “Hyatt Regency Huntington Beach Resort & Spa Loan Combination”) evidenced by seven pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 517-room full service hotel located in Huntington Beach, California (the “Hyatt Regency Huntington Beach Resort & Spa Property”). The Hyatt Regency Huntington Beach Resort & Spa Loan, which is evidenced by non-controlling notes A-2 and A-3-1, represents the non-controlling interest in the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, had an original principal balance of $60,000,000, has a Cut-off Date Balance of $60,000,000 and represents approximately 8.3% of the Initial Pool Balance. The related companion loans (the “Hyatt Regency Huntington Beach Resort & Spa Companion Loans”) had an aggregate original principal balance of $140,000,000, have an outstanding principal balance as of the Cut-off Date of $140,000,000 and are evidenced by (i) the controlling note A-1-1 which was previously contributed, by Citigroup Global Markets Realty Corp., to the CGCMT 2016-C1 securitization transaction, (ii) the non-controlling notes A-1-2 and A-3-2 which are currently held by Citigroup Global Markets Realty Corp. and are expected to be contributed to one or more future securitization transactions, and (iii) the non-controlling notes A-4 and A-5 which were previously contributed, by UBS Real Estate Securities Inc., to the BACM 2016-UBS10 securitization transaction. The Hyatt Regency Huntington Beach Resort & Spa Loan Combination was co-originated by Citigroup Global Markets Realty Corp. and UBS Real Estate Securities Inc. on April 27, 2016, had an original principal balance of $200,000,000, has an outstanding principal balance as of the Cut-off Date of $200,000,000 and accrues interest at an interest rate of 5.07000% per annum. The proceeds of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination were primarily used to refinance the existing debt on the Hyatt Regency Huntington Beach Resort & Spa Property, return equity to the borrower sponsor, fund reserves, acquire the fee simple interest in the Hyatt Regency Huntington Beach Resort & Spa Property and pay origination costs. The previous mortgage loan

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

secured by the Hyatt Regency Huntington Beach Resort & Spa Property was included in the JPMCC 2006-LDP7 securitization trust.

The Hyatt Regency Huntington Beach Resort & Spa Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Hyatt Regency Huntington Beach Resort & Spa Loan requires interest only payments on each due date through and including the due date occurring in May 2020 and thereafter requires payments of interest and principal based on a 30-year amortization schedule. The scheduled maturity date of the Hyatt Regency Huntington Beach Resort & Spa Loan is the due date in May 2026. Provided that no event of default has occurred and is continuing under the Hyatt Regency Huntington Beach Resort & Spa Loan documents, at any time after the earlier of the third anniversary of origination of the Hyatt Regency Huntington Beach Resort & Spa Loan and the second anniversary of the securitization of the last portion of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Hyatt Regency Huntington Beach Resort & Spa Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Hyatt Regency Huntington Beach Resort & Spa Loan documents. Provided that no event of default has occurred and is continuing under the Hyatt Regency Huntington Beach Resort & Spa Loan documents, voluntary prepayment of the Hyatt Regency Huntington Beach Resort & Spa Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in February 2026.

■	The Mortgaged Property. The Hyatt Regency Huntington Beach Resort & Spa Property is a 517-room, full service hotel located on approximately 15.1 acres in Huntington Beach, California. The Hyatt Regency Huntington Beach Resort & Spa Property consists of two main buildings, the hotel and the conference center, which were constructed in 2003 and underwent renovations totaling approximately $24.0 million from 2009 to 2015. Of the 517 guestrooms, 57 are suites ranging in size from 888 SF to 2,515 SF. All guestrooms include a balcony or patio. There are 990 on-site parking spaces located in a two-level subterranean parking garage located beneath the Hyatt Regency Huntington Beach Resort & Spa Property. The Hyatt Regency Huntington Beach Resort & Spa Property is directly connected to the beachfront of Huntington Beach by a pedestrian bridge which extends over the Pacific Coast Highway.

Meeting space at the Hyatt Regency Huntington Beach Resort & Spa Property exceeds 110,000 SF, including a 20,000 SF grand ballroom with Pacific Ocean views and a maximum capacity of over 2,000 people, as well as two additional ballrooms with Pacific Ocean views and a maximum capacity ranging from 366 to 677 people. In addition to multiple ballrooms, the Hyatt Regency Huntington Beach Resort & Spa Property contains meeting and boardroom space for smaller groups and approximately 40,000 SF of outdoor function space.

The Hyatt Regency Huntington Beach Resort & Spa Property contains six restaurants including Watertable, which received an Open Table Diners’ Choice Award as one of the Top 100 Best Restaurants in America. Watertable formerly operated as The Californian before The Californian was closed and fully renovated between November 2013 and April 2014. Over $4.5 million was spent on renovating and converting The Californian into Watertable and increasing the restaurant’s capacity from 150 to 250 seats. In 2012, The Californian had revenues of approximately $2.0 million. After reopening as Watertable, the restaurant had revenues of approximately $5.6 million in 2015.

Pacific Waters Spa, located at the Hyatt Regency Huntington Beach Resort & Spa Property, is a 20,000 SF spa available to both hotel guests and non-guests. The spa features 17 treatment rooms in addition to outdoor private treatment areas, a dry sauna, a steam room, men’s and women’s lounges with private whirlpools, waterfall showers, a fitness center and a full service salon. Recreational facilities at the Hyatt Regency Huntington Beach Resort & Spa Property include a lagoon-style swimming pool and a separate water playground featuring three water slides, a hot tub and a children’s pool.

Hyatt Hotels Corporation owns a 40% indirect ownership interest in the borrower. Thus, the Hyatt Regency Huntington Beach Resort & Spa Property operates without a franchise agreement. The Hyatt Regency Huntington Beach Resort & Spa Property instead operates under a management agreement with Hyatt Corporation which

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

expires in December 2028 and has one five-year renewal option remaining (such agreement, the “Hyatt Management Agreement”).

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Hyatt Regency Huntington Beach Resort & Spa Property and its competitive set, as provided in a third-party industry travel research report for the Hyatt Regency Huntington Beach Resort & Spa Property:

Historical Statistics

	Hyatt Regency Huntington Beach Resort & Spa Property(1)			Competitive Set(2)			Penetration(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	73.4%	$211.18	$154.91	59.5%	$220.75	$131.25	123.3%	95.7%	118.0%
2012	75.9%	$219.51	$166.70	63.9%	$229.06	$146.35	118.8%	95.8%	113.9%
2013	77.2%	$233.14	$179.92	68.4%	$208.54	$142.62	112.8%	111.8%	126.2%
2014	83.4%	$247.21	$206.10	72.3%	$212.91	$153.93	115.3%	116.1%	133.9%
2015	83.5%	$260.59	$217.50	72.9%	$224.74	$163.86	114.5%	116.0%	132.7%

(1)	As provided by the borrower.

(2)	Source: industry travel research report.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hyatt Regency Huntington Beach Resort & Spa Property:

Cash Flow Analysis(1)

	2013	2014	2015	Underwritten	Underwritten $ per Room
Room Revenue	$33,951,287	$38,892,228	$41,155,432	$41,155,432	$79,604
Food & Beverage Revenue	29,359,486	35,702,200	38,650,718	38,650,718	74,760
Other Revenue(2)	7,470,962	8,682,344	8,448,331	8,629,758	16,692
Total Revenue	$70,781,735	$83,276,772	$88,254,481	$88,435,908	$171,056

Room Expense	$9,428,529	$10,934,411	$10,884,686	$10,884,686	$21,054
Food & Beverage Expense	19,920,331	23,973,352	25,639,989	25,639,989	49,594
Other Expense	2,521,073	2,940,575	3,291,782	3,286,142	6,356
Total Departmental Expense	$31,869,933	$37,848,338	$39,816,457	$39,810,817	$77,004
Total Undistributed Expense	17,064,467	18,437,251	18,894,270	18,909,767	36,576
Total Fixed Charges	3,013,600	3,179,772	3,238,484	3,686,365	7,130
Total Operating Expenses	$51,948,000	$59,465,361	$61,949,211	$62,406,949	$120,710

Net Operating Income	$18,833,735	$23,811,411	$26,305,270	$26,028,959	$50,346
FF&E	3,539,087	4,163,839	4,412,724	3,491,795	6,754
Net Cash Flow	$15,294,648	$19,647,573	$21,892,546	$22,537,164	$43,592

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue consists primarily of parking fees, resorts fees, health club, spa and fitness center revenue, and revenue generated from three third-party tenant leases related to 5,845 SF of retail space at the Hyatt Regency Huntington Beach Resort & Spa Property.

■	Appraisal. According to the appraisal, the Hyatt Regency Huntington Beach Resort & Spa Property had an “as-is” appraised value of $367,900,000 as of March 18, 2016 and is expected to have an “as stabilized” appraised value of $383,500,000 as of March 18, 2018. The “as stabilized” appraised value of $383,500,000 reflects the appraiser’s assumption of stabilized occupancy of 84.0% and stabilized ADR of $285.89.

■	Environmental Matters. According to the Phase I environmental report, dated January 20, 2016, there were no recognized environmental conditions or recommendations for further action at the Hyatt Regency Huntington Beach Resort & Spa Property.

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

■	Market Overview and Competition. The Hyatt Regency Huntington Beach Resort & Spa Property is located in Huntington Beach, Orange County, California, approximately 35 miles southeast of Los Angeles International Airport, 21 miles southwest of Anaheim, California and 5 miles north of Newport Beach, California. According to the U.S. Census Bureau, as of July 2015, Orange County was the sixth most populous county in the United States. According to the appraisal, the 2015 population within a one-, three- and five-mile radius of the Hyatt Regency Huntington Beach Resort & Spa Property was 13,036, 104,896 and 277,280, respectively. According to the appraisal, 2015 estimated average household income within a one-, three- and five-mile radius of the Hyatt Regency Huntington Beach Resort & Spa Property was $106,813, $115,117 and $104,743, respectively. Tourism is one of the leading industries in Huntington Beach, with the city reporting approximately 11.0 million visitors annually. Nicknamed “Surf City, USA”, Huntington Beach has access to 9.5 miles of Pacific Ocean beachfront which attracts surfers from around the world. Popular tourist destinations in the area include Disneyland, Knott’s Berry Farm, Newport Beach, Fashion Island Shopping Center, and Laguna Beach.

According to the city of Huntington Beach, there are over 650 industrial businesses located in Huntington Beach including Boeing, Quiksilver, Cambro Manufacturing, and C&D Aerospace. Orange County is also the headquarters of several Fortune 1,000 companies including Ingram Micro, First American Corporation and Broadcom, as well as the regional headquarters for international businesses such as Mazda, Toshiba, Toyota and Samsung. The Hyatt Regency Huntington Beach Resort & Spa Property had a meeting and group penetration factor of approximately 130.0% in 2015 as a result of, according to the appraisal, having a large number of guestrooms, the largest concentration of meeting and group space in the area, expansive grounds and the ability to utilize the beach area for activities.

The appraiser identified seven properties with varying degrees of competitiveness to the Hyatt Regency Huntington Beach Resort & Spa Property. The following table presents certain information related to the competitive properties identified in the appraisal for the Hyatt Regency Huntington Beach Resort & Spa Property:

Hyatt Regency Huntington Beach Resort & Spa Property Competitive Set(1)

Property	Year Opened	Number of Rooms	Distance (in miles)	Transient Demand	Meeting & Group Demand	Appraiser’s Estimated 2015 Occupancy	Appraiser’s Estimated 2015 ADR	Appraiser’s Estimated 2015 RevPAR
Hyatt Regency Huntington Beach Resort & Spa	2003	517	—	55%	45%	83.5%(2)	$261(2)	$217.50(2)
Kimpton Shorebreak Hotel	2009	157	1.0	75%	25%	80.0%	$220	$176.00
Hilton Huntington Beach Waterfront	1990	290	0.3	75%	25%	80.0%	$240	$192.00
Balboa Bay Resort	2003	159	5.0	70%	30%	75.0%	$200	$150.00
Marriott Newport Beach Hotel & Spa	1975	532	7.0	65%	35%	75.0%	$185	$138.75
Marriott Laguna Cliffs Resort & Spa	1987	378	22.0	60%	40%	75.0%	$215	$161.25
Omni La Costa Resort & Spa	1965	607	57.0	60%	40%	70.0%	$275	$192.50
Loews Coronado Bay Resort	1991	439	81.0	60%	40%	80.0%	$210	$168.00
Total / Wtd. Average		3,079		63%	37%	76.9%	$230	$177.00

(1)	Source: Appraisal.

(2)	As provided by the borrower.

■	The Borrower. The borrower is PCH Beach Resort, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the conversion of the borrower into a Delaware limited liability company that occurred shortly after origination of the Hyatt Regency Huntington Beach Resort & Spa Loan. The non-recourse carveout guarantors are Hyatt Hotels Corporation (which owns a 40% indirect ownership interest in the borrower), Robert L. Mayer, Jr., Mayer Financial, L.P. and Grand Resort, LLC.

Hyatt Hotels Corporation (NYSE: H, rated Baa2/BBB by Moody’s/S&P) is a global hospitality company with a 59- year history in developing, owning, operating, managing, franchising and licensing hotels, resorts, branded residences and vacation ownership properties. As of March 31, 2016, Hyatt Hotels Corporation’s worldwide portfolio consisted of 652 properties in 53 countries. For the year ended December 31, 2015, Hyatt Hotels Corporation’s reported revenue and adjusted EBITDA were approximately $4.3 billion and $727 million, respectively. As the Hyatt Regency Huntington Beach Resort & Spa Property is managed by Hyatt Corporation, the Hyatt Regency Huntington Beach Resort & Spa Property operates without a franchise agreement. The

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

management agreement with Hyatt Corporation expires in December 2028 and has one five-year renewal option remaining.

Robert L. Mayer, Jr. is the Chairman and Chief Operating Officer of The Robert Mayer Corporation. The Robert Mayer Corporation has been involved in the financing and development of more than 25,000 residential units and the construction and operation of fourteen hotels including the Hyatt Regency Huntington Beach Resort & Spa Property and the Hilton Huntington Beach Waterfront Resort located adjacent to the Hyatt Regency Huntington Beach Resort & Spa Property.

■	Escrows. On the origination date, the borrower funded aggregate reserves of $10,942,384 with respect to the Hyatt Regency Huntington Beach Resort & Spa Property, comprised of (i) $9,300,000 for FF&E (which is held by the Hyatt Manager (as defined below)), (ii) $898,739 for real estate tax expenses and (iii) $743,645 for insurance expenses.

On each due date, the borrower is required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $299,580), (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance over the then succeeding 12-month period (initially $63,174) and (iii) a reserve for FF&E, in an amount equal to the greater of (a) the FF&E Payment (as defined below) and (b) the amount of the deposit (if any) then required by the Hyatt Manager on account of FF&E under the Hyatt Management Agreement.

An “FF&E Payment” means, with respect to the monthly payment date, an amount equal to one-twelfth of 4% of the greater of (x) the annual gross revenues for the hotel related operations at the Hyatt Regency Huntington Beach Resort & Spa Property for the immediately preceding calendar year as reasonably determined by the lender and (y) the projected annual gross revenues for the hotel related operations at the Hyatt Regency Huntington Beach Resort & Spa Property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget, or if no approved annual budget exists as of the date of determination, an amount reasonably determined by the lender. The FF&E reserve monthly deposit must (A) initially be determined for the balance of the 2016 calendar year as of the origination date and (B) thereafter be adjusted and determined by the lender annually on the monthly payment date in May 2017 and on each monthly payment date falling in each subsequent May thereafter. Notwithstanding anything in the Hyatt Regency Huntington Beach Resort & Spa Loan documents to the contrary, the lender may require the borrower to increase the monthly deposits required pursuant to the Hyatt Regency Huntington Beach Resort & Spa Loan documents upon 30 days’ notice to the borrower if (1) a Hyatt Regency Huntington Beach Resort & Spa Trigger Period (as defined below) is continuing and the lender determines in its reasonable discretion that an increase is necessary to maintain proper maintenance and operation of the Hyatt Regency Huntington Beach Resort & Spa Property and/or (2) the lender determines in its reasonable discretion that an increase is necessary to reflect increased FF&E expenditures required under the Hyatt Management Agreement and/or set forth in any amendment to the most recently determined approved annual budget.

Provided no event of default has occurred and is continuing, the requirement to fund the FF&E reserve on each due date will be waived, provided that Hyatt Corporation reserves funds for FF&E that will be required to be made to the Hyatt Regency Huntington Beach Resort & Spa Property during each calendar year in a manner substantially consistent with the requirements for FF&E set forth in the Hyatt Management Agreement. The lender has a perfected security interest in the FF&E reserve account held by the Hyatt Manager, which security interest is subject to the Hyatt Manager’s right to use this reserve as described in the Hyatt Management Agreement.

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

On each due date (other than a monthly payment date on which sums in the cash management account are insufficient to make all deposits required pursuant to the cash management waterfall (a “Deposit Shortfall”), projected as the monthly payment dates in November and December in 2016), if sums in the cash management account are insufficient to make all deposits required pursuant to the cash management waterfall the borrower is required to fund a Seasonality Reserve Monthly Deposit (as defined below) until such time as the seasonality reserve funds deposited for the calendar year equals or exceeds 100% of the aggregate Negative Monthly Amounts (as defined below) for that calendar year based on the then current approved annual budget. The “Seasonality Reserve Monthly Deposit” equals 100% of the quotient of (x) the aggregate Negative Monthly Amounts for the 12 month period divided by (y) the number of months for which there is no Negative Monthly Amount, based on the then current approved annual budget to be adjusted annually on January 1 of each calendar year. The “Negative Monthly Amount” means, with respect to any due date, the amount, if any, by which operating income for the Hyatt Regency Huntington Beach Resort & Spa Property for the calendar month is insufficient to establish a debt service coverage ratio for the applicable month of 1.10x based on the then current approved annual budget to be adjusted annually on January 1 of each year. If at any time the lender reasonably determines that the amount on deposit in the seasonality reserve account will be insufficient to fund the actual or anticipated aggregate cash management account shortfalls expected to be incurred (such amount, the “Aggregate Shortfall”), the borrower is required to deposit with the lender an amount equal to the Aggregate Shortfall.

Provided that no event of default (except any event of default which would be satisfied by the disbursement from the seasonality reserve account) has occurred and is continuing, if, on the due dates where a Deposit Shortfall is projected (projected as the monthly payment dates in November and December 2016), sums in the cash management account are insufficient to make all deposits required pursuant to the cash management waterfall, the lender is required to disburse a portion of the seasonality reserve funds in an amount equal to the applicable shortfall into the cash management account to be disbursed in accordance with the cash management waterfall. See “—Lockbox and Cash Management” below.

■	Lockbox and Cash Management. The Hyatt Regency Huntington Beach Resort & Spa Loan is structured with a soft springing lockbox and springing cash management. Provided no Hard CM Trigger (as defined below) has occurred, all hotel revenue is collected by the Hyatt Manager and deposited in an account to which the Hyatt Manager has access (the “Hotel Operating Account”). The lender has a perfected security interest in the Hotel Operating Account. Provided no event of default has occurred and the Hyatt Management Agreement is in full force and effect, the Hyatt Manager is required to pay all operating expenses from the Hotel Operating Account pursuant to the Hyatt Management Agreement and deposit such funds necessary to maintain the $1,500,000 minimum working capital balance required under the Hyatt Management Agreement. All remaining sums are remitted to the lender-controlled lockbox account prior to the 15th day of each month. Upon the occurrence and during the continuance of an event of default, provided (1) the Hyatt Management Agreement is in full force and effect, (2) the Hyatt Manager continues to be the property manager, and (3) none of the Hyatt Manager, the related guarantors or any affiliate of the foregoing controls the borrower, the Hyatt Manager is required to make disbursements from the Hotel Operating Account as follows: (a) first, funds sufficient to pay the monthly real estate tax deposit due for the then applicable due date, if any, to the lender; (b) second, funds sufficient to pay the monthly insurance deposit due for the then applicable due date, if any, to the lender; (c) third, to fund all other approved operating expenses per the approved annual budget (including the base management fee associated with the capital management of the Hyatt Regency Huntington Beach Resort & Spa Property and a working capital amount approved by the lender in its sole discretion) with monthly comparisons reasonably acceptable to the lender of (x) actual operating expenses paid or reimbursed by or on behalf of the borrower pursuant to the prior distributions, to (y) the approved operating expenses per the approved annual budget for the subject month; and (d) fourth, the balance of all revenue derived from the Hyatt Regency Huntington Beach Resort & Spa Property to the lender-controlled lockbox account. Upon the occurrence and continuance of a Hard CM Trigger, all hotel revenue is required to be deposited directly into the lender-controlled lockbox account.

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

A “Hard CM Trigger” means the occurrence of either (x) the Hyatt Management Agreement not being in full force and effect or (y) an event of default occurring and continuing and the Hyatt Manager, Hyatt Hotels Corporation or any affiliate of the foregoing controlling the borrower. All amounts in the lender-controlled lockbox account are swept daily into the lender’s cash management account.

Provided no event of default is continuing, on each due date, the lender is required to disburse funds in the cash management account in the following amounts and order of priority: (i) first, to make the monthly reserve deposit for real estate taxes; (ii) second, to make the monthly reserve deposit for insurance premiums; (iii) third, to pay any default interest and late payment charges; (iv) fourth, to pay the monthly debt service amount; (v) fifth, to make the monthly reserve deposit for FF&E (assuming the Hyatt Manager is not holding the FF&E reserve); (vi) sixth, to make the seasonality reserve monthly deposit; (vii) seventh, to pay any other amounts due and owing to the lender; (viii) eighth, to pay for operating expenses for the applicable month; and (ix) ninth, all amounts remaining are required (a) to the extent that a Hyatt Regency Huntington Beach Resort & Spa Trigger Period has occurred and is continuing, to be deposited into the excess cash flow account to be held as additional cash collateral for the Hyatt Regency Huntington Beach Resort & Spa Loan and (b) to the extent that no Hyatt Regency Huntington Beach Resort & Spa Trigger Period exists, to be disbursed to the borrower.

A “Hyatt Regency Huntington Beach Resort & Spa Trigger Period” means (a) a period commencing upon the occurrence and continuance of a monetary event of default or a material non-monetary event of default and continuing until the cure of such event of default, (b) a period commencing when the debt service coverage ratio is less than 1.30x and continuing until the debt service coverage ratio is equal to or greater than 1.40x for two consecutive calendar quarters, (c) the occurrence of a Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Trigger Period (as defined below), (d) a period commencing upon the occurrence of a Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Renewal Trigger Event (as defined below) and continuing until the Hyatt Management Agreement is renewed in accordance with the Hyatt Regency Huntington Beach Resort & Spa Loan documents, or (e) commencing upon the bankruptcy of the property manager and continuing until such property manager is replaced in accordance with the Hyatt Regency Huntington Beach Resort & Spa Loan documents.

A “Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Trigger Period” means a period (A) commencing upon the first to occur of (i) an event of default by the borrower under the Hyatt Management Agreement (other than de minimis defaults that do not have a material adverse effect), (ii) the borrower or the Hyatt Manager giving notice that it is terminating the Hyatt Management Agreement, (iii) any termination or cancellation of the Hyatt Management Agreement or the Hyatt Management Agreement expiring or otherwise failing to be in full force and effect, (iv) any bankruptcy or similar insolvency of the Hyatt Manager and (v) the Hyatt Regency Huntington Beach Resort & Spa Property failing to be operated or branded pursuant to the Hyatt Management Agreement; and (B) expiring upon the lender’s receipt of evidence reasonably acceptable of satisfaction of the applicable Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Trigger Period cure conditions and, to the extent a property improvement plan is required, the deposits of any corresponding amounts into a property improvement plan reserve account to pay for the costs of such plan.

A “Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Renewal Trigger Event” means an event which will be deemed to have occurred if the Hyatt Management Agreement is not renewed in accordance with the Hyatt Regency Huntington Beach Resort & Spa Loan documents on or before the date which is 12 months prior to the expiration of the Hyatt Management Agreement.

■	Property Management. The Hyatt Regency Huntington Beach Resort & Spa Property is currently managed by Hyatt Corporation, an affiliate of the borrower (the “Hyatt Manager”). The borrower may not replace Hyatt Corporation as the property manager of the Hyatt Regency Huntington Beach Resort & Spa Property without the lender’s consent. The lender may replace (or require the borrower to replace) the property manager if: (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding; (b) there exists a default by the property manager beyond all applicable notice and cure periods under the Hyatt

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

Management Agreement, or (c) the lender is exercising its remedies under the Hyatt Regency Huntington Beach Resort & Spa Loan documents following an event of default.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Hyatt Regency Huntington Beach Resort & Spa Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the Hyatt Regency Huntington Beach Resort & Spa Property for a period continuing from the time of loss until restoration, not to exceed 24 months plus a 12-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $10,000. In the event the Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and as it may be further extended from time to time (“TRIPRA”) or a similar or subsequent statute is not renewed or extended any time during the term, of the Hyatt Regency Huntington Beach Resort & Spa Loan and terrorism coverage is then subject to rating and availability on the open market, the borrower is required to obtain and maintain terrorism coverage for property, loss of rents/business income, general liability and excess liability/umbrella at a cost not to exceed 200% of all the then-current premiums for all coverages required for the Hyatt Regency Huntington Beach Resort & Spa Loan, excluding earthquake and flood if required, for each subsequent policy term (the “Terrorism Cap”) and, if the cost exceeds the Terrorism Cap, the borrower is required to purchase the maximum amount of coverage available with funds equal to the Terrorism Cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ESPLANADE I

ESPLANADE I

2001 Butterfield Road
TOWER

Floor	Spaces (left to right)
19	T-Mobile Central LLC, 18,145 SF, Exp. 11/30/2018
18	T-Mobile Central LLC, 19,378 SF, Exp. 11/30/2018
17	Grundfos Pumps Corporation, 13,480 SF, Exp. 3/31/2019; Capstone Financial, 3,558 SF, Exp. 12/31/2017; Vacant, 165 SF; Capstone Financial, 3,763 SF, Exp. 12/31/2017
16	T-Mobile Central LLC, 13,855 SF, Exp. 11/30/2018; Vacant, 146 SF; Vacant, 9,174 SF
15	Midventures Inc., 10,128 SF, Exp. 3/31/2019; Midventures Inc., 1,963 SF, Exp. 3/31/2019; Ameriprise Financial Services, 10,938 SF, Exp. 5/31/2021
14	JMG Financial, 23,029 SF, Exp. 11/30/2027
13	GSA – Internal Revenue Service, 23,029 SF, Exp. 7/31/2021
12	GSA – Internal Revenue Service, 23,039 SF, Exp. 7/31/2021
11	GSA – Internal Revenue Service, 15,700 SF, Exp. 7/31/2021; SNI Companies, 2,400 SF, Exp. 4/30/2019; HM Insurance Group, 1,670 SF, Exp. 4/30/2018; Ostrander Construction, 1,745 SF, Exp. 2/28/2017; Vacant, 1,034 SF
10	Elgin National, 2,724 SF, Exp. 2/28/2017; Bradley A. Schaffnit, Inc., 6,742 SF, Exp. 7/31/2020; Vacant, 1,022 SF; Energi, Inc., 3,943 SF, Exp. 7/31/2021; John Hancock Life Insurance, 2,460 SF, Exp. 2/28/2018; Vacant, 1,071 SF; Vacant, 3,724 SF
9	Konica Minolta, 1,337 SF, Exp. 12/31/2021; Konica Minolta, 12,816 SF, Exp. 12/31/2021; Konica Minolta, 4,052 SF, Exp. 12/31/2021; Vacant, 4,343 SF
8	Vacant, 23,029 SF
7	Vacant, 11,230 SF; Centerpoint Energy Services, 9,667 SF, Exp. 12/31/2022; Vacant, 2,132 SF
6	Vacant, 3,532 SF; MK Fund LLC, 3,998 SF, Exp. 8/31/2020; Siemens/Unigraphics Solutions, 15,499 SF, Exp. 2/28/2018
5	Sterling Marketing Group, Inc., 2,030 SF, MTM; American Nat'l Investment, 2,095 SF, MTM; GSA – Internal Revenue Service, 13,343 SF, Exp. 7/31/2021; Service-Now.com, 5,561 SF, Exp. 7/31/2021
4	Pizzuit Management LLC, 3,751 SF, Exp. 9/30/2016; Clearesult Consulting Inc., 5,736 SF, Exp. 1/31/2020; Optomi LLC, 3,726 SF, Exp. 5/31/2018; GSA – Comp. of Currency, 9,816 SF, Exp. 1/31/2018
3	Vein Clinics of America, 16,329 SF, Exp. 5/31/2021; Vacant, 6,656 SF
2	Tympani, Inc., 5,298 SF, Exp. 4/30/2018; Tympani, Inc., 1,990 SF, Exp. 4/30/2018; US DG LLC – Conference Center, 5,198 SF, Exp. 4/30/2021; US DG LLC – Conference Center, 7,288 SF, Exp. 4/30/2021
1	Incidentals, 892 SF, Exp. 8/31/2018; Midwest Vein Clinic, 5,948 SF, Exp. 12/31/2020; LANSA, Inc., 9,580 SF, Exp. 8/31/2025; Vacant, 958 SF
LL	US DG LLC, 200 SF, Exp. 9/30/2016; Vein Clinics of America, 198 SF, Exp. 11/30/2016; Vacant, 2,840 SF; LANSA, Inc., 93 SF, Exp. 8/31/2016; Capstone Financial, 70 SF, Exp. 12/31/2017; US DG LLC, 200 SF, Exp. 9/30/2016; Elgin National, 84 SF, Exp. 5/31/2017; Vacant, 76 SF; Verizon Wireless, 173 SF, Exp. 12/31/2016; Konica Minolta, 167 SF, Exp. 12/31/2016; Incidentals, 174 SF, Exp. 8/31/2018; ERS, 151 SF, Exp. 6/30/2017
LL	Vacant, 93 SF; Vacant, 230 SF; Vacant, 159 SF; Vacant, 797 SF; Vacant, 138 SF; Vacant, 718 SF; Vacant, 170 SF; Vacant, 174 SF; Vacant, 239 SF; Vacant, 239 SF; Vacant, 159 SF; Vacant, 139 SF; Vacant, 365 SF

Adjustment Factor: 4,474 SF – variance between rentable SF and actual SF leased with respect to building common area factor

VACANT	BUILDING	MTM	2016 – 2017	2018 – 2019	2020 – 2021	2022+

ESPLANADE I

ESPLANADE I

Esplanade I
2001 Butterfield Road
and 3131 Woodcreek Drive
Downers Grove, IL 60515
Chicago
Lake Michigan
Elk Grove Village
CHICAGO O'HARE INTERNATIONAL AIRPORT (ORD)
Bensenville
Elmhurst
Elmhurst College
Bellwood
Lombard
Wheaton
Wheaton College
Downers Grove
Advocate Good Samaritan Hospital
Elmhurst Memorial Hospital
Oakbrook Center Mall
Yorktown Center
Northwestern Medicine Central DuPage Hospital
Adventist GlenOaks Hospital
Adventist Hinsdale Hospital
Benedictine University
Naperville
Edward Hospital - Main Campus
Darien
The Morton Arboretum
Greene Valley Forest Preserve
Butterfield Rd
Roosevelt Rd
W North Ave
Geneva Rd
Ogden Ave
W Ogden Ave
Maple Ave
W 63rd St
75th St
Thorndale Ave
Allstate Arena
CARTIFACT

ESPLANADE I

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		PCC
Location (City/State)	Downers Grove, Illinois	Cut-off Date Principal Balance(4)		$41,500,000
Property Type	Office	Cut-off Date Principal Balance per SF(3)		$112.43
Size (SF)	609,251(1)	Percentage of Initial Pool Balance		5.8%
Total Occupancy as of 6/22/2016	85.3%(2)	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/22/2016	85.3%(2)	Type of Security		Fee Simple
Year Built / Latest Renovation	1990 / 2007	Mortgage Rate		4.41000%
Appraised Value	$105,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)	0

Underwritten Revenues	$12,985,312
Underwritten Expenses	$6,312,843	Escrows
Underwritten Net Operating Income (NOI)	$6,672,469		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,789,055	Taxes	$544,649	$115,532
Cut-off Date LTV Ratio(3)	64.9%	Insurance(5)	$0	$0
Maturity Date LTV Ratio(3)	52.3%	Replacement Reserves	$0	$12,693
DSCR Based on Underwritten NOI / NCF(3)	1.62x / 1.40x	TI/LC(6)	$2,477,838	$92,910
Debt Yield Based on Underwritten NOI / NCF(3)	9.7% / 8.5%	Other(7)	$1,028,702	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$68,500,000	95.9%	Loan Payoff	$66,601,266	93.3%
Principal’s Cash Equity Contribution	2,898,925	4.1	Reserves	4,051,189	5.7
			Closing Costs	746,470	0.9
Total Sources	$71,398,925	100.0%	Total Uses	$71,398,925	100.0%

(1)	The Size (SF) includes the Esplanade Fitness Center totaling 26,696 SF, which is an amenity for the building only with no lease or attributable lease income.
(2)	Includes JMG (23,029 SF and 3.8% of the Esplanade I Property NRA), which is not in occupancy or paying rent. JMG has taken possession of its space, has a lease commencement date of December 1, 2016, and is required to commence paying rent on December 1, 2017. An escrow was collected at origination for underwritten rent prior to lease commencement, outstanding free rent, and outstanding tenant improvements and leasing commissions. See “—Escrows” below.
(3)	Calculated based on the aggregate outstanding principal balance of the Esplanade I Loan Combination.
(4)	The Cut-off Date Principal Balance of $41,500,000 represents the controlling note A-1 of the $68,500,000 Esplanade I Loan Combination, which is comprised of two pari passu notes. The related companion loan is evidenced by the non-controlling note A-2, with an outstanding principal balance as of the Cut-off Date of $27,000,000, which is currently held by Principal Commercial Capital and expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.
(5)	Insurance is provided under a blanket policy. See “—Escrows” below.
(6)	The upfront TI/LC reserve includes outstanding tenant improvements and leasing commissions obligations. The required TI/LC monthly reserve deposits are $92,910 per month for the first 24 payment dates following loan origination, and $63,464/month thereafter; provided that the borrower’s obligation to make deposits into the TI/LC reserve is temporarily suspended at any time the amount in such reserve equals or exceeds $2,600,000 (which cap is subject to reduction upon certain lease-up events). See “—Escrows” below.
(7)	Upfront other reserve includes outstanding underwritten rent prior to lease commencement for the tenant JMG along with contractual free rent and reimbursements for five tenants, including JMG. See “—Escrows” below.
■	The Mortgage Loan. The mortgage loan (the “Esplanade I Loan”) is part of a loan combination (the “Esplanade I Loan Combination”) evidenced by two pari-passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office development located in Downers Grove, Illinois (the “Esplanade I Property”). The Esplanade I Loan (evidenced by note A-1), which represents the controlling interest in the Esplanade I Loan Combination, had an original principal balance of $41,500,000, has an outstanding principal balance as of the Cut-off Date of $41,500,000 and represents 5.8% of the Initial Pool Balance. The related companion loan (the “Esplanade I Companion Loan”), which had an original principal balance of $27,000,000 and has a Cut-off Date Balance of $27,000,000, is evidenced by the non-controlling note A-2, is currently held by Principal Commercial Capital and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Esplanade I Loan Combination was originated by Principal Commercial Capital on June 22, 2016. The Esplanade I Loan Combination has an outstanding principal balance as of the Cut-off Date of $68,500,000 and each note accrues interest at an interest rate of 4.41000% per annum. The proceeds of the Esplanade I Loan Combination were primarily used to refinance existing debt securing the Esplanade I Property, pay origination costs, and fund reserves.

The Esplanade I Loan Combination had an initial term of 120 months and has a remaining term as of the Cut-off Date of 120 months. The Esplanade I Loan Combination requires monthly payments of interest and principal sufficient to amortize the Esplanade I Loan Combination over a 30-year amortization schedule. The scheduled maturity date of the Esplanade I Loan Combination is July 1, 2026. Provided no event of default under the Esplanade I Loan Combination is continuing, at any time prior to the payment date in April 2026 and from and after the earlier to occur of (i) the 25th payment date following the closing date of the securitization into which the final portion of the Esplanade I Loan Combination is deposited and (ii) 48 months following the first payment date

ESPLANADE I

of the Esplanade I Loan Combination (such earlier date, the “Esplanade I Lockout Date”), the Esplanade I Loan Combination may be defeased in whole or in part (see “—Partial Release” below) with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Esplanade I Loan Combination documents. In addition, the Esplanade I Loan Combination is prepayable without penalty on or after the due date occurring in April 2026.

▄	The Mortgaged Property. The Esplanade I Property is comprised of two buildings: a 19-story, Class A office building totaling 536,322 SF and a two-story research and development (“R&D”) building totaling 72,929 SF for a total net rentable area (“NRA”) of 609,251 SF. Both buildings were constructed in 1990, and the R&D building was expanded by 25,350 SF in 2007. The Esplanade I Property is situated on a 12.08 acre site with parking provided for 1,776 vehicles (approximately 2.92 spaces per 1,000 SF) with over 90% of the parking in an attached parking garage located between the office and R&D building, all of which are interconnected. The Esplanade I Property is part of the Esplanade at Locust Point business park, a master-planned development which encompasses approximately 80 acres and contains approximately three million SF including office space and luxury amenities for the business community. The Esplanade I Property provides convenient and enclosed interconnected access to other components of Esplanade at Locust Point (hotel, conference center, parking structure, and other office buildings).

The office building is approximately 83.2% leased to over 50 tenants with no one tenant accounting for more than 12.3% of the Esplanade I Property’s total NRA. The R&D building is comprised 48% of office space and 52% of R&D space. The R&D building is 100.0% leased to Hillshire (12.0% of the Esplanade I Property’s total NRA). The R&D building is one of only two such facilities operated by Hillshire, and Hillshire spent an estimated $4 million to build-out this space. As of June 22, 2016, the Esplanade I Property was 85.3% occupied.

ESPLANADE I

The following table presents certain information relating to the major tenants at the Esplanade I Property:

Tenant	Tenant Description	Renewal/Extension Options
GSA-Internal Revenue Service (“GSA-IRS”)

The General Services Administration (the “GSA”) is the federal government’s premier acquisitions agency and helps other government agencies manage their procurement, real property, and information resources. The Internal Revenue Service is the revenue service of the United States Federal Government. The agency is under the bureau of the Department of Treasury, and led by the Commissioner of Internal Revenue. The GSA has a credit rating of AAA/Aaa/AA+ according to Fitch/Moody’s/S&P, based on the ratings of the United States of America.

NA

Hillshire Brands (“Hillshire”)

The subject lease is with the Sara Lee Corporation. Sara Lee previously changed its name to

Hillshire Brands in 2012 and was subsequently purchased by Tyson Foods. Hillshire is a manufacturer and marketer of branded, convenient food. In August 2014, Tyson Foods completed its merger with Hillshire, creating a single company with a portfolio that includes recognized brands such as Tyson, Wright, Jimmy Dean, Ball Park, State Fair, and Hillshire Farm. Upon the completion of the merger, Hillshire became a wholly-owned subsidiary of Tyson Foods, and Hillshire stock ceased trading. Tyson Foods reportedly employs more than 124,000 people and produces 20% of all chicken, beef, and pork in the US. Tyson trades on the NYSE under the symbol TSN and has a credit rating of BBB/Baa3/BBB according to Fitch/Moody’s/S&P.

2, 5-year options

T-Mobile Central LLC (“T-Mobile”)

T-Mobile, a subsidiary of T-Mobile US Inc., is a provider of mobile communications services. The company offers postpaid and prepaid wireless voice, messaging and data services, and wholesale wireless services. T-Mobile is a provider of high-speed service with a range of desirable handsets and devices with service to approximately 47 million customers through a nationwide network. The company also offers a selection of wireless handsets and accessories, including smartphones, wireless-enabled computers such as notebooks and tablets, and data cards. T-Mobile has approximately 70,000 total points of distribution, including approximately 8,000 T-Mobile branded locations and approximately 62,000 third-party and national retailer locations, as well as distribution through its websites. The company trades on the NYSE under the symbol TMUS.

1, 5-year option

JMG Financial (“JMG”)	JMG is an employee-owned, fee-only, registered investment advisory firm which focuses on wealth management, investment management and tax planning. Since 1984, JMG has been providing services to its clients. JMG is national in scope, with clients in over 40 states.	1, 5-year option

Vein Clinics of America	Vein Clinics of America is the largest group in the country specializing exclusively in vein disease treatment. Established in 1981, the company has locations in 14 states.	1, 5-year option

ESPLANADE I

The following table presents certain information relating to the major tenants at the Esplanade I Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/ S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
GSA-Internal Revenue Service(3)(4)	AAA / Aaa / AA+	75,111	12.3%	$1,881,531	20.6%	$25.05	7/31/2021	NA
Hillshire Brands(5)	BBB / Baa3 / BBB	72,929	12.0	1,126,542	12.3	15.45	5/31/2021	2, 5-year options
T-Mobile Central LLC	NA / NR / BB	51,378	8.4	982,861	10.8	19.13	11/30/2018	1, 5-year option
JMG Financial(6)	NA / NA / NA	23,029	3.8	436,400	4.8	18.95	11/30/2027	1, 5-year option
Vein Clinics of America	NA / NA / NA	22,851	3.8	394,180	4.3	17.25	5/31/2021	1, 5-year option
GSA-Comp of the Currency(4)	AAA / Aaa / AA+	9,816	1.6	332,359	3.6	33.86	1/31/2018	2, 5-year options
Konica Minolta	NA / NA / NA	18,205	3.0	327,173	3.6	17.97	12/31/2021	2, 5-year options
Siemens/Unigraphics Solutions	A / A1 / A+	15,499	2.5	287,481	3.1	18.55	2/28/2018	2, 5-year options
Grundfos Pumps Corporation	NA / NA / NA	13,480	2.2	250,409	2.7	18.58	3/31/2019	2, 5-year options
Midventures Inc.	NA / NA / NA	12,091	2.0	227,907	2.5	18.85	3/31/2019	1, 5-year option
Largest Tenants		314,389	51.6%	$6,246,843	68.3%	$19.87
Remaining Tenants(7)		205,005	33.6	2,892,767	31.7	14.11
Vacant		89,857	14.7	0	0.0	0.00
Total / Wtd. Avg. All Tenants		609,251	100.0%	$9,139,610	100.0%	$17.60

(1)	The list of top ten tenants named in the table above includes primarily office users and excludes US DG LLC – Conference Center, which leases 36,232 SF (5.9% of GLA) through April 30, 2021 at an UW Base Rent of $6.54/SF (2.6% of total UW Base Rent) and is technically the tenth largest tenant based on UW Base Rent. The tenant leases the conference center space on behalf of the adjacent DoubleTree hotel and its GLA and UW Base Rent are instead represented within the Remaining Tenants category. US DG LLC – Conference Center and the borrower have a mutual option to terminate 5,198 SF of its space at any time upon 90 days’ notice.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease. In the case of GSA-Internal Revenue Service, the ratings are the ratings of the United States of America.
(3)	GSA-International Revenue Service has the option to terminate its lease any time after July 31, 2018.
(4)	The UW Base Rent and UW Base Rent $ per SF for the GSA-International Revenue Service and GSA-Comp of the Currency are on a gross basis and the remaining ten largest tenants are on a net basis.
(5)	Hillshire occupies 100% of the R&D building (72,929 SF). The lease and underwritten rent roll breaks out the square footage and rent based upon the original square footage (47,579 SF at an UW Base Rent of $11.70/SF) and the expansion square footage (25,350 SF at an UW Base Rent of $22.48/SF).
(6)	JMG Financial is not in occupancy or paying rent. JMG Financial has taken possession of its space, has a lease commencement date of December 1, 2016, and is required to commence paying rent on December 1, 2017. An escrow was collected at origination for underwritten rent prior to lease commencement, outstanding free rent and outstanding tenant improvements and leasing commissions. JMG Financial has the option to terminate its lease effective November 30, 2024 provided JMG Financial provides notification of intent to terminate no later than December 1, 2023 and pays a termination fee equal to the unamortized costs of tenant improvements, leasing commissions, rent abatement and landlord legal fees.
(7)	The Remaining Tenants category also includes the Esplanade Fitness Center totaling 26,696 SF. While this is an amenity for the building only with no lease or attributable lease income, its SF is included as part of the % of GLA calculation.

The following table presents the lease rollover schedule at the Esplanade I Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	2,095	0.3%	0.3%	$55,328	0.6%	$26.41	1
2016	9,807	1.6	2.0%	168,581	1.8	17.19	12
2017	25,565	4.2	6.1%	484,561	5.3	18.95	15
2018	103,471	17.0	23.1%	2,089,934	22.9	20.20	14
2019	30,629	5.0	28.2%	571,908	6.3	18.67	5
2020	25,906	4.3	32.4%	506,133	5.5	19.54	7
2021	247,035	40.5	73.0%	4,361,785	47.7	17.66	10
2022	9,667	1.6	74.5%	187,685	2.1	19.42	1
2023	5,914	1.0	75.5%	109,646	1.2	18.54	1
2024	0	0.0	75.5%	0	0.0	0.00	0
2025	9,580	1.6	77.1%	167,650	1.8	17.50	1
2026	0	0.0	77.1%	0	0.0	0.00	0
2027 & Thereafter(3)	49,725	8.2	85.3%	436,400	4.8	8.78	2
Vacant	89,857	14.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	609,251	100.0%		$9,139,610	100.0%	$17.60	69

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)	Certain tenants have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and which are not reflected in the Lease Expiration Schedule.
(3)	Esplanade Fitness Center totaling 26,696 SF (4.4% of Owned GLA) is included in the 2027 & Thereafter category. Esplanade Fitness Center is an amenity for the building only with no lease or attributable lease income.

ESPLANADE I

The following table presents certain information relating to historical leasing at the Esplanade I Property:

Historical Leased %(1)(2)

	2011	2012	2013	2014	2015	As of 6/22/2016(3)
Owned Space	91.6%	92.3%	90.7%	91.7%	94.0%	85.3%

(1)	As provided by the borrower which reflects average occupancy for the specified year unless otherwise indicated.
(2)	The Esplanade I Property has had an average occupancy of 91.1% since 2007.
(3)	In early 2016, the Esplanade I Property lost three tenants totaling 7.4% of NRA causing occupancy to dip below the historical average of 91.1%.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Esplanade I Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 4/30/2016	Underwritten(2)(3)	Underwritten $ per SF
Base Rent	$8,243,655	$8,654,293	$9,194,478	$9,253,602	$9,016,806	$14.80
Contractual Rent Steps(4)	0	0	0	0	122,804	0.20
Gross Up Vacancy	0	0	0	0	1,579,586	2.59
Total Rent	$8,243,655	$8,654,293	$9,194,478	$9,253,602	$10,719,196	$17.59
Total Reimbursements	3,667,118	3,814,029	4,186,554	4,301,278	4,527,025	7.43
Other Income(5)	65,864	105,113	107,830	121,364	107,830	0.18
Vacancy & Credit Loss	0	0	0	0	(2,368,739)	(3.89)
Effective Gross Income	$11,976,637	$12,573,435	$13,488,862	$13,676,244	$12,985,312	$21.31

Real Estate Taxes	$1,223,044	$1,325,176	$1,266,169	$1,262,729	$1,320,361	$2.17
Insurance	74,426	73,461	67,791	73,475	65,946	0.11
Management Fee	613,119	631,745	679,488	691,363	519,412	0.85
Other Operating Expenses	4,090,873	4,095,791	4,515,282	4,407,124	4,407,124	7.23
Total Operating Expenses	$6,001,462	$6,126,173	$6,528,730	$6,434,691	$6,312,843	$10.36

Net Operating Income	$5,975,175	$6,447,262	$6,960,132	$7,241,553	$6,672,469	$10.95
TI/LC	43,882	22,331	18,007	14,889	761,564	1.25
Replacement Reserves	0	0	0	0	121,850	0.20
Net Cash Flow	$5,931,293	$6,424,931	$6,942,125	$7,226,664	$5,789,055	$9.50

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were are not considered for the underwritten cash flow.
(2)	Underwritten Base Rent is lower than TTM 4/30/2016 Base Rent largely due to the loss of three tenants (7.4% of NRA) in early 2016.
(3)	Underwritten Base Rent includes the full annual rent from five tenants that are currently in a pre-lease commencement or free rent period (36,342 SF of NRA; approximately $1 million in outstanding rent obligations). Of the five tenants, JMG is the largest with 23,029 SF of NRA and $982,648 in underwritten rent prior to lease commencement and free rent. Escrows for all five tenants were collected at origination for such pre-lease commencement rent and free rent, as well as outstanding tenant improvements and leasing commissions.
(4)	Contractual rent steps are underwritten based upon the actual scheduled rent increases through January 2017.
(5)	Other income includes percentage rent, tenant service income, rooftop management income, internet fee income, miscellaneous income and the fitness center operations.

■	Appraisal. According to the appraisal, the Esplanade I Property had an “as-is” appraised value of $105,500,000 as of May 24, 2016. The appraiser also concluded an “as-stabilized” value of $112,100,000 as of June 1, 2017.
■	Environmental Matters. Based on the Phase I environmental report dated May 26, 2016, there were no recognized environmental conditions related to the Esplanade I Property.
■	Market Overview and Competition. The Esplanade I Property is located on Butterfield Road (office building) and Woodcreek Drive (R&D building) in the village of Downers Grove, Illinois, approximately 23 miles west of the Chicago Central Business District. The Esplanade I Property is located in the northwest quadrant of the Esplanade at Locust Point office park which is located at the intersection of the East-West Tollway (I-88) and the North-South Tollway (I-355).

The Esplanade I Property is located within the broader East-West Corridor submarket. According to the appraisal, the broader East-West Corridor submarket includes 13.1 million SF of Class A office space and reported a

ESPLANADE I

vacancy rate of 11.2% with gross asking rents of $28.54 per SF as of first quarter of 2016. More specifically, the Esplanade I Property is part of the Eastern East-West Tollway submarket which includes 8.9 million SF of Class A office space and reported a vacancy rate of 12.1% with asking rents of $29.08/SF for the same period. The Eastern East-West Tollway submarket reported an average vacancy of 14.0% since 2006. According to the appraisal, the Esplanade I Property is part of a competitive set of 8 Class A office properties which reported an average vacancy of 10.8%.

The following table presents certain information relating to certain directly competitive office buildings provided in the appraisal for the Esplanade I Property:

Directly Competitive Office Buildings(1)

	Esplanade I Property	Esplanade IV(2)	Corridors III	Esplanade II	Highland Landmark II	Mid America Plaza II
Property Address	2001 Butterfield Road and 3131 Woodcreek Drive	1901 Butterfield Road	2650 Warrenville Road	3500 Lacey Road	3025 Highland Parkway	2 Mid America Plaza
City	Downers Grove	Downers Grove	Downers Grove	Downers Grove	Downers Grove	Oakbrook Terrace
Total GLA	536,322(3)	275,285	221,969	584,000	279,876	204,630
Total Occupancy	85.3%(3)	81.0%	99.0%	91.0%	87.0%	95.0%
Direct Asking Rent	$18.50(3)	$18.50	$18.50	$18.50	$18.50	$18.50

(1)	Source: Appraisal.
(2)	Esplanade IV is owned by affiliates of the borrower.
(3)	Source : Underwritten rent roll dated June 22, 2016.

■	The Borrower. The borrower is Esplanade I SPE LLC, a newly formed, bankruptcy remote entity, with two independent directors. The borrower and its affiliates are owned by Hamilton Partners, Accesso Partners, LLC and AG Products Company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Esplanade I Loan Combination. The guarantors of the non-recourse carveouts under the Esplanade I Loan Combination are Hamilton Holdings, LLC, Ronald Lunt, and the Shigeru Mori Marital Trust dated September 1, 2012, each of which is affiliated with Hamilton Partners. Recovery against the guarantors under the non-recourse carveout guaranty and environmental indemnity is limited to the guarantors’ ownership interests in Hamilton Partners Limited Partnership Industrial LP, which the guarantors represented have an aggregate value of $9,796,296 as of December 31, 2015. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” and “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Hamilton Partners, the original developer of Esplanade at Locust Point, is a privately-owned real estate development firm based in Chicago. The company develops, leases and manages commercial projects throughout Chicago, Salt Lake City, Denver, Milwaukee and Raleigh-Durham. With over 40 years of experience, the company’s principals have developed over 25 million SF of office, industrial, apartment and retail projects. Accesso Partners, LLC is a full-service, vertically integrated commercial real estate investment manager, owner, and operator with a focus on acquiring commercial office properties in Class A locations throughout the United States.

■	Escrows. On the origination date of the Esplanade I Loan Combination, the borrower funded a reserve of (i) $544,649 for real estate taxes, (ii) $2,477,838 for outstanding tenant improvements and leasing commissions obligations with respect to twelve tenants, and (iii) $1,028,702 in underwritten rent prior to lease commencement for JMG and outstanding free rent obligations with respect to five tenants, including JMG.

On each payment date, the borrower will be required to fund (i) an amount calculated by the lender with respect to the estimated annual taxes with respect to the Esplanade I Property, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket insurance policy under the Esplanade I Loan Combination documents, an insurance reserve in an amount calculated by the lender with

ESPLANADE I

respect to estimated annual insurance premiums for the insurance required under the Esplanade I Loan documents, (iii) a tenant improvements and leasing commissions reserve in the amount of $92,910 for the first 24 payment dates following the Esplanade I Loan Combination origination, and $63,464 for each payment date thereafter, provided that, so long as no event of default is continuing under the Esplanade I Loan Combination documents, the borrower’s obligation to make deposits into the tenant improvements and leasing commissions reserve is temporarily suspended at any time the amount in such reserve equals or exceeds $2,600,000 (which cap is subject to reduction upon certain lease-up events), and (iv) a replacement reserve in the amount of $12,693. During the first 24 payment dates of the Esplanade I Loan Combination term, $62,593 of the $92,910 monthly deposit into the tenant improvements and leasing commissions reserve is required to be allocated to a subaccount to cover tenant improvements and leasing commissions for the GSA-IRS space. On each payment date from June 2020 to June 2021, amounts (to the extent available) in the tenant improvements and leasing commissions reserve and any excess cash flow reserve are required to be reallocated (i) if the GSA-IRS subaccount is less than $1,502,220 on the June 2020 payment date, into the GSA-IRS subaccount until the aggregate amount that has been deposited therein (both prior to and after June 2020) equals $1,502,220 and (ii) into a subaccount for the Hillshire space (i.e. the R&D building) until the aggregate amount that has been deposited therein equals $1,097,780. On the July 2021 payment date, any remaining amounts in the GSA-IRS subaccount must be reallocated to the general tenant improvements and leasing commissions reserve to be used for any spaces other than the R&D building. In addition, on and after the July 2021 payment date, upon certain trigger events related to the R&D building, an additional amount (to the extent available) of up to $1,097,780 is required to be reallocated from the general tenant improvements and leasing commissions reserve and any excess cash flow reserve into a subaccount for the R&D building.

■	Lockbox and Cash Management. The Esplanade I Loan Combination documents require a hard lockbox with springing cash management. The Esplanade I Loan Combination documents require the borrower to direct all tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the Esplanade I Property be promptly deposited into such lockbox account following receipt. Prior to the occurrence of an Esplanade I Cash Sweep Trigger Event (as defined below), all funds in the lockbox account are swept into the borrower’s operating account. Following the occurrence of an Esplanade I Cash Sweep Trigger Event and until the occurrence of an Esplanade I Cash Sweep Cure (as defined below), all cash flow is required to be swept from the lockbox account into a lender-controlled cash management account and applied in accordance with the Esplanade I Loan Combination documents, and excess cash is required to be swept and held as additional collateral for the Esplanade I Loan Combination.

An “Esplanade I Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its sole discretion: (a) an event of default under the Esplanade I Loan Combination documents; (b) either Hillshire or GSA-IRS (A) ceases to operate its business from all or any portion of the Hillshire space or GSA-IRS space, as applicable, (B) becomes the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or files for bankruptcy or other insolvency proceedings, (C) provides notice of its intent to terminate its respective lease with respect to all or any part of its space, provided, however, that the exercise of the GSA-IRS lease termination option does not constitute an Esplanade I Cash Sweep Trigger Event, or (D) defaults under its lease; (c) the failure of either Hillshire or GSA-IRS to renew its lease, at least twelve months prior to the scheduled expiration; or (d) the amortizing debt service coverage ratio is less than 1.15x as of the last day of any calendar quarter.

An “Esplanade I Cash Sweep Cure” means the following, as determined by the lender in its sole discretion: (i) with respect to an Esplanade I Cash Sweep Trigger Event described in clause (a) above, upon the waiver by the lender of, or cure accepted by the lender of, such event of default; (ii)(A) with respect to an Esplanade I Cash Sweep Trigger Event described in clause (b) (A) of the definition thereof, the earlier to occur of (x) the passage of 60 days after the reopening of the tenant causing the Esplanade I Cash Sweep Trigger Event or (y) the lender sweeping the cash flow for twelve consecutive months following the Esplanade I Cash Sweep Trigger Event, (ii)(B)

ESPLANADE I

with respect to an Esplanade I Cash Sweep Trigger Event described in clause (b) (B) of the definition thereof, a reaffirmation of the lease causing the Esplanade I Cash Sweep Trigger Event in bankruptcy or other insolvency proceedings, provided that the terms of the lease remain substantially similar to the original lease terms, (ii)(C) with respect to an Esplanade I Cash Sweep Trigger Event described in clause (b) (D) of the definition thereof, the cure of the applicable default; and (iii) with respect to an Esplanade I Cash Sweep Trigger Event described in clauses (b)(C), (c) or (d) of the definition thereof, the Esplanade I Property maintaining an amortizing debt service coverage ratio of greater than 1.20x for two consecutive calendar quarters determined by the lender as of the last day of each calendar quarter for such quarter; provided, however, that, such Esplanade I Cash Sweep Cure set forth in this definition is subject to the following conditions: (i) no event of default under the Esplanade I Loan Combination documents has occurred and is continuing, (ii) no other Esplanade I Cash Sweep Trigger Event has occurred and is continuing, and (iii) the borrower has paid all of the lender’s expenses in connection with such Esplanade I Cash Sweep Cure including, without limitation, reasonable attorney’s fees and expenses.

■	Property Management. The Esplanade I Property is managed by an affiliate of the borrower, HP/Esplanade #1 Limited Partnership, pursuant to the terms of the organizational documents of the borrower and certain of its affiliates. The lender has the right to direct the borrower to terminate the manager’s right to manage the Esplanade I Property and replace the manager in accordance with the Esplanade I Loan Combination documents in the event (a) the manager becomes insolvent or defaults under the management agreement (including the management provisions of the borrower’s and its affiliates’ organizational documents), or (b) if the manager is not HP/Esplanade #1 Limited Partnership, the amortizing debt service coverage ratio calculated for any 12-month period falls below 1.0x. The lender may terminate the manager’s right to manage the Esplanade I Property upon the occurrence and during the continuance of an event of default under the Esplanade I Loan Combination documents.

■	Partial Release. Provided no event of default is then continuing under the Esplanade I Loan Combination, at any time following the Esplanade I Lockout Date and prior to the payment date in April 2026, the borrower has the right to obtain a release of the R&D building (currently occupied by Hillshire), subject to the satisfaction of certain conditions, including, among others: (i) the borrower must defease an amount equal to (a) the then outstanding principal amount of the Esplanade I Loan Combination, multiplied by (b) 12.61% (i.e., the allocated loan amount), multiplied by (c) 120% ; (ii) the amortizing debt service coverage ratio on the remaining property following such release is not less than 1.35x; (iii) the loan to value ratio on the remaining property following such release does not exceed 60%; (iv) the borrower furnishes the lender (a) evidence that any tenant with approval rights has consented to the release, (b) an executed and recorded reciprocal easement agreement similar to the one currently in place that addresses how the released property and the remaining property share parking, access, maintenance and other operational matters and (c) evidence that the remaining property consists of a complete lot or lots and continues to satisfy all applicable zoning, parking and other requirements, and (v) at the lender’s option the lender receives (a) a rating agency confirmation and (b) a REMIC opinion.

■	Mezzanine or Subordinate Indebtedness. Not permitted.
■	Terrorism Insurance. The Esplanade I Loan Combination documents require that the borrower maintain an “all risk” insurance policy (with a deductible that is acceptable to the lender and is no larger than $50,000) that provides coverage for terrorism in an amount equal to the full replacement cost of the Esplanade I Property. The Esplanade I Loan Combination documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity; provided that if the policies contain an exclusion for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, the borrower is required to maintain separate insurance against such loss or damage provided such insurance is commercially available. See “Risk Factors – Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

401 SOUTH STATE STREET

401 SOUTH STATE STREET

401 SOUTH STATE STREET

CARTIFACT
Chicago River
THE LOOP
W WACKER DR
E WACKER DR
W LAKE ST
E LAKE ST
W RANDOLPH ST
E RANDOLPH ST
W WASHINGTON ST
E WASHINGTON ST
W MADISON ST
E MADISON ST
W MONROE ST
E MONROE ST
W ADAMS ST
E ADAMS ST
W JACKSON BLVD
E JACKSON BLVD
W VAN BUREN ST
E VAN BUREN ST
E CONGRESS PKWY
W HARRISON ST
E HARRISON ST
E BALBO DR
POLK ST
E 8TH ST
E 9TH ST
E 11TH ST
S STATE ST
S WABASH AVE
S MICHIGAN AVE
COLUMBUS DR
290
Millennium Park
Maggie Daley Park
Cloud Gate Sculpture
Grant Park
Buckingham Fountain
Butler Field
The Art Institute of Chicago
401 South State Street
401 South State Street
Chicago, IL 60605
418 South Wabash Avenue
Chicago, IL 60605
PEDESTRIAN WALKWAY
Lake Michigan
Chicago
Lake Forest
Waukegan
Mundelein
Lincolnshire
Buffalo Grove
Lakewood
Hoffman Estates
Northbrook
Elgin
Schaumburg
Evanston
St. Charles
Addison
Lincolnwood
Oak Park
Aurora
Wheaton
Cicero
Naperville
Downers Grove
Oak Lawn
Sugar Grove
Bolingbrook
Oswego
Lemont
Whiting
Plainfield
Orland Park
Harvey
Hammond
Gary
Shorewood
Joliet
Homewood
Frankfort
Hobart
Lisbon
Schererville
Merrillville
Elwood
Monee

401 SOUTH STATE STREET

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CGMRC
Location (City/State)	Chicago, Illinois	Cut-off Date Principal Balance(2)	$32,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)	$98.07
Size (SF)	487,022	Percentage of Initial Pool Balance	4.4%
Total Occupancy as of 5/5/2016	76.5%	Number of Related Mortgage Loans	None
Owned Occupancy as of 5/5/2016	76.5%	Type of Security	Fee Simple
Year Built / Latest Renovation	1892, 1893 / 2012, 2014	Mortgage Rate	4.80000%
Appraised Value	$76,500,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Term (Months)	NAP
Underwritten Revenues	$12,429,423
Underwritten Expenses	$6,948,035	Escrows
Underwritten Net Operating Income (NOI)	$5,481,387	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,777,954	Taxes	$987,754	$164,626
Cut-off Date LTV Ratio(1)	62.4%	Insurance	$28,255	$14,128
Maturity Date LTV Ratio(1)	51.0%	Replacement Reserve	$2,850,000	$10,210
DSCR Based on Underwritten NOI / NCF(1)	1.82x / 1.59x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.5% / 10.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$47,760,000	64.3%	Purchase Price	$68,100,000	91.6%
Principal’s New Cash Contribution(3)	18,735,832	25.2	Reserves	3,866,009	5.2
Mezzanine Loan Amount(4)	7,830,000	10.5	Closing Costs	2,359,823	3.2

Total Sources	$74,325,832	100.0%	Total Uses	$ 74,325,832	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 401 South State Street Loan Combination.

(2)	The 401 South State Street Loan has a Cut-off Date Balance of $32,000,000 and represents the controlling note A-1 of the $47,760,000 401 South State Street Loan Combination. The related companion loan, which is evidenced by the non-controlling note A-2 and has an outstanding principal balance as of the Cut-off Date of $15,760,000, is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future securitization transactions. See “— The Mortgage Loan” below.

(3)	Principal’s new cash contribution includes an unsecured credit facility made by an affiliate of the seller of the 401 South State Street Property (the “Unsecured Credit Facility Lender”) to an indirect owner of the 401 South State Street Loan borrower, with a principal balance of $12,000,000 that is subordinated to the 401 South State Street Loan Combination and is not secured by a pledge of any direct or indirect interest in the borrower. The Unsecured Credit Facility Lender is only entitled to payments under the unsecured credit facility so long as certain conditions are met, including that payments are only made with excess cash flow from the 401 South State Street Property that are actually made available to the unsecured credit facility borrower. The Unsecured Credit Facility Lender has entered into a subordination and standstill agreement with the lender of the 401 South State Street Loan Combination and Mezzanine Loan whereby the Unsecured Credit Facility Lender does not have the right to exercise any remedies under the unsecured credit facility until the 401 South State Street Loan Combination and Mezzanine Loan are indefeasibly paid in full.

(4)	The Mezzanine Loan may be increased to a maximum principal balance of $9,830,000 based on certain conditions being satisfied under the Mezzanine Loan documents. See “— Mezzanine and Subordinate Indebtedness” below.

■	The Mortgage Loan. The mortgage loan (the “401 South State Street Loan”) is part of a loan combination (the “401 South State Street Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a 479,522 SF office building and a 7,500 one-story commercial building located in Chicago, Illinois (the “401 South State Street Property”). The 401 South State Street Loan, which is evidenced by note A-1 and represents the controlling interest in the 401 South State Street Loan Combination, had an original principal balance of $32,000,000, has a Cut-off Date Balance of $32,000,000, and represents approximately 4.4% of the Initial Pool Balance. The related companion loan (the “401 South State Street Companion Loan”), which is evidenced by note A-2 and represents the non-controlling interest in the 401 South State Street Loan Combination, is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future securitization transactions, had an original principal balance of $15,760,000, and has an outstanding principal balance as of the Cut-off Date of $15,760,000. The 401 South State Street Loan Combination was originated by Citigroup Global Markets Realty Corp. on June 10, 2016, had an original principal balance of $47,760,000 and has an outstanding principal balance as of the Cut-off Date of $47,760,000. Both the 401 South State Street Loan and the 401 South State Street Companion Loan accrue interest at an interest rate of 4.80000% per annum. The proceeds of the 401 South State Street Loan Combination were primarily used to acquire the 401 South State Street Property, pay origination costs and fund reserves.

The 401 South State Street Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 401 South State Street Loan requires monthly payments of interest and principal sufficient to amortize the 401 South State Street Loan over a 30-year amortization schedule. The scheduled maturity date of the 401 South State Street Loan is the due date in July 2026. Voluntary prepayment of the 401 South State

401 SOUTH STATE STREET

Street Loan without payment of any prepayment premium is permitted on or after the due date in April 2026. At any time after the earlier to occur of (i) the second anniversary of the last securitization of any portion of the 401 South State Street Loan Combination and (ii) the fourth anniversary of the origination date of the 401 South State Street Loan Combination, the 401 South State Street Loan may be prepaid with the payment of a prepayment fee equal to the greater of (i) a yield maintenance premium calculated based on the present value of the remaining schedule of principal and interest payments until the open period and (ii) 1.0% of the principal amount being prepaid.

■	The Mortgaged Property. The 401 South State Street Property, located in Chicago, Illinois, consists of a 479,522 SF, 8-story office building (the “Robert Morris Center”) occupying a full block on State Street between East Van Buren Street and East Congress Parkway and a 7,500 SF one-story commercial building (the “Willow Creek Church”) which is located on 418 South Wabash Avenue, each of which is located in Chicago, Illinois. The buildings are located on two non-contiguous parcels, divided by a public alleyway and connected via a private, underground, maintenance tunnel. Total Occupancy and Owned Occupancy at the 401 South State Street Property were both 76.5% as of May 5, 2016.

The Robert Morris Center was originally constructed in 1892 and was formerly utilized as Sears Roebuck and Company’s flagship department store until its sale in 1983 at which point the seller implemented a comprehensive renovation of the building into a traditional office use at an estimated cost of $25 million. Between 1984 and 1997, the Robert Morris Center was occupied by a variety of governmental entities such as the State of Illinois and the General Services Administration. Due to the ornamentation of the façade on floors 2-8, the building is designated as a National and Chicago Historical Landmark.

The sole tenant at the Robert Morris Center is Robert Morris University (“RMU”) which leased its initial space in 1997 and subsequently expanded seven times since initial occupancy. RMU has invested approximately $29 million of its own capital to improve its space at the Robert Morris Center. The Robert Morris Center serves as the main campus for RMU which has an additional 9 locations throughout Illinois. The building features classrooms, culinary space, general, pharmacy, and nursing lab space, an auditorium, an exercise room, a student center, an art studio and gallery, as well as administrative/faculty offices.

RMU is an independent, private, not-for-profit, multi-location higher education institution offering associate, baccalaureate, and graduate degree programs. RMU was founded in 1913 and has an undergraduate enrollment of more than 2,700 students. RMU is accredited by the Higher Learning Commission and a member of the North Central Association. According to the appraisal, the Higher Learning Commission is one of the six regional accrediting bodies in the United States and offers the highest form of accreditation available to a university. RMU has 8 colleges and 16 fields of study, inclusive of 3 master’s degree, 11 bachelor’s degrees, and 11 associate’s degrees. RMU is also a member of the National Association of Intercollegiate Athletics (“NAIA”) and offers 11 men’s sports and 14 women’s sports. In 2015, RMU reported total assets of approximately $120.5 million, net assets of $86.9 million and a total endowment of $42.6 million.

The Willow Creek Church was constructed in 1893 and is fully leased to the Willow Creek Community Church (“WCCC”) and has been since August 2011. WCCC is a non-denominational, multi-generational Evangelical Christian mega church located in the Chicago suburb of South Barrington, Illinois. WCCC currently has 7 campuses throughout Chicago and has three weekend services averaging 26,000 attendees. WCCC uses the Willow Creek Church as an office and small meeting space. WCCC also leases out the Auditorium Theatre, a space next door which seats 2,500 people and is not part of the 401 South State Street Property, to host service on Sundays.

401 SOUTH STATE STREET

The following table presents certain information relating to the major tenants at the 401 South State Street Property:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Robert Morris University	NR / NR / NR	365,033	75.0%	$6,683,746	97.6%	$18.31	6/30/2024	N/A
Willow Creek Community Church	NR / NR / NR	7,500	1.5	160,200	2.4	21.36	7/30/2017	N/A
RCN Cable(2)	NR / NR / NR	0	0.0	1,210	0.0	N/A	3/12/2017	N/A
Three Largest Tenants		372,533	76.5%	$6,845,156	100.0%	$18.37
Remaining Owned Tenants		0	0.0	0	0.0	0.00
Vacant Spaces (Owned Space)		114,489	23.5	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		487,022	100.0%	$6,845,156	100.0%	$18.37

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	RCN Cable leases an antennae space at the Robert Morris Center at a current annual rent of $1,210.

The following table presents the lease rollover schedule at the 401 South State Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	7,500	1.5	1.5%	161,410	2.4	21.52	2
2018	0	0.0	1.5%	0	0.0	0.00	0
2019	0	0.0	1.5%	0	0.0	0.00	0
2020	0	0.0	1.5%	0	0.0	0.00	0
2021	0	0.0	1.5%	0	0.0	0.00	0
2022	0	0.0	1.5%	0	0.0	0.00	0
2023	0	0.0	1.5%	0	0.0	0.00	0
2024	365,033	75.0	76.5%	6,683,746	97.6	18.31	1
2025	0	0.0	76.5%	0	0.0	0.00	0
2026	0	0.0	76.5%	0	0.0	0.00	0
2027 & Thereafter	0	0.0	76.5%	0	0.0	0.00	0
Vacant	114,489	23.5	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	487,022	100.0%		$6,845,156	100.0%	$18.37	3

(1)	Calculated based on approximate square footage occupied by each Owned Tenant. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the 401 South State Street Property:

Historical Leased %(1)

	2013	2014	2015	As of 5/5/2016
Owned Space	76.5%	76.5%	76.5%	76.5%

(1)	As provided by the borrower and which reflects average occupancy for the specified year unless otherwise indicated.

401 SOUTH STATE STREET

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 401 South State Street Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 4/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$6,228,660	$6,385,812	$6,559,793	$6,619,022	$6,659,018	$13.67
Contractual Rent Steps(2)	0	0	0	0	186,139	0.38
Gross Up Vacancy	0	0	0	0	3,177,365	6.52
Total Rent	$6,228,660	$6,385,812	$6,559,793	$6,619,022	$10,022,521	$20.58
Total Reimbursables(3)	4,234,233	4,311,551	3,906,150	3,905,953	5,379,766	11.05
Other Income(4)	324,061	317,012	262,220	241,456	204,500	0.41
Vacancy & Credit Loss	0	0	0	0	(3,177,365)	(6.52)
Effective Gross Income	$10,786,954	$11,014,375	$10,728,163	$10,766,431	$12,429,423	$25.52

Real Estate Taxes	$2,292,442	$2,238,277	$2,100,000	$2,100,000	$2,799,996	$5.75
Insurance	109,791	128,645	113,200	113,200	161,459	0.33
Management Fee	539,300	550,715	489,941	484,335	621,471	1.28
Other Operating Expenses	2,694,226	2,984,569	2,997,312	3,003,133	3,365,109	6.91
Total Operating Expenses	$5,635,759	$5,902,206	$5,700,453	$5,700,668	$6,948,035	$14.27

Net Operating Income	$5,151,195	$5,112,169	$5,027,710	$5,065,763	$5,481,387	$11.25
TI/LC	0	0	0	0	581,678	1.19
Replacement Reserves	0	0	0	0	121,756	0.25
Net Cash Flow	$5,151,195	$5,112,169	$5,027,710	$5,065,763	$4,777,954	$9.81

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through August 1, 2016.

(3)	Total Reimbursables were underwritten per terms of the leases in place at the 401 South State Street Property. The discrepancy between Underwritten Total Reimbursables and historical Total Reimbursables is due to the 401 South State Street Property seller’s failure to reconcile RMU’s baseline operating expenses since 2011 which resulted in an underpayment in reimbursements from RMU for the past few years.

(4)	Other Income includes after hours heating and cooling cost reimbursement as well other miscellaneous income.

■	Appraisal. According to the appraisal, the 401 South State Street Property had an “as-is” appraised value of $76,500,000 as of May 18, 2016 and “as-stabilized” appraised value of $88,300,000 as of June 1, 2019 which assumes the 401 South State Street Property reaches stabilized occupancy of 88.0%.

■	Environmental Matters. Based on the Phase I environmental report dated May 27, 2016, there are no recognized environmental conditions or recommendations for further action at the 401 South State Street Property other than the recommendation for the continued implementation of the existing asbestos operations and maintenance plan.

■	Market Overview and Competition. The 401 South State Street Property is located in the South Loop neighborhood of Chicago’s Central Business District (“CBD”). Nearby uses include the DePaul Center (DePaul University Loop Campus) to the north, the University Center of Chicago/Columbia College to the south, the Auditorium Theatre of Roosevelt University/Roosevelt University to the east, and the Harold Washington Public Library to the west. The area is known as South Loop Education Corridor due to the high concentration of universities in the vicinity. The daily student population throughout the South Loop Education Corridor is approximately 65,000 according to the appraisal, which significantly enhances the customer base for commercial, retail and residential properties located throughout the neighborhood.

The 401 South State Street Property has frontage along Congress Parkway and State Street, and is in the southernmost portion of The Loop, which contains the main concentrations of office and commercial space in the CBD. The 401 South State Street Property is part of the East Loop submarket which consists of 22.9 million SF of office space, comprising 17.9% of the overall downtown market. Industries within the East Loop are primarily financial services firms, government, law firms, and professional service firms. According to the appraisal, the

401 SOUTH STATE STREET

direct vacancy rate in the submarket is 13.5% as of first quarter 2016. The appraisal included eight rental comparables, for which the quoted rental rates range from $25.00 to $35.00 per SF.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the 401 South State Street Property:

Office Lease Comparables(1)

	Robert Morris Center	LaSalle Bank Building	120 South LaSalle Building	Chicago Board of Trade	300 West Adams Building	LaSalle- Wacker Building
Year Built	1892, 1893	1934	1928	1930	1928	1930
Total GLA	487,522(2)	1,258,205	650,279	1,365,182	252,857	360,594
Occupancy	76.5%(2)	99%	78%	83%	93%	91%
Expense Basis	Modified Gross	Gross	Gross	Gross	Gross	Modified Gross
Quoted Rental Rate ($per SF)	--	$35.00	$29.00	$31.00	$25.00	$32.00

	Burnham Center	The Sullivan Center	100 North LaSalle
Year Built	1914	1898	1926
Total GLA	579,778	943,332	157,409
Occupancy	92%	87%	84%
Expense Basis	Gross	Gross	Gross
Quoted Rental Rate ($per SF)	$30.00	$29.00	$32.50

(1)	Source: Appraisal.

(2)	Source: Underwritten rent roll dated May 5, 2016.

■	The Borrower. The borrower is 401 S. State Street Owner, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 401 South State Street Loan Combination. The guarantor of the non-recourse carveouts under the 401 South State Street Loan Combination is Steven A. Cuculich, Sr. Steven A. Cuculich, Sr. has over 25 years of experience managing, operating and redeveloping real estate. His real estate experience includes ownership and management of commercial, residential and industrial properties, with a particular focus in the Chicago, Atlanta and Tampa markets.

■	Escrows. On the origination date of the 401 South State Street Loan Combination, the borrower funded (i) a reserve of $987,754 for real estate taxes, (ii) a reserve of $28,255 for insurance premiums and (iii) a $2,850,000 replacement reserve associated with future budgeted capital expenditure.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period (unless the borrower maintains an approved blanket or umbrella policy covering the 401 South State Street Property), and (iii) a replacement reserve in the amount of $10,210.

■	Lockbox and Cash Management. The 401 South State Street Loan Combination is structured with a hard lockbox and in-place cash management. The borrower is required to deposit, or cause to be deposited, all revenue generated by the 401 South State Street Property into a restricted account. All funds are transferred on each business day from the restricted account to a lender-controlled cash management account for the payment of debt service of the 401 South State Street Loan and Mezzanine Loan (defined below) and funding of reserves, with the remainder disbursed to the borrower, except during the continuance of a 401 South State Street Trigger Period (as defined below) or a mezzanine loan trigger period, when the remainder is held by the lender in an excess cash flow fund.

401 SOUTH STATE STREET

A “401 South State Street Trigger Period” means a period (i) commencing upon the occurrence of an event of default under the 401 South State Street Loan documents and continuing until the same is cured, (ii) commencing on the date that the debt service coverage ratio as calculated under the 401 South State Street Loan documents is less than 1.25x (with respect to solely the 401 South State Street Loan) or 1.10x (with respect to the aggregate of the 401 South State Street Loan and Mezzanine Loan) and continuing until the debt service coverage ratio is equal to or greater than 1.30x with regard to the 401 South State Street Loan or 1.15x with regard to the 401 South State Street Loan and Mezzanine Loan combined, in each case for two consecutive calendar quarters or (iii) commencing upon the occurrence of a 401 South State Street Specified Tenant Trigger Period (as defined below), and continuing until the same is cured.

A “401 South State Street Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a 401 South State Street Specified Tenant (as defined below) being in default under its lease beyond applicable notice and cure periods, (ii) a 401 South State Street Specified Tenant failing to be in actual, physical possession of its space or “going dark” or with respect to the tenant RMU, “going dark” on two or more floors of the space leased by RMU unless RMU has renewed its lease prior to the expiration thereof, (iii) a 401 South State Street Specified Tenant giving notice that it is terminating its lease for any portion of its space, (iv) any termination or cancellation of any 401 South State Street Specified Tenant lease or any 401 South State Street Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any 401 South State Street Specified Tenant, and (vi) any 401 South State Street Specified Tenant failing to extend or renew the applicable 401 South State Street Specified Tenant lease on or prior to the date that is 24 months prior to the date that is the earlier of the expiration date of the applicable lease or the date notice is required to renew said lease; and (B) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence of (1) the cure of the applicable event giving rise to the 401 South State Street Specified Tenant Trigger Period in accordance with the provisions of the 401 South State Street Loan documents or such circumstances ceasing to exist, or (2) the borrower leasing the entire space demised to the applicable 401 South State Street Specified Tenant and the applicable tenant under the lease being in occupancy and open for business in the space and paying the full amount of the rent due under its lease.

A “401 South State Street Specified Tenant” means (i) RMU or any replacement tenant thereof, (ii) any tenant whose lease which, individually or when aggregated with all other leases at the 401 South State Street Property with the same tenant or its affiliate, either accounts for 25% or more of the total rental income for the 401 South State Street Property or 25% or more of the 401 South State Street Property’s gross leasable area, and (iii) any other lessee(s) of the 401 South State Street Specified Tenant spaces and any guarantor(s) of the related lease(s); and in all cases, any parent or affiliate providing credit support for any lease meeting the requirements of (i), (ii) and/or (iii) above.

■	Property Management. The 401 South State Street Property is currently managed by Anvan/Midwest Realty Management Co., a third party manager. The lender has the right to terminate the property management agreement and replace the property manager or require that the borrower terminate the property management agreement and replace the property manager if (a) the property manager becomes a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof or (ii) any voluntary bankruptcy or insolvency proceeding, (b) there exists a 401 South State Street Trigger Period and the property manager has been provided with 30 days of prior notice, (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (d) there exists a material default by the property manager beyond all applicable notice and cure periods under the property management agreement.

■	Mezzanine and Subordinate Indebtedness. Concurrently with the origination of the 401 South State Street Loan, MSC – 401 South State Street HoldCo, LLC funded a $7,830,000 mezzanine loan (the “Mezzanine Loan”) to 401 South State Street Member, LLC (the sole member of the borrower), as mezzanine borrower. The Mezzanine Loan may be increased to the maximum principal balance of $9,830,000 as reimbursement to the borrower for approved leasing expenses for certain leases with remaining terms of at least five years upon the satisfaction of certain conditions under the Mezzanine Loan documents, including that (i) such increase occurs

401 SOUTH STATE STREET

prior to December 1, 2017, (ii) no event of default has occurred under the Mezzanine Loan documents, (iii) the combined debt yield (prior to increase) is no less than the greater of 9.5% and the debt yield on the date of the increase request, (iv) the combined debt service coverage ratio (prior to increase) is no less than the greater of 1.45x and the combined debt service coverage ratio on the date of the increase request and (v) the mezzanine borrower and mortgage borrower provide certain certifications as to the leasing expenses and any related construction completed thereunder. The Mezzanine Loan is secured by a pledge of the mezzanine borrower’s 100% limited liability company interests in the borrower. The Mezzanine Loan requires a monthly payment of interest only and accrues interest at an interest rate of 12.0000% per annum and is co-terminous with the 401 South State Street Loan. The Mezzanine Loan may be prepaid without a requisite pro rata payment of the 401 South State Street Loan, provided that certain conditions are satisfied under the 401 South State Street Loan documents, including that there is no event of default continuing at such time under the 401 South State Street Loan or Mezzanine Loan, such prepayment funds may be derived from excess cash flow disbursed to the borrower but not any other source of funds derived from the 401 South State Street Property, and, if the related guarantor provides such funds, the payment of such funds may not cause the guarantor to violate the net worth and minimum liquidity covenants as set forth in the 401 South State Street Loan documents. The rights and obligations of the respective holders of the 401 South State Street Loan and the related Mezzanine Loan are subject to an intercreditor agreement.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 401 South State Street Property (plus 18 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the six months following restoration) with a deductible no greater than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

SWEDESFORD OFFICE

SWEDESFORD OFFICE

SWEDESFORD OFFICE

Swedesford Office
480, 500, 656-676
East Swedesford Road
Wayne, PA 19087
Limerick
Skippack
Evansburg
Evansburg State Park
Eagleville
Trooper
Audubon
Phoenixville
King of Prussia
Valley Forge
Norristown
Blue Bell
Plymouth Meeting
Flourtown
Conshohocken
Gulph Mills
Devon
Radnor
Malvern
Paoli
Berwyn
Wayne
Gladwyne
Bryn Mawr
Newtown Square
Ardmore
Haverford
Wynnewood
Narberth
Edgmont
Upper Providence Township
Boyertown
Doylestown
PENNSYLVANIA
Harleysville
Trenton
Philadelphia
West Chester
Chester
DEL
Wilmington
NEW JERSEY
CARTIFACT

SWEDESFORD OFFICE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Wayne, Pennsylvania	Cut-off Date Principal Balance(2)		$29,964,942
Property Type	Office	Cut-off Date Principal Balance per SF(1)		$195.92
Size (SF)	257,460	Percentage of Initial Pool Balance		4.2%
Total Occupancy as of 6/7/2016	83.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/7/2016	83.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	1972 / 2007	Mortgage Rate		5.15000%
Appraised Value	$72,000,000	Original Term to Maturity (Months)		60
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		NAP
Underwritten Revenues	$7,155,163
Underwritten Expenses	$2,606,818	Escrows
Underwritten Net Operating Income (NOI)	$4,548,345		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,347,733	Taxes	$391,453	$47,485
Cut-off Date LTV Ratio(1)	70.1%	Insurance	$25,000	$0
Maturity Date LTV Ratio(1)	64.8%	Replacement Reserve	$0	$4,291
DSCR Based on Underwritten NOI / NCF(1)	1.37x / 1.31x	TI/LC(3)	$3,524,034	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.0% / 8.6%	Other(4)	$68,133	$0

Sources and Uses(5)
Sources	$	%	Uses	$	%
Loan Combination Amount	$50,500,000	99.9%	Loan Payoff	$45,238,688	89.5%
Other Sources	50,000	0.1	Reserves	4,008,620	7.9
			Closing Costs	972,106	1.9
			Principal Equity Distribution	330,587	0.7
Total Sources	$50,550,000	100.0%	Total Uses	$50,550,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Swedesford Office Loan Combination.

(2)	The Cut-off Date Principal Balance of $29,964,942 is evidenced by the controlling note A-1 which is part of a loan combination evidenced by two pari passu notes with a combined outstanding principal balance as of the Cut-off Date of $50,440,986. The related companion loan, which is evidenced by the non-controlling note A-2, with an outstanding principal balance as of the Cut-off Date of $20,476,044 is expected to be contributed to one or more future commercial mortgage securitization transactions. See “— The Mortgage Loan” below.

(3)	TI/LC reserve is capped at $3,000,000. See “— Escrows” below.

(4)	Other upfront reserves of $68,133 are for free rent obligations of the borrower sponsor. See “— Escrows” below.

(5)	Based on the aggregate original principal balance of the Swedesford Office Loan Combination.

■	The Mortgage Loan. The mortgage loan (the “Swedesford Office Loan”) is part of a loan combination (the “Swedesford Office Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee interest in a three-building, 257,460 SF office center in Wayne, Pennsylvania (the “Swedesford Office Property”). The Swedesford Office Loan, which is evidenced by note A-1 and represents the controlling interest in the Swedesford Office Loan Combination, had an original principal balance of $30,000,000, has a Cut-off Date Balance of $29,964,942, and represents approximately 4.2% of the Initial Pool Balance. The related companion loan (the “Swedesford Office Companion Loan”), which is evidenced by note A-2 and represents the non-controlling interest in the Swedesford Office Loan Combination, is expected to be contributed to one or more future commercial mortgage securitization transactions. The Swedesford Office Companion Loan had an original principal balance of $20,500,000 and has an outstanding principal balance as of the Cut-off Date of $20,476,044. The Swedesford Office Loan Combination was originated by Barclays Bank PLC on June 6, 2016. The Swedesford Office Loan Combination had an original principal balance of $50,500,000 and has an outstanding principal balance as of the Cut-off Date of $50,440,986. Both the Swedesford Office Loan and the Swedesford Office Companion Loan accrue interest at an interest rate of 5.15000% per annum. The proceeds of the Swedesford Office Loan Combination were primarily used to refinance the Swedesford Office Property, fund reserves, pay origination costs and return equity to the borrower sponsor.

The Swedesford Office Loan had an initial term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The Swedesford Office Loan requires monthly payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the Swedesford Office Loan is the due date in June 2021. The Swedesford Office Loan may be voluntarily prepaid on or after the due date in July 2017 with the payment of a prepayment fee equal to the greater of (i) a yield maintenance premium calculated based on the present values of the remaining scheduled principal and interest payments and (ii) 1.0% of the principal amount being prepaid. Voluntary prepayment of the Swedesford Office Loan is permitted on and after the due date in February 2021 without the payment of any yield maintenance or prepayment premium.

SWEDESFORD OFFICE

■	The Mortgaged Property. The Swedesford Office Property consists of three office buildings totaling 257,460 SF with 910 parking spaces and is located in Wayne, Pennsylvania, approximately 1.5 miles west of the King of Prussia Mall. The Swedesford Office Property was constructed in 1972 and acquired by the borrower sponsor in September 2005. Subsequent to the acquisition, the borrower sponsor invested $19.4 million into capital improvements to convert the Swedesford Office Property to its current use. Two of the buildings were transformed into Class A office space, receiving new façades and window systems, upgraded bathrooms and lobbies, new HVAC units and fire/life safety systems, and updated landscaping at a total cost of approximately $4.8 million. The third building originally comprised two separate structures that were completely gut-renovated and combined into a single Class A+ building with a newly constructed central atrium, new glass curtain exterior façades and upgraded building systems at a total cost of approximately $14.6 million. As of June 7, 2016 the Swedesford Office Property is 83.9% leased to 31 tenants.

The following table presents certain information relating to the major tenants at the Swedesford Office Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Signal Holdings	NR / Baa2 / BBB+	25,805	10.0%	$956,075	15.1%	$37.05	9/30/2018	2, 5-year options
Laser Spine Institute(2)	NR / NR/ NR	26,568	10.3	823,608	13.0	31.00	9/30/2028	NA
Affiliated Distributors	NR / NR/ NR	28,287	11.0	820,323	13.0	29.00	7/31/2019	NA
LiquidHub	NR / NR/ NR	23,962	9.3	605,040	9.6	25.25	6/30/2023	2, 5-year options
Robert Half International	NR / NR/ NR	14,730	5.7	486,090	7.7	33.00	3/31/2017	1, 5-year option
QUAD656	NR / NR/ NR	7,010	2.7	217,310	3.4	31.00	8/31/2019	1, 5-year option
Sono Bello	NR / NR/ NR	6,098	2.4	189,038	3.0	31.00	7/31/2017	2, 5-year options
NetApp(3)	NR / Baa1 / BBB+	5,894	2.3	178,293	2.8	30.25	1/31/2018	1, 5-year option
Kelley Jasons McGowan Spinelli & Hanna, LLP(4)	NR / NR / NR	5,879	2.3	173,430	2.7	29.50	10/31/2019	1, 5-year option
Susanin Widman & Brennan PC	NR / NR / NR	5,272	2.0	160,743	2.5	30.49	12/31/2020	1, 5-year option
Ten Largest Tenants		149,505	58.1%	$4,609,952	72.9%	$30.83
Remaining Tenants		66,427	25.8	1,714,856	27.1	25.82
Vacant		41,528	16.1	0	0.0	0.00
Total / Wtd. Avg. All Tenants		257,460	100.0%	$6,324,808	100.0%	$29.29

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Laser Spine Institute executed a lease expansion on June 2, 2016 for an additional 5,452 SF which included a four month abatement of the rent applicable to the related expansion space. In connection with the origination of the Swedesford Office Loan Combination, the borrowers deposited $56,337 into a rent concession reserve to account for the abated rent related to the Laser Spine Institute expansion space.

(3)	NetApp subleases the entirety of its space to J.G. Wentworth for the remainder of its lease term at an annual rent of $23.50 per SF, pursuant to a sublease agreement dated December 17, 2015. The annual rent under the NetApp lease of $30.25 per SF was underwritten. J.G. Wentworth is not entitled to the lease extension option provided for in the NetApp lease.

(4)	Kelley Jasons McGowan Spinelli & Hanna, LLP has the one-time right to terminate its lease on November 30, 2017 with six months’ notice and the payment of a termination fee.

SWEDESFORD OFFICE

The following table presents the lease rollover schedule at the Swedesford Office Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	2,054	0.8%	0.8%	$25,844	0.4%	$12.58	2
2016	0	0.0	0.8%	0	0.0	0.00	0
2017	35,997	14.0	14.8%	1,036,180	16.4	28.79	8
2018	43,701	17.0	31.8%	1,464,725	23.2	33.52	5
2019	57,518	22.3	54.1%	1,670,015	26.4	29.03	7
2020	8,802	3.4	57.5%	248,111	3.9	28.19	2
2021	12,656	4.9	62.4%	312,234	4.9	24.67	4
2022	4,674	1.8	64.2%	139,052	2.2	29.75	1
2023	23,962	9.3	73.6%	605,040	9.6	25.25	1
2024	0	0.0	73.6%	0	0.0	0.00	0
2025	0	0.0	73.6%	0	0.0	0.00	0
2026	0	0.0	73.6%	0	0.0	0.00	0
2027 & Thereafter	26,568	10.3	83.9%	823,608	13.0	31.00	1
Vacant	41,528	16.1	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	257,460	100.0%		$6,324,808	100.0%	$29.29	31

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the Swedesford Office Property:

Historical Leased %(1)

	2013	2014	2015	As of 6/7/2016
Owned Space	88.5%	89.8%	83.5%	83.9%

(1)	As provided by the borrowers and which reflects average occupancy for the specified year unless otherwise indicated.

SWEDESFORD OFFICE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Swedesford Office Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 3/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$6,433,463	$6,416,741	$6,176,501	$6,275,195	$6,235,987	$24.22
Contractual Rent Steps(2)	0	0	0	0	88,822	0.34
Gross Up Vacancy	0	0	0	0	1,215,082	4.72
Total Rent	$6,433,463	$6,416,741	$6,176,501	$6,275,195	$7,539,890	$29.29
Total Reimbursements	785,304	802,847	755,579	765,809	826,980	3.21
Other Income(3)	8,739	3,224	4,421	3,374	3,374	0.01
Vacancy & Credit Loss	0	0	0	0	(1,215,082)	(4.72)
Effective Gross Income	$7,227,506	$7,222,812	$6,936,501	$7,044,378	$7,155,163	$27.79

Total Operating Expenses	$2,558,076	$2,825,272	$2,784,025	$2,695,417	$2,606,818	$10.13

Net Operating Income	$4,669,430	$4,397,540	$4,152,476	$4,348,961	$4,548,345	$17.67
TI/LC	0	0	0	0	549,120	2.13
Upfront Rollover Reserve(4)	0	0	0	0	(400,000)	(1.55)
Replacement Reserves	0	0	0	0	51,492	0.20
Net Cash Flow	$4,669,430	$4,397,540	$4,152,476	$4,348,961	$4,347,733	$16.89

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Contractual Rent Steps includes contractual rent steps through June 2017.

(3)	Other Income includes minor miscellaneous income.

(4)	Underwritten Upfront Rollover Reserve reflects an offset to the calculation of TI/LC due to the $3.0 million deposited into a rollover reserve for any TI/LC expenses related to future leasing activities at the Swedesford Office Property. See “—Escrows” below.

■	Appraisal. According to the appraisal, the Swedesford Office Property had an “as-is” appraised value of $72,000,000 as of May 2, 2016 and an “as stabilized” value of $75,000,000 as of May 1, 2017.

■	Environmental Matters. Based on the Phase I environmental reports dated May 13, 2016, there are no recognized environmental conditions or recommendations for further action at the Swedesford Office Property other than the recommendation to implement an asbestos operations and maintenance plan.

■	Market Overview and Competition. The Swedesford Office Property is located 20 miles northwest of downtown Philadelphia within the King of Prussia/Wayne submarket. The Swedesford Office Property is located on East Swedesford Road, bordered by U.S. 202 and less than a mile away from Interstate 76 (Pennsylvania Turnpike). Additionally, the Swedesford Office Property is located within 1.5 miles of the King of Prussia Mall, one of the largest malls in the United States. According to the appraisal, 2015 median household income within a one, three and five mile radius of the Swedesford Office Property is $113,268, $94,243 and $84,978, respectively.

According to the appraisal, the King of Prussia/Wayne submarket comprised approximately 8.5 million SF of Class A office space with a 14.4% vacancy rate and average asking rents of $28.76 per SF, as of the first quarter 2016. Additionally, the two-mile radius surrounding the Swedesford Office Property comprises 3.7 million SF of Class A office space with an 8.0% vacancy rate and average asking rents of $28.69 per SF, as of the second quarter 2016. According to the appraisal, no new construction has taken place in the King of Prussia/Wayne submarket since 2010.

The appraisal identified three Class A+ office buildings totaling 568,003 SF that are considered to be directly competitive with the Class A+ building at the Swedesford Office Property. The Class A+ competitive set properties are located within two miles of the Swedesford Office Property and range in size from 89,914 SF to 272,665 SF with a weighted average occupancy rate of 96.4%. Additionally, the appraisal identified five Class A office buildings totaling 594,189 SF that are considered to be directly competitive with the two Class A buildings at the Swedesford Office Property. The Class A+ competitive set properties are located within four miles of the

SWEDESFORD OFFICE

Swedesford Office Property and range in size from 64,991 SF to 164,360 SF with a weighted average occupancy rate of 86.0%.

■	The following table presents certain information relating to certain office lease comparables provided in the appraisal for the Swedesford Office Property:

Class A+ Office Lease Comparables(1)

	Swedesford Office Property	Cross Point At Valley Forge	151 South Warner Road	SORA East	401 East City Avenue	300 Four Falls Corporate Center
Year Built/Renovated	1972/2007	1974/2014	1980/2008	2008/NA	1989/2008	2003/NA
Total GLA(2)	146,639	272,665	89,914	40,828	387,838	297,320
Lease SF	NAP	11,058	89,914	16,846	23,000	15,991
Lease Structure	Mod. Gross	Mod. Gross	Mod. Gross	Mod. Gross	Mod. Gross	Mod. Gross
Lease Term (years)	Various	8.0	15.0	10.0	15.0	5.0
Rental Rate ($ per SF)(2)	$31.36	$33.50	$30.42	$31.31	$31.25	$31.75

(1)	Source: Appraisal.

(2)	Total GLA and Rental Rate ($ per SF) for the Swedesford Office Property represent the Class A+ building only.

Class A Office Lease Comparables(1)

	Swedesford Office Property	Westlakes 3	Parkview Tower	Triad Building	Ash Street	Berwyn Park
Year Built/Renovated	1972/2007	1990/NA	1973/1998	1985/2006	1996/NA	1987/2002
Total GLA(2)	110,821	118,487	220,513	176,156	60,000	75,025
Lease SF	NAP	30,121	2,452	2,870	NAV	9,602
Lease Structure	Mod. Gross	Mod. Gross	Mod. Gross	Mod. Gross	Mod. Gross	Net
Lease Term (years)	Various	5.0	2.0	6.0	NAV	7.0
Rental Rate ($ per SF)(2)	$25.84	$25.50	$24.50	$23.00	$28.50	$27.69

(1)	Source: Appraisal.

(2)	Total GLA and Rental Rate ($ per SF) for the Swedesford Office Property represent the two Class A buildings only.

■	The Borrowers. The borrowers are 480 Swedesford Associates, L.P., 500 Swedesford Associates, L.P. and 676 and 656 Swedesford Associates, L.P., each a single-purpose, single-asset entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Swedesford Office Loan Combination. The guarantor of the non-recourse carveouts under the Swedesford Office Loan Combination is Keystone Property Fund Management, L.P. (“Keystone”). Keystone is a commercial real estate operator, fund investor and developer headquartered in Conshohocken, Pennsylvania. Keystone acquires, develops, leases and manages commercial real estate properties, including office, flex and industrial in major markets throughout the United States. Keystone has created and fully invested five fund vehicles, deploying over $250.0 million of equity into over $2.0 billion of real estate. William Glazer founded Keystone in 1991 and currently serves as the firm’s President and CEO. Marc Rash partnered with William Glazer in 1994 and serves as the executive vice president of the company. One of the indirect owners of the borrowers that has a majority interest in the borrower and that is not the non-recourse carveout guarantor reported that it is involved in pending litigation unrelated to the Swedesford Office Loan Combination or the Swedesford Office Property. See “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Litigation Considerations” in the Preliminary Prospectus.

■	Escrows. In connection with the origination of the Swedesford Office Loan Combination, the borrowers deposited (i) $391,453 into a tax reserve, (ii) $25,000 into an insurance reserve, (iii) $524,034 into a TI/LC reserve for existing TI/LC obligations due to tenants as of the Swedesford Office Loan Combination origination date, (iv) $3,000,000 into a rollover reserve for any TI/LC expenses related to future leasing activities at the Swedesford Office Property and (v) $68,133 into a rent concession reserve for existing free rent obligations due to tenants for free rent as of the Swedesford Office Loan Combination origination date.

Additionally, on each due date, the borrowers are required to fund the following reserves with respect to the Swedesford Office Property: (i) a tax reserve in an amount equal to one-twelfth of the taxes that the lender

SWEDESFORD OFFICE

estimates will be payable over the then-succeeding 12-month period, which currently equates to $47,485, (ii) an insurance reserve in an amount equal to one-twelfth of the annual insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the insurance policies upon expiration, however, notwithstanding the foregoing, in the event that an acceptable blanket insurance policy is in effect, deposits into the insurance reserve are suspended to the extent that insurance premiums relate to an acceptable insurance policy; as of the Swedesford Office Loan Combination origination date, an acceptable blanket insurance policy was in place, (iii) a replacement reserve in the amount of $4,291 for replacements to the Swedesford Office Property and (iv) from such date as the balance then on deposit in the rollover reserve is first equal to or less than $1,600,000, a rollover reserve equal to the lesser of (a) $26,819 and (b) the amount by which the balance on deposit in the rollover reserve is less than $3,000,000.

■	Lockbox and Cash Management. The Swedesford Office Loan Combination is structured with a hard lockbox and springing cash management. The Swedesford Office Loan Combination documents require the borrowers to direct the tenants to pay rent directly to a lender-controlled lockbox account. Other than during a Swedesford Office Trigger Period (as defined below), all amounts on deposit in the lockbox account will be swept on a daily basis into a borrower-controlled operating account. Upon the occurrence and during the continuance of a Swedesford Office Trigger Period, such funds are required to be swept on a daily basis into the lender-controlled cash management account. On each due date during a Swedesford Office Trigger Period, the Swedesford Office Loan Combination documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and all remaining amounts be reserved in an excess cash flow reserve account.

A “Swedesford Office Trigger Period” means any period (i) commencing upon the occurrence of an event of default under the Swedesford Office Loan Combination documents and ending when such event of default is no longer continuing or (ii) commencing upon the conclusion of the second consecutive calendar quarter for which the debt service coverage ratio (as calculated under the Swedesford Office Loan Combination documents) is less than 1.15x and ending at the conclusion of the second consecutive calendar quarter for which the debt service coverage ratio is greater than or equal to 1.20x.

■	Property Management. The Swedesford Office Property is managed by Keystone Property Group, L.P. (“KPG”), an affiliate of the borrowers. Under the Swedesford Office Loan Combination documents, the borrowers may not: (i) surrender, terminate, cancel, modify, renew or extend the property management agreements (it being agreed that automatic renewals or extensions in accordance with the terms of the property management agreements are permitted without the lender’s consent), (ii) enter into any other agreement relating to the management or operation of the Swedesford Office Property with KPG or any other entity, (iii) consent to the assignment by KPG of its interest under the property management agreement, or (iv) waive or release any of its rights and remedies in any material respect under the property management agreement, in each case without the express consent of the lender, which consent will not be unreasonably withheld; provided, however, with respect to the replacement of KPG with a new property manager, the lender’s consent is not required provided no event of default is continuing under the Swedesford Office Loan Combination documents and provided (a) such new property manager meets certain criteria specified in the Swedesford Office Loan Combination documents, (b) if such new property manager is an affiliate of any of the borrowers, the borrowers are required to deliver a new substantive non-consolidation opinion, (c) the borrowers deliver rating agency confirmation that such replacement will not result in a qualification, downgrade or withdrawal of the credit rating of the securities and (d) such new manager and the borrowers execute both a property management agreement and a subordination of property management agreement in a form reasonably acceptable to the lender. Following a Replacement Manager Trigger (as defined below), the lender has the right to require the borrowers to replace the property manager with (x) an unaffiliated property manager meeting certain criteria specified in the Swedesford Office Loan Combination documents and selected by the borrowers or (y) another property manager chosen by the borrowers and approved by the lender (provided, that such approval may be conditioned upon the borrowers delivering rating agency confirmation that such replacement will not result in a qualification, downgrade or withdrawal of the credit rating of the securities).

SWEDESFORD OFFICE

A “Replacement Manager Trigger” means the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an event of default under the Swedesford Office Loan Combination documents, (ii) if the property manager is in default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, (iv) if at any time the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, (v) at the lender’s option, at the end of the second consecutive calendar quarter for which the debt service coverage ratio is less than 1.10x or (vi) the control of the property manager is transferred (to the extent that the property manager is an affiliate of the borrowers) such that William Glazer and/or Marc Rash and/or an entity controlled by both of them or either of them no longer controls such affiliated property manager.

■	Condominium Development. Two of the three buildings comprising the Swedesford Office Property, 480 East Swedesford Road (“Unit A”) and 500 East Swedesford Road (“Unit B”) are party to a three-unit condominium development covering four separate office buildings. Unit A and Unit B represent approximately 13.0% and 15.9%, respectively, of the condominium development as a whole. The third unit (“Unit C”) represents approximately 71.1% of the condominium development and is not collateral for the Swedesford Office Loan Combination. The operation and maintenance of common elements is managed by the Valley Forge Office Center Condominium Association (the “Swedesford Road Association”), although each unit is responsible for the maintenance of its respective parking areas. The Swedesford Road Association also carries general insurance for common elements in the condominium development. The condominium board has five members, one of which is elected by the owner of Unit A, one of which is elected by the owner of Unit B, and three of which are elected by the owner of Unit C. While the borrowers do not control the condominium board, the condominium documents contain typical lender protections, including notice and cure rights, the subordination of all Swedesford Road Association liens to the lien of any mortgage, and mortgagee consent and estoppel requirements for any amendments to the condominium documents.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Swedesford Office Property (plus loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the Swedesford Office Property is completed or the expiration of 18 months, whichever first occurs as well as an extended period of indemnity covering the 365 days following restoration). If TRIPRA (or any applicable subsequent statute, extension or reauthorization) is not in effect and terrorism coverage becomes subject to rating and availability on the open market, the borrowers are obligated to purchase the maximum amount of terrorism coverage available from the highest rated insurance company providing such terrorism coverage. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

SHORELINE VILLAGE

SHORELINE VILLAGE

CARTIFACT
Long Beach
W 7TH ST
E 7TH ST
W 6TH ST
E 6TH ST
W 3RD ST
E 3RD ST
W BROADWAY
E BROADWAY
W OCEAN BLVD
E OCEAN BLVD
E SHORELINE DR
PACIFIC AVE
LONG BEACH BLVD
ATLANTIC AVE
MAGNOLIA AVE
GOLDEN SHORE ST
QUEENSWAY BR
S PINE AVE
SEASIDE FREEWAY
NORTH PINE
EAST VILLAGE
WESTGATE
WATERFRONT
THE PROMENADE
City Place Shopping Center
Pine Square
Los Angeles River
Long Beach Convention Center
Long Beach Arena
Long Beach Center For Performing Arts
The Pike At Rainbow Harbor & Pike Outlets
Aquarium Of The Pacific
Rainbow Harbor
Rainbow Lagoon
Shoreline Park
Catalina Express
Catalina Landing
Long Beach Shoreline Marina
Queensway Bay
Shoreline Village
401 - 435 Shoreline Village Drive
Long Beach, CA 90802
Los Angeles
Santa Monica
Glendale
DTLA
LAX
LGB
SNA
Long Beach
Anaheim

SHORELINE VILLAGE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		SMF V
Location (City/State)	Long Beach, California	Cut-off Date Principal Balance		$29,500,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$454.29
Size (SF)	64,936	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 6/1/2016	93.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/1/2016	93.2%	Type of Security		Leasehold
Year Built / Latest Renovation	1982, 1983 / NAP	Mortgage Rate		4.25000%
Appraised Value	$41,700,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		48

Underwritten Revenues	$5,210,478
Underwritten Expenses	$2,352,770	Escrows
Underwritten Net Operating Income (NOI)	$2,857,708		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,780,434	Taxes	$119,002	$19,834
Cut-off Date LTV Ratio	70.7%	Insurance	$0	$0
Maturity Date LTV Ratio	63.0%	Replacement Reserves	$0	$1,028
DSCR Based on Underwritten NOI / NCF	1.64x / 1.60x	TI/LC(1)	$0	$6,500
Debt Yield Based on Underwritten NOI / NCF	9.7% / 9.4%	Other(2)	$1,098,463	$64,869

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$29,500,000	100.0%	Loan Payoff	$18,701,657	63.4%
			Principal Equity Distribution	9,369,510	31.8
			Reserves	1,217,465	4.1
			Closing Costs	211,369	0.7
Total Sources	$29,500,000	100.0%	Total Uses	$29,500,000	100.0%

(1)	TI/LC Reserve is capped at $234,000. See “—Escrows” below.
(2)	Other upfront reserves represent (i) $1,000,000 for a ground lease extension reserve, (ii) $64,869 for ground rent payments and (iii) $33,594 for deferred maintenance. Other monthly reserve represents an ongoing escrow for ground rent payments. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Shoreline Village Loan”) is evidenced by a promissory note in the original principal amount of $29,500,000 and is secured by a first mortgage encumbering the borrowers’ leasehold interest in a retail property located in Long Beach, California (the “Shoreline Village Property”). The Shoreline Village Loan was originated by Starwood Mortgage Capital LLC on June 10, 2016 and will be acquired by Starwood Mortgage Funding V LLC on or prior to the securitization Closing Date. The Shoreline Village Loan represents approximately 4.1% of the Initial Pool Balance. The note evidencing the Shoreline Village Loan has a Cut-off Date Balance of $29,500,000 and an interest rate of 4.25000% per annum. The proceeds of the Shoreline Village Loan were primarily used to refinance the Shoreline Village Property, pay origination costs, fund reserves and return equity to the borrowers’ sponsors. The previous mortgage loan secured by the Shoreline Village Property was included in the COMM 2006-C7 securitization trust.
The Shoreline Village Loan had an initial term of 120 months and has a remaining term of 120 months. The Shoreline Village Loan requires payments of interest only through the due date in July 2020, after which it requires monthly payments of interest and principal sufficient to amortize the Shoreline Village Loan over a 30-year amortization schedule. The scheduled maturity date is the due date in July 2026. The Shoreline Village Loan may be voluntarily prepaid on or after the due date in August 2018 with the payment of a prepayment fee equal to the greater of (i) a yield maintenance premium calculated based on the excess, if any, of the present values of the remaining scheduled principal and interest payments through the due date in February 2026, over the outstanding principal balance of the Shoreline Village Loan, and (ii) 1% of the principal amount being prepaid. Voluntary prepayment of the Shoreline Village Loan is permitted on and after the due date in February 2026 without payment of any yield maintenance or any other prepayment premium as more particularly set forth in the Shoreline Village Loan documents. Provided that no event of default has occurred and is continuing, defeasance with non-callable obligations of the United States of America (or other “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii)) is permitted at any time on or after the first due date following the second anniversary of the securitization Closing Date.

SHORELINE VILLAGE

■	The Mortgaged Property. The Shoreline Village Property is a 64,936 SF retail property located in Long Beach, California in Los Angeles County. The Shoreline Village Property has 33 tenants and was built in 1982 and 1983. The area is a destination for the approximately 5.5 million annual visitors to the attractions of the surrounding area. Sidewalks and overpasses attach the Shoreline Village Property to nearby attractions which include the Long Beach Aquarium of the Pacific, the Long Beach Convention Center, the Shoreline Marina, the Queen Mary Museum and Hotel, the Pike Outlet Mall and the Long Beach Cruise Terminal.

The Shoreline Village Property is located at 401-435 Shoreline Village Drive, Long Beach, California. The Shoreline Village Property is situated across the street from the Long Beach Convention Center, which recently invested $40 million into modernizing the design and functionality of the event space. The Long Beach Convention Center has a capacity of approximately 13,000 guests, and hosts hundreds of events each year, including conferences, sporting events and theatrical events. There are a number of hotels in the surrounding area which include the Hyatt Regency Long Beach, the Hyatt Centric, the Pike Long Beach, the Renaissance Long Beach, the Westin Long Beach and the Courtyard Long Beach Downtown, among others. The Shoreline Village Property is also located less than one mile from the Pike Outlets, which features retailers such as the Restoration Hardware Outlet, H&M, Starbucks Coffee, Gap Factory, Forever 21’s F21 RED, California Pizza Kitchen and the Nike Factory Store. As of June 1, 2016, Total Occupancy and Owned Occupancy at the Shoreline Village Property were both 93.2%.

The following table presents certain information relating to the major tenants at the Shoreline Village Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options(2)
Yard House	NR / NR / NR	10,563	16.3%	$600,439	27.6%	$56.84	5/31/2023	$1,216	6.6%	2, 7-year options
Parker’s Lighthouse	NR / NR / NR	14,849	22.9	550,800	25.3	37.09	6/30/2024	$619	9.7%	1, 5-year option
Tequila Jack’s	NR / NR / NR	6,315	9.7	230,000	10.6	36.42	6/30/2017	$655	6.6%	2, 5-year options
Shenanigan’s Irish Pub & Grille	NR / NR / NR	2,143	3.3	80,894	3.7	37.75	5/31/2020	$896	6.8%	1, 5-year option
Pelican Pier Pavilion	NR / NR / NR	4,936	7.6	61,960	2.8	12.55	2/28/2017	$146	8.6%	1, 3-year option
Stefano’s Pizza	NR / NR / NR	1,128	1.7	45,454	2.1	40.30	6/30/2018	$337	18.8%	NA
Village Hat Shop	NR / NR / NR	2,061	3.2	45,135	2.1	21.90	12/31/2021	$325	14.7%	NA
Raindance	NR / NR / NR	1,240	1.9	44,640	2.0	36.00	4/30/2021	$333	18.8%	NA
The Purple House	NR / NR / NR	1,519	2.3	40,417	1.9	26.61	1/31/2017	$115	41.8%	NA
Pirate’s Cove	NR / NR / NR	1,147	1.8	39,503	1.8	34.44	10/31/2017	$482	12.6%	NA
Ten Largest Tenants		45,901	70.7%	$1,739,242	79.8%	$37.89
Remaining Tenants		14,646	22.6	439,918	20.2	30.04
Vacant		4,389	6.8	0	0.0	0.00
Total / Wtd. Avg. All Tenants		64,936	100.0%	$2,179,160	100.0%	$35.99

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	None of the Ten Largest Tenants has a lease termination option or an option to terminate its lease based on not achieving a sales threshold.

SHORELINE VILLAGE

The following table presents the lease rollover schedule at the Shoreline Village Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	1,688	2.6%	2.6%	$45,077	2.1%	$26.70	3
2016	725	1.1	3.7%	18,930	0.9	$26.11	2
2017	16,961	26.1	29.8%	464,591	21.3	$27.39	9
2018	4,139	6.4	36.2%	138,073	6.3	$33.36	7
2019	3,137	4.8	41.0%	72,069	3.3	$22.97	2
2020	4,099	6.3	47.4%	158,498	7.3	$38.67	4
2021	4,386	6.8	54.1%	130,683	6.0	$29.80	4
2022	0	0.0	54.1%	0	0.0	$0.00	0
2023	10,563	16.3	70.4%	600,439	27.6	$56.84	1
2024	14,849	22.9	93.2%	550,800	25.3	$37.09	1
2025	0	0.0	93.2%	0	0.0	$0.00	0
2026	0	0.0	93.2%	0	0.0	$0.00	0
2027 & Thereafter	0	0.0	93.2%	0	0.0	$0.00	0
Vacant	4,389	6.8	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	64,936	100.0%		$2,179,160	100.0%	$35.99	33

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

The following table presents certain information relating to historical leasing at the Shoreline Village Property:

Historical Leased %(1)

	2011	2012	2013	2014	2015	As of 6/1/2016
Owned Space	93.6%	86.0%	86.7%	95.9%	94.5%	93.2%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

SHORELINE VILLAGE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Shoreline Village Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 4/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$2,025,057	$2,078,531	$2,008,176	$2,165,574	$2,155,521	$33.19
Contractual Rent Steps(2)	0	0	0	0	23,639	0.36
Gross Up Vacancy	0	0	0	0	110,676	1.70
Total Rent	$2,025,057	$2,078,531	$2,008,176	$2,165,574	$2,289,836	$35.26
Total Reimbursables	906,886	934,651	882,701	898,489	1,110,693	17.10
Percentage Rent	621,513	737,780	902,498	898,210	898,210	13.83
Other Income(3)	942,451	892,164	918,641	911,950	1,058,288	16.30
Vacancy & Credit Loss	0	0	0	0	(146,550)	(2.26)
Effective Gross Income	$4,495,906	$4,643,126	$4,712,016	$4,874,223	$5,210,478	$80.24

Real Estate Taxes	$112,260	$343,803	$233,336	$235,724	$354,193	$5.45
Insurance	86,741	91,223	90,242	89,909	94,560	1.46
Management Fee	134,877	139,294	141,360	146,227	156,314	2.41
Ground Lease – Fixed Rent(4)	300,000	300,000	300,000	300,000	300,000	4.62
Ground Lease – Participation Rent(4)	469,551	522,035	386,281	415,391	550,871	8.48
Other Operating Expenses	821,369	887,535	907,726	896,831	896,831	13.81
Total Operating Expenses	$1,924,799	$2,283,890	$2,058,946	$2,084,082	$2,352,770	$36.23

Net Operating Income	$2,571,108	$2,359,236	$2,653,070	$2,790,141	$2,857,708	$44.01
TI/LC	0	0	0	0	64,936	1.00
Replacement Reserves	0	0	0	0	12,338	0.19
Net Cash Flow	$2,571,108	$2,359,236	$2,653,070	$2,790,141	$2,780,434	$42.82

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flows.
(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through December 2016.
(3)	Other Income consists primarily of contractual parking income, cart income (which was historically included in Base Rent) and miscellaneous other income.
(4)	Annual ground rent payable is comprised of fixed rent equal to $300,000 plus participation rent. Participation rent is equal to 20% of (a) gross revenue; less the sum of (b) recoverable operating expenses, (c) non-recoverable expenses, (d) amortization of historical leasing commissions, (e) amortization of historical tenant improvements and (f) amortization of major improvement/replacement costs. See “—Ground Lease” below.

■	Appraisal. According to the appraisal, the Shoreline Village Property had an “as-is” appraised value of $41,700,000 as of June 1, 2016.
■	Environmental Matters. Based on a Phase I environmental report dated June 9, 2016, the environmental consultant did not identify evidence of a recognized environmental condition and recommended no further action.
■	Market Overview and Competition. According to the appraisal, the Shoreline Village Property is located in the Los Angeles-Long Beach-Glendale Metropolitan Statistical Area (“MSA”) within Los Angeles County. The MSA had a 2015 total population of 10,170,300. The Shoreline Village Property is a retail shopping center located on approximately 7.1 acres in Long Beach, California, on the southwest corner of Shoreline Drive and Shoreline Village Drive. Regional access to the Shoreline Village Property is also provided by 710 Freeway, which is accessible via East Ocean Boulevard and located approximately one mile to the west of the Shoreline Village Property. The Shoreline Village Property has direct frontage from the Pacific Ocean from the southwest. The surrounding area is fully built out and is part of a dense retail and entertainment corridor. Long Beach is a coastal destination and attracts over 5.5 million visitors annually. In addition to the Long Beach Convention Center and the Pike Outlet Mall, attractions within close proximity to the Shoreline Village Property include the Long Beach Aquarium of the Pacific, Shoreline Marina, Queen Mary Museum and Hotel and the Long Beach Cruise Terminal.

According to a third-party report, the Shoreline Village Property is part of the Long Beach/Cerritos/Carson retail submarket of the Los Angeles, California retail market. As of the fourth quarter of 2015, the Los Angeles retail market contained approximately 140.5 million SF of retail space and exhibited a vacancy rate of 7.6% with average asking rents of $29.76 per SF. As of the first quarter of 2016, the Long Beach/Cerritos/Carson retail

SHORELINE VILLAGE

submarket contained approximately 6.5 million SF of retail space and had a vacancy rate of 6.4% with average asking rents of $30.72 per SF.

■	The Borrowers. The borrowers are ABA Shoreline Village, LLC and Gateway Enterprises, LLC, each a single-purpose entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Shoreline Village Loan. The borrowers own the Shoreline Village Property as tenants-in-common and have waived their respective rights to partition. Michael Pashaie and David Taban are the non-recourse carveout guarantors under the Shoreline Village Loan.

Michael Pashaie is a principal of Golden West Properties and David Taban is a principal of Jade Enterprises. Both Mr. Pashaie and Mr. Taban have over 25 years of experience owning and managing commercial real estate, generally in the Los Angeles area. In addition to the subject, the borrowers’ sponsors own a significant number of properties in the surrounding area.

■	Escrows. On the origination date of the Shoreline Village Loan, the borrowers funded escrow reserves in the amounts of (i) $119,002 with respect to certain real estate taxes, (ii) $1,000,000 with respect to a ground lease extension reserve, (iii) $64,869 for ground rent and (iv) $33,594 for deferred maintenance. Additionally, see “—Ground Lease” below.

On each due date, the borrowers are required to fund (i) a tax reserve in a monthly amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then-succeeding 12-month period, which currently equates to $19,834, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrowers does not constitute a blanket or umbrella insurance policy under the Shoreline Village Loan documents, an insurance reserve equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12 month period, (iii) a replacement reserve in the monthly amount of $1,028, (iv) a tenant improvements and leasing commissions reserve equal to $6,500, capped at $234,000 and (v) $64,869 for ground rent payments, which amount may be adjusted as the lender deems necessary. Commencing on the payment date in August 2018, if the borrowers fail to deliver an executed ground lease extension to the lender, a reserve in an amount equal to the difference between actual monthly debt service payments payable and an assumed monthly debt service payment based on a 300-month amortization will be required until the lender’s receipt of a fully executed ground lease extension. Funds on deposit in this reserve will be released to the borrowers upon the lender’s receipt of the fully executed ground lease extension.

■	Lockbox and Cash Management. The Shoreline Village Loan is structured with a springing lockbox and springing cash management. Following the occurrence of the first Shoreline Village Sweep Event Period (defined below), the Shoreline Village Loan documents require the borrowers to direct tenants to pay their rents directly to a lender-controlled lockbox account. During a Shoreline Village Sweep Event Period, funds on deposit in the lockbox account are required to be transferred on a daily basis to a lender-controlled cash management account. On each due date during a Shoreline Village Sweep Event Period, the Shoreline Village Loan documents require that all amounts on deposit in the cash management account be used to pay debt service, fund required reserves and pay operating expenses, and all remaining amounts will be deposited in the excess cash flow reserve account and held as additional collateral for the Shoreline Village Loan.

A “Shoreline Village Sweep Event Period” means any period (i) after the occurrence of an event of default under the Shoreline Village Loan until cured (so long as no other Shoreline Village Sweep Event Period is in effect) or (ii) during which the debt service coverage ratio of the Shoreline Village Property (based on the trailing 12 calendar months and as determined by the lender) is less than 1.15x until the debt service coverage ratio of the Shoreline Village Property (based on the trailing 12 calendar months and as determined by the lender) is equal to or greater than 1.20x for two consecutive calendar quarters (so long as no other Shoreline Village Sweep Event Period is in effect).

■	Property Management. The Shoreline Village Property is currently managed by Pacific Ocean Management, LLC pursuant to a management agreement. Under the Shoreline Village Loan documents, the Shoreline Village Property may be managed by Pacific Ocean Management, LLC or any other management company reasonably

SHORELINE VILLAGE

approved by the lender and with respect to which a rating agency confirmation has been received. Upon any of (i) the occurrence of an event of default under the Shoreline Village Loan documents, (ii) the debt service coverage ratio of the Shoreline Village Property being less than 1.05x, (iii) the continuance of a default by the property manager under the management agreement beyond any applicable notice and cure period, (iv) the filing of a bankruptcy petition or the occurrence of a similar event with respect to the property manager or (v) the engagement by the property manager in gross negligence, fraud, willful misconduct or misappropriation of funds, the lender may require the borrowers to terminate the management agreement and replace the property manager with a new property manager selected by the borrowers, subject to the lender’s approval and, if required by the lender, with respect to which a rating agency confirmation has been received.
■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Ground Lease. The Shoreline Village Property is subject to a 40-year ground lease with the City of Long Beach. Ground rent payable is equal to (i) $300,000 per annum, plus (ii) 20% of adjusted net income, which is defined as (a) gross revenue less the sum of (b) recoverable operating expenses, (c) non-recoverable expenses, (d) amortization of historical leasing commissions, (e) amortization of historical tenant improvements and (f) amortization of major improvement/replacement costs. The ground lease expires on November 14, 2047, and the borrowers’ sponsors are in early stages of negotiations to extend the ground lease by an additional 15 years. In connection with the proposed extension, the borrowers escrowed $1,000,000 at origination of the Shoreline Village Loan which will be applied towards any improvements completed in connection with a ground lease extension. Additionally, commencing on the payment date in August 2018, if the borrowers fail to deliver an executed ground lease extension to the lender, a reserve in an amount equal to the difference between actual monthly debt service payments payable and an assumed monthly debt service payment based on a 300-month amortization will be required until the lender’s receipt of a fully executed ground lease extension. Funds on deposit in this reserve will be released to the borrowers upon the lender’s receipt of the fully executed ground lease extension.
■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy in an amount equal to the full replacement cost of the Shoreline Village Property and 18 months of business interruption insurance that provide coverage for perils of terrorism and which do not exclude “Acts of Terrorism” (as such term is defined in TRIPRA or a similar or subsequent statute). The required terrorism insurance may be included in a blanket policy, provided that, among other things, any such blanket policy specifically allocates to the Shoreline Village Property the amount of coverage from time to time required under the Shoreline Village Loan agreement. See “Risk Factors–Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

BASS PRO SHOPS - RANCHO CUCAMONGA

BASS PRO SHOPS - RANCHO CUCAMONGA

CARTIFACT
Bass Pro Shops -
Rancho Cucamonga
7777 Victoria Gardens Lane
Rancho Cucamonga, CA 91739
Heritage Community Park
Chaffey College
BANYAN ST
Upland Hills Country Club
Central Park
BASELINE AVE
CABLE AIRPORT
Upland
Red Hill Country Club
Victoria Gardens
Fontana
Terra Vista Town Center
E FOOTHILL BLVD
San Antonio Hospital
The Epicenter
Rancho Cucamonga
W ARROW HWY
MONTCLAIR STATION
UPLAND STATION
RANCHO CUCAMONGA STATION
W 8TH ST
Montclair Plaza
Empire Lakes Golf Course
Auto Club Speedway
Montclair Hospital
W 4TH ST
John Galvin Park
Cucamonga-Guasti Regional Park
SAN BERNARDINO AVE
Ontario Mills
Bellevue Cemetery
Montclair
E HOLT BLVD
ONTARIO STATION
E AIRPORT DR
ONTARIO INTERNATIONAL AIRPORT
JURUPA AVE
Southridge Plaza
E FRANCIS ST
Ontario
EAST ONTARIO STATION
Chino Town Square Shopping Center
E PHILADELPHIA ST
Whispering Lakes Golf Course
RIVERSIDE DR
CHINO AVE
Chino
EDISON AVE
Ruben S Ayala Community Park
CHINO AIRPORT
PINE AVE
Burbank
Pasadena
Glendale
Beverly Hills
West Hollywood
Santa Monica
Los Angeles
DTLA
Culver City
Marina Del Rey
LAX
El Segundo
Manhattan Beach
Torrance
Lomita
Rancho Palos Verdes
Long Beach
LGB
San Pedro Bay
South Gate
Downey
Lynwood
Carson
Lakewood
Vernon
Alhambra
Arcadia
Monterey Park
Montebello
Whittier
Santa Fe Springs
Norwalk
Cerritos
La Habra
Brea
Fullerton
Buena Park
Anaheim
Cypress
Garden Grove
Orange
Westminster
Huntington Beach
Santa Ana
Fountain Valley
Tustin
Irvine
SNA
Costa Mesa
Newport Beach
Laguna Hills
Mission Viejo
Lake Forest
Rancho Santa Margarita
Azusa
Irwindale
West Covina
Walnut
Industry
Diamond Bar
San Dimas
La Verne
Claremont
Pomona
Ontario
Chino
Chino Hills
Rancho Cucamonga
Fontana
Eastvale
Norco
Placentia
Yorba Linda
Corona
Villa Park
Cleveland National Forest

BASS PRO SHOPS - RANCHO CUCAMONGA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Rancho Cucamonga, California	Cut-off Date Principal Balance		$29,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$161.11
Size (SF)	180,000	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 7/6/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/6/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2007 / NAP	Mortgage Rate		4.81300%
Appraised Value	$49,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		60
Underwritten Revenues	$3,678,068
Underwritten Expenses	$737,813	Escrows(1)
Underwritten Net Operating Income (NOI)	$2,940,255		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,668,677	Taxes	$0	$0
Cut-off Date LTV Ratio	58.6%	Insurance	$0	$0
Maturity Date LTV Ratio	53.9%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	1.61x / 1.46x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	10.1% / 9.2%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$29,000,000	99.7%	Loan Payoff	$28,049,330	96.5%
Other Sources	75,000	0.3	Principal Equity Distribution	831,373	2.9
			Closing Costs	194,297	0.7
Total Sources	$29,075,000	100.0%	Total Uses	$29,075,000	100.0%

(1)	See “— Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Bass Pro Shops - Rancho Cucamonga Loan”) is evidenced by a note in the original principal amount of $29,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 180,000 SF freestanding retail building located in Rancho Cucamonga, California (the “Bass Pro Shops - Rancho Cucamonga Property”). The Bass Pro Shops - Rancho Cucamonga Loan was originated by Barclays Bank PLC on June 6, 2016 and represents approximately 4.0% of the Initial Pool Balance. The note evidencing the Bass Pro Shops - Rancho Cucamonga Loan has a Cut-off Date Balance of $29,000,000 and an interest rate of 4.81300% per annum. The proceeds of the Bass Pro Shops - Rancho Cucamonga Loan were primarily used to retire existing debt encumbering the Bass Pro Shops - Rancho Cucamonga Property, pay origination costs and return equity to the borrower sponsor.

The Bass Pro Shops - Rancho Cucamonga Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Bass Pro Shops - Rancho Cucamonga Loan requires interest only payments on each due date through and including the due date in June 2021 and thereafter requires payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the Bass Pro Shops - Rancho Cucamonga Loan is the due date in June 2026. Voluntary prepayment of the Bass Pro Shops - Rancho Cucamonga Loan without payment of any prepayment premium is permitted on or after the due date in March 2026. Provided no event of default under the Bass Pro Shops - Rancho Cucamonga Loan documents occurred and is continuing, at any time after the second anniversary of the securitization Closing Date, the Bass Pro Shops - Rancho Cucamonga Loan may be defeased with certain direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the Bass Pro Shops - Rancho Cucamonga Loan documents.

BASS PRO SHOPS - RANCHO CUCAMONGA

■	The Mortgaged Property. The Bass Pro Shops - Rancho Cucamonga Property is a 180,000 SF freestanding retail building with 899 parking spaces, set on 16.8 acres in Rancho Cucamonga, California. The Bass Pro Shops - Rancho Cucamonga Property is located along Interstate 15, approximately 37 miles east of downtown Los Angeles and is the only Bass Pro Shops location in southern California. The Bass Pro Shops - Rancho Cucamonga Property is 100.0% leased to Bass Pro Shops through December 2037 with four five-year extension options and was built-to-suit by the borrower sponsor in 2007 at a total cost of $37.7 million. The Bass Pro Shops - Rancho Cucamonga Property features a two-story lodge-inspired lobby area with a fireplace, a 60-foot clerestory and an 8,000-gallon fresh water aquarium. In addition to a wide selection of hunting, fishing, hiking and backpacking equipment, the store offers customers an archery range, a pistol range, a Tracker Marine boat center and a 11,090 SF seafood restaurant. Customers can also enroll in free on-site outdoor-skills workshops taught by hunting and fishing professionals or complete a hunter’s licensing course offered at the Bass Pro Shops - Rancho Cucamonga Property in collaboration with the California Department of Fish and Wildlife. As of July 6, 2016, the Total Occupancy and Owned Occupancy were both 100.0%.

The Bass Pro Shops - Rancho Cucamonga Property is adjacent to Victoria Gardens, a 1.4 million SF lifestyle mall anchored by Macy’s, JCPenney, Apple Store and AMC Theaters, with 170 specialty stores and a 600-seat food court. As of December 31, 2015, Victoria Gardens was 93.0% occupied, with sales of $815 per SF (including the Apple Store) and $770 per SF (excluding the Apple Store).

Bass Pro Shops is a multifaceted sporting equipment retailer, with a special emphasis on fishing, hunting and camping. Founded in 1971 and headquartered in Springfield, Missouri, the company is best known for its Outdoor World stores, massive facilities that combine a large selection of goods with amusement features, such as target ranges, fish tanks, restaurants and video arcades. Bass Pro Shops also runs a major mail-order business, which originally provided the platform for the company’s entry into megastores. Its private label sporting goods are also distributed to other sporting goods stores through its American Rod & Gun wholesale operation. In addition, Bass Pro Shops owns Tracker Marine, one of the largest boat manufacturers in the United States. In recent years, Tracker Marine has extended its brand to a line of recreational land vehicles to serve the fishing and hunting market. Additionally, the company runs an upscale, 850-acre resort, Big Cedar Lodge, in Missouri’s Ozark Mountains. As of June 20, 2016, Bass Pro Shops operated 98 stores and Tracker Marine Centers across the United States and Canada.

The following table presents certain information relating to the sole tenant at the Bass Pro Shops - Rancho Cucamonga Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost(2)	Renewal / Extension Options
Bass Pro Shops	NR / NR / NR	180,000	100.0%	$3,325,000	100.0%	$18.47	12/31/2037	NA	NA	4, 5-year options

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Bass Pro Shops does not report sales.

BASS PRO SHOPS - RANCHO CUCAMONGA

The following table presents certain information relating to the lease rollover schedule at the Bass Pro Shops - Rancho Cucamonga Property, based the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027 & Thereafter	180,000	100.0	100.0%	3,325,000	100.0	18.47	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	180,000	100.0%		$3,325,000	100.0%	$18.47	1

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the Bass Pro Shops - Rancho Cucamonga Property:

Historical Leased %(1)

2013	2014	2015	As of 7/6/2016
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower, and reflects average occupancy for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Bass Pro Shops - Rancho Cucamonga Property:

Cash Flow Analysis(1)

	2013	2014	2015	Underwritten	Underwritten $ per SF
Base Rent	$3,325,000	$3,325,000	$3,325,000	$3,325,000	$18.47
Total Reimbursement Revenue(2)	647,851	557,116	686,387	546,650	3.04
Other Income	179	0	36	0	0.00
Total Rent	$3,973,030	$3,882,116	$4,011,423	$3,871,650	$21.51
Vacancy & Credit Loss	0	0	0	(193,583)	(1.08)
Effective Gross Income	$3,973,030	$3,882,116	$4,011,423	$3,678,068	$20.43

Total Operating Expenses	$736,623	$658,528	$619,545	$737,813	$4.10

Net Operating Income	$3,236,407	$3,223,588	$3,391,878	$2,940,255	$16.33
TI/LC	0	0	0	244,578	1.36
Capital Expenditures	0	0	0	27,000	0.15
Net Cash Flow	$3,236,407	$3,223,588	$3,391,878	$2,668,677	$14.83

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Bass Pro Shops - Rancho Cucamonga Property is party to a participation agreement that expires in June 2033, whereby the Rancho Cucamonga Redevelopment Agency reimburses the borrower for real estate taxes paid. The reimbursement amount is limited to the lesser of (i) the amount of taxes actually paid by the borrower for the base year ($557,252) as increased by 3.0% per annum and (ii) a specified amount for each such year equal to the total sales tax revenues, tax increment revenues and business license taxes paid by the tenant, Bass Pro Shops, to the City of Rancho Cucamonga.

BASS PRO SHOPS - RANCHO CUCAMONGA

■	Appraisal. According to the appraisal, the Bass Pro Shops - Rancho Cucamonga Property had an “as-is” appraised value of $49,500,000 as of April 14, 2016.

■	Environmental Matters. According to a Phase I environmental report dated June 14, 2016, there are no recognized environmental conditions or recommendations for further action at the Bass Pro Shops - Rancho Cucamonga Property.

■	Market Overview and Competition. The Bass Pro Shops - Rancho Cucamonga Property is located in southern California, along Interstate 15 in the city of Rancho Cucamonga, approximately 37 miles east of downtown Los Angeles. The Bass Pro Shops - Rancho Cucamonga Property is surrounded by a community with a 2016 average household income of $93,166 and a population of 287,812 within the five-mile radius trade area defined by the appraisal. Interstate 15, located adjacent to the Bass Pro Shops - Rancho Cucamonga Property, provides regional access to the points north and south. Interstate 10, located approximately six miles south of the Bass Pro Shops - Rancho Cucamonga Property, connects the area to points east and west. The Bass Pro Shops - Rancho Cucamonga Property draws customers from throughout southern California as it is the only Bass Pro Shops location in the greater southern California area. The next nearest Bass Pro Shops stores are located in Las Vegas, Nevada and Mesa, Arizona, approximately 229 miles and 352 miles from Bass Pro Shops - Rancho Cucamonga Property, respectively. Additionally, the Bass Pro Shops - Rancho Cucamonga Property is adjacent to Victoria Gardens, a 1.4 million SF lifestyle center that draws over 16.0 million shopper visits annually.

The Bass Pro Shops - Rancho Cucamonga Property competitive set is comprised of recent office leases ranging from 46,000 SF to 143,564 SF within the greater southern California area.

The following table presents certain information relating to certain retail lease comparables provided in the appraisal for the Bass Pro Shops - Rancho Cucamonga Property:

Retail Lease Comparables(1)

	Bass Pro Shops - Rancho Cucamonga Property	The Commons At Chino Hills	Superior Grocers	Hobby Lobby	Equinox Irvine	Dick’s Sporting Goods	Gateway Towne Center	Haggen Supermarket	Grossmont Center
Distance from Subject	-	12.5 miles	12.0 miles	30.0 miles	35.0 miles	36.5 miles	42.0 miles	41.0 miles	95.0 miles
Property Type	Single Tenant	Power Center	Single Tenant	Single Tenant	Single Tenant	Single Tenant	Power Center	Single Tenant	Lifestyle
Year Built	2007	2008	1998	1997	1990	2014	2007	2004	1961
Total GLA	180,000	398,790	62,273	46,000	136,926	83,100	300,000	57,644	924,717
Total Occupancy	100.0%	75.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	97.0%
Tenant	Bass Pro	Hobby Lobby	Superior	Hobby Lobby	Equinox	Dick’s Sporting	Toys/Babies	Haggen	Walmart;
			Grocers		Fitness	Goods	“R” Us		Authority
Lease GLA	180,000	55,000	62,273	46,000	136,926	83,100	74,000	57,644	143,564;
Rent Rate per SF	$18.47	$10.56	$9.96	$14.52	$14.16	$18.24	$22.56	$13.80	$12.00; $12.00
Expense Basis	Mod. Gross	Triple Net	Triple Net	Triple Net	Triple Net	Triple Net	Triple Net	Triple Net	Triple Net
Mod. Gross Equivalent
Rent Rate per SF(2)	-	$15.36	$14.40	$18.72	$19.92	$23.04	$28.68	$21.12	$16.56; $15.96

(1)	Source: Appraisal.

(2)	Mod. Gross Equivalent Rent Rate per SF reflects appraisal estimates and is derived by adding tax and insurance expenses to the triple net rental rates.

■	The Borrower. The borrower is Rancho BP, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bass Pro Shops - Rancho Cucamonga Loan. Forest City Realty Trust, Inc. (“Forest City”) (NYSE: FCE), an indirect owner of the borrower, is the non-recourse carveout guarantor under the Bass Pro Shops - Rancho Cucamonga Loan. Pursuant to the Bass Pro Shops - Rancho Cucamonga Loan documents, the liability of the non-recourse carveout guarantor is specific to certain bankruptcy events of the borrower and limited to the lesser of (i) $5,800,000 and (ii) the outstanding principal balance of the Bass Pro Shops - Rancho Cucamonga Loan.

Rancho BP, LLC is 51.0% indirectly owned by Forest City and 49.0% indirectly owned by QIC Limited (“QIC”), an investment firm owned by the State of Queensland, Australia. Forest City is a real estate company principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. Founded in 1920 and based in Cleveland, Ohio, Forest City’s portfolio comprised

BASS PRO SHOPS - RANCHO CUCAMONGA

$8.8 billion of consolidated assets in 20 states and the District of Columbia, as of March 31, 2016. Weighted average occupancy across Forest City’s retail, office and residential properties was 93.8%, 95.1% and 93.0%, respectively, as of March 31, 2016. Sales at Forest City’s retail properties averaged $558 per SF as of the same date. QIC is one of the largest institutional investment managers in Australia, with $78.5 billion (US$60.4 billion) in funds under management, as of March 31, 2016. The firm offers its global client base infrastructure, real estate, private equity, liquid strategies and multi-asset investment services. QIC has over 500 employees spread across its headquarters in Brisbane, Australia and its offices in New York, San Francisco, Los Angeles, London, Sydney, and Melbourne.

■	Escrows. On the origination date, the borrower was not required to fund any escrow reserves. On each due date, the borrower will be required to fund (i) a tax reserve equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes over the then succeeding 12-month period unless no Bass Pro Shops - Rancho Cucamonga Trigger Period is then in effect and (ii) an insurance reserve equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay the insurance premiums over the then succeeding 12-month period unless no event of default is occurring and insurance coverage is maintained under an approved blanket policy.

A “Bass Pro Shops - Rancho Cucamonga Trigger Period” means any period (i) commencing upon the occurrence of an event of default under the Bass Pro Shops - Rancho Cucamonga Loan and ending when such event of default is no longer continuing, (ii) commencing upon the debt service coverage ratio (as calculated under the Bass Pro Shops - Rancho Cucamonga Loan documents) for the trailing 12-month period falling below 1.20x and ending at the conclusion of the second consecutive calendar quarter for which the debt service coverage ratio is greater than or equal to 1.25x, (iii) commencing upon the occurrence of an event of default under the Bass Pro Shops lease at the Bass Pro Shops - Rancho Cucamonga Property and ending when such event of default is no longer continuing, (iv) commencing upon the tenant under the Bass Pro Shops lease ceasing operations, vacating its space or abandoning its space at the Bass Pro Shops - Rancho Cucamonga Property prior to the maturity date of the Bass Pro Shops - Rancho Cucamonga Loan and ending when, among other things, the tenant under the Bass Pro Shops lease or one or more replacement tenants acceptable to the lender is open for business and is paying rent at the Bass Pro Shops - Rancho Cucamonga Property, (v) commencing upon any bankruptcy action of the tenant under the Bass Pro Shops lease and ending when such bankruptcy action is dismissed without any adverse consequences to the Bass Pro Shops lease, the Bass Pro Shops - Rancho Cucamonga Loan or the Bass Pro Shops - Rancho Cucamonga Property and (vi) commencing upon any bankruptcy action of the guarantor under the Bass Pro Shops lease and ending when (a) such bankruptcy action is dismissed without any adverse consequences to the Bass Pro Shops lease, the Bass Pro Shops - Rancho Cucamonga Loan or the Bass Pro Shops - Rancho Cucamonga Property or (b) the guarantor under the Bass Pro Shops lease is replaced with an entity reasonably acceptable to the lender.

■	Lockbox and Cash Management. The Bass Pro Shops - Rancho Cucamonga Loan is structured with a hard lockbox and springing cash management. The Bass Pro Shops - Rancho Cucamonga Loan documents require the borrower to direct the tenant to pay rent directly to a lender-controlled lockbox account. On each business day, other than during a Bass Pro Shops - Rancho Cucamonga Trigger Period, all amounts on deposit in the cash management account in excess of the amounts required to be paid to or reserved with the lender on the next due date will be swept into a borrower-controlled operating account. Upon the occurrence and during the continuance of a Bass Pro Shops - Rancho Cucamonga Trigger Period, the borrower will have no further access to funds in the lockbox account, and such funds are required to be swept on each business day into the lender-controlled cash management account. On the business day preceding each due date during a Bass Pro Shops - Rancho Cucamonga Trigger Period, the Bass Pro Shops - Rancho Cucamonga Loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and all remaining amounts be reserved in an excess cash flow reserve account.

■	Property Management. The Bass Pro Shops - Rancho Cucamonga Property is self-managed by the borrower. Under the Bass Pro Shops - Rancho Cucamonga Loan documents, any third-party property manager subsequently engaged by the borrower to manage the Bass Pro Shops - Rancho Cucamonga Property must be previously approved by the lender in writing. The lender has the right to replace, or require the borrower to

BASS PRO SHOPS - RANCHO CUCAMONGA

replace, the property manager with a property manager selected by the lender (i) if the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, (ii) during the continuance of an event of default under the Bass Pro Shops - Rancho Cucamonga Loan or (iii) upon the occurrence of a material default by the property manager under the management agreement (after the expiration of any applicable notice or grace periods).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or a similar or subsequent statute) in an amount equal to the full replacement cost of the Bass Pro Shops - Rancho Cucamonga Property (plus loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the Bass Pro Shops - Rancho Cucamonga Property is completed or the expiration of 18 months, whichever first occurs). The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the blanket policy will provide the same protection as would be provided if the Bass Pro Shops - Rancho Cucamonga Property was insured on a stand-alone basis. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

MARRIOTT MIDWEST PORTFOLIO

MARRIOTT MIDWEST PORTFOLIO

CARTIFACT
Minneapolis
St Paul
Edina
Eagan
Milwaukee
Mequon
Menomonee Falls
Brookfield
Wauwatosa
Waukesha
New Berlin
Muskego
Franklin
South Milwaukee
Lake Michigan
Detroit
Romeo
Waterford
Bloomfield
Farmington Hills
Livonia
Dearborn
Canton
Westland
CANADA
MINNESOTA
WISCONSIN
MICHIGAN
IOWA
ILLINOIS
INDIANA
OHIO
Madison
Lansing
Chicago
Des Moines

Marriott Midwest Portfolio

#	Property Name	Address	City/State	Zip Code
1	TownePlace Suites Detroit Dearborn	6101, 6121 & 6141 Mercury Drive	Dearborn, MI	48126
2	SpringHill Suites Minneapolis West	5901 Wayzata Boulevard	St. Louis Park, MN	55416
3	SpringHill Suites Eden Prairie	11552 Leona Road	Eden Prairie, MN	55344
4	TownePlace Suites Milwaukee Brookfield	600, 640 & 650 North Calhoun Road	Brookfield, WI	53005
5	TownePlace Suites Detroit Sterling Heights	14800 & 14880 Lakeside Circle	Sterling Heights, MI	48313
6	TownePlace Suites Minneapolis West	1400 & 1450 Zarthan Avenue South	St. Louis Park, MN	55416
7	TownePlace Suites Eden Prairie	11576 and 11588 Leona Road	Eden Prairie, MN	55344
8	SpringHill Suites Minneapolis St. Paul Airport	3635 Crestridge Drive	Eagan, MN	55122
9	TownePlace Suites Detroit Livonia	17350 and 17450 Fox Drive	Livonia, MI	48152
10	TownePlace Suites Minneapolis St. Paul Airport	3615 Crestridge Drive	Eagan, MN	55122

MARRIOTT MIDWEST PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	10	Loan Seller		PCC
Location (City/State)	Various	Cut-off Date Principal Balance(3)		$27,500,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(3)		$74,796.01
Size (Rooms)	1,103	Percentage of Initial Pool Balance		3.8%
Total TTM Occupancy as of 4/30/2016	76.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 04/30/2016	76.9%	Type of Security		Fee Simple
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		4.72000%
Appraised Value(2)	$136,800,000	Original Term to Maturity (Months)		60
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		60

Underwritten Revenues	$33,112,823
Underwritten Expenses	$20,325,257
Underwritten Net Operating Income (NOI)	$12,787,566	Escrows
Underwritten Net Cash Flow (NCF)	$11,463,053		Upfront	Monthly
Cut-off Date LTV Ratio(3)(4)	60.3%	Taxes	$802,511	$165,745
Maturity Date LTV Ratio(3)(4)	60.3%	Insurance	$100,611	$20,122
DSCR Based on Underwritten NOI / NCF(3)	3.24x / 2.90x	FF&E	$0	$54,633
Debt Yield Based on Underwritten NOI / NCF(3)	15.5% / 13.9%	Other(5)	$14,774,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$82,500,000	60.2%	Purchase Price	$116,696,387	85.2%
Principal’s New Cash Contribution	54,436,233	39.8	Reserves	15,677,121	11.4
			Closing Costs	4,562,725	3.3
Total Sources	$136,936,233	100.0%	Total Uses	$136,936,233	100.0%

(1)	See “—The Mortgaged Properties” below.

(2)	The Appraised Value represents the aggregate “as-if complete” value of $136,800,000, which assumes the property improvement plan (“PIP”) renovations to the Marriott Midwest Portfolio Properties are completed in 2016. The “as-is” value is $119,800,000.

(3)	The Cut-off Date Principal Balance of $27,500,000 represents the non-controlling note A-2 of a $82,500,000 loan combination evidenced by two pari passu notes. The pari passu companion loan is evidenced by the controlling note A-1 in the original principal amount of $55,000,000. Such pari passu companion loan was contributed to the CGCMT 2016-P3 securitization transaction. All statistical financial information related to balances per room, loan-to-value ratios, debt service coverage ratios and debt yield are based on the Marriott Midwest Portfolio Loan Combination.

(4)	The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based on the “as-if complete” value of $136,800,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” value of $119,800,000 are 68.9% and 68.9%, respectively.

(5)	Other upfront reserves include a PIP reserve of $14,724,000 and $50,000 for the cure of certain building code violations, which cure has now been completed. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Marriott Midwest Portfolio Loan”) is part of a loan combination (the “Marriott Midwest Portfolio Loan Combination”) evidenced by two pari passu notes that are secured by a first mortgage encumbering the borrower’s fee interest in a portfolio of ten limited service hotels located in Michigan, Minnesota, and Wisconsin (the “Marriott Midwest Portfolio Properties”). The Marriott Midwest Portfolio Loan (evidenced by note A-2), which represents the non-controlling interest in the Marriott Midwest Portfolio Loan Combination, has an outstanding principal balance as of the Cut-off Date of $27,500,000 and represents approximately 3.8% of the Initial Pool Balance. The related companion loan (the “Marriott Midwest Portfolio Companion Loan”), which has a Cut-off Date Balance of $55,000,000 and is evidenced by note A-1, represents the controlling interest in the Marriott Midwest Portfolio Loan Combination and was contributed to the CGCMT 2016-P3 securitization transaction. The Marriott Midwest Portfolio Loan Combination was originated by Principal Commercial Capital on February 8, 2016. The Marriott Midwest Portfolio Loan Combination has an outstanding principal balance as of the Cut-off Date of $82,500,000 and each note has an interest rate of 4.72000% per annum. The borrower utilized the proceeds of the Marriott Midwest Portfolio Loan Combination to purchase the Marriott Midwest Portfolio Properties, fund reserves and pay origination costs.

The Marriott Midwest Portfolio Loan Combination had an initial term of 60 months and has a remaining term of 56 months as of the Cut-off Date. The Marriott Midwest Portfolio Loan Combination requires interest only payments on each payment date through the scheduled maturity date on March 1, 2021. Voluntary prepayment of the Marriott Midwest Portfolio Loan Combination is prohibited prior to the payment date in December 2020. At any time prior to the payment date in December 2020 and from and after the 25th payment date following the closing date of this securitization (the “Marriott Midwest Portfolio Lockout Date”), the borrower may defease the Marriott Midwest Portfolio Loan Combination in whole, or in part, in connection with a partial release (see “—Release of Collateral” below). The Marriott Midwest Portfolio Loan Combination is prepayable without penalty on or after December 1, 2020.

MARRIOTT MIDWEST PORTFOLIO

■	The Mortgaged Properties. The Marriott Midwest Portfolio Properties consist of ten hotels totaling 1,103 rooms, including three SpringHill Suites hotels and seven TownePlace Suites hotels. All of the hotels operate pursuant to long term franchise agreements with Marriott International, Inc. which expire in 2031 and are undergoing $14,728,386 of franchise-mandated capital upgrades expected to be completed by December 2016. The following table presents certain information relating to the Marriott Midwest Portfolio Properties:

Portfolio Summary

Property	Cut-off Date Allocated Loan Combination Amount	Rooms	Occupancy(1)	Year Built/Year Renovated	Appraised Value(2)	PIP(3)	PIP per Room	UW NCF	UW NCF per Room
TownePlace Suites Detroit Dearborn	$15,860,746	148	86.1%	2001/2014	$26,300,000	$1,830,502	$12,368	$2,646,544	$17,882
SpringHill Suites Minneapolis West	11,036,184	126	77.5	2002/2016	18,300,000	814,006	6,460	1,519,235	12,057
SpringHill Suites Eden Prairie	8,865,132	119	74.1	2001/2016	14,700,000	816,506	6,861	1,233,594	10,366
TownePlace Suites Detroit Sterling Heights	7,417,763	95	79.0	2001/2016	12,300,000	1,133,130	11,928	1,026,349	10,804
TownePlace Suites Milwaukee Brookfield	8,382,675	112	74.9	1998/2014	13,900,000	1,759,983	15,714	994,729	8,882
TownePlace Suites Minneapolis West	7,116,228	106	72.9	2001/2016	11,800,000	1,558,825	14,706	908,747	8,573
TownePlace Suites Eden Prairie	6,875,000	103	74.1	1998/2016	11,400,000	1,438,377	13,965	862,175	8,371
TownePlace Suites Detroit Livonia	6,211,623	95	80.6	2000/2016	10,300,000	1,409,285	14,835	843,032	8,874
SpringHill Suites Minneapolis St. Paul Airport	6,271,930	105	72.4	1997/2016	10,400,000	2,398,381	22,842	780,775	7,436
TownePlace Suites Minneapolis St. Paul Airport	4,462,719	94	80.2	1999/2016	7,400,000	1,569,391	16,696	647,873	6,892
Total / Wtd. Avg.	$82,500,000	1,103	77.2%		$136,800,000	$14,728,386	$13,353	$11,463,053	$10,393

(1)	Source: Third party market report as of April 2016. Reflects average occupancy for 12 months ending April 30, 2016.

(2)	The Appraised Value represents the aggregate “as-if complete” value of $136,800,000, which assumes the PIP renovations to the Marriott Midwest Portfolio Properties are completed in 2016. The “as-is” value is $119,800,000.

(3)	The total PIP of $14,728,386 reflects the actual budgeted capital upgrades at each property versus the upfront PIP reserve of $14,724,000.

The following table presents certain information relating to the 2014 demand analysis with respect to the Marriott Midwest Portfolio Properties based on market segmentation, as provided in the appraisals for the Marriott Midwest Portfolio Properties:

2014 Accommodated Room Night Demand(1)

Property	Commercial	Extended Stay	Leisure	Meeting & Group
TownePlace Suites Detroit Dearborn	35.0%	40.0%	20.0%	5.0%
SpringHill Suites Minneapolis West	40.0%	10.0%	40.0%	10.0%
SpringHill Suites Eden Prairie	45.0%	10.0%	35.0%	10.0%
TownePlace Suites Milwaukee Brookfield	10.0%	70.0%	15.0%	5.0%
TownePlace Suites Detroit Sterling Heights	20.0%	40.0%	35.0%	5.0%
TownePlace Suites Minneapolis West	15.0%	65.0%	15.0%	5.0%
TownePlace Suites Eden Prairie	25.0%	55.0%	15.0%	5.0%
TownePlace Suites Minneapolis St. Paul Airport	25.0%	50.0%	20.0%	5.0%
TownePlace Suites Detroit Livonia	15.0%	60.0%	20.0%	5.0%
SpringHill Suites Minneapolis St. Paul Airport	60.0%	10.0%	20.0%	10.0%
TownePlace Suites Minneapolis St. Paul Airport	25.0%	50.0%	20.0%	5.0%

(1)	Source: Appraisal.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Marriott Midwest Portfolio Properties:

Marriott Midwest Portfolio(1)

	2012	2013	2014	2015	TTM April 2016
Occupancy	69.5%	76.9%	76.8%	78.2%	76.9%
ADR	$90.80	$87.41	$97.40	$103.28	$105.62
RevPAR	$63.15	$67.19	$74.78	$80.73	$81.17

(1)	As provided by the borrower and reflects average occupancy, ADR and RevPAR for the indicated period.

MARRIOTT MIDWEST PORTFOLIO

The following table presents certain information relating to the historical penetration rates for the Marriott Midwest Portfolio Properties, as provided in December 2015 and April 2016 third party market research reports:

Historical Penetration Rates(1)

	2014			2015			TTM April 2016
Property	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TownePlace Suites Detroit Dearborn	136.2%	117.7%	160.4%	139.8%	127.7%	178.5%	143.4%	129.7%	186.0%
SpringHill Suites Minneapolis West	115.1%	107.3%	123.5%	116.1%	108.4%	125.9%	115.7%	107.2%	124.0%
SpringHill Suites Eden Prairie	107.4%	93.3%	100.2%	104.7%	96.2%	100.7%	104.7%	96.8%	101.3%
TownePlace Suites Milwaukee Brookfield	126.4%	123.1%	155.7%	128.5%	118.6%	152.4%	135.4%	118.6%	160.7%
TownePlace Suites Detroit Sterling Heights	109.1%	108.5%	118.3%	109.2%	109.8%	119.9%	109.3%	111.5%	121.9%
TownePlace Suites Minneapolis West	117.0%	127.3%	148.8%	120.5%	129.9%	156.5%	114.2%	128.6%	147.0%
TownePlace Suites Eden Prairie	120.0%	113.0%	135.6%	111.4%	121.4%	135.2%	112.6%	119.5%	134.5%
SpringHill Suites Minneapolis St. Paul Airport	97.7%	107.7%	105.2%	97.3%	110.6%	107.6%	95.1%	111.1%	105.6%
TownePlace Suites Detroit Livonia	104.2%	121.1%	126.3%	111.2%	112.8%	125.4%	103.5%	120.2%	124.3%
TownePlace Suites Minneapolis St. Paul Airport	90.3%	132.7%	119.9%	110.8%	132.2%	146.5%	113.2%	129.8%	147.0%
Average	112.3%	115.2%	129.4%	115.0%	116.8%	134.9%	114.7%	117.3%	135.2%

(1)	Source: Third party market research reports dated December 2015 and April 2016.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Marriott Midwest Portfolio Properties:

Cash Flow Analysis(1)

	2013(2)	2014(2)	2015	TTM April 2016	Underwritten	Underwritten $ per Room
Room Revenue	$27,049,100	$30,107,324	$32,500,161	$32,678,782	$32,678,912	$29,627
Food & Beverage Revenue	59,840	82,975	67,687	105,220	105,220	95
Other Revenue(3)	222,967	220,808	403,728	328,691	328,691	298
Total Revenue	$27,331,907	$30,411,107	$32,971,576	$33,112,693	$33,112,823	$30,021

Room Expense	$6,352,187	$6,777,598	$7,139,168	$6,955,271	$6,955,308	$6,306
Food & Beverage Expense	5,969	8,480	5,337	12,846	12,846	12
Other Expense	240,677	236,100	461,027	465,013	465,013	422
Total Departmental Expense	$6,598,833	$7,022,178	$7,605,532	$7,433,130	$7,433,167	$6,739
Total Undistributed Expense	9,278,620	10,224,131	10,810,523	11,241,682	11,195,178	10,150
Total Fixed Charges	1,622,650	1,698,244	1,651,060	1,664,172	1,696,912	1,538
Total Operating Expenses	$17,500,103	$18,944,553	$20,067,115	$20,338,984	$20,325,257	$18,427

Net Operating Income	$9,831,804	$11,466,554	$12,904,461	$12,773,709	$12,787,566	$11,593
FF&E	1,093,275	1,216,445	1,318,862	1,324,508	1,324,513	1,201
Net Cash Flow	$8,738,529	$10,250,109	$11,585,599	$11,449,201	$11,463,053	$10,393

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the underwritten cash flow.

(2)	Net Operating Income in 2014 increased due to ADR growth of 11% between 2013 and 2014.

(3)	Other Revenue consists of telephone and other supplemental revenue.

■	Appraisal. According to appraisal valuations dated between November 30, 2015 and December 2, 2015, the Marriott Midwest Portfolio Properties had an aggregate “as-is” appraised value of $119,800,000, which takes into account a $14,728,386 deduction for franchise-mandated capital upgrades. The Marriott Midwest Portfolio Properties have an aggregate “as-if complete” appraised value of $136,800,000, as of dates ranging from November 2015 to December 2015, assuming completion of the franchise mandated capital upgrades at the ten Marriott Midwest Portfolio Properties in 2016.

■	Environmental Matters. According to Phase I environmental reports dated between December 8, 2015 and December 10, 2015, the environmental consultant did not identify evidence of any recognized environmental conditions at any of the Marriott Midwest Portfolio Properties.

MARRIOTT MIDWEST PORTFOLIO

■	Market Overview and Competition. The Marriott Midwest Portfolio Properties consist of ten Marriott flagged hotels, including three SpringHill Suites hotels, and seven TownePlace Suites hotels. The Marriott Midwest Portfolio Properties are located within three separate markets across three different states.

TownePlace Suites Detroit Dearborn Property

The TownePlace Suites Detroit Dearborn property is located in the Detroit-Warren-Livonia Metropolitan Statistical Area (“MSA”). According to the appraisal, the TownePlace Suites Detroit Dearborn property’s competitive set collectively had an average occupancy of 66.7%, ADR of $90.78, and RevPAR of $60.59 during 2014.

The following table presents certain information relating to the primary competition for the TownePlace Suites Detroit Dearborn property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
TownePlace Suites Detroit Dearborn	148	2001	84%	$102.03	$86.04
Best Western Greenfield Inn	209	1966	53%	$71.00	$37.63
Comfort Inn Near Greenfield Village	116	1990	61%	$90.00	$54.90
Holiday Inn Express & Suites Allen Park Dearborn	121	1999	72%	$107.00	$77.04
Extended Stay America Detroit Dearborn	93	2002	70%	$82.00	$57.40
Total	687

(1)	Source: Appraisal.

SpringHill Suites Minneapolis West Property

The SpringHill Suites Minneapolis West property is located in the Minneapolis/St. Paul, MN-WI MSA. According to the appraisal, the SpringHill Suites Minneapolis West property’s competitive set collectively had an average occupancy of 67.4%, ADR of $108.63, and RevPAR of $73.26 during 2014.

The following table presents certain information relating to the primary competition for the SpringHill Suites Minneapolis West property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
SpringHill Suites Minneapolis West	126	2002	76%	$115.34	$87.88
Sheraton Hotel Minneapolis West	220	1985	69%	$119.00	$82.11
Best Western Plymouth Hotel & Conference Center	149	1973	60%	$87.00	$52.20
La Quinta Inns & Suites Minneapolis Minnetonka	127	1990	60%	$88.00	$52.80
Holiday Inn Express & Suites Minneapolis Golden Valley	117	1995	63%	$117.00	$73.71
Country Inn & Suites Minneapolis West	132	1995	66%	$98.00	$64.68
Homewood Suites Minneapolis St. Louis Park @ West End	125	2010	78%	$125.00	$97.50
Total	996

(1)	Source: Appraisal.

MARRIOTT MIDWEST PORTFOLIO

SpringHill Suites Eden Prairie Property

The SpringHill Suites Eden Prairie property is located in the Minneapolis/St. Paul, MN-WI MSA. According to the appraisal, the SpringHill Suites Eden Prairie property’s competitive set collectively had an average occupancy of 69.7%, ADR of $115.53, and RevPAR of $80.56 during 2014.

The following table presents certain information relating to the primary competition for the SpringHill Suites Eden Prairie property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
SpringHill Suites Eden Prairie	119	2001	74%	$109.11	$80.62
Holiday Inn Express & Suites Minneapolis Minnetonka	93	1997	70%	$111.00	$77.70
Hilton Garden Inn Minneapolis Eden Prairie	97	2000	75%	$131.00	$98.25
Courtyard Minneapolis Eden Prairie	149	1989	68%	$115.00	$78.20
Hyatt Place Minneapolis Eden Prairie	126	1997	67%	$121.00	$81.07
Fairfield Inn & Suites Minneapolis Eden Prairie	90	1997	65%	$104.00	$67.60
Total	674

(1)	Source: Appraisal.

TownePlace Suites Milwaukee Brookfield Property

The TownePlace Suites Milwaukee Brookfield property is located in the Milwaukee-Waukesha-West Allis MSA. According to the appraisal, the TownePlace Suites Milwaukee Brookfield property’s competitive set collectively had an average occupancy of 63.3%, ADR of $75.53, and RevPAR of $47.85 during 2014.

The following table presents certain information relating to the primary competition for the TownePlace Suites Milwaukee Brookfield property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
TownePlace Suites Milwaukee Brookfield	112	1998	77%	$88.17	$67.76
Hampton Inn Milwaukee Brookfield	119	1988	67%	$80.00	$53.60
Quality Inn Brookfield	129	1989	62%	$74.00	$45.88
Extended Stay America Milwaukee Waukesha	122	1997	56%	$66.00	$36.96
Extended Stay America Milwaukee Brookfield	138	1998	57%	$67.00	$38.19
Total	620

(1)	Source: Appraisal.

MARRIOTT MIDWEST PORTFOLIO

TownePlace Suites Detroit Sterling Heights Property

The TownePlace Suites Detroit Sterling Heights property is located in the Detroit-Warren-Livonia MSA. According to the appraisal, the TownePlace Suites Detroit Sterling Heights property’s competitive set collectively had an average occupancy of 75.2%, ADR of $82.67, and RevPAR of $62.14 during 2014.

The following table presents certain information relating to the primary competition for the TownePlace Suites Detroit Sterling Heights property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
TownePlace Suites Detroit Sterling Heights	95	2001	81%	$88.24	$71.19
Comfort Inn Utica	101	1988	65%	$72.00	$46.80
La Quinta Inns & Suites Detroit Utica	102	1997	68%	$78.00	$53.04
Extended Stay America Detroit Warren	59	1997	85%	$64.00	$54.40
Staybridge Suites Detroit Utica	91	2001	78%	$90.00	$70.20
Holiday Inn Express & Suites Detroit Utica	104	2007	79%	$95.00	$75.05
Total	552

(1)	Source: Appraisal.

TownePlace	Suites Minneapolis West Property

The TownePlace Suites Minneapolis West property is located in the Minneapolis/St. Paul, MN-WI MSA. According to the appraisal, the TownePlace Suites Minneapolis West property’s competitive set collectively had an average occupancy of 64.4%, ADR of $79.87, and RevPAR of $51.45 during 2014.

The	following table presents certain information relating to the primary competition for the TownePlace Suites Minneapolis West property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
TownePlace Suites Minneapolis West	106	2001	73%	$96.22	$70.21
Days Inn Plymouth Minneapolis West	113	1977	54%	$50.00	$27.00
La Quinta Inns & Suites Minneapolis Minnetonka	127	1990	60%	$88.00	$52.80
Holiday Inn Express & Suites Minneapolis Golden Valley	117	1995	63%	$117.00	$73.71
Extended Stay America Minneapolis Maple Grove	104	1998	74%	$43.50	$32.19
Total	567

(1)	Source: Appraisal.

MARRIOTT MIDWEST PORTFOLIO

TownePlace Suites Eden Prairie Property

The TownePlace Suites Eden Prairie property is located in the Minneapolis/St. Paul, MN-WI MSA. According to the appraisal, the TownePlace Suites Eden Prairie property’s competitive set collectively had an average occupancy of 67.1%, ADR of $79.01, and RevPAR of $53.02 during 2014.

The following table presents certain information relating to the primary competition for the TownePlace Suites Eden Prairie property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
TownePlace Suites Eden Prairie	103	1998	78%	$86.69	$67.17
AmericInn Chanhassen	77	1998	61%	$74.00	$45.14
Extended Stay America Minneapolis Eden Prairie Valley View Road	104	1998	69%	$66.00	$45.54
Extended Stay America Minneapolis Eden Prairie Technology Drive	98	1998	67%	$68.00	$45.56
Best Western Eden Prairie Inn	54	1985	56%	$73.00	$40.88
Fairfield Inn & Suites Minneapolis Eden Prairie	90	1997	65%	$104.00	$67.60
Total	526

(1)	Source: Appraisal.

SpringHill Suites Minneapolis St. Paul Airport Property

The SpringHill Suites Minneapolis St. Paul Airport property is located in the Minneapolis/St. Paul, MN-WI MSA. According to the appraisal, the SpringHill Suites Minneapolis St. Paul Airport property’s competitive set collectively had an average occupancy of 74.7%, ADR of $100.15, and RevPAR of $74.79 during 2014.

The following table presents certain information relating to the primary competition for the SpringHill Suites Minneapolis St. Paul Airport property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
SpringHill Suites Minneapolis St. Paul Airport	105	1997	73%	$106.30	$77.84
Quality Inn & Suites Eagan	120	1994	65%	$78.00	$50.70
Hampton Inn Minneapolis Eagan	122	1994	73%	$103.00	$75.19
Hilton Garden Inn Minneapolis Eagan	99	1998	86%	$111.00	$95.46
Fairfield Inn & Suites Minneapolis St. Paul Airport	119	2001	78%	$101.00	$78.78
Total	565

(1)	Source: Appraisal.

MARRIOTT MIDWEST PORTFOLIO

TownePlace Suites Detroit Livonia Property

The TownePlace Suites Detroit Livonia property is located in the Detroit-Warren-Livonia MSA. According to the appraisal, the TownePlace Suites Detroit Livonia property’s competitive set collectively had an average occupancy of 74.5%, ADR of $74.34, and RevPAR of $55.37 during 2014.

The following table presents certain information relating to the primary competition for the TownePlace Suites Detroit Livonia property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
TownePlace Suites Detroit Livonia	95	2000	77%	$87.80	$67.84
Extended Stay America Detroit Novi Haggerty Road	125	1997	68%	$53.00	$36.04
Fairfield Inn & Suites Detroit Livonia	100	1999	78%	$91.00	$70.98
TownePlace Suites Detroit Novi	94	1999	83%	$89.00	$73.87
Hawthorn Suites by Wyndham Detroit Farmington Hills	123	2000	71%	$70.00	$49.70
Extended Stay America Detroit Novi Orchard Hill Place	86	2000	78%	$49.00	$38.22
Extended Stay America Detroit Canton	104	2001	65%	$56.00	$36.40
Hampton Inn Suites Detroit Canton	90	2009	80%	$98.00	$78.40
Total	817

(1)	Source: Appraisal.

TownePlace Suites Minneapolis St. Paul Airport Property

The TownePlace Suites Minneapolis St. Paul Airport property is located in the Minneapolis/St. Paul, MN-WI MSA. According to the appraisal, the TownePlace Suites Minneapolis St. Paul Airport property’s competitive set collectively had an average occupancy of 78.7%, ADR of $67.39, and RevPAR of $53.02 during 2014.

The following table presents certain information relating to the primary competition for the TownePlace Suites Minneapolis St. Paul Airport property:

Competitive Set(1)

Property	Number of Rooms	Year Built	2014 Occupancy	2014 ADR	2014 RevPAR
TownePlace Suites Minneapolis St. Paul Airport	94	1999	72%	$84.63	$61.23
Extended Stay America Minneapolis Airport Eagan North	128	1998	81%	$57.00	$46.17
Staybridge Suites Eagan Airport South Mall Area	89	2000	86%	$89.00	$76.54
Extended Stay America Minneapolis Airport Eagan	104	1997	75%	$54.00	$40.50
Microtel Inn & Suites by Wyndham Eagan	82	1999	79%	$56.50	$44.64
Total	497

(1)	Source: Appraisal.

MARRIOTT MIDWEST PORTFOLIO

■	The Borrower. The borrower is comprised of ten separate single-purpose borrowing entities, each owned by the same single-purpose sole member with two independent directors, which in turn is owned by a corporate services provider to accommodate a Shari’ah compliant loan structure. Leslie Ng, Chief Investment Officer of Interstate Hotels & Resorts, and Paul Nussbaum, founder and Chairman of Waramaug LS Hotels IV LLC, will serve as the guarantors of certain non-recourse carveouts under the Marriott Midwest Portfolio Loan Combination. Certain indirect owners of the master lessees (described below) are members of the Islamic faith and require a Shari’ah compliant loan structure. See “Risk Factors – Risks Relating to Shari’ah Compliant Loans” and “Description of the Mortgage Pool – Statistical Characteristics of the Mortgage Loans – Shari’ah Compliant Loans” in the Preliminary Prospectus. In order to facilitate a Shari’ah compliant loan structure, the borrower master leases the Marriott Midwest Portfolio Properties to ten individual master lessees (under a single master lease). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Midwest Portfolio Loan Combination.

The master lessees are owned by a joint venture between affiliates of Gatehouse Capital Economic and Financial Consultancy K.S.C.C. (“Gatehouse”) and investors to whom Gatehouse has syndicated such interests as contemplated in the Marriott Midwest Portfolio Loan Combination documents (90%) and Interstate Hotels & Resorts, Inc./Waramaug LS Hotels IV LLC (10%). Gatehouse is an international real estate investment advisory firm based in Kuwait and is affiliated with Gatehouse Bank plc, which manages a reported $1.5 billion in U.S. assets. Gatehouse structures, manages, and monitors global real estate products on behalf of its investors without compromising their Shari’ah values and beliefs. In the United States, Gatehouse investments are managed by its associate, Arch Street Capital Advisors, a full service real estate investment advisory firm that has advised on more than a reported $5.5 billion in United States real estate transactions since 2003. Interstate Hotels & Resorts, Inc. is a leading global hotel management company operating 430 hotels with 75,000 rooms located throughout the U.S. and around the world. Waramaug LS Hotels IV LLC is a privately held investment group that owned 44 full and select service hotels as of June 2016. The joint venture which owns the master lessees is indirectly co-managed by (i) an affiliate of Interstate Hotels & Resorts, Inc. and (ii) Waramaug LS Hotels IV LLC, which is managed by Paul Nussbaum.

■	Escrows. On the origination date, the borrower funded aggregate reserves of $15,677,121 with respect to the Marriott Midwest Portfolio Properties comprised of: (i) $802,511 for real estate tax expenses, (ii) $100,611 for insurance expenses, (iii) $14,724,000 for PIP costs and expenses (the “PIP Reserve Funds”), and (iv) $50,000 for remediation of building code violations at the SpringHill Suites Minneapolis West property, which remediation has now been completed.

On each payment date, the borrower is required to fund (i) a tax reserve in an amount that the lender estimates annual taxes and assessments assessed or levied against the Marriott Midwest Portfolio Properties, (ii) an insurance reserve in an amount that the lender estimates annual premiums for insurance, and (iii) an FF&E reserve in an amount equal to one-twelfth of the greater of (a) the annual amount required for replacement of certain furniture, fixtures and equipment under the franchise agreement and/or management agreement and (b) 2.0% of total revenues from the Marriott Midwest Portfolio Properties from the origination date through February 2017, 3.0% of total revenues from the Marriott Midwest Portfolio Properties from March 2017 through February 2018, and 4.0% of total revenues from the Marriott Midwest Portfolio Properties from March 2018 thereafter.

■	Lockbox and Cash Management. The Marriott Midwest Portfolio Loan Combination is structured with a hard lockbox and springing cash management. The Marriott Midwest Portfolio Loan Combination documents require the borrower to direct credit card companies to remit all credit card receivables to one or more lender-controlled lockbox accounts and require that all cash revenues relating to the Marriott Midwest Portfolio Properties and all other money received by the borrower, master lessees or the property manager with respect to the Marriott Midwest Portfolio Properties be deposited into such lockbox accounts within two business days following receipt. Provided no Marriott Midwest Portfolio Trigger Event (as defined below) is continuing, all funds in the lockbox accounts are swept daily into the master lessees’ operating accounts. Upon the occurrence and during the continuance of a Marriott Midwest Portfolio Trigger Event, amounts in the lockbox accounts are required to be swept to a lender-controlled cash management account and applied in accordance with the Marriott Midwest

MARRIOTT MIDWEST PORTFOLIO

Portfolio Loan Combination documents, and excess cash is required to be swept and held as additional collateral for the Marriott Midwest Portfolio Loan Combination.

A “Marriott Midwest Portfolio Trigger Event” means the period (A) commencing upon the earliest of (i) an event of default beyond notice and cure periods under the Marriott Midwest Portfolio Loan Combination, (ii) the debt yield falling below 8.0%, (iii) the failure to maintain in full force and effect any franchise agreement, and (iv) the guarantors’ failure to collectively satisfy applicable guarantor financial covenants and provide a substitute or additional guarantor within 30 days that, collectively with all other guarantors, satisfies such financial covenants in accordance with the Marriott Midwest Portfolio Loan Combination documents; and (B) expiring upon (w) with regard to clause (i) above, the curing of all events of default, (x) with regard to clause (ii) above, the debt yield being greater than 8.25% for two consecutive calendar quarters, (y) with regard to clause (iii) above, the borrower entering into an acceptable replacement franchise agreement as reasonably approved by the lender, and (z) with regard to clause (iv) above, the guarantor financial covenants being satisfied for two consecutive quarters, or a substitute or additional guarantor being provided which results in the satisfaction of the financial covenants, as determined by the lender in its sole discretion in accordance with the Marriott Midwest Portfolio Loan Combination documents.

■	Property Management. The Marriott Midwest Portfolio Properties are managed by Interstate Management Company, LLC, an affiliate of the master lessees. Under the Marriott Midwest Portfolio Loan Combination documents, the lender has the right, subject to the franchisor’s approval to the extent such approval is required under the terms of any applicable franchise agreement, to cause the borrower to terminate (or cause the master lessee to terminate) the management agreement and replace the property manager upon (i) an event of default beyond notice and cure periods under the Marriott Midwest Portfolio Loan Combination; (ii) the property manager’s fraud, gross negligence or willful misconduct or the property manager's default under any management agreement, which default continues beyond any applicable notice and cure period; (iii) the borrower’s or master tenant’s failure to maintain in full force and effect any franchise agreement; (iv) the property manager becoming insolvent; or (v) an event occurring under any management agreement which permits the borrower or master tenant to terminate the property manager.

■	Release of Collateral. Provided no event of default beyond notice and cure periods under the Marriott Midwest Portfolio Loan Combination is then continuing, at any time from and after the Marriott Midwest Portfolio Lockout Date, and prior to December 1, 2020, the borrower may obtain the release of one or more of the Marriott Midwest Portfolio Properties from the lien of the Marriott Midwest Portfolio Loan Combination in connection with a bona fide third-party sale of such properties, subject to the satisfaction of certain conditions set forth in the Marriott Midwest Portfolio Loan Combination documents, including among others: (a) the principal balance defeased equals 125% of the allocated loan amount for each of the Marriott Midwest Portfolio Properties being released; (b) the debt service coverage ratio for the remaining properties is not less than the greater of the debt service coverage ratio prior to the release and 2.92x; (c) the loan-to-value ratio on the remaining properties does not exceed the lesser of the loan-to-value ratio immediately preceding such release and 60.3%, (d) the aggregate appraised value of any Detroit MSA properties (the TownePlace Suites Detroit Dearborn property, the TownePlace Suites Detroit Livonia property and the TownePlace Suites Detroit Sterling Heights property) in the remaining portfolio of properties does not exceed 50% of the aggregate appraised value of all the remaining properties; (e) the debt yield is not less than the greater of the debt yield prior to the release and 14%; (f) delivery of rating agency confirmation with respect to such partial release; (g) the satisfaction of certain REMIC requirements, (h) if the individual property being released is either of the TownePlace Suites Detroit Dearborn property or the TownePlace Suites Detroit Livonia property, the borrower provides evidence of the waiver of or compliance with certain rights of first offer or first refusal with respect to such sale; (i) if the individual property being released is either of the TownePlace Suites Eden Prairie property or the SpringHill Suites Eden Prairie property, such partial release is consummated simultaneously with a partial release of both of such properties; (j) if the individual property being released is either of the TownePlace Suites Minneapolis St. Paul Airport property or the SpringHill Suites Minneapolis St. Paul Airport property, such partial release is consummated simultaneously with a partial release of both of such properties; and (k) if the individual property being released is either of the TownePlace Suites Minneapolis West

MARRIOTT MIDWEST PORTFOLIO

property or the SpringHill Suites Minneapolis West property, such partial release is consummated simultaneously with a partial release of both of such properties.

■	Right of Reverter. Under an indenture pursuant to which the TownePlace Suites Detroit Dearborn property was conveyed to the prior owner, the grantor of the TownePlace Suites Detroit Dearborn property has a right of reverter on the TownePlace Suites Detroit Dearborn property upon certain termination events resulting from violation of certain use and other restrictions in the indenture. If such right is exercised, the borrower’s fee interest in the TownePlace Suites Detroit Dearborn property will be terminated, and the grantor must pay the borrower an amount equal to the market value of the TownePlace Suites Detroit Dearborn property, determined by an appraisal process. The Marriott Midwest Portfolio Loan Combination documents require that any proceeds of the right of reverter be deposited with the lender and may, in the lender's sole discretion, either (i) be held as additional security for the Marriott Midwest Portfolio Loan Combination or (ii) be applied to the indebtedness. The Marriott Midwest Portfolio Loan Combination documents also provide that the reversion of the TownePlace Suites Detroit Dearborn property to an entity other than the borrower pursuant to the exercise of the right of reverter, other than in connection with satisfaction of the requirements in the loan documents for a partial release including without limitation the requirements for a partial defeasance, is an event of default. The TownePlace Suites Detroit Dearborn property is also subject to a right of first refusal, and the TownePlace Suites Detroit Livonia property is subject to a right of first offer. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” in the Preliminary Prospectus.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy, with a deductible no greater than $50,000, that provides coverage for terrorism in an amount equal to the full replacement cost of the Marriott Midwest Portfolio Properties (plus 18 months of rental loss and/or business interruption coverage with an additional period of indemnity covering the six months following restoration). If TRIPRA or a similar or subsequent statute is not in effect, provided that terrorism coverage is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Marriott Midwest Portfolio Loan Combination, but the borrower is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Marriott Midwest Portfolio Properties’ property and business interruption/rental loss insurance required under the Marriott Midwest Portfolio Loan Combination documents (without giving effect to the cost of the terrorism or earthquake components of the property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower must purchase the maximum amount of terrorism insurance available with funds equal to such amount. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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FED EX CROSSED LOANS

FED EX CROSSED LOANS

FED EX CROSSED LOANS

Fed Ex Atlanta
7520 Factory Shoals Road Southwest
Austell, GA 30168
Atlanta
Smyrna
Mableton
Austell
East Point
College Park
Hapeville
Forest Park
Union City
Williamsburg Park
DOBBINS AIRFORCE BASE
FULTON COUNTY AIRPORT-BROWN FIELD
HARTSFIELD-JACKSON ATLANTA INTERNATIONAL AIRPORT
CUMBERLAND
NORTH BUCKHEAD
WEST PACES FERRY/ NORTHSIDE
BRANDON
OAKDALE
PEACHTREE HEIGHTS
LINDBERGH
PIEDMONT HEIGHTS
UNDERWOOD HILLS
ROCKDALE
BERKELEY PARK
ARTS CENTER
MORNINGSIDE LENOX PARK
MIDTOWN
DOWNTOWN
CASCADE HEIGHTS
ADAMS PARK
BEN HILL
WESTSIDE HILLS
GREENBRIAR
PRINCETON LAKES
CLIFTONDALE
RIVER PARK
THOMASVILLE
LAKEWOOD HEIGHTS
CARTIFACT

FED EX CROSSED LOANS

FED EX CROSSED LOANS

FED EX CROSSED LOANS

Fed Ex West Palm Beach
7358 7th Place North
West Palm Beach, FL 33411
West Palm Beach
Royal Palm Beach
Wellington
Palm Beach
Riviera Beach
North Palm Beach
Lake Park
Palm Beach Shores
Mangonia Park
Cloud Lake
Glen Ridge
Lake Clarke Shores
Palm Springs
Greenacres
Lake Worth
Atlantis
South Palm Beach
Lantana
Manalapan
Hypoluxo
Aberdeen
PALM BEACH INTERNATIONAL AIRPORT
PALM BEACH COUNTY PARK AIRPORT
Atlantic Ocean
Jacksonville
Tallahassee
Lake City
Daytona Beach
Orlando
Palm Bay
Tampa
Sarasota
FL
Fort St Lucie
West Palm Beach
Cape Coral
Naples
Miami
Gulf of Mexico
AL
GA

FED EX CROSSED LOANS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		CGMRC
Location (City/State)	Various	Cut-off Date Principal Balance(1)(3)		$26,037,500
Property Type	Industrial	Cut-off Date Principal Balance per SF(1)(2)		$97.03
Size (SF)(1)	536,687	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 7/1/2016	100.0%	Number of Related Mortgage Loans(4)		4
Owned Occupancy as of 7/1/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate		4.24600%
Appraised Value(1)	$95,850,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		0
		Original Interest Only Term (Months)	120

Underwritten Revenues	$6,626,359
Underwritten Expenses	$1,050,967	Escrows
Underwritten Net Operating Income (NOI)	$5,575,392
Underwritten Net Cash Flow (NCF)	$5,370,387		Upfront	Monthly
Cut-off Date LTV Ratio(1)(2)	54.3%	Taxes	$413,075	$0
Maturity Date LTV Ratio(1)(2)	54.3%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)(2)	2.49x / 2.40x	Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)(2)	10.7% /10.3%	Other(5)	$1,290,256	$0

Sources and Uses(1)
Sources	$	%	Uses	$	%
Crossed Loan Combination Amount	$52,075,000	53.6%	Purchase Price	$94,707,139	97.4%
Principal’s New Cash Contribution	43,831,297	45.1	Reserves	1,703,331	1.8
Other Sources	1,286,500	1.3	Closing Costs	782,327	0.8
Total Sources	$97,192,797	100.0%	Total Uses	$97,192,797	100.0%

(1)	The Fed Ex Atlanta Loan and the Fed Ex West Palm Beach Loan each is part of a loan combination, which loan combinations are cross-collateralized and cross-defaulted with one another. All information herein represents the Fed Ex Atlanta Loan and the Fed Ex West Palm Beach Loan presented as one mortgage loan, except as otherwise specified below. With respect to each of the Fed Ex Atlanta Loan and the Fed Ex West Palm Beach Loan, the loan-to-value ratio, debt service coverage ratio and debt yield for each such mortgage loan is based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by both mortgage loans. On an individual basis, without regard to the cross-collateralization feature, a related mortgage loan may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein.
(2)	Calculated based on the aggregate outstanding principal balance of the Fed Ex Crossed Loan Combinations (as defined below).
(3)	The Cut-off Date Principal Balance of $26,037,500 represents the aggregate of the non-controlling note A-2 of the $28,400,000 Fed Ex Atlanta Loan Combination and the non-controlling note A-2 of the $23,675,000 Fed Ex West Palm Beach Loan Combination. The Fed Ex Atlanta Loan Combination and the Fed Ex West Palm Beach Loan Combination are each comprised of two pari passu notes. The Fed Ex Atlanta Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of $14,200,000, is currently held by Bank of America, N.A. and expected to be contributed to one or more future commercial mortgage securitization transactions. The Fed Ex West Palm Beach Companion Loan, which is evidenced by the controlling note A-1 and has an outstanding principal balance as of the Cut-off Date of $11,837,500, is currently held by Bank of America, N.A. and expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loans” below.
(4)	The borrower sponsor, PA-SC Venture I LLC, is also the borrower sponsor with respect to each of the following mortgage loans: (i) Fed Ex Fife and (ii) Fed Ex Boulder. PA-SC Venture I Equity Sub LLC, the non-recourse carveout guarantor of the Fed Ex Crossed Loans, is also the guarantor of the non-recourse carveouts under each of the two foregoing mortgage loans. See “—The Borrowers” below.
(5)	The other upfront reserves of $1,290,256 are for change orders ($831,578), general contract completion and punch list items ($278,796) and overpaid rent ($179,882). See “—Escrows” below.

■	The Mortgage Loans. The mortgage loans (the “Fed Ex Atlanta Loan” and the “Fed Ex West Palm Beach Loan”, together, the “Fed Ex Crossed Loans”) are cross-collateralized and cross-defaulted with one another.

The Fed Ex Atlanta Loan is part of a loan combination (the “Fed Ex Atlanta Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a 311,489 SF industrial building located in Atlanta, Georgia (the “Fed Ex Atlanta Property”). The Fed Ex Atlanta Loan, which is evidenced by note A-2 and represents the non-controlling interest in the Fed Ex Atlanta Loan Combination, had an original principal balance of $14,200,000, has a Cut-off Date Balance of $14,200,000, and represents approximately 2.0% of the Initial Pool Balance. The related companion loan (the “Fed Ex Atlanta Companion Loan”), which is evidenced by note A-1 and represents the controlling interest in the Fed Ex Atlanta Loan Combination, is currently held by Bank of America, N.A. and expected to be contributed to one or more future commercial mortgage securitization transactions. The Fed Ex Atlanta Companion Loan had an original principal balance of $14,200,000 and has an outstanding principal balance as of the Cut-off Date of $14,200,000. The Fed Ex Atlanta Loan Combination was co-originated by Citigroup Global Markets Realty Corp. and Bank of America, N.A. on May 19, 2016. The Fed Ex Atlanta Loan Combination had an original principal balance of $28,400,000 and has an outstanding principal balance as of the Cut-off Date of $28,400,000.

The Fed Ex West Palm Beach Loan is part of a loan combination (the “Fed Ex West Palm Beach Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a 225,198 SF industrial building located in West Palm Beach, Florida (the “Fed Ex West Palm Beach Property”). The Fed Ex West Palm Beach Loan, which is evidenced by note A-2 and represents the non-controlling interest in the Fed Ex West Palm Beach Loan Combination, had an original principal balance of

FED EX CROSSED LOANS

$11,837,500, has a Cut-off Date Balance of $11,837,500, and represents approximately 1.6% of the Initial Pool Balance. The related companion loan (the “Fed Ex West Palm Beach Companion Loan”), which is evidenced by note A-1 and represents the controlling interest in the Fed Ex West Palm Beach Loan Combination, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Fed Ex West Palm Beach Companion Loan had an original principal balance of $11,837,500 and has an outstanding principal balance as of the Cut-off Date of $11,837,500. The Fed Ex West Palm Beach Loan Combination was co-originated by Citigroup Global Markets Realty Corp. and Bank of America, N.A. on May 19, 2016. The Fed Ex West Palm Beach Loan Combination had an original principal balance of $23,675,000 and has an outstanding principal balance as of the Cut-off Date of $23,675,000.

The Fed Ex Atlanta Loan Combination and the Fed Ex West Palm Beach Loan Combination are referred to individually as a “Fed Ex Crossed Loan Combination” and collectively as the “Fed Ex Crossed Loan Combinations.” The Fed Ex Atlanta Property and the Fed Ex West Palm Beach Property are each referred to individually as a “Fed Ex Crossed Loans Property” and collectively as the “Fed Ex Crossed Loans Properties”.

The Fed Ex Crossed Loans have an aggregate outstanding principal balance as of the Cut-off Date of $26,037,500, which represents approximately 3.6% of the Initial Pool Balance, and each Fed Ex Crossed Loan accrues interest at an interest rate of 4.24600% per annum. The proceeds of each Fed Ex Crossed Loan Combination were used for the acquisition of the related Fed Ex Crossed Loans Property, to pay closing costs and to fund related reserves.

The Fed Ex Crossed Loans had an initial term of 120 months and have a remaining term of 119 months as of the Cut-off Date. The Fed Ex Crossed Loans require interest only payments on each due date. The scheduled maturity date of the Fed Ex Crossed Loans is the due date in June 2026. Defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the closing date of the last securitization into which any portion of a Fed Ex Crossed Loan Combination is deposited. Voluntary prepayment of the Fed Ex Crossed Loans, without prepayment premium or yield maintenance charge, is permitted on or after the due date in March 2026.

■	The Mortgaged Properties. The Fed Ex Crossed Loans Properties consist of two newly constructed industrial distribution centers built for Fed Ex located in Atlanta, Georgia and West Palm Beach, Florida. The Fed Ex Crossed Loans Properties, comprising an aggregate 536,687 SF, were constructed in 2016. As of July 1, 2016, Total Occupancy and Owned Occupancy were both 100.0%.

The following table presents certain information relating to the Fed Ex Crossed Loans Properties:

Property Name	Year Built / Renovated	Total GLA	% Office Finish	Ceiling Clear Height (feet)	Occupancy(1)	Cut-off Date Loan Amount	Appraised Value	UW NCF
Fed Ex Atlanta	2016 / NAP	311,489	4.8%	31-32	100.0%	$14,200,000	$51,750,000	$2,933,012
Fed Ex West Palm Beach	2016 / NAP	225,198	3.6%	28	100.0%	11,837,500	44,100,000	2,437,375
Total / Wtd. Avg.		536,687	4.2%	30	100.0%	$26,037,500	$95,850,000	$5,370,387

(1)	Occupancy as of July 1, 2016.

The Fed Ex Atlanta Property is a 311,489 SF industrial distribution center that was built for Fed Ex in 2016 to be operated as a FedEx Ground facility. The Fed Ex Atlanta Property is located in Atlanta, Georgia and is situated on 56.5 acres. The Fed Ex Atlanta Property has a ceiling clear height of 31-32 feet, 105 dock-high doors, 6 grade-level doors and an office finish representing approximately 4.8% of the GLA. The Fed Ex Atlanta Property is leased to Fed Ex on a 15-year triple-net lease that commenced on February 1, 2016.

FED EX CROSSED LOANS

The Fed Ex West Palm Beach Property is a 225,198 SF industrial distribution center that was built for Fed Ex in 2016 to be operated as a FedEx Ground facility. The Fed Ex West Palm Beach Property is located in West Palm Beach, Florida and is situated on 22.5 acres. The Fed Ex West Palm Beach Property has a ceiling clear height of 28 feet, 52 dock-high doors, 7 grade-level doors and an office finish representing approximately 3.6% of the GLA. The Fed Ex West Palm Beach Property is leased to Fed Ex on a 15-year triple-net lease that commenced on December 22, 2015.

The following table presents certain information relating to tenants at the Fed Ex Crossed Loans Properties:

Tenants Based on Underwritten Base Rent(1)

Property Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Total Crossed Loan GLA	Lease Expiration	UW Base Rent	UW Base Rent $ per SF (Triple Net)	Renewal / Extension Options
Fed Ex Atlanta	NR/Baa2/BBB	311,489	58.0%	1/31/2031	$3,186,489	$10.23	2, 5-year options
Fed Ex West Palm Beach	NR/Baa2/BBB	225,198	42.0%	12/31/2030	2,656,662	11.80	2, 5-year options
Largest Owned Tenants		536,687	100.0%		$5,843,151	$10.89
Vacant Spaces (Owned Space)		0	0.0		0	0.00
Total / Wtd. Avg. All Owned Tenants		536,687	100.0%		$5,843,151	$10.89

(1)	Based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Fed Ex Crossed Loans Properties:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$5,843,151	$10.89
Reimbursements	918,440	1.71
Economic Vacancy & Credit Loss	(135,232)	(0.25)
Effective Gross Income	$6,626,359	$12.35

Real Estate Taxes	$897,548	$1.67
Insurance	20,892	0.04
Management Fee	132,527	0.25
Total Operating Expenses	$1,050,967	$1.96

Net Operating Income	$5,575,392	$10.39
TI/LC	151,336	0.28
Replacement Reserves	53,669	0.10
Net Cash Flow	$5,370,387	$10.01

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow. No historical information is presented, as the Fed Ex Crossed Loans Properties were constructed in 2016.

■	Appraisal. As of the appraisal valuation date of April 25, 2016, the Fed Ex Atlanta Property had an “as-is” appraised value of $51,750,000. As of the appraisal valuation date of April 21, 2016, the Fed Ex West Palm Beach Property had an “as-is” appraised value of $44,100,000.

■	Environmental Matters. Based on the Phase I environmental reports dated April 29, 2016, there were no recommendations for further action with respect to the Fed Ex Crossed Loans Properties.

■	Market Overview and Competition. The Fed Ex Atlanta Property is located within the Atlanta Industrial Market. Atlanta serves as a regional hub; it is the largest city in the southeast, is the location of the world’s busiest airport and has one of the largest rail and highway systems in the southeast. Atlanta is well located relative to major

FED EX CROSSED LOANS

interstates and to port facilities in Georgia and South Carolina, providing a strategic location relative to companies utilizing import/export and those requiring inland access to warehouse and distribution space.

The Fed Ex Atlanta Property is located in the I-20 West Fulton submarket which has approximately 95 million SF in owner occupied and investment properties. According to the appraisal, vacancy has shown a steady decline over the past several years, down from approximately 16.0% in 2012 to approximately 7.3% as of March 31, 2016. The submarket has witnessed approximately 8.0 million SF of positive net absorption over the last six quarters. There is presently 1.5 million SF of inventory under construction within the submarket.

The appraiser identified five lease comparables with rents ranging from $8.18 per SF to $13.27 per SF. The lease terms on each of these leases are for 15 years, and each is a net lease to Fed Ex. The appraiser concluded to a market rental rate of $10.23 per SF, which is the contractual rent at the Fed Ex Atlanta Property.

The following table presents certain information relating to the lease comparables for the Fed Ex Atlanta Property:

Rent Comparables for the Fed Ex Atlanta Property(1)

Tenant	Location	Year Built	GLA	% Office	Clear Height	Lease Term	Base Rent per SF
Fed Ex	Louisville, KY	2015	303,369	5.0%	32 feet	15 years	$8.60
Fed Ex	Mesquite, TX	2017	343,447	4.4%	30 feet	15 years	$9.12
Fed Ex	Twinsburg, OH	2015	312,146	4.5%	32 feet	15 years	$10.70
Fed Ex	Niles, IL	2015	314,028	4.9%	38 feet	15 years	$13.27
Fed Ex	Davenport, FL	2016	311,684	6.0%	31 feet	15 years	$8.18
Total / Wtd. Avg.			1,584,674	5.0%	33 feet	15 years	$9.97

(1)	Source: Appraisal. Year Built based on expected future completion dates for properties with completion dates after the date of the appraisal.

The Fed Ex West Palm Beach Property is located in central Palm Beach County, in the West Palm Beach Submarket. Land uses within the subject neighborhood consist of residential and supporting community business district uses, including neighborhood and community shopping centers, retail power centers, “big box” retail, a regional mall, professional and medical office, a hospital and medical campus, and convenience uses, such as gas stations, car washes, fast food restaurants and branch banks.

According to the appraisal, the Palm Beach County industrial market continued to exhibit stable growth, as vacancy has shown a steady decline over the past several years, down from approximately 15.4% in 2009 to approximately 8.3% as of December 31, 2015. Average industrial asking rents in the Palm Beach County market were $8.86 per SF triple-net as of March 31, 2016. According to the appraisal, there are three projects under construction totaling 693,000 SF in the Palm Beach County market.

The appraiser identified six lease comparables with rents ranging from $12.32 per SF to $24.55 per SF. The appraiser concluded to a market rental rate of $11.80 per SF, which is the contractual rent at the Fed Ex West Palm Beach Property.

FED EX CROSSED LOANS

The following table presents certain information relating to the lease comparables for the Fed Ex West Palm Beach Property:

Rent Comparables for the Fed Ex West Palm Beach Property(1)

Tenant	Location	Year Built	GLA	% Office	Clear Height	Base Rent per SF
DHL	Boston, MA	1983	90,234	9.0%	21 feet	$15.00
Fed Ex	Blauvelt, NY	2012	142,139	5.1%	29 feet	$24.55
Fed Ex	Redmond, WA	2013	210,320	3.7%	24 feet	$17.60
Fed Ex	St. Petersburg, FL	2017	236,976	4.0%	31 feet	$21.16
Fed Ex	West Palm Beach, FL	2007	119,165	6.3%	24 feet	$12.32
Medley BTS LLC	Medley, FL	2009	306,803	3.6%	31 feet	$20.03
Total / Wtd. Avg.			1,105,637	4.6%	28 feet	$19.15

(1)	Source: Appraisal. Year Built based on expected future completion dates for properties with completion dates after the date of the appraisal.

■	The Borrowers. The borrowers are PA-SC Atlanta Project LLC and PA-SC West Palm Beach Project LLC, each a single-purpose Delaware limited liability company. PA-SC Venture I Equity Sub LLC, a Delaware limited liability company, is the guarantor of the non-recourse carveouts under each Fed Ex Crossed Loan. The borrower sponsor, PA-SC Venture I LLC, is an industrial acquisition joint venture formed in June of 2015 between Ping An Trust (Ping An Insurance Company) and SC Venture Acquisition LLD. PA-SC Venture I LLC, is also the borrower sponsor with respect to each of the following mortgage loans: (i) Fed Ex Fife and (ii) Fed Ex Boulder, and PA-SC Venture I Equity Sub LLC, the non-recourse carveout guarantor of the Fed Ex Crossed Loans, is also the guarantor of the non-recourse carveouts under each of the two foregoing mortgage loans.
■	Escrows. In connection with the origination of the Fed Ex Crossed Loans, the borrowers funded aggregate reserves of $1,703,331 with respect to the Fed Ex Crossed Loans Properties, comprised of (i) $205,006 at the Fed Ex Atlanta Property and $208,069 at the Fed Ex West Palm Beach Property for real estate taxes, (ii) $348,877 at the Fed Ex Atlanta Property and $482,701 at the Fed Ex West Palm Beach Property for change orders, (iii) $243,808 at the Fed Ex Atlanta Property and $34,988 at the Fed Ex West Palm Beach Property for general contract completion and punch list items, and (iv) $179,882 for overpaid rent at the Fed Ex Atlanta Property. All reserves are maintained on a per loan basis.
Additionally, on each due date (x) during an event of default under the Fed Ex Crossed Loans documents, (y) during a Fed Ex Crossed Loans Trigger Period (as defined below) or (z) that Fed Ex is not directly paying the costs of property taxes and insurance, the borrowers are required to fund the following reserves with respect to the applicable Fed Ex Crossed Loans Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes at the applicable Fed Ex Crossed Loans Property over the then succeeding 12-month period and (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under the Fed Ex Crossed Loans documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums at the applicable Fed Ex Crossed Loans Property over the then succeeding 12-month period.

■	Lockbox and Cash Management. The Fed Ex Atlanta Loan documents and the Fed Ex West Palm Beach Loan documents each require a hard lockbox with springing cash management. The Fed Ex Atlanta Loan documents and the Fed Ex West Palm Beach Loan documents each require the applicable borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by such borrower with respect to the Fed Ex Crossed Loans Property be promptly deposited into such lockbox account following receipt. On each business day that no Fed Ex Crossed Loans Trigger Period (as defined below) is continuing, all amounts in the lockbox account are required to be swept to a borrower-controlled operating account. During the

FED EX CROSSED LOANS

continuance of a Fed Ex Crossed Loans Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and, provided no event of default under the Fed Ex Crossed Loans documents is continuing, applied to payment of applicable debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve.

A “Fed Ex Crossed Loans Trigger Period” means with respect to each of the Fed Ex Atlanta Loan and the Fed Ex West Palm Beach Loan, individually, a period commencing upon the earliest of: (i) Fed Ex failing to initially occupy the related Fed Ex Crossed Loans Property on or before May 19, 2017, or if after initially occupying the related Fed Ex Crossed Loans Property, Fed Ex (a) “going dark”, vacating or giving notice of its intention to vacate the space covered by the Fed Ex lease or (b) terminating or giving notice of its intention to terminate the related Fed Ex lease, continuing until the same is cured; (ii) Fed Ex failing to renew its lease for a minimum term of five years on or before the renewal date specified in the related Fed Ex lease for the related Fed Ex Crossed Loans Property; (iii) Fed Ex failing to pay the rent due and payable or failing to pay other expenses for which it is responsible (after the expiration of any notice and cure periods) pursuant to the terms of the related Fed Ex lease, continuing until the same is cured; or (iv) Fed Ex, or any guarantor of the related Fed Ex lease, filing or being the subject of any bankruptcy or insolvency proceeding or having its assets made subject to the jurisdiction of a bankruptcy court, continuing until the same is cured.

■	Property Management. The Fed Ex Crossed Loans Properties are self-managed by the tenant.
■	Mezzanine or Subordinate Indebtedness. For each Fed Ex Crossed Loan, there is an additional loan from an affiliate of PA-SC Venture I Equity Sub LLC, the non-recourse carveout guarantor of the borrower of each of the Fed Ex Crossed Loans, to the non-managing member of the applicable borrower secured by the equity interests in the applicable borrower. Foreclosure on such intercompany loan would change ownership of the economic rights of the members of the applicable borrower but would not change the control of the applicable borrower. Additionally, a non-controlling minority of the membership interests of the borrower of each Fed Ex Crossed Loan are subject to a Put/Call Agreement, under which the non-managing member of the applicable borrower has the right to put its interest to the managing member of the applicable borrower during months 16, 17 and 18 after the origination of each Fed Ex Crossed Loan (the “Put Right”). The obligation of the managing member of the applicable borrower to purchase the non-managing member’s interest upon exercise of the Put Right is secured by the managing member’s economic rights in the applicable borrower, but not the managing member’s right to control the borrower. If the Put Right is not exercised, the managing member of the applicable borrower has a call right for 6 years after expiration of the Put Right.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. Each borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the related Fed Ex Crossed Loans Property, covering no less than 18 months of business interruption coverage as calculated under the related Fed Ex Crossed Loans documents in an amount equal to 100% of the projected gross income from the related Fed Ex Crossed Loans Property (on an actual loss sustained basis) for a period continuing until the restoration of the related Fed Ex Crossed Loans Property is completed and containing an extended period endorsement which provides for up to six months of additional coverage. The “all-risk” insurance policy providing terrorism insurance is required to contain a deductible that is no higher than $25,000, except as otherwise permitted in the related Fed Ex Crossed Loans documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

DC RANCH CROSSING

DC RANCH CROSSING

DC RANCH CROSSING

DC Ranch Crossing
18211-18291 North Pima Road
Scottsdale, AZ 85255
Peoria
Glendale
Phoenix
Scottsdale
Mesa
Tempe
Gilbert
Chandler
DOWNTOWN PHOENIX
SONORAN HILLS
DESERT RIDGE
DC RANCH UPPER CANYON
Grayhawk Plaza
VILLAGE AT GRAYHAWK
Mayo Clinic Hospital
Scottsdale 101 Shopping Center
Scottsdale Sports Complex
La Mirada Center
NORTH SCOTTSDALE
North Scottsdale Gateway
E BELL RD
Mcdowell Mountain Marketplace
Westworld Of Scottsdale
MCDOWELL MOUNTAIN RANCH
Promenade Shopping Center
Crackerjax
Sonora Village Shopping Center
E GREENWAY RD
Kierland Commons
Scottsdale Quarter
Scottsdale Airpark Corporate Center
Scottsdale Horizon Shopping Plaza
DESERT SAGE
Scottsdale Town Square
SCOTTSDALE MUNICIPAL AIRPORT
E THUNDERBIRD RD
The Plaza
E FRANK LLOYD WRIGHT BLVD
Taliesin West
Paradise Valley Mall
SUNRISE SHADOWS
BUENAVANTE
Cobblestone Plaza
E CACTUS RD
CASA RICA NORTH
PALOS VERDES
Ancala Village Shopping Center
E SHEA BLVD
Scottsdale
Scottsdale Healthcare-shea
John C Lincoln-North Mtn Hospital
CENTRAL SCOTTSDALE
E DOUBLETREE RANCH RD
Paradise Valley
E INDIAN BEND RD
Pavilions at Talking Stick
E LINCOLN DR
E MCDONALD DR
Biltmore Fashion Park
Camelback Colonnade
The Shops at Town & Country
E CAMELBACK RD
E CHAPARRAL RD
Scottsdale Community College
Scottsdale Fashion Square
E INDIAN SCHOOL RD
OLD TOWN SCOTTSDALE
Phoenix
Scottsdale Healthcare -Osborn
Scottsdale Stadium
Phoenix Children's Hospital
E THOMAS RD
Arcadia Crossing Shopping Center
Banner Medical Center
E MCDOWELL RD
DOWNTOWN PHOENIX
Maricopa Medical Center
St Luke's Medical Center
E VAN BUREN ST
LIGHT RAIL
E JEFFERSON ST
Talking Stick Field
Phoenix Municipal Stadium
E MCKELLIPS RD
Casino Arizona
Big Surf
E BUCKEYE RD
PHOENIX SKY HARBOR INTERNATIONAL AIRPORT
Tempe Marketplace
Mesa Riverview
Banner Mesa Medical Center
Sun Devil Stadium
CARTIFACT

DC RANCH CROSSING

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Scottsdale, Arizona	Cut-off Date Principal Balance		$21,735,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$298.29
Size (SF)	72,865	Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 5/31/2016	97.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2016	97.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	2008 / NAP	Mortgage Rate		4.71000%
Appraised Value	$31,320,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		36

Underwritten Revenues	$2,631,389
Underwritten Expenses	$691,603	Escrows
Underwritten Net Operating Income (NOI)	$1,939,786		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,828,404	Taxes	$109,148	$21,830
Cut-off Date LTV Ratio	69.4%	Insurance	$4,101	$0
Maturity Date LTV Ratio	61.0%	Replacement Reserve	$0	$911
DSCR Based on Underwritten NOI / NCF	1.43x / 1.35x	TI/LC(1)	$0	$5,161
Debt Yield Based on Underwritten NOI / NCF	8.9% / 8.4%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$21,735,000	70.2%	Purchase Price(2)	$29,850,000	97.9%
Principal’s New Cash Contribution	8,439,776	27.7	Closing Costs	532,246	1.7
Other Sources	320,718	1.1	Reserves	113,249	0.4

Total Sources	$30,495,494	100.0%	Total Uses	$30,495,494	100.0%

(1)	The TI/LC reserve is capped at $218,601. See “—Escrows” below.

(2)	The purchase price includes an unimproved, irregular, vacant parcel of land across the street from the DC Ranch Crossing Property totaling approximately 2.35 acres that is not part of the collateral. The appraiser concluded the value of this excess land to be $870,000. The excess land value was not included in the appraiser’s as-is value of $31,320,000.

■	The Mortgage Loan. The mortgage loan (the “DC Ranch Crossing Loan”) is evidenced by a note in the original principal amount of $21,735,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an anchored retail shopping center located in Scottsdale, Arizona (the “DC Ranch Crossing Property”). The DC Ranch Crossing Loan was originated by Citigroup Global Markets Realty Corp. on June 29, 2016 and represents approximately 3.0% of the Initial Pool Balance. The note evidencing the DC Ranch Crossing Loan had an original principal balance of $21,735,000, has a Cut-off Date Balance of $21,735,000 and an interest rate of 4.7100% per annum. The proceeds of the DC Ranch Crossing Loan were primarily used to acquire the DC Ranch Crossing Property, fund reserves and pay origination costs.

The DC Ranch Crossing Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The DC Ranch Crossing Loan requires interest-only payments on each due date for the initial 36 months, followed by monthly payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the DC Ranch Crossing Loan is the due date in July 2026. At any time after the second anniversary of the securitization Closing Date, the DC Ranch Crossing Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the DC Ranch Crossing Loan documents. Voluntary prepayment of the DC Ranch Crossing Loan is permitted on or after the due date occurring in May 2026 or in connection with the application of casualty proceeds in excess of $500,000 to the DC Ranch Crossing Loan when such proceeds are insufficient to pay the outstanding debt entirely, in each case, without payment of any prepayment premium. The DC Ranch Crossing Loan may be partially defeased in accordance with the DC Ranch Crossing Loan documents. See “—Partial Release Provisions” below.

■	The Mortgaged Property. The DC Ranch Crossing Property is comprised of a 72,865 SF anchored retail shopping center on a 9.83-acre site located in Scottsdale, Arizona. The DC Ranch Crossing Property was constructed in 2008 and consists of five structures, including four multi-tenanted buildings and a pad site ground leased to McDonald’s. As of May 31, 2016, the DC Ranch Crossing Property was 97.4% occupied by 24 national, regional and local tenants. The largest tenant by net rentable area is AJ’s Fine Foods, a family owned grocery

DC RANCH CROSSING

store chain founded in 1932, which occupies 24.7% of the net rentable area at the DC Ranch Crossing Property and has been a tenant at the DC Ranch Crossing Property since inception in 2008. AJ’s Fine Foods is owned by Bashas’ Inc and is an upscale gourmet market introduced in 1985. The grocery store chain is headquartered and primarily located in Arizona. There are 11 AJ’s Fine Foods locations in the Phoenix metropolitan area with the closest location 3 miles north of the DC Ranch Crossing Property. AJ’s Fine Foods reported sales per SF were $298, $334, $360, and $374 for years 2013, 2014, 2015, and TTM May 2016, respectively. AJ’s Fine Foods has a current occupancy cost of 10.0% based on the TTM May 2016 sales figure. Other large inline tenants at the DC Ranch Crossing Property include Desert Platinum Properties (a real estate firm) and First American Title (a company that provides title insurance and escrow services for residential real estate transactions). McDonald’s USA, LLC (“McDonald’s”) occupies a pad site at the DC Ranch Crossing Property with a long-term lease expiring in December 2033. No other tenant comprises more than 4.8% of the net rentable area.

The following table presents certain information relating to the major tenants at the DC Ranch Crossing Property:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	Lease Expiration	UW Base Rent	UW Base Rent $ per SF	Renewal / Extension Options
AJ’s Fine Foods	NR / NR / NR	18,023	24.7%	8/31/2028	$549,702	$30.50	4, 5-year options
Desert Platinum Properties	NR / NR / NR	6,353	8.7	7/31/2023	180,161	28.36	1, 5-year option
First American Title	NR / A3 / A-	5,040	6.9	4/30/2019	201,600	40.00	NA
McDonald’s	BBB+ / Baa1 / BBB+	4,751	6.5	12/11/2033	122,992	25.89	8, 5-year options
Rosati’s Pizza	NR / NR / NR	3,484	4.8	7/31/2024	95,810	27.50	2, 5-year options
AZ Fit4	NR / NR / NR	3,161	4.3	5/31/2024	96,063	30.39	1, 5-year option
Tina’s Tots Playtime	NR / NR / NR	2,892	4.0	8/31/2020	66,516	23.00	NA
Lushburger	NR / NR / NR	2,507	3.4	5/31/2020	99,246	39.59	2, 5-year options
Urban Winery	NR / NR / NR	2,463	3.4	12/31/2025	86,254	35.02	1, 5-year option
Hydrate Salon & Day Spa	NR / NR / NR	2,436	3.3	10/31/2022	77,294	31.73	NA
Ten Largest Owned Tenants		51,110	70.1%		$1,575,638	$30.83
Remaining Owned Tenants		19,864	27.3		602,860	30.35
Vacant Spaces (Owned Space)		1,891	2.6		0	0.00
Total / Wtd. Avg. All Owned Tenants		72,865	100.0%		$2,178,498	$30.69

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents the lease rollover schedule at the DC Ranch Crossing Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	0	0.0%	0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	2,524	3.5	3.5%	75,746	3.5	30.01	2
2018	0	0.0	3.5%	0	0.0	0.00	0
2019	11,522	15.8	19.3%	410,665	18.9	35.64	6
2020	11,031	15.1	34.4%	333,871	15.3	30.27	5
2021	4,402	6.0	40.5%	135,055	6.2	30.68	2
2022	2,436	3.3	43.8%	77,294	3.5	31.73	1
2023	8,126	11.2	55.0%	223,422	10.3	27.49	2
2024	5,696	7.8	62.8%	163,497	7.5	28.70	2
2025	2,463	3.4	66.1%	86,254	4.0	35.02	1
2026	0	0.0	66.1%	0	0.0	0.00	0
2027 & Thereafter	22,774	31.3	97.4%	672,693	30.9	29.54	2
Vacant	1,891	2.6	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	72,865	100.0%		2,178,498	100.0	30.69	23

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified. Certain tenants may have termination options exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

DC RANCH CROSSING

The following table presents certain information relating to historical leasing at the DC Ranch Crossing Property:

Historical Leased %(1)

	2013	2014	2015	TTM 5/31/2016
Owned Space	80.8%	83.7%	89.4%	97.4%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the DC Ranch Crossing Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 4/30/2016	Underwritten	Underwritten $ per Unit
Base Rent	$1,341,396	$1,630,990	$1,741,301	$1,787,142	$2,134,157	$29.29
Contractual Rent Steps(2)	0	0	0	0	44,342	0.61
Potential Income from Vacant Space	0	0	0	0	77,632	1.07
Reimbursements	252,878	475,126	443,366	514,566	563,814	7.74
Vacancy, Credit Loss & Concessions	(32,092)	(3,919)	(35,388)	(13,898)	(188,555)	(2.59)
Effective Gross Income	$1,562,182	$2,102,197	$2,149,279	$2,287,810	$2,631,389	$36.11

Real Estate Taxes	$256,707	$238,601	$216,688	$211,006	$249,479	$3.42
Insurance	29,370	24,585	26,473	22,842	46,871	0.64
Management Fee	46,865	63,066	64,478	68,634	78,942	1.08
General & Administrative	35,669	34,856	44,869	24,691	24,691	0.34
Utilities	54,807	64,673	66,843	66,492	66,492	0.91
Repairs & Maintenance	126,515	130,409	166,407	160,234	160,234	2.20
Other Expenses	66,220	65,616	62,574	60,502	64,894	0.89
Total Operating Expenses	$616,153	$621,807	$648,333	$614,401	$691,603	$9.49

Net Operating Income	$946,029	$1,480,390	$1,500,946	$1,673,409	$1,939,786	$26.62
Normalized TI/LC	0	0	0	0	100,452	1.38
Replacement Reserves	0	0	0	0	10,930	0.15
Net Cash Flow	$946,029	$1,480,390	$1,500,946	$1,673,409	$1,828,404	$25.09

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps of $44,342 represent the present value of rent increases occurring during the loan term for McDonald’s ($14,992) and rent increases occurring through March 1, 2017 ($29,350).

■	Appraisal. According to the appraisal, the DC Ranch Crossing Property had an “as-is” appraised value of $31,320,000 as of May 4, 2016.

■	Environmental Matters. Based on a Phase I environmental report dated May 13, 2016, the environmental consultant did not identify evidence of a recognized environmental condition and recommended no material further action at the DC Ranch Crossing Property.

■	Market Overview and Competition. The DC Ranch Crossing Property is located at the corner of Pima Road and Legacy Boulevard in Scottsdale, Arizona, approximately 30 miles northeast of downtown Phoenix. The DC Ranch Crossing Property is located within DC Ranch, an 8,281 acre area composed of four communities and twenty-five neighborhoods totaling over 3,500 residential properties. Directly behind the DC Ranch Crossing Property is a new luxury apartment development called Camden Foothills which was completed in 2014 and is reportedly 95.0% occupied over its 220 units. There are also a total of 1,278 multifamily units in five developments under construction and another 1,983 units are planned to be constructed. According to the appraisal, the 2015 average household income in the 1-, 3-, and 5- mile radius are $136,948, $116,279, $115,913, respectively. According to the appraisal, the 2015 population in the 1-, 3-, and 5- mile radii are 3,821, 47,359, and 118,437, respectively.

DC RANCH CROSSING

47,359, and 118,437, respectively. According to the appraisal, a 10.6% population growth is projected to occur in the 3-mile radius area surrounding the DC Ranch Crossing Property over the next four years.

According to a third-party report, the DC Ranch Crossing Property is located in the North Scottsdale Retail submarket which contains approximately 15 million SF of retail space. As of the first quarter of 2016, the North Scottsdale Retail submarket exhibited a vacancy rate of 6.2% with average asking rent of $17.94 per SF. Based on the seven properties within the DC Ranch Crossing Property’s competitive set, the average vacancy rate was 9.9%; however, excluding one property with a vacancy rate of 41.0%, the average vacancy rate declines to 3.1%. The appraiser identified six in-line comparables within the DC Ranch Crossing Property’s competitive set which reported adjusted annual rental rates ranging from $23.52 per SF to $44.00 per SF with an average of $31.24 per SF.

■	The Borrower. The borrower is DC Ranch Crossing Associates, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the DC Ranch Crossing Loan. The non-recourse carveout guarantor for the DC Ranch Crossing Loan is KDI Investments, Inc. (“KDI”). KDI is a Hawaii-based real estate investment company founded in 1948. KDI develops, owns and manages multifamily, office, industrial, and commercial properties.

■	Escrows. In connection with the origination of the DC Ranch Crossing Loan, the borrowers funded reserves of (i) $109,148 for real estate taxes and (ii) $4,101 for insurance premiums.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the DC Ranch Crossing Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under the DC Ranch Crossing Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, (iii) a replacement reserve in the amount of $911 and (iv) a tenant improvements and leasing commissions reserve in the amount of $5,161, subject to a cap of $218,601.

■	Lockbox and Cash Management. The DC Ranch Crossing Loan documents require a hard lockbox with springing cash management. The DC Ranch Crossing Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the DC Ranch Crossing Property be promptly deposited into such lockbox account within two business days of receipt. On each business day that no DC Ranch Crossing Trigger Period (as defined below) is continuing, all amounts in the lockbox account are required to be swept to a borrower-controlled operating account. During the continuance of a DC Ranch Crossing Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and, provided no event of default under the DC Ranch Crossing Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the DC Ranch Crossing Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a DC Ranch Crossing Trigger Period is continuing, to be held by the lender as additional collateral for the DC Ranch Crossing Loan and (ii) to the extent no DC Ranch Crossing Trigger Period is continuing, to be swept into the borrower’s operating account. After the occurrence and during the continuance of an event of default under the DC Ranch Crossing Loan documents, the lender may apply any funds in the cash management account to amounts payable under the DC Ranch Crossing Loan (and/or toward the payment of expenses of the DC Ranch Crossing Property), in such order of priority as the lender may determine.

■	A “DC Ranch Crossing Trigger Period” means a period commencing upon the earliest of (i) the occurrence of an event of default under the DC Ranch Crossing Loan documents, (ii) the debt service coverage ratio being less than 1.15x, and (iii) the occurrence of a DC Ranch Crossing Specified Tenant Trigger Period, and expiring upon (x) with regard to any DC Ranch Crossing Trigger Period commenced in connection with clause (i) above, the

DC RANCH CROSSING

cure (if applicable) of such event of default, (y) with regard to any DC Ranch Crossing Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, and (z) with regard to any DC Ranch Crossing Trigger Period commenced in connection with clause (iii) above, a DC Ranch Crossing Specified Tenant Trigger Period ceasing to exist.

A “DC Ranch Crossing Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a DC Ranch Crossing Specified Tenant (as defined below) being in default under its lease beyond applicable notice and cure period, (ii) a DC Ranch Crossing Specified Tenant failing to be in actual, physical possession of its space, failing to be open to the public for business during customary hours and/or “going dark” in its space, (iii) a DC Ranch Crossing Specified Tenant giving notice that it is terminating its lease for all or any portion of its space, (iv) any termination, cancellation or failure to be in full force and effect of any DC Ranch Crossing Specified Tenant lease, or (v) any bankruptcy or similar insolvency of any DC Ranch Crossing Specified Tenant; and (B) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence of the cure of the applicable event giving rise to the DC Ranch Crossing Specified Tenant Trigger Period or such circumstances ceasing to exist.

A “DC Ranch Crossing Specified Tenant” means any tenant whose lease at the DC Ranch Crossing Property, individually or when aggregated with all other leases at the DC Ranch Crossing Property with the same tenant or its affiliate, either (i) accounts for fifteen percent or more of the total rental income for the DC Ranch Crossing Property, or (ii) fifteen percent of the square footage at the DC Ranch Crossing Property, and in each case, together with any parent or affiliate thereof providing credit support or a guaranty under such lease.

■	Property Management. The DC Ranch Crossing Property is currently managed by Colliers Real Estate Management Services (AZ), LLC, a third party manager. Under the DC Ranch Crossing Loan documents, the DC Ranch Crossing Property may not be managed by any party other than Colliers Real Estate Management Services (AZ), LLC; provided, however, if no event of default under the DC Ranch Crossing Loan documents exists, the borrower can replace Colliers Real Estate Management Services (AZ), LLC, with a property manager that is reasonably approved by the lender in writing provided, if such property manager is an affiliate of the borrower, a new non-consolidation opinion is provided from the borrower’s counsel. The lender has the right to terminate the management agreement and replace the property manager or require that the borrower terminate the management agreement and replace the property manager if (a) the property manager becomes a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof or (ii) any voluntary bankruptcy or insolvency proceeding, (b) there exists a DC Ranch Crossing Trigger Period (as defined below), (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Partial Release Provisions. At any time after the second anniversary of the securitization Closing Date, the borrower is permitted to release the parcel occupied by McDonald’s in connection with a partial defeasance upon the satisfaction of certain conditions, including, without limitation, (i) no event of default has occurred and is continuing under the DC Ranch Crossing Loan documents, (ii) the borrower has delivered a REMIC opinion in form and substance acceptable to the lender and the Rating Agencies and such partial defeasance and release otherwise satisfies then applicable REMIC rules and regulations, (iii) the borrower has partially defeased the DC Ranch Crossing Loan in an amount equal to the greater of (a) 125% of the allocated loan amount of the McDonald’s release parcel and (b) the net sales proceeds applicable to the McDonald’s release parcel, (iv) the debt service coverage ratio after giving effect to any such release is at least equal to the greater of the debt service coverage ratio immediately prior to the release and 1.30x, (v) the debt yield after giving effect to the release is greater than the greater of the debt yield immediately prior to release and 8.42%, (vi) the loan-to-value ratio after any such release is no greater than the lesser of 69.4% and the loan-to-value ratio immediately prior to the release, (vii) the DC Ranch Crossing Property remains its own separate legal and tax parcel, and (viii) the DC

DC RANCH CROSSING

Ranch Crossing Property will continue to be in compliance with all legal and lease requirements after the release of the release parcel.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the DC Ranch Crossing Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6-month extended period of indemnity or until the income is restored to the prior level (whichever first occurs) with no deductible in excess of $10,000 (except with respect to earthquake and windstorm coverage). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

FED EX FIFE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Fife, Washington	Cut-off Date Principal Balance(2)		$20,125,000
Property Type	Industrial	Cut-off Date Principal Balance per SF(1)		$128.62
Size (SF)	312,926	Percentage of Initial Pool Balance		2.8%
Total Occupancy as of 11/19/2015	100.0%	Number of Related Mortgage Loans		4(3)
Owned Occupancy as of 11/19/2015	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2015 / NAP	Mortgage Rate		4.23600%
Appraised Value	$74,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
		Borrower Sponsor(3)	PA-SC Venture I LLC
Underwritten Revenues	$4,945,466
Underwritten Expenses	$607,463	Escrows
Underwritten Net Operating Income (NOI)	$4,338,003		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,203,204	Taxes	$22,237	$0
Cut-off Date LTV Ratio(1)	54.4%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	54.4%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.51x / 2.43x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.8% / 10.4%	Other(4)	$520,109	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$40,250,000	54.4%	Purchase Price	$73,199,778	99.0%
Principal’s New Cash Contribution	32,872,729	44.4	Reserves	542,346	0.7
Other Sources	842,500	1.1	Closing Costs	215,589	0.3
			Principal Equity Distribution	7,516	0.0
Total Sources	$73,965,229	100.0%	Total Uses	$73,965,229	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Fed Ex Fife Loan Combination.

(2)	The Cut-off Date Principal Balance of $20,125,000 represents the non-controlling note A-2 of a $40,250,000 loan combination evidenced by two pari passu notes. The companion loan is evidenced by the controlling note A-1, with an outstanding principal balance of $20,125,000 as of the Cut-off Date, which is currently held by Bank of America, N.A. and is expected to be contributed, by Bank of America, N.A. to a future commercial mortgage securitization transaction.

(3)	The borrower sponsor, PA-SC Venture I LLC, is the borrower sponsor with respect to each of the following mortgage loans: (i) Fed Ex Fife, (ii) Fed Ex Atlanta, (iii) Fed Ex Boulder and (iv) Fed Ex West Palm Beach. PA-SC Venture I Equity Sub LLC is the guarantor of the non-recourse carveouts under each of the four foregoing mortgage loans.

(4)	Other upfront reserve is comprised of a change order reserve ($450,094), an environmental reserve ($50,010) and a fence completion reserve ($20,004).

The following table presents information relating to the sole tenant at the Fed Ex Fife Property:

Sole Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Fed Ex	NR / Baa2 / BBB	312,926	100.0%	$4,537,840	100.0%	$14.50	10/31/2030	2, 5-year options
Tenant Total		312,926	100.0%	$4,537,840	100.0%	$14.50
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg.		312,926	100.0%	$4,537,840	100.0%	$14.50

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

FED EX FIFE

The following table presents the lease rollover schedule at the Fed Ex Fife Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027 & Thereafter	312,926	100.0	100.0%	4,537,840	100.0	14.50	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	312,926	100.0%		$4,537,840	100.0%	$14.50	1

(1)	Calculated based on approximate square footage occupied by the sole tenant.

The following table presents certain information relating to historical leasing at the Fed Ex Fife Property:

Historical Leased %(1)(2)

As of 11/19/2015
Owned Space	100.0%

(1)	As provided by the borrower.

(2)	The Fed Ex Fife property was constructed in 2015 and is now 100% occupied.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Fed Ex Fife Property:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$4,537,840	$14.50
Total Reimbursables	508,554	1.63
Total Gross Potential Income	$5,046,394	16.13
Less Vacancy & Credit Loss	(100,928)	(0.32)
Effective Gross Income	$4,945,466	$15.80

Total Operating Expenses	$607,463	$1.94

Net Operating Income	$4,338,003	$13.86
TI/LC	103,506	0.33
Replacement Reserves	31,293	0.10
Net Cash Flow	$4,203,204	$13.43

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Fed Ex Fife property was constructed in 2015; accordingly no historical operating information is available.

SCOTSDALE APARTMENTS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Westland, Michigan	Cut-off Date Principal Balance		$19,300,000
Property Type	Multifamily	Cut-off Date Principal Balance per SF		$51,329.79
Size (Units)	376	Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 3/31/2016	99.7%	Number of Related Mortgage Loans		3
Owned Occupancy as of 3/31/2016	99.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	1970 / NAP	Mortgage Rate		5.02000%
Appraised Value(1)	$26,700,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		36
		Borrower Sponsor(2)	Shawn Stafford
Underwritten Revenues	$3,444,293
Underwritten Expenses	$1,634,989	Escrows
Underwritten Net Operating Income (NOI)	$1,809,304		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,715,304	Taxes	$196,236	$32,706
Cut-off Date LTV Ratio(1)	72.3%	Insurance	$11,184	$5,592
Maturity Date LTV Ratio(1)	64.0%	Replacement Reserve(3)	$1,819,500	$7,833
DSCR Based on Underwritten NOI / NCF	1.45x / 1.38x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.4% / 8.9%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$19,300,000	74.6%	Purchase Price	$23,500,000	90.9%
Principal’s Equity Contribution	5,977,105	23.1	Reserves	2,026,920	7.8
Other Sources	579,995	2.2	Closing Costs	330,179	1.3

Total Sources	$25,857,100	100.0%	Total Uses	$25,857,100	100.0%

(1)	The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based on the “As Stabilized Appraised Value” of $26,700,000 as of April 1, 2018. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculated based on the “as-is” appraised value of $23,950,000 as of March 31, 2016 are 80.6% and 71.4%, respectively.
(2)	The borrower sponsor and non-recourse carveout guarantor, Shawn Stafford, is also the sponsor and non-recourse carveout guarantor with respect to each of the following Mortgage Loans: (i) Carriage Park, and (ii) Macomb Manor Apartments.
(3)	The $1,819,500 in Upfront Replacement Reserve is for planned capital upgrades at the Scotsdale Apartments Property.

The following table presents certain information relating to the units and rents at the Scotsdale Apartments Property:

Unit Mix Summary

Unit Type	Occupied Units(1)	Vacant Units(1)	Total Units(1)	Average SF per Unit(1)	Monthly Market Rent per Unit(2)	Yearly Market Rent(2)	Average Monthly Actual Rent per Unit(1)	Average Yearly Actual Rent(1)
1 Bed / 1 Bath	185	1	186	650	$670	$1,495,440	$659	$1,463,280
2 Bed / 1.5 Bath	189	0	189	870	$760	1,723,680	$748	1,697,208
2 Bed / 2 Bath	1	0	1	870	$850	10,200	$850	10,200
Total / Wtd. Avg.	375	1	376	761	$716	$3,229,320	$705	$3,170,688

(1)	As provided by the borrower per April 21, 2016 rent roll.
(2)	As provided in the appraisal.

The following table presents certain information relating to historical leasing at the Scotsdale Apartments Property:

Historical Leased %(1)

	2014	2015	As of 3/31/2016
Owned Space	94.3%	94.5%	99.7%

(1)	As provided by the borrower and which reflects average occupancy for the specified year unless otherwise indicated.

SCOTSDALE APARTMENTS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Scotsdale Apartments Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 2/28/2016	Underwritten	Underwritten $ per Unit
Base Rent	$3,038,166	$3,078,636	$3,101,023	$3,114,853	$3,170,688	$8,433
Gross Up Vacancy	0	0	0	0	8,040	21
Gross Potential Rent	$3,038,166	$3,078,636	$3,101,023	$3,114,853	$3,178,728	$8,454
Vacancy, Credit Loss & Concessions	(201,486)	(187,194)	(180,164)	(148,571)	(212,446)	(565)
Total Rent	$2,836,680	$2,891,442	$2,920,859	$2,966,282	$2,966,282	$7,889
Other Income(2)	472,449	440,210	468,255	478,012	478,012	1,271
Effective Gross Income	$3,309,130	$3,331,652	$3,389,113	$3,444,293	$3,444,293	$9,160

Real Estate Taxes	$317,544	$347,745	$368,328	$370,416	$428,700	$1,140
Insurance	77,262	81,867	94,942	100,813	63,909	170
Management Fee	130,781	130,824	134,178	137,118	137,772	366
Other Expenses	970,277	988,742	988,982	991,340	1,004,608	2,672
Total Operating Expenses	$1,495,865	$1,549,177	$1,586,431	$1,599,686	$1,634,989	$4,348

Net Operating Income	$1,813,265	$1,782,475	$1,802,683	$1,844,608	$1,809,304	$4,812
Replacement Reserves	0	0	0	0	94,000	250
Net Cash Flow	$1,813,265	$1,782,475	$1,802,683	$1,844,608	$1,715,304	$4,562

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Income includes utility income, other resident income and miscellaneous income.

The following table presents certain information relating to certain residential lease comparables provided in the appraisal for the Scotsdale Apartments Property:

Competitive Set(1)

	Warris Farms Apartments	Westwood Village Apartments	Fountain Park Apartments	The Landings Apartments	Westland Colonial Village Apartments	Woodcrest Apartments
Location	Westland, MI	Westland, MI	Westland, MI	Westland, MI	Westland, MI	Westland, MI
Year Built	1988	1971-1972	1987	1979	1966	1968
Number of Units	216	540	448	1,056	302	458
Occupancy %	98.0%	95.0%	97.0%	97.0%	96.0%	98.0%
Average Quoted Rents $/SF/Month	$0.90 - $0.95	$0.91 - $1.09	$0.94 - $1.07	$0.91 - $0.95	$0.84 - $1.06	$0.73

(1)	Source: Appraisal.

HARBOR POINT

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	CGMRC
Location (City/State)	Garland, Texas		Cut-off Date Principal Balance	$18,500,000
Property Type	Retail		Cut-off Date Principal Balance per SF	$104.24
Size (SF)	177,467		Percentage of Initial Pool Balance	2.6%
Total Occupancy as of 3/31//2016	95.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 3/31/2016	95.0%		Type of Security	Fee Simple/Leasehold
Year Built / Latest Renovation	2006-2015 / NAP		Mortgage Rate	4.71000%
Appraised Value	$30,000,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	324
			Original Interest Only Period (Months)	12
			Borrower Sponsor(1)	Menashe Frankel and
				Yeheskel Frankel
Underwritten Revenues	$2,266,990
Underwritten Expenses	$531,409	Escrows
Underwritten Net Operating Income (NOI)	$1,735,580		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,647,536	Taxes	$143,043	$23,840
Cut-off Date LTV Ratio	61.7%	Insurance	$17,070	$5,690
Maturity Date LTV Ratio	49.4%	Replacement Reserves(2)	$0	$2,218
DSCR Based on Underwritten NOI / NCF	1.43x / 1.36x	TI/LC(3)	$0	$7,394
Debt Yield Based on Underwritten NOI / NCF	9.4% / 8.9%	Other(4)	$10,002	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$18,500,000	99.7%	Loan Payoff	$14,827,373	79.9%
Other Sources	60,000	0.3	Principal Equity Distribution	2,577,825	13.9
			Closing Costs	984,687	5.3
			Reserves	170,115	0.9
Total Sources	$18,560,000	100.0%	Total Uses	$18,560,000	100.0%

(1)	Menashe Frankel and Yeheskel Frankel are the non-recourse carveout guarantors under the Harbor Point Loan.
(2)	The amount on deposit in the replacement reserve account will be capped at $133,100.
(3)	The amount on deposit in the tenant improvements and leasing commissions reserve will be capped at $266,201.
(4)	Other Upfront reserves of $10,002 consists of free rent reserves.

The following table presents certain information relating to historical leasing at the Harbor Point Property:

Historical Leased %(1)

	2013	2014	2015	TTM 2/29/2016
Owned Space	84.8%	90.7%	91.5%	91.5%

(1)	As provided by the borrower and reflects average occupancy as of December 31 for the specified year unless otherwise indicated.

The following table presents certain information relating to the major tenants at the Harbor Point Property:

Largest Owned Tenants Based On Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	Lease Expiration	UW Base Rent	UW Base Rent $ per SF	Renewal / Extension Options
Bass Pro Shop	NR/NR/NR	122,989	69.8%	11/15/2031	$800,000	$6.50	7, 5-year options
Primo’s Tex-Mex Grille	NR/NR/NR	9,883	5.6	9/30/2022	132,000	13.36	7, 5-year options
Hooters of America	NR/NR/NR	7,529	4.2	12/31/2030	80,000	10.63	5, 5-year options
Flying Saucer	NR/NR/NR	7,438	4.2	11/30/2019	149,600	20.11	2, 5-year options
Texas Land & Cattle	NR/NR/NR	7,332	4.1	12/31/2021	134,400	18.33	6, 5-year options
Cici’s Pizza	NR/NR/NR	5,000	2.8	2/28/2018	85,000	17.00	2, 5-year options
Mint Dentistry	NR/NR/NR	3,530	2.0	8/31/2025	60,010	17.00	2, 10-year options
Whataburger	NR/NR/NR	3,263	1.8	11/4/2022	80,625	24.71	2, 5-year options
Beef Jerky Outlet	NR/NR/NR	1,600	0.9	10/31/2019	25,600	16.00	1, 5-year option
Largest Owned Tenants		168,564	95.0%		$1,547,235	$9.15
Vacant Spaces (Owned Space)		8,903	5.0		0	0.00
Total / Wtd. Avg. All Owned Tenants		177,467	100.0%		$1,547,235	$9.15

HARBOR POINT

The following table presents the lease rollover schedule at the Harbor Point Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	5,000	2.8	2.8%	85,000	5.5	17.00	1
2019	9,038	5.1	7.9%	175,200	11.3	19.38	2
2020	0	0.0	7.9%	0	0.0	0.00	0
2021	7,332	4.1	12.0%	134,400	8.7	18.33	1
2022	13,146	7.4	19.4%	212,625	13.7	16.17	2
2023	0	0.0	19.4%	0	0.0	0.00	0
2024	0	0.0	19.4%	0	0.0	0.00	0
2025	3,530	2.0	21.4%	60,010	3.9	17.00	1
2026	0	0.0	21.4%	0	0.0	0.00	0
2027 & Thereafter	130,518	73.5	95.0%	880,000	56.9	6.74	2
Vacant	8,903	5.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	177,467	100.0%		$1,547,235	100.0%	$9.18	9

(1)	Calculated based on approximate square footage occupied by each Owned Tenant. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Harbor Point Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 2/28/2016	Underwritten	Underwritten $ per Unit
Base Rent	$1,663,875	$1,686,792	$1,764,095	$1,786,795	$1,542,835	$9.15
Contractual Rent Steps	0	0	0	0	4,400	0.03
Vacancy, Credit Loss & Concessions	0	0	0	0	(216,890)	(1.29)
Reimbursements	206,717	230,844	265,665	273,177	222,691	1.32
Percentage Rent	104,750	99,381	113,422	115,922	113,422	0.67
Other Income(2)	392,141	373,800	379,700	379,701	383,642	1.88
Effective Gross Income	$2,367,482	$2,390,818	$2,522,881	$2,555,595	$2,266,990	$13.45

Real Estate Taxes	$275,793	$295,809	$298,756	$298,756	$288,592	$1.63
Insurance	42,932	74,394	75,590	75,092	65,028	0.37
Management Fee	71,024	71,725	75,686	76,668	68,010	3%
General & Administrative	32,064	31,533	39,179	39,816	39,816	0.22
Utilities	12,160	19,175	23,726	21,943	21,943	0.12
Total Operating Expenses	$480,976	$530,156	$552,742	$550,636	$531,409	$2.99

Net Operating Income	$1,886,506	$1,860,662	$1,970,139	$2,004,959	$1,735,580	$9.78
Normalized TI/LC	0	0	0	0	61,424	0.35
Replacement Reserves	0	0	0	0	26,620	0.15
Net Cash Flow	$1,886,506	$1,860,662	$1,970,139	$2,004,959	$1,647,536	$9.28

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

HIGHRIDGE CROSSING

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		PCC
Location (City/State)	Santa Clarita, California	Cut-off Date Principal Balance		$17,600,000
Property Type	Anchored Retail	Cut-off Date Principal Balance per SF		$305.24
Size (SF)	57,659	Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 6/21/2016	86.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/21/2016	86.2%	Type of Security		Fee Simple
Year Built / Latest Renovation	2005-2006 / NAP	Mortgage Rate		4.64000%
Appraised Value	$25,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		24
		Borrower Sponsor(1)		Antonio Reyes

Underwritten Revenues	$1,913,412
Underwritten Expenses	$488,491	Escrows
Underwritten Net Operating Income (NOI)	$1,424,921		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,372,451	Taxes	$69,346	$17,336
Cut-off Date LTV Ratio	70.4%	Insurance	$8,558	$2,139
Maturity Date LTV Ratio	60.4%	Replacement Reserves	$0	$1,495
DSCR Based on Underwritten NOI / NCF	1.31x / 1.26x	TI/LC(2)	$0	$4,805
Debt Yield Based on Underwritten NOI / NCF	8.1% / 7.8%	Deferred Maintenance	$17,688	$0
		Other(3)	$128,609	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$17,600,000	98.3%	Loan Payoff	$17,340,832	96.8%
Principal’s New Cash Contribution	305,990	1.7	Reserves	224,201	1.3
			Closing Costs	340,957	1.9

Total Sources	$17,905,990	100.0%	Total Uses	$17,905,990	100.0%

(1)	Antonio Reyes is the non-recourse carveout guarantor under the Highridge Crossing Loan.
(2)	TI/LC reserves are capped at $175,000 with replenishment obligations.
(3)	Other upfront reserve represents a 12 month rent and reimbursement escrow for Magic Foot Massage (which leases approximately 2.0% of the net rentable area and represents approximately 2.4% of the underwritten rent) in the amount of $46,073 due to an unresolved use violation by such tenant and a common area maintenance over-billing escrow for Office Depot Inc. in the amount of $82,536.

The following table presents certain information relating to the major tenants at the Highridge Crossing Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Office Depot Inc.(2)	NA / B1 / B-	16,010	27.8%	$246,554	16.4%	$15.40	12/31/2020	3, 5-year options
JP Morgan Chase Bank(2) (3)	A+ / A3 / A-	5,000	8.7	180,000	12.0	36.00	05/02/2021	2, 5-year options
Chipotle Mexican Grill(2)	NA / NA / NA	2,500	4.3	123,375	8.2	49.35	08/01/2021	1, 5-year option
Wendy’s International(2)	NA / B2 / B	3,000	5.2	106,624	7.1	35.54	12/31/2021	3, 5-year options
Pacific Dental Services	NA / NA / NA	2,651	4.6	93,845	6.3	35.40	07/31/2021	2, 5-year options
Dink’s Deli & Bagels	NA / NA / NA	1,499	2.6	79,867	5.3	53.28	07/31/2018	1, 5-year option
Panda Express	NA / NA / NA	2,000	3.5	79,860	5.3	39.93	04/30/2021	2, 5-year options
Starbucks	A / A2 / A-	1,499	2.6	68,339	4.6	45.59	05/31/2026	NA
Valencia Pets	NA / NA / NA	1,500	2.6	58,500	3.9	39.00	06/30/2026	NA
Little Caesars Pizza	NA / NA / NA	2,100	3.6	58,401	3.9	27.81	02/29/2020	1, 5-year option
Largest Tenants		37,759	65.5%	$1,095,365	73.1%	$29.01
Remaining Tenants		11,963	20.7	403,486	26.9	33.73
Vacant		7,937	13.8	0	0.0	0.00
Total / Wtd. Avg. All Tenants		57,659	100.0%	$1,498,852	100.0%	$30.14

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Each of Office Depot Inc., JP Morgan Chase Bank, Chipotle Mexican Grill and Wendy’s International has the right to cease operations at the Highridge Crossing Property. The borrower has the right to terminate the related lease if the applicable tenant fails to reopen within a specified period of time (ranging from 60 to 120 days), upon at least 60 but not more than 150 days’ notice in the case of Office Depot Inc., and upon 30 days’ notice in the case of each other such tenant.
(3)	JP Morgan Chase Bank has an option to terminate its lease as of May 2, 2019 with six months’ notice and payment of a $100,000 termination fee.

HIGHRIDGE CROSSING

The following table presents the lease rollover schedule at the Highridge Crossing Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(2)
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	1,495	2.6	2.6%	57,049	3.8	38.16	1
2017	1,133	2.0	4.6%	36,060	2.4	31.83	1
2018	3,699	6.4	11.0%	144,811	9.7	39.15	3
2019	1,294	2.2	13.2%	49,421	3.3	38.19	1
2020	19,201	33.3	46.5%	338,667	22.6	17.64	3
2021	19,901	34.5	81.0%	746,004	49.8	37.49	9
2022	0	0.0	81.0%	0	0.0	0.00	0
2023	0	0.0	81.0%	0	0.0	0.00	0
2024	0	0.0	81.0%	0	0.0	0.00	0
2025	0	0.0	81.0%	0	0.0	0.00	0
2026	2,999	5.2	86.2%	126,839	8.5	42.29	2
2027 & Thereafter	0	0.0	86.2%	0	0.0	0.00	0
Vacant	7,937	13.8	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	57,659	100.0%		$1,498,852	100.0%	$30.14	20

(1)	Calculated based on approximate square footage leased by each Owned Tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the Highridge Crossing Property:

Historical Leased %(1)

	2012	2013	2014	2015	As of 6/21/2016
Owned Space	86.4%	88.6%	86.4%	85.3%	86.2%

(1)	As provided by the borrower and which reflects average occupancy for the specified year unless otherwise indicated.

HIGHRIDGE CROSSING

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Highridge Crossing Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 4/30/2016	Underwritten(2)	Underwritten $ per SF
Base Rent	$1,432,511	$1,412,037	$1,473,330	$1,525,006	$1,471,315	$25.52
Contractual Rent Steps(3)	0	0	0	0	27,537	0.48
Gross Up Vacancy	0	0	0	0	268,461	4.66
Total Rent	$0	$0	$0	$0	$1,767,313	$30.65
Total Reimbursables	392,096	398,459	422,854	438,435	481,803	8.36
Other Income(2)	1,007	2,857	1,100	5,000	0	0.00
Vacancy & Credit Loss	0	0	0	0	(335,704)	(5.82)
Effective Gross Income	$1,825,614	$1,813,353	$1,897,284	$1,968,441	$1,913,412	$33.18

Real Estate Taxes	$206,493	$213,272	$148,762	$194,312	$202,400	$3.51
Insurance	27,064	23,352	23,633	24,058	23,339	0.40
Management Fee	48,000	48,000	48,000	48,000	57,402	1.00
Other Operating Expenses	197,843	200,998	199,369	203,992	205,350	3.56
Total Operating Expenses	$479,400	$485,622	$419,764	$470,362	$488,491	$8.47

Net Operating Income(4)	$1,346,214	$1,327,731	$1,477,520	$1,498,079	$1,424,921	$24.71
TI/LC	0	0	0	0	34,596	0.60
Replacement Reserves	0	0	0	0	17,874	0.31
Net Cash Flow	$1,346,214	$1,327,731	$1,477,520	$1,498,079	$1,372,451	$23.80

(1)	Certain items such as interest expense, interest income, certain professional fees, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the underwritten cash flow.
(2)	Historical Other Income was not underwritten due to the non-recurring nature of the income item.
(3)	Contractual rent steps are underwritten based upon the actual scheduled rent increases through January 1, 2017.
(4)	The increase in Net Operating Income for 2015 was driven mainly by the increase in Base Rent and the reduction in Real Estate Taxes due to a reduction in the tax liability resulting from the borrower retaining a tax consulting firm.

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MARRIOTT SAVANNAH RIVERFRONT

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Savannah, Georgia	Cut-off Date Principal Balance(3)		$16,700,974
Property Type	Hospitality	Cut-off Date Principal Balance per Room(1)		$189,366.59
Size (Rooms)	387	Percentage of Initial Pool Balance		2.3%
Total TTM Occupancy as of 2/29/2016	71.8%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 2/29/2016	71.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1992 / 2010	Mortgage Rate		5.58400%
Appraised Value	$110,600,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		300
		Original Interest Only Period (Months)	NAP
		Borrower Sponsor(4)	William J. Yung III
Underwritten Revenues	$23,616,568
Underwritten Expenses	$14,799,845
Underwritten Net Operating Income (NOI)	$8,816,723	Escrows
Underwritten Net Cash Flow (NCF)	$7,635,895		Upfront	Monthly
Cut-off Date LTV Ratio(1)(2)	60.3%	Taxes	$105,000	$105,000
Maturity Date LTV Ratio(1)(2)	50.7%	Insurance	$69,302	$33,923
DSCR Based on Underwritten NOI / NCF(1)	1.61x / 1.40x	FF&E(5)	$0	$98,402
Debt Yield Based on Underwritten NOI / NCF(1)	12.0% / 10.4%	Other(6)	$9,807,740	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$73,500,000	88.6%	Loan Payoff	$71,391,766	86.1%
Principal’s New Cash Contribution	9,412,409	11.3	Reserves	9,982,042	12.0
Other Sources	40,000	0.1	Closing Costs	1,578,601	1.9
Total Sources	$82,952,409	100.0%	Total Uses	$82,952,409	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Marriott Savannah Riverfront Loan Combination.
(2)	The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated utilizing the “as complete” appraised value of $110,600,000 after the completion of the $8,300,00 PIP.
(3)	The Marriott Savannah Riverfront Loan has a Cut-off Date Balance of $16,700,974 and is evidenced by the non-controlling notes A-2-2 and A-4 of the $73,500,000 original principal balance Marriott Savannah Riverfront Loan Combination, which has a Cut-off Date Balance of $73,284,870, and is evidenced by six pari passu notes. The related companion loans are evidenced by (i) the controlling note A-1-1 with an outstanding principal balance as of the Cut-off Date of $19,941,461, which was contributed by Cantor Commercial Real Estate Lending, L.P. to the CGCMT 2016-C1 securitization transaction, (ii) the non-controlling A-2-1, with an outstanding principal balance as of the Cut-off Date of $19,941,461, which was contributed by Citigroup Global Markets Realty Corp. to the CGCMT 2016-C1 securitization transaction and (iii) the non-controlling notes A-1-2 and A-3, with outstanding principal balances as of the Cut-off Date of $4,985,365 and $11,715,608, respectively, which are held by Cantor Commercial Real Estate Lending, L.P. or an affiliate and expected to be contributed to one or more future commercial mortgage securitization transactions.
(4)	The non-recourse carveout guarantors of the Marriott Savannah Riverfront Loan Combination are CSC Holdings, LLC and Columbia Sussex Corporation.
(5)	The Marriott Savannah Riverfront Loan documents require a monthly reserve for FF&E, in an amount equal to one-twelfth of 5% of the annual gross income for the Marriott Savannah Riverfront Property.
(6)	Other upfront reserves include a PIP reserve of $9,148,700, a seasonality reserve of $500,000 and an immediate repair reserve of $159,040. Additionally, the borrower is required to make deposits into the seasonality reserve as follows: (a) on each of the due dates occurring in June 2016, October 2016 and November 2016, $250,000, and thereafter (b) on each due date occurring in April, May, June, October and November of each year during the term of the Marriott Savannah Riverfront Loan Combination, $250,000 to the extent the balance of the seasonality reserve is less than $1,250,000.

The following table presents certain information relating to the 2016 demand analysis with respect to the Marriott Savannah Riverfront Property based on market segmentation, as provided in the appraisal for the Marriott Savannah Riverfront Property:

Estimated 2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
Marriott Savannah Riverfront	20.0%	45.0%	35.0%

(1)	Source: Appraisal.

The following table presents certain information relating to the trailing 12-month period through February 2016 penetration rates relating to the Marriott Savannah Riverfront Property, as provided in the February 2016 travel research report:

Penetration Rates(1)

Year	Occupancy	ADR	RevPAR
TTM 2/29/2016	90.2%	97.6%	88.0%
TTM 2/28/2015	95.4%	97.3%	92.9%
TTM 2/28/2014	93.9%	99.4%	93.3%

(1)	Source: February 2016 travel research report.

MARRIOTT SAVANNAH RIVERFRONT

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Marriott Savannah Riverfront Property:

Marriott Savannah Riverfront Property(1)

	2013	2014	2015	TTM 2/29/2016
Occupancy	70.8%	72.8%	73.4%	71.8%
ADR	$146.82	$152.63	$160.69	$161.96
RevPAR	$103.99	$111.07	$117.88	$116.35

(1)	As provided by the borrower.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott Savannah Riverfront Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 2/29/2016	Underwritten	Underwritten $ per Room
Rooms Revenue	$14,689,501	$15,689,307	$16,651,617	$16,480,400	$16,435,372	$42,469
Food & Beverage Revenue	4,952,748	5,947,690	6,203,866	6,056,180	6,039,633	15,606
Other Operating Revenue(2)	1,142,337	1,111,373	1,049,646	1,054,076	1,051,196	2,716
Other Revenue	112,783	157,072	100,432	90,615	90,367	234
Total Revenue	$20,897,369	$22,905,442	$24,005,561	$23,681,271	$23,616,568	$61,025

Room Expense	$2,870,849	$3,102,846	$3,577,963	$3,608,799	$3,598,939	$9,300
Food & Beverage Expense	2,608,897	3,006,924	3,031,265	3,006,395	2,998,181	7,747
Other Operating Expense	319,915	296,064	318,140	313,974	313,116	809
Total Departmental Expense	$5,799,661	$6,405,834	$6,927,368	$6,929,168	$6,910,236	$17,856
Total Undistributed Expense	5,469,716	5,809,383	6,177,781	6,111,777	6,121,093	15,817
Total Fixed Expense	1,451,256	1,764,883	1,780,226	1,770,925	1,768,516	4,570
Total Operating Expenses	$12,720,633	$13,980,100	$14,885,375	$14,811,870	$14,799,845	$38,242

Net Operating Income	$8,176,736	$8,925,342	$9,120,186	$8,869,401	$8,816,723	$22,782
FF&E Reserve	1,044,868	1,145,272	1,200,278	1,184,064	1,180,828	3,051
Net Cash Flow	$7,131,868	$7,780,070	$7,919,908	$7,685,337	$7,635,895	$19,731

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Operating Revenue includes all parking, gift shop and spa revenues.

The following table presents certain information relating to the primary competition for the Marriott Savannah Riverfront Property:

Marriott Savannah Riverfront Competitive Set (1)

Property	Number of Rooms	Year Built	TTM February 2016 Occupancy	TTM February 2016 ADR	TTM February 2016 RevPAR
Marriott Savannah Riverfront(2)	387	1992	72%	$161.96	$116.35
Hilton DeSoto	246	1890	82%	$165.00	$135.30
Hyatt Regency	351	1981	80%	$170.00	$136.00
Westin Savannah Harbor	403	1999	77%	$185.00	$142.45
Marriott Courtyard	156	2001	82%	$145.00	$118.90
Holiday Inn	127	2007	81%	$130.00	$105.30

(1)	Source: Appraisal.
(2)	Source: Rent Roll dated February 29, 2016

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ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Refinance	28	$485,036,907	67.3%	$17,322,747	1.60	x	4.764%	115	62.7%	54.9%
Acquisition	16	222,870,500	30.9	13,929,406	1.89	x	4.707%	110	63.2%	57.7%
Acquisition/Refinance	1	13,250,000	1.8	13,250,000	1.30	x	5.070%	118	70.8%	62.8%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only, Then Amortizing(2)	25	$356,553,000	49.4%	$14,262,120	1.50	x	4.864%	118	65.0%	57.1%
Amortizing (30 Years)	11	175,215,933	24.3	15,928,721	1.44	x	4.849%	109	66.8%	55.8%
Interest Only	7	166,737,500	23.1	23,819,643	2.37	x	4.300%	109	54.3%	54.3%
Amortizing (25 Years)	1	16,700,974	2.3	16,700,974	1.40	x	5.584%	118	66.3%	50.7%
Amortizing (20 Years)	1	5,950,000	0.8	5,950,000	2.03	x	5.500%	120	66.1%	42.5%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

(1) All of the mortgage loans will have balloon payments at maturity date.

(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
2,097,658 - 4,999,999	4	$14,772,658	2.0%	$3,693,164	1.51	x	4.878%	120	70.6%	59.0%
5,000,000 - 14,999,999	26	257,908,833	35.8	9,919,570	1.56	x	4.898%	117	66.0%	57.8%
15,000,000 - 24,999,999	7	129,010,974	17.9	18,430,139	1.59	x	4.770%	119	64.5%	55.9%
25,000,000 - 29,999,999	4	115,964,942	16.1	28,991,236	1.80	x	4.735%	89	65.1%	60.5%
30,000,000 - 34,999,999	1	32,000,000	4.4	32,000,000	1.59	x	4.800%	120	62.4%	51.0%
35,000,000 - 49,999,999	1	41,500,000	5.8	41,500,000	1.40	x	4.410%	120	64.9%	52.3%
50,000,000 - 70,000,000	2	130,000,000	18.0	65,000,000	2.06	x	4.543%	119	52.5%	50.1%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

	Min	$2,097,658
	Max	$70,000,000
	Average	$16,025,720

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.25 - 1.29	3	$28,597,658	4.0%	$9,532,553	1.26	x	4.814%	120	69.3%	59.5%
1.30 - 1.49	24	347,286,934	48.2	14,470,289	1.38	x	4.902%	113	67.2%	58.1%
1.50 - 1.69	6	93,746,308	13.0	15,624,385	1.57	x	4.724%	119	66.0%	56.1%
1.70 - 1.89	4	77,639,007	10.8	19,409,752	1.74	x	5.039%	118	57.9%	51.4%
1.90 - 2.09	2	21,000,000	2.9	10,500,000	1.97	x	4.833%	120	58.2%	46.7%
2.10 - 2.90	6	152,887,500	21.2	25,481,250	2.46	x	4.259%	108	53.7%	53.7%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

	Min	1.25x
	Max	2.90x
	Average	1.69x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
4.092 - 4.249	5	$125,387,500	17.4%	$25,077,500	2.36	x	4.158%	120	52.3%	52.3%
4.250 - 4.499	2	71,000,000	9.8	35,500,000	1.48	x	4.344%	120	67.3%	56.7%
4.500 - 4.749	9	129,810,000	18.0	14,423,333	1.78	x	4.659%	106	64.4%	56.5%
4.750 - 4.999	11	147,636,387	20.5	13,421,490	1.46	x	4.828%	119	64.7%	56.4%
5.000 - 5.249	12	196,814,573	27.3	16,401,214	1.47	x	5.081%	109	65.2%	57.8%
5.250 - 5.708	6	50,508,946	7.0	8,418,158	1.53	x	5.533%	111	66.1%	53.1%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

	Min	4.092%
	Max	5.708%
	Average	4.752%

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
50.8 - 54.9	6	$185,387,500	25.7%	$30,897,917	2.16	x	4.453%	119	53.0%	51.3%
55.0 - 59.9	2	44,050,000	6.1	22,025,000	1.62	x	4.730%	119	57.4%	52.0%
60.0 - 64.9	10	179,321,308	24.9	17,932,131	1.67	x	4.763%	110	62.5%	53.8%
65.0 - 69.9	13	131,635,263	18.3	10,125,789	1.44	x	4.977%	119	67.9%	56.3%
70.0 - 75.0	14	180,763,336	25.1	12,911,667	1.41	x	4.888%	107	71.6%	63.3%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

(1) With respect to each mortgage loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that mortgage loan divided by (2) the Appraised Value of the related mortgaged property or portfolio of mortgaged properties, except as set forth under the definition of “Cut-off Date LTV Ratio” in the Preliminary Prospectus including, without limitation: (i) with respect to any mortgage loan with a pari passu companion loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such mortgage loan and the related pari passu companion loan(s), unless otherwise indicated; (ii) with respect to the Fed Ex Atlanta and Fed Ex West Palm Beach mortgage loans, which are cross-collateralized and cross-defaulted with each other, the Cut-off Date LTV Ratio is presented in the aggregate; (iii) with respect to the Embassy Suites Lake Buena Vista mortgage loan, the related Cut-off Date LTV Ratio was calculated based on the Cut-off Date Balance less an earnout reserve taken at origination; with respect to the Embassy Suites Lake Buena Vista mortgage loan, the Cut-off Date LTV Ratio was calculated based on the Cut-off Date Balance less an earnout reserve taken at origination; (iv) with respect to each of the Marriott Midwest Portfolio, Hilton Suites Lexington Green and Marriott Savannah Riverfront mortgage loans, the Cut-off Date LTV Ratio was calculated using the related Appraised Value, which in each case is subject to certain adjustments as described under the definition of “Appraised Value” above; and (v) with respect to each of the Winchester Plaza, Scotsdale Apartments, Carriage Park, and Macomb Manor Apartments mortgage loans, the Cut-off Date LTV Ratio was calculated using the related “As Stabilized Appraised Value” set forth on Annex A.

	Min	50.8%
	Max	75.0%
	Average	63.0%

Distribution of Maturity Date Loan-to-Value Ratios(1)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
42.5 - 49.9	4	$99,500,000	13.8%	$24,875,000	1.72	x	4.953%	119	56.6%	48.7%
50.0 - 54.9	15	290,407,439	40.3	19,360,496	1.85	x	4.559%	119	58.4%	52.3%
55.0 - 59.9	10	92,640,638	12.8	9,264,064	1.44	x	4.930%	118	67.6%	57.5%
60.0 - 64.9	14	221,759,329	30.8	15,839,952	1.58	x	4.800%	103	69.2%	62.3%
65.0 - 67.7	2	16,850,000	2.3	8,425,000	1.36	x	5.287%	96	73.2%	66.9%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

(1) With respect to each mortgage loan, the ratio, expressed as a percentage of (1) the Balloon Balance of that mortgage loan as adjusted to give effect to the amortization of the applicable mortgage loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related mortgaged property or portfolio of mortgaged properties, except as set forth under the definition of “Maturity Date LTV Ratio” in the Preliminary Prospectus including, without limitation: (i) with respect to any mortgage loan with a pari passu companion loan, the calculation of the Maturity Date LTV Ratio is based on the aggregate Balloon Balance at maturity of such mortgage loan and the related pari passu companion loan(s); (ii) with respect to the Fed Ex Atlanta and Fed Ex West Palm Beach mortgage loans, which are cross-collateralized and cross-defaulted with each other, the Maturity Date LTV Ratio is presented in the aggregate; (iii) with respect to the Embassy Suites Lake Buena Vista mortgage loan, the related Maturity Date LTV Ratio was calculated based on the Balloon Balance less an earnout reserve taken at origination; (iv) with respect to each of the Marriott Midwest Portfolio, Hilton Suites Lexington Green and Marriott Savannah Riverfront mortgage loans, the Maturity Date LTV Ratio was calculated using the related Appraised Value, which in each case is subject to certain adjustments as described under the definition of “Appraised Value” above; and (v) with respect to each of the Scotsdale Apartments, Carriage Park and Macomb Manor Apartments mortgage loans, the Maturity Date LTV Ratio was calculated using the related “As Stabilized Appraised Value” set forth on Annex A.

	Min	42.5%
	Max	67.7%
	Average	55.9%

Distribution of Original Terms to Maturity

Original Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
60	3	$64,014,942	8.9%	$21,338,314	2.00	x	5.022%	58	65.9%	63.2%
120	42	657,142,465	91.1	15,646,249	1.65	x	4.726%	119	62.7%	55.2%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

	Min	60	months
	Max	120	months
	Average	115	months

Distribution of Remaining Terms to Maturity

Range of Remaining Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
56 - 60	3	$64,014,942	8.9%	$21,338,314	2.00	x	5.022%	58	65.9%	63.2%
61 - 115	2	19,250,000	2.7	9,625,000	1.49	x	4.935%	114	68.7%	60.1%
116 - 120	40	637,892,465	88.5	15,947,312	1.66	x	4.719%	119	62.5%	55.0%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

	Min	56	months
	Max	120	months
	Average	114	months

Distribution of Original Amortization Term(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	7	$166,737,500	23.1%	$23,819,643	2.37	x	4.300%	109	54.3%	54.3%
240	1	5,950,000	0.8	5,950,000	2.03	x	5.500%	120	66.1%	42.5%
300	1	16,700,974	2.3	16,700,974	1.40	x	5.584%	118	66.3%	50.7%
301 - 360	36	531,768,933	73.7	14,771,359	1.48	x	4.859%	115	65.6%	56.7%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

(1) All of the mortgage loans will have balloon payments at maturity.
	Min	0	months
	Max	360	months
	Average	356	months

Distribution of Remaining Amortization Term(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	7	$166,737,500	23.1%	$23,819,643	2.37	x	4.300%	109	54.3%	54.3%
240	1	5,950,000	0.8	5,950,000	2.03	x	5.500%	120	66.1%	42.5%
241 - 300	1	16,700,974	2.3	16,700,974	1.40	x	5.584%	118	66.3%	50.7%
301 - 360	36	531,768,933	73.7	14,771,359	1.48	x	4.859%	115	65.6%	56.7%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

(1) All of the Mortgage Loans will have balloon payments at maturity.
	Min	0	months
	Max	360	months
	Average	355	months

Mortgage Loans with Original Partial Interest Only Period

Range of Original Partial Interest Only Period (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
12	7	$62,395,000	8.7%	$8,913,571	1.44	x	4.861%	119	64.7%	53.8%
24	5	$45,050,000	6.2%	$9,010,000	1.36	x	4.965%	110	70.2%	61.5%
36	10	$130,608,000	18.1%	$13,060,800	1.44	x	4.886%	119	68.3%	60.3%
48	2	$89,500,000	12.4%	$44,750,000	1.69	x	4.800%	119	59.8%	53.7%
60	1	$29,000,000	4.0%	$29,000,000	1.46	x	4.813%	119	58.6%	53.6%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Defeasance	40	$614,581,077	85.2%	$15,364,527	1.72	x	4.754%	116	62.1%	55.3%
Yield Maintenance	4	77,076,329	10.7	19,269,082	1.44	x	4.930%	96	67.5%	58.2%
Yield Maintenance or Defeasance	1	29,500,000	4.1	29,500,000	1.60	x	4.250%	120	70.7%	63.0%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
6.5 - 7.9	1	$13,850,000	1.9%	$13,850,000	1.33	x	4.750%	118	60.5%	60.5%
8.0 - 8.9	3	52,585,000	7.3	17,528,333	1.31	x	4.777%	119	70.1%	61.3%
9.0 - 9.9	18	256,648,618	35.6	14,258,257	1.39	x	4.805%	112	68.4%	58.6%
10.0 - 10.9	12	201,012,500	27.9	16,751,042	2.02	x	4.427%	117	56.8%	54.0%
11.0 - 11.9	3	48,900,000	6.8	16,300,000	1.60	x	4.791%	119	65.2%	54.0%
12.0 - 12.9	4	39,661,288	5.5	9,915,322	1.52	x	5.473%	118	65.8%	52.9%
13.0 - 13.9	2	75,050,000	10.4	37,525,000	1.78	x	4.970%	118	54.5%	49.0%
14.0 - 18.3	2	33,450,000	4.6	16,725,000	2.75	x	4.859%	67	61.3%	57.1%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

	Min	6.5%
	Max	18.3%
	Average	10.5%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
6.4 - 7.9	2	$31,450,000	4.4%	$15,725,000	1.29	x	4.688%	119	66.0%	60.4%
8.0 - 8.9	16	233,813,618	32.4	14,613,351	1.36	x	4.851%	112	68.7%	58.9%
9.0 - 9.9	13	211,695,000	29.4	16,284,231	1.76	x	4.555%	117	61.1%	55.7%
10.0 - 10.9	7	112,738,474	15.6	16,105,496	1.97	x	4.627%	119	59.5%	53.0%
11.0 - 11.9	4	92,771,308	12.9	23,192,827	1.74	x	5.051%	118	56.4%	49.8%
12.0 - 12.9	1	5,239,007	0.7	5,239,007	1.77	x	5.380%	118	70.3%	58.6%
13.0 - 16.7	2	33,450,000	4.6	16,725,000	2.75	x	4.859%	67	61.3%	57.1%
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%	$16,025,720	1.69	x	4.752%	114	63.0%	55.9%

	Min	6.4%
	Max	16.7%
	Average	9.7%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	17	$385,327,423	53.4%
Springing	24	246,723,353	34.2
Soft Springing	2	72,656,631	10.1
Soft	2	16,450,000	2.3
Total/Avg./Wtd.Avg.	45	$721,157,407	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	42	$612,932,407	85.0%
Replacement Reserves(1)	39	$566,769,907	78.6%
Insurance	31	$427,793,276	59.3%
TI/LC(2)	19	$254,170,580	52.3%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, Industrial and mixed use properties.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
Retail	18	$276,235,394	38.3%	$15,346,411	1.66	x	4.575%	118	62.6%	56.3%
Anchored	9	115,221,387	16.0	12,802,376	1.38	x	4.748%	120	67.4%	57.9%
Super Regional Mall	1	70,000,000	9.7	70,000,000	2.33	x	4.092%	120	50.8%	50.8%
Unanchored	5	51,975,000	7.2	10,395,000	1.52	x	4.614%	112	68.6%	60.8%
Single Tenant	1	29,000,000	4.0	29,000,000	1.46	x	4.813%	119	58.6%	53.9%
Shadow Anchored	2	10,039,007	1.4	5,019,504	1.62	x	5.079%	119	71.9%	59.4%
Hospitality	15	$139,172,281	19.3%	$9,278,152	1.94	x	5.068%	106	58.4%	51.4%
Full Service	4	105,722,281	14.7	26,430,570	1.68	x	5.134%	118	57.4%	49.6%
Limited Service	11	33,450,000	4.6	3,040,909	2.75	x	4.859%	67	61.3%	57.1%
Office	6	$133,014,942	18.4%	$22,169,157	1.43	x	4.746%	106	66.5%	56.4%
Suburban	5	101,014,942	14.0	20,202,988	1.38	x	4.729%	101	67.8%	58.1%
CBD	1	32,000,000	4.4	32,000,000	1.59	x	4.800%	120	62.4%	51.0%
Industrial	5	$63,637,500	8.8%	$12,727,500	2.29	x	4.335%	118	56.5%	55.2%
Warehouse/Distribution	4	55,387,500	7.7	13,846,875	2.41	x	4.242%	119	54.2%	54.2%
Flex	1	8,250,000	1.1	8,250,000	1.55	x	4.955%	115	71.7%	62.0%
Multifamily	4	$48,273,000	6.7%	$12,068,250	1.38	x	5.007%	119	72.2%	63.9%
Self Storage	15	$48,167,658	6.7%	$3,211,177	1.37	x	5.073%	118	66.6%	57.8%
Mixed Use (Multifamily/Office/Retail)	1	$12,656,631	1.8%	$12,656,631	1.32	x	5.095%	117	69.2%	57.2%
Total / Wtd. Avg.	64	$721,157,407	100%	$11,268,084	1.69	x	4.752%	114	63.0%	55.9%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
California	7	$150,797,658	20.9%	$21,542,523	1.57	x	4.796%	119	61.0%	54.4%
Michigan	11	88,092,051	12.2	8,008,368	1.61	x	4.933%	112	69.5%	61.7%
Illinois	9	84,045,000	11.7	9,338,333	1.47	x	4.659%	120	64.3%	52.5%
Tennessee	2	74,650,000	10.4	37,325,000	2.27	x	4.153%	120	52.0%	51.5%
Florida	4	47,365,439	6.6	11,841,360	1.63	x	4.982%	118	63.2%	55.0%
Arizona	4	45,185,000	6.3	11,296,250	1.37	x	4.968%	110	68.0%	60.5%
Georgia	2	30,900,974	4.3	15,450,487	1.86	x	4.969%	118	60.8%	52.4%
Pennsylvania	1	29,964,942	4.2	29,964,942	1.31	x	5.150%	59	70.1%	64.8%
Texas	2	26,750,000	3.7	13,375,000	1.42	x	4.786%	118	64.8%	53.3%
Virginia	2	21,736,387	3.0	10,868,194	1.40	x	4.691%	119	72.1%	58.7%
Washington	1	20,125,000	2.8	20,125,000	2.43	x	4.236%	119	54.4%	54.4%
Kentucky	1	15,050,000	2.1	15,050,000	1.94	x	4.570%	120	55.1%	48.3%
Minnesota	6	14,875,731	2.1	2,479,289	2.90	x	4.720%	56	60.3%	60.3%
Colorado	2	14,425,000	2.0	7,212,500	2.05	x	4.482%	119	58.3%	55.4%
New York	1	13,850,000	1.9	13,850,000	1.33	x	4.750%	118	60.5%	60.5%
North Carolina	1	11,250,000	1.6	11,250,000	1.46	x	4.750%	120	66.2%	54.0%
Ohio	2	8,600,000	1.2	4,300,000	1.30	x	5.070%	118	70.8%	62.8%
Oklahoma	1	5,950,000	0.8	5,950,000	2.03	x	5.500%	120	66.1%	42.5%
Wisconsin	2	4,869,226	0.7	2,434,613	2.26	x	4.929%	82	63.6%	59.2%
New Mexico	1	4,800,000	0.7	4,800,000	1.45	x	4.750%	120	73.7%	60.1%
Oregon	1	4,125,000	0.6	4,125,000	1.50	x	4.578%	119	69.3%	57.8%
Mississippi	1	3,750,000	0.5	3,750,000	1.72	x	5.080%	120	70.8%	61.4%
Total / Wtd. Avg.	64	$721,157,407	100.0%	$11,268,084	1.69	x	4.752%	114	63.0%	55.9%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P4 Commercial Mortgage Pass-Through Certificates Series 2016-P4

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Wells Fargo Bank, National Association	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7
Operating Advisor / Asset	Park Bridge Lender Services LLC
Representations Reviewer		Mortgage Loan Detail	11

		NOI Detail	12

		Delinquency Loan Detail	13
Trustee / Custodian	Deutsche Bank Trust Company Americas
		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	CWCapital Asset Management LLC
		Specially Serviced Loan Detail	19

		Unscheduled Principal Detail	21

Certificate Administrator	Citibank, N.A.	Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at sf.citidirect.com	D-1	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P4 Commercial Mortgage Pass-Through Certificates Series 2016-P4

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P4 Commercial Mortgage Pass-Through Certificates Series 2016-P4

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P4 Commercial Mortgage Pass-Through Certificates Series 2016-P4

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P4 Commercial Mortgage Pass-Through Certificates Series 2016-P4

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-P4 Commercial Mortgage Pass-Through Certificates Series 2016-P4

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-P4

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P4 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P4 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P4 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P4 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalty	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P4 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-P4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-P4 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24	© Copyright 2016 Citigroup

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties, serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Sponsor), participation or pledge, and the Sponsor had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement, any Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Sponsor in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged

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Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Sponsor’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Sponsor’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes,

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assessments and other charges shall not be considered delinquent until the date on which interest and/or penalties would first be payable thereon. Except as contemplated by clauses (f) and (g) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Sponsor thereunder and no claims have been paid thereunder. Neither the Sponsor, nor to the Sponsor’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement, the Sponsor has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Sponsor has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Sponsor or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than 13 months prior to the Cut-off Date. To the Sponsor’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

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(11)	Taxes and Assessments. As of the date of origination and, to the sponsor’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the date on which interest and/or penalties would first be payable thereon.

(12)	Condemnation. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Sponsor’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Sponsor or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Sponsor to Depositor or its servicer.

(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Sponsor to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Sponsor.

(17)	Access; Utilities; Separate Tax Lots. Based solely on evaluation of the Title Policy (as defined in paragraph (6) of this Annex E-1) and survey, if any, an engineering report or property condition assessment as described in paragraph (10) of this Annex E-1, applicable local law compliance materials as described in paragraph (24) of this Annex E-1, and the ESA (as defined in paragraph (40) of this Annex E-1), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or

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will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Sponsor’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Sponsor (except that any ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related Anticipated Repayment Date).

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

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(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Sponsor’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Sponsor’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Loan Combination, as applicable) or as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits, franchises and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Sponsor’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits, franchises and applicable governmental authorizations are in effect or the failure to obtain or maintain such material licenses, permits, franchises and applicable governmental authorizations does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the related Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such

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Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Loan Combination) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (or related Loan Combination) in an amount not less than the amount required by the REMIC Provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Loan Combination).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Sponsor’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds

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the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount“ is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) of this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and (with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $10 million) the organizational documents of the Mortgagor provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity“ shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor,

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subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance (A) on the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the Mortgage Loan is an ARD Loan, on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease“ shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Sponsor, its successors and assigns, the Sponsor represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of

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the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an Actual/360 Basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Sponsor’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Sponsor’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Sponsor with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

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(36)	Origination and Underwriting. The origination practices of the Sponsor (or the related originator if the Sponsor was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination and, as of the Cut-off Date, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. To the Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sponsor in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Sponsor’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Loan Combination, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for

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the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Sponsor’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Sponsor’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Loan Combination, no Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by the Sponsor to the related Mortgagor other than in accordance with the Loan Documents, and, to the Sponsor’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Sponsor nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee“ means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Sponsor’s knowledge” or “the Sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Citigroup Global Markets Realty Corp.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	Marriott Savannah Riverfront (Loan No. 16)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the Mortgagor to a competitor of the franchisor. The right of first refusal does apply to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor as defined under the Mortgage Loan documents.

(6) Permitted Liens; Title Insurance	Marriott Savannah Riverfront (Loan No. 16)	E-The Mortgaged Property is subject to a recorded Land Use Restriction that prohibits (i) the use of groundwater at the Mortgaged Property and (ii) any residential uses at the Mortgaged Property.

(7) Junior Liens	Fed Ex Atlanta (Loan No. 9) Fed Ex West Palm Beach (Loan No. 10) Fed Ex Fife (Loan No. 12) Fed Ex Boulder (Loan No. 30)	There is an additional loan from an affiliate of PA-SC Venture I Equity Sub LLC, the non-recourse carveout guarantor of each of the Mortgage Loans, to the non-managing member of the applicable Mortgagor secured by such member’s equity interest in the applicable Mortgagor. Foreclosure on such loan would change ownership of the economic rights of the members of the applicable Mortgagor but would not change the control of the applicable Mortgagor.

(8) Assignment of Leases and Rents	247 Bedford Avenue (Loan No. 19)	The lease demising space to NRT New York LLC, d/b/a The Corcoran Group (the “Corcoran Lease”), includes provisions relating to the lease and occupancy of space (x) at the Mortgaged Property and (y) at a different building (the “Temporary Space”) owned by an affiliate of Mortgagor, which space will be occupied on a temporary basis until the space at the Mortgaged Property is available. The Borrower has an interest in those portions of the Corcoran Lease relating to the leasing and occupancy of space at the Mortgaged Property, while the affiliate of Borrower, as owner of the Temporary Space, has an interest in those portions of the Corcoran Lease relating to the leasing and occupancy of space at the Temporary Space. The related lender has a security interest in those portions of the Corcoran Lease relating the leasing and occupancy of space at the Mortgaged Property only.

(16) Insurance	Opry Mills (Loan No. 1)

The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Mortgagor delivers a letter of credit for the difference between the actual deductible and $500,000).

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least 75% of the coverage (if there are four (4) or fewer members of the syndicate) or at least 60% of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(16) Insurance	Harbor Point (Loan No. 14)	Proceeds relating to a casualty at the Mortgaged Property relating to the portion of the Mortgaged Property leased by the tenant Bass Pro Shop may be held by the tenant during restoration of the Mortgaged Property.

(16) Insurance	TnT Self Storage (Loan No. 45)	The insurance company supplying NFIP flood insurance for the Mortgaged Property, Wright National Flood Insurance Company, is rated A- V by AM Best and is not rated by S&P.

(17) Access; Utilities; Separate Tax Lots	401 South State Street (Loan No. 4)	The Mortgaged Property is served by utilities provided under a grant of privilege obtained from the city. The grant of privilege is renewable for five-year terms with payment of an annual fee.

(17) Access; Utilities; Separate Tax Lots	Red Dot Storage Portfolio II (Loan No. 24)	The Mortgaged Property identified on Annex A to this prospectus as 250 West Route 38 is not served by public or private water or sewer or well and septic.

(24) Local Law Compliance	Marriott Savannah Riverfront (Loan No. 16)	Certain fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to cure all open fire code violations.

(26) Recourse Obligations	Opry Mills (Loan No. 1)

The related guarantor’s liability is capped at $75,000,000 plus out-of-pocket costs and expenses incurred by the related lender in the enforcement of the related guaranty or its rights thereunder.

The Mortgage Loan is not fully recourse to Mortgagor and the guarantor for transfers in violation of the Mortgage Loan documents if the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

(26) Recourse Obligations	EZ Storage Portfolio (Loan No. 20)	Transfers of a Mortgaged Property or any direct or indirect interest in any Mortgagor in violation of the Mortgage Loan documents (other than a voluntary sale or pledge of a direct interest in a Mortgaged Property) do not result in full recourse to the related Mortgagor and related guarantors if corrected within 30 days of notice from the related lender.

(26) Recourse Obligations	Northpointe Plaza (Loan No. 40)	The Mortgage Loan is fully recourse to the Mortgagor and related guarantor in the event of a sale, pledge, or encumbrance of the equity interests in Mortgagor in violation of the Mortgage Loan documents, provided, however, that there is no recourse liability if the violation is Mortgagor’s failure to provide notice of a permitted equity transfer to the related lender and the Mortgagor does deliver such notice within two business days of the Mortgagor’s receipt of notice from the related lender of the failure of Mortgagor to provide the required notice of a permitted equity transfer.

(31) Single-Purpose Entity	Opry Mills (Loan No. 1)	The Mortgagor is permitted to participate in a cash management system by which all amounts paid to the Mortgagor in accordance with the Mortgage Loan documents may be deposited into commingled deposit accounts controlled by the borrower sponsor as agent of the Mortgagor on behalf of the Mortgagor.

E-2-2

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(31) Single-Purpose Entity	Fed Ex Atlanta (Loan No. 9)	The Mortgagor owned two adjacent parcels in addition to the Mortgaged Property. The adjacent parcels were conveyed to affiliates of the Mortgagor prior to the origination of the Mortgage Loan.

(31) Single-Purpose Entity	Marriott Savannah Riverfront (Loan No. 16)	The Mortgagor is a recycled single-purpose entity that previously owned an adjacent parcel which was condemned by and transferred to the City of Savannah prior to the origination of the Mortgage Loan. The Mortgagor is currently contesting the condemnation award for the condemned parcel.

(34) Ground Leases	Harbor Point (Loan No. 14)	The borrower’s interest in the portion of the Mortgaged Property comprised of shoreline is under a ground sublease. The master ground lease may be amended, modified, cancelled, or terminated without the related lender’s prior consent. The lender is not entitled to notice of defaults under the master lease from the master landlord. The master lease is silent as to proceeds. The related lender does not have the right to enter into a new lease with the master landlord.

(39) Organization of the Mortgagor	Scotsdale Apartments (Loan No. 13) Carriage Park (Loan No. 21) Macomb Manor Apartments (Loan No. 29)	The related Mortgagors are affiliates.

(39) Organization of the Mortgagor	Fed Ex Atlanta (Loan No. 9) Fed Ex West Palm Beach (Loan No. 10) Fed Ex Fife (Loan No. 12) Fed Ex Boulder (Loan No. 30)	The related Mortgagors are affiliates.

E-2-3

Principal Commercial Capital

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	Marriott Midwest Portfolio (Loan No. 8)

Ford Motor Land Development Corporation (together with its successors and assigns,“Grantor”) has a right of reverter on the Mortgaged Property located at 6101, 6121 and 6141 Mercury Drive (i.e. the Mortgaged Property identified as TownePlace Suites Detroit Dearborn) pursuant to the indenture dated September 21, 1999 (“Dearborn Indenture”) between Grantor and GSH Lodging L.L.C. (predecessor-in-interest to the applicable Mortgagor of such Mortgaged Property) (“Grantee”) and recorded in the Wayne County Register of Deeds on May 9, 2000 in Liber 31586, page 492. Grantor’s right of reverter is triggered upon the occurrence of certain termination events under the Dearborn Indenture including, but not limited to: (1) a material default in the performance or observance of any of the covenants (a) to construct an extended stay motel, (b) to thereafter use the Mortgaged Property in accordance with the Declaration (as defined below) and Parcel B Declaration (as defined below) or (c) to make or permit certain alterations as provided in and/or in accordance with the Dearborn Indenture, (2)(a) the Mortgaged Property becomes vacant (except as a result of fire, condemnation, casualty, act of war, national emergency, or any other cause beyond the reasonable control of Mortgagor) and is not maintained by Mortgagor or (b)(i) the Mortgaged Property is for any reason used or occupied for a use other than an extended stay motel (unless 30 days’ notice of such other use was given and such other use is consistent with the Parcel B Declaration), or (ii) the Mortgaged Property is for any reason used or occupied for a use other than a use consistent with the Parcel B Declaration or (iii) the Mortgaged Property does not conform to the restrictions in the Declaration until 2075, or (3) Mortgagor fails to comply with the Parcel B Declaration. Upon an event of termination, Grantor may exercise its right of reverter by notice to Mortgagor and to lender (as designated by Mortgagor to Grantor).

Under the Dearborn Indenture the termination of Mortgagor’s fee interest in the Mortgaged Property is required to occur between 60 to 90 days after notice is given. Upon such termination, Grantor must pay Mortgagor an amount equal to the market value of the Mortgaged Property, determined by the average of two appraisals, with each of Grantor and Mortgagor selecting one of the appraisers, provided the appraisal results are within 10% of each other. If the appraisal results are not within 10%, the Dearborn Indenture requires that a third appraiser, selected by the two previous appraisers, will appraise the Mortgaged Property and the two nearest appraisals of the three will be averaged to determine the market value.

Because the Dearborn Indenture was recorded prior to the mortgage on the Mortgaged Property, the mortgage is subject and subordinate to the Dearborn Indenture and the right of reverter. Accordingly, upon any exercise of the right of reverter, the Mortgaged Property will no longer be subject to the lien of such mortgage. Under the Mortgage Loan documents if there is: (1) any termination or attempted termination, of the estate of Mortgagor in and to the Mortgaged Property as a result of any exercise or attempted exercise of the right of reverter prior to the date lender or its successor or assign acquires title to the Mortgaged Property by reason of foreclosure or deed-in-lieu or (2) any failure of Mortgagor to deposit (or cause to be deposited) the proceeds of any exercise of the right of reverter, then Mortgagor and the non-recourse carveout Guarantor shall be personally liable to lender for any loss or damage that arises from the foregoing.

“Parcel B Declaration” means that certain Declaration of Covenants and Restrictions Upon Parcel B in Fairlane North dated September 13, 1999 by Grantor and recorded in the Wayne County Register of Deeds on September 27, 1999 in Liber 30375, Page 99, as amended by that certain First Amendment to Declaration of Covenants and Restrictions Upon the Use of Parcel B in Fairlane North dated February 20, 2012 by Grantor and recorded on March 2, 2012 in the Wayne County Register of Deeds in Liber 49641, Page 1482. The Parcel B Declaration generally contains restrictions on a 17.308 acre property, of which the Mortgaged Property constitutes 3.49 acres, related to use (which do not prevent use as a hotel), maximum

E-2-4

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

building heights, minimum building setbacks, building materials, building design, parking areas, landscaping, signs, exterior lighting, utilities, construction inconvenience, fencing and property maintenance. Any construction is generally subject to Grantor’s review. Grantor reserves the right to amend the restrictions with respect to their application to any portion of Parcel B that is not sold and conveyed and/or leased to a developer. This right of reservation lasts for the lesser of the period during which Grantor retains fee title to more than 30% of the total valuation of lands in Parcel B, or September 30, 2100.

“Declaration” means that certain Declaration of Reciprocal Easements and Operation Agreement dated October 15, 1993 by Grantor and recorded on November 3, 1993 in the Wayne County Register of Deeds in Liber 26935, Page 048. This Declaration relates to a comprehensive 285 acre parcel, of which the Mortgaged Property is a part. The comprehensive parcel is subject to exclusive use restrictions in favor of Kmart, PACE, Building Square, Borders, Sports Authority and Office Max.

(6) Permitted Liens; Title Insurance	Marriott Midwest Portfolio (Loan No. 8)

Grantor has a right of first refusal to purchase or lease the Mortgaged Property located at 6101, 6121 and 6141 Mercury Drive until 9/21/2019 pursuant to the Dearborn Indenture. If Grantor elects not to exercise its right of first refusal, Mortgagor may sell or lease the Mortgaged Property to a third party, however, such sale or lease will be subject to the right of first refusal.

Grantor has an additional right of first refusal to purchase or lease the Mortgaged Property that commences on 9/21/19 and expires on such period as would not violate the Rule Against Perpetuities or any rules of restraints on alienation of land or any similar law now or hereinafter in effect.

Pursuant to the Dearborn Indenture the right of first refusal and the additional right of first refusal do not apply to any sale or transfer of the Mortgaged Property through a foreclosure, or a deed-in-lieu, nor to a sale, lease or transfer of the Mortgaged Property by the party acquiring the Mortgaged Property pursuant to any such foreclosure action or deed in lieu, however, any subsequent sale or transfer of the Mortgaged Property shall be subject to the rights of first refusal.

(6) Permitted Liens; Title Insurance	Marriott Midwest Portfolio (Loan No. 8)

Pursuant to the Agreement between Residence Inn by Marriott, Inc., CSM Lodging II, LLC (predecessor in interest to the applicable Mortgagor) and Innkeepers RI General, L.P. (predecessor in interest to Granprix Livonia LLC) dated January 8, 1999, and recorded April 28, 1999 with the Wayne County Register of Deeds in Liber 30185, Page 4081.0, as amended by the Amendment of Agreement dated September 21, 1999 between Innkeepers RI General, L.P. and CSM Lodging II, L.L.C. recorded October 8, 1999 with the Wayne County Register of Deeds in Liber 30458, Page 110 (“Agreement”), Innkeepers, or successor in interest, has a right of first offer to purchase Mortgagor’s fee interest in the Mortgaged Property located at 17350 and 17450 Fox Drive (i.e. the Mortgaged Property identified as TownePlace Suites Detroit Livonia). Innkeepers has 30 business days from the date it receives notice of the option to exercise its right of first offer. If Innkeepers, or its successor in interest, does not exercise its right of first offer, Mortgagor may, for a period of 6 months from the expiration of the 30 business day period close on a sale to a third party provided that the purchase price for the Mortgaged Property, exceeds 95% of the purchase price Mortgagor offered to Innkeepers, or its successor in interest.

Pursuant to the Agreement, the right of first offer does not apply to a sale or transfer of the Mortgaged Property by reason of a foreclosure, or a deed-in-lieu or to a subsequent sale or transfer of the Mortgaged Property by the party acquiring title to the Mortgaged Property through such foreclosure sale or deed-in-lieu, provided that the new owner was the holder or beneficiary of the first mortgage or deed of trust that was the subject of the foreclosure or deed-in-lieu and that any subsequent sale or transfer of the Mortgaged Property by a person or entity taking title to the Mortgaged Property from a new owner is subject to the right of first offer. Such right of first offer would, however, apply to subsequent sales of the Mortgaged Property by a third

E-2-5

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

party that acquired title from lender or any other subsequent sale.

(16) Insurance	Marriott Midwest Portfolio (Loan No. 8)	The threshold amount at which Mortgagee is entitled to hold and disburse insurance proceeds with respect to each Mortgaged Property is the greater of 5% of the allocated loan amount of such Mortgaged Property and $425,000.

(16) Insurance	Highridge Crossing (Loan No. 15)

According to the seismic study performed in connection with origination of the Mortgage Loan, a portion of the Mortgaged Property is located within a documented Alquist-Priolo Special Study Zone or at risk of damage due to surface fault rupture. The seismic study states that a “Restricted Use Area” (RUA) has been established and approved by the County of Los Angeles, and that such RUA is reported to be along the northern edge of the Mortgaged Property approximately 50-feet from Smyth Drive curb. The seismic study states that such seismic study did not investigate the location of the fault. The seismic study states that such seismic study included a review of a geotechnical exploration report of the Mortgaged Property performed in 2003 (the “2003 report”), and that the 2003 report indicates that a geological evaluation of the fault location has been performed previously. The seismic study also states that the engineering firm which produced the 2003 report “reviewed a site plan of the proposed condition: the building structures are located outside the RUA.”

In addition, a building located at the south side of the Mortgaged Property is located above a non-active fault line. The seismic study performed in connection with origination of the Mortgage Loan states that it is not uncommon for additional fault traces to reveal themselves should fault slip occur in the near vicinity of the structures. In the event this scenario occurs, the building(s) may not meet the existing setback and buffer requirements that allowed for development. In this scenario reconstruction could be prohibited or require additional fault line investigation and geologic study.

No earthquake insurance was required to be provided with respect to the Mortgaged Property

(24) Local Law Compliance	Marriott Midwest Portfolio (Loan No. 8)	The Mortgaged Property located at 6101, 6121 and 6141 Mercury Drive is deficient by six (6) parking spaces. The Mortgage Loan documents require the Mortgagor, by the date which is one hundred twenty (120) days from the Closing Date or such later date established by lender in its sole discretion, to cause six (6) or more parking spaces to be added at such Mortgaged Property so as to cause such Mortgaged Property to be in compliance with all applicable legal requirements relating to parking and to provide lender with evidence reasonably acceptable to lender of Mortgagor’s compliance with such requirement within such period.

(26) Recourse Obligations	All Principal Commercial Capital Mortgage Loans (Loan Nos. 3, 8, 15, 17)	The related Mortgage Loan documents provide for recourse for non-permitted transfers of interests in the related Mortgagor only if such transfers result in a change of control.

(26) Recourse Obligations	Esplanade I (Loan No. 3)

Recourse to the related guarantors under the non-recourse carveout guaranty and environmental indemnity is limited to certain specified assets of the guarantors, initially consisting of interests in Hamilton Partners Limited Partnership Industrial LP (“HPLP”) (together with replacements made as permitted under such documents, the “Esplanade I Guaranty Assets”, which are also deemed to include all indirect interests of any such guarantor in certain real estate assets of HPLP identified in a schedule to the guaranty (the “HPLP Real Estate Assets”)). The guarantors represented that the values of the initial Esplanade I Guaranty Assets set forth in such schedule (approximately $9.79 million as of December 31, 2015) are the guarantors’ best estimates of the fair market value of such assets as of such date. The guarantors are not required to replace or supplement the Esplanade I Guaranty Assets or HPLP Real Estate Assets if they decline in value, and have the right to sell or otherwise dispose of any such assets and to mortgage such assets.

E-2-6

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(26) Recourse Obligations	Hilton Suites Lexington Green (Loan No. 17)	The Mortgage Loan documents provide that so long as an AIG Entity owns and controls the related Mortgagor, in no event shall the non-recourse carve-out guarantor or environmental indemnitor have any obligation or liability pursuant, under or in connection with the related guaranty or environmental indemnity to the extent the same first arises by reason of any event, thing or matter occurring, or any liability or obligations accruing, after the earliest of (1) the Tender Date, (2) the Repayment Date and (3) the date that title to the Mortgaged Property is sold pursuant to a foreclosure sale or that title to the Mortgaged Property is acquired by lender or its nominee or designee pursuant to a deed-in-lieu of foreclosure. The “Tender Date” is the date upon which (i) lender has received and reasonably approved certain specified items provided by the Mortgagor in connection with the delivery of a special warranty deed or deed in lieu of foreclosure, authorized, executed and acknowledged in proper form for recording in the appropriate real estate records for the conveyance of the Mortgaged Property and in commercially reasonable form acceptable to lender, (ii) the title company is in receipt of all executed documents, required fees and forms from the Mortgagor together with all fees for the issuance of the title policy or as customarily required by the title company and (iii) the title company is unconditionally prepared to issue the title policy in form and substance reasonably acceptable to lender (provided that a title policy that insures title to the Mortgaged Property in the name of lender in an amount equal to the unpaid principal balance of the loan, subject only to permitted encumbrances will be deemed acceptable) and record the deed in the real property records, insuring any gap in the time between the Tender Date and the recording of the deed. The “Repayment Date” is the date that all principal, accrued interest and all other amounts then due under the loan documents and environmental indemnity have been repaid in full, or if sooner, the date there is a collateral release pursuant to the loan agreement. An “AIG Entity” is defined as (i) American International Group, Inc. and successors and assigns of such entity, (ii) any insurance company which at the time it acquires an interest in the Mortgagor is controlled directly or indirectly by an entity included in (i), or any successor or assign of any such insurance company or (iii) any entity controlled directly or indirectly by an entity included in (i) or (ii). In addition, the non-recourse carveout guaranty provides that the maximum aggregate liability of the guarantor under such guaranty is $15,050,000 (the initial principal balance of the Mortgage Loan), exclusive of interest accruing on the principal amount of the note and fees, charges and costs of collection included in the indebtedness, including reasonable attorney fees, to the extent such interest, fees, charges and costs of collection become due from guarantor under such guaranty.

(31) Single Purpose Entity	Highridge Crossing (Loan No. 15)	Executive Center Northridge, LP, the 100% owner of the Mortgagor, previously owned a separate entity, HR Riverview LLC. In 2012 the Mortgagor made a loan to HR Riverview LLC in the amount of $30,000. The property HR Riverview LLC owned was sold in 2012 and the proceeds were used to pay off its liabilities. There were insufficient funds at such time to pay the Mortgagor’s loan to HR Riverview LLC in full; accordingly a balance of $5,680.47 remained outstanding after such repayment. Such remaining balance was repaid at or prior to the origination of the Mortgage Loan.

E-2-7

Starwood Mortgage Funding V LLC

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	600 Independence Parkway (Loan No. 28)	One tenant (Federal Insurance Co. (a/k/a Chubb)) holds a right of first refusal under its lease to purchase the Mortgaged Property if the Mortgagor receives a bona fide written expression of interest from a third party to purchase the Mortgaged Property. The lease provides that if the Mortgagor sells or transfers the Mortgaged Property to a third party (other than the tenant) when at least 8 years remain under its term and when the tenant is leasing the entire Mortgaged Property, the Mortgagor is required to pay the tenant an amount equal to 25% of the net proceeds received at the closing of such sale or transfer, not to exceed $150,000 (or in the case of a sale or transfer to certain parties identified in the lease, 50% of such net proceeds, not to exceed $300,000). The lease provides that the provisions described in this paragraph will not be applicable to a sale resulting from a foreclosure, deed-in-lieu of foreclosure or any other transfer of the Mortgaged Property to a lender providing financing to the Mortgagor on the Mortgaged Property and that no such lender will be bound by such provisions.

(6) Permitted Liens; Title Insurance	McMinnville Town Center (Loan No. 43)	One tenant (McDonald’s Corporation) holds an option to purchase the outparcel it ground leases from the Mortgagor for a sum equal to 110% of the prorated purchase price paid by the Mortgagor to acquire such outparcel. Such purchase option is scheduled to expire on June 10, 2017. In addition, if during the term of the tenant’s lease or any extension thereof the Mortgagor receives or makes an offer for the purchase of the tenant’s leased outparcel (or a portion thereof) or for the transfer of any beneficial interest in any land trust in which all or a portion of the leased outparcel is held, the tenant may exercise a right of first refusal to purchase its leased outparcel (or portion thereof) or such beneficial interest, as applicable, on the same terms as the offer. In the event the tenant exercises any such option, the Mortgagor is required to provide the tenant with a recordable restrictive covenant effective for 20 years from the closing date of the tenant’s purchase incorporating all restrictions contained in the related lease on other property owned, leased or controlled by the Mortgagor or any of its related entities and a recordable easement agreement granting the tenant in perpetuity all easements, licenses, rights to use other property and related provisions benefitting the tenant under the lease.

(24) Local Law Compliance	Kendallwood Shopping Center (Loan No. 32)	According to a zoning consultant’s report, the Mortgaged Property is the subject of one fire code violation (relating to the supervisory switch for elevator control valves not being tied to the building’s fire alarm control panel) and lacks numerous certificates of occupancy. The Mortgagor has covenanted to promptly and diligently work to correct such fire code violation and, upon such correction, to have the City of Farmington Hills, Michigan clear such violation from its records. The Mortgage Loan documents provide for recourse to the Mortgagor and the guarantor for losses arising from the Mortgagor’s failure to comply with such covenant or relating to the failure of any tenant as of the origination date of the Mortgage Loan to have obtained a certificate of occupancy or relating to any fire code violation that exists as of the origination date of the Mortgage Loan. In addition, the Mortgagor has covenanted to use commercially reasonable efforts to cause any applicable tenant to obtain a certificate of occupancy.

(24) Local Law Compliance	Sorrento Mesa Crossroads (Loan No. 38)	The Mortgaged Property’s partial use as a childcare center is legal nonconforming and requires a conditional use permit under existing applicable zoning requirements. The related zoning ordinance provides that resumption of a legal nonconforming use after the discontinuance of such use for a period of two or more consecutive years requires a neighborhood use permit.

(25) Licenses and Permits	Kendallwood Shopping Center (Loan No. 32)	According to a zoning consultant’s report, the Mortgaged Property is the subject of one fire code violation (relating to the supervisory switch for elevator control valves not being tied to the building’s fire alarm control panel) and lacks numerous certificates of occupancy. The Mortgagor has covenanted to promptly and diligently work to correct such fire code violation and, upon such correction, to have the City of Farmington Hills,

E-2-8

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Michigan clear such violation from its records. The Mortgage Loan documents provide for recourse to the Mortgagor and the guarantor for losses arising from the Mortgagor’s failure to comply with such covenant or relating to the failure of any tenant as of the origination date of the Mortgage Loan to have obtained a certificate of occupancy or relating to any fire code violation that exists as of the origination date of the Mortgage Loan. In addition, the Mortgagor has covenanted to use commercially reasonable efforts to cause any applicable tenant to obtain a certificate of occupancy.

(25) Licenses and Permits	Sorrento Mesa Crossroads (Loan No. 38)	The Mortgaged Property’s partial use as a childcare center is legal nonconforming and requires a conditional use permit under existing applicable zoning requirements. The related zoning ordinance provides that resumption of a legal nonconforming use after the discontinuance of such use for a period of two or more consecutive years requires a neighborhood use permit.

(40) Environmental Conditions	Kendallwood Shopping Center (Loan No. 32)	The ESA reported that a concentration of perchloroethylene exceeding the Michigan Department of Environmental Quality’s residential generic cleanup criteria was identified in the Mortgaged Property’s soil by a Phase II environmental site assessment conducted in November 2007 to assess potential contamination from on-site dry-cleaning operations of a prior tenant (operating from as far back as 1964 through 2000 in a building that has since been demolished and replaced) and a current tenant (operating since 2000) and from an adjacent property that had been operated as a gas station since the 1950s. As a result of such contamination, the Mortgaged Property is classified as a “facility” under Michigan law, requiring its owner and/or operator to perform certain “due care” obligations. A due care plan, dated December 6, 2007, was prepared for the Mortgaged Property. The ESA recommended, among other things, (i) the continued compliance with such due care plan, (ii) the epoxy-sealing of the floors within the Mortgaged Property’s dry-cleaning space and the implementation of secondary containment to store a certain perchloroethylene waste drum and (iii) that any potential purchaser, fiduciary or future tenant of the Mortgaged Property’s dry-cleaning space submit a “baseline environmental assessment” to the Michigan Department of Environmental Quality for the purpose of obtaining an exemption from liability pursuant to certain rules and regulations under Michigan law. The Mortgage Loan documents require the Mortgagor (i) to diligently and continually comply with and carry out (or cause to be complied-with and carried-out) the provisions of the due care plan and (ii) by November 2016, to effect the epoxy-sealing and secondary containment referenced in clause (ii) of the immediately preceding sentence. In addition, the Mortgagor obtained an environmental insurance policy for the Mortgagee’s benefit from Steadfast Insurance Company (rated “A1/A+(XV)” by S&P and “AA-” by A.M. Best), a whole owned subsidiary of Zurich Insurance Company. The policy includes a deductible of $50,000, for which the Mortgagor is liable under the Mortgage Loan documents, and a term that extends three years beyond maturity date of the Mortgage Loan.

E-2-9

Barclays Bank PLC

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(16) Insurance	Swedesford Office (Loan No. 5)	Business interruption insurance is required for a period continuing until such income either returns to the same level it was at prior to the loss, or the expiration of 12 months, whichever occurs first. The Mortgage Loan documents require an extended period of indemnity endorsement for such insurance coverage.

(16) Insurance	Bass Pro Shops - Rancho Cucamonga (Loan No. 7)

The Mortgage Loan documents permit insurance through insurance companies having a rating of at least “A” by S&P, or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having ratings of “A” or better by S&P, with no carrier below “BBB’” with S&P.

The Mortgage Loan documents permit “all risk” insurance providing for no deductible in excess of $50,000 for all insurance coverage, except for windstorm and earthquake, which must provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.

The Mortgage Loan documents require general liability insurance in amounts not less than $1,500,000 per occurrence and $1,500,000 in the aggregate.

The Mortgage Loan documents permit the tenant to maintain its own insurance provided such insurance coverage meets the requirements set forth in the Mortgage Loan documents. The Mortgagor is obligated to supply coverage or supplement existing coverage in the event the tenant’s coverage does not meet the requirements set forth in the Mortgage Loan documents.

(16) Insurance	Bass Pro Shops - Rancho Cucamonga (Loan No. 7)	Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed or the expiration of 18 months, whichever occurs first. The Mortgage Loan documents require an extended period of indemnity endorsement which provides that after the physical loss to the Mortgaged Property has been repaired, the continued loss of income will be insured until such income either returns to the sale level it was at prior to the loss, or the expiration of 6 months from the date the Mortgaged Property is repaired and operations are resumed, whichever occurs first.

(16) Insurance	Westgate Shopping Center (Loan No. 25)	Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed or the expiration of 12 months, whichever occurs first, and must contain a 6 month extended period of indemnity endorsement.

(16) Insurance	Northwest Corporate Center (Loan No. 33) Shops at Desert Ridge Corporate Center (Loan No. 39)	Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed or the expiration of 12 months, whichever occurs first.
(26) Recourse Obligations	Bass Pro Shops - Rancho Cucamonga (Loan No. 7)	Guarantor’s liability under the Mortgage Loan shall not exceed the lesser of (1) $5,800,000 and (2) the outstanding principal amount of the Mortgage Loan. Guarantor’s recourse liability is limited to certain bankruptcy events of Mortgagor.

E-2-10

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(31) Single-Purpose Entity	Swedesford Office (Loan No. 5) Bass Pro Shops - Rancho Cucamonga (Loan No. 7) Town Center I (Loan No. 23) Shops at Desert Ridge Corporate Center (Loan No. 39)	The Mortgagor is a recycled Single-Purpose Entity that has never owned other property. There are no exceptions to the standard “backward” representations.
(34) Ground Leases	Shops at Desert Ridge Corporate Center (Loan No. 39)	(b) The Ground Lease does not require lender’s consent with respect to cancellation of the Ground Lease; however, the lender has the right to become the ground lessee under the Ground Lease prior to such cancellation. The Ground Lease is silent regarding whether the Ground Lease may be amended without the lender’s consent. The Mortgage Loan documents require the lender’s consent for such amendment, modification, cancellation or termination. In addition, the Mortgage Loan is full recourse to the guarantor in the event (i) the Ground Lease is terminated, cancelled, modified, changed, supplemented, altered or amended without the consent of the lender and (ii) the Ground Lease is terminated, cancelled, surrendered or amended without the lender’s consent and the ground lessor has not entered into a new ground lease with the lender on substantially similar terms and conditions as the Ground Lease.

(e) The lender or any purchaser at a foreclosure sale may become the owner of the leasehold estate without the ground lessor’s consent, however all subsequent transfers following foreclosure or the initial assignment are subject to the ground lessor’s consent, which consent shall not be unreasonably withheld or delayed.

(l) Following a default by the Mortgagor under the Ground Lease, the lender does not have the right to obtain a new lease with the Ground Lessor. However, the lender does have notice and cure rights as well as the right to an assignment of the Ground Lease upon a rejection of the Ground Lease by the Mortgagor in bankruptcy. The Mortgage Loan is full recourse to the guarantors in the event the Ground Lease is terminated, cancelled, surrendered, or modified without the lender’s consent and the ground lessor has not entered into a new ground lease with the lender on substantially similar terms and conditions as the Ground Lease.

E-2-11

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ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
8/10/2016	$43,461,000.00	6/10/2021	$43,461,000.00
9/10/2016	$43,461,000.00	7/10/2021	$43,460,183.05
10/10/2016	$43,461,000.00	8/10/2021	$42,761,012.17
11/10/2016	$43,461,000.00	9/10/2021	$42,058,912.16
12/10/2016	$43,461,000.00	10/10/2021	$41,287,637.28
1/10/2017	$43,461,000.00	11/10/2021	$40,579,363.55
2/10/2017	$43,461,000.00	12/10/2021	$39,802,088.96
3/10/2017	$43,461,000.00	1/10/2022	$39,087,590.27
4/10/2017	$43,461,000.00	2/10/2022	$38,370,097.91
5/10/2017	$43,461,000.00	3/10/2022	$37,452,394.96
6/10/2017	$43,461,000.00	4/10/2022	$36,728,048.52
7/10/2017	$43,461,000.00	5/10/2022	$35,935,154.20
8/10/2017	$43,461,000.00	6/10/2022	$35,204,449.36
9/10/2017	$43,461,000.00	7/10/2022	$34,405,375.84
10/10/2017	$43,461,000.00	8/10/2022	$33,668,259.81
11/10/2017	$43,461,000.00	9/10/2022	$32,928,054.88
12/10/2017	$43,461,000.00	10/10/2022	$32,119,749.01
1/10/2018	$43,461,000.00	11/10/2022	$31,373,054.01
2/10/2018	$43,461,000.00	12/10/2022	$30,558,440.99
3/10/2018	$43,461,000.00	1/10/2023	$29,805,202.03
4/10/2018	$43,461,000.00	2/10/2023	$29,048,806.28
5/10/2018	$43,461,000.00	3/10/2023	$28,095,816.82
6/10/2018	$43,461,000.00	4/10/2023	$27,332,254.59
7/10/2018	$43,461,000.00	5/10/2023	$26,501,249.70
8/10/2018	$43,461,000.00	6/10/2023	$25,731,003.44
9/10/2018	$43,461,000.00	7/10/2023	$24,893,502.89
10/10/2018	$43,461,000.00	8/10/2023	$24,116,517.10
11/10/2018	$43,461,000.00	9/10/2023	$23,336,274.51
12/10/2018	$43,461,000.00	10/10/2023	$22,489,059.35
1/10/2019	$43,461,000.00	11/10/2023	$21,701,994.21
2/10/2019	$43,461,000.00	12/10/2023	$20,848,148.77
3/10/2019	$43,461,000.00	1/10/2024	$20,054,204.42
4/10/2019	$43,461,000.00	2/10/2024	$19,256,931.84
5/10/2019	$43,461,000.00	3/10/2024	$18,330,016.25
6/10/2019	$43,461,000.00	4/10/2024	$17,525,514.27
7/10/2019	$43,461,000.00	5/10/2024	$16,654,723.40
8/10/2019	$43,461,000.00	6/10/2024	$15,843,197.39
9/10/2019	$43,461,000.00	7/10/2024	$14,965,580.43
10/10/2019	$43,461,000.00	8/10/2024	$14,146,972.04
11/10/2019	$43,461,000.00	9/10/2024	$13,324,931.52
12/10/2019	$43,461,000.00	10/10/2024	$12,437,096.37
1/10/2020	$43,461,000.00	11/10/2024	$11,607,886.13
2/10/2020	$43,461,000.00	12/10/2024	$10,713,083.31
3/10/2020	$43,461,000.00	1/10/2025	$9,876,643.79
4/10/2020	$43,461,000.00	2/10/2025	$9,036,697.03
5/10/2020	$43,461,000.00	3/10/2025	$8,007,924.26
6/10/2020	$43,461,000.00	4/10/2025	$7,160,139.85
7/10/2020	$43,461,000.00	5/10/2025	$6,247,286.29
8/10/2020	$43,461,000.00	6/10/2025	$5,392,118.29
9/10/2020	$43,461,000.00	7/10/2025	$4,472,089.21
10/10/2020	$43,461,000.00	8/10/2025	$3,609,476.27
11/10/2020	$43,461,000.00	9/10/2025	$2,743,245.80
12/10/2020	$43,461,000.00	10/10/2025	$1,812,466.00
1/10/2021	$43,461,000.00	11/10/2025	$938,698.68
2/10/2021	$43,461,000.00	12/10/2025	$594.42
3/10/2021	$43,461,000.00	1/10/2026	$0.00
4/10/2021	$43,461,000.00	and thereafter
5/10/2021	$43,461,000.00

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	15
Risk Factors	61
Description of the Mortgage Pool	151
Transaction Parties	269
Description of the Certificates	327
The Mortgage Loan Purchase Agreements	357
The Pooling and Servicing Agreement	367
Use of Proceeds	472
Yield, Prepayment and Maturity Considerations	472
Material Federal Income Tax Consequences	483
Certain State, Local and Other Tax Considerations	495
ERISA Considerations	495
Legal Investment	503
Certain Legal Aspects of the Mortgage Loans	504
Ratings	526
Plan of Distribution (Underwriter Conflicts of Interest)	529
Incorporation of Certain Information by Reference	531
Where You Can Find More Information	531
Financial Information	531
Legal Matters	531
Index of Certain Defined Terms	532

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$621,096,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2016-P4
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2016-P4

Class A-1	$24,619,000
Class A-2	$65,384,000
Class A-3	$170,000,000
Class A-4	$201,346,000
Class A-AB	$43,461,000
Class X-A	$553,488,000
Class X-B	$34,255,000
Class A-S	$48,678,000
Class B	$34,255,000
Class C	$33,353,000

PROSPECTUS

Co-Lead Managers and Joint Bookrunners

Citigroup

Barclays

Co-Manager

Drexel Hamilton

July      , 2016